As filed with the United States Securities and Exchange Commission on July 16, 2021

Registration No: 333-256121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOARING EAGLE ACQUISITION CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

955 Fifth Avenue

New York, NY 10075

Telephone: (310) 209-7280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eli Baker

President and Chief Financial Officer

Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

Telephone: (310) 209-7280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Jonathan P. Rochwarger White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200	Rachel W. Sheridan Shagufa R. Hossain Emily E. Taylor Latham & Watkins LLP 555 Eleventh Street NW Suite 1000 Washington, D.C. 20004 (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the merger agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer

☒	Non-accelerated filer	☐	Smaller reporting company

		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share(2)(3)	172,500,000	$9.90(4)	$1,707,750,000(4)	$186,316(5)
Redeemable warrants(2)(6)	34,500,000	$1.88(7)	$64,860,000(7)	$7,076(5)
Class A common stock, par value $0.0001 per share(2)(8)	43,125,000	$9.90(4)	$426,937,500(9)	$46,579(5)
Class A common stock, par value $0.0001 per share(2)(10)	1,059,540,417	$9.90(4)	$10,489,450,128(11)	$1,144,399(5)
Class B common stock, par value $0.0001 per share(2)(12)	620,154,976	$9.90(4)	$6,139,534,262(13)	$669,823(5)
Total			$18,828,531,891	$2,054,193(14)

(1)

Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (“SRNG”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SRNG’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As used herein, “New SRNG” refers to SRNG after the Domestication. All securities being registered will be issued by New SRNG, the continuing entity following the Domestication, or New Ginkgo, the continuing entity following the business combination described in this proxy statement/prospectus, which will thereafter be renamed “Ginkgo Bioworks Holdings, Inc.”, as further described in the proxy statement/prospectus. As used herein, “New Ginkgo” refers to SRNG after the consummation of the business combination described in this proxy statement/prospectus.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of New SRNG being registered represents the number of Class A ordinary shares of SRNG (“SRNG Class A ordinary shares”) that were registered pursuant to the Registration Statement on Form S-1 (333-251661) (the “IPO Registration Statement”) and offered by SRNG in its initial public offering. The SRNG public shares automatically will be converted by operation of law into shares of Class A common stock, par value $0.0001 per share, of New Ginkgo (“New SRNG Class A common stock” or “New Ginkgo Class A common stock”) in the Domestication.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of the SRNG Class A ordinary shares on the Nasdaq Capital Market (“Nasdaq”) on May 11, 2021 ($9.90 per SRNG Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(6)

The number of redeemable warrants to acquire shares of New SRNG Class A common stock being registered represents the number of redeemable warrants to acquire SRNG Class A ordinary shares that were registered pursuant to the IPO Registration Statement referenced in note (3) above and offered by SRNG in its initial public offering (“SRNG public warrants”). The SRNG public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of New SRNG Class A common stock in the Domestication (“New SRNG public warrants”).

(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of SRNG public warrants on Nasdaq on May 11, 2021 ($1.88 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)

The number of shares of common stock of New SRNG being registered represents the number of Class B ordinary shares of SRNG (“SRNG Class B ordinary shares”) outstanding immediately prior to the Domestication. All SRNG Class B ordinary shares will be converted into SRNG Class A ordinary shares immediately prior to the Domestication and automatically will be converted by operation of law into shares of New SRNG Class A common stock in the Domestication.

(9)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 43,125,000 SRNG Class B ordinary shares and (ii) $9.90, the average of the high and low trading prices of SRNG Class A ordinary shares on May 11, 2021 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, SRNG Class B ordinary shares are treated as having the same value as SRNG Class A ordinary shares, as each SRNG Class B ordinary share is convertible into one SRNG Class A ordinary share in connection with the Domestication.

(10)

Based on the maximum number of shares of New Ginkgo Class A common stock estimated to be issued in connection with the business combination described in the proxy statement/prospectus. Such maximum number of shares of New Ginkgo Class A common stock is based on the sum of: (a) 1,037,773,870 shares of New Ginkgo Class A common stock to be issued in connection with the merger described in the proxy statement/prospectus, (b) 201,828 shares of New Ginkgo Class A common stock to be reserved for issuance upon the exercise of options to purchase New Ginkgo Class A common stock, which are currently options of Ginkgo Bioworks, Inc. (“Ginkgo”), (c) 19,965,299 of New Ginkgo Class A common stock reserved for issuance upon the settlement of New Ginkgo restricted stock units (“RSUs”), which are currently RSUs of Ginkgo, and (d) 1,599,420 shares of New Ginkgo Class A common stock to be reserved for issuance upon the exercise of warrants held by certain investors in Ginkgo to purchase New Ginkgo Class A common stock, which are currently warrants to purchase preferred stock of Ginkgo.

(11)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 1,059,540,417 shares of New Ginkgo Class A common stock and (ii) $9.90, the average of the high and low trading prices of SRNG Class A ordinary shares on May 11, 2021 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, shares of New

Ginkgo Class A common stock are treated as having the same value as SRNG Class A ordinary shares, as each SRNG Class A ordinary share will become a share of New SRNG Class A common stock in the Domestication.
(12)

Based on the maximum number of shares of Class B common stock, par value $0.0001 per share, of New Ginkgo (“New Ginkgo Class B common stock”) estimated to be issued in connection with the business combination described in the proxy statement/prospectus. Such maximum number of shares of New Ginkgo Class B common stock is based on the sum of: (a) 505,832,752 shares of New Ginkgo Class B common stock to be issued in connection with the merger described in the proxy statement/prospectus, (b) 32,331,438 shares of New Ginkgo Class B common stock to be reserved for issuance upon the exercise of options to purchase New Ginkgo Class B common stock, which are currently options of Ginkgo, and (c) 81,990,786 of New Ginkgo Class A common stock reserved for issuance upon the settlement of New Ginkgo RSUs, which are currently RSUs of Ginkgo.

(13)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 620,154,976 shares of New Ginkgo Class B common stock and (ii) $9.90, the average of the high and low trading prices of SRNG Class A ordinary shares on May 11, 2021 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, shares of New Ginkgo Class B common stock are treated as having the same value as shares of New Ginkgo Class A common stock because each share of New Ginkgo Class B common stock is convertible into shares of New Ginkgo Class A common stock under certain circumstances that are more fully described in this proxy statement/prospectus and, as discussed in note (11) above, the average of the high and low trading prices of SRNG Class A ordinary shares on May 11, 2021 is used as a proxy for the price of the New Ginkgo Class A common stock.

(14)	A filing fee of $2,054,193 has been previously paid.
*

Prior to the consummation of the business combination described in the proxy statement/prospectus, SRNG intends to effect the Domestication, consisting of a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SRNG’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by New SRNG, the continuing entity following the Domestication, or New Ginkgo, the continuing entity following the business combination described in this proxy statement/prospectus, which will thereafter be renamed “Ginkgo Bioworks Holdings, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION DATED JULY 16, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

SOARING EAGLE ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

1,275,165,417 SHARES OF CLASS A COMMON STOCK, 620,154,976 SHARES OF CLASS B COMMON STOCK, 34,500,000 REDEEMABLE WARRANTS AND

34,500,000 SHARES OF CLASS A COMMON STOCK UNDERLYING REDEEMABLE WARRANTS

OF

SOARING EAGLE ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH

WILL BE RENAMED “GINKGO BIOWORKS HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

On May 7, 2021, the board of directors of Soaring Eagle Acquisition Corp. (the “SRNG Board”), a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (“SRNG,” “we,” “us” or “our”), approved an agreement and plan of merger, dated May 11, 2021, by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Ginkgo”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is approved and adopted by SRNG’s shareholders and the closing conditions contemplated by the Merger Agreement are satisfied, SRNG intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which SRNG’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” As used herein, “New SRNG” refers to SRNG after the Domestication and “New Ginkgo” refers to SRNG after the consummation of the Business Combination.

Under the Merger Agreement, SRNG has agreed to acquire all of the outstanding equity interests of Ginkgo for approximately $15 billion in aggregate consideration in the form of common stock of New Ginkgo (“New Ginkgo common stock”) valued at $10 per share (the “Base Equity Consideration”), plus approximately 180 million earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the closing of the Business Combination (the “Earn-out Consideration”). Ginkgo stockholders will receive consideration in the form of shares of Class A common stock of New Ginkgo (“New Ginkgo Class A common stock”) and/or Class B common stock of New Ginkgo (“New Ginkgo Class B common stock”), as determined in accordance with the Merger Agreement.

The Base Equity Consideration will be allocated among Ginkgo equity holders as follows: (i) each stockholder of Ginkgo holding shares of Class A common stock of Ginkgo (“Ginkgo Class A common stock”) immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class A common stock it holds, a number of shares of New Ginkgo Class A common stock equal to the Base Equity Value Exchange Ratio (as hereinafter defined), (ii) each stockholder of Ginkgo holding shares of Class B common stock of Ginkgo (“Ginkgo Class B common stock” and, together with the Ginkgo Class A common stock, “Ginkgo common stock”) immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class B common stock it holds, a number of shares of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio, (iii) each option exercisable for Ginkgo common stock (each, a “Ginkgo option”) that is outstanding immediately prior to the effective time of the Business Combination, will be assumed and converted into a newly issued option exercisable for New

Ginkgo common stock (each, a “New Ginkgo option”) having the same terms and conditions as applied to the original Ginkgo option, with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof, (iv) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive a number of shares of restricted common stock of New Ginkgo (each, a “New Ginkgo restricted stock award”) equal to the Base Equity Value Exchange Ratio on the same terms and conditions as applied to the original Ginkgo restricted stock award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock award relates, (v) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock unit award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive restricted stock units based on New Ginkgo common stock (each, a “New Ginkgo restricted stock unit award”) on the same terms and conditions as applied to the original Ginkgo restricted stock unit award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock unit relates, and (vi) each warrant to purchase shares of Ginkgo capital stock (each, a “Ginkgo warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination and that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for shares of New Ginkgo Class A common stock (each, a “New Ginkgo assumed warrant”) having the same terms and conditions as applied to the original Ginkgo warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

In addition, the Merger Agreement contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive (or, in the case of the holders of Ginkgo options, Ginkgo restricted stock units, Ginkgo restricted stock unit awards and Ginkgo warrants, to receive New Ginkgo options, New Ginkgo restricted stock units, New Ginkgo restricted stock unit awards or New Ginkgo assumed warrants exercisable for, or based upon) a proportional amount of the Earn-out Consideration, which is divided into four equal tranches subject to vesting during the five years after the closing date of the Business Combination (the “Earn-out Period”) based on the conditions below:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Additionally, the vesting of the Earn-out Consideration will be subject to acceleration in the event of certain transactions resulting in a change of control of New Ginkgo or the acquisition by a third party of assets of New Ginkgo representing at least 50% of New Ginkgo’s assets (by value) on a consolidated basis or generating at least 50% of New Ginkgo’s revenues on a consolidated basis, to the extent that the per-share value of the consideration received by New Ginkgo’s stockholders in such transaction or acquisition is greater than or equal to the earn-out targets described above.

To the extent that the earn-out targets described above are not achieved during the Earn-out Period, the portion of the Earn-out Consideration that remains subject to vesting and forfeiture at the end of the Earn-out Period will be forfeited to New Ginkgo for no consideration and cancelled.

Shares of New Ginkgo Class B common stock will have the same economic terms as shares of New Ginkgo Class A common stock, except that shares of New Ginkgo Class A common stock will have one vote per share and shares of New Ginkgo Class B common stock will have 10 votes per share, and the holders of New Ginkgo Class B common stock, as a class, will have the right, for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, to elect 25% of the directors constituting New Ginkgo’s board of directors. Assuming no redemptions, Ginkgo stockholders holding New Ginkgo Class B common stock will hold approximately 31% of the common stock of New Ginkgo following the consummation of the Business Combination. Generally, each share of New Ginkgo Class B common stock will convert into one share of New Ginkgo Class A common stock (i) at the election of the holder or (ii) subject to the Stock Policies (as defined in the proposed certificate of incorporation of SRNG, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), upon the holder ceasing to be an Eligible Holder (as defined in the Proposed Charter) for any reason (including by virtue of such holder ceasing to serve as a director or employee of New Ginkgo or by virtue of the transfer (subject to limited exceptions set forth in the Proposed Charter) of such share of New Ginkgo Class B common stock to a person other than an Eligible Holder) unless, in each case, a majority of the independent directors of New Ginkgo determine that such transfer or event will not result in such automatic conversion.

In connection with the entry into the Merger Agreement, Eagle Equity Partners III, LLC, a Delaware limited liability company (our “Sponsor”), agreed to forfeit 10% of its private placement warrants and to subject a portion of its promote shares, calculated based on a formula as further described in this proxy statement/prospectus, to vesting and forfeiture conditions identical to those applicable to the Earn-out Consideration. Additionally, in the event that our shareholders’ redemptions in connection with our extraordinary general meeting exceed $387.5 million in the aggregate, our Sponsor has agreed to forfeit a portion of its promote shares, calculated based on a formula as further described in this proxy statement/prospectus.

The total number of shares of New Ginkgo Class A common stock expected to be issued at the closing of the Business Combination (the “Closing”) is approximately 1,226,255,905, assuming no redemptions. The total number of shares of New Ginkgo Class B common stock expected to be issued at the Closing is approximately 554,024,323. Holders of shares of Ginkgo capital stock will hold, in the aggregate, between approximately 84.2% and approximately 91.8% of the issued and outstanding shares of New Ginkgo common stock immediately following the Closing.

SRNG’s units, Class A ordinary shares and public warrants are publicly traded on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “SRNG” and “SRNGW,” respectively. SRNG intends to list the New Ginkgo Class A common stock and public warrants on the New York Stock Exchange under the symbols “DNA” and “DNA.WS”, respectively, upon the Closing. New Ginkgo will not have units traded following the Closing.

SRNG will hold an extraordinary general meeting of stockholders (the “Special Meeting”) to consider and vote upon matters relating to the Business Combination. SRNG cannot complete the Business Combination unless SRNG’s shareholders consent to the Merger Agreement and the transactions contemplated thereby. SRNG is sending you this proxy statement/prospectus to ask you to vote in favor of the Merger Agreement and the other matters described in this proxy statement/prospectus.

Unless adjourned, the Special Meeting will be held at         , Eastern time, on                 , 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of SRNG, the physical location of the Special Meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://                                 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Special Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. It also contains or references information about SRNG and New Ginkgo and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 43 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SRNG.info@investor.morrowsodali.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://                                .

Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                         , 2021, and is first being mailed to shareholders of SRNG on or about                         , 2021.

SOARING EAGLE ACQUISITION CORP.

955 Fifth Avenue

New York, New York 10075

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                 , 2021

TO THE SHAREHOLDERS OF SOARING EAGLE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Soaring Eagle Acquisition Corp., a Cayman Islands exempted company (“SRNG,” “we,” “us” or “our”), will be held at                         , New York City time, on                 , 2021 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at                                 . You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt, by way of ordinary resolution, the agreement and plan of merger, dated as of May 11, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SRNG, SEAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. a Delaware corporation (“Ginkgo”), pursuant to which, among other things, SRNG will be domesticated as a Delaware corporation and, promptly thereafter, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve, by way of special resolution in accordance with Article 49 of SRNG’s amended and restated articles of association, assuming the Business Combination Proposal is approved and adopted, the transfer of SRNG by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to such proposal as the “Domestication Proposal”);

(c)

Proposal No. 3—The Governing Documents Proposal—to consider and vote upon a proposal to approve and adopt, by way of special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed certificate of incorporation of SRNG (the “Proposed Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, and the proposed bylaws of SRNG (the “Proposed Bylaws”), a copy of which is attached to this proxy statement/prospectus as Annex C, which together will replace SRNG’s amended and restated memorandum and articles of association, dated October 22, 2020 (the “Current Charter”), and will become effective upon the completion of the Domestication in connection with the closing of the Business Combination (the “Closing”) (we refer to such proposal as the “Governing Documents Proposal”);

(d)

Proposal No. 4—The Advisory Governing Documents Proposals—to consider and vote upon separate proposals to approve by way of a special resolution, on a non-binding advisory basis, the following material differences between the Proposed Charter and Proposed Bylaws and the Current Charter, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (we refer to such proposals as the “Advisory Governing Documents Proposals”);

(i)

Advisory Governing Documents Proposal A—Under the Proposed Charter, New Ginkgo will be authorized to issue 16,000,000,000 shares of capital stock, consisting of (i) 15,800,000,000 shares of common stock, including 10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share (“New Ginkgo Class A common stock”), 4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share (“New Ginkgo Class B common stock”), and 800,000,000 shares of New Ginkgo Class C common stock, par value $0.0001 per share (“New

Ginkgo Class C common stock”), and (ii) 200,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter which authorizes SRNG to issue 481,000,000 capital shares, consisting of (i) 480,000,000 ordinary shares, including 400,000,000 SRNG Class A ordinary shares, par value $0.0001 per share, and 80,000,000 SRNG Class B ordinary shares, par value $0.0001 per share, and (ii) 1,000,000 preference shares, par value $0.0001 per share;

(ii)

Advisory Governing Documents Proposal B—Holders of shares of New Ginkgo Class A common stock will be entitled to cast one vote per share of New Ginkgo Class A common stock on each matter properly submitted to New Ginkgo’s stockholders entitled to vote, holders of shares of New Ginkgo Class B common stock will be entitled to cast 10 votes per share of New Ginkgo Class B common stock on each matter properly submitted to New Ginkgo’s stockholders entitled to vote and holders of shares of New Ginkgo Class C common stock will not be entitled to vote, except as otherwise expressly provided in the Proposed Charter or required by applicable law, as opposed to each SRNG Class A ordinary share and SRNG Class B ordinary share being entitled to one vote per share on each matter properly submitted to SRNG’s shareholders entitled to vote;

(iii)

Advisory Governing Documents Proposal C—The number of directors constituting the New Ginkgo board of directors (the “New Ginkgo Board”) shall be fixed from time to time solely by resolution of the New Ginkgo Board and the holders of shares of New Ginkgo Class B common stock shall be entitled to nominate and elect one-quarter of the total number of directors of New Ginkgo (the “Class B Directors”) for so long as the outstanding number of shares of Class B common stock continue to represent at least 2% of the outstanding shares of New Ginkgo’s common stock, and the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock voting together as a single class shall be entitled to elect the directors of New Ginkgo other than the Class B Directors (the “Common Directors”), as opposed to the appointment of any person to the SRNG Board by ordinary resolution of the holders of SRNG Class B ordinary shares;

(iv)

Advisory Governing Documents Proposal D—(i) The number of authorized shares of New Ginkgo Class A common stock, New Ginkgo Class B common stock and New Ginkgo Class C common stock may be increased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), (ii) the number of authorized shares of New Ginkgo Class A common stock, New Ginkgo Class C common stock or New Ginkgo preferred stock may be decreased (but not below the number of shares thereof then outstanding or, in the case of the New Ginkgo Class A common stock, the number of shares of New Ginkgo Class A common stock reserved for issuance upon the conversion of shares of New Ginkgo Class B common stock) by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and (iii) the number of authorized shares of New Ginkgo Class B common stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock, as opposed to SRNG requiring an increase in share capital by ordinary resolution; and

(v)

Advisory Governing Documents Proposal E—Authorization of all other changes in the Proposed Charter and the Proposed Bylaws, including (1) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation, in each case unless New Ginkgo expressly consents in writing to the selection of an alternative forum, (2) electing not to be governed by Section 203 of the DGCL and (3) removing certain provisions related to SRNG’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

(vi)

Advisory Governing Documents Proposal F—Authorization of an amendment to the Proposed Charter in order to change the corporate name of “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.” in connection with the consummation of the Business Combination.

(e)

Proposal No. 5—The Director Election Proposal—to consider and vote upon a proposal to approve, by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal are approved and adopted, to elect seven directors to serve on the New Ginkgo Board; provided that as long as the outstanding number of shares of New Ginkgo Class B common stock continue to represent at least 2% of the outstanding shares of New Ginkgo’s common stock, the holders of shares of New Ginkgo Class B common stock shall be entitled to nominate and elect the Class B Directors and the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock voting together as a single class shall be entitled to elect the Common Directors, each to serve for a term expiring at the 2022 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement, or removal (we refer to such proposal as the “Director Election Proposal”);

(f)

Proposal No. 6—The Stock Issuance Proposal—to consider and vote upon a proposal to approve, by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Director Election Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New Ginkgo Class A common stock pursuant to the terms of the Merger Agreement and (y) shares of New SRNG Class A common stock to certain accredited investors, including an affiliate of the Sponsor (the “PIPE Investors”) in connection with the Private Placement (as defined herein), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to such proposal as the “Stock Issuance Proposal”);

(g)

Proposal No. 7—The Incentive Plan Proposal—to consider and vote upon a proposal to approve by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal and the Stock Issuance Proposal are approved and adopted, the Ginkgo Bioworks Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the 2021 Plan (we refer to such proposal as the “Incentive Plan Proposal”);

(h)

Proposal No. 8—The ESPP Proposal—to consider and vote upon a proposal to approve by way of ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the Ginkgo Bioworks Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”); and

(i)

Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (together the “condition precedent proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to such proposal as the “Adjournment Proposal”).

Only holders of record of SRNG Class A ordinary shares and SRNG Class B ordinary shares (collectively, “SRNG ordinary shares”) at the close of business on                     , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting (and only such holders of SRNG Class B ordinary shares are entitled to vote on the Domestication Proposal).

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, SRNG’s board of directors (the “SRNG Board”) has determined that each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of SRNG and its shareholders and unanimously recommends that you, and in the case of the Domestication Proposal, the holders of SRNG Class B ordinary shares, vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of SRNG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The approval of each condition precedent proposal is conditioned on the approval of all of the other condition precedent proposals. If our shareholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.

In connection with our initial public offering, Eagle Equity Partners III, LLC, a Delaware limited liability company (our “Sponsor”), and our officers and directors at the time of our initial public offering entered into a letter agreement (the “SRNG Letter Agreement”) to vote their SRNG Class B ordinary shares purchased prior to our initial public offering (the “founder shares”), as well as SRNG Class A ordinary shares sold as part of the units by us in our initial public offering (the “public shares”) purchased by them during or after our initial public offering, in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns approximately 20% of our total outstanding shares.

Pursuant to the Current Charter, a holder of public shares (a “public shareholder”) may request that SRNG redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public shareholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                 , New York City time, on                 , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, SRNG’s transfer agent (the “transfer agent”), that SRNG redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If the Business Combination is consummated and a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of July 15, 2021, this would have amounted to approximately $10.00 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that SRNG instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting—Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Subject to approval by SRNG shareholders of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Advisory Governing Documents Proposals, at the Closing, we will adopt a multi-class stock structure, comprised of New Ginkgo Class A common stock, which will carry one vote per share, New Ginkgo Class B common stock, which will carry 10 votes per share, and New Ginkgo Class C common stock, which will carry no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law). The New Ginkgo Class B common stock will have the same economic terms as the New Ginkgo Class A common stock. Upon the Closing, all stockholders of New Ginkgo will hold only shares of New Ginkgo Class A common stock, except for the employees and directors of New Ginkgo, who will hold shares of New Ginkgo Class B common stock. Immediately following the Closing, including by virtue of holdings of New Ginkgo Class B common stock, the employees and directors of New Ginkgo are currently expected to hold in the aggregate (assuming no redemptions) approximately 82% of the voting power of the issued and outstanding capital stock of New Ginkgo. See “Risk Factors—Risks Related to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

Furthermore, SRNG entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the Closing an aggregate of 77,500,000 shares of New SRNG Class A common stock at a purchase price of $10.00 per share (including 7,500,000 shares of New SRNG Class A common stock to an affiliate of the Sponsor).

All SRNG shareholders are cordially invited to attend the Special Meeting which will be held in person at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020 and in virtual format. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding SRNG ordinary shares, you may also cast your vote at the Special Meeting electronically by visiting                     . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Governing Documents Proposal requires the affirmative vote of holders of a majority of at least two-thirds of the SRNG Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your SRNG shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SRNG.info@investor.morrowsodali.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at                 .

Thank you for your participation. We look forward to your continued support.

                    , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SRNG CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SRNG CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SRNG CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH, EVEN IF THEIR HOLDERS HAVE PROPERLY EXERCISED REDEMPTION RIGHTS WITH RESPECT TO SUCH PUBLIC SHARES. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING—REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by SRNG, constitutes a prospectus of SRNG under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New Ginkgo common stock to be issued to Ginkgo’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of SRNG under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to SRNG shareholders nor the issuance by New Ginkgo of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding SRNG has been provided by SRNG and information contained in this proxy statement/prospectus regarding Ginkgo has been provided by Ginkgo.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which Ginkgo conducts its business. Ginkgo operates in an industry in which it is difficult to obtain precise industry and market information. Ginkgo has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable.

i

v

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SRNG from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, New York 10075

Telephone: (310) 209-7280

Attention: Secretary

or

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: SRNG.info@investor.morrowsodali.com

To obtain timely delivery, SRNG shareholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “SRNG” refer to Soaring Eagle Acquisition Corp., the term “New SRNG” refers to Soaring Eagle Acquisition Corp. following the Domestication and the terms “New Ginkgo,” “combined company” and “post-combination company” refer to Ginkgo Bioworks Holdings, Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“Business Combination” means the Domestication together with the Merger.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cayman Constitutional Documents” means SRNG’s first amended and restated memorandum and articles of association.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“Founder” means any of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas F. Knight, Jr.

“Founder Holder” means any Founder or any legal entity or trust through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any Founder exercises exclusive voting control with respect to the shares of capital stock of New Ginkgo owned by such legal entity or trust.

“founder shares” means the SRNG Class B ordinary shares sold prior to SRNG’s initial public offering.

“GAAP” means United States generally accepted accounting principles.

“GDPR” mean the European Union’s General Data Protection Regulation.

“Ginkgo” means Ginkgo Bioworks, Inc., a Delaware corporation.

“Ginkgo capital stock” means the Ginkgo Class A common stock, the Ginkgo Class B common stock and each other class or series of capital stock of Ginkgo (including preferred stock).

“Ginkgo Class A common stock” means the Class A common stock, par value $0.0001 per share, of Ginkgo.

“Ginkgo Class B common stock” means the Class B common stock, par value $0.0001 per share, of Ginkgo.

“Ginkgo option” means each option to purchase shares of Ginkgo common stock.

“Ginkgo stockholder” means each holder of Ginkgo capital stock.

“Ginkgo warrant” means each warrant to purchase shares of Ginkgo capital stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“initial shareholders” means the holders of our founder shares.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means SRNG’s initial public offering, consummated on February 26, 2021, through the sale of 22,500,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of May 11, 2021, by and among SRNG, Merger Sub and Ginkgo.

“Merger Sub” means SEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of SRNG.

“Minimum Proceeds Condition” means the condition to Closing in favor of Ginkgo set forth in Section 10.3(d) of the Merger Agreement, which requires SRNG to have at the Closing at least $1,250,000,000 of available cash, consisting of cash held in the Trust Account after giving effect to the Shareholder Redemption (as defined herein), and cash received in the Private Placement and in certain other investments, if any, arranged by SRNG in accordance with the Merger Agreement and the Sponsor Support Agreement.

“Morrow” means Morrow Sodali, proxy solicitor to SRNG.

“Nasdaq” means the Nasdaq Capital Market.

“New Ginkgo” means Ginkgo Bioworks Holdings, Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Soaring Eagle Acquisition Corp. (“SRNG” herein)).

“New Ginkgo Board” means the board of directors of New Ginkgo.

“New Ginkgo Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class B common stock, however they are only entitled to one vote per share.

“New Ginkgo Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class A common stock, however they are entitled to 10 votes per share and the holders of New Ginkgo Class B common stock, as a class, will have the right, for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, to elect 25% of the directors constituting the New Ginkgo Board.

“New Ginkgo Class C common stock” means the shares of Class C common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class A common stock, but which will carry no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law).

“New Ginkgo common stock” means, collectively, the New Ginkgo Class A common stock, the New Ginkgo Class B common stock and the New Ginkgo Class C common stock.

“New Ginkgo Management” means the management of New Ginkgo following the consummation of the Business Combination.

“New SRNG” means Soaring Eagle Acquisition Corp., a Delaware corporation, following the Domestication.

“Non-Redemption Agreements” means certain non-redemption agreements with certain holders of SRNG’s Class A ordinary shares, pursuant to which such holders agree not to exercise their redemption rights in connection with the Business Combination.

“NYSE” means the New York Stock Exchange.

“PIPE Investors” means certain institutional investors, including affiliates of the Sponsor, who are party to the Subscription Agreements.

“Private Placement” means the issuance of an aggregate of 77,500,000 shares of New SRNG Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“Private placement warrants” means the 19,250,000 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one SRNG Class A ordinary share. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration.

“Proposed Governing Documents” means the proposed certificate of incorporation and bylaws to be adopted by SRNG pursuant to the Governing Documents Proposal and the Advisory Governing Documents Proposals immediately prior to the Closing (and which at and after the Closing will operate as the certificate of incorporation and bylaws of New Ginkgo), a copy of each of which is attached as Annex B and Annex C to this proxy statement/prospectus.

“Public shares” means SRNG Class A ordinary shares included in the units issued in the IPO.

“Public shareholders” means holders of public shares.

“Public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for SRNG Class A ordinary share, in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 11, 2021 and effective at (but subject to) the Closing, by and among Ginkgo, SRNG, certain Ginkgo stockholders and certain SRNG shareholders.

“Sponsor” means Eagle Equity Partners III, LLC, a Delaware limited liability company.

“Sponsor Shares” means the aggregate of 43,125,000 SRNG Class B ordinary shares held by the Sponsor.

“SRNG” means Soaring Eagle Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication as a corporation in the state of Delaware.

“SRNG Board” means the board of directors of SRNG.

“SRNG Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of SRNG.

“SRNG Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of SRNG.

“SRNG ordinary shares” means, collectively, the SRNG Class A ordinary shares and SRNG Class B ordinary shares.

“SRNG warrants” are to the public warrants and the private placement warrants.

“Subscription Agreements” means the subscription agreements, each dated as of May 11, 2021, between SRNG and the PIPE Investors, pursuant to which SRNG has agreed to issue an aggregate of 77,500,000 shares of New SRNG Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of SRNG that holds the proceeds from SRNG’s IPO and the private placement of the private placement warrants.

“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of February 23, 2021, between SRNG and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of SRNG, each consisting of one SRNG Class A ordinary share and one-fifth of one public warrant of SRNG.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SRNG, Ginkgo and New Ginkgo. These statements are based on the beliefs and assumptions of the management of SRNG and Ginkgo. Although SRNG and Ginkgo believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SRNG nor Ginkgo can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, Ginkgo’s management. Ernst & Young, Ginkgo’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young report included in this proxy statement/prospectus relates to historical financial information of Ginkgo. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•	the ability of SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination, to:

•

meet the Closing conditions to the Business Combination, including approval by shareholders of SRNG and the availability of at least $1.25 billion of cash from the proceeds received from PIPE Investors and in SRNG’s Trust Account, after giving effect to redemptions of public shares, if any,

•	realize the benefits expected from the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to obtain and/or maintain the listing of New Ginkgo Class A common stock on the NYSE following the Business Combination;

•	New Ginkgo’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	New Ginkgo’s ability to retain or recruit, or adapt to changes required in, its founders, senior executives, key personnel or directors following the Business Combination;

•	factors relating to the business, operations and financial performance of Ginkgo, including:

•	New Ginkgo’s ability to effectively manage its growth;

•	New Ginkgo’s exposure to the volatility and liquidity risks inherent in holding equity interests in certain of its customers;

•

rapidly changing technology and extensive competition in the synthetic biology industry that could make the products and processes New Ginkgo is developing obsolete or non-competitive unless it continues to collaborate on the development of new and improved products and processes and pursue new market opportunities;

•	New Ginkgo’s reliance on its customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that New Ginkgo develops;

•	New Ginkgo’s ability to comply with laws and regulations applicable to its business; and

•	market conditions and global and economic factors beyond New Ginkgo’s control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•	litigation and the ability to adequately protect New Ginkgo’s intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SRNG or Ginkgo assess the impact of all such risk factors on the business of SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to SRNG or Ginkgo or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. SRNG urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

SRNG is proposing to consummate the Business Combination with Ginkgo. SRNG, Merger Sub and Ginkgo have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. SRNG urges its shareholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the SRNG shareholders in accordance with Cayman Islands law and SRNG’s Current Charter. SRNG is holding a Special Meeting to obtain that approval. SRNG shareholders will also be asked to vote on certain other matters related to the Business Combination, which are described in this proxy statement/prospectus, at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the other proposals described in this proxy statement/prospectus and thereby approve the Business Combination.

THE VOTE OF SRNG SHAREHOLDERS IS IMPORTANT. SRNG SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	Why is SRNG proposing the Business Combination?

A:

SRNG was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Ginkgo and the industry in which it operates, including the financial and other information provided by Ginkgo in the course of SRNG’s due diligence investigations, the SRNG Board believes that the Business Combination with Ginkgo is in the best interests of SRNG and its shareholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this.

Although the SRNG Board believes that the Business Combination with Ginkgo presents a unique business combination opportunity and is in the best interests of SRNG and its shareholders, the SRNG Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal—SRNG Board Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the SRNG Board in making its decision.

Q:	When and where will the Special Meeting take place?

A:	The SRNG Special Meeting will be held on , 2021 at , New York City time, at the office of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at .

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the SRNG Board determined that the Special Meeting will also be a virtual meeting conducted exclusively via live webcast. The SRNG Board believes that this is the right choice for SRNG and its shareholders at this time, as it permits shareholders to attend and participate in the extraordinary general meeting while safeguarding the health and safety of SRNG’s shareholders, directors and management team. You will be able to attend the extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting                 . To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at                 , New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures.

Q:	What matters will be considered at the Special Meeting?

A:	The SRNG shareholders will be asked to consider and vote on the following proposals:

•	a proposal to approve and adopt the Merger Agreement and approve the Business Combination (the “Business Combination Proposal”);

•

a proposal for the holders of SRNG Class B ordinary shares to approve, assuming the Business Combination Proposal is approved and adopted, the transfer of SRNG by way of continuation to Delaware and, immediately upon being de-registered in the Cayman Islands, continuing and domesticating as a corporation incorporated under the laws of the state of Delaware (the “Domestication Proposal”);

•

a proposal to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the Proposed Charter and the Proposed Bylaws, which together will replace SRNG’s Current Charter and will be in effect upon the Closing (the “Governing Documents Proposal”);

•

a proposal to approve, on a non-advisory basis and as required by applicable SEC guidance, certain material differences between the Proposed Charter and Proposed Bylaws and the Current Charter (the “Advisory Governing Documents Proposals”);

•

a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal are approved and adopted, the election of seven directors to the New Ginkgo Board (the “Director Election Proposal”);

•

to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Director Election Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New Ginkgo Class A common stock pursuant to the terms of the Merger Agreement (y) shares of New SRNG Class A common stock to the PIPE Investors in connection with the Private Placement, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (the “Stock Issuance Proposal”);

•

to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, and the Stock Issuance Proposal are approved and adopted, the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan (the “Incentive Plan Proposal”);

•

to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the ESPP, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”); and

•

to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Q:	Is my vote important?

A:

Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the SRNG shareholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only SRNG shareholders as of the close of business on                     , 2021 the record date for the Special Meeting, are entitled to vote at the Special Meeting. The SRNG Board unanimously recommends that such SRNG shareholders, and in the case of the Domestication Proposal, the holders of SRNG Class B ordinary shares, vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What SRNG shareholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The Business Combination Proposal. Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. Our Sponsor, directors and executive officers have agreed to vote their shares in favor of the Business Combination. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 38% of the outstanding shares in order to approve the Business Combination. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding SRNG ordinary shares as of the record date are present, the Business Combination could be approved by the affirmative vote of shares representing as little as 25% of the outstanding SRNG ordinary shares, or approximately 6% of the SRNG Class A ordinary shares outstanding.

The Domestication Proposal. Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the SRNG Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. In addition, although the Cayman Constitutional Documents indicate that, prior to the Closing, only the holders of Class B ordinary shares will have the right to vote on this proposal, while the holders of Class A ordinary shares will have no right to vote on this proposal, we have nevertheless opted to also submit this proposal to a vote of holders of Class A and Class B ordinary shares, voting together as a single class, and will require the affirmative vote of holders of a majority of at least two-thirds of such shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Governing Documents Proposal. Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Advisory Governing Documents Proposals. Approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposals.

The Director Election Proposal. Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the SRNG Class B ordinary shares are entitled to vote on the election of directors to the SRNG Board. Therefore, only holders of the SRNG Class B ordinary shares will vote on the election of directors at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

The Stock Issuance Proposal. Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Incentive Plan Proposal. Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote and broker non-votes have no effect on the outcome of the proposal. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The ESPP Proposal. Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Adjournment Proposal. Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Q:	What will New Ginkgo’s equity holders receive in connection with the Business Combination?

A: Under the Merger Agreement, SRNG has agreed to acquire all of the outstanding equity interests of Ginkgo for approximately $15 billion in aggregate consideration in the form of New Ginkgo common stock valued at $10 per share (the “Base Equity Consideration”), plus, subject to the vesting conditions based on New Ginkgo’s stock trading price as further described in this proxy statement/prospectus, up to a total of 180 million shares of New Ginkgo common stock (the “Earn-out Consideration”). Ginkgo stockholders will receive the Base Equity Consideration and the Earn-Out Consideration in the form of shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock as determined in accordance with the Merger Agreement.

The Base Equity Consideration will be allocated among Ginkgo equity holders as follows: (i) each stockholder of Ginkgo holding shares of Ginkgo Class A common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class A common stock it holds, a number of shares of New Ginkgo Class A common stock equal to the Base Equity Value Exchange Ratio, (ii) each stockholder of Ginkgo holding shares of Ginkgo Class B common stock prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class B common stock it holds, a number of shares of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio, (iii) each option exercisable for Ginkgo common stock of Ginkgo (each, a “Ginkgo option”) that is outstanding immediately prior to the effective time of the Business Combination, will be assumed and converted into a newly issued option exercisable for shares of New Ginkgo common stock (each, a “New Ginkgo option”) having the same terms and conditions as applied to the original Ginkgo option, with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof, (iv) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive a number of shares of restricted common stock of New Ginkgo (each, a “New Ginkgo restricted stock award”) equal to the Base Equity Value Exchange Ratio on the same terms and conditions as applied to the original Ginkgo restricted stock award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock award relates, (v) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock unit award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive restricted stock units based on New Ginkgo common stock (each, a “New Ginkgo restricted stock unit award”) on the same terms and conditions as applied to the original Ginkgo restricted stock unit award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock unit relates, and (vi) each warrant to purchase shares of Ginkgo capital stock (each, a “Ginkgo warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination and that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for shares of New Ginkgo Class A common stock (each, a “New Ginkgo assumed warrant”) having the same terms and conditions as applied to the original Ginkgo warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

In addition, the Merger Agreement contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive or, in the case of the holders of Ginkgo options, Ginkgo restricted stock units, Ginkgo restricted stock unit awards and Ginkgo warrants, to receive New Ginkgo options, New Ginkgo restricted stock units, New Ginkgo restricted stock unit awards or New Ginkgo assumed warrants exercisable for, or based upon) a proportional amount of the Earn-out Consideration, which is divided into four equal tranches subject to the vesting during the five years after the closing date of the Business Combination (the “Earn-out Period”) based on the conditions below:

•

If the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

If the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

If the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

If the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Shares of New Ginkgo Class B common stock will have the same economic terms as shares of New Ginkgo Class A common stock, except that shares of New Ginkgo Class A common stock will have one vote per share and shares of New Ginkgo Class B common stock will have 10 votes per share, and the holders of New Ginkgo Class B common stock, as a class, will be entitled, for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, to elect 25% of the directors constituting the New Ginkgo Board. Assuming no redemptions, Ginkgo stockholders holding New Ginkgo Class B common stock will hold approximately 31% of the common stock of New Ginkgo following the consummation of the Business Combination. Generally, each outstanding share of New Ginkgo Class B common stock will convert into one share of New Ginkgo Class A common stock (i) at the election of the holder or (ii) subject to the Stock Policies (as defined in the Proposed Charter), upon the holder ceasing to be an Eligible Holder (as defined in the Proposed Charter) for any reason (including by virtue of such holder ceasing to serve as a director or employee of New Ginkgo or by virtue of the transfer (subject to limited exceptions set forth in the Proposed Charter) of such a share of New Ginkgo Class B common stock to a person other than an Eligible Holder) unless, in each case, a majority of the independent directors of the New Ginkgo Board determine that such transfer or event will not result in such automatic conversion.

Q:	What equity stake will current SRNG shareholders and Ginkgo stockholders hold in New Ginkgo immediately after the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination, the ownership interests in New Ginkgo will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Ginkgo Stockholders(2)	1,500,047,728	1,500,047,728
SRNG Public Shareholders	172,500,000	47,500,000
PIPE Investors	77,500,000	77,500,000
Initial Stockholders(3)	30,232,500	7,775,157

	1,780,280,228	1,632,822,885

(1)

Assumes that holders of 125,000,000 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on approximately $1.725 billion held in trust as of July 15, 2021 and a redemption price of $10.00 per share).

(2)

Assumes that the aggregate cash consideration is $17,774 million in the no redemption scenario and $16,524 million in the maximum redemption scenario, based on estimated cash on hand at closing and includes both the shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock to be issued and outstanding (but not the 1,599,420 shares of New Ginkgo Class A common stock underlying the Ginkgo warrants).

(3)	Excludes 12.9 million and 18.5 million Sponsor Earn-out Shares under the no redemption scenario and the maximum redemption scenario, respectively.

The share numbers set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing and 12 months from the closing of our initial public offering, which occurred on February 26, 2021), (b) the Earn-out Consideration held by the SRNG Earn-out Group, which will be subject to vesting and forfeiture as provided in the Sponsor Support Agreement, and the Earn-out Consideration issued to the Ginkgo Earn-out Group, which will be subject to vesting and forfeiture as provided in the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, there are currently outstanding an aggregate of 53,750,000 warrants to acquire SRNG Class A ordinary shares, which are comprised of 19,250,000 private placement warrants held by our Sponsor and 34,500,000 public warrants. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration. Each of our outstanding whole warrants is exercisable commencing the later of 30 days following the Closing for one share of New Ginkgo Class A common stock at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New Ginkgo Class A common stock is issued as a result of such exercise, with payment to New Ginkgo of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 51,825,000 shares, with approximately $595,987,500 paid to exercise the warrants.

Furthermore, subject to approval by SRNG shareholders of the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposal, in connection with the Closing, we will adopt a multi-class stock structure and certain directors and employees of New Ginkgo will receive shares of New Ginkgo Class B common stock, which will have 10:1 voting rights as compared to the shares of New Ginkgo Class A common stock, such that as of immediately following the completion of the Business Combination, the employees and directors of New Ginkgo are currently expected to hold in the aggregate (assuming no redemptions) approximately 81.9% of the voting power of the issued and outstanding capital stock of New Ginkgo. See “Risk Factors—Risks Related to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

Q:	What voting power will current SRNG shareholders, Ginkgo employees and directors and other Ginkgo Stockholders hold in New Ginkgo immediately after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination, the voting power in New Ginkgo will be as set forth in the table below (which was, except as noted below, prepared using the same assumptions as the immediately preceding table):

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Ginkgo employees and directors	81.9%	83.7%
Other Ginkgo Stockholders	14.0%	14.3%
SRNG Public Shareholders	2.5%	0.7%
PIPE Investors	1.1%	1.2%
Sponsor	0.4%	0.1%

Total	100%	100%

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

A total of $1.725 billion, including $60,375,000 of underwriters’ deferred discount and $25,875,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account maintained by Continental, acting as trustee. As of July 15, 2021 there were investments and cash held in the Trust

Account of $1,725,028,960.73. These funds will not be released until the earlier of the Closing or the redemption of our public shares if we are unable to complete an initial business combination by February 26, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes and for working capital purposes (subject to an aggregate limit of $3,000,000).

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:

SRNG shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available in the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders, or, if the funds available in the Trust Account are reduced such that the Minimum Proceeds Condition is not satisfied, the Business Combination may not be consummated. In addition, in the event that there are fewer public shares and public shareholders, the trading market for New Ginkgo Class A common stock may be less liquid than the market for SRNG Class A ordinary shares was prior to consummation of the Business Combination and New Ginkgo may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available in the Trust Account, the working capital infusion from the Trust Account into Ginkgo’s business will be reduced. As a result, the proceeds will be greater in the event that no public shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which SRNG’s public shareholders exercise the maximum allowed redemption rights.

Q:	What amendments will be made to the Current Charter?

A:

We are asking SRNG shareholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the SRNG Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the increase of the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 481,000,000 shares to 16,000,000,000 shares, consisting of 15,800,000,000 shares of common stock, including 10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share, 4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share, 800,000,000 shares of Class C common stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share; (ii) the establishment of a multi-class stock structure pursuant to which New Ginkgo Class A common stock will carry one vote per share, New Ginkgo Class B common stock will carry ten votes per share and New Ginkgo Class C common stock will not carry any voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), as described herein and in the Proposed Charter; (iii) certain transfer restrictions relating to the Base Equity Consideration and the Earn-Out Consideration; (iv) changes to the required vote to amend the charter and bylaws; and (v) the elimination of certain provisions specific to SRNG’s status as a blank check company. In connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.”

Pursuant to Cayman law and the Current Charter, SRNG is required to submit the Governing Documents Proposal to SRNG’s shareholders for approval. For additional information, see the section entitled “The Governing Documents Proposal.”

Q:	What material negative factors did the SRNG Board consider in connection with the Business Combination?

A:

The SRNG Board considered certain potentially material negative factors or material risk factors in connection with the Business Combination, including (i) the history of Ginkgo’s net losses and the fact that, going forward, New Ginkgo will require substantial additional capital to fund its business, (ii) whether New Ginkgo will be able to enter into a definitive agreement with the U.S. International Development Finance Corporation and its overall level of indebtedness, (iii) that Ginkgo owns equity interests in several of its customers and has exposure to the volatility and liquidity risks inherent in holding such equity interests, (iv) that Ginkgo’s revenue is currently concentrated in a limited number of customers and New Ginkgo’s growth will depend on expanding that customer base, (v) rapidly changing technology and extensive competition in the synthetic biology industry, (vi) the protection of intellectual property, (vii) the challenges in adequately protecting biological materials, (viii) the important roles that Ginkgo’s founders have played in its business and the dependence that Ginkgo may have on its founders in the successful execution of its business plan, and (ix) uncertainty with regards to the regulatory framework for synthetic biology. The SRNG Board also weighed the risk around the New Ginkgo’s multi-class stock structure (with “super-voting” rights for holders of shares of New Ginkgo Class B common stock). These factors are discussed in greater detail in the section entitled “The Business Combination Proposal—SRNG Board Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors—Risk Factors Relating to the Business Combination and Integration of Ginkgo’s Business.”

Q:	Do I have redemption rights?

A:

If you are a public shareholder, you have the right to request that SRNG redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting—Redemption Rights.” Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Our Sponsor and our directors at the time of our initial public offering entered into the SRNG Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:

(i)	(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                     , New York City time, on                     , 2021, (a) submit a written request to Continental that SRNG redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Any public shareholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of July 15, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is                     , 2021 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that SRNG instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by SRNG’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s share has been delivered (either physically or electronically) to Continental prior to                     , New York City time, on                     , 2021.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any SRNG warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, SRNG’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to Continental, SRNG’s transfer agent, prior to                     , New York City time, on                     , 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize gain or loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of New Ginkgo warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any SRNG shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to a passive foreign investment company (“PFIC”). The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	How does the SRNG Board recommend that I vote?

A:

The SRNG Board recommends that the SRNG shareholders, and in the case of the Domestication Proposal, the holders of SRNG Class B ordinary shares, vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the SRNG Board recommends that SRNG shareholders vote, see the section entitled “The Business Combination Proposal—SRNG Board Reasons for the Approval of the Business Combination.”

Q:	How does our Sponsor intend to vote its shares?

A:

In connection with our initial public offering, our Sponsor, our directors and our executive officers at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. Our Sponsor owns approximately 20% of our issued and outstanding ordinary shares. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 30% of the remaining shares to approve the Business Combination.

Q:	May our Sponsor purchase public shares or warrants prior to the Special Meeting?

A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SRNG or its securities, our Sponsor, Ginkgo and/or their respective affiliates may, subject to applicable law, purchase SRNG ordinary shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the Special Meeting are approved. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by our Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on our public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:	Who is entitled to vote at the Special Meeting?

A:

The SRNG Board has fixed                     , 2021 as the record date for the Special Meeting. All holders of record of SRNG ordinary shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that the Domestication Proposal is required to be voted on only by the holders of SRNG Class B ordinary shares, provided that those SRNG Class B ordinary shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting—How can I vote my shares without attending the Special Meeting?” on page 22 for instructions on how to vote your SRNG ordinary shares without attending the Special Meeting.

Q:	How many votes do I have?

A:

Each SRNG shareholder of record is entitled to one vote for each SRNG ordinary share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were outstanding SRNG ordinary shares.

Q:	What constitutes a quorum for the Special Meeting?

A:	A quorum is the minimum number of shareholders necessary to hold a valid shareholder meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding SRNG ordinary shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the record date for the extraordinary general meeting,              ordinary shares would be required to achieve a quorum.

Q:	Why is SRNG proposing the Domestication?

A:

The SRNG Board of directors believes that there are significant advantages to us that will arise as a result of a change of SRNG’s domicile to Delaware. Further, the SRNG Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The SRNG Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of SRNG and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors.

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. When we use the term “New SRNG,” we refer to Soaring Eagle Acquisition Corp. following the Domestication.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the SRNG Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. In addition, although the Cayman Constitutional Documents indicate that, prior to the Closing, only the holders of Class B ordinary shares will have the right to vote on this proposal, while the holders of Class A ordinary shares will have no right to vote on this proposal, we have nevertheless opted to also submit this proposal to a vote of holders of Class A and Class B ordinary shares, voting together as a single class, and will require the affirmative vote of holders of a majority of at least two-thirds of such shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

What	are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” although it is intended for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization, which generally provides for tax-deferred treatment, the Domestication is likely to be a taxable event for U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) under Section 367(b) of the Code and the PFIC rules. Assuming that the Domestication qualifies as an F Reorganization, and subject to the PFIC rules discussed below and under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” U.S. Holders will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose SRNG Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SRNG stock entitled to vote and less than 10% of the total value of all classes of SRNG stock generally will not recognize any gain or loss and will not be required to include any part of SRNG’s earnings in income in connection with the Domestication;

•

A U.S. Holder whose SRNG Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SRNG stock entitled to vote and less than 10% of the total value of all classes of SRNG stock generally will recognize gain (but not loss) on the exchange of SRNG Class A ordinary shares for New Ginkgo Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by SRNG the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SRNG Class A ordinary shares provided certain other requirements are satisfied; and

•

A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of SRNG stock entitled to vote or 10% or more of the total value of all classes of SRNG stock generally will be required to include in income as a deemed dividend deemed paid by SRNG the “all earnings and profits amount” attributable to its SRNG Class A ordinary shares as a result of the Domestication.

SRNG does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Subject to the PFIC rules discussed below and under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” a U.S. Holder should not be subject to U.S. federal income tax with respect to the exchange of such holder’s SRNG warrants for New Ginkgo warrants in the Domestication. However, for purposes of the Section 367(b) rules described above, a U.S. Holder’s ownership of SRNG warrants will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of SRNG stock entitled to vote or 10% or more of the total value of all classes of SRNG stock.

As discussed more fully under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” it is possible that SRNG is classified as a PFIC for U.S. federal income tax purposes. If SRNG is classified as a PFIC, then, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of SRNG Class A ordinary shares or SRNG warrants for New Ginkgo Class A common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b) of the Code, which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—d. QEF Election and Mark-to-Market Election” with respect to their SRNG Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available under the PFIC rules that apply to SRNG warrants, and the application of the PFIC rules to SRNG warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

Each U.S. Holder of SRNG Class A ordinary shares or SRNG warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SRNG Class A ordinary shares and SRNG warrants for New Ginkgo Class A common stock and New Ginkgo warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Ginkgo Class A common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	What is Ginkgo?

A:

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery and K-12 pooled testing.

Q:	What will happen to my SRNG Shares as a result of the Business Combination?

A:

If the Business Combination is completed, (i) each SRNG Class A ordinary share will remain outstanding and automatically become a share of New Ginkgo Class A common stock, and (ii) each SRNG Class B ordinary share will be converted into one share of New Ginkgo Class A common stock (and the portion of converted shares that constitute Sponsor Earn-out Shares will be subject to vesting and forfeiture conditions identical to those applicable to the Earn-out Consideration issued to Ginkgo equityholders). See the sections entitled “The Business Combination Proposal—Consideration to Ginkgo Equity Holders” and “Ancillary Agreements Related to the Business Combination—Sponsor Support Agreement” for additional detail on the Sponsor Earn-out Shares.

Q:	Where will the New Ginkgo Class A common stock that SRNG shareholders receive in the Business Combination be publicly traded?

A:

Assuming the Business Combination is completed, the shares of New Ginkgo Class A common stock (including the New Ginkgo Class A common stock issued in connection with the Business Combination) will be listed and traded on the NYSE under the ticker symbol “DNA” and the public warrants will be listed and traded on the NYSE under the ticker symbol “DNA.WS”.

Q:	What happens if the Business Combination is not completed?

A:

If the Merger Agreement is not adopted by SRNG shareholders or if the Business Combination is not completed for any other reason by               , then we will seek to consummate an alternative initial business combination prior to February 26, 2023. If we do not consummate an initial business combination by February 26, 2023, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:	How can I attend and vote my shares at the Special Meeting?

A:

SRNG ordinary shares held directly in your name as the shareholder of record of such SRNG ordinary shares as of the close of business on                     , 2021, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit                     , and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:

If you are a shareholder of record of SRNG ordinary shares as of the close of business on                     , 2021, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What is a proxy?

A:

A proxy is a legal designation of another person to vote the shares you own. If you are a shareholder of record of SRNG ordinary shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of SRNG’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Harry E. Sloan and Eli Baker.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your SRNG ordinary shares are registered directly in your name with Continental you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Direct holders (shareholders of record). For SRNG ordinary shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your SRNG ordinary shares are voted.

Shares in “street name.” For SRNG ordinary shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If a SRNG shareholder gives a proxy, how will the SRNG ordinary shares covered by the proxy be voted?

A:

If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your SRNG ordinary shares in the way that you indicate when providing your proxy in respect of the SRNG ordinary shares you hold. When completing the proxy card, you may specify whether your SRNG ordinary shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my SRNG ordinary shares be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your SRNG ordinary shares to be voted, then your SRNG ordinary shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of the Advisory Governing Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “ FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you are a shareholder of record of SRNG ordinary shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to SRNG’s Corporate Secretary, which notice must be received by SRNG’s Corporate Secretary prior to the vote at the Special Meeting; or

•

vote electronically at the Special Meeting by visiting                      and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, SRNG will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:	Are SRNG shareholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the extraordinary general meeting?

A:	Neither SRNG’s shareholders nor SRNG’s warrant holders have appraisal rights in connection with the Business Combination or the domestication under Cayman Islands law or under the DGCL.

Q:	Are there any risks that I should consider as a SRNG shareholder in deciding how to vote or whether to exercise my redemption rights?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 43. You also should read and carefully consider the risk factors of SRNG and Ginkgo contained in the documents that are incorporated by reference herein.

Q:	What happens if I sell my SRNG ordinary shares before the Special Meeting?

A:

The record date for SRNG shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your SRNG ordinary shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your SRNG ordinary shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New Ginkgo shares to the person to whom you transfer your shares.

Q:	When is the Business Combination expected to be completed?

A:

Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement—Conditions to Closing”, including the adoption of the Merger Agreement by the SRNG shareholders at the Special Meeting, the Business Combination is expected to close in the third quarter of 2021. However, it is possible that factors outside the control of both SRNG and Ginkgo could result in the Business Combination being completed at a later time, or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

SRNG has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. SRNG has agreed to pay Morrow a fee of $                , plus disbursements. SRNG will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. SRNG will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. SRNG’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the conditions to completion of the Business Combination?

A:

The Closing is subject to certain conditions, including, among other things, (i) approval by SRNG’s shareholders and Ginkgo’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the absence of a material adverse event with respect to Ginkgo, the material adverse effects of which are continuing, (iv) the Minimum Proceeds Condition and (v) the continued listing of the shares of New Ginkgo Class A common stock on Nasdaq or the NYSE. If any of these conditions (or any of the other conditions to the Closing set forth in the Merger Agreement) are not satisfied, the Business Combination will not be consummated, unless the unsatisfied condition is permitted by applicable law to be waived, and is waived, by the party entitled to the benefit of such condition. For example, the condition in the foregoing clause (iv) may be waived only by Ginkgo, however the condition set forth in the foregoing clause (ii) may not be waived by either Ginkgo or SRNG. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “The Business Combination Proposal.”

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your SRNG ordinary shares will be voted in accordance with your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SRNG ordinary shares.

Q:	Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:	If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: SRNG.info@investor.morrowsodali.com

You also may obtain additional information about SRNG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, SRNG’s transfer agent, at the address below prior to                 , New York City time, on                     , 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annex and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

Soaring Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Ginkgo Bioworks, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

(877) 442-5362

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery, and K-12 pooled testing. Ginkgo has incurred net losses since its inception. Ginkgo’s net loss attributable to its stockholders was approximately $126.6 million and $119.3 million for the fiscal years ended December 31, 2020 and 2019, respectively, and as of December 31, 2020, Ginkgo had an accumulated deficit of approximately $467.9 million. For more information, see “Risk Factors—Risks Related to Ginkgo’s Business—We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.”

SEAC Merger Sub Inc.

c/o Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

SEAC Merger Sub Inc. is a Delaware corporation and wholly owned subsidiary of Soaring Eagle Acquisition Corp. that was formed for the purpose of effecting a merger with Ginkgo.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Merger Agreement is approved and adopted and the Business Combination is consummated, SRNG will be domesticated as a Delaware corporation and, promptly thereafter, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of Ginkgo Bioworks Holdings, Inc. In addition, in connection with the consummation of the Business Combination, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” after the consummation of the Business Combination.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of New Ginkgo. Upon consummation of the foregoing transactions, Ginkgo will be a wholly owned subsidiary of New Ginkgo (formerly SRNG). In addition, immediately prior to the consummation of the Business Combination, New Ginkgo will amend and restate its charter to be the Proposed Charter and adopt a multi-class stock structure, each as described in the section of this proxy statement/prospectus titled “Description of New Ginkgo Securities.”

The following diagrams illustrate in simplified terms the current structure of SRNG and Ginkgo and the expected structure of New Ginkgo (formerly SRNG) upon the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure(1)

(1)	Ownership percentages assume no redemptions.

(2)

Ginkgo stockholders holding New Ginkgo Class A common stock and New Ginkgo Class B common stock will hold approximately 53.1% and 31.1%, respectively, of the shares of New Ginkgo following the consummation of the Business Combination.

Merger Consideration

SRNG has agreed to acquire all of the outstanding equity interests of Ginkgo for approximately $15 billion in aggregate consideration in the form of New Ginkgo common stock valued at $10 per share (the “Base Equity Consideration”), plus, subject to the vesting conditions based on New Ginkgo’s stock trading price as further described in this proxy statement/prospectus, up to a total of 180 million shares of New Ginkgo common stock (the “Earn-out Consideration”). Ginkgo stockholders will receive consideration in the form of shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock, as determined in accordance with the Merger Agreement.

The Base Equity Consideration will be allocated among Ginkgo equity holders as follows: (i) each stockholder of Ginkgo holding shares of Ginkgo Class A common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class A common stock it holds, a number of shares of New Ginkgo Class A common stock equal to the Base Equity Value Exchange Ratio, (ii) each stockholder of Ginkgo holding shares of Ginkgo Class B common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class B common stock it holds, a number of shares of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio, (iii) each option exercisable for Ginkgo common stock (each, a “Ginkgo option”) that is outstanding, immediately prior to the effective time of the Business Combination, will be assumed and converted into a newly issued option exercisable for shares of New Ginkgo common stock (each, a “New Ginkgo option”) having the same terms and conditions as applied to the original Ginkgo option, with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof, (iv) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive a number of shares of restricted common stock of New Ginkgo (each, a “New Ginkgo restricted stock award”) equal to the Base Equity Value Exchange Ratio having the same terms and conditions as applied to the original Ginkgo restricted stock award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock award relates, (v) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (each, a “Ginkgo restricted stock unit award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive restricted stock units based on common stock of New Ginkgo (each, a “New Ginkgo restricted stock unit award”) having the same terms and conditions as applied to the original Ginkgo restricted stock unit award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock unit relates, and (vi) each warrant to purchase shares of Ginkgo capital stock (each, a “Ginkgo warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination and that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for shares of New Ginkgo Class A common stock (each, a “New Ginkgo assumed warrant”) on the same terms and conditions as applied to the original Ginkgo warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

In addition, the Merger Agreement contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive (or, in the case of the holders of Ginkgo options, Ginkgo restricted stock units, Ginkgo restricted stock unit awards and Ginkgo warrants, to receive New Ginkgo options, New Ginkgo restricted stock units, New Ginkgo restricted stock unit awards or New Ginkgo assumed warrants exercisable for, or based upon) a proportional amount of Earn-out Consideration, which is divided into four equal tranches subject to the vesting during the five years after the closing date of the Business Combination (the “Earn-out Period”) based on the conditions below:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Shares of New Ginkgo Class B common stock will have the same economic terms as shares of New Ginkgo Class A common stock, except that shares of New Ginkgo Class A common stock will have one vote per share and shares of New Ginkgo Class B common stock will have 10 votes per share, and the holders of New Ginkgo Class B common stock, as a class, will have the right, for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, to elect 25% of the directors constituting the New Ginkgo Board. Assuming no redemptions, Ginkgo stockholders holding New Ginkgo Class B common stock will hold approximately 31% of the common stock of New Ginkgo following the consummation of the Business Combination. Generally, each outstanding share of New Ginkgo Class B common stock will convert into one share of New Ginkgo Class A common stock (i) at the election of the holder or (ii) subject to the Stock Policies (as defined in the Proposed Charter), upon the holder ceasing to be an Eligible Holder (as defined in the Proposed Charter) for any reason (including by virtue of such holder ceasing to serve as a director or employee of New Ginkgo or by virtue of the transfer (subject to limited exceptions set forth in the Proposed Charter) of such a share of New Ginkgo Class B common stock to a person other than an Eligible Holder) unless, in each case, a majority of the independent directors of the New Ginkgo Board determine that such transfer or event will not result in such automatic conversion.

The Private Placement

SRNG entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, SRNG agreed to issue and sell in private placements an aggregate of 77,500,000 shares of New SRNG Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement is expected to close on the date on which the Closing occurs, prior to or substantially concurrently with the consummation of the Business Combination but after the Domestication.

Special Meeting of SRNG Shareholders and the Proposals

The Special Meeting will convene on                      , 2021 at             , New York City time, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at             . Shareholders may attend, vote and examine the list of SRNG shareholders entitled to vote at the Special Meeting by visiting              and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Approval of the condition precedent proposals is a condition to the obligation of both SRNG and Ginkgo to complete the Business Combination.

Only holders of record of issued and outstanding SRNG ordinary shares as of the close of business on                 , 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of SRNG ordinary shares that you owned as of the close of business on the record date.

A quorum of shareholders is necessary to hold a valid shareholder meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding SRNG ordinary shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the SRNG Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. In addition, although the Cayman Constitutional Documents indicate that, prior to the Closing, only the holders of Class B ordinary shares will have the right to vote on this proposal, while the holders of Class A ordinary shares will have no right to vote on this proposal, we have nevertheless opted to also submit this proposal to a vote of holders of Class A and Class B ordinary shares, voting together as a single class, and will require the affirmative vote of holders of a majority of at least two-thirds of such shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the SRNG Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Therefore, only holders of the SRNG Class B ordinary shares will vote on the election of directors at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote and broker non-votes have no effect on the outcome of the proposal. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of the SRNG Board

The SRNG Board has determined that the Business Combination is advisable and in the best interests of the SRNG shareholders and recommends that the SRNG shareholders adopt the Merger Agreement and approve the Business Combination. The SRNG Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors, as described in “The Business Combination Proposal — SRNG Board Reasons for the Approval of the Business Combination” beginning on page 115.

The SRNG Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Governing Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock

Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the SRNG Board’s recommendation and the proposals, see the sections entitled “The Special Meeting—Vote Required and SRNG Board Recommendation” and “The Business Combination Proposal—SRNG Board Reasons for the Approval of the Business Combination.”

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on June 24, 2021.

Conditions to the Completion of the Business Combination

The Business Combination is subject to customary Closing conditions, including, among others, (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (ii) SRNG having, and having not redeemed, SRNG Class A ordinary shares or made payments in connection with the Private Placement in an amount that would cause SRNG not to have, at least $5,000,001 of net tangible assets, (iii) the required approval of SRNG shareholders having been obtained for the Business Combination, (iv) the required approval of Ginkgo stockholders having been obtained for the Business Combination, and (v) the New Ginkgo Class A Common stock to be issued in connection with the Business Combination having been approved for listing on the Nasdaq or the NYSE (as elected by Ginkgo). The obligations of SRNG to complete the Business Combination are further conditioned on other Closing conditions, including (i) no material adverse effect with respect to Ginkgo having occurred after the date of the Merger Agreement, the material adverse effects of which are continuing, (ii) the representations and warranties of Ginkgo being true as of the Closing (subject to customary materiality qualifications) and (iii) Ginkgo having complied with its agreements and covenants in the Merger Agreement in all material respects. The obligations of Ginkgo to complete the Business Combination are further conditioned on other Closing conditions, including (i) the Minimum Proceeds Condition being satisfied, (ii) the Domestication having been completed and (iii) SRNG having delivered to Ginkgo evidence reasonably acceptable to Ginkgo that the New Ginkgo Board will be constituted, immediately after closing, as provided in the Merger Agreement.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by mutual written consent of SRNG and Ginkgo;

•

by either Ginkgo or SRNG if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order or other law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Business Combination or any other transaction contemplated in the Merger Agreement illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate the Merger Agreement will not be available to Ginkgo or SRNG if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

•

by either Ginkgo or SRNG if the Closing has not occurred before 5:00 p.m., Eastern Time, on November 11, 2021 (such time on such date, the “Outside Deadline”); provided that (i) if any action for specific performance or other equitable relief by Ginkgo with respect to the Merger Agreement or any ancillary agreement or any of the transactions contemplated thereby is pending in the Delaware Court of Chancery of the United States District Court for the District of Delaware as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) thirty (30) days after the date on which a final, non-appealable governmental order has been entered with respect to such action and (y) August 26, 2023, and such extended time shall be the Outside Deadline for all purposes under the Merger Agreement, and (ii) the right to terminate the Merger Agreement pursuant to this bullet shall not be available to Ginkgo or SRNG if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

•

by either Ginkgo or SRNG if the required approval of SRNG shareholders is not obtained at the Special Meeting (subject to any adjournment or postponement of the Special Meeting in accordance with the Merger Agreement).

Termination Rights of Ginkgo

The Merger Agreement may be terminated by Ginkgo and the transactions contemplated thereby abandoned if:

•

any of SRNG’s or Merger Sub’s representations or warranties has failed to be true and correct or if SRNG or Merger Sub has failed to perform or comply with any covenant or agreements set forth in the Merger Agreement such that the conditions described in “The Merger Agreement—Conditions to Closing—Additional Conditions to the Obligations of Ginkgo—Representations and Warranties” and “—Agreements and Covenants” would not be satisfied at the Closing, and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through SRNG’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is thirty (30) days after the date on which Ginkgo has first notified SRNG in writing of such failure (or such earlier time after SRNG’s receipt of such notice as SRNG has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate the Merger Agreement under this bullet will not be available to Ginkgo at any time at which SRNG would have the ability to terminate the Merger Agreement pursuant to its corresponding termination right described below; or

•

there has been any withdrawal, amendment, qualification or modification of the SRNG Board’s recommendation to the SRNG shareholders that they vote in favor of the adoption of the Merger Agreement, the approval of the Business Combination and the other proposals described in this proxy statement/prospectus, or certain other actions of the SRNG Board in furtherance of the transactions contemplated by the Merger Agreement.

Termination Rights of SRNG

The Merger Agreement may be terminated by SRNG and the transactions contemplated thereby abandoned if:

•

any of Ginkgo’s representations or warranties has failed to be true and correct or if Ginkgo has failed to perform or comply with any covenant or agreements set forth in the Merger Agreement such that the conditions described in “The Merger Agreement—Conditions to Closing—Additional Conditions to the Obligations of SRNG and Merger Sub—Representations and Warranties” and “—Agreements and Covenants” would not be satisfied at the Closing, and such failure (A) has not been cured by the earlier of (x) the date that is thirty (30) days after the date on which Ginkgo has first notified SRNG in writing of such failure and (y) the Outside Deadline or (B) by its nature cannot be cured prior to the Outside Deadline through exercise of its reasonable efforts; provided that the right to terminate this Agreement under this bullet will not be available to SRNG at any time at which Ginkgo would have the ability to terminate the Merger Agreement pursuant to its corresponding termination right described above; or

•	Ginkgo stockholder approval has not been obtained within 10 business days after the Registration Statement has been declared effective by the SEC.

Redemption Rights

Pursuant to the Current Charter, a public shareholder may request that SRNG redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•

prior to                      , New York City time, on                      , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that SRNG redeem your public shares for cash and (b) deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental Stock Transfer & Trust Company, SRNG’s transfer agent, SRNG will redeem such public shares upon or promptly after the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither SRNG’s shareholders nor SRNG’s warrant holders have appraisal rights in connection with the Business Combination or the domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SRNG has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting—Revoking Your Proxy.”

Interests of SRNG’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the SRNG Board in favor of approval of the Business Combination Proposal, you should keep in mind that SRNG’s Sponsor and its directors and officers have interests in the Business Combination that are different from, or in addition to, those of SRNG shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If we are unable to complete our initial business combination by February 26, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $3,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our private placement warrants, which will expire worthless if we fail to complete our initial business combination by February 26, 2023.

•

Our Sponsor purchased 43,125,000 founder shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.0006 per share, which accounted for approximately 20% of our outstanding shares after the consummation of the initial public offering. Upon the Closing, assuming no founder shares are forfeited pursuant to the terms of the Sponsor Support Agreement as a result of shareholder redemptions exceeding a specified threshold, such founder shares will be converted into 43,125,000 shares of New Ginkgo Class A common stock.

•

Simultaneously with the closing of our initial public offering, we consummated the sale of 19,250,000 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing 30 days following the Closing for one share of New Ginkgo Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by February 26, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $37.9 million based upon the closing price of $1.97 per warrant on Nasdaq on May 10, 2021. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration.

•

Our Sponsor has made an investment for the founder shares at an average price per share of approximately $0.0006 prior to the consummation of our initial public offering. As a result of the significantly lower investment per share of our Sponsor as compared to the investment per share of our public shareholders (which was $10.00 per unit), a transaction that results in an increase in the value of the investment of our Sponsor in the founder shares may result in a decrease in the value of the investment of our public shareholders.

•

Our Sponsor, officers and directors will lose their entire investment of $28,900,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $28,875,000 private placement warrant purchase price, if we do not complete a business combination by February 26, 2023.

•

Certain of our current officers may serve as directors of New Ginkgo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Ginkgo Board determines to pay to its directors and/or officers.

•

Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if SRNG fails to complete a business combination by February 26, 2023.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•

Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SRNG and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, New Ginkgo will indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SRNG from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. To date, we have incurred no such out-of-pocket expenses.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SRNG or its securities, the Sponsor, Ginkgo and/or their respective affiliates, subject to applicable law, may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire SRNG ordinary shares or vote their SRNG ordinary shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the Special Meeting are approved. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on SRNG ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the SRNG directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for SRNG and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

SRNG’s units, Class A ordinary shares and public warrants are publicly traded on Nasdaq under the symbols “SRNGU,” “SRNG” and “SRNGW”, respectively. SRNG intends to apply to list the New Ginkgo Class A common stock and public warrants on the NYSE under the symbols “DNA” and “DNA.WS”, respectively, upon the Closing. New Ginkgo will not have units traded following the Closing.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Ginkgo’s good faith estimate of such amounts assuming a Closing as of                     , 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$1,725	$475
Private Placement	775	775
Sellers’ Equity	15,000	15,000
Ginkgo Cash on Balance Sheet(1)	274	274

Total Sources	17,774	16,524

Uses
Cash on Balance Sheet(1)	$2,639	$1,389
Sellers’ Equity	15,000	15,000
Transaction costs	135	135

Total Uses	17,774	16,524

(1)	Based on cash on hand as of April 30, 2021.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SRNG will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Ginkgo issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG will be stated at historical cost, with no goodwill or other intangible assets recorded.

Ginkgo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Ginkgo’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	The largest individual minority stockholder of the combined entity is an existing stockholder of Ginkgo;

•	Ginkgo’s directors will represent the majority of the New Ginkgo Board;

•	Ginkgo’s senior management will be the senior management of New Ginkgo; and

•	Ginkgo is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Ginkgo is the accounting acquirer in the Business Combination.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of SRNG shareholders who become New Ginkgo stockholders in the Business Combination will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter and the Proposed Bylaws. See “Comparison of Stockholders’ Rights.”

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, SRNG shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”

Some of the risks related Ginkgo’s business and industry are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to Ginkgo in the present tense or New Ginkgo from and after the Business Combination.

•

Upon consummation of the Business Combination, we can exercise warrants for unexpired New Ginkgo Class A common stock at any time, which could occur at a disadvantageous time for stockholders and result in dilution for stockholders.

•

Subsequent to the Business Combination, our business could have to restructure, we may not meet expectations of investors, or we may have materially different financial results than expected, any of which could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•	Our New Ginkgo Class A common stock issued in connection with the Business Combination may not be approved for listing or comply with the standards of NYSE following the Closing.

•

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

•	Our creditors may have priority over our stockholders in the event of bankruptcy, which could limit the recovery of our stockholders in a liquidation.

•

If we were to be deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

•	The multi-class structure of our common stock could affect our business operations and the price of our stock.

•

Our multi-class stock structure will entitle only our employees and directors to acquire and hold New Ginkgo Class B common stock which will have a greater number of votes per share than New Ginkgo Class A common stock, which may affect whether stockholders hold or purchase New Ginkgo Class A common stock.

•

Issuing a large number of shares of New Ginkgo Class B common stock in the future may increase the concentration of voting power with our employees and directors, which could have an adverse effect on the trading price of New Ginkgo Class A common stock.

•

Issuing New Ginkgo Class C common stock may increase concentration of voting power in New Ginkgo Class B common stock, which could discourage potential acquisitions of our business and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

•

Our focus on the long-term best interests of our company and our consideration of the interests of all of our stakeholders may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.

•	Under Delaware law, the language in Proposed Charter and Proposed Bylaws may limit shareholders actions and the available forums for such actions.

•	Our history of net losses is expected to continue, and we may never achieve or maintain profitability.

•	We will need substantial additional capital in the future in order to fund our business.

•	If we fail to effectively manage our rapid growth, then our business, results of operations and financial condition could be adversely affected.

•	Our limited operating history makes it difficult to evaluate our current business and future prospects.

•

We currently own and may in the future own equity interests in other operating companies, including certain of our customers; consequently, we have exposure to the volatility and liquidity risks inherent in holding their equity and overall operational and financial performance of these businesses.

•	Failure to pursue strategic acquisitions and investments, achieve projected milestones or maintain and expand customer partnerships could have an adverse impact on our business.

•	Failure to secure laboratory equipment and third-party suppliers could cause delays in our research, development or production capacity and adversely affect our business.

•	We are subject to regulatory and legal scrutiny for our use of genetically modified organisms, biological, hazardous, flammable and/or regulated materials and DNA sequencing synthesis.

•	Our reputation could be damaged by third parties’ use of our engineered cells and accompanying production processes.

•	International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•

Our ability to enter into a definitive agreement with the U.S. International Development Finance Corporation and our overall level of indebtedness could adversely affect liquidity and have an adverse effect on our valuation, operations and business.

•

If our customers discontinue using or are not successful in developing, producing and manufacturing products using the engineered cells and/or biomanufacturing processes that we develop, our future financial position may be adversely impacted.

•	Our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

•	Our business partners may make announcements about the status of our collaborations, and the price of our common stock may decline as a result of announcements of unexpected results or developments.

•	Uncertainty about COVID-19 or another global pandemic could materially affect how we and our business partners are operating and may harm our business and results of operations.

•	Decline in COVID-19 testing, decline in our capacity to test or disruption of our telehealth relationships may harm our business and results of operations.

•	We may be subject to liability if the COVID-19 tests we utilize in our testing programs provide inaccurate results.

•	Failure to pursue new opportunities and develop our platform could make our products obsolete or non-competitive in the market.

•	The market may be skeptical of our novel and complex technology and use of genetically modified materials, which could limit public acceptance of our products or processes and limit our revenues.

•	Failure to protect or enforce our intellectual property rights, trade secrets and inventions could harm our business, results of operations and financial condition and may result in litigation.

•	We may be subject to litigation alleging infringement on the patents of third parties.

•	Risks related to intellectual property developed under U.S. federally funded research grants and contracts.

•	Our use of genetic resources and sequencing may subject us to obligations under the Nagoya Protocol.

•	Our use of in-licensing from third parties and “open source” software could have a material and adverse impact on our business, financial condition and results of operation.

•	Loss of key personnel or failure to access infrastructure could delay our programs, harm our development efforts and adversely affect our business and results of operations.

•

We rely on our customers, joint venturers, equity investees and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

•

We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our financial position.

•	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

•

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

•	Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

•

We are subject to numerous federal, state, local and international laws and regulations related to our business and operations, and the failure to comply with any of these laws and regulations, or failure to comply with new or changed laws and regulations, could adversely affect our business and our financial condition.

•	We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

•

We may become subject to the comprehensive laws and rules governing billing and payment, noncompliance with which could result in non-payment or recoupment of overpayments for our services or other sanctions.

•	Our receipt of public funds subjects us to the False Claims Act, EKRA (a federal anti-kickback law) and state anti-kickback laws.

•	We are engaged in certain research activities involving controlled substances, the making, use, sale, importation, exportation, and distribution of which may be subject to significant regulation.

•	Disruptions of information technology systems or data security incidents could result in significant financial, legal, regulatory, business and reputational harm to us.

•	Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

•	We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

•	Our business could be adversely affected by legal challenges to our telehealth partner’s business model.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Ginkgo’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of SRNG’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

SRNG

Market Price and Ticker Symbol

SRNG’s units, Class A ordinary shares and public warrants are currently listed on Nasdaq under the symbols “SRNGU,” “SRNG,” and “SRNGW,” respectively.

The closing prices of SRNG’s units, Class A ordinary shares and public warrants on May 10, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $10.31, $9.94 and $1.97, respectively. As of                 , 2021, the record date for the Special Meeting, the closing prices for each unit, Class A ordinary share and public warrant were $            , $             and $            , respectively.

Holders

As of                 , 2021, there were                  holders of record of our units,                  holders of record of SRNG Class A ordinary shares,                  holders of record of SRNG Class B ordinary shares and                  holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, SRNG Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

SRNG has not paid any cash dividends on SRNG ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Ginkgo’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Ginkgo Board at such time.

Ginkgo

There is no public market for shares of Ginkgo’s common stock.

RISK FACTORS

SRNG shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their votes to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Ginkgo and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Ginkgo and its subsidiaries following the consummation of the Business Combination.

Risks Related to SRNG and the Business Combination

Directors and officers of SRNG have potential conflicts of interest in recommending that SRNG’s shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the SRNG Board’s recommendation that its shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus, SRNG shareholders should be aware that directors and officers of SRNG have interests in the Business Combination that may be different from, or in addition to, the interests of SRNG shareholders. These interests include:

•

If SRNG is unable to complete its initial business combination by February 26, 2023, SRNG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SRNG to fund its working capital requirements (subject to an aggregate limit of $3,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SRNG’s remaining shareholders and the SRNG Board, liquidate and dissolve, subject in each case to SRNG’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SRNG’s warrants, which will expire worthless if SRNG fails to complete its initial business combination by February 26, 2023.

•

The Sponsor purchased 43,125,000 founder shares prior to SRNG’s initial public offering for an aggregate purchase price of $25,000 or approximately $0.0006 per share, which accounted for approximately 20% of our outstanding shares after the consummation of the initial public offering. Upon the Closing, assuming no founder shares are forfeited pursuant to the terms of the Sponsor Support Agreement as a result of shareholder redemptions exceeding a specified threshold, such founder shares will be converted into 43,125,000 shares of New Ginkgo Class A common stock.

•

Simultaneously with the closing of SRNG’s initial public offering, SRNG consummated the sale of 19,250,000 private placement warrants at a price of $1.50 per warrant in a private placement to the Sponsor. The warrants are each exercisable commencing 30 days following the Closing Date for one share of New Ginkgo Class A common stock at $11.50 per share. If SRNG does not consummate a business combination transaction by February 26, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $37.9 based upon the closing price of $1.97 per warrant on Nasdaq on May 10, 2021. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration.

•

SRNG’s Sponsor, officers and directors will lose their entire investment of $28,900,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $28,875,000 private placement warrant purchase price, if SRNG does not complete a business combination by February 26, 2023.

•

Certain of SRNG’s current officers may serve as directors of New Ginkgo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Ginkgo Board determines to pay to its directors and/or officers.

•

The Sponsor and SRNG’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if SRNG fails to complete a business combination by February 26, 2023.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to SRNG if and to the extent any claims by a vendor for services rendered or products sold to SRNG, or a prospective target business with which SRNG have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under SRNG’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•

Following the Closing, SRNG’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SRNG and remain outstanding. As of the date of this proxy statement/prospectus, SRNG’s Sponsor has not made any advances to SRNG for working capital expenses. If SRNG does not complete an initial business combination within the required period, SRNG may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, New Ginkgo will indemnify SRNG’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Merger Agreement, SRNG’s Sponsor, its officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SRNG from time to time, made by SRNG’s Sponsor or certain of its officers and directors to finance transaction costs in connection with an intended initial business combination. To date, SRNG has incurred no such out-of-pocket expenses.

These financial interests of the initial shareholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the SRNG Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the SRNG shareholders.

The Sponsor and SRNG’s directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how SRNG’s public shareholders vote.

The Sponsor and SRNG’s directors and executive officers have agreed to vote their shares in favor of the Business Combination. The Sponsor owns approximately 20% of SRNG’s outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if the Sponsor had agreed to vote their shares in accordance with the majority of the votes cast by SRNG’s public shareholders.

The Sponsor and SRNG’s directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on the Business Combination and reduce the public “float” of our ordinary shares.

The Sponsor and SRNG’s directors, officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor and SRNG’s directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires SRNG to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of SRNG’s securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SRNG’s ordinary shares and the number of beneficial holders of SRNG’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of SRNG’s securities on a national securities exchange.

Warrants will become exercisable for New Ginkgo Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to SRNG’s shareholders.

Following the Business Combination, there will be 34,500,000 outstanding public warrants to purchase 34,500,000 shares of New Ginkgo Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing 30 days following the Closing Date. In addition, there will be 17,325,000 outstanding private placement warrants to purchase 17,325,000 shares of New Ginkgo Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing 30 days following the Closing. To the extent such warrants are exercised, additional shares of New Ginkgo Class A common stock will be issued, which will result in dilution to the holders of New Ginkgo Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Ginkgo Class A common stock, the impact of which is increased as the value of SRNG’s stock price increases.

New Ginkgo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New Ginkgo will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New Ginkgo Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New Ginkgo, New Ginkgo may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by New Ginkgo so long as they are held by their initial purchasers or their permitted transferees.

In addition, New Ginkgo may redeem your warrants after they become exercisable for a number of shares of New Ginkgo Class A common stock determined based on the redemption date and the fair market value of New Ginkgo Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the- money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Even if SRNG consummates the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New Ginkgo Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our stockholders will experience immediate dilution as a consequence of the issuance of New Ginkgo Class A common stock and New Ginkgo Class B common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SRNG’s current shareholders have on the management of New Ginkgo.

Assuming that no public shareholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, SRNG’s Sponsor and public shareholders will hold 202,732,500 shares of New Ginkgo Class A common stock, or 11.4% of the outstanding common stock. Assuming that our public shareholders exercise their redemption rights with respect to 125,000,000 public shares in connection with the Business Combination, immediately after the consummation of the Business Combination, SRNG’s Sponsor and public shareholders will hold 55,270,319 shares of New Ginkgo Class A common stock, or 3.4% of the outstanding common stock.

There are currently outstanding an aggregate of 53,750,000 warrants to acquire SRNG Class A ordinary shares, which comprise 19,250,000 private placement warrants held by SRNG’s Sponsor at the time of SRNG’s initial public offering and 34,500,000 public warrants. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration. Each of SRNG’s outstanding whole warrants is exercisable commencing 30 days following the Closing Date for one share of New Ginkgo Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New Ginkgo Class A common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully diluted share capital would increase by a total of 51,825,000 shares, with approximately $595,987,000 paid to us to exercise the warrants.

The Domestication may result in adverse tax consequences for holders of SRNG Class A ordinary shares and SRNG warrants, including holders exercising their redemption rights with respect to the SRNG Class A ordinary shares.

SRNG intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) of SRNG Class A ordinary shares or SRNG warrants generally would recognize gain or loss with respect to its SRNG Class A ordinary shares or SRNG warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Ginkgo received in the Domestication and the U.S. Holder’s adjusted tax basis in its SRNG Class A ordinary shares or SRNG warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to SRNG Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New Ginkgo Class A common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose SRNG Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SRNG stock entitled to vote and less than 10% of the total value of all classes of SRNG stock generally will not recognize any gain or loss and will not be required to include any part of SRNG’s earnings in income as a result of the Domestication. A U.S. Holder whose SRNG Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SRNG stock entitled to vote and less than 10% of the total value of all classes of SRNG stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SRNG Class A ordinary shares for New Ginkgo Class A common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SRNG the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SRNG Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SRNG stock entitled to vote or 10% or more of the total value of all classes of SRNG stock, will generally be required to include in income as a deemed dividend deemed paid by SRNG the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SRNG Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication. Subject to the discussion below of the PFIC rules, a U.S. Holder should not be subject to U.S. federal income tax with respect to the exchange of such holder’s SRNG warrants for New Ginkgo warrants in the Domestication. However, for purposes of the discussion above regarding Section 367(b) of the Code, a U.S. Holder’s ownership of SRNG warrants will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of SRNG stock entitled to vote or 10% or more of the total value of all classes of SRNG stock.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging SRNG warrants for newly issued New Ginkgo warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. It is possible that SRNG is classified as a PFIC for U.S. federal income tax purposes. If SRNG is classified as a PFIC, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SRNG Class A ordinary shares to recognize gain under the PFIC rules on the exchange of SRNG Class A ordinary shares for New Ginkgo Class A common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SRNG Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b) of the Code, which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges SRNG warrants for newly issued New Ginkgo warrants; currently, however, the elections under the PFIC rules mentioned above do not apply to SRNG warrants (for discussion regarding the unclear application of the PFIC rules to SRNG warrants, see “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SRNG. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although SRNG has conducted due diligence on Ginkgo, SRNG cannot assure you that this diligence revealed all material issues that may be present in Ginkgo’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SRNG’s or New Ginkgo’s control will not later arise. As a result, New Ginkgo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SRNG’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New Ginkgo reports charges of this nature could contribute to negative market perceptions about New Ginkgo or its securities. In addition, charges of this nature may cause New Ginkgo to violate net worth or other covenants to which it may be subject. Accordingly, any SRNG shareholder who chooses to remain a stockholder of New Ginkgo following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SRNG’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SRNG’s securities prior to the Closing may decline. The market values of SRNG’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which SRNG shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of SRNG Class A ordinary shares, the market value of New Ginkgo Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New Ginkgo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Ginkgo and trading in SRNG’s Class A ordinary shares has not been active. Accordingly, the valuation ascribed to New Ginkgo in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Ginkgo securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment in our securities and New Ginkgo securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Ginkgo could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that New Ginkgo Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

New Ginkgo Class A common stock and warrants are expected to be listed on the NYSE following the Business Combination. New Ginkgo’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists New Ginkgo Class A common stock from trading on its exchange for failure to meet the listing standards, we and our shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that New Ginkgo Class A common stock is a “penny stock,” which will require brokers trading in New Ginkgo Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Ginkgo Class A common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that SRNG must complete its initial business combination by February 26, 2023. If SRNG has not completed an initial business combination by then (or such later date as our shareholders may approve in accordance with the Current Charter), SRNG will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SRNG to fund its working capital requirements (subject to an aggregate limit of $3,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SRNG’s remaining shareholders and the SRNG Board, liquidate and dissolve, subject in each case to SRNG’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, SRNG’s public shareholders may only receive approximately $10.00 per share and SRNG’s warrants will expire worthless.

SRNG’s directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

The Sponsor has agreed that it will be liable to SRNG if and to the extent any claims by a third party for services rendered or products sold to SRNG, or a prospective target business with which SRNG has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under SRNG’s indemnity of the underwriters of SRNG’s initial public offering against certain liabilities, including liabilities under the Securities Act. While SRNG currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to SRNG, it is possible that SRNG’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SRNG’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SRNG’s public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to SRNG’s public shareholders, SRNG files a bankruptcy petition or an involuntary bankruptcy petition is filed against SRNG that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SRNG’s shareholders and the per-share amount that would otherwise be received by SRNG’s shareholders in connection with SRNG’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to SRNG’s public shareholders, SRNG files a bankruptcy petition or an involuntary bankruptcy petition is filed against SRNG that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SRNG’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SRNG’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by SRNG’s shareholders in connection with SRNG’s liquidation may be reduced.

If SRNG’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their SRNG Class A ordinary shares for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their share certificates (if any) and other redemption forms (as applicable) to our transfer agent prior to                      , New York City time, on                      , 2021. Shareholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SRNG to fund its working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay SRNG’s taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The ability of SRNG shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation in order to redeem their shares.

At the time SRNG entered into the Merger Agreement and related agreements for the Business Combination, SRNG did not know how many shareholders would exercise their redemption rights, and therefore SRNG structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires SRNG to have at least $1.25 billion of aggregate cash proceeds available in the Trust Account, after giving effect to redemptions of public shares, if any, and the Private Placement. If a larger number of shares are submitted for redemption than SRNG initially expected, SRNG may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit SRNG’s ability to complete the Business Combination or optimize its capital structure.

The completion of the Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by SRNG shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement—Conditions to Closing”), or that other Closing conditions are not satisfied. If SRNG does not complete the Business Combination, SRNG could be subject to various risks, including:

•	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Merger Agreement;

•

negative reactions from the financial markets, including declines in the price of our Class A ordinary shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Delaware law and provisions in the Proposed Charter and the Proposed Bylaws could make a takeover proposal more difficult.

If the Business Combination is consummated, New Ginkgo’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of the Proposed Charter and the Proposed Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New Ginkgo Class A common stock held by New Ginkgo’s stockholders. These provisions provide for, among other things:

•

the ability of the New Ginkgo Board to issue additional shares of New Ginkgo Class B common stock (including potentially to persons other than employees and directors) and one or more series of preferred stock;

•	certain limitations on convening special stockholder meetings;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Ginkgo’s annual meetings;

•

amendment of certain provisions of the organizational documents only by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of all of the outstanding shares of capital stock of New Ginkgo and, in certain circumstances, amendment of certain provisions of New Ginkgo’s organizational documents only with the affirmative vote of the holders of at least two-thirds of the outstanding shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock, as applicable, voting as a separate class; and

•

a multi-class common stock structure with one vote per share of New Ginkgo Class A common stock, 10 votes per share of New Ginkgo Class B common stock and no voting right per share of New Ginkgo Class C common stock (except as otherwise expressly provided in the Proposed Charter or required by applicable law).

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New Ginkgo, even if the third party’s offer may be considered beneficial by many of New Ginkgo’s stockholders. As a result, New Ginkgo’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New Ginkgo may experience negative reactions from the financial markets, including negative impacts on the price of New Ginkgo common stock. These provisions could also discourage proxy contests and make it more difficult for New Ginkgo’s stockholders to elect directors of their choosing and to cause New Ginkgo to take other corporate actions that New Ginkgo’s stockholders desire. See “Description of New Ginkgo Securities.”

The Proposed Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts of the United States as the sole and exclusive forum for certain other types of actions and proceedings, in each case, that may be initiated by New Ginkgo’s stockholders, which could limit New Ginkgo’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New Ginkgo or New Ginkgo’s directors, officers or other employees.

The Proposed Bylaws will provide that, unless New Ginkgo consents in writing to the selection of an alternative forum or if the Court of Chancery (or other state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of the applicable court, the Court of Chancery (or other state or federal court located within the State of Delaware) will be, to the fullest extent permitted by law, the sole and exclusive forum for resolution for any (i) derivative action or proceeding brought on behalf of New Ginkgo; (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of New Ginkgo to New Ginkgo or New Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach; (iii) action governed by the “internal affairs doctrine” or arising pursuant to any provision of the certificate of incorporation or the bylaws, or to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws; (iv) action asserting a claim against New Ginkgo or any current or former director, officer, employee, agent or stockholder of New Ginkgo arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery. Unless New Ginkgo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of any action, claim or proceeding arising under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. If any action, claim or proceeding the subject matter of which is within the scope of the forum provisions in the Proposed Bylaws (the “Forum Provisions”) is filed in the name of any stockholders of New Ginkgo in a court other than the specified courts in the Forum Provisions, then such stockholder will, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the applicable courts specified in the Forum Provisions in connection with any action brought in any such court to enforce the Forum Provisions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New Ginkgo or New Ginkgo’s directors, officers or other employees, which may discourage such lawsuits. Such choice-of-forum provisions may also increase the costs to bring a claim. We note that there is uncertainty as to whether a court would enforce the Forum Provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find the Forum Provisions of the Proposed Bylaws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Ginkgo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New Ginkgo’s business, financial condition and results of operations and result in a diversion of the time and resources of New Ginkgo’s management and board of directors.

Risks Related to Ginkgo’s Business

We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

We have incurred significant operating losses since our inception. Our net loss attributable to our stockholders was approximately $126.6 million and $119.3 million for the fiscal years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $467.9 million. We may incur losses and negative cash flow from operating activities for the foreseeable future as we continue to invest significant additional funds toward further developing our platform, the cell programs we perform on behalf of our customers and otherwise growing our business. We also expect that our operating expenses will increase as a result of becoming a public company and will continue to increase as we grow our business. We have derived a significant portion of our revenues from fees and milestone payments from technical development services provided to customers to advance programs. Historically, these fees have not been sufficient to cover the full cost of our operations. Additionally, if our customers terminate their agreements or development plans with us, our near-term revenues could be adversely affected. In addition, certain of our customer agreements provide for milestone payments, future royalties and other forms of contingent consideration, the payment of which are uncertain, as they are dependent on our ability to successfully develop engineered cells, bioprocesses, or other deliverables and our customers’ ability and willingness to successfully develop and commercialize products and processes.

In 2020, we incurred significant operating and capital expenditures in launching our biosecurity offering, which includes COVID-19 testing products and services for businesses, academic institutions, and other organizations and the development of components and processes for the development and manufacture of COVID-19 vaccines. In the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. Given the recent launch of this biosecurity offering and limited operating history, our reliance on school funding for testing, potential disruptions from vaccine rollout generally and for adolescents in the foreseeable future, the impact of summer vacation, and the increased availability of over-the-counter testing options, this business may never recoup the losses incurred to date.

Our expenses may exceed revenues for the foreseeable future and we may not achieve profitability. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to expand or continue our business, and the value of New Ginkgo common stock could be negatively impacted. Our ability to achieve or sustain profitability is based on numerous factors, many of which are beyond our control, including the development of our platform, the initiation of new programs with new and existing customers, the commercial terms of our programs, our ability to advance cell engineering programs in a timely and cost-effective manner, our ability to extend new offerings to customers, our customers’ ability to scale up bioprocesses, the ability of our customers to produce and sell products, the impact of market acceptance of our customers’ products, and our and our customers’ market penetration and margins. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We will need substantial additional capital in the future in order to fund our business.

We have consumed considerable amounts of capital to date, and we expect to incur continued net losses over the next several years as we continue to develop our business, advance our programs, expand and enhance our platform, and make the capital investments necessary to scale up our Foundry operations and Codebase assets. We may also use additional capital for strategic investments and acquisitions. Following the consummation of the Business Combination, we believe that our cash and cash equivalents, short-term investments, and interest earned on investments will be sufficient to meet our projected operating requirements for several years and until we reach profitability. However, these assumptions may prove to be incorrect and we could exhaust our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with our programs, including risks and uncertainties that could impact the rate of progress of our programs, we are unable to estimate with certainty the amounts of capital outlays and operating expenditures associated with these activities.

We do not currently have any commitments for future funding beyond the consummation of the Business Combination. We may receive fees, milestones, and royalty payments under our customer agreements, but these are not guaranteed. Additionally we may be able to sell our equity interests in certain subsidiaries or collaborations but most of these equity stakes are illiquid (e.g. in private companies) and we may not be able to find a buyer or may incur significant impairment if forced to sell these positions for liquidity. We may not receive any further funds under those agreements, the funds we receive may be lower than projected, or our program costs may be higher than projected. In addition, we may not be able to sign new customer agreements or enter into new development plans with existing customers with adequate funds to cover program development expenses. As a result of these and other factors, we do not know whether additional financing will be available when needed, or, if available, whether such financing would be on terms favorable to our stockholders or us.

If future financings involve the issuance of equity securities, our existing shareholders would suffer dilution. If we raise debt financing in the future, we may be subject to restrictive covenants that limit our ability to conduct our business. Our ability to raise funds may be adversely impacted by current or future economic conditions. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures could be significantly limited. If adequate funds are not available, we may not be able to successfully execute our business plan or continue our business.

We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, then our business, results of operations, and financial condition could be adversely affected.

We have experienced substantial growth in our business since inception, which has placed and may continue to place significant demands on our company culture, operational infrastructure, and management. We believe that our culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing a culture of empowerment of, and active engagement by, our employees. As we expand our business and mature as a public company, we may find it difficult to maintain our culture while managing this growth. Any failure to manage our anticipated growth and organizational changes in a manner that preserves the key aspects of our culture could be detrimental to future success, including our ability to recruit and retain personnel, and effectively focus on and pursue our objectives. This, in turn, could adversely affect our business, results of operations, and financial condition.

In addition, in order to successfully manage our rapid growth, our organizational structure has become more complex and is likely to continue to become more complex. In order to manage these increasing complexities, we will need to continue to scale and adapt our operational, financial, and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and management resources before our revenue increases and without any assurances that our revenue will increase.

Finally, continued growth could strain our ability to maintain reliable service levels and offerings for our customers. If we fail to achieve the necessary level of capacity, quality and efficiency in performing services and other development activities, or the necessary level of efficiency in our organizational structure as we grow, then our business, results of operations and financial condition could be adversely affected.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We have a portfolio of cell engineering programs which vary in start date, duration, complexity, and revenue potential. Additionally, our downstream economics in the form of equity interests, milestone payments, or royalty streams add an additional level of uncertainty to our possible future performance. Consequently, predictions about our future success or viability are highly uncertain and may not be as accurate as they could be if we had a longer company history of successfully developing, commercializing and generating revenue from our programs and/or downstream economic participation. With respect to our biosecurity offering, prior to 2020, we had no experience developing or commercializing testing products or services. Moreover, as described above, given the limited operating history of our biosecurity offering, our reliance on school funding for testing, potential disruptions from vaccine rollout generally and for adolescents in the foreseeable future, the impact of summer vacation, and the increased availability of over-the-counter testing options, the future performance of our COVID-19 offerings is unpredictable. Moreover, we cannot predict how long the COVID-19 pandemic will continue and, therefore, we cannot predict the duration of the revenue stream from our COVID-19 testing products and services.

Our long-term objective is to generate free cash flow from the commercialization of programs by customers across a variety of industries, as well as, from our biosecurity-focused offerings. Our estimated costs and timelines for the completion of programs are based on our experiences to date and our expectations for each stage of the program in development. Given the variety of types of programs we support and the continued growth of our platform, there is variability in timelines and costs for launching and executing programs, and completion dates can change over the course of a customer engagement. In addition, our costs and timelines may be greater or subject to variability where regulatory requirements lead to longer timelines, such as in agriculture, food, and therapeutics. In addition, we have equity interests in certain companies and there is and will continue to be variability in the financial performance of these other companies or future companies in which we may have equity interests.

As a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown obstacles. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition, and results of operations could be adversely affected.

If we cannot maintain and expand current customer partnerships and enter into new customer partnerships, our business could be adversely affected.

We do not generate substantial revenue from our own products, and instead generate revenue from customer collaborations in which we provide services, and also receive downstream value in the form of royalties, equity, or milestone payments. As a result, our success depends on our ability to expand the number, size and scope of our customer collaborations. Our ability to win new business depends on many factors, including our reputation in the market, the quality of our service offerings relative to alternatives, the pricing and efficiency of our services relative to alternatives, and our technical capabilities. If we fail to maintain a position of strength in any of these factors, our ability to either sign new customer collaborations or launch new programs with existing customers may suffer and this could adversely affect our prospects. Additionally, in the process of developing programs, we generate Foundry know-how and accumulate meaningful biological and data assets, including optimized proteins and organisms, characterized genetic parts, enhanced understanding of metabolic pathways, biological, chemical, and genetic libraries, and other elements of biological data. Data and know-how generated from our programs provide the basis for expanded capabilities that we believe further supports our customer collaborations. As a result, in addition to reducing our revenue or delaying the development of our programs, the loss of one or more of our customer relationships or the failure to add new customers or programs may hinder our accumulation of such information, thus hindering our efforts to advance our technological differentiation and improve our platform.

We engage in conversations with companies regarding potential customer collaborations on an ongoing basis. We may spend considerable time and money engaging in these conversations and feasibility assessments, including, understanding the technical approach to a program, customer concerns and limitations, and legal or regulatory landscape of a potential program or offering, which may not result in a commercial agreement. Even if an agreement is reached, the resulting relationship may not be successful for many reasons, including our inability to complete a program to our customers’ specifications or within our customers’ time frames, or unsuccessful development or commercialization of products or processes by our customers. In such circumstances, our revenues and downstream value potential from such a collaboration might be meaningfully reduced.

We currently own and may in the future own equity interests in other operating companies, including certain of our customers; consequently, we have exposure to the volatility and liquidity risks inherent in holding their equity and overall operational and financial performance of these businesses.

We currently own equity interests in several of our customers. In the future, we may also own equity interests in other companies. The process by which we receive equity interests and the factors we consider in deciding whether to accept, hold or dispose of these equity positions may differ significantly from those that an independent investor would evaluate when considering equity interests in a company. Owning equity increases our exposure to the risks of the other company and, in the case of customers, beyond the products of our collaborations. Our equity ownership positions expose us to market volatility and the potential for negative returns. We may have restrictions on resale or limited markets to sell our equity ownership. In many cases, our equity position is a minority position which exposes us to further risk, as we are not able to exert control over the companies in which we hold securities.

In connection with future collaborations or joint ventures, we may, from time to time, receive warrants, or options, all of which involve special risks. To the extent we receive warrants or options in connection with future collaborations or joint ventures, we would be exposed to risks involving pricing differences between the market value of underlying securities and our exercise price for the warrants or options, a possible lack of liquidity, and the related inability to close a warrant or option position, all of which could ultimately have an adverse effect on our financial position.

We leverage our own resources and partner with strategic and financial investors in order to help early stage companies and innovators secure funding and benefit from our platform, which exposes us to a number of risks.

Since our founding, we have helped to launch new companies (such as Motif FoodWorks, Inc., Allonnia LLC and Kalo Ingredients LLC) by bringing together strategic and financial investors to secure funding for these early stage and small companies. Going forward, we intend to continue to leverage our own balance sheet and partner with investors in order to enable companies at all stages to benefit from our platform.

Partnering with and investing in early stage and small companies may expose us to a number of risks, including that early stage and small companies may have:

•

shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render small companies more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital than originally anticipated to expand, compete and operate their business;

•

the inability to obtain financing from the public capital markets or other traditional sources, such as commercial banks, in part because loans made to these types of companies entail higher risks than loans made to companies that have larger businesses, greater financial resources or are otherwise able to access traditional credit sources on more attractive terms;

•

a higher likelihood of depending on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on such company and, in turn, on us;

•

less predictable operating results, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•

particular vulnerabilities to changes in customer preferences and market conditions, depend on a limited number of customers, and face intense competition, including from companies with greater financial, technical, managerial and marketing resources; and

•

fewer administrative resources, which can lead to greater uncertainty in their ability to generate accurate and reliable financial data, including their ability to deliver audited financial statements.

Any of these factors or changes thereto could impair an early stage or small company’s financial condition, results of operation, cash flow or result in other adverse events, such as bankruptcy. This, in turn, could result in losses in our investments and a change in our income (loss) on investments.

We may pursue strategic acquisitions and investments that could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and, if appropriate opportunities become available, we may acquire additional businesses, assets, technologies, or products to enhance our business in the future, but our ability to do so successfully cannot be ensured. We have also made investments in companies that we view as synergistic with our business. Although we conduct due diligence on these acquisitions and investments, such processes may fail to reveal significant liabilities and we could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by indemnification we may obtain from the seller. Even if we identify suitable opportunities, we may not be able to complete such acquisitions on favorable terms or at all. Any acquisitions we make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We may decide to incur debt or spend cash in connection with an acquisition, which may cause us to face liquidity concerns or be subject to restrictive covenants in the future. We may also issue common stock or other equity securities to the stockholders of the acquired company, which would reduce the percentage ownership of our existing stockholders. In addition, we may not be able to successfully integrate the acquired personnel, assets, technologies, products and/or operations into our existing business in an effective, timely, and non-disruptive manner or retain acquired personnel following an acquisition. Acquisitions may also divert management’s attention from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. In addition, we may not be able to fully recover the costs of such acquisitions or be successful in leveraging any such strategic transactions into increased business, revenue, or profitability. We also cannot predict the number, timing, or size of any future acquisitions or the effect that any such transactions might have on our operating results.

Accordingly, although there can be no assurance that we will undertake or successfully complete any acquisitions, any transactions that we do complete may not yield the anticipated benefits and may be subject to the foregoing or other risks and have a material and adverse effect on our business, financial condition, results of operations, and prospects. Conversely, any failure to pursue or delay in completing any acquisition or other strategic transaction that would be beneficial to us could delay the development of our platform or advancement of our programs and, thus, potential commercialization of our customer’s products.

Our programs may not achieve milestones and other anticipated key events on the expected timelines or at all, which could have an adverse impact on our business and could cause the price of New Ginkgo common stock to decline.

We may adopt various technical, manufacturing, regulatory, commercial, and other objectives for our programs. These milestones may include our or our customer’s expectations regarding the commencement or completion of technical development, the achievement of manufacturing targets, the submission of regulatory filings, or the realization of other development, regulatory, or commercialization objectives by us or our customers. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions, including assumptions regarding capital resources, constraints, and priorities, progress of and results from research and development activities, and other factors, including impacts resulting from the

COVID-19 pandemic, any of which may cause the timing of achievement of the milestones to vary considerably. If we, our collaborators, or our customers fail to achieve milestones in the expected timeframes, the commercialization of our programs may be delayed, our credibility may be undermined, our business and results of operations may be harmed, and the trading price of New Ginkgo common stock may decline.

We must continue to secure and maintain sufficient and stable supplies of laboratory reagents, consumables, equipment, and laboratory services. We depend on a limited number of suppliers, some of which are single-source suppliers, and contract manufacturers for critical supplies, equipment, and services for research, development, and manufacturing of our products and processes. Our reliance on these third parties exposes us to risks relating to costs, contractual terms, supply, and logistics, and the loss of any one or more of these suppliers or contract manufacturers or their failure to supply us with the necessary supplies, equipment, or services on a timely basis, could cause delays in our research, development, or production capacity and adversely affect our business.

The COVID-19 pandemic has caused substantial disruption in global supply chains and the ability of third parties to provide us services on a timely basis or at all. As a result, we have experienced shortages in some of our key equipment and supplies, including those required in our labs, as well as, disruptions in services provided by third parties, and may continue to do so in the future as a result of the pandemic, or otherwise. We may also experience price increases, quality issues and longer lead times due to unexpected material shortages, service disruptions, and other unanticipated events, which may adversely affect our supply of lab equipment, lab supplies, chemicals, reagents, supplies, and lab services. For some suppliers, we do not enter into long-term agreements and instead secure our materials and services on a purchase order basis. Our suppliers may reduce or cease their supply of materials or services to us at any time in the future. If the supply of materials or services is interrupted, our programs may be delayed.

We depend on a limited number of suppliers for critical items, including lab consumables and equipment, for the development of our programs. Some of these suppliers are single-source suppliers. We do not currently have the infrastructure or capability internally to manufacture these items at the necessary scale or at all. Although we have a reserve of supplies and although alternative suppliers exist for some of these critical products, services, and equipment, our existing processes used in our Foundries have been designed based on the functions, limitations, features, and specifications of the products, services, and equipment that we currently utilize. While we work with a variety of domestic and international suppliers, our suppliers may not be obligated to supply products or services or our arrangements may be terminated with relatively short notice periods. Additionally, we do not have any control over the process or timing of the acquisition or manufacture of materials by our manufacturers and cannot ensure that they will deliver to us the items we order on time, or at all.

In particular, we rely on Twist Bioscience Corporation for custom DNA synthesis and Thermo Fisher Scientific Inc. for certain instruments and consumables. The price and availability of DNA, chemicals, reagents, equipment, consumables, and instruments have a material impact on our ability to provide Foundry services. We also rely on third parties, such as Berkeley Lights, Inc., to develop workflows to use the equipment they provide to us. We may rely on contract manufacturers like Fermic, s.a. de.c.v for scale-up fermentation development, fermentation, and manufacturing of products for some customers.

The loss of the products, services, and equipment provided by one or more of our suppliers could require us to change the design of our research, development, and manufacturing processes based on the functions, limitations, features, and specifications of the replacement items or seek out a new supplier to provide these items. Additionally, as we grow, our existing suppliers may not be able to meet our increasing demand, and we may need to find additional suppliers. We may not be able to secure suppliers who provide lab supplies at, or equipment and services to, the specification, quantity, and quality levels that we demand (or at all) or be able to negotiate acceptable fees and terms of services with any such suppliers.

As described above, some lab equipment, lab consumables, and other services and materials that we purchase are purchased from single-source or preferred suppliers, which limits our negotiating leverage and our ability to rely on additional or alternative suppliers for these items. Our dependence on these single-source and preferred suppliers exposes us to certain risks, including the following:

•	our suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms;

•	we may be unable to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

•

if there is a disruption to our single-source or preferred suppliers’ operations, and if we are unable to enter into arrangements with alternative suppliers, we will have no other means of continuing the relevant research, development, or manufacturing operations until they restore the affected facilities or we or they procure alternative sources of supply;

•	delays caused by supply issues may harm our reputation, frustrate our customers, and cause them to turn to our competitors for future programs; and

•

our ability to progress the development of existing programs and the expansion of our capacity to begin future programs could be materially and adversely impacted if the single-source or preferred suppliers upon which we rely were to experience a significant business challenge, disruption, or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory, or reputational issues.

Moreover, to meet anticipated market demand, our suppliers may need to increase manufacturing capacity, which could involve significant challenges. This may require us and our suppliers to invest substantial additional funds and hire and retain the technical personnel who have the necessary experience. Neither we nor our suppliers may successfully complete any required increase to existing research, development, or manufacturing capacity in a timely manner, or at all.

For the year ended December 31, 2020, our cost of lab equipment, lab supplies, and lab services accounted for a significant portion of our total research and development expenses. In the event of price increases by suppliers, we may attempt to pass the increased costs to our customers. However, we may not be able to raise the prices of our Foundry services sufficiently to cover increased costs resulting from increases in the cost of our materials and services, or the interruption of a sufficient supply of materials or services. As a result, materials and services costs, including any price increase for our materials and services, may negatively impact our business, financial condition, and results of operations.

Some of our suppliers and contract manufacturers are foreign entities. We may face disruptions due to the inability to obtain customs clearances in a timely manner or restrictions on shipping or international travel due to the COVID-19 pandemic. As a result of ongoing global supply chain challenges resulting in very long lead times for certain products and equipment, we may order in larger volumes in order to secure the supplies we require for our future operations, which may negatively impact our financial conditions, especially if we are unable to use the supplies ordered.

We use biological, hazardous, flammable and/or regulated materials that require considerable training, expertise and expense for handling, storage and disposal and may result in claims against us.

We work with biological and chemical materials that could be hazardous to human, animal, or plant health and safety or the environment. Our operations produce hazardous and biological waste products, and we largely contract with third parties for the disposal of these products. Federal, state, and local laws and regulations govern the use, generation, manufacture, storage, handling, and disposal of these materials and wastes. Compliance with applicable laws and regulations is expensive, and current or future laws and regulations may restrict our operations. If we do not comply with applicable laws and regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of (a) accidental or intentional injury or (b) release, or contamination from these materials or wastes, which could expose us to liability. Furthermore, laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. Accordingly, in the event of release, contamination, or injury, we could be liable for the resulting harm or penalized with fines in an amount exceeding our resources and our operations could be suspended or otherwise adversely affected. These liabilities could also include regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, and partner confidence in the safety of our laboratory operations, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities, as well as, increased costs or loss of revenue or other harm to our business.

The release of genetically modified organisms or materials, whether inadvertent or purposeful, into uncontrolled environments could have unintended consequences, which may result in increased regulatory scrutiny and otherwise harm our business and financial condition.

The genetically engineered organisms and materials that we develop may have significantly altered characteristics compared to those found in the wild, and the full effects of deployment or release of our genetically engineered organisms and materials into uncontrolled environments may be unknown. In particular, such deployment or release, including an unauthorized release, could impact the environment or community generally or the health and safety of our employees, our customers’ employees, and the consumers of our customers’ products.

In addition, if a high profile biosecurity breach or unauthorized release of a biological agent occurs within our industry, our customers and potential customers may lose trust in the security of the laboratory environments in which we produce genetically modified organisms and materials, even if we are not directly affected. Any adverse effect resulting from such a release, by us or others, could have a material adverse effect on the public acceptance of products from engineered cells and our business and financial condition. Such a release could result in increased regulatory scrutiny of our facilities, platform, and programs, and could require us to implement additional costly measures to maintain our regulatory permits, licenses, authorizations and approvals. To the extent such regulatory scrutiny or changes impact our ability to execute on existing or new programs for our customers, or make doing so more costly or difficult, our business, financial condition, or results of operations may be adversely affected. In addition, we could have exposure to liability for any resulting harm, as well as to regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, and partner confidence in the safety of engineered cells materials, and organisms, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities, as well as, increased costs or loss of revenue or other harm to our business.

We could synthesize DNA sequences or engage in other activity that contravenes biosecurity requirements, or regulatory authorities could promulgate more far-reaching biosecurity requirements that our standard business practices cannot accommodate, which could give rise to substantial legal liability, impede our business, and damage our reputation.

The Federal Select Agent Program (“FSAP”), involves rules administered by the Centers for Disease Control and Prevention and the Animal and Plant Health Inspection Service that regulate possession, use, and transfer of biological select agents and toxins that have the potential to pose a severe threat to public, animal, or plant health or to animal or plant products. In accordance with the International Gene Synthesis Consortium’s (“IGSC”) Harmonized Screening Protocol for screening of synthetic DNA sequence orders, we follow biosafety and biosecurity industry practices and avoid DNA synthesis activities that implicate FSAP rules by screening synthetic DNA sequence orders against the IGSC’s Regulated Pathogen Database; however, we could err in our observance of compliance program requirements in a manner that leaves us in noncompliance with FSAP or other biosecurity rules. In addition, authorities could promulgate new biosecurity requirements that restrict our operations. One or more resulting legal penalties, restraints on our business or reputational damage could have material adverse effects on our business, financial condition, or results of operations.

Third parties may use our engineered cells materials, and organisms and accompanying production processes in ways that could damage our reputation.

After our customers have received our engineered cells materials, and organisms and accompanying production processes, we do not have any control over their use and our customers may use them in ways that are harmful to our reputation. In addition, while we have established a biosecurity program designed to comply with biosafety and biosecurity requirements and export control requirements in an effort to ensure that third parties do not obtain our engineered cells or other biomaterials for malevolent purposes, we cannot guarantee that these preventative measures will eliminate or reduce the risk of the domestic and global opportunities for the misuse or negligent use of our engineered cells materials, and organisms and production processes. Accordingly, in the event of such misuse or negligent use, our reputation, future revenue, and operating results may suffer.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.

We currently market our services and deliver our programs, materials, and processes outside of the United States and may market future offerings outside of the United States. We, and our suppliers, collaborators, and customers, currently conduct business outside of the United States. From time to time, our services may include the hiring or secondment of our employees outside the United States at third party facilities or require the hiring or secondment of foreign persons within our facilities. Accordingly, we are subject to a variety of risks inherent in doing business internationally, and our exposure to these risks will increase as we continue to expand our operations and customer base. These risks include:

•	political, social and economic instability;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk, corruption, and payment fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	increased expenses and diversion of our management’s attention from advancing programs;

•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise prevent us from freely moving cash;

•	import and export controls and restrictions and changes in trade regulations;

•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions;

•

multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, tariffs, trade regulations, economic sanctions and embargoes, employment laws, anti-corruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

•	failure by us, our collaborators or our customers to obtain regulatory clearance, authorization or approval for the use of our services in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

•

difficulties in staffing and managing foreign operations, including difficulties related to the increased operations, travel, infrastructure and legal compliance costs associated with international locations;

•	logistics and regulations associated with shipping chemicals, biomaterials and product samples, including infrastructure conditions and transportation delays;

•

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises, on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•

natural disasters, political and economic instability, including wars, terrorism and political unrest, the outbreak of disease, or public health epidemics, such as COVID-19, which could have an adverse impact on our employees, contractors, customers, partners, travel and the global economy;

•	breakdowns in infrastructure, utilities and other services;

•	boycotts, curtailment of trade and other business restrictions; and

•	the other risks and uncertainties described in this proxy statement/prospectus.

Additionally, as part of our growth strategy, we will continue to evaluate potential opportunities for international expansion. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we face in the United States. However, our international expansion efforts may not be successful, which could limit the size of our market or the ability to provide services or programs internationally.

In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations and customer base internationally.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Our ability to enter into a definitive agreement with the U.S. International Development Finance Corporation and our overall level of indebtedness could adversely affect liquidity and have an adverse effect on our valuation, operations and business.

On November 25, 2020, the U.S. International Development Finance Corporation (“DFC”) announced its approval to extend a loan of up to $1.1 billion to us to aid in the expansion of our commercial biosecurity offering at a global scale, contingent on our entering into a definitive loan agreement with DFC. In the event we finalize and enter into an agreement and accept a loan from the DFC, we may be subject to negative covenants limiting our ability to enter into certain transactions or incur indebtedness. We may also be required to maintain a leverage ratio and other financial metrics within certain limits. Incurring indebtedness could increase our vulnerability to sustained, adverse macroeconomic weakness and limit our ability to obtain further financing. Alternatively, if we do not enter into an agreement and accept a loan from the DFC, we may not have access to capital sufficient to scale our facilities and capabilities to the extent necessary to be competitive in the biosecurity market.

Risks Related to Ginkgo’s Customers

We rely on our customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that we develop. If these initiatives by our customers are not successful or do not achieve commercial success, or if our customers discontinue their development, production and manufacturing efforts using our engineered cells and/or biomanufacturing processes, our future financial position may be adversely impacted.

We operate as a platform company. As such, we largely rely on our customers to commercialize products that may be enabled by our engineered cells and/or biomanufacturing processes. A portion of the value in our customer collaborations is earned through downstream value sharing in the form of equity, royalty streams, or milestone payments. If our customers are not successful in bringing these products to market, the downstream portion of our value will be adversely impacted. Because we do not directly control manufacturing, product or downstream process development or commercialization, we have limited ability to impact the quality of our partners’ production processes and ultimate commercial success.

In addition, our customers may simply choose not to develop or commercialize a product we have enabled in which we are entitled to downstream value sharing. In our current relationships, we would have limited or no recourse to find alternative methods to monetize these products without the original customer. Because this industry is still nascent and the regulatory environment is evolving, we have limited historical information on the probability of commercial success for bioengineered products or biomanufacturing processes in the market and have limited ability to underwrite the likelihood that our customers will be able to create valuable products or processes in their market using the results of their programs with us. If we overestimate the probability of commercial success, the price of New Ginkgo common stock may be adversely impacted as a result of lower expectations for future cash flows from customer collaborations.

Our revenue is concentrated in a limited number of customers, some of which are related parties, and our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

We have derived, and may continue to derive, a significant portion of our revenue from a limited number of large customers. During the year ended December 31, 2020, two customers, Motif FoodWorks, Inc. and Genomatica, Inc., each represented more than 10% of our total revenue and cumulatively represented 39.4% of our total revenue. Due to the significant time required to acquire new customers, to plan and develop new programs for customers, and to satisfactorily execute on existing programs, the loss of one or both of these customers, or the loss of any other significant customer or a significant reduction in the amount of demand from a significant customer would adversely affect our revenue, results of operations, cash flows and reputation in the marketplace. There is always a risk that existing customers will not elect to do business with us in the future or will experience financial difficulties. If our customers experience financial difficulties or business reversals which reduce or eliminate the need for our services, they may be unable or unwilling to fulfill their contracts with us. There is also the risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of the services performed by Ginkgo. Our customer concentration also increases the concentration of our accounts receivable and our exposure to payment defaults by key customers, which could expose us to substantial and potentially unrecoverable costs if we do not receive payment from key customers. Additionally, the loss of any significant customer could pose reputational harm to Ginkgo and make it more challenging to acquire new customers.

In addition, while our customer collaborations are typically multi-year, we generally do not require our customers to generate a minimum amount of annual demand and without such contracts, our customers are not obligated to use our services beyond the amounts they choose to incur. Our customers may choose to use less of our services depending on program progress, their own technological capabilities, market demand for their products and/or their own internal budget cycles. As a result, we cannot accurately predict our customers’ decisions to reduce or cease utilizing our services. Even where we enter into long-term contracts with our customers, there is no guarantee that such agreements will be negotiated on terms that are commercially favorable to us in the long-term. In addition, existing customers may choose to perform some or all of the services they expect from us internally, with another third-party partner or by using capabilities from acquisitions of assets.

In certain cases, our business partners may have discretion in determining when and whether to make announcements about the status of our collaborations, including about developments and timelines for advancing programs, and the price of New Ginkgo common stock may decline as a result of announcements of unexpected results or developments.

Generally, we and our customers must mutually agree on determining when and whether to make announcements about the status of our collaborations, including developments in our programs and timelines for commercialization of or improvements to products using engineered cells developed using our platform. However, in some cases our customers may report or otherwise may be obligated to disclose certain matters without our consent. Our partners may also wish to report such information more or less frequently than we intend to or may not wish to report such information at all. We or our partners may announce a collaboration or partnership even if there is no guarantee that we will recognize program fees. The price of New Ginkgo common stock may decline as a result of a public announcement of unexpected results or developments in our partnerships, or as a result of our partners not consenting to an announcement or withholding information.

Risks Related to the COVID-19 Pandemic

The recent COVID-19 pandemic and the global attempt to contain it may harm our business and results of operations.

The full impact of the continuing COVID-19 pandemic and related public health measures on our business will depend largely on future developments, including the duration and severity of the pandemic, which remains highly uncertain. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 caused by a novel strain of coronavirus as a pandemic, which continues to spread throughout the United States and around the world. Since then, extraordinary actions have been taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 throughout the world. These actions include travel bans, quarantines, capacity limitations at facilities, “stay-at-home” orders and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. For example, as part of these efforts and in accordance with applicable government directives, we initially temporarily suspended some programs at our facilities in Boston, Massachusetts in late March 2020. In addition, we began restricting non-essential travel. As a result of the travel restrictions, we limited in-person sales and marketing activities. We have continued to operate within the rules and guidance applicable to our business during the pandemic, including by requiring physical distancing, quarantining our personnel and reducing capacity limits in our facilities; however, a continuing implementation of these restrictions could further impact our ability to operate effectively and conduct ongoing research and development, laboratory operations, sales and marketing activities or other activities or operations.

We have also incurred expenses associated with our efforts to accommodate personnel during the COVID-19 pandemic, including costs associated with the provision of COVID-19 testing to our personnel, safety accommodations, providing on-site amenities and enhanced on-site cleaning efforts. During the course of the pandemic, we will continue to incur such expenses associated with our operations.

Governmental mandates and guidelines related to COVID-19, other infectious diseases or public health crises, have impacted and we expect them to continue to impact, our personnel and operations and personnel and operations at third-party facilities in the United States and other countries. The pandemic has caused substantial disruption in global supply chains. These interruptions may require us to suspend operations or delay programs. If we continually delay programs with existing customers, we may be in breach of our contracts with existing customers or customers may decide to cease doing business with us. Difficulties and delays such as those we have experienced and may experience in the future may prevent us from meeting our operating and financial goals, both in general and within our targeted timelines, and may cause our revenues and operating results to fluctuate from period to period.

Our operations rely on the availability of laboratory scientists, engineers and facility, safety, quality and compliance personnel to work on-site. If a critical team member falls ill or needs to quarantine, or if a critical mass of our personnel falls ill or needs to quarantine, we may not be able to continue operations. The COVID-19 pandemic has also had an adverse effect on our ability to attract, recruit, interview and hire at the pace we would typically expect to support our rapidly expanding operations, as well as on our ability to build out facilities to accommodate expanding operations. To the extent that any governmental authority imposes additional regulatory requirements or changes existing laws, regulations and policies that apply to our business and operations, such as additional workplace safety measures, our programs may be delayed, and we may incur further costs in bringing our business and operations into compliance with changing or new laws, regulations and policies.

Further, the effect of the COVID-19 pandemic and mitigation efforts on our customers’ and on consumer demand for their products could materially and adversely affect us, particularly to the extent our customers or potential customers experience declines in demand for their goods or services that contain or use our products or services. We may also experience a slow-down in our pipeline of new programs or a termination of existing programs if our customers or potential customers face disruptions during the pandemic.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to sudden change. We are following, and plan to continue to follow, recommendations from federal, state and local governments regarding workplace policies, practices and procedures. We are continuing to monitor the potential impact of the pandemic, including on global supply chains and manufacturing capacity, but we cannot be certain what the overall impact will be on our business, financial condition, results of operations and prospects on a go-forward basis.

Uncertainty regarding the ongoing demand and/or capacity (including capacity at third party clinical testing laboratories) of our COVID-19 individual and pooled sample tests could materially adversely affect our business.

Our COVID-19 testing programs are subject to inherent risks of commercial viability, such as demand for tests, price or market share erosion due to competition and the duration of the COVID-19 pandemic. We are in a highly competitive market – many companies have launched or are seeking to launch COVID-19 testing products and many of these companies already have an existing commercial and technical infrastructure to market and commercialize such offerings. We have limited experience marketing or commercializing diagnostic or pooled sample testing programs and may not be able to sufficiently support operations with our current base of personnel or recruit enough personnel to effectively commercialize COVID-19 testing programs, particularly during a pandemic, at which time the pipeline for experienced personnel will be in high demand. Moreover, as vaccines for COVID-19 and at-home or over-the-counter COVID-19 tests become more widely available, and as infection rates decrease, demand for COVID-19 testing may also decrease.

Our COVID-19 testing business relies heavily on the adoption of pooled testing in schools, and we expect our revenue from pooled sample testing in schools to decrease during the summer months when schools are closed. In addition, schools may be hesitant to adopt COVID-19 testing without positive support from parents or teachers. Although we make test validation results and protocols available to parents and teachers, they may not trust the accuracy of the tests or may have concerns about how the tests are performed, how samples are used or tracked and whether appropriate privacy measures are being taken with respect to individually identifiable health information, including genetic information. The ability for schools to pay for COVID-19 testing relies heavily on the availability of federal, state or local funding for testing. If such funding is not available or if there are restrictions on the use of such funding for our pooled sample test offerings, our COVID-19 testing business may not be commercially viable. In the event a COVID-19 vaccine is approved for children younger than sixteen years of age, the demand for COVID-19 testing in schools could diminish significantly or be eliminated.

Creating the commercial and technical infrastructure to test on a mass scale is expensive. We may also be limited in our ability to scale up based on expense or unavailability of the required materials, equipment, personnel and infrastructure necessary to deliver diagnostic or pooled sample tests on a mass scale. We may not be able to recover our investment expenses with sufficient revenue generated by our diagnostic and pooled sample testing efforts.

Our ability to commercialize our testing programs is also subject to regulatory or governmental controls, decisions or actions. If the U.S. Department of Health and Human Services terminates its Declaration Justifying Emergency Use of Medical Countermeasures because the circumstances justifying emergency use no longer exist, or if the U.S. Food and Drug Administration (“FDA”) requires premarket approval, clearance or other marketing authorization for the third-party COVID-19 tests that are used in our testing services, we may be unable to market or distribute these COVID-19 tests or generate revenues from our test offerings. We may also experience price erosion if federal or state governments implement price controls.

Finally, the sale of each test is dependent on the supply of the appropriate collection devices authorized for use with the COVID-19 tests we utilize in our testing programs. Disruptions in this supply chain will have a material adverse effect on our ability to sell tests.

Uncertainty regarding the sales and delivery of our COVID-19 individual and pooled sample tests could materially adversely affect our business.

Although we have partnerships with third party clinical testing laboratories to support a high volume of pooled sample testing for COVID-19 nationally, pooled testing has not yet been adopted by all states nor have we established partnerships with clinical testing laboratories in all states. We are continuing to develop processes to scale capacity of COVID-19 pooled sample collection and testing. However, we can give no assurance that we will be able to successfully scale the pooled sample collection and test capacity or that we will be able to establish or maintain the collaborative third party relationships that support such testing capacity. In addition, even if we are able to scale to high volume testing nationwide, there can be no assurance that the testing capacity will be used.

We may be subject to tort liability if the COVID-19 tests we utilize in our testing programs provide inaccurate results.

The Public Readiness and Emergency Preparedness Act (the “PREP Act”) provides immunity for manufacturers, distributors, program planners, qualified persons, and their officials, agents, and employees from certain claims under state or federal law for a “loss” arising out of the administration or use of a “covered countermeasure” in the United States. Distributors are certain persons or entities engaged in the distribution of drugs, biologics, or devices. Program planners include persons who supervise or administer a program with respect to the administration, distribution, provision, or use of a Covered Countermeasure (as defined in the PREP Act). Covered Countermeasures include security countermeasures and “qualified pandemic or epidemic products,” including products intended to diagnose or treat pandemic or epidemic disease, such as COVID-19 diagnostic tests, as well as treatments intended to address conditions caused by such products. Covered Countermeasures must also be approved, cleared, or authorized for emergency use, or otherwise authorized for investigational use, by the FDA in order to be considered Covered Countermeasures under the PREP Act.

For these immunities to apply, the Secretary of HHS must issue a declaration in cases of public health emergency or “credible risk” of a future public health emergency. On March 10, 2020, the Secretary of HHS issued a declaration under the PREP Act and has issued subsequent amendments thereto to provide liability immunity for activities related to certain countermeasures against the ongoing COVID-19 pandemic.

We act as the authorized distributor of certain third-party COVID-19 tests and collection kits that have received Emergency Use Authorization (“EUA”) and supervise testing programs for our COVID-19 testing customers. While we believe our test distribution and program planning activities with respect to these programs would be covered under the provisions of the PREP Act, this cannot be assured. Also, there can be no assurance that the U.S. Congress will not act in the future to reduce coverage under the PREP Act or to repeal it altogether.

Furthermore, some of the third-party tests used as part of our pooled testing program are not covered by an EUA and, at this time, we do not believe that such testing services, administration, or program planning related to our pooled testing program will qualify for PREP Act immunity. If product liability lawsuits are brought against us in connection with allegations of harm connected to our COVID-19 testing services, we may incur substantial liabilities and may be required to limit our testing services. The PREP Act is a complex law with limited judicial precedent, and thus even for the third-party COVID-19 tests and collection kits used in our testing services that are subject to EUAs, we may have to expend significant time and legal resources to obtain dismissal of a lawsuit on the basis of PREP Act immunity.

If we cannot successfully defend ourselves against claims that our COVID-19 testing services caused injuries and if we are not entitled to immunity under the PREP Act, or the U.S. Congress limits or eliminates coverage under the PREP Act, or if the liability protections under the PREP Act are not adequate to cover all claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for our services, injury to our reputation, costs to defend litigation, loss of revenue, and substantial money awards to customers.

We are dependent on our relationships with our telehealth partner to provide healthcare services, and our business would be adversely affected if those relationships were disrupted.

Our contractual relationships with our telehealth partner who provides physician authorization for COVID-19 diagnostic and screening testing may implicate certain state laws in the United States that generally prohibit non-physician entities from practicing medicine, exercising control over physicians or engaging in certain practices such as fee-splitting with physicians. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state medical boards of medicine, state attorneys general and other parties, including our telehealth partner, may assert that we are engaged in the prohibited corporate practice of medicine, and/or that its arrangements with its telehealth partner constitutes unlawful fee-splitting. If a state’s prohibition on the corporate practice of medicine or fee-splitting law is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our relationship with our telehealth partner to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice of medicine doctrines and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding the corporate practice of medicine, which could discourage our telehealth partner from providing services to us.

Risks Related to the Synthetic Biology Industry

Rapidly changing technology and emerging competition in the synthetic biology industry could make the platform, programs, and products we and our customers are developing obsolete or non-competitive unless we continue to develop our platform and pursue new market opportunities.

The synthetic biology industry is still emerging and is characterized by rapid and significant technological changes, frequent new product introductions and enhancements, and evolving industry demands and standards. Our future success will depend on our ability to sign and initiate new programs that address the evolving needs of our customers on a timely and cost-effective basis, to advance existing programs and to pursue new market opportunities that develop as a result of technological and scientific advances. Additionally, our customers may face significant competition or other risks which may adversely impact our business and results of operations.

There are a number of companies in the broader synthetic biology industry, and our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may result in our platform becoming obsolete. Our ability to compete successfully will depend on our ability to develop proprietary technologies that enable our customers to develop products using our platform in a manner that is either less expensive, faster, superior or otherwise differentiated from what a competitor’s technologies and products might enable. If we are unable to continue to successfully advance our platform or the services it provides at scale, or if our customers are unable to commercialize the products or processes made or improved upon by using our platform, our business and results of operations will be adversely impacted.

Due to the significant lead time involved in launching a new program or developing a new product or process using our platform, our customers are required to make a number of assumptions and estimates regarding the commercial feasibility of a new program, including assumptions and estimates regarding the size of an emerging product category and demand for those end-products and processes which will use our technology, the ability to scale-up manufacturing processes to produce a product on a commercial scale, the ability to penetrate that emerging product category, customer adoption of a downstream product, the existence or non-existence of products being simultaneously developed by competitors, potential market penetration and obsolescence, planned or unplanned. As a result, it is possible that we may commence a new program with a customer who wishes to develop a product or process that has been displaced by the time of launch, addresses a market that no longer exists or is smaller than previously thought, that end-consumers do not like or otherwise is not competitive at the time of launch, in each case, after the incurrence of significant opportunity costs on our part to develop such product. The ultimate success of the products developed by our customers using our services may be dependent on the success of other markets in which we or our customers do not operate in or have knowledge or expertise or which, in each case, may not reach the size anticipated by us or our customers or may be replaced by another emerging product category or eliminated entirely.

The market, including customers and potential investors, may be skeptical of our ability to deliver on programs because they are based on a relatively novel and complex technology.

The market, including customers and potential investors, may be skeptical of the viability and benefits of bioengineered products as well as Ginkgo’s enabling abilities, including our platform and programs, because they are based on a relatively novel approach and the adoption of complex technology. There can be no assurance that our platform and programs will be understood, approved, or accepted by customers, regulators and potential investors or that we will be able to sell our services profitably at competitive prices and with features sufficient to establish demand.

In addition, in order for novel products from our programs to be successfully commercialized, support from the entire relevant supply chain is needed. Relationships with all parts of the supply chain are important in order to gain visibility into market trends and feature and specification requirements and in order to ensure customers are able to successfully manufacture their products, obtain regulatory approval and gain access to key distribution channels. If we are unable to convince these potential customers, their suppliers, or the consumers who purchase products containing or made or developed using engineered cells and/or biomanufacturing processes, of the utility and value of such products or that such products are superior to the products they currently use, we will not be successful in entering these markets and our business and results of operations will be adversely affected. If potential investors are skeptical of the success of our platform or cell programs, our ability to raise capital and the value of New Ginkgo common stock may be adversely affected.

Ethical, legal and social concerns about genetically modified organisms and genetically modified materials and their resulting products could limit or prevent the use of products or processes using our technologies, limit public acceptance of such products or processes and limit our revenues.

Our technologies and the technologies of our customers involve the use of genetically modified cells, organisms and biomaterials, including, without limitation, genetically modified organisms (“GMOs”) and genetically modified microorganisms (“GMMs”), genetically modified plant or animal cells and genetically modified proteins and biomaterials (collectively, “Genetically Modified Materials”), and their respective products. The use, production and marketing of Genetically Modified Materials, are subject to laws and regulations in many countries, some of which are new and some of which are still evolving. In the United States, the FDA, the Environmental Protection Agency (“EPA”) and the U.S. Department of Agriculture (“USDA”) are the primary agencies that regulate the use of GMOs, GMMs and potential products derived from GMOs or GMMs or Genetically Modified Materials. If regulatory approval of the Genetically Modified Materials or resulting products is not secured, our business operations, financial condition and our ability to grow as a business could be adversely affected. We expect to encounter regulations regarding Genetically Modified Materials in most if not all of the countries in which our customers may seek to establish production capabilities or sell their products and the scope and nature of these regulations will likely be different from country to country. Governmental authorities could, for safety, social or other purposes, impose limits on, or implement regulation of, the use, production or marketing of Genetically Modified Materials. If our customers cannot meet the applicable requirements in other countries in which they intend to produce or sell their products, or if it takes longer than anticipated to obtain such approvals, our business could be adversely affected.

In addition, public perception regarding the safety and environmental hazards of, and ethical concerns over, Genetically Modified Materials or the processes used to create them, including gene editing or gene regulating technologies, could influence public acceptance of our and our customers’ technologies, products and processes. For instance, certain advocacy groups engage in efforts that include regulatory legal challenges and labeling campaigns for genetically modified products, as well as application of pressure to consumer retail outlets seeking a commitment not to carry genetically modified foods. These groups in the past have pressured retail food outlets and grocery store chains to publicly state that they will not carry genetically modified foods and have pressed food brands to publicly state that they will not use ingredients produced by genetically modified microbes. In addition, certain labeling-related initiatives have heightened consumer awareness of GMOs, which may make consumers less likely to purchase products containing GMO ingredients, which could have a negative impact on the commercial success of our customers’ products and programs. These concerns could result in increased expenses, regulatory scrutiny, delays or other impediments to our programs. The subject of Genetically Modified Materials has received negative publicity, which has aroused public debate. This adverse publicity has led to, and could continue to lead to, greater regulation and trade restrictions on imports of Genetically Modified Materials or their resulting products. In addition, with the acquisition of Dutch DNA, we are expanding into the European Union market, which has increased government regulation and scrutiny over genetically modified products. There is a risk that products produced using our technologies could cause adverse health effects or other adverse events, which could also lead to negative publicity, regulatory action or private litigation. If we are unable to overcome the ethical, legal and social concerns relating to genetic engineering, our programs could face increased expenses, regulatory scrutiny, delays or other impediments to deliver our programs or the commercialization of resulting products and processes.

Finally, the COVID-19 pandemic may increase biosecurity concerns by public and/or governmental stakeholders regarding genetic engineering technologies and risks around engineered viruses, microbes and organisms. Such concerns, restrictions, or governmental restrictions could limit the use of Genetically Modified Materials in our customers’ products, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ginkgo’s Intellectual Property

Our business could be harmed if we are not able to adequately protect our intellectual property.

Our success depends in part on our ability to obtain and maintain intellectual property protection for our proprietary technologies. We protect our proprietary technologies through patents and trade secrets, both of which entail risk. If we are unable to obtain, maintain or protect intellectual property rights related to our technology, or if our intellectual property rights are inadequate, our competitive position, business, financial conditions, results of operations and prospects may be harmed.

Risks related to our patents and patent applications.

Because of the volume and nature of our inventions, patent protection may not be practicable, available, or appropriate for some aspects of our proprietary technologies. While we own patents and pending patent applications in the United States and in foreign jurisdictions, these applications do not ensure the protection of our intellectual property. There may be prior art of which we are not aware. Additionally, obtaining, maintaining, defending and enforcing patents is costly, time consuming and complex, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain and enforce any patents that may issue from such patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our technologies before it is too late to obtain patent protection. Although we enter into confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Further, pending applications may not be issued or may be issued with claims significantly narrower than we currently seek. Patents for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine and, even after issuance, their protective scope may be limited.

Recent changes in patent law have made patents covering life science inventions more difficult to obtain and enforce. Further legislative changes or changes in the interpretation of existing patent law could increase the uncertainty and cost surrounding the prosecution of our owned patent applications and the maintenance, enforcement or defense of our owned patents. The Leahy-Smith America Invents Act (“the Leahy-Smith Act”) included changes that affect the way patent applications are prosecuted; redefine prior art; enable third-party submission of prior art to the United States Patent and Trademark Office (“USPTO”) during patent prosecution; and provide cost-effective avenues for competitors and other third parties to challenge the validity of patents at USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Thus, the Leahy-Smith Act and its continued implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Other changes in the law may further detract from the value of life science patents and facilitate challenges to our patents. In some cases, we use genetic sequence information from naturally occurring organisms, which may not be patentable. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection for naturally occurring sequences and for inventions based on the observation and exploitation of natural phenomena. These decisions have weakened the rights of patent owners in certain situations. The U.S. Court of Appeals for the Federal Circuit has also issued a series of rulings that create obstacles to the patenting of groups of genetic sequences that share functional characteristics, making it more difficult to obtain claims to certain genetic constructs, particularly antibodies. These changes in the law have created uncertainty with respect to the validity and enforceability of patents covering natural and engineered sequences. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a further material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future.

Further, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. An adverse determination in any such challenge could result in loss of exclusivity, or patent claims being narrowed, invalidated or held unenforceable, in whole or in part. Any of these results could limit our ability to stop others from using or commercializing similar or identical technology to compete directly with us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

The laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or may apply different rules concerning the assignment of intellectual property rights. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. We may encounter similar difficulties, particularly as we expand to work with foreign employees and contractors and expand our collaboration activities into foreign markets. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents by foreign holders and, in some cases, do not favor the enforcement of patents at all, particularly patents in the life sciences. This could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Reductions in the scope or enforceability of our patent protection may adversely impact our customers’ ability to commercialize their products and may thus reduce our downstream value from royalties, equity, or commercial milestone payments.

Risks relating to trade secrets and other proprietary information and biomaterials.

Because patent protection may not be available or appropriate for significant aspects of the technology we are developing, our success may depend in large part on our proprietary information, including genetic and other chemical and biological data, processes, know-how, and other trade secrets developed over years of research and development, some of which are embodied in proprietary software. We rely heavily on trade secret protections, especially in cases where we believe patents or other forms of registered intellectual property protection may not be appropriate or obtainable. However, trade secrets are difficult to protect. The secrecy of the Company’s trade secrets must be maintained for them to retain their status and protection as trade secrets. While we strive to protect the secrecy of our trade secrets and other proprietary information, including by requiring our employees, customers, consultants, and contractors to enter into confidentiality agreements and instituting multilayered protections covering our digital environment and biomaterials, we may not be able to adequately protect our trade secrets or other proprietary information. We cannot guarantee that we have entered into such agreements with every party that may have or has had access to our trade secrets, biomaterials or proprietary technology and processes. Further, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

We seek to preserve the integrity and confidentiality of our information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. We also rely on systems provided by third parties, which may suffer security breaches or incidents. Such security breaches may be inadvertent or may come about due to intentional misconduct or other malfeasance or by human error or technical malfunctions, including those caused by hackers, employees, contractors, or vendors. It may be difficult or impossible to recover trade secrets or other confidential information once it is hacked, and hackers may operate from jurisdictions that will not cooperate with such efforts. Enforcing any claim that a third party unlawfully obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts in some jurisdictions are less willing or unwilling to protect trade secrets even when a hacker or thief can be identified.

Our competitors may lawfully obtain or independently develop knowledge that is equivalent to one or more of our trade secrets. Were they to do so, we would be unable to prevent them from using that independently developed knowledge. Such a competitor could claim that we had learned the trade secret from them and bring an action against us on that basis. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position could be materially and adversely harmed. Moreover, a competitor could file for patent protection covering intellectual property that we have chosen to protect as a trade secret. In such a case, we might be restricted or excluded from using that intellectual property even if we had developed it before our competitor did.

Our facilities hold large collections of microbial strains, cell lines and other biomaterials. Failure to implement adequate controls and protections, failure to implement adequate disposal procedures, unauthorized visitors in the labs, or customers’ failure to adequately protect biological materials can put us and our customers at risk of losing valuable assets through negligence or theft and enabling the use of those lost materials by our competitors. While we believe that we take reasonable measures to protect the security of biomaterials owned by us or our customers, it is possible that our security controls and practices may not prevent unauthorized or other improper access to such genetic material. Any unauthorized access, acquisition, use, destruction, or release of the genetically modified organisms we engineer could result in our having exposure to significant liability under our contracts, as well as to regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, or partner confidence in the security of our platform, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities.

Our customers sometimes provide organisms, genetic material and/or data to us in connection with our collaborations. In the event that we fail to protect customer materials or data or inadvertently use such materials or data for unauthorized purposes, we could be liable to our customers under trade secret laws or contractual provisions.

There could be unintended consequences to the environment generally or the health and safety of our employees or the public as a result of an unauthorized release of genetically modified materials into uncontrolled environments. In addition, if a biosecurity breach or unauthorized release of genetic material were to occur within our industry, our customers and potential customers might lose trust in the security of the laboratory environments in which we produce genetically modified organisms, even if we are not directly affected. Any adverse effect resulting from such a release, by us or others, could have a material adverse effect on the public acceptance of our products and business and our financial condition. Such a release could result in enhanced regulatory activity and we could have exposure to liability for any resulting harm.

Risks relating to ownership of inventions and biomaterials.

Certain of our employees, consultants and contractors were previously employed at universities or other software or biotechnology companies, including our competitors or potential competitors. Additionally, some of our consultants or contractors may have ongoing relationships with universities. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property of others in their work for us, we may be subject to claims that these individuals or other contractors have used or disclosed intellectual property, including trade secrets or other proprietary information, of another. Litigation may result from these claims.

While it is our policy to require that our employees, consultants and contractors who may be involved in the development of intellectual property execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our intellectual property assignment agreements with them may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unsuccessful in litigating any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could have a material adverse effect on our competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to use or commercialize our technology or products, which license might not be available on commercially reasonable terms, or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and employees.

The life science academic and research community has abided by norms of free exchange of biomaterials, but recently, norms have begun to change so that parties may assert ownership and control over biomaterials that they permitted to be freely disseminated in the past. Thus, despite our best efforts to confirm our right to use biomaterials in our possession, we may use organisms that we believe to be free of encumbrance that are, in fact, subject to claims of title by others. In such a situation, litigation may be required to clear title, if it can be cleared at all. Similarly, we may be subject to claims that we have used biomaterials obtained from licensors or repositories for unauthorized purposes, or purposes not consistent with the licensing terms of the providing organization.

Risks related to the vindication or enforcement of our intellectual property rights.

Competitors and other third parties may infringe or otherwise violate our issued patents or other intellectual property. In addition, our patents may become involved in inventorship, ownership, or priority disputes. We may also become subject to claims by collaboration partners that intellectual property or biomaterials that we believe to be owned by us is actually owned by them. Any litigation concerning any of these issues would be expensive, time consuming and uncertain. There can be no assurances that we would prevail in any suit brought by us or against us by third parties, or successfully settle or otherwise resolve those claims. Significant litigation would have substantial costs, even if the eventual outcome were favorable to us, and would divert management’s attention from our business objectives.

Risks related to intellectual property developed under U.S. federally funded research grants and contracts.

Some of our inventions, data, or other intellectual property have been or may be developed during the course of research funded by the U.S. government. The U.S. government may have the right to take title to government-funded inventions if we fail to disclose the inventions to the government in a timely manner or fail to file a patent for the intellectual property within specified time limits. Further, in consequence of our receiving government funding, the U.S. government may have certain rights to intellectual property that we use in our platform or programs pursuant to the Bayh-Dole Act of 1980, as amended (the “Bayh-Dole Act”). Under the Bayh-Dole Act, U.S. government rights in certain “subject inventions” developed under a government-funded program may include a non-exclusive, irrevocable worldwide license to use inventions for any governmental purpose. In some circumstances, the U.S. government may acquire unlimited rights in data we generate. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to U.S. Government-funded inventions, to grant licenses to any of these inventions to the government or a third party if the government determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; (iii) government action is necessary to meet requirements for public use under federal regulations; or (iv) the right to use or sell such inventions is exclusively licensed to an entity within the United States and substantially manufactured outside the United States without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell such inventions unless the licensee agrees to comply with relevant Bayh-Dole Act restrictions (e.g., manufacturing substantially all of the invention in the United States) and reporting requirements. In addition, the U.S. government may acquire title in any country in which a patent application is not filed. Certain technology and inventions are also subject to transfer restrictions during the term of these agreements with the U.S. government and for a period thereafter. These restrictions may limit sales of products or components, transfers to foreign subsidiaries for the purpose of the relevant agreements, and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act, this could impair the value of our intellectual property and could adversely affect our business.

Risks relating to the Nagoya Protocol.

The Nagoya Protocol on Access to Genetic Resources and the Fair and Equitable Sharing of Benefits Arising from their Utilization is a supplemental agreement to the Convention on Biological Diversity. The Protocol is designed to provide for equitable sharing of benefits arising from the utilization of genetic resources and traditional knowledge. Under the Protocol, countries possessing genetic resources (“source countries”) are tasked with setting up procedures and institutional infrastructure for researchers to obtain prior (not post-hoc) informed consent, both from the source country and from any relevant indigenous or traditional communities, for biological research. Many have been slow to adopt workable institutions permitting the rational negotiation of benefit-sharing agreements. Many source countries are now asserting that the use of digital genetic sequence information is subject to the constraints of the Nagoya Protocol or national-level benefit-sharing requirements. It is unclear whether this position will ultimately be adopted or what the implications of such adoption might be. It is unclear what a source country might assert if we used genetic sequences (i) extracted by a third party from a natural resource that was removed from its source country before that source country ratified the CBD or signed the Protocol (ii) extracted by a third party and uploaded to public sequence databases after the source country ratified the CBD; (iii) in a heterologous host organism; or (iv) as a base for further engineering, so that the sequence we use no longer conforms to the natural sequence on which it was based.

We make extensive use of public and proprietary sequence databases to support our work. While we undertake efforts to identify and comply with laws and international protocols relating to the use of genetic resources, the uncertainty surrounding the use of digital sequence information and the lack of workable institutions in many source countries for the efficient negotiation of benefit-sharing agreements may limit our use or cause uncertainty in our use of certain sequences that we obtain from public access databases or natural sources. New financial obligations may arise regarding our use of sequence information. Customers that must certify their compliance with Nagoya Protocol obligations may be reluctant to do business with us unless we engage in expensive and time-consuming benefit-sharing negotiations with source countries of publicly available genetic sequences. These changes could increase our research and development costs and adversely affect our business, financial condition, and results.

Risks that we infringe the patents of third parties or must design around such patents.

There may be patents that affect our freedom to operate in certain areas, and we may as a result choose to design around or license such patents from third parties. If we must spend significant time and money designing around or licensing patents held by others, our business and financial prospects may be harmed. We may be restricted from carrying out certain operations in our foundry, or we may be limited in our ability to design new products for our customers. We may become subject to claims by third parties alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights.

Risks that we may need to engage in intellectual property litigation.

Any litigation arising from any dispute relating to the intellectual property of third parties would be expensive, time-consuming, and uncertain. There can be no assurance that we would prevail in any such dispute. Parties making claims against us might be able to obtain injunctive or other relief, which could block our or our customers’ ability to develop, commercialize and sell products or use our technologies, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we were found to have willfully infringed. In the event of a successful claim against us, we or our customers might be required to pay damages and ongoing royalties, and obtain licenses from third parties, or be prohibited from selling certain products or using certain technologies. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all. In addition, we or our customers could encounter delays in product or service introductions while we attempt to develop alternative or redesign existing products or technologies to avoid or resolve these claims. Our loss in any lawsuit or failure to obtain a license could prevent us from using our platform and technologies. Such a loss or failure could materially affect our business. Any litigation pertaining to these issues would have substantial costs, even if the eventual outcome is favorable to us, and would divert management’s attention from our business objectives.

Risks relating to protection of our trademarks and trade names.

Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

General risks relating to litigation.

Any of the risks identified above could result in significant litigation. In addition to the specific litigation-related risks identified above, litigation of any kind carries certain inherent risks. Because of the substantial amount of discovery required in connection with litigation in U.S. courts, there is a risk that some of our confidential information could be compromised in the discovery process. There could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on our share price.

Further, our agreements with some of our customers, suppliers or other entities require us to defend or indemnify these parties if they become involved in infringement claims that target our products, services or technologies, or in certain other situations. If we must defend or indemnify third parties, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	the patents of others may harm our business;

•	we might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

•	we might not have been the first to file patent applications covering certain of our inventions; and

•	issued patents that we hold rights to may fail to provide us with any competitive advantage, or may be held invalid or unenforceable, including as a result of legal challenges by our competitors.

Should any of these events occur, they could harm our business, financial condition, results of operations and prospects.

Risks relating to in-licenses.

We rely, and expect to continue to rely on, certain services and intellectual property that we license from third parties for use in our operations, platform, products, services and offerings. We cannot be certain that our licensors are not infringing upon the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the third-party technology used in our business in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license, or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, platform, products, services or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition and results of operation.

Risks relating to our use of “open-source” software.

We have used “open-source” software in connection with the development and deployment of our software platform, and we expect to continue to use open-source software in the future. Open-source software is licensed by its authors or other third parties under open-source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open-source software for no cost, that we make publicly available all or part of the source code for any modifications or derivative works we create based upon, incorporating or using the open-source software, or that we license such modifications or derivative works under the terms of the particular open-source license.

Companies that incorporate open-source software into their products have, from time to time, faced claims challenging the use of open-source software and compliance with open-source license terms. We could be subject to similar suits by parties claiming ownership of what we believe to be open-source software or claiming noncompliance with open-source licensing terms. While we monitor our use of open-source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open-source agreement, we cannot guarantee that we will be successful, that all open-source software is reviewed prior to use in our platform, that our developers have not incorporated open-source software into our products that we are unaware of or that they will not do so in the future.

Furthermore, there are an increasing number of open-source software license types, almost none of which have been interpreted by U.S. or foreign courts, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products and services. If we are held to have breached or failed to fully comply with all the terms and conditions of an open-source software license, we could face infringement claims or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, if at all, to re-engineer all or a portion of our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code. Further, in addition to risks related to license requirements, use of certain open-source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open-source software is generally provided without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in open-source software that we use could prevent the deployment or impair the functionality of our systems and injure our reputation. In addition, the public availability of such software may make it easier for others to compromise our platform. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Ginkgo’s Personnel, IT and Physical Infrastructure

Loss of key personnel, including our founders and senior executives, and/or failure to attract, train and retain additional key personnel could delay our cell engineering programs and harm our platform development efforts and our ability to meet our business objectives, particularly given the substantial investment required to train certain of our employees.

Our business involves complex, global operations across a variety of markets and requires a management team and employee workforce that is knowledgeable in the many areas in which we operate. Our future success depends upon our ability to attract, train, retain and motivate highly qualified management, scientific, engineering, information technology, operations, business development and marketing personnel, among others. In addition, the market for qualified personnel is very competitive because of (a) the limited number of people available who have the necessary technical skills and understanding of our technology and products and (b) the nature of our industry which requires certain of our technical personnel to be on-site in our facilities. We compete for qualified technical personnel with other life sciences and information technology companies, as well as academic institutions and research institutions in the markets in which we operate, including Boston, Massachusetts, Cambridge, Massachusetts and Emeryville, California. In addition, as we add international operations, we will increasingly need to recruit qualified personnel outside the United States. However, doing so may also require us to comply with laws to which we are not currently subject, which could cause us to allocate or divert capital, personnel and other resources from our organization, which could adversely affect our business, financial condition, results of operations, prospects and reputation. Establishing international operations and recruiting personnel has and may continue to be impacted by COVID-19 travel and operational restrictions. Our senior leadership team is critical to our vision, strategic direction, platform development, operations and commercial efforts. Our employees, including members of our leadership team, could leave our company with little or no prior notice and would be free to work for a competitor. We also do not maintain “key man” life insurance on any of our employees. The departure of one or more of our founders, senior leadership team members or other key employees could be disruptive to our business until we are able to hire qualified successors.

Our continued platform development, growth and commercial success depends, in part, on recruiting and retaining highly-trained personnel across our various target industries and markets with the necessary background and ability to develop and use our platform and to effectively identify and sell to current and new customers. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our failure to successfully hire and integrate these key personnel into our business could adversely affect our business. To attract top talent, we believe we will need to offer competitive compensation and benefits packages, including equity incentive programs, which may require significant investment. If we are unable to offer competitive compensation this may make it more difficult for us to attract and retain key employees. Moreover, if the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that adversely affect our ability to support our programs and operations.

In addition, some of our personnel are qualified foreign nationals whose ability to live and work in the U.S. is contingent upon the continued availability of appropriate visas and whose ability to work on some of our technologies may require the procurement of appropriate export licenses. Due to the competition for qualified personnel in the key markets in which we operate, we expect to continue to utilize foreign nationals to fill part of our recruiting needs. As a result, changes to United States immigration policies have and could further restrain the flow of technical and professional talent into the United States and adversely affect our ability to hire and retain qualified personnel.

Our business and results of operations are dependent on adequate access to laboratory and office space and suitable physical infrastructure, including electrical, plumbing, HVAC and network infrastructure, to conduct our operations. Our headquarters and laboratories are located in a flood zone in Boston’s Seaport District. If we are unable to access enough space or we experience failures of our physical infrastructure, our business and results of operations could be adversely affected.

Our business depends on providing customers with technical services. In order to properly conduct our business, we need access to sufficient laboratory space and equipment to perform the activities necessary to advance and complete our programs. Additionally, we need to ensure that our laboratories and corporate offices remain operational at all times, which includes maintaining suitable physical infrastructure, including electrical, plumbing and HVAC, logistics and transportation systems and network infrastructure. We lease our laboratories and office spaces and we rely on the landlords for basic maintenance of our leased laboratories and office buildings. If one of our landlords has not maintained a leased property sufficiently, we may be forced into an early exit from the facility, which could be disruptive to our business. Furthermore, we may continue to acquire laboratories not built by us in order to sufficiently scale and expand our output capacity. If we discover that these buildings and their infrastructure assets are not in the condition we expected when they were acquired, we may be required to incur substantial additional costs to repair or upgrade the laboratories.

Problems in and around one or more of our laboratories or corporate offices, whether or not within our control, could result in service interruptions or significant infrastructure or equipment damage. These could result from numerous factors, including:

•	human error;

•	equipment failure;

•	physical, electronic and cybersecurity breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	flood and/or water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts, including acts of bioterrorism;

•	sabotage and vandalism; and

•	local epidemics or global pandemics such as the COVID-19 pandemic.

We have timeline obligations to certain customers with respect to their programs. As a result, service interruptions or significant equipment damage in our laboratories could result in difficulty maintaining program timelines for these customers and potential claims related to such failures. Because the services we provide in our laboratories are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our laboratories could also result in lost revenue or other indirect or consequential damages to our customers. We cannot guarantee that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as a result of a problem at one of our laboratories and we may decide to reach settlements with affected customers irrespective of any such contractual limitations. Any such settlement may result in a reduction of revenue under U.S. generally accepted accounting principles (“GAAP”). In addition, any loss of service, equipment damage or inability to meet our service obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon internet service providers, telecommunications carriers and other website operators, some of which have experienced significant system failures and electrical outages in the past.

Our customers may in the future experience difficulties due to system failures unrelated to our systems and offerings. If, for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

Risks Related to Financial Reporting

We rely on our customers, joint venturers, equity investees and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

We need to receive timely, accurate and complete information from a number of third parties in order to accurately report our financial results on a timely basis. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement. Although we have audit rights with these parties, performing such an audit could be expensive and time consuming and may not be adequate to reveal any discrepancies in a time frame consistent with our reporting requirements. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our financial position.

Our ability to measure and report our financial position and operating results is influenced by the need to estimate the fair value of an asset or liability. Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We estimate the impact or outcome of future events on the basis of information available at the time of the financial statements. An accounting estimate is considered critical if it requires that management make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ from management’s judgments and assumptions, then they may have an adverse impact on our results of operations and cash flows.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred net losses since our inception and we may never achieve or sustain profitability. Generally, for U.S. federal income tax purposes, net operating losses incurred will carry forward. However, net operating loss carryforwards generated prior to January 1, 2018 are subject to expiration for U.S. federal income tax purposes. As of December 31, 2020, we had federal net operating loss carryforwards of approximately $347.8 million of which $139.2 million will begin to expire in 2029 and $208.6 million, which will carryforward indefinitely. As of December 31, 2020, we had a total state net operating loss carryforward of $282.8 million, of which $278.3 million will begin to expire in 2029. We have approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, we also had federal and state research and development tax credit carryforwards of approximately $13.8 million and $8.2 million, respectively, which may be available to offset future income tax liabilities. The federal research and development tax credit carryforwards would begin to expire in 2029. The state research and development tax credit carryforwards are not subject to expiration.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership by certain shareholders over a three-year period, the corporation’s ability to use its pre-ownership change net operating loss carryforwards and other pre-ownership change tax attributes, such as research tax credits, to offset its post-ownership change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards and other state tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes. If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock, which may be outside our control, then our ability to utilize our net operating loss carryforwards and other tax attributes may be materially limited. As a result, even if we earn taxable income, we may be unable to use a material portion of our net operating loss carryforwards and other tax attributes, which could adversely affect our future cash flows. There is also a risk that regulatory changes, such as suspensions on the use of net operating losses or other unforeseen reasons, may result in our existing net operating loss carryforwards expiring or otherwise becoming unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our net operating loss carryforwards and other tax attributes even if we attain profitability.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of New Ginkgo common stock.

As a public reporting company, we will become subject to the rules and regulations established by the SEC and NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management. In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Management’s initial certification under Section 404 of the Sarbanes-Oxley Act will be required with our annual report on Form 10-K for the year ending December 31, 2022. In support of such certifications, we will be required to document and make significant changes and enhancements, including potentially hiring additional personnel, to our internal control over financial reporting. Likewise, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report is required to be filed with the SEC following the date we are no longer an emerging growth company. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered accounting firm.

To achieve compliance with Section 404 within the prescribed period, we will need to continue to dedicate internal resources, including hiring additional financial and accounting personnel and potentially engaging outside consultants. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We have identified gaps in our internal control environment in the past and cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations. If we are unable to conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of New Ginkgo common stock could decline, and we could be subject to sanctions or investigations by NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We have identified material weaknesses in our internal control over financial reporting in the past. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.

Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. While we monitor the cash balances in our operating accounts on a daily basis and adjust the balances as appropriate, these balances could be impacted, and there could be a material adverse effect on our business, if one or more of the financial institutions with which we deposit cash fails or is subject to other adverse conditions in the financial or credit markets. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurance that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

Risks Related to Governmental Regulation and Litigation

Failure to comply with federal, state, local and international laws and regulations could adversely affect our business and our financial condition.

A variety of federal, state, local and international laws and regulations govern certain aspects of our business. For example, we maintain a registration from the U.S. Drug Enforcement Administration (“DEA”) for the research of certain controlled substances and permits from the Boston Public Health Commission to conduct work with recombinant DNA. Some of our programs or products made or developed using our engineered cells and/or biomanufacturing processes are subject to regulations, including those promulgated by the FDA, DEA or USDA. Products utilized in our COVID-19 testing services are subject to regulations promulgated by the FDA, the Centers for Medicare and Medicaid Services, and certain state governments. In addition, we are subject to laws relating to, among other things, anti-bribery, insider trading, sourcing of biological materials and data privacy. The legal and regulatory requirements that apply to our business may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with any federal, state, local or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations.

We may also become subject to increasing regulation in the future as we expand our business. We currently operate a laboratory in California which is subject to a different set of state laws than Massachusetts, including specific laboratory registration requirements. We may also be subject to laws and regulations of the FDA and the states regarding the distribution of COVID-19 tests and test kits in connection with our testing services. We have limited experience operating a business located outside of Massachusetts. As we continue to expand our operations and offerings domestically and globally, we will have to expend significant management and financial resources to maintain compliant practices in those locations. Non-compliance could lead to litigation, which would require substantial management and financial resources.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemical and biological materials in our business and are subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to these materials, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we have implemented safety procedures for storing, handling and disposing of these materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of and human exposure to hazardous materials and/or flammable chemicals. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure, contamination, intentional misconduct or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can be imposed for the full amount of damages without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we may own and operate and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations may be affected by other new environmental, health and safety laws and regulations, which may require us to change our operations, or result in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.

Our business activities may be subject to regulation and enforcement by the FDA, U.S. Department of Justice, U.S. Department of Health and Human Services (“HHS”) Office of Inspector General, and other federal and state governmental authorities. Although our offerings are not currently billed to any third-party payor, including any commercial payor or government healthcare program, we may, in the future, submit claims for our COVID-19 testing services to third-party payors, including government healthcare programs. If we submit claims to third-party payors, such activity will expand the scope of federal and state healthcare laws applicable to us.

Federal and state healthcare laws and regulations that may affect our ability to conduct business include, without limitation:

•

the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arranging for or recommending the purchase, lease or order of, any item or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

the federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician, in the absence of an applicable exception, from making a referral for certain designated health services covered by the Medicare or Medicaid program, including clinical laboratory services, if the physician or an immediate family member of the physician has a financial relationship with the entity providing the designated health services. The Stark Law also prohibits the entity furnishing the designated health services from billing, presenting or causing to be presented a claim for the designated health services furnished pursuant to the prohibited referral;

•

the federal civil false claims laws, including without limitation the federal False Claims Act (which can be enforced through “qui tam,” or whistleblower actions, by private citizens on behalf of the federal government), and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment of government funds, or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

•

the Eliminating Kickbacks in Recovery Act (“EKRA”), which created a new federal crime for knowingly and willfully: (1) soliciting or receiving any remuneration in return for referring a patient to a recovery home, clinical treatment facility, or laboratory; or (2) paying or offering any remuneration to induce such a referral or in exchange for an individual using the services of a recovery home, clinical treatment facility, or laboratory. Unlike the Anti-Kickback Statute, EKRA is not limited to services reimbursable under a government health care program, but instead extends to all services reimbursed by “health care benefit programs”;

•

the healthcare fraud statutes under HIPAA, which impose criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for healthcare benefits, items or services by a healthcare benefit program, which includes both government and privately funded benefits programs. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	federal consumer protection and unfair competition laws, which broadly regulate platform activities and activities that potentially harm consumers; and

•

state law equivalents of each of the above federal laws, such as anti-kickback, self-referral, and fee-splitting, and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers and self-pay patients.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, exceptions, and safe harbors, it is possible that some of our activities could be subject to challenge under one or more of such laws. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future laws or regulations involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that we or any of our partners have not complied with them, or that we may find it necessary or appropriate to settle any such claims or other proceedings. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any federal or state laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to claims and proceedings by private parties, investigations and other proceedings by governmental authorities, as well as penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws or regulations, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. In addition, if any customers, healthcare professionals we engage, laboratory partners or other entities with whom we do business are found not to be in compliance with applicable laws, they may be subject to the same criminal, civil or administrative sanctions, including exclusion from government-funded healthcare programs. Any of the foregoing could seriously harm our business and financial results.

We may become subject to the comprehensive laws and rules governing billing and payment, noncompliance with which could result in non-payment or recoupment of overpayments for our services or other sanctions.

We may, in the future, submit claims for our COVID-19 testing services to third-party payors. Payors typically have differing and complex billing and documentation requirements. If we fail to comply with these payor-specific requirements, we may not be paid for our services or payment may be substantially delayed or reduced. Numerous state and federal laws would also apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients to be maintained in a manner that complies with stringent security and privacy standards.

Audits, inquiries and investigations from government agencies and private insurers and health network partners can occur from time to time in the ordinary course of our business, and could result in costs to us and a diversion of management’s time and attention. New regulations and heightened enforcement activity also could negatively affect our cost of doing business and our risk of becoming the subject of an audit or investigation. Our failure to comply with rules related to billing or adverse findings from audits by government and private payors could result in, among other penalties, non-payment for services rendered or recoupments or refunds of amounts previously paid for such services. We cannot predict whether any future audits, inquiries or investigations, or the public disclosure of such matters, likely would negatively impact our business, financial condition, results of operations, cash flows and the trading price of our securities. See also “Risk Factors—Risks Related to Governmental Regulation and Litigation—If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.”

We and our laboratory partners are subject to a variety of laboratory testing standards, compliance with which is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

The third-party laboratories that we partner with are subject to the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). CLIA is a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA requires virtually all laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality and proficiency testing requirements depending on the level of complexity for which the laboratory is certified. CLIA certification is also a prerequisite to be eligible to bill state and federal healthcare programs, as well as many private third-party payors, for laboratory testing services. Our partner laboratories hold CLIA certifications for high complexity testing, which mandate compliance with various operational, personnel, facilities administration, quality and proficiency testing requirements depending on the level of complexity for which the laboratory is certified. In addition, we hold CLIA Certificates of Waiver and perform certain CLIA-waived tests on behalf of our clients, which subjects us directly to certain CLIA requirements. Sanctions for failure to comply with CLIA requirements may include suspension, revocation, or limitation of a laboratory’s CLIA certificate, as well as the imposition of significant fines or criminal penalties. Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing licensure, or our partner laboratories’ failure to renew a CLIA certificate, a state or foreign license, or accreditation, could have a material adverse effect on our business.

In addition, our partner laboratories and our laboratories holding CLIA Certificates of Waiver are subject to state laws and regulations governing laboratory licensure. Some states have enacted state licensure laws that are more stringent than CLIA. Our ability to successfully deploy COVID-19 testing at large scale may be adversely impacted if our partner laboratories do not maintain the required regulatory licensure and operate in accordance with CLIA standards. In certain markets such as California, New York, and Pennsylvania, we or our partner laboratories may also need to obtain and maintain additional licensure from such states. It is uncertain that our partner laboratories will be granted such licensure and, in such case, we cannot offer testing to patients located in those states, which could limit our ability to offer testing on a wide scale.

It is possible that additional states may enact laboratory licensure requirements in the future, which could further limit our ability to expand our services.

If any of our partners were to lose or fail to obtain or renew their CLIA certifications or state laboratory licenses, whether as a result of a revocation, suspension or limitation, such laboratories would no longer be able to run the COVID-19 tests we offer to our customers, and our ability to successfully deploy a COVID-19 pooled sample testing program nationwide may be adversely impacted.

The testing industry is subject to complex and costly regulation and if government regulations are interpreted or enforced in a manner adverse to us, we may be subject to enforcement actions, penalties, exclusion, and other material limitations on our operations.

We offer COVID-19 testing services by partnering with third-party laboratories, diagnostic test manufacturers and manufacturers of collection kits, which are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business, including significant governmental certification and licensing regulations. New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, may also limit our potential revenues, and we may need to revise our research and development or commercialization programs. The costs of defending claims associated with violations, as well as any sanctions imposed, could significantly adversely affect our financial performance.

We are required to comply with federal and state genetic testing and privacy laws. We have measures in place to collect clinical data and genetic and other biological samples, and disclose test results, from subjects who have provided appropriate informed consents. However, informed consents could be challenged in the future, and those informed consents could prove invalid, unlawful or otherwise inadequate for our purposes. Any legal challenges could consume our management and financial resources.

Current regulations governing the testing services we offer are shifting and in some cases unclear. If regulators apply different regulations to our pooled testing services or interpret the regulations differently than we do, our ability to deploy the services nationwide will be materially adversely impacted. In addition, our laboratory partners may be unsuccessful in validating, or obtaining or maintaining authorizations for, the tests we rely on to provide our COVID-19 testing services. If any third party manufacturers or laboratories offering tests that we use in our testing services are deemed by the FDA or other regulatory authorities to have violated applicable law or if the tests or test components are marketed, processed or distributed in violation of applicable law, we may be subject to enforcement action or litigation, or we may be required to find alternative tests to support our testing services, which could increase our costs and prevent us from successfully commercializing our COVID-19 testing services.

In addition, we are required to comply with applicable FDA regulations with respect to our distribution of certain COVID-19 diagnostic test kits and collection kits, including, for certain kits, compliance with applicable terms and conditions of an EUA. Such conditions may include requirements related to collection of information on the performance of the product, reporting of adverse events, recordkeeping requirements, and labeling and promotional activities. To the extent that we market or promote third-party tests or test kits outside of the uses authorized for these products or in a false or misleading manner, the tests or collection kits could be considered misbranded or adulterated and in violation of applicable law.

Advertising for any of the tests or collection kits we distribute or the testing services we offer is also subject to regulation by the Federal Trade Commission (“FTC”), under the Federal Trade Commission Act (“FTC Act”). The FTC may take enforcement action for advertising claims that are not adequately substantiated or that are false or misleading. Violations of applicable FDA requirements could result in enforcement actions, such as warning or “untitled” letters, revocation of EUAs, seizures, injunctions, civil penalties and criminal prosecutions and fines, and violation of the FTC Act could result in injunctions and other associated remedies, all of which could have a material adverse effect on our business. Most states also have similar regulatory and enforcement authority for laboratory testing and distribution of related collection kits. For example, many state laws require us to hold a specific form of license to distribute COVID-19 diagnostic test kits and collection kits into such states. These requirements vary from one state to another and frequently change. Complying with state laws and regulations may subject us to similar risks and delays as those we could experience under federal regulation.

We are subject to federal and state laws and regulations governing the protection, use, and disclosure of health information and other types of personal information, and our failure to comply with those laws and regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

Numerous state and federal laws, regulations, standards and other legal obligations, including consumer protection laws and regulations, which govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, could apply to our operations or the operations of our partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder (collectively referred to as “HIPAA”) imposes privacy, security and breach notification obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. HIPAA requires covered entities and business associates to develop and maintain policies with respect to the protection of, use and disclosure of protected health information (“PHI”), including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a breach of unsecured PHI. If in the future we engage in certain types of standard electronic transactions involving payors, including billing the Medicare or Medicaid programs or commercial health plans, we will be subject to HIPAA as a “covered entity.” We are currently subject to HIPAA as a “business associate” because we perform certain services involving the use or disclosure of PHI on behalf of covered entity customers with respect to our COVID-19 testing service offerings.

Additionally, under HIPAA, covered entities must report breaches of unsecured PHI to affected individuals without unreasonable delay, not to exceed 60 days following discovery of the breach by a covered entity or its agents. Notification also must be made to the U.S. Department of Health and Human Services Office for Civil Rights and, in certain circumstances involving large breaches, to the media. Business associates must report breaches of unsecured PHI to covered entities within 60 days of discovery of the breach by the business associate or its agents. A non-permitted use or disclosure of PHI is presumed to be a breach under HIPAA unless the Covered Entity or Business Associate establishes that there is a low probability the information has been compromised consistent with requirements enumerated in HIPAA.

Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by the U.S. Department of Health and Human Services (“HHS”), may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

Even when HIPAA or a state law does not apply, according to the Federal Trade Commission (“FTC”), violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair and/or deceptive acts or practices in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

Several states have enacted privacy laws governing the use and disclosure of health information, such as the California Confidentiality of Medical Information Act; these laws are not preempted by HIPAA to the extent they are more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our partners.

Further, in recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Laws in all 50 states require businesses to provide notice to individuals whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also constantly amending existing laws, and creating new data privacy and security laws, requiring attention to frequently changing regulatory requirements. For example, the California Consumer Privacy Act of 2018 (“CCPA”) went into effect on January 1, 2020. The CCPA creates new transparency requirements and grants California residents several new rights with respect to their personal information. Failure to comply with the CCPA may result in, among other things, significant civil penalties and injunctive relief, or potential statutory or actual damages. On November 3, 2020, California voters passed a ballot initiative for the California Privacy Rights Act (“CPRA”), which will significantly expand the CCPA. Most CPRA provisions will take effect on January 1, 2023, though the obligations will apply to any personal information collected after January 1, 2022. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have been proposed or passed in other states, including the Virginia Consumer Data Protection Act, which will take effect on January 1, 2023. We will need to invest substantial resources in putting in place policies and procedures to comply with these evolving state laws.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the European Union General Data Protection Regulation (“GDPR”), which went into effect in May 2018, imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union. Further, from January 1, 2021, companies have to comply with the GDPR and also the United Kingdom GDPR (the “UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently there is a four to six-month grace period agreed in the EU and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from EU member states to the United Kingdom for a four-year period, subject to subsequent extensions.

Although we work to comply with applicable laws, regulations and standards, contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which Ginkgo must comply. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the data-collection activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations.

We have pursued in the past and may pursue additional U.S. Government contracting and subcontracting opportunities in the future and as a U.S. Government contractor and subcontractor, we are subject to a number of procurement rules and regulations.

We have entered into agreements with governmental entities and contractors in the past to serve as a U.S. government contractor or subcontractor and may do so again in the future. U.S. government procurement contractors and subcontractors must comply with specific procurement regulations and other requirements. These requirements, although customary in U.S. government contracts, could impact our performance and compliance costs, including by limiting or delaying our ability to share information with business partners, customers and investors. The U.S. government has in the past and may in the future demand contract terms that are less favorable than standard arrangements with private sector customers and may have statutory, contractual, or other legal rights to terminate contracts with us for convenience or for other reasons. Generally, U.S. government contracts contain provisions permitting unilateral termination or modification, in whole or in part, at the government’s convenience. Under general principles of government contracting law, if the government terminates a contract for convenience, the government contractor may recover only its incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the government contractor is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items from another source. Any termination for default may also adversely affect our ability to contract with other government customers, as well as our reputation, business, financial condition and results of operations. In addition, changes in U.S. government budgetary priorities could lead to changes in the procurement environment, affecting availability of U.S. government contracting, subcontracting or funding opportunities, which could lead to modification, reduction or termination of our U.S. government contracts or subcontracts. If and to the extent such changes occur, they could impact our results and potential growth opportunities.

Furthermore, our U.S. government contracts grant the government the right to use technologies developed by us under the government contract or the right to share data related to our technologies, for or on behalf of the government. Under our government contracts, we may not be able to limit third parties, including our competitors, from accessing certain of these technology or data rights, including intellectual property, in providing products and services to the government.

In addition, failure by us, our employees, representatives, contractors, partners, agents, intermediaries, other customers or other third parties to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, claims for damages, refund obligations, the assessment of civil or criminal penalties and fines, loss of rights in our intellectual property and temporary suspension or permanent debarment from government contracting, all of which could negatively impact our results of operations and financial condition. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could result in reduced sales of our products, reputational damage, penalties and other sanctions, any of which could harm our business, reputation and results of operations.

We are engaged in certain research activities involving controlled substances, including cannabinoids and other chemical intermediates, the making, use, sale, importation, exportation, and distribution of which may be subject to significant regulation by the U.S. Drug Enforcement Administration and other regulatory agencies.

We are engaged in certain research activities involving the development of microbes designed to generate cannabinoids, their precursors and other chemical intermediaries, some of which may be regulated as controlled substances in the United States. Controlled substances are subject to state, federal, and foreign laws and regulations regarding their manufacture, use, sale, importation, exportation, and distribution. Among other things, controlled substances are regulated under the federal Controlled Substances Act of 1970 (“CSA”) and implementing regulations of the U.S. Drug Enforcement Administration (“DEA”). The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use and may generally not be marketed or sold in the United States. Schedule I substances are subject to the most stringent controls and Schedule V the least controls of the five schedules, based on their relative risk of abuse.

Cannabinoids are naturally occurring compounds found in the cannabis plant. The cannabis plant and its derivatives are highly regulated by the DEA and the USDA. Specifically, marihuana, which is defined as all parts of the plant Cannabis sativa L., whether growing or not, the seeds thereof, the resin extracted therefrom, and every compound, manufacture, salt, derivative, mixture, or preparation, is classified as a Schedule I controlled substance. However, the term does not include “hemp,” which means the cannabis plant and any part of that plant, including the seeds and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3% on a dry weight basis. Thus, depending on the THC concentration of the product, the product may or may not be regulated as a controlled substance. The DEA has historically regulated synthetic cannabinoids similarly to naturally-derived cannabinoids. Consequently, even though our cannabinoids that could be produced from microbes may not be derived from the cannabis plant, the DEA may consider them to be controlled substances subject to stringent regulatory controls.

Regulations associated with controlled substances govern manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment and disposal. These regulations include required security measures, such as background checks on employees and physical control of inventory and increase the personnel needs and the expense associated with development and commercialization of products or product candidates including controlled substances. Regulators conduct periodic inspections of entities involved in handling, manufacturing, or otherwise distributing controlled substances, and have broad enforcement authorities. If we are found to be non-compliant with applicable controlled substance registrations and related requirements, we may need to modify its business activities and/or stop handling or producing the products regulated as controlled substances, and could be subject to enforcement action, significant fines or penalties, and/or adverse publicity, among other consequences.

Various states also independently regulate controlled substances. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule substances, as well. The failure to comply with applicable regulatory requirements could lead to enforcement actions and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

Changes in government regulations may materially and adversely affect our sales and results of operations.

The markets where we provide our services are heavily influenced by foreign, federal, state and local government regulations and policies. The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our customer’s ability to sell products derived from engineered cells in certain countries and/or to certain customers. The uncertainty regarding future standards and policies may also affect our ability to develop our programs or to license engineered cells to customers and to initiate new programs with our customers, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our services by foreign customers, leading to increased program costs, increased costs of developing or manufacturing our customers’ products and higher prices for their products in foreign markets. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our services or our customers’ products, cause our services to be less in demand and our sales to decline and adversely impact our ability to compete, which could materially and adversely impact our business, financial condition and results of operations.

We are subject to certain U.S. and foreign anti-corruption, anti-bribery and anti-money laundering laws and regulations. We can face serious consequences for violations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act and possibly other anti-corruption, anti-bribery and anti-money laundering laws and regulations in the jurisdictions in which we do business, both domestic and abroad. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. The FCPA and other anti-corruption laws generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, anything of value to government officials, political parties, or candidates for public office for the purpose of obtaining or retaining business or securing an improper business advantage. The UK Bribery Act and other anti-corruption laws also prohibit commercial bribery not involving government officials, and requesting or accepting bribes; and anti-money laundering laws prohibit engaging in certain transactions involving criminally-derived property or the proceeds of criminal activity.

We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or -affiliated universities or other entities (for example, to obtain necessary permits, licenses, patent registrations and other regulatory approvals), which increases our risks under the FCPA and other anti-corruption laws. We also engage contractors, consultants and other third parties from time to time to conduct business development activities abroad. We may be held liable for the corrupt or other illegal activities of our employees or third parties even if we do not explicitly authorize such activities. We expect our non-U.S. activities to increase over time, which may also increase our exposure under these laws.

The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. While we have controls to address compliance with such laws, and will continue to review and enhance our compliance program, we cannot assure you that our employees, agents, representatives, business partners or third-party intermediaries will always comply with our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws may result in whistleblower complaints, sanctions, settlements, investigations, prosecution, enforcement actions, substantial criminal fines and civil penalties, disgorgement of profits, imprisonment, debarment, tax reassessments, breach of contract and fraud litigation, loss of export privileges, suspension or debarment from U.S. government contracts, adverse media coverage, reputational harm and other consequences, all of which may have an adverse effect on our reputation, business, financial condition, results of operations and prospects. Responding to an investigation or action can also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Significant disruptions to our and our service providers’ information technology systems or data security incidents could result in significant financial, legal, regulatory, business and reputational harm to us.

We are increasingly dependent on information technology systems and infrastructure, including services licensed, leased or purchased from third parties such as cloud computing infrastructure and operating systems, to operate its business. In the ordinary course of business, we collect, store, process and transmit large amounts of sensitive information, including intellectual property, proprietary business information, personal information and other confidential information. It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such sensitive information. We have also outsourced elements of our operations (including elements of its information technology infrastructure) to third parties, and as a result, we manage a number of third-party vendors who may have access to our networks or our confidential information.

While we take measures to safeguard and protect this information, threats to network and data security are increasingly diverse and sophisticated. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Despite our efforts, training and processes to prevent security breaches and incidents, our information technology systems, servers, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyberattacks such as viruses and worms, phishing attacks and other forms of social engineering, denial-of-service attacks, ransomware attacks, physical or electronic break-ins, third-party or employee theft or misuse, and other negligent actions, errors or malfeasance by employees or other third parties, and similar disruptions from unauthorized tampering with its servers and computer systems or those of third parties that we use in its operations, which could lead to interruptions, delays, loss or corruption of critical data, unauthorized access to or acquisition of health-related and other personal information. In addition, we may be the target of email scams and other social engineering attacks that attempt to acquire personal information or company assets or access to our systems. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Our third-party service providers face similar risks. Any cyberattack that attempts to obtain our data or assets, including data that we maintain on behalf of its customers, disrupt its service, or otherwise access its systems, or those of third parties we use, or any other security breach or incident, could adversely affect our business, financial condition and operating results, be expensive to remedy, and damage our reputation. We and our third-party service providers may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or security incidents. We may incur significant costs and operational consequences of investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent actual or perceived security breaches and other security incidents, including in response to any actual or perceived incident we may suffer, and substantial costs to comply with any notification or other legal obligations resulting from any security breaches or other security incidents. In addition, any such breaches or incidents, or the perception that they have occurred, may result in negative publicity, and could have an adverse effect on our business, financial condition, and operating results.

Although we maintain insurance coverage that may cover certain liabilities in connection with security breaches and other security incidents, we cannot be certain our insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms (if at all) or that any insurer will not deny coverage as to any future claim.

Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges or limit our ability to compete in certain markets.

Our programs and technologies are subject to U.S. and non-U.S. export controls. Export authorizations may be required for biotechnology products, technologies, or services to be exported outside of the United States, to a foreign person, or outside of a foreign jurisdiction. Our current or future programs or technologies are, and may in the future, be subject to the Export Administration Regulations (“EAR”). If a program, technology, or service meets certain criteria for control under the EAR, then that engineered cell, production process, resulting product, technology, or service would be exportable outside the United States or to a foreign person or from one foreign jurisdiction to another foreign jurisdiction only if we obtain the applicable export license or other applicable authorization including qualifying for a license exception, if required. Compliance with the U.S. and foreign export laws and regulations and other applicable regulatory requirements regarding the sales, shipment and use of our engineering cells, bioprocesses and other technology may affect our ability to work with foreign partners, affect the speed at which we can introduce new products into non-U.S. markets, or limit our ability to sell programs or services or license technologies into some countries.

Additionally, certain materials that we use in our programs are subject to U.S. import controls. We currently have, and may in the course of business need to procure, certain import authorizations, for example, related to plant pests, chemicals, biological agents and other controlled materials, including from the USDA, EPA and U.S. Centers for Disease Control. Compliance with applicable regulatory requirements regarding the import of such materials may limit our access to materials critical to our development activities or affect the speed at which we can advance new programs.

Our activities are also subject to the economic sanctions laws and regulations of the United States and other jurisdictions. Such controls prohibit certain transactions, potentially including financial transactions and the transfer of products, technologies and services, to sanctioned countries, governments and persons, without a license or other appropriate authorization. U.S. sanctions policy changes could affect our or our customers’ ability to interact, directly and indirectly, with targeted companies or companies in sanctioned countries.

While we take precautions to comply with U.S. and non-U.S. export control, import control and economic sanctions laws and regulations, we cannot guarantee that such precautions will prevent violations of such laws, including transfers to unauthorized persons or destinations, and including inadvertent violations as a result of a misclassification of a product, technology or service under export control laws. Violations could result in our business being subject to government investigations, denial of export or import privileges, significant fines or penalties, denial of government contracts and reputational harm. Any limitation on our ability to export our engineered cells, production processes, resulting products, technology, or services, or import materials critical to our programs would likely adversely affect our business and financial condition.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are subject to tax laws, regulations and policies of the U.S. federal, state and local governments. Changes in tax laws, as well as other factors, could cause us to experience fluctuations in our tax obligations and otherwise adversely affect our tax positions and/or our tax liabilities. For example, the results of the 2020 presidential and congressional elections in the United States could result in significant changes in tax law that could adversely impact our effective tax rate. In addition, the Organisation for Economic Co-operation and Development (“OECD”) has published proposals covering various international tax-related issues, including country-by-country reporting, permanent establishment rules, transfer pricing and tax treaties. Future tax reform resulting from these developments may result in changes that could adversely affect our effective tax rate or result in higher cash tax liabilities. There can be no assurance that our tax payments, tax credits, or incentives will not be adversely affected by these or other initiatives.

We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

From time to time, we may in the ordinary course of business be named as a defendant in lawsuits, indemnity claims and other legal proceedings. These actions may seek, among other things, compensation for alleged product liability, personal injury, employment discrimination, breach of contract, property damage and other losses or injunctive or declaratory relief.

The marketing, sale and use of our services engineered cells, production processes and resulting products could lead to the filing of product liability claims were someone to allege that our services, engineered cells, production processes or resulting products failed to perform as designed or intended or caused injury or other harms. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for programs and resulting products;

•	loss of revenue;

•	substantial monetary payments;

•	significant time and costs to defend related litigation;

•	the inability to commercialize any products from our programs; and

•	injury to our reputation and significant negative media attention.

In the event that such actions, claims or proceedings are ultimately resolved unfavorably to us at amounts exceeding our accrued liability, or at material amounts, the outcome could materially and adversely affect our business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position. We maintain product liability insurance, but this insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause current collaborators to terminate existing agreements or potential collaborators to seek other companies, any of which could impact our business and results of operations.

Our business could be adversely affected by legal challenges to our telehealth partner’s business model.

Certain of our COVID-19 biosecurity offerings rely significantly on healthcare provider orders for testing that are placed on the basis of telemedicine encounters. The ability to conduct telehealth services in a particular state is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine and healthcare delivery in general in such location which are subject to changing political, regulatory and other influences. With respect to telehealth services, state medical boards continue to implement new rules or interpret existing rules in a manner that may limit or restrict the ability of the centers to conduct their business as it has been conducted in the past. Additionally, during the COVID-19 public health emergency, many states enacted waivers and adopted other temporary measures that lifted certain restrictions on out-of-state providers and relaxed licensure requirements to allow greater access to telehealth services during the public health emergency period. At this time, we cannot predict whether these waivers or temporary measures will remain in place after the end of the public health emergency period. Accordingly, we must monitor compliance with laws in every jurisdiction in which we operate, and we cannot provide assurance that government authorities may nonetheless challenge our activities and arrangements with our telehealth partner and consider them non-compliant. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare, in one or more jurisdictions may change in a manner deleterious to our business. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we are unable to adapt our business model accordingly, our operations as well as the operations of our telehealth partner in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Organizational Structure and Governance

We are not, and do not intend to become, regulated as an “investment company” under the Investment Company Act of 1940, as amended (“Investment Company Act”), and if we were deemed an “investment company” under the Investment Company Act following the consummation of the business combination, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, (i) it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, or (ii) it owns or proposes to acquire investment securities having a value exceeding 45% of the value of its total assets (exclusive of U.S. government securities and cash items) and/or more than 45% of its income is derived from investment securities on a consolidated basis with its wholly owned subsidiaries.

We believe that we are engaged primarily in the business of providing cell engineering services to customers from across a variety of industries and not in the business of investing, reinvesting or trading in securities. We hold ourselves out as a synthetic biology company and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this Business Combination will be, an “orthodox” investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Furthermore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis after this offering will be composed of assets that could be considered investment securities. Accordingly, we do not believe that we are, or following this Business Combination will be, an inadvertent investment company by virtue of the 40% tests in Section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe that we are not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act. In order to ensure that we are not deemed to be an investment company, we may be limited in the assets that we may continue to own and, further, may need to dispose of or acquire certain assets at such times or on such terms as may be less favorable to us than in the absence of such requirement. If anything were to happen which would cause us to be deemed to be an investment company under the Investment

Company Act (such as significant changes in the value of our programs or a change in circumstance that results in a reclassification of our interests in our programs for purposes of the Investment Company Act), the requirements imposed by the Investment Company Act could make it impractical for us to continue our business as currently conducted, which would materially adversely affect our business, financial condition and results of operations. In addition, if we were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts could be deemed unenforceable.

Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of certain amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Following the consummation of the Business Combination, shares of New Ginkgo Class B common stock will have ten votes per share, whereas shares of New Ginkgo Class A common stock will have one vote per share and shares of New Ginkgo Class C common stock will have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law). Immediately following the consummation of the Business Combination, our Founders will hold in the aggregate     % of the total voting power of our outstanding capital stock, our directors and executive officers will hold in the aggregate     % of the total voting power of our outstanding capital stock, and our directors and employees (including our Founders and executive officers) will hold in the aggregate     % of the total voting power of our outstanding capital stock. Accordingly, holders of shares of New Ginkgo Class B common stock will be able to significantly influence the outcome of matters submitted to our stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. This concentrated voting power will limit or preclude other stockholders’ ability to influence the outcome of these matters. Holders of New Ginkgo Class B common stock may have interests that differ from holders of New Ginkgo Class A common stock and may vote in a way with which holders of New Ginkgo Class A common stock disagree and which may be adverse to the interests of holders of New Ginkgo Class A common stock. This concentrated voting power is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer or proxy contest for the removal of directors. As a result, our governance structure and the adoption of the Proposed Charter may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management. Furthermore, this concentrated voting power could discourage a potential investor from acquiring New Ginkgo Class A common stock due to the limited voting power of such stock relative to New Ginkgo Class B common stock, which could also adversely affect the trading price of New Ginkgo Class A common stock.

Our multi-class stock structure is intended to preserve our existing founder-led governance structure, to promote employee retention and engagement, to facilitate continued innovation and the risk-taking that it requires, to permit us to continue to prioritize our long-term goals rather than short-term results, to enhance the likelihood of continued stability in the composition of our board of directors and its policies, and to discourage certain types of transactions that may involve an actual or threatened acquisition of the company, all of which we believe are essential to the long-term success of our company and to long-term stockholder value. We expect to maintain this concentrated voting power among our founders and employees for the foreseeable future, including by issuing additional shares of New Ginkgo Class B common stock to our employees pursuant to our equity compensation plans following the Closing.

Future transfers of shares of New Ginkgo Class B common stock to persons other than an Eligible Holder, or the holder of shares of New Ginkgo Class B common stock ceasing to be an Eligible Holder, will generally result in those shares converting to shares of Class A common stock on a one-to-one basis, subject to certain exceptions and unless a majority of the independent directors of the New Ginkgo Board determine that such transfer or event will not result in such automatic conversion. Each share of New Ginkgo Class B common stock is also convertible at any time at the option of the holder into one share of New Ginkgo Class A common stock. The conversion of New Ginkgo Class B common stock to New Ginkgo Class A common stock over time will have the effect of increasing the relative voting power of those holders of New Ginkgo Class B common stock who retain their shares of New Ginkgo Class B common stock in the long term. As a result, the relative voting power of holders of New Ginkgo Class A common stock is expected to remain limited for a significant period of time, and it is possible that one or more of the persons or entities holding New Ginkgo Class B common stock could gain significant voting control as other holders of New Ginkgo Class B common stock sell or otherwise convert their shares into New Ginkgo Class A common stock. In addition, the conversion of New Ginkgo Class B common stock to New Ginkgo Class A common stock would dilute holders of New Ginkgo Class A common stock in terms of voting power within the New Ginkgo Class A common stock. Because holders of Class C common stock have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), if we issue New Ginkgo Class C common stock in the future, the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued New Ginkgo Class A common stock rather than New Ginkgo Class C common stock in such transactions. See “Description of New Ginkgo Securities” for descriptions of New Ginkgo Class A common stock, New Ginkgo Class B common stock and New Ginkgo Class C common stock and the rights associated with each.

The Proposed Charter will authorize a large number of shares of New Ginkgo Class B common stock for issuance in the future. The future issuance of shares of New Ginkgo Class B common stock may have the effect of further concentrating voting power with our employees and other Class B shareholders, and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

Under the Proposed Charter, which will become effective upon the completion of the Domestication in connection with the consummation of the Business Combination, we will be authorized to issue 4,500,000,000 shares of New Ginkgo Class B common stock, which are entitled to ten votes per share. We currently intend to issue additional shares of New Ginkgo Class B common stock in the future to existing and newly hired employees pursuant to our equity compensation plans. Our authorized but unissued shares of New Ginkgo Class B common stock are available for issuance to Eligible Holders with the approval of our board of directors without stockholder approval, except as may be required by the Listing Rules of the NYSE. In addition, our authorized but unissued shares of New Ginkgo Class B common stock are available for issuance to persons other than Eligible Holders only with the approval of majority of our Class B Directors. If we issue additional shares of New Ginkgo Class B common stock in the future, holders of shares of New Ginkgo Class A common stock, which are entitled to one vote per share, will experience disproportionate voting power dilution relative to economic dilution, and the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued shares of New Ginkgo Class A common stock.

See “Risk Factors—Risks Relating to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval.”

Under the Proposed Charter, we will be authorized to issue 800,000,000 shares of New Ginkgo Class C common stock, which have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law). Any future issuance of New Ginkgo Class C common stock may have the effect of extending voting power in New Ginkgo Class B common stock, and may discourage potential acquisitions of our business and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

Under the Proposed Charter, we will be authorized to issue 800,000,000 shares of New Ginkgo Class C common stock, which have no voting rights (except as required by law). We may in the future issue shares of New Ginkgo Class C common stock for a variety of corporate purposes, including financings, acquisitions and investments. Our authorized but unissued shares of New Ginkgo Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the Listing Rules of the NYSE. Because the New Ginkgo Class C common stock carries no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of New Ginkgo Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of New Ginkgo Class A common stock, although we may seek to list the New Ginkgo Class C common stock for trading and register shares of New Ginkgo Class C common stock for sale in the future. In addition, because our New Ginkgo Class C common stock has no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), if we issue New Ginkgo Class C common stock in the future, the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued New Ginkgo Class A common stock rather than New Ginkgo Class C common stock in such transactions. In addition, if we issue New Ginkgo Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of New Ginkgo Class A common stock and New Ginkgo Class B common stock. Any such issuance of New Ginkgo Class C common stock could also cause the trading price of New Ginkgo Class A common stock to decline.

We cannot predict the effect the multi-class structure of our common stock may have on the trading price of New Ginkgo Class A common stock.

The holding of low-voting stock, such as New Ginkgo Class A common stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual- or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our multi-class capital structure would make New Ginkgo Class A common stock ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our common stock. These policies may depress our valuation compared to those of other similar companies that are included. Because of our multi-class stock structure, New Ginkgo Class A common stock will likely continue to be excluded from certain of these indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds in New Ginkgo Class A common stock and could make shares of New Ginkgo Class A common stock less attractive to other investors. As a result, the trading price of shares of New Ginkgo Class A common stock could be adversely affected.

Our focus on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders that we may identify from time to time, may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.

We believe that focusing on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders we may identify from time to time, is essential to the long-term success of our company and to long-term stockholder value. Therefore, we have made decisions, and may in the future make decisions, that we believe are in the long-term best interests of our company and our stockholders, even if such decisions may negatively impact the short- or medium-term performance of our business, results of operations, and financial condition or the short- or medium-term performance of New Ginkgo Class A common stock. Our commitment to pursuing long-term value for the company and its stockholders, potentially at the expense of short- or medium-term performance, may materially adversely affect the trading price of New Ginkgo Class A common stock, including by making owning New Ginkgo Class A common stock less appealing to investors who are focused on returns over a shorter time horizon. Our decisions and actions in pursuit of long-term success and long-term stockholder value, which may include our multi-class stock structure, making investments in research and development and our employees, and investing in and introducing new products and services, may not result in the long-term benefits that we expect, in which case our business, results of operations and financial condition, as well as the trading price of New Ginkgo Class A common stock, could be materially adversely affected.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

SRNG

SRNG is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding SRNG, see the section entitled “Other Information Related to SRNG.”

Merger Sub

Merger Sub is a wholly owned subsidiary of SRNG formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on April 30, 2021. Merger Sub owns no material assets and does not operate any business.

Ginkgo

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery, and K-12 pooled testing.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to SRNG shareholders as part of a solicitation of proxies by the SRNG Board for use at the Special Meeting to be convened on             , 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to SRNG shareholders on or about             , 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New Ginkgo in connection with the issuance by New Ginkgo of common stock to be delivered to Ginkgo’s stockholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will take place at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020 and also be conducted via live webcast starting at             , New York City time, on             , 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Shareholders may attend the extraordinary general meeting in person or online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting              and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer  & Trust Company.

Proposals

At the Special Meeting, SRNG shareholders will vote upon:

•	the Business Combination Proposal;

•	the Domestication Proposal;

•	the Governing Documents Proposal;

•	the Advisory Governing Documents Proposals;

•	the Director Election Proposal;

•	the Stock Issuance Proposal;

•	the Incentive Plan Proposal;

•	the ESPP Proposal; and

•	the Adjournment Proposal.

THE SRNG BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE ADVISABLE AND IN THE BEST INTERESTS OF THE SRNG SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

SRNG has fixed the close of business on             , 2021 as the “record date” for determining SRNG shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on             , 2021, there were              SRNG ordinary shares outstanding and entitled to vote. Each SRNG ordinary share is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of SRNG shareholders is necessary to hold a valid shareholder meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of SRNG ordinary shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and SRNG Board Recommendation

The Business Combination Proposal

SRNG shareholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. The Sponsor and SRNG’s directors and executive officers have agreed to vote their shares in favor of the Business Combination pursuant to a letter agreement that was executed at the time of the IPO. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Holders of SRNG Class A ordinary shares and SRNG Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Domestication Proposal

Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the SRNG Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. In addition, although the Cayman Constitutional Documents indicate that, prior to the Closing, only the holders of Class B ordinary shares will have the right to vote on this proposal, while the holders of Class A ordinary shares will have no right to vote on this proposal, we have nevertheless opted to also submit this proposal to a vote of holders of Class A and Class B ordinary shares, voting together as a single class, and will require the affirmative vote of holders of a majority of at least two-thirds of such shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE SRNG’S BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DOMESTICATION PROPOSAL.

The Governing Documents Proposal

Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE GOVERNING DOCUMENTS PROPOSAL.

The Advisory Governing Documents Proposals

Approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposals.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The Director Election Proposal

Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the SRNG Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Therefore, only holders of the SRNG Class B ordinary shares will vote on the election of directors at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote and broker non-votes have no effect on the outcome of the proposal. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The ESPP Proposal

Approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, then, subject to the terms of the Merger Agreement, SRNG shareholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to SRNG shareholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if SRNG reasonably determines that it is advisable or necessary to do so in order to obtain SRNG shareholder approval required to consummate the Business Combination pursuant to the Merger Agreement.

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

THE SRNG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

SRNG shareholders may vote electronically at the Special Meeting by visiting                      or by proxy. SRNG recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your SRNG ordinary shares are owned directly in your name with our transfer agent, Continental Share Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

If you are a SRNG shareholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Merger Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your SRNG ordinary shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus.

Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your SRNG ordinary shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of SRNG ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a SRNG shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a written revocation letter to the Corporate Secretary of SRNG;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•

attending the Special Meeting and voting electronically by visiting the website established for that purpose at                      and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) SRNG shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by SRNG’s Officers and Directors

As of the record date, the SRNG directors and officers and their affiliates had the right to vote                      SRNG Shares, representing approximately 20% of the SRNG ordinary shares then outstanding and entitled to vote at the meeting. The Sponsor and SRNG’s directors and executive officers at the time of SRNG’s initial public offering have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and “FOR’ the approval of the Domestication Proposal, and we expect them to vote “FOR” the approval of the Governing Documents Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Governing Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the

Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

SRNG’s Sponsor will not have redemption rights with respect to any SRNG ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•

prior to                 , New York City time, on                     , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that SRNG redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with SRNG’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that SRNG instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, SRNG will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the cash held in the Trust Account on July 15, 2021 was $1,725,028,960.73 or approximately $10.00 per public share. Prior to exercising redemption rights, public shareholders should verify the market price of SRNG ordinary shares as they may receive higher proceeds from the sale of their SRNG ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SRNG cannot assure its shareholders that they will be able to sell their SRNG ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your share certificates (if any) along with the redemption forms (as applicable) (either physically or electronically) to the transfer agent, in each case prior to             , New York City time, on             , 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New Ginkgo will pay public shareholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither SRNG shareholders nor SRNG warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SRNG or its securities, the Sponsor, Ginkgo and/or its affiliates, subject to applicable law, may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire SRNG ordinary shares or vote their SRNG ordinary shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the Special Meeting are approved. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor shareholders for nominal value.

Costs of Solicitation

SRNG will bear the cost of soliciting proxies from SRNG shareholders.

SRNG will solicit proxies by mail. In addition, the directors, officers and employees of SRNG may solicit proxies from SRNG shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. SRNG will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of SRNG Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

SRNG has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. SRNG has agreed to pay Morrow a fee of $                    , plus disbursements. SRNG will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. SRNG will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. SRNG’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

SRNG is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the SRNG Board may recommend.

Attendance

Only SRNG shareholders on the record date or persons holding a written proxy for any shareholder or account of SRNG as of the record date may attend the Special Meeting. The Special Meeting will be held at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020 and in a virtual format at             . You will not be able to attend the Special Meeting physically. If you hold your SRNG Shares in your name as a shareholder of record and you wish to attend the Special Meeting, please visit              and enter the control number found on your proxy card. If your SRNG ordinary shares are held in “street name” in a brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for SRNG, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SRNG.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

The SRNG shareholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All SRNG shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this Business Combination Proposal.

SRNG may consummate the Business Combination only if all of the condition precedent proposals are approved by the SRNG shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of SRNG, will merge with and into Ginkgo, with Ginkgo surviving the Business Combination. Upon consummation of the foregoing transactions, Ginkgo will be the wholly owned subsidiary of New Ginkgo (formerly SRNG). In addition, New Ginkgo (formerly SRNG) will amend and restate its charter to be the Proposed Charter and adopt the multi-class stock structure, each as described in the section of this proxy statement/prospectus titled “Description of New Ginkgo Securities.”

Consideration to Ginkgo Equity Holders

The aggregate base equity consideration (the “Aggregate Base Equity Consideration”) to be issued to the then current equity holders in Ginkgo will be a number of shares of New Ginkgo common stock calculated as the (a) sum of (i) $15 billion plus (ii) the aggregate exercise price of each of the Ginkgo options and the Ginkgo warrants that will be assumed by New Ginkgo, plus (iii) SRNG transaction expenses in excess of $108 million, divided by (b) $10.00.

In addition, the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive the Earn-out Consideration, which is divided into four equal tranches subject to vesting during the Earn-out Period:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

The consideration to be paid in, or in connection with, the Business Combination in respect of each Ginkgo Class A common stock that is issued and outstanding immediately prior to the effective time of the Business Combination (but after the Ginkgo Recapitalization (as described below)) shall be (i) a number of shares of New

Ginkgo Class A common stock equal to the ratio (such ratio, the “Base Equity Value Exchange Ratio”) determined by dividing the Aggregate Base Equity Consideration by the aggregate number of shares of Ginkgo common stock (a) issued and outstanding immediately prior to the effective time after giving effect to the Ginkgo Recapitalization (as described below) and (b) that would be issued upon the cash settlement (as opposed to “net settlement”) of all Ginkgo warrants that will be assumed by New Ginkgo, all Ginkgo options that are vested Ginkgo equity awards and all Ginkgo Restricted Stock Unit Awards that are vested Ginkgo equity awards, in each case, that are issued and outstanding immediately prior to the effective time of the Business Combination, if such Ginkgo warrants, Ginkgo options and Ginkgo restricted stock unit awards were exercised or settled in full upon payment of the full cash exercise price immediately prior to the effective time (such number of shares of Ginkgo common stock, the “Fully Diluted Share Count”) and (ii) subject to the Vesting Conditions, a number of shares of New Ginkgo Class A common stock equal to the ratio (such ratio, the “Earn-out Exchange Ratio”) determined by dividing the Earn-out Consideration by the Fully Diluted Share Count.

The base consideration to be paid in, or in connection with, the Business Combination in respect of each Ginkgo Class B common stock that is issued and outstanding immediately prior to the effective time of the Business Combination (but after the Ginkgo Recapitalization (as described below)) shall be a number of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio and, subject to the Vesting Condition, a number of shares of New Ginkgo Class B common stock equal to the Earn-out Exchange Ratio.

At the effective time of the Business Combination, each Ginkgo restricted stock award that is outstanding immediately prior to the effective time of the Business Combination shall be converted into the right to receive restricted common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo restricted stock award; except that such New Ginkgo restricted stock award will relate to such number of shares of New Ginkgo common stock as is determined in accordance with the two preceding paragraphs.

At the effective time of the Business Combination, each option exercisable for Ginkgo Class A common stock that is outstanding immediately prior to the effective time of the Business Combination shall be assumed and converted into a newly issued option exercisable for shares of New Ginkgo Class A common stock (on the same terms and conditions as the original Ginkgo option); except that the number of shares underlying such New Ginkgo option will be the sum of (a) the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo option multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo option multiplied by (ii) the product of (x) the Earn-out Exchange Ratio multiplied by (y) a discount factor to be determined by Ginkgo in good faith (the “Option Earn-out Exchange Ratio”), and except that the exercise price per share of such New Ginkgo option will be equal to the quotient of (A) the exercise price per share of such Ginkgo option in effect immediately prior to the effective time of the Business Combination divided by (B) a number equal to the sum of the Base Equity Value Exchange Ratio and the Option Earn-out Exchange Ratio (the “Option Exercise Price Exchange Ratio”).

At the effective time of the Business Combination, each option exercisable for Ginkgo Class B common stock that is outstanding immediately prior to the effective time of the Business Combination shall be assumed and converted into a newly issued option exercisable for shares of New Ginkgo Class B common stock (on the same terms and conditions as the original Ginkgo option); except that the number of shares underlying such New Ginkgo option will be the sum of (a) the product of (i) the number of shares of Ginkgo Class B common stock subject to such Ginkgo option multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class B common stock subject to such Ginkgo option multiplied by (ii) the Option Earn-out Exchange Ratio, and except that the exercise price per share of such New Ginkgo option will be equal to the quotient of (A) the exercise price per share of such Ginkgo option in effect immediately prior to the effective time of the Business Combination divided by (B) the Option Exercise Price Exchange Ratio.

At the effective time of the Business Combination, each preferred warrant to purchase shares of Ginkgo capital stock that is outstanding and unexercised immediately prior to the effective time of the Business Combination that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for New Ginkgo Class A common stock on the same terms and conditions in effect immediately prior to the effective time of the Business Combination, except that the number of shares underlying such New Ginkgo preferred warrant will be the sum of (a) the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo preferred warrant multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo preferred warrant multiplied by (ii) the Earn-out Exchange Ratio, and except that the exercise price per share of such Ginkgo preferred warrant will be equal to the quotient of (A) the exercise price per share of such Ginkgo preferred warrant in effect immediately prior to the effective time of the Business Combination divided by (B) the sum of the Base Equity Value Exchange Ratio and the Earn-out Exchange Ratio.

At the effective time of the Business Combination each Ginkgo restricted stock unit award that is outstanding immediately prior to the effective time of the Business Combination shall be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo restricted stock unit award, except that the number of shares underlying such New Ginkgo restricted stock unit award will be the sum of (a) the product of (i) the number of shares of Ginkgo common stock subject to such Ginkgo restricted stock unit award multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo common stock subject to such Ginkgo restricted stock unit award multiplied by (ii) the Earn-out Exchange Ratio; provided that (1) all shares of New Ginkgo common stock resulting from this conversion shall be (x) in the form of shares of New Ginkgo Class B common stock to the extent resulting from shares of Ginkgo Class B common stock prior to the effective time of the Business Combination and (y) in the form of shares of New Ginkgo Class A common stock to the extent resulting from shares of Ginkgo Class A common stock prior to the effective time of the Business Combination and (2) all Earn-out Consideration resulting from the foregoing clause (b) shall be issued in the form of restricted stock instead of restricted stock units, subject to the terms and conditions of the award agreement that would apply to restricted stock instead of restricted stock units (as reasonably determined by Ginkgo).

The Private Placement

SRNG entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, SRNG agreed to issue and sell in private placements an aggregate of 77,500,000 shares of New SRNG Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement is expected to close on the date on which the Closing occurs, prior to or substantially concurrently with the consummation of the Business Combination but after the Domestication.

Background of the Business Combination

SRNG is a blank check, Nasdaq-listed Cayman Islands exempted company incorporated in Cayman Islands on October 22, 2020 and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses in high-growth industries.

On February 26, 2021, SRNG consummated its initial public offering (“IPO”) of 172,500,000 units, with each unit consisting of one SRNG ordinary share and one-fifth of one warrant, generating total gross proceeds of $1,725,000,000. Prior to the consummation of the IPO, the Sponsor purchased 43,125,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.0006 per share. Simultaneously with the consummation of the IPO, SRNG consummated the private sale of 19,250,000 private placement warrants to the Sponsor, each of which entitles the holder to purchase one SRNG Class A ordinary share at an exercise price of $11.50 per share, at a price of $1.50 per warrant, generating gross proceeds of approximately $28,875,000.

Prior to the consummation of the IPO, neither SRNG, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with SRNG.

After SRNG’s IPO, SRNG’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of SRNG were contacted by, and representatives of SRNG contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. SRNG’s officers and directors and their affiliates also brought to SRNG’s attention target business candidates. During this search process, SRNG reviewed other business combination opportunities and entered into substantive discussions with one potential target company other than Ginkgo. This potential target was in the technology industry, and discussions with that potential target did not progress substantially.

On March 2, 2021, Joshua Kazam, a member of the SRNG Board was contacted, on behalf of Ginkgo, by Allen & Company LLC (“Allen & Company”), financial advisor to Ginkgo, and was informed that Ginkgo was considering a possible business combination with a SPAC. On the same day, Mr. Kazam informed Harry Sloan, Chief Executive Officer of SRNG, and Eli Baker, President and Chief Financial Officer of SRNG, of the potential opportunity and suggested an introductory virtual meeting with Ginkgo.

On March 2, 2021, at Ginkgo’s direction, Allen & Company arranged a virtual meeting between Jason Kelly, CEO and Co-Founder of Ginkgo, and Anna Marie Wagner, Senior Vice President of Corporate Development representing Ginkgo, and Messrs. Sloan and Baker from SRNG, along with Mr. Kazam. Dr. Kelly gave a high-level presentation to the SRNG team, which was followed by a discussion about Ginkgo’s business, its current size and growth and Ginkgo’s interest in pursuing a SPAC transaction. The parties noted that Mr. Kazam’s track record and partnership with Dr. Arie Belldegrun, a pioneer in immunotherapies, could bring additional value to a potential business combination between Ginkgo and SRNG. Both parties agreed that it would be desirable to explore a potential business combination and that the next step would be for SRNG and Ginkgo to enter into a non-disclosure agreement.

On March 3, 2021, Ginkgo and SRNG entered into a non-disclosure agreement governing the sharing of certain confidential information and arranged for a formal presentation by Ginkgo to SRNG and its financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), on March 5, 2021. During this time, Mr. Kazam organized a meeting between the SRNG management team and Dr. Belldegrun to discuss Ginkgo and a potential business combination with Ginkgo. Dr. Belldegrun agreed to attend the meeting on March 5, 2021 in order to share with SRNG his independent assessment as to the scientific and strategic aspects of Ginkgo’s business, given his familiarity with the field of synthetic biology and his relationships with many of Ginkgo’s customers.

On March 5, 2021, Dr. Kelly, Ms. Wagner and Mark Dmytruk, the Chief Financial Officer of Ginkgo gave a presentation in a virtual meeting to SRNG management and its advisor, Goldman Sachs. Dr. Belldegrun and Mr. Kazam also participated in this virtual meeting, which concluded with the parties’ mutual desire to continue discussions.

Following the meeting on March 5, 2021, Messrs. Sloan and Baker connected Dr. Kelly with Dr. Belldegrun to plan for a visit by Dr. Belldegrun to tour Ginkgo’s Foundry in Boston and meet with Dr. Kelly in-person.

Also on March 5, 2021, SRNG and its advisors were given access to a Virtual Data Room (“VDR”) provided by Ginkgo. SRNG also directed its outside legal counsel, White & Case LLP (“White & Case”), to review certain documents and assembled working groups to evaluate the materials and begin formulating deal points regarding a potential business combination with Ginkgo.

On March 7, 2021, Dr. Belldegrun and Mr. Kazam met with Dr. Kelly and other members of his team at Ginkgo’s headquarters and Foundry in Boston. Dr. Belldegrun was given a tour of the facilities and the opportunity to review Ginkgo’s Foundry process. Dr. Belldegrun and Dr. Kelly discussed the vision of Ginkgo and synthetic biology more generally, especially its specific application to pharmaceutical and immunotherapy industries. They discussed a potential transaction with SRNG and the process of Ginkgo becoming a public company. Dr. Belldegrun concluded the visit with a favorable view of Ginkgo’s unique platform offering.

Following these positive discussions between SRNG management and Ginkgo management, SRNG engaged Goldman Sachs to provide financial advice on the potential business combination transaction and the industry generally and assistance with SRNG’s financial analysis of Ginkgo and the negotiation of the transaction. As described below, Goldman Sachs was also later engaged as a PIPE placement agent by SRNG.

Following Dr. Belldegrun’s meeting with Dr. Kelly, Dr. Belldegrun and Mr. Sloan had multiple discussions about the potential for Ginkgo and Dr. Belldegrun’s favorable views on what Ginkgo had created, in particular its prospects in the area of pharmaceutical and immunotherapies. Given Dr. Belldegrun’s scientific and commercial knowledge in this field, Mr. Sloan inquired of Dr. Belldegrun whether he and Mr. Kazam would be interested in strategically partnering with SRNG and co-sponsoring SRNG’s potential business combination with Ginkgo, together with SRNG’s sponsor, Eagle Equity Partners III, LLC (the “Sponsor”). The discussion on the co-sponsorship relationship ensued over the next several weeks, with Dr. Belldegrun assisting New Ginkgo and accepting a position as a member of the New Ginkgo Board following the Closing. To further align the interests of Dr. Belldegrun and Mr. Kazam with New Ginkgo, approximately 25% of the interests in the Sponsor’s founder shares and private placement warrants were granted to entities controlled by Dr. Belldegrun or Mr. Kazam.

Beginning on March 8, 2021 and over the next several weeks, Ginkgo provided SRNG and its representatives access to due diligence materials, including financial information for SRNG to use in its financial analysis. Representatives of SRNG and Ginkgo held telephone conferences and virtual meetings to discuss a number of commercial and legal elements of the business to assist SRNG, with the assistance of its advisors, in developing SRNG’s financial analysis of Ginkgo. SRNG and Ginkgo and their respective representatives also discussed important structural elements of a potential transaction, including a capital structure providing for high-vote shares to be held by the co-founders and other current and future employees of Ginkgo, which structure SRNG and Ginkgo believed would facilitate New Ginkgo’s ability to focus on generating long-term value for New Ginkgo and its shareholders. Messrs. Sloan and Mr. Baker apprised the board members individually of these discussions.

During this period, SRNG, with the assistance of Goldman Sachs, conducted due diligence on Ginkgo’s business in order to generate a view on its historical financial performance and growth, and its financial projections and key drivers. In the course of its analysis, SRNG noted the unique position of Ginkgo as a facilitator in the nascent market for delivering cell programming technology and the accelerating growth of that market. SRNG, with the assistance of its advisors, also evaluated both the U.S. and international total addressable market for Ginkgo’s vertical applications, based on third-party data sources.

Additionally, SRNG engaged The Boston Consulting Group (“BCG”) and Deepwave Ventures (“Deepwave”), both known for their work in synthetic biology, to perform scientific and technical due diligence on Ginkgo’s platform and key points of competitive differentiation. As part of their mandate, BCG and Deepwave were instructed to review and assess Ginkgo’s cell programming technology and how effectively Ginkgo manages and re-deploys collected data via its Codebase.

On March 9, 2021, SRNG sent Ginkgo an initial illustrative draft term sheet contemplating the potential business combination between SRNG and Ginkgo in advance of an in-person visit by SRNG’s management to Ginkgo.

On March 11, 2021, SRNG management, together with Mr. Kazam, visited Ginkgo’s Foundry in Boston and toured the facility with Dr. Kelly, Barry Canton, the Chief Technology Officer of Ginkgo, and other technical members of the Ginkgo team. During this meeting, the SRNG management team also met with other key Ginkgo executives, including Patrick Boyle, Head of Codebase, Claire Laporte, Head of Intellectual Property, and Karen Tepichin, General Counsel.

On March 15, 2021, Ginkgo sent SRNG a revised draft of the term sheet. In the following weeks, the parties, together with their respective counsel, discussed the term sheet and exchanged several drafts. Messrs. Sloan and Baker, together with SRNG’s advisors, led the negotiation of the principal terms of the term sheet on behalf of SRNG. The principal terms discussed included Ginkgo’s pre-money valuation, non-material purchase price adjustments, the minimum cash closing condition, a “material adverse effect” closing condition, the arrangements relating to the forfeiture and earn-out of the Sponsor’s promote shares and private placement warrants, the post-closing capital structure in which Ginkgo’s current and future employees would be entitled to hold high-vote common stock (with 10 votes per share), board representation and the exclusive negotiation period.

Following a series of valuation discussions between SRNG and Ginkgo, the parties agreed on a base pre-money equity valuation of $15 billion, plus the Earn-out Consideration of up to 180 million New Ginkgo shares (which, if fully earned, would represent approximately $1.8 billion of incremental equity value at the original purchase price). The valuation was based on a number of factors including fundamental analysis by SRNG, the competitive nature of the process in which Ginkgo had received term sheets from a number of other special purpose acquisition companies, and a mutual desire to raise a successful PIPE and minimize redemptions prior to closing. SRNG also initially proposed that the pre-money equity valuation of Ginkgo be subject to adjustment on a “debt free, cash free” basis. After discussion, the parties agreed that any adjustment would be immaterial in the context of the agreed pre-money valuation of Ginkgo while introducing additional complexity to the transaction, and therefore no adjustment would be applicable.

Ginkgo management felt strongly that SRNG’s interests and economics should be closely tied to the success of the transaction and the parties negotiated a structure in which a portion of the Sponsor’s promote shares will be converted into the Sponsor Earn-out Shares, which will be subject to certain vesting conditions, as more fully described in the section entitled “Description of the Business Combination”.

On March 18, 2021, SRNG and Ginkgo management met and discussed Ginkgo’s commercial strategies.

On March 26, 2021, Ginkgo management and SRNG’s representatives held a due diligence session, during which the parties discussed Ginkgo’s customer programs, including past successes and lessons learned.

On April 5, 2021, SRNG held a special meeting of its board of directors to discuss a potential business combination with Ginkgo and provided the board members with a draft of the term sheet. At the board meeting, Messrs. Sloan and Baker presented the opportunity for a potential business combination with Ginkgo, the principal business terms in the term sheet, the co-sponsorship arrangement with Dr. Belldegrun and Mr. Kazam and the potential timing for a business combination.

Following the above due diligence sessions and meetings with Ginkgo and after SRNG’s board meeting on April 5, 2021, SRNG came to a favorable view about Ginkgo’s business. On April 6, 2021, SRNG and Ginkgo entered into a non-binding term sheet setting forth the principal terms of the Business Combination. Among other provisions, the term sheet set forth a Ginkgo pre-money equity valuation of $15 billion, earn-out consideration of up to 180 million New Ginkgo shares to pre-closing Ginkgo equity holders, a commitment by the Soaring Eagle Sponsors to invest up to $100 million in the PIPE, a minimum cash closing condition, a multi-class capital stock structure for New Ginkgo, certain customary closing conditions, and terms relating to the forfeiture and earn-out of the Sponsor’s promote shares and private placement warrants which were later memorialized in the SRNG Letter Agreement.

On April 6, 2021, SRNG’s representatives and Ginkgo management held a due diligence session and discussed Ginkgo’s historical financial statements, its 2021 financials, its current programs and customers and its pipeline for new programs and new customers in various industries.

On April 6, 2021 and April 7, 2021, representatives of SRNG conducted calls with certain material customers of Ginkgo in several industries, including pharmaceuticals, agriculture and food, biotech, and flavors and fragrances. These customer calls provided positive feedback and supported SRNG’s view that, in the field of synthetic biology, Ginkgo’s technology platform for cell programming across industries has a competitive advantage. Further, these customer interviews also indicated that several customers were interested in pursuing additional projects with Ginkgo.

On April 7, 2021, SRNG entered into a private placement agent engagement letter with Goldman Sachs (SRNG’s financial advisor in connection with the Business Combination), Morgan Stanley & Co. LLC (“Morgan Stanley”) and Allen & Company (both Morgan Stanley and Allen & Company also serve as Ginkgo’s financial advisors in connection with the Business Combination).

In the following weeks until the announcement of the Business Combination, SRNG continued its due diligence of Ginkgo. SRNG, along with White & Case and Goldman Sachs, conducted a review of the VDR provided by Ginkgo, which covered commercial, technical, financial, legal, and other topics. SRNG, Goldman Sachs and White & Case had several calls with Ginkgo’s management, which covered topics relating to general corporate matters, audit and internal control, material contracts, intellectual property, employees and benefits, environmental and other customary areas.

On April 20, 2021, Latham & Watkins LLP, counsel to Ginkgo, provided an initial draft of the Merger Agreement to White & Case, which contained principal transaction terms generally consistent with the non-binding term sheet. The parties and their respective counsel negotiated the Merger Agreement and ancillary documents in the ensuing weeks and exchanged multiple drafts.

In parallel with SRNG’s due diligence efforts and negotiation of the Merger Agreement and other ancillary agreements, SRNG and Ginkgo management held virtual meetings with a select group of potential investors. The potential investors were wall-crossed by representatives of Goldman Sachs, Morgan Stanley or Allen & Company (in each case, acting as PIPE co-placement agents for SRNG). SRNG was successful in obtaining private placement commitments of $775 million. As part of the allocation process, SRNG and Ginkgo jointly determined allocations, and many investors’ indicative subscriptions were cut back due to oversubscription, including that of Eagle Equity Partners III- G LLC, an affiliate of the Sponsor, which had committed $100 million as part of the term sheet but was also cut back to $75 million.

On May 7, 2021, the SRNG Board held a special board meeting via video conference to discuss the Business Combination, private placement commitments and the terms of the definitive agreements. Presentation materials and proposed drafts of the definitive agreements were made available to the board members ahead of the meeting. Mr. Baker briefed the SRNG Board on the material transaction terms, which remained the same as those set forth in the non-binding term sheet previously distributed to the SRNG Board, and discussed the status of the proposed private placement and the rationale for the Business Combination. Following Mr. Baker’s presentation, representatives of Goldman Sachs discussed with the SRNG Board certain capital markets and financial considerations relating to the Business Combination, and representatives from BCG and Deepwave presented to the SRNG Board findings from their respective scientific and technical due diligence review of Ginkgo. Dr. Belldegrun was also invited to participate in a portion of the meeting and presented to the SRNG Board his views of Ginkgo. Representatives from White & Case reviewed with the SRNG Board its fiduciary duties and presented to the SRNG Board its legal due diligence findings. Following these presentations and deliberation among the board members, all board members (except Mr. Kazam, who recused himself from voting on this matter) voted in favor of approving the Business Combination, including the Merger Agreement, the Subscription Agreements and the transactions contemplated in the Business Combination. In approving the transactions, the SRNG Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the trust account.

On the morning of May 11, 2021, the parties entered into the Merger Agreement and SRNG entered into subscription agreements for the private placement with the applicable investors. On the same day but after the execution of the Merger Agreement and related documents, SRNG and Ginkgo issued a joint press release announcing the Business Combination.

As previously noted, Goldman Sachs was engaged by SRNG to act as financial advisor to SRNG in connection with the Business Combination and will receive compensation for such services. In addition, Allen & Company and Morgan Stanley were each engaged by Ginkgo to act as financial advisor to Ginkgo in connection with the Business Combination and each will receive compensation in connection therewith.

SRNG also engaged Goldman Sachs to act as co-placement agent with Allen & Company and Morgan Stanley on the $775 million PIPE. Goldman Sachs provided the SRNG Board with a disclosure letter describing the various roles that Goldman Sachs has served for Ginkgo and any other material relationships that Goldman Sachs has with Ginkgo. In addition, Goldman Sachs was an underwriter on the initial public offering of SRNG and will receive the deferred discounts upon consummation of the Business Combination in connection therewith. Allen & Company also provided SRNG and Ginkgo with disclosure letters describing its roles with Ginkgo and SRNG and any other material relationships that it had with Ginkgo and SRNG, including the existing investment by Allen & Company and certain of its employees in Ginkgo. After carefully considering the potential benefits of engaging each of Morgan Stanley and Allen & Company for both roles, SRNG and Ginkgo each consented to Morgan Stanley’s and Allen & Company’s roles as financial advisor to Ginkgo in connection with the Business Combination and as co-placement agent to SRNG in connection with the PIPE and waived any potential conflicts in connection with such dual roles.

SRNG Board Reasons for the Approval of the Business Combination

On May 7, 2021, the SRNG Board (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the Merger Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our shareholders for approval and adoption, and recommended that our shareholders approve and adopt the Merger Agreement, related transaction documentation and such other proposals. Before reaching its decision, the SRNG Board reviewed the results of the due diligence performed on Ginkgo, which included:

•	Research on the growth and application of the synthetic biology industry and its specific applications for providing many commercial and biological solutions.

•

Extensive meetings (virtually and in-person) and calls with the Ginkgo management team and representatives regarding operations, company services, major customers, financial prospects, the pipeline of potential new programs and applications and possible acquisitions, among other customary due diligence matters;

•	“Channel checks” or interviews with Ginkgo’s customers in different industries, including but not limited to pharma, agriculture, manufacturing, and consumer products;

•	Engagement of BCG and Deepwave to review and assess the underlying science and technology processes employed by Ginkgo as well as an assessment of the maturity of the synthetic biology field;

•	Legal and commercial review of Ginkgo’s material business contracts and certain other legal and commercial due diligence;

•	Legal review of Ginkgo’s patents and trademarks;

•	Regulatory review of Ginkgo’s products and services in the United States and certain international regions;

•	Financial and accounting due diligence; and

•	Financial analysis of Ginkgo with assistance of its financial advisors, including a sensitivity analysis based on key drivers to Ginkgo’s business.

The SRNG Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the SRNG Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the SRNG Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for its IPO, SRNG identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although SRNG indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines:

•

Targets That Can Benefit from SRNG’s Management Team’s Relationships and Experience. SRNG’s efforts to identify a prospective initial business combination target will not be limited to a particular industry, sector or geographic region. While it may pursue an initial business combination opportunity in any industry or sector, SRNG intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience.

•

High-Growth Industries and Markets. SRNG will seek out opportunities in sectors and industries that have experienced, and continue to experience, high growth, as well as in faster-growing segments of developed markets and emerging international markets. SRNG’s management has extensive experience operating media businesses and leading transactions in international markets.

•	Business with Revenue and/or Earnings Growth Potential. SRNG will seek to acquire one or more businesses that have multiple, diverse potential drivers of revenue and/or earnings growth.

•	Companies with Potential for Free Cash Flow Generation. SRNG will seek to acquire one or more businesses that have the potential to generate strong and stable free cash flow now or in the future.

These illustrative criteria were not intended to be exhaustive. SRNG stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that it decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, SRNG indicated that it would disclose that the target business does not meet the above criteria in SRNG’s shareholder communications related to its initial business combination.

In considering the Business Combination, the SRNG Board concluded that it met all the above criteria. In particular, the SRNG Board considered the following positive factors, although not weighted or in any order of significance:

Strong Benefit from Management Team’s Relationships and Experience. Through SRNG’s partnership with Dr. Belldegrun, who will be joining the New Ginkgo Board upon the consummation of the Business Combination, SRNG would be able to help Ginkgo mature its strategy around pharmaceuticals and therapeutics, particularly the highly valuable areas of cell and gene therapy, to which its platform is ideally suited. SRNG believes Dr. Belldegrun’s experience and relationships in and around this sector will be a great strategic advantage. In addition, SRNG believes that its experience, track record and strong investor relationships across sectors would be valuable in helping smoothly execute this transaction.

High-Growth Industry. The synthetic biology market is substantial and growing rapidly. Synthetic biology is also applicable across a broad range of markets. According to a recent report published by McKinsey Global

Institute, over the next 10 to 20 years, bioengineered products could have a direct economic impact of approximately $2 trillion to $4 trillion globally per year. Applications in the agriculture and food domain alone, including the development of alternative proteins including lab-grown meat, could have direct annual impact approximately $0.8 trillion to $1.2 trillion over the next 10 to 20 years. Additionally, the existing market for research and development (“R&D”) services supporting the development of these products is very large (estimated over $30 billion) and expected to grow about 20% per year. The synthetic biology industry is still in its early days, with funding dramatically increasing year-over-year. In 2020, synthetic biology funding hit $8 billion, a large increase from approximately $3.5 billion in 2019. Ginkgo is well-positioned to capitalize on an expanding total addressable market of synthetic biology (“TAM”).

Industry Leader. Ginkgo is a leader in combining advances in bioengineering, data analysis, machine learning, and industrialization of operations to accelerate the use of cell programming across a vast number of markets and applications. Despite the early stage for cell programming as a service, Ginkgo has created the only horizontal platform and ecosystem for cell programming across industries, which is poised to capture value as the market for synthetic biology matures. Other companies that have invested in synthetic biology technologies have typically focused on developing fully-owned products and therefore, instead of investing in platform scale and relationships, have dedicated their resources towards product development. In the SRNG Board’s view, Ginkgo has created significant barriers to entry around its business.

Client Engagement. Ginkgo has built a scaled technology platform with marquee clients and “proof points” across industries. Market defining customers have validated the platform across a wide range of end markets, including consumer, technology, industrials, environment, agriculture, food and nutrition, and pharmaceuticals and biotech. Over 75 major customer programs across diverse industries have run on Ginkgo’s platform. SRNG’s management spoke with several clients of Ginkgo, who corroborated the value proposition that Ginkgo provides to its customers.

Scalability and Significant Revenue and Earnings Growth Potential. Ginkgo’s platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth and continued prospects of accelerated growth. In 2020, Ginkgo achieved revenue of $77 million and projects revenue of $150 million in 2021. Ginkgo has the technological and commercial advantage in establishing scale in the Foundry and corresponding Codebase. Ginkgo’s lab operations, which measures work done on the platform, have increased 2.4 times prior to the COVID-19 pandemic. Ginkgo’s strain tests metric, which measures the output of the platform, have increased 3-4 times annually prior to the COVID-19 pandemic. This is expected to further grow and expand. Ginkgo has demonstrated the ability to migrate existing cell engineering R&D and capture a share of downstream TAM, regardless of end-market.

Predictable Near-Term Revenue plus Downstream Value Share. The structure of Ginkgo’s customer contracts provides Ginkgo with upfront payments to cover R&D costs for customer programs, which provides a predictable revenue stream that is independent of program success. Additionally, Ginkgo typically negotiates a downstream value share in the form of royalty interests, milestones, or equity interests, permitting Ginkgo to participate in future upsides generated by its customers’ commercialization of Ginkgo’s technology at no additional cost to Ginkgo.

Compelling Unit Economics. Ginkgo’s platform drives a strong economy of scale and therefore attractive and improving unit economics. Ginkgo has been able to cover an increasing portion of its operational costs through the upfront fees paid by customers while maintaining downstream economics. This scale economic is driven by efficiencies in the Foundry, where the average cost per genetic engineering unit operation has decreased by 50% annually and the number of designs tested increases by over 3x annually. Additionally, Ginkgo’s scale data asset, or Codebase, is a source of long-term competitive advantage, with 3.4 billion+ unique gene sequences pulled from all public databases, and 440 million proprietary gene sequences acquired.

Experienced and Motivated Management Team. The Ginkgo co-founders have a proven ability to lead the scientific and commercial field of synthetic biology. Dr. Kelly, Reshma Shetty, President and Chief Operating

Officer, Barry Canton, Chief Technology Officer, and Austin Che, Head of Strategy, have been working together for nearly 20 years on the vision of synthetic biology alongside Tom Knight, who remains a Fellow with Ginkgo. Dr. Kelly was recently featured in Fortune’s 40 Under 40 for Healthcare in 2020. The thought-leading founders and management have a proven ability to lead the scientific and commercial field of synthetic biology and have each stepped into leadership roles to which they are well suited and are able to drive significant influence at Ginkgo.

Financial Analysis

Given SRNG’s experience in investing, the SRNG Board did not seek a third-party valuation, and did not receive any valuation report or opinion from a third party in connection with the Business Combination. Instead, the SRNG Board relied on, among other things, the following in consideration of the Business Combination: (i) due diligence on Ginkgo’s business operations; (ii) extensive research reports and data related to the synthetic biology industries in the United States and internationally; and (iii) SRNG management’s collective experience in public markets transactions in constructing and evaluating financial models and projections and conducting valuations of businesses.

As part of its financial review, SRNG management performed extensive due diligence regarding the applications of synthetic biology and Ginkgo’s ability to share in downstream value creation through its customers. SRNG believes that Ginkgo’s ability to add new programs to its platform represents a key value driver, as Ginkgo’s contracts typically include both an upfront Foundry revenue component as well as downstream value participation in the form of royalties, milestones, or equity. The platform’s “network effect” of an accelerating Codebase and accumulated learning position Ginkgo for growth of projects and new customers, as that accumulated data makes its offerings more unique and differentiated.

In order to arrive at a recommended valuation for launch, the SRNG management team conducted the DCF Analysis and Selected Public Company Analysis (as described below). Based on those analysis and given the growth prospects of Ginkgo, the size and growth of the TAM, other compelling aspects of the Business Combination and the validation of such valuation in the oversubscribed PIPE placement process involving a number of well-respected institutional investors, the SRNG Board and the SRNG management team determined that the $15 billion valuation was supportable by either the Foundry revenue or the downstream value share. In addition, the SRNG Board recognized that the flexibility of Ginkgo’s business model could result in Ginkgo realizing significant upside by realizing the potential of both the Foundry at scale as well as the downstream value share.

Discounted Cash Flow Analysis Based on Downstream Value Only

The first approach used by SRNG management in its financial analysis of Ginkgo employed a discounted cash flow analysis (“DCF Analysis”) of the cash flows associated with new programs added to the platform using the New Program Projections provided to SRNG by Ginkgo as described in the section below entitled “Certain Projected Financial Information.” Based on their due diligence, SRNG management determined that Ginkgo’s projections provided a reasonable framework for analysis based on the underlying drivers and trends in the business, the recent proof points and successes achieved, and momentum in new business areas. SRNG management, along with advisers including the Boston Consulting Group (BCG) and Goldman Sachs, spent significant time with the Ginkgo management team and reviewing Ginkgo’s historical data and internal projection model to build confidence in Ginkgo’s projections. However, given the growth in Ginkgo’s projections and the inherent uncertainty in the downstream value capture for businesses that are relatively early in their commercialization, SRNG management applied sensitivities to a number of variables, including the NPV per program and the number and timing of programs added, as further described below.

The DCF Analysis is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset (in this case, new programs), taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by the new programs without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the new programs, and is obtained by discounting those cash flows to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

In applying the DCF Analysis, SRNG conservatively assumed that (a) Ginkgo operates its Foundry to pass 100% of scale efficiencies to customers, which drives program growth and the scope of the downstream opportunity, without accounting for Ginkgo’s potential ability to drive margin and generate free cash flow from the Foundry (i.e., assuming for purposes of this analysis no free cash flow generation from the Foundry, even though Ginkgo’s management expects to earn a margin on the Foundry business), and (b) Ginkgo’s downstream value share in new programs in the form of equity or royalty interests will flow to Ginkgo at approximately 100% contribution margin (i.e. without material expenses borne by Ginkgo). The DCF Analysis did not account for Ginkgo’s emerging businesses such as the biosecurity business, which is projected by Ginkgo to generate approximately $50 million in revenue in 2021 and has the potential to become another revenue driver for the business in the near term.

Specifically, SRNG used the number of new programs added to the platform in each year, multiplied by an estimated net present value (“NPV”) per program of $15 million, to calculate the baseline estimated pre-tax unlevered free cash flows attributable to downstream value share for each year from 2021 through 2025, as set forth in the table below ($ in millions):

	2021	2022	2023	2024	2025
# New Programs	23	60	136	268	508
Risk-Adjusted NPV Per Program	$15	$15	$15	$15	$15
Pre-tax Unlevered Free Cash Flows	$345	$899	$2,044	$4,017	$7,614

While Ginkgo intends to monetize its interests in the programs in a tax-efficient manner, for purposes of the DCF Analysis, SRNG assumed an illustrative cash tax rate of 25% and subtracted such cash tax amount from the estimated pre-tax unlevered free cash flows to arrive at the estimated unlevered free cash flows attributable to downstream value share for calendar years 2021 through 2025. SRNG also calculated a range of terminal values by applying a perpetuity growth rate ranging from 0% to 5% to the estimated unlevered free cash flows attributable to downstream value share for calendar year 2025. SRNG selected this perpetuity growth rate range based on the application of its professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2021 using a range of discount rates from 17.5% to 25%, which range of discount rates were selected, upon the application of SRNG’s professional judgment and experience, to reflect Ginkgo’s estimated weighted average cost of capital (“WACC”). This was intended to be a conservative but conventional discount for these types of projections.

Key variables in this DCF Analysis included the NPV per program, the number and timing of programs added, and financial assumptions such as the WACC and perpetuity growth rate. SRNG management performed sensitivity analyses around these variables to arrive at a range of implied values. SRNG also took into account the estimated value of Ginkgo’s existing equity portfolio (valued by Ginkgo on the basis of the most recent market valuation for those assets at approximately $500 million) to arrive at an indicative range of valuation outcomes. Based on the above-described analysis, SRNG derived an implied value reference range for Ginkgo of approximately $16 billion to $27 billion.

Selected Public Company Analysis Based on Foundry Only

As a secondary method of financial analysis, SRNG reviewed certain trading data for several selected public companies (the “Selected Public Company Analysis”). As an alternative reference to the DCF Analysis, this methodology does not account for any potential future downstream value associated with new programs for Ginkgo, but instead focuses solely on the more visible, near-term revenues associated with Ginkgo’s Foundry business and assumes that Ginkgo drives margin on the Foundry similar to the EBITDA margins of contract research organizations or peers in the life science space, which are approximately 20% to 30%. Similar to the DCF Analysis, this methodology also does not account for Ginkgo’s emerging businesses such as biosecurity.

Although Ginkgo does not have a direct operating comparable as a horizontal platform in synthetic biology, SRNG management, with the assistance of Goldman Sachs, determined that two groupings were most analogous: certain life sciences companies (“Life Science Leaders”), for their perceived high-growth potential and industry match, and certain software and data analytics companies (“Software and Data Companies”), for their perceived high-growth potential and returns to scale.

In selecting the most analogous public companies, SRNG’s management noted that Ginkgo is a unique company, with its technology underpinned by life sciences applications and its business model analogous to data technology companies. Therefore, SRNG’s management identified these two traditionally distinct sets of comparable companies for purposes of the Selected Public Company Analysis.

More specifically, the identification of Life Science Leaders was based on these companies’ ability to drive significant advances in how cells are analyzed and reprogrammed for various applications. Ginkgo, through its Foundry, integrates technology tools from several Life Sciences Leaders to provide an integrated technology platform for the reprogramming of cells. Further, the output value derived from Ginkgo (i.e. the highly proprietary strains of genetic code delivered via a single strain or enzyme) is comparable to the specific project based work in the life sciences sector. This integration highlights the industry relationship and dependence between Ginkgo and the Life Sciences Leaders. Similar to Ginkgo, the Life Sciences Leaders are also expected to experience strong revenue growth, with a median 2021E-2024E consensus revenue CAGR of 32%.

The identification of the Software and Data Companies is based on these companies’ businesses of incorporating data and information technology as a platform or service to their clients or end users, typically across a range of end market applications (or with specific applications in the life sciences sector). Further, these Software and Data Companies incorporate artificial intelligence tools to improve their data capture for purposes of efficiency and product improvement, with such improvement expected to compound as their offerings or platform grow in scale. Similarly, Ginkgo deploys proprietary software and data to drive learnings that may yield improvements to Ginkgo’s cell programming platform across a range of end-markets. As a consequence of these similarities, SRNG’s management believed that Ginkgo’s business model is most analogous to the Software and Data Companies. Within that sector, SRNG identified companies that were also expected to experience strong revenue growth, with a median 2021E-2024E consensus revenue CAGR of 33%.

Life Science Leaders included the following:

-	10x Genomics, Inc.

-	AbCellera Biologics Inc.

-	Adaptive Biotechnologies Corporation

-	Berkeley Lights, Inc.

-	Pacific Biosciences of California, Inc.

-	Twist Bioscience Corporation

Software and Data Companies included the following:

-	Datadog, Inc.

-	Palantir Technologies Inc.

-	Schrodinger, Inc.

-	Snowflake Inc.

-	Veeva Systems Inc.

The following is the trading data (as of May 3, 2021) of those selected public companies, based on publicly available information, considered by SRNG and the SRNG Board:

	CY 2024 TEV / Revenue	CY 2021 - 24E Revenue CAGR
Life Science Leaders (Median)	18.7x	32%

Software and Data (Median)	16.6x	33%

Based on how these selected companies trade and Ginkgo’s anticipated growth profile as presented in the section below entitled “Certain Projected Financial Information”, SRNG used a range of total enterprise value to estimated 2024 revenue multiples of 17.5x to 20.0x derived from trading data of these selected companies (the “2024E TEV/Revenue Multiples”). SRNG then calculated a range of illustrative Ginkgo 2024 estimated Foundry revenues, adjusted to illustrate revenue potential if Ginkgo were to drive a margin at a level consistent with the selected companies rather than passing 100% cost-savings to its customers (the “Adjusted 2024 Ginkgo Foundry Revenues”). For this purpose, it was assumed that Ginkgo would drive EBITDA margin on the Foundry business similar to the EBITDA margins of 20% to 30% applicable to contract research organizations or peer life sciences companies such as the Life Sciences Leaders. SRNG then applied the 2024E TEV/Revenue Multiples to the Adjusted 2024 Ginkgo Foundry Revenues and then added the estimated value of Ginkgo’s existing equity portfolio of approximately $500 million.

Based on the above-described analysis, SRNG derived an implied value reference range for Ginkgo of approximately $15 billion to $20 billion.

Sum-of-the-Parts Analysis

As an additional valuation reference, SRNG management also considered a sum-of-the-parts analysis (the “SOTP Analysis”), which reflected the value associated with both downstream value share of new programs (as calculated using a similar methodology as the DCF Analysis) and revenues from Ginkgo’s Foundry business (calculated using a similar methodology to the Selected Public Company Analysis but assuming for purposes of the SOTP Analysis that Ginkgo would pass a portion of incremental efficiencies to its customers and would purposefully operate the Foundry at a lower margin). As with the prior methodologies, this methodology also does not include any value for Ginkgo’s emerging businesses such as biosecurity.

Conclusions

Based on the DCF Analysis and Selected Public Company Analysis, the SRNG Board determined that $15 billion was an attractive entry point valuation, with the stability of the Foundry revenue and the potentially much larger, but less predictable, downstream value share. While the SRNG Board did not rely on the SOTP Analysis in making its determination, it was noted that the SOTP Analysis is indicative of potential higher value of Ginkgo if Ginkgo were to balance growth between the Foundry revenues and downstream value share and deliver an optimal level of blended growth.

Certain Projected Financial Information

In connection with its consideration of the Business Combination, the SRNG Board was provided with the projections prepared by the management of Ginkgo set forth below under the heading “Projected Foundry Revenues,” (the “Foundry Projections”), “Projected New Programs Revenues” (the “New Program Projections”) and under the heading “Projected P&L” (the “Revenues Projections” and collectively with the Foundry Projections and New Program Projections, the “Ginkgo Projections”).

The Ginkgo Projections are included in this proxy statement/prospectus solely to provide SRNG’s shareholders access to information made available in connection with the SRNG Board’s consideration of the Business Combination. The Ginkgo Projections should not be viewed as public guidance. Furthermore, the Ginkgo Projections do not take into account any circumstances or events occurring after the date on which the Ginkgo Projections were presented, which was April 11, 2021.

The Ginkgo Projections were not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Ginkgo Projections have not been audited. Neither the independent registered public accounting firms of Ginkgo nor SRNG or any other independent accountants, have compiled, examined or performed any procedures with respect to the Ginkgo Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Ginkgo and SRNG assume no responsibility for, and disclaim any association with, the Ginkgo Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 6.

The Ginkgo Projections were prepared in good faith by Ginkgo management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Ginkgo at the time the Ginkgo Projections were prepared and speak only as of that time.

While presented with numerical specificity, the Ginkgo Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Ginkgo, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Ginkgo has not warranted the accuracy, reliability, appropriateness or completeness of the Ginkgo Projections to anyone, including SRNG. Neither Ginkgo’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Ginkgo relative to the Ginkgo Projections. The Ginkgo Projections are not fact nor a guarantee of actual future performance. The future financial results of Ginkgo may differ materially from those reflected in the Ginkgo Projections due to factors beyond Ginkgo’s or SRNG’s ability to control or predict.

The Ginkgo Projections are not included in this proxy statement/prospectus in order to induce any SRNG shareholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Ginkgo included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

None of SRNG, Ginkgo and any of their respective affiliates intends to, and, except to the extent required by applicable law, each expressly disclaims any obligation to, update, revise or correct the Ginkgo Projections to reflect circumstances existing or arising after the date such Ginkgo Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Ginkgo Projections are shown to be inappropriate or any of the Ginkgo Projections otherwise would not be realized.

The key elements of the Ginkgo Projections provided to SRNG are summarized below:

Projected Foundry Revenue

Projected New Program Revenue

Projected P&L

($M)	2020(1)	2021	2022	2023	2024	2025
Foundry Billable Revenue	$64	$100	$175	$341	$628	$1,099
% growth	18%	57%	75%	95%	84%	75%
memo: GAAP Adjustments	$(4)		GAAP adjustments not projected
Foundry Revenue (GAAP)	$59	$100	$175	$341	$628	$1,099
(+) Biosecurity	$17	$50	Emerging business, projections not provided
Total GAAP Revenue	$77	$150	$175	$341	$628	$1,099
Adjusted EBITDA	$(123)	$(157)	$(156)	$(136)	$(47)	$166
Capital Expenditures(2)	$(72)	$(66)	$(118)	$(146)	$(193)	$(234)

(1)	2020A financials are draft audited and subject to final adjustments and line item classifications
(2)	2020 CapEx of $72M includes $14M of CapEx that is included in Accounts Payable and Accrued Expenses at December 31, 2020

The primary driver of the Ginkgo Projections is the scaling of the Foundry, which is in turn a key driver of Foundry Revenue. In particular, capacity increases in the Foundry can be driven by both physical footprint increases as well as “organic” growth or utilization in each Foundry – in other words, increasing the capacity per square foot. This “organic” growth is driven by improvements in technologies, including higher-throughput robotics as well as better workflow processing with Ginkgo’s proprietary software.

Ginkgo’s projections assume that physical footprint will increase by approximately 25 to 30% annually between 2021 and 2025, which is largely in line with the square footage growth the company has experienced over the past several years, though build-outs tend to be large and so there can be meaningful variations year-to-year. The “organic” capacity increases described above are reflected by Ginkgo’s assumption that it can generate more revenue (or take on more programs) per unit of space. So while Ginkgo assumes a 25 to 30% increase in physical footprint, they assume an 82% CAGR in annual Foundry Revenues. This accelerated revenue growth relative to physical footprint is driven by:

•	organic capacity increases per unit area driven by technology improvements, as well as increases in utilization; and

•

higher throughput of programs from the development of novel biological tools and process efficiencies, which consolidates program fees into a shorter period and allows more programs to flow through the Foundry.

The two components listed above are the primary drivers of the concept of “Knight’s Law” – which is an internal metric Ginkgo uses, and reflects that the capacity, as measured by the number of strain tests, an output of the Foundry, has increased by 3 to 4x per year historically, despite much more modest increases in physical footprint.

Another major strategic assumption in the projections is that Ginkgo assumes that significant cost savings will be passed along to customers in the form of lower prices per unit operation. While this was not explicitly presented in the projections SRNG reviewed from Ginkgo, Ginkgo did assume declining revenues per year per program as well as accelerating programs (the combination of which lead to further decreases in the lifetime revenues per program are decreasing even more). This was a key strategic choice for Ginkgo, as it believes it can accelerate adoption of the platform by decreasing the cost of biological engineering. SRNG noted the flexibility in the projections to drive near-term Foundry Revenues (by maintaining the current pricing) or to focus on scaling programs more quickly by passing cost savings along to customers.

Based on these assumptions, Ginkgo assumed an increase in the number of new programs added to the platform annually, growing from just over 20 new programs per year in 2021 to over 500 new programs per year in 2025. While not explicitly modeled, Ginkgo expects these new programs to come from a mix of new and existing customers, with the potential for significant “inside sales” to its larger and/or fast-growing customers. The key growth drivers presented for the number of new programs include a reduction in the cost for new cell programs (which Ginkgo believes will both expand the market for cell programming as well as increase Ginkgo’s ability to win new business versus other options), the ability to further penetrate the large R&D budgets of existing customers, the ability to grow alongside existing customers who are reliant on Ginkgo for all cell programming work, and technology improvements that make it easier for potential customers to interact with and manage cell programming projects at Ginkgo directly (what Ginkgo refers to as “self-service portals”). Ginkgo is also interested in using its balance sheet to help reduce the barriers to adoption by less well-capitalized companies.

Program execution is the key driver of downstream value capture and is one of the most critical components of Ginkgo’s projections. Drivers of downstream value for a given program include (a) the value of the end product being enabled, (b) the probability of technical and commercial success, (c) Ginkgo’s negotiated value share and (d) the ramp up / ramp down timing of end product sales. Cash flows from downstream value share are expected to be approximately 100% contribution margin as Ginkgo incurs minimal ongoing support or delivery costs. The equity value of a company on which Ginkgo has a claim would incorporate the market view on all of the variables listed above (product value, probability of success, etc.). Ginkgo calculated that the equity values associated with their 34 equity-based programs totaled over $500 million, thus representing an average NPV of approximately $15 million per program.

The SRNG Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

The risk that SRNG’s public shareholders would vote against the Business Combination Proposal or exercise their redemption rights.

The SRNG Board considered the risk that some of SRNG’s current public shareholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. The SRNG Board concluded, however, that this risk was substantially mitigated because SRNG will have secured PIPE commitments in the amount of $775 million, or approximately 62% of the minimum proceeds necessary for closing. Further, the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates against any incentive a public shareholder might have to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

SRNG’s management and directors may have different interests in the Business Combination than the public shareholders.

The SRNG Board also considered the fact that members of SRNG’s management and the SRNG Board may have interests that are different from, or are in addition to, the interests of SRNG’s shareholders generally, including the matters described under “Interests of SRNG’s Directors and Officers and Others in the Business Combination” below. However, the SRNG Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in SRNG’s initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) a portion of the SRNG Class B ordinary shares held by the Sponsor has been deferred to an earn-out structure based on a certain gradient of gross proceeds raised and future share price performance of New Ginkgo, although the 150,000 founder shares that will be held by SRNG’s other directors are not subject to this earn-out.

Risks Related to Ginkgo’s Business

With respect to Ginkgo’s business, SRNG’s management and the SRNG Board considered several potential risk factors, including (i) the history of Ginkgo’s net losses and the fact that, going forward, New Ginkgo will require substantial additional capital to fund its business, (ii) whether Ginkgo will be able to enter into a definitive agreement with the U.S. International Development Finance Corporation and its overall level of indebtedness, (iii) that Ginkgo owns equity interests in several of its customers and has exposure to the volatility and liquidity risks inherent in holding such equity, (iv) that Ginkgo’s revenue is currently concentrated in a limited number of customers and growth will depend on expanding that customer base, (v) rapidly changing technology and extensive competition in the synthetic biology industry, (vi) the protection of intellectual property, (vii) the challenges in adequately protecting biological materials, (viii) the important roles that Ginkgo’s founders have played so far in its business and dependence of Ginkgo may have on its founders in the successful execution of its business plan, and (ix) uncertainty regarding the regulatory framework for synthetic biology.

Risks Related to the Multi-Class Share Structure

The SRNG Board also considered the risks of concentrating voting power in the employees and directors of Ginkgo pursuant to the contemplated multi-class share structure (pursuant to which current and future employees and certain directors of Ginkgo will be entitled to hold high-vote (10:1) shares of New Ginkgo Class B common stock), but determined that such risks were outweighed by the benefits that this structure would provide for the long-term value of the company and its shareholders.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—SRNG Board Reasons for the Approval of the Business Combination,” the SRNG Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to SRNG’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

Interests of SRNG’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the SRNG Board in favor of approval of the Business Combination Proposal, you should keep in mind that SRNG’s Sponsor and its directors and officers have interests in the Business Combination that are different from, or in addition to, those of SRNG’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If SRNG is unable to complete its initial business combination by February 26, 2023, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SRNG to fund its working capital requirements (subject to an aggregate limit of $3,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the SRNG Board, liquidate and dissolve, subject in each case to SRNG’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

•

There will be no redemption rights or liquidating distributions with respect to our private placement warrants, which will expire worthless if we fail to complete our initial business combination by February 26, 2023.

•

SRNG’s Sponsor purchased 43,125,000 founder shares prior to SRNG’s initial public offering for an aggregate purchase price of $25,000, or approximately $0.0006 per share, which accounted for approximately 20% of SRNG’s outstanding shares after the consummation of its initial public offering. Upon the Closing, assuming no founder shares are forfeited pursuant to the terms of the Sponsor Support Agreement as a result of shareholder redemptions exceeding a specified threshold, such founder shares will be converted into 43,125,000 shares of New Ginkgo Class A common stock.

•

Simultaneously with the closing of its initial public offering, SRNG consummated the sale of 19,250,000 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing 30 days following the Closing for one share of New Ginkgo Class A common stock at $11.50 per share. If SRNG does not consummate a business combination transaction by February 26, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by SRNG’s Sponsor will be worthless. The warrants held by SRNG’s Sponsor had an aggregate market value of approximately $37.9 million based upon the closing price of $1.97 per warrant on Nasdaq on May 10, 2021. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration.

•

The Sponsor and SRNG’s officers and directors will lose their entire investment of $28,900,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $28,875,000 private placement warrant purchase price, if SRNG does not complete a business combination by February 26, 2023.

•

Certain of SRNG’s officers and directors may serve as directors of New Ginkgo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Ginkgo Board determines to pay to its directors and/or officers.

•

The Sponsor has made an investment for the founder shares at an average price per share of approximately $0.0006 prior to the consummation of our initial public offering. As a result of the significantly lower investment per share of our Sponsor as compared to the investment per share of our public shareholders (which was $10.00 per unit), a transaction that results in an increase in the value of the investment of SRNG’s Sponsor in the founder shares may result in a decrease in the value of the investment of SRNG’s public shareholders.

•

SRNG’s Sponsor and officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if SRNG fails to complete a business combination by February 26, 2023.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to SRNG if and to the extent any claims by a vendor for services rendered or products sold to SRNG, or a prospective target business with which it has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•

Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SRNG and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to SRNG for working capital expenses. If SRNG does not complete an initial business combination within the required period, SRNG may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, New Ginkgo will indemnify SRNG’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, SRNG’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SRNG from time to time, made by the Sponsor or certain of SRNG’s officers and directors to finance transaction costs in connection with an intended initial business combination. To date, SRNG has incurred no such out-of-pocket expenses.

Interests of Others in the Business Combination

Goldman Sachs (together with its affiliates), Morgan Stanley (together with its affiliates) and Allen & Company (together with its affiliates) are each full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs , Morgan Stanley and Allen & Company and their respective affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to Ginkgo and its affiliates, and/or SRNG and its affiliates, and has received customary compensation in connection therewith. In addition, each of Goldman Sachs, Morgan Stanley and Allen & Company and their respective affiliates may provide investment banking and other commercial dealings to SRNG, Ginkgo and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs, Morgan Stanley and Allen & Company and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SRNG or Ginkgo, or their respective affiliates. Goldman Sachs, Morgan Stanley and Allen & Company and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Ginkgo’s good faith estimate of such amounts assuming a Closing as of                     , 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$1,725	$475
Private Placement	775	775
Sellers’ Equity	15,000	15,000
Ginkgo Cash on Balance Sheet(1)	274	274

Total Sources	$17,774	$16,524

Uses
Cash on Balance Sheet(1)	$2,639	$1,389
Sellers’ Equity	15,000	15,000
Transaction costs	135	135

Total Uses	$17,774	$16,524

(1)	Based on cash on hand as of April 30, 2021.

Directors and Executive Officers of New Ginkgo After the Business Combination

Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of NYSE or Nasdaq (whichever is applicable and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), effective as of the Closing, SRNG will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New Ginkgo Board to consist of the persons designated by Ginkgo in writing prior to Closing (including the person contemplated to be on the New Ginkgo Board pursuant to the Director Nomination Agreement). On the Closing Date, SRNG shall enter into customary indemnification agreements reasonably satisfactory to Ginkgo with the individuals to be elected as members of the New Ginkgo Board, which indemnification agreements shall continue to be effective immediately following the Closing.

Except as otherwise directed in writing by Ginkgo, and conditioned upon the occurrence of the Closing, SRNG will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of Ginkgo prior to the effective time of the Business Combination to be the officers of New Ginkgo (and holding the same titles as held at Ginkgo) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Ginkgo will take all necessary action prior to the effective time of the Business Combination such that (a) each director of Ginkgo in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of Ginkgo, determined by Ginkgo and communicated to SRNG in writing prior to the Closing Date, shall be appointed to the New Ginkgo Board, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the directors of New Ginkgo (including by causing the Ginkgo board of directors to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the Ginkgo board of directors, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Ginkgo board of directors). Each person appointed as a director of New Ginkgo pursuant to the preceding sentence shall remain in office as a director of New Ginkgo until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Except as otherwise directed in writing by Ginkgo, the persons constituting the officers of Ginkgo prior to the effective time of the Business Combination will continue to be the officers of the New Ginkgo (and will hold the same titles as held at Ginkgo) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Stock Exchange Listing

SRNG’s units, Class A ordinary shares and public warrants are publicly traded on Nasdaq Capital Market under the symbols “SRNGU”, “SRNG” and “SRNGW”, respectively. SRNG intends to apply to list the New Ginkgo Class A common stock and public warrants on the NYSE under the symbols “DNA” and “DNA.WS”, respectively, upon the Closing. New Ginkgo will not have units traded following the Closing.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SRNG will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Ginkgo issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG will be stated at historical cost, with no goodwill or other intangible assets recorded.

Ginkgo is expected to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Ginkgo’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	The largest individual minority stockholder of the combined entity is an existing stockholder of Ginkgo;

•	Ginkgo’s directors will represent the majority of the New Ginkgo Board;

•	Ginkgo’s senior management will be the senior management of New Ginkgo; and

•	Ginkgo is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Ginkgo is the accounting acquirer in the Business Combination.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by SRNG shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

SRNG’s Sponsor along with SRNG’s directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Business Combination Proposal. See “Ancillary Agreements Related to the Business Combination” for more information.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of May 11, 2021 (the “Merger Agreement”), by and among SRNG; SEAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. a Delaware corporation (“Ginkgo”) (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of SRNG to Delaware as described below, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT THE SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of SRNG’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE MERGER AGREEMENT

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement /prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations, warranties and covenants that the respective parties thereto made to each other. The representations, warranties and covenants made in the Merger Agreement by the respective parties were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties and covenants contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations, warranties and covenants were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations, warranties and covenants of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations, warranties and covenants also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that SRNG and Ginkgo each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of the respective parties, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” SRNG will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Closing and Effective Time of the Business Combination

Prior to the Closing, Ginkgo will (subject to the receipt of requisite approvals from its stockholders) effect a recapitalization (the “Ginkgo Recapitalization”) such that immediately prior to the effective time, Ginkgo’s authorized capital stock shall consist solely of Ginkgo Class A common stock and Ginkgo Class B common stock.

Prior to and as a condition of the Business Combination, no later than one day prior to the Closing, SRNG will changes its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SRNG’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. See “The Domestication Proposal.”

Unless SRNG and Ginkgo otherwise mutually agree, the Closing will take place on the date which is two business days after the first day on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) (such date, the “Closing Date”). See “The Merger Agreement—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to closing of the Business Combination.

At the Closing, Ginkgo and Merger Sub will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the third quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by 5:00 p.m., Eastern Time, on November 10, 2021 (“Outside Deadline”), the Merger Agreement may be terminated by either SRNG or Ginkgo. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline. See “The Merger Agreement—Termination.”

Consideration to Ginkgo Equity Holders

The aggregate base equity consideration (the “Aggregate Base Equity Consideration”) to be issued at the Closing to the then current equity holders of Ginkgo will be a number of shares of New Ginkgo common stock calculated as (a) the sum of (i) $15 billion plus (ii) the aggregate exercise price of Ginkgo options and Ginkgo warrants that will be assumed by New Ginkgo, plus (iii) SRNG’s transaction expenses in excess of $108 million, divided by (b) $10.00.

In addition, the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive the Earn-out Consideration, which is divided into four equal tranches subject to vesting during the Earn-out Period:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

The consideration to be paid in, or in connection with, the Business Combination in respect of each Ginkgo Class A common stock that is issued and outstanding immediately prior to the effective time of the Business Combination (but after the Ginkgo Recapitalization) shall be (i) a number of shares of New Ginkgo Class A common stock equal to the ratio (such ratio, the “Base Equity Value Exchange Ratio”) determined by dividing the Aggregate Base Equity Consideration by the aggregate number of shares of Ginkgo common stock (a) issued and outstanding immediately prior to the effective time of the Business Combination after giving effect to the Ginkgo Recapitalization and (b) that would be issued upon the cash settlement (as opposed to “net settlement”) of all Ginkgo warrants that will be assumed by New Ginkgo, all Ginkgo options that are vested equity awards and all Ginkgo restricted stock unit awards that are vested equity awards, in each case, that are issued and outstanding immediately prior to the effective time of the Business Combination, if such Ginkgo warrants, Ginkgo options and Ginkgo restricted stock unit awards were exercised or settled in full upon payment of the full cash exercise price immediately prior to the effective time of the Business Combination (such number of shares of Ginkgo common stock, the “Fully Diluted Share Count”) and (ii) subject to the Vesting Conditions, a number of shares of New Ginkgo Class A common stock equal to the ratio (such ratio, the “Earn-out Exchange Ratio”) determined by dividing the Earn-out Consideration by the Fully Diluted Share Count.

The base consideration to be paid in, or in connection with, the Business Combination in respect of each Ginkgo Class B common stock that is issued and outstanding immediately prior to the effective time of the Business Combination (but after the Ginkgo Recapitalization) shall be a number of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio and, subject to the Vesting Conditions, a number of shares of New Ginkgo Class B common stock equal to the Earn-out Exchange Ratio.

At the effective time, each Ginkgo restricted stock award that is outstanding immediately prior to the effective time of the Business Combination shall be converted into the right to receive restricted stock awards of New Ginkgo on the same terms and conditions as applicable to such Ginkgo restricted stock award; except that such New Ginkgo restricted stock award will relate to such number of shares of New Ginkgo common stock as is determined in accordance with the two preceding paragraphs.

At the effective time of the Business Combination, each Ginkgo option exercisable for Ginkgo Class A common stock that is outstanding immediately prior to the effective time of the Business Combination shall be assumed and converted into a newly issued option exercisable for shares of New Ginkgo Class A common stock (subject to the same terms and conditions as the original Ginkgo option); except that the number of shares underlying such New Ginkgo option will be the sum of (a) the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo option multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo option multiplied by (ii) the product of (x) the Earn-out Exchange Ratio multiplied by (y) a discount factor to be determined by Ginkgo in good faith (the “Option Earn-out Exchange Ratio”), and except that the exercise price per share of such New Ginkgo option will be equal to the quotient of (A) the exercise price per share of such Ginkgo option in effect immediately prior to the effective time of the Business Combination divided by (B) a number equal to the sum of the Base Equity Value Exchange Ratio and the Option Earn-out Exchange Ratio (the “Option Exercise Price Exchange Ratio”).

At the effective time of the Business Combination, each Ginkgo option exercisable for Ginkgo Class B common stock that is outstanding immediately prior to the effective time of the Business Combination shall be assumed and converted into a newly issued option exercisable for shares of New Ginkgo Class B common stock (subject to the same terms and conditions as the original Ginkgo option); except that the number of shares underlying such New Ginkgo option will be the sum of (a) the product of (i) the number of shares of Ginkgo Class B common stock subject to such Ginkgo option multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class B common stock subject to such Ginkgo option multiplied by (ii) the Option Earn-out Exchange Ratio, and except that the exercise price per share of such New Ginkgo option will be equal to the quotient of (A) the exercise price per share of such Ginkgo option in effect immediately prior to the effective time of the Business Combination divided by (B) the Option Exercise Price Exchange Ratio.

At the effective time of the Business Combination, each preferred warrant to purchase shares of Ginkgo preferred capital stock that is outstanding and unexercised immediately prior to the effective time of the

Business Combination that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for New Ginkgo Class A common stock on the same terms and conditions in effect immediately prior to the effective time of the Business Combination, except that the number of shares underlying such New Ginkgo preferred warrant will be the sum of (a) the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo preferred warrant multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo Class A common stock subject to such Ginkgo preferred warrant multiplied by (ii) the Earn-out Exchange Ratio, and except that the exercise price per share of such Ginkgo preferred warrant will be equal to the quotient of (A) the exercise price per share of such Ginkgo preferred warrant in effect immediately prior to the effective time of the Business Combination divided by (B) the sum of the Base Equity Value Exchange Ratio and the Earn-out Exchange Ratio.

At the effective time of the Business Combination each Ginkgo restricted stock unit award that is outstanding immediately prior to the effective time of the Business Combination shall be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo restricted stock unit award, except that the number of shares underlying such New Ginkgo restricted stock unit award will be the sum of (a) the product of (i) the number of shares of Ginkgo common stock subject to such Ginkgo Restricted Stock Unit Award multiplied by (ii) the Base Equity Value Exchange Ratio and (b) subject to the Vesting Conditions, the product of (i) the number of shares of Ginkgo common stock subject to such Ginkgo Restricted Stock Unit Award multiplied by (ii) the Earn-out Exchange Ratio; provided that (1) all shares of New Ginkgo common stock resulting from this conversion shall be (x) in the form of shares of New Ginkgo Class B common stock to the extent resulting from shares of Ginkgo Class B common stock prior to the effective time of the Business Combination and (y) in the form of shares of New Ginkgo Class A common stock to the extent resulting from shares of Ginkgo Class A common stock prior to the effective time of the Business Combination and (2) all Earn-out Consideration resulting from the foregoing clause (b) shall be issued in the form of restricted stock instead of restricted stock units, subject to the terms and conditions of the award agreement that would apply to restricted stock instead of restricted stock units (as reasonably determined by Ginkgo).

Covenants and Agreements

Conduct of Ginkgo Businesses Prior to the Completion of the Business Combination

Ginkgo has agreed that, prior to Closing, it will use commercially reasonable efforts to operate its and its subsidiaries’ business in the ordinary course and use reasonable best efforts to preserve the present business and operations and goodwill of Ginkgo.

In addition to the general covenants above, Ginkgo has agreed that prior to the effective time of the Business Combination, subject to specified exceptions including those set forth in the confidential disclosure schedules delivered by Ginkgo, it will not, and cause its subsidiaries not to:

•	amend, restate, supplement or otherwise modify any provision of the governing documents of Ginkgo;

•

incorporate, form or organize any new direct or indirect subsidiary or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date of the Merger Agreement;

•

(i) pay, make, declare or set aside any dividend or distribution in respect of any equity security of Ginkgo, (ii) split, combine, reclassify or otherwise amend or modify any terms of any equity security of Ginkgo or any of its subsidiaries, other than any such transaction by a wholly owned subsidiary of Ginkgo that remains a wholly owned subsidiary of Ginkgo after consummation of such transaction, (iii) purchase, repurchase, redeem (or offer to purchase, repurchase, redeem or otherwise acquire) or otherwise acquire any issued and outstanding equity securities of Ginkgo or any of its subsidiaries (other than in certain specified exceptions), (iv) grant, issue, transfer, sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any equity securities of Ginkgo (other than any grant of any equity awards under any Ginkgo incentive plan in the ordinary course of business consistent with past practice), or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any equity securities or enter into other agreements or commitments of any character obligating it to issue any equity securities;

•

enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any contract without an auto-renewal or similar term) any material contract or any real property lease, in each case, other than in the ordinary course of business;

•

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ginkgo or any of its subsidiaries or guarantee any debt securities of another entity, (ii) incur or assume any indebtedness for borrowed money, or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

•

sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Ginkgo or any of its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between Ginkgo and any of its subsidiaries or between any two or more of Ginkgo’s subsidiaries, and (iii) transactions in the ordinary course of business;

•	make or commit to make any capital expenditures other than in an amount not exceeding $100,000,000 in the aggregate;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•

waive, release, settle, compromise or otherwise resolve any action, claims or proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $10,000,000 (net of any amounts covered by insurance) in the aggregate;

•

authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Ginkgo or its subsidiaries (other than the Business Combination);

•

(i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect of any material tax attribute that would reasonably be expected to give rise to any claim or assessment of taxes;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and other regulations promulgated by the United States Department of the Treasury;

•

except in the ordinary course of business consistent with past practice or as otherwise required by any existing Ginkgo benefit plan or certain contracts, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Ginkgo benefit plan or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider;

•

enter into, amend extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of Ginkgo or its subsidiaries as the bargaining representative for any employees of Ginkgo or its subsidiaries;

•

implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Ginkgo under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” laws;

•

enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions (i) relating to obligations in respect of arms-length commercial transactions pursuant to certain affiliate agreements or (ii) in the ordinary course of business consistent with past practice;

•	except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;

•

(i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a lien (other than a permitted lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest in the intellectual property owned by Ginkgo or its subsidiaries (other than non-exclusive licenses to intellectual property owned by Ginkgo or its subsidiaries granted in the ordinary course of business, exclusive licenses to customers with respect to intellectual property developed for or utilized by such customers pursuant to agreements entered in the ordinary course of business or intellectual property owned by Ginkgo or its subsidiaries abandoned in the ordinary course of business consistent with past practice in Ginkgo’s reasonable business judgment); (ii) waive or cancel any rights in the intellectual property owned by Ginkgo or its subsidiaries or any other intellectual property used by Ginkgo or its subsidiaries; (iii) disclose any trade secrets to any third party that is not subject to a confidentiality agreement; or (iv) subject any source code for any Ginkgo software to any copyleft license; or

•	enter into any agreement to take any action prohibited under the foregoing.

Conduct of SRNG Prior to the Completion of the Business Combination

SRNG has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Other than the general covenants pursuant to which SRNG will use reasonable best efforts to operate its business in the ordinary course and consistent with past practice, SRNG has agreed that prior to the effective time of the Business Combination, except as expressly contemplated by the Business Combination, it will not:

•

amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the shareholders of SRNG to amend, restate, supplement or otherwise modify or waive any provision of) (i) the Investment Management Trust Agreement, dated as of February 23, 2021, between SRNG and Continental Stock Transfer & Trust Company, (ii) SRNG warrants, (iii) the Warrant Agreement, dated as of February 23, 2021, between SRNG and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) or (iv) its or its subsidiaries’ governing documents, except as contemplated in the Merger Agreement;

•

(i) pay, make, declare or set aside any dividend or distribution in respect of any equity security of SRNG or Merger Sub, (ii) split, combine, reclassify or otherwise amend or modify any terms of any equity security of SRNG or Merger Sub or (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding security of SRNG or Merger Sub, other than to provide eligible SRNG shareholders with the opportunity to effect certain share redemptions as required by SRNG’s governing documents;

•

(i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle any claim or assessment in respect of taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect of any material tax attribute that would reasonably be expected to give rise to any claim or assessment of taxes;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and other regulations promulgated by the United States Department of the Treasury;

•

enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or contract with any of SRNG’s or Merger Sub’s affiliates, insiders or any person or entity in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

•

other than SRNG’s transaction expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any indebtedness or liability or guarantee any indebtedness or liability of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of SRNG or Merger Sub or guarantee any debt securities of another entity, other than indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

•

(i) issue any equity securities of SRNG, other than the issuance of the aggregate equity value consideration and the issuance of the aggregate earn-out value consideration, (ii) grant any options, warrants or other equity-based awards with respect to equity securities of SRNG not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any SRNG warrants, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to take any action prohibited under the foregoing.

HSR Act and Regulatory Approvals

Ginkgo and SRNG have agreed to comply promptly but in no event later than 10 business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act. Ginkgo and SRNG have agreed to substantially comply with any information or document requests by any antitrust authorities pursuant to the HSR Act.

Ginkgo and SRNG have agreed to request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any action brought by an antitrust authority or any other entity, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated in the Merger Agreement.

Ginkgo and SRNG have agreed to cooperate in good faith with governmental authorities and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable (but in any event prior to the Outside Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination.

To the extent not prohibited by law, Ginkgo and SRNG have agreed to promptly furnish to the other copies of any notices or written communications received by, them or any of their respective affiliates from any third party or governmental authority with respect to the transactions contemplated by the Merger Agreement, and Ginkgo and SRNG have agreed to permit counsel to the other an opportunity to review in advance, and Ginkgo and SRNG (respectively) have agreed to consider in good faith the views of such counsel in connection with, any proposed communications by Ginkgo and SRNG (respectively) and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement; provided, that neither party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other. To the extent not prohibited by law, Ginkgo and SRNG have agreed to provide the other and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Ginkgo and SRNG (respectively) and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated in the Merger Agreement.

Ginkgo and SRNG have each agreed to be responsible for 50% of the filing fees payable to the antitrust authorities in connection with the transactions contemplated in the Merger Agreement.

Proxy Solicitation

As promptly as practicable after the execution of the Merger Agreement, Ginkgo and SRNG have agreed (i) to jointly prepare, and SRNG will file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the registration statement and sent to the SRNG shareholders at the SRNG shareholders’ meeting, and (ii) that SRNG will prepare (with Ginkgo’s reasonable cooperation) and file with the SEC the registration statement, in which the proxy statement will be included as a prospectus (the “proxy statement/registration statement”), in connection with the registration under the Securities Act of SRNG’s common stock and warrants to be issued pursuant to its domestication in Delaware and as consideration for the Business Combination.

Ginkgo and SRNG have agreed to use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.

SRNG has agreed to use its reasonable best efforts to obtain all necessary state securities laws or “blue sky” governmental authorizations required to carry out the transactions contemplated in the Merger Agreement, and Ginkgo will furnish all information concerning itself, its subsidiaries, and any of their respective equity holders as may be reasonably requested in connection with any such action.

Ginkgo and SRNG have agreed to furnish to the other party all information concerning itself and its subsidiaries, officers, directors, managers and equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the proxy statement/registration statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of SRNG, Ginkgo or any of their respective subsidiaries to any governmental authority or to Nasdaq or the NYSE, as applicable, in connection with the Business Combination and the other transactions contemplated in the Merger Agreement. SRNG will cause the proxy statement/registration statement to be mailed to the SRNG shareholders promptly after the registration statement is declared effective under the Securities Act.

SRNG has further agreed to, as promptly as practicable after the registration statement is declared effective under the Securities Act, (x) cause the proxy statement to be disseminated to SRNG shareholders in compliance with applicable laws, (y) duly give notice of and convene and hold a meeting of the SRNG shareholders and (z) solicit proxies from the holders of its Cayman ordinary shares to vote in favor of each of the transaction proposals and provide SRNG shareholders with the opportunity to effect a SRNG share redemption.

Warrant Consent Solicitation

SRNG has agreed to, as promptly as practicable following the execution and delivery of the Merger Agreement, SRNG will prepare a consent solicitation in accordance with SRNG warrants, the Warrant Agreement, SRNG’s governing documents, applicable laws and Nasdaq rules, in a form approved by Ginkgo, to be delivered to the holders of SRNG warrants for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Warrant Agreement in order to qualify SRNG warrants for classification as equity instruments (rather than liabilities) of SRNG from and after the effectiveness of such amendments under GAAP and other applicable accounting standards.

Ginkgo Consent Solicitation

Ginkgo has agreed to, as promptly as reasonably practicable after the registration statement becomes effective (and in any event within two (2) business days), Ginkgo will recommend and solicit approval and adoption of the Merger Agreement and the transactions contemplated therein. If Ginkgo obtains the stockholder approval, then as promptly as reasonably practicable following the receipt of the written consent, Ginkgo will prepare and deliver to its stockholders who have not consented the notice required by applicable rules.

No Solicitation

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, Ginkgo will not, and will cause its subsidiaries not to, and will instruct and use reasonable best efforts to cause its and their respective representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any person or entity with respect to, or provide any non-public information or data concerning Ginkgo or any of Ginkgo’s subsidiaries to any person or entity relating to, any acquisition proposal or afford to any person or entity access to the business, properties, assets, information or personnel of Ginkgo or any of Ginkgo’s subsidiaries in connection with an acquisition proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an acquisition proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal, or (e) resolve or agree to do any of the foregoing.

Ginkgo will promptly (and in any event within two (2) business days after receipt thereof) notify, SRNG in writing of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes an acquisition proposal and keep SRNG reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).

SRNG Exclusivity

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, SRNG will not, and shall cause its subsidiaries not to, and will instruct and use reasonable best efforts to cause its and their respective representatives, not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any person with respect to a business combination proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with Ginkgo and its representatives.

From and after the date of the Merger Agreement, SRNG will, and will instruct its officers and directors to, and SRNG shall instruct and cause its representatives, its affiliates and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than Ginkgo and its representatives).

The Listing

Prior to the Closing, SRNG will use reasonable best efforts to cause SRNG’s common stock to be issued in connection with the transactions contemplated by the Merger Agreement to be approved for listing on the Nasdaq or the NYSE, as elected by Ginkgo, prior to the Closing under a ticker symbol to be selected by Ginkgo, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with the Nasdaq or the NYSE, as applicable, with respect to such Acquiror Delaware Class A common stock. SRNG and Ginkgo will promptly furnish all information concerning itself and its affiliates as may be reasonably requested by the other such party and will otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the initial Listing Application. From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, SRNG has agreed to maintain its listing on the Nasdaq.

Indemnification of Directors and Officers

From and after the effective time of the Business Combination, SRNG agrees that it will indemnify and hold harmless each present and former director and officer of (i) Ginkgo and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Ginkgo being acquired under the Merger Agreement) and (ii) SRNG and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Business Combination, whether asserted or claimed prior to, at or after the effective time of the Business Combination, to the fullest extent Ginkgo, SRNG or any of their respective subsidiaries, would have been permitted under applicable laws and its governing documents in effect on the date of the Merger Agreement to indemnify such parties listed above. Without limiting the foregoing, SRNG will, and will cause its subsidiaries to (i) maintain for a period of not less than six (6) years following the closing date of the Business Combination provisions in its governing documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of SRNG’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the governing documents of Ginkgo, SRNG or their respective subsidiaries, as applicable, in each case, as in effect on the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. SRNG will assume, and be liable for, each of these covenants.

For a period of six years following the closing date of the Business Combination, SRNG will maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by SRNG’s, Ginkgo’s or any of their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms substantially the same as (and in any event not less favorable in the aggregate than) the terms of such current insurance coverage, except that in no event will SRNG be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by SRNG or Ginkgo, as applicable, for such insurance policy for the year ended December 31, 2021.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•

Ginkgo providing, subject to certain specified restrictions and conditions, to SRNG and its respective representatives reasonable access to Ginkgo’s and its subsidiaries’ properties, books, contracts, tax returns, records and appropriate officers and employees;

•	Ginkgo waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	SRNG and Ginkgo agreeing to take all actions necessary or appropriate to cause appointments of (i) certain directors to the New Ginkgo Board and (ii) certain officers of New Ginkgo;

•	SRNG keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•

SRNG taking all steps as may be required to cause any acquisition or disposition of any equity security of SRNG that occurs or is deemed to occur by reason of the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requires of Section 16(a) of the Exchange Act in connection with the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters;

•	cooperation between Ginkgo and SRNG in obtaining any material third-party consents and approvals required to consummate the Business Combination;

•	agreement relating to the intended tax treatment of the transactions contemplated by the Merger Agreement; and

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Ginkgo to SRNG relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	subsidiaries;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•	required governmental and regulatory consents necessary in connection with the Business Combination;

•	capitalization of Ginkgo and its subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of a material adverse effect since December 31, 2020;

•	legal proceedings and absence of governmental orders;

•	compliance with applicable law;

•	material contracts;

•	employee compensation and benefits matters;

•	labor matters;

•	tax matters;

•	broker’s and finder’s fees related to the Business Combination;

•	insurance;

•	licenses;

•	equipment and tangible property;

•	real property;

•	intellectual property and information technology systems;

•	privacy and cybersecurity;

•	environmental matters;

•	anti-corruption and anti-money laundering compliance;

•	sanctions and international trade compliance;

•	information supplied for inclusion in the Proxy Statement/Registration Statement;

•	top customers;

•	top vendors;

•	sufficiency of assets;

•	related party transactions; and

•	Investment Company Act.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Ginkgo means any event, state of facts, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of the operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “material adverse effect”: (a) any change or proposed change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by this Agreement or any ancillary agreement or with the written consent of SRNG, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any governmental authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any governmental authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any governmental authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of Ginkgo, to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a company material adverse effect with respect to Ginkgo), (h) any event generally affecting the industries or markets in which Ginkgo or any of its subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of the Merger Agreement or any ancillary agreement or the consummation of any of the transactions contemplated thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of Ginkgo or any of its subsidiaries, (j) any Liability or Action to the extent expressly described in Ginkgo’s disclosure letter, (k) any action taken by, or at the request of, SRNG, the Sponsor or any of their respective affiliates; provided, further, that any event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a material adverse effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of Ginkgo and its subsidiaries, taken as a whole, relative to companies in the industry in which Ginkgo and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Ginkgo and its subsidiaries, taken as a whole, relative to companies in the industry in which Ginkgo and its subsidiaries conduct their respective operations.

The Merger Agreement also contains representations and warranties made by SRNG and Merger Sub to Ginkgo relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummate the Business Combination;

•	required governmental and regulatory consents necessary in connection with the Business Combination;

•	absence of legal proceedings and governmental orders;

•

filing of documents with the SEC, compliance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other securities laws, the accuracy of information contained in the documents filed with the SEC;

•	internal controls, listing, financial statements;

•	undisclosed liabilities;

•	absence of material adverse effect since December 31, 2020;

•	Trust Account;

•	Investment Company Act, Jumpstart Our Business Startups Act;

•	capitalization;

•	PIPE investment;

•	broker’s and finder’s fees related to the Business Combination;

•	indebtedness and SPAC expenses;

•	tax matters;

•	business activities; absence of operations;

•	the Nasdaq stock market quotation;

•	registration statement, proxy statement and Proxy Statement/Registration Statement;

•	no additional representations and warranties;

The representations and warranties in the Merger Agreement do not survive the effective time of the Business Combination and, as described below under “—Termination”, if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully breached the Merger Agreement prior to such termination.

This summary and the copy of the Merger Agreement attached to this proxy statement/Prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by SRNG, Merger Sub and Ginkgo, which were made only for purposes of that agreement and as of specific dates set forth therein. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of SRNG, Ginkgo or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to Closing

The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligations

The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	SRNG Shareholder Approval. The adoption and approval by SRNG shareholders of the Merger Agreement, the Business Combination and other proposals set forth in this Proxy Statement/Prospectus.

•	Ginkgo Stockholder Approval. The adoption and approval by Ginkgo stockholders of the Merger Agreement, the Business Combination and other proposals set forth in this proxy statement/prospectus.

•

Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending.

•	HSR Act. The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated.

•

No Prohibition. There shall not be in effect any governmental order or other law from any governmental authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Business Combination or any other transaction contemplated in the Merger Agreement.

•

Net Tangible Assets. SRNG shall have, and shall not have redeemed its Class A ordinary shares in an amount that would cause SRNG not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) after giving effect to any payments required to be made in connection with SRNG’s share redemptions and the PIPE investment amount.

•

Listing. New Ginkgo’s Class A common stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been approved for listing on Nasdaq or the NYSE, as elected by Ginkgo, subject only to official notice of issuance thereof.

Additional Conditions to the Obligations of SRNG and Merger Sub

The obligations of SRNG and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SRNG:

•	Representations and Warranties.

•

Certain representations and warranties of Ginkgo regarding capitalization of Ginkgo shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all but de minimis respects as of the Closing as though then made (except to the extent any such representation and warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar qualification set forth therein) in all but de minimis respects as of such earlier date).

•

Each of the representations and warranties of Ginkgo regarding organization, due authorization, no conflicts, capitalization (other than stated above), subsidiaries and broker’s fees shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar qualification set forth therein) in all material respects as of such earlier time.

•	The representations and warranties of Ginkgo regarding the absence of a material adverse effect, shall be true and correct in all respects as of the Closing date as though then made.

•

All of the other representations and warranties of Ginkgo shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent any such representation and warranty expressly relate to an earlier date, and in such case, shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct does not constitute a material adverse effect.

•

Agreements and Covenants. All agreements and covenants of Ginkgo required under the Merger Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•	Material Adverse Effect. There shall not have occurred any material adverse effect with respect to Ginkgo after the date of the Merger Agreement.

•

Officer’s Certificate. Ginkgo shall have delivered to SRNG a certificate signed by an officer of Ginkgo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of Ginkgo’s representations and warranties, the performance or compliance of Ginkgo’s agreements and covenants under the Merger Agreement and the absence of any material adverse effect with respect to Ginkgo after the date of the Merger Agreement have been satisfied.

Additional Conditions to the Obligations of Ginkgo

The obligations of Ginkgo to consummate the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Ginkgo:

•	Representations and Warranties.

•

Each of the representations and warranties of SRNG and Merger Sub contained in the Merger Agreement (other than the representations and warranties related to capitalization of SRNG and Merger Sub) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the Closing, as then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of such earlier time.

•	The representations and warranties of SRNG and Merger Sub regarding the capitalization of SRNG and Merger Sub shall be true and correct in all but de minimis respects as of the date of the Closing.

•

Agreements and Covenants. All agreements and covenants of SRNG and Merger Sub required under the Merger Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•

Officer’s Certificate. SRNG and Merger Sub shall have delivered to Ginkgo a certificate signed by an officer of SRNG and an officer of Merger Sub, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of SRNG’s and Merger Sub’s representations and warranties and the performance or compliance of Ginkgo’s agreements and covenants under the Merger Agreement have been satisfied.

•

Minimum Cash Condition. The aggregate cash available to SRNG at the closing of the Business Combination from the Trust Account (after giving effect to the redemption of SRNG Class A ordinary shares in connection with the offer of redemption made to its shareholders, but before giving effect to the payment of the outstanding transaction expenses of SRNG and Ginkgo) and the PIPE investment shall not be less than $1,250,000,000.

•

Domestication. The Domestication shall have been completed and a time-stamped copy of the certificate of Domestication issued by the Secretary of State of the State of Delaware shall have been delivered to Ginkgo.

•

New Ginkgo Board. SRNG shall have delivered to Ginkgo evidence reasonably acceptable to Ginkgo that the New Ginkgo Board will be constituted, immediately after Closing as provided in the Merger Agreement.

•	Registration Rights Agreement. SRNG and Sponsor shall have duly executed and delivered a counterpart of the Registration Rights Agreement to the other parties thereto.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by:

•	mutual written consent of SRNG and Ginkgo;

•

either Ginkgo or SRNG if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order or other law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Business Combination or any other transaction contemplated in the Merger Agreement illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate the Merger Agreement will not be available to Ginkgo or SRNG if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

•

either Ginkgo or SRNG if the Closing has not occurred before 5:00 p.m., Eastern Time, on November 11, 2021; provided that (i) if any action for specific performance or other equitable relief by Ginkgo with respect to the Merger Agreement or any ancillary agreement or any of the transactions contemplated thereby is pending in the Delaware Court of Chancery of the United States District Court for the District of Delaware as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable governmental order has been entered with respect to such action and (y) August 26, 2023, and such extended time shall be the “Outside Deadline” for all purposes under this Agreement, and (ii) the right to terminate the Merger Agreement pursuant to this bullet shall not be available to Ginkgo or SRNG if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

•

either Ginkgo or SRNG if the required approval of SRNG shareholders is not obtained at SRNG’s Special Meeting (subject to any adjournment or postponement of SRNG’s Special Meeting in accordance with the Merger Agreement).

Termination Rights of Ginkgo

The Merger Agreement may be terminated by Ginkgo and the transactions contemplated thereby abandoned if:

•

any of SRNG’s or Merger Sub’s representations or warranties has failed to be true and correct or if Acquiror or Merger Sub has failed to perform or comply with any covenant or agreements set forth in the Merger Agreement such that certain conditions would not be satisfied at the Closing, and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through SRNG’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is 30 days after the date on which Ginkgo has first notified SRNG in writing of such failure (or such earlier time after SRNG’s receipt of such notice as SRNG has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate the Merger Agreement under this bullet will not be available to Ginkgo at any time at which SRNG would have the ability to terminate the Merger Agreement pursuant to its corresponding termination right described below; or

•	there has been any withdrawal, amendment, qualification or modification of the SRNG Board’s recommendation to the SRNG shareholders that they vote in favor of the adoption of the Merger

Agreement, the approval of the Business Combination and the other proposals described in this proxy statement/prospectus, or certain other actions of the SRNG Board in furtherance of the transactions contemplated by the Merger Agreement.

Termination Rights of SRNG

The Merger Agreement may be terminated by SRNG and the transactions contemplated thereby abandoned if:

•

any of Ginkgo’s representations or warranties has failed to be true and correct or if Ginkgo has failed to perform or comply with any covenant or agreements set forth in the Merger Agreement such that certain conditions would not be satisfied at the Closing, and such failure (A) has not been cured by the earlier of (x) the date that is 30 days after the date on which SRNG has first notified Ginkgo in writing of such failure and (y) the Outside Deadline or (B) by its nature cannot be cured prior to the Outside Deadline through exercise of its reasonable efforts; provided that the right to terminate this Agreement under this bullet will not be available to SRNG at any time at which Ginkgo would have the ability to terminate the Merger Agreement pursuant to its corresponding termination right described above; or

•	Ginkgo stockholder approval has not been obtained within 10 business days after the Registration Statement has been declared effective by the SEC.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no further force or effect, without any liability on the part of any of the parties unless a party willfully breaches the Merger Agreement prior to such termination. The provisions regarding certain miscellaneous matters shall survive any termination of the Merger Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

Amendment

The Merger Agreement may be amended or modified, in whole or in part, only by a duly agreement in writing which makes reference to the Merger Agreement and has been duly authorized, executed and delivered by each of the parties to the Merger Agreement; provided that, after the Closing, any such amendment or modification shall also require the written consent of the holders of a majority of the shares of New Ginkgo class B common stock. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific enforcement of the terms and provisions of the Merger Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Subscription Agreements

SRNG entered into subscription agreements (the “Subscription Agreements”), each dated as of May 11, 2021, with certain accredited investors, including an affiliate of the Sponsor, pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 77,500,000 shares of New SRNG Class A common stock for $10.00 per share, including 7,500,000 shares of New SRNG Class A common stock to an affiliate of the Sponsor (the “PIPE Investment Amount”).

Company Stockholder Support Agreements

In connection with the execution of the Merger Agreement, certain Ginkgo stockholders (the “Ginkgo Supporting Stockholders”) entered into stockholder support agreements with SRNG and Merger Sub (the “Ginkgo Stockholder Support Agreements”). Under the Ginkgo Stockholder Support Agreements, each Ginkgo Supporting Stockholder agreed to execute and deliver, within two business days after receiving notice from SRNG or Ginkgo that the SEC has declared the registration statement effective, a written consent with respect to the outstanding shares of Ginkgo common stock and preferred stock held by such Ginkgo Supporting Stockholder adopting the Merger Agreement and approving the Business Combination and the recapitalization transaction in connection with the Business Combination. The shares of Ginkgo common stock and preferred stock that are owned by the Ginkgo Supporting Stockholders and subject to the Ginkgo Stockholder Support Agreements represent approximately 90% of the outstanding voting power of Ginkgo common stock and preferred stock (on an as converted basis) and represent the requisite votes required to adopt the Merger Agreement and approve the Business Combination and the recapitalization transaction in connection with the Business Combination. In addition, the Ginkgo Stockholder Support Agreements prohibit the Ginkgo Supporting Stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into an Agreement (the “Sponsor Support Agreement”) with Ginkgo and SRNG pursuant to which the Sponsor agreed, among other things, to vote all SRNG ordinary shares beneficially owned by the Sponsor in favor of each of the transaction proposals (including the proposals set forth in this proxy statement/prospectus) in connection with the Business Combination at any SRNG shareholder meeting, to use commercially reasonable efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

The Sponsor Support Agreement provides that the Sponsor will not redeem any SRNG ordinary shares and will not commence or participate in, and will take all actions necessary to opt out of any class in any class action with respect to, any action, derivative or otherwise, against SRNG, Ginkgo, any of their respective related persons, relating to the negotiation, execution or delivery of the Merger Agreement or any of the transactions contemplated in the Merger Agreement.

If the SRNG shareholders’ redemption of SRNG Class A ordinary shares in connection with the Business Combination (“Shareholder Redemption”) is in the amount of no greater than $387.5 million, the Sponsor will initially receive a number of shares of New Ginkgo Class A common stock equal to 70% of the SRNG Class B ordinary shares it owns prior to the Closing, or 30,082,500 shares (the “Upfront Shares”). If the Shareholder Redemption is in an amount of greater than $387.5 million, the Upfront Shares initially received by the Sponsor in connection with the Business Combination will be further reduced by a “Restructured Amount,” which is equal to the total number of Class B ordinary shares held by the Sponsor immediately prior to the Closing (which is 42,975,000 shares) multiplied by a percentage, the numerator of which is the dollar amount of the Shareholder

Redemption as offset by the amount of certain incremental proceeds (if any) raised by SRNG outside of the PIPE Investment and the denominator of which is the sum of SRNG’s trust account balance (before giving effect to the Shareholder Redemption) and the aggregate gross proceeds of the PIPE Investment received by SRNG prior to or at the Closing.

In connection with the Business Combination, a number of the Sponsor Shares equal to the difference between 30% of the number of Class B ordinary shares held by the Sponsor prior the Closing (or 12,892,500 shares), minus the excess (if any) of the Restructured Amount over the Upfront Shares, plus 25% of the Restructured Amount, will be converted into earn-out shares that will be subject to vesting conditions (the “Sponsor Earn-Out Shares”). The Sponsor Earn-out Shares are divided into four equal tranches that will vest in accordance with the same milestones applicable to the Seller Earn-out Shares described above under the section “Merger Agreement.”

The Sponsor also agreed that, at the Closing, it will forfeit 10% of the private place warrants it holds immediately prior to the Closing and that, contingent upon the Closing, it will waive any anti-dilution right pursuant to the organizational documents of SRNG.

Registration Rights Agreement

In connection with the Closing, SRNG will enter into an Amended and Restated Registration Rights Agreement among New Ginkgo, Sponsor and certain former stockholders of Ginkgo (“New Ginkgo Holders”). Pursuant to the Registration Rights Agreement, New Ginkgo will be required to register for resale securities held by the stockholders party thereto on the terms and subject to the conditions set forth therein. In the event that any New Ginkgo Holder holds registrable securities that are not registered for resale, New Ginkgo shall only be required to update the registration statement at the request of the Sponsor or a New Ginkgo Holder twice per calendar year for each of the Sponsor and New Ginkgo Holders. The New Ginkgo Holders have certain “piggyback” registration rights with respect to registrations initiated by New Ginkgo. New Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.

THE DOMESTICATION PROPOSAL

Overview

In connection with the Business Combination, SRNG is asking its holders of SRNG Class B ordinary shares to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation to the Business Combination.

As a condition to closing the Business Combination, the SRNG Board has unanimously approved, and the holders of SRNG Class B ordinary shares are being asked to consider and vote upon a proposal to approve, a change of SRNG’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, SRNG will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SRNG will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding SRNG Class A ordinary share will be converted, on a one-for-one basis, into a share of New SRNG Class A common stock and each issued and outstanding SRNG Class B ordinary share will be converted, on a one-for-one basis, into a share of New SRNG Class A common stock.

The Domestication Proposal, if approved, will approve a change of SRNG’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SRNG is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Ginkgo will be governed by the DGCL. Additionally, if the Domestication Proposal is approved, then SRNG will also ask its shareholders to approve the Governing Documents Proposal (discussed below), which, if approved, will replace SRNG’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation (in the form of the Proposed Charter) and new bylaws (in the form of the Proposed Bylaws) of New Ginkgo under the DGCL. The SRNG Board encourages shareholders to carefully consult the information on the Proposed Charter and the Proposed Bylaws set out below under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Charter and the Proposed Bylaws differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Current Charter of SRNG, attached hereto as Annex G, the Proposed Charter of New Ginkgo, attached hereto as Annex B, and the Proposed Bylaws of New Ginkgo, attached hereto as Annex C.

Reasons for the Domestication

The SRNG Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the SRNG Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The SRNG Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of SRNG and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Ginkgo and its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to companies organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Ginkgo’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Ginkgo’s incorporation in Delaware may make New Ginkgo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The SRNG Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Ginkgo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, SRNG believes that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, SRNG believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SRNG as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Ginkgo immediately following the Domestication will be the same as those of SRNG immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the SRNG Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. In addition, although the Cayman Constitutional Documents indicate that, prior to the Closing, only the holders of Class B ordinary shares will have the right to vote on this proposal, while the holders of Class A ordinary shares will have no right to vote on this proposal, we have nevertheless opted to also submit this proposal to a vote of holders of Class A and Class B ordinary shares, voting together as a single class, and will require the affirmative vote of holders of a majority of at least two-thirds of such shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other condition precedent proposals.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that SRNG be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being deregistered in the Cayman Islands, SRNG be continued and domesticated as a corporation under the laws of the state of Delaware.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE GOVERNING DOCUMENTS PROPOSAL

Overview

In connection with the Business Combination, SRNG is asking its shareholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Governing Documents Proposal are approved, the Proposed Charter would replace the Current Charter.

The Governing Documents Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Governing Documents Proposal will have no effect, even if approved by the SRNG shareholders.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

•

increase the total number of authorized shares of all classes of capital stock, consisting of (i) 15,800,000,000 shares of common stock, including 10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share, 4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share, and 800,000,000 shares of New Ginkgo Class C common stock, par value $0.0001 per share and (ii) 200,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter authorizing SRNG to issue 481,000,000 capital shares, consisting of (i) 480,000,000 ordinary shares, including 400,000,000 SRNG Class A ordinary shares, par value $0.0001 per share, and 80,000,000 SRNG Class B ordinary shares, par value $0.0001 per share, and (ii) 1,000,000 preference shares, par value $0.0001 per share;

•	amend the terms of the shares, in particular to provide that each share of New Ginkgo Class A common stock has one vote and each share of New Ginkgo Class B common stock has 10 votes;

•	amend the terms for the authorizations of shares of New Ginkgo; and

•	eliminate certain provisions specific to SRNG’s status as a blank check company.

In addition, in connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.”

Reasons for the Approval of the Governing Documents Proposal

In the judgment of the SRNG Board, the Proposed Charter and the Proposed Bylaws are necessary to address the needs of the post Business Combination company. In particular:

•

the greater number of authorized shares of capital stock is desirable for New Ginkgo to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

•

the provisions that relate to the operation of SRNG as a blank check company prior to the consummation of its initial business combination will not be applicable to New Ginkgo (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval

Approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of SRNG currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter (a copy of which is attached to this proxy statement/prospectus as Annex B and the Proposed Bylaws (a copy of which is attached to this proxy statement/prospectus as Annex C), with such principal changes as described in Advisory Governing Documents Proposals A through E, with effect from the registration of SRNG in the State of Delaware as a corporation governed by the laws of the State of Delaware.”

Recommendation of the SRNG Board

THE SRNG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

In connection with the Business Combination, SRNG is asking its shareholders to vote, on a nonbinding advisory basis, upon proposals to approve certain governance provisions contained in the Proposed Charter and the Proposed Bylaws. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Governing Documents Proposal but, pursuant to SEC guidance, SRNG is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on SRNG or the SRNG Board (separate and apart from the approval of the Governing Documents Proposal). In the judgment of the SRNG Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal).

Advisory Governing Documents Proposals

Advisory Governing Documents Proposal	SRNG Current Charter	Proposed Charter
Advisory Proposal A - Changes in Share Capital	Under the Current Charter, SRNG is currently authorized to issue 481,000,000 capital shares, consisting of (a) 480,000,000 ordinary shares, including 400,000,000 SRNG Class A ordinary shares, par value $0.0001 per share, and 80,000,000 SRNG Class B ordinary shares, par value $0.0001 per share, and (b) 1,000,000 preference shares, par value $0.0001 per share.	Under the Proposed Charter, New Ginkgo will be authorized to issue 16,000,000,000 shares of capital stock, consisting of (a) 10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share, 4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share, 800,000,000 shares of New Ginkgo Class C common stock, par value $0.001 per share and (b) 200,000,000 shares of preferred stock, par value $0.0001 per share.

Advisory Proposal B - Voting Rights of Common Stock	Under the Current Charter, the holders of SRNG Class A ordinary shares and SRNG Class B ordinary shares are entitled to one vote for each such share on each matter properly submitted to SRNG’s shareholders entitled to vote.	Under the Proposed Charter, (i) holders of New Ginkgo Class A common stock will be entitled to cast one vote per share of New Ginkgo Class A common stock, (ii) holders of New Ginkgo Class B common stock will be entitled to cast 10 votes per share of New Ginkgo Class B common stock and (iii) holders of shares of New Ginkgo Class C common stock will not be entitled to vote (except as otherwise expressly provided in the Proposed Charter or required by applicable law).

Advisory Governing Documents Proposal	SRNG Current Charter	Proposed Charter

Advisory Proposal C - Required Vote to Change Number of Directors	The Current Charter provides that by ordinary resolution, holders of SRNG Class B ordinary shares may increase and decrease the number of directors, appoint any person to be a director, or remove any director. Holders of SRNG Class A ordinary shares are not entitled to vote on the appointment or removal of any director. The directors may appoint any person to be a director, provided that the appointment does not cause the number of directors to exceed the maximum number of directors.	The Proposed Charter provides that the number of directors on the New Ginkgo Board shall be fixed from time to time solely by resolution of the New Ginkgo Board, provided that the holders of shares of New Ginkgo Class B common stock shall be entitled to nominate and elect one-quarter of the total number of directors of New Ginkgo (the “Class B Directors”) for so long as the outstanding number of shares of Class B common stock continue to represent at least 2% of the outstanding shares of New Ginkgo’s common stock, and the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock voting together as a single class shall be entitled to elect the directors of New Ginkgo other than the Class B Directors.

Advisory Proposal D - Share Authorization	Under the Current Charter, SRNG’s authorized share capital may be increased by ordinary resolution.	Under the Proposed Charter, (i) the number of authorized shares of New Ginkgo Class A common stock, New Ginkgo Class B common stock, New Ginkgo Class C common stock and New Ginkgo preferred stock may be increased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, (ii) the number of authorized shares of New Ginkgo Class A common stock, New Ginkgo Class C common stock or New Ginkgo preferred stock may be decreased (but not below the number of shares thereof then outstanding or, in the case of the New Ginkgo Class A common stock, the number of shares of New Ginkgo Class A common stock reserved for issuance upon conversion of all outstanding

Advisory Governing Documents Proposal	SRNG Current Charter	Proposed Charter
shares of New Ginkgo Class B common stock) by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, and (iii) the number of authorized shares of New Ginkgo Class B common stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock.

Advisory Proposal E - Other Changes in Connection with Adoption of Proposed Charter	The current charter includes various provisions relating to SRNG’s status as a blank check company prior to the consummation of a business combination.	Under the Proposed Charter, New Ginkgo (i) will adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation, in each case unless New Ginkgo expressly consents in writing to the selection of an alternative forum, (ii) will elect not to be governed by Section 203 of the DGCL and (iii) will remove certain provisions related to SRNG’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Reasons for Approval of the Advisory Governing Documents Proposals

Advisory Governing Documents Proposal A - Changes in Authorized Share Capital

The principal purpose of this proposal is to provide for an authorized capital structure of New Ginkgo that will enable it to continue as an operating company governed by the DGCL and provide adequate authorized share capital to, among other things, (i) accommodate the issuance of shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock as stock consideration in the Business Combination, (ii) accommodate the issuance of shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock under the EIP and the ESPP (which authorize the issuance of shares of New Ginkgo Class A common stock, shares of New Ginkgo Class B common stock, or a combination thereof) as we determine from time to time is necessary to attract and retain talented employees, (iii) accommodate the issuance of shares of New Ginkgo Class A common stock upon optional or mandatory conversion of shares of New Ginkgo Class B common stock and (iv) provide flexibility for future issuances of shares of New Ginkgo stock, including New Ginkgo Class C common stock, if determined by the New Ginkgo Board to be in the best interests of New Ginkgo after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval to increase the authorized share capital.

The SRNG Board believes that it is important for New Ginkgo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, for employee compensation, financings and/or acquisitions).

Advisory Governing Documents Proposal B - Voting Rights of Common Stock

The Proposed Charter provides that holders of shares of New Ginkgo Class B common stock will have 10 votes on each matter properly submitted to the stockholders entitled to vote and holders of shares of New Ginkgo Class A common stock will have one vote on each matter properly submitted to the stockholders entitled to vote, whereas holders of New Ginkgo Class C common stock will not be entitled to vote on any matter (except as otherwise expressly provided in the Proposed Charter or required by applicable law). New Ginkgo Class B common stock will be permitted to be held only by New Ginkgo’s directors and employees (or by trusts or legal entities through which the right to vote the shares of New Ginkgo Class B common stock held thereby is exercised exclusively by one or more of New Ginkgo’s directors or employees), except that the Proposed Charter permits authorized but unissued shares of New Ginkgo Class B common stock to be issued to other persons with only the approval of a majority of our Class B Directors. We may in the future issue shares of New Ginkgo Class C common stock for a variety of corporate purposes, including financings, acquisitions and investments. Upon the consummation of the Business Combination, the Founders and their affiliated trusts will hold in the aggregate approximately         % of the total voting power of our outstanding capital stock, and New Ginkgo’s directors and employees will hold in the aggregate approximately         % of the total voting power of our outstanding capital stock. We expect to maintain this concentrated voting power among our Founders and employees for the foreseeable future, including by issuing additional shares of New Ginkgo Class B common stock to our employees pursuant to our equity compensation plans following the Closing.

The SRNG Board believes that our proposed multi-class stock structure will preserve Ginkgo’s existing founder-led governance structure, promote employee retention and engagement, facilitate continued innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of our company, all of which we believe is essential to the long-term success of our company and to long-term stockholder value.

Advisory Governing Documents Proposal C - Right of Holders of New Ginkgo Class B Common Stock to Elect Certain Directors

The principal purpose of this proposal is to provide the holders of New Ginkgo Class B common stock the rights to elect a certain number of directors. The SRNG Board believes that the right of the holders of New Ginkgo Class B common stock (for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of the outstanding shares of New Ginkgo common stock) to nominate and elect the Class B Directors, representing one-quarter of the total number of New Ginkgo’s directors, while the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock voting together as a single class are entitled to elect the directors of New Ginkgo other than the Class B Directors, will help preserve Ginkgo’s existing founder-led governance structure and promote employee retention and engagement, which we believe is essential to the long-term success of our company and to long-term stockholder value.

Advisory Governing Documents Proposal D - Vote Required to Change Authorized Share Capital

The principal purpose of this proposal is to provide for the holders of shares representing a majority of the voting power of all of the outstanding shares of New Ginkgo capital stock entitled to vote thereon to generally have the right to increase or decrease the authorized number of shares of New Ginkgo Class A common stock, New Ginkgo Class B common stock, New Ginkgo Class C common stock or New Ginkgo preferred stock, without a separate vote of the affected class of shares (except that decreases in the authorized number of shares of New Ginkgo Class B common stock must be approved by a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock), which the SRNG Board believes is important to effectively manage future changes to the authorized share capital of New Ginkgo. Additionally, the SRNG Board believes that it is important to require that decreases in the authorized number of shares of New Ginkgo Class B common stock be approved by a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock in order to preserve the benefits that we believe result from our proposed multi-class stock structure, as described above under “—Advisory Governing Documents Proposal B—Voting Rights of Common Stock.”

Advisory Governing Documents Proposal E – Authorization of Other Changes in the Governing Documents

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Ginkgo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The SRNG Board believes that the Delaware courts are best suited to address disputes involving such matters, given that, after the Domestication, New Ginkgo will be incorporated in Delaware, Delaware law generally will apply to such matters and the Delaware courts have developed considerable expertise with respect to such matters, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. Delaware also offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state and federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. Notwithstanding the foregoing, the exclusive forum provisions of the Proposed Bylaws will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

In addition, this provisions would promote judicial fairness, avoid conflicting results, and make New Ginkgo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts of the United States as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist New Ginkgo in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to ensure consistent consideration of the issues and consistent application of a relatively known body of case law and perceived level of expertise. The SRNG Board believes that the federal district courts of the United States are best suited to address disputes involving actions arising under the Securities Act, given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the consummation of the Business Combination.

For example, the Proposed Charter does not include the requirement to dissolve New Ginkgo in the event that an initial business combination has not been completed within the timeframe specified in SRNG’s memorandum and articles of association and instead allows New Ginkgo to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and we believe it is the most appropriate period of existence for New Ginkgo following the Business Combination. In addition, certain other provisions in our current articles require that proceeds from SRNG’s initial public offering be held in the trust account until a business combination or liquidation of SRNG has occurred. These provisions cease to apply when the Business Combination is consummated and therefore are not included in the Proposed Charter or the Proposed Bylaws.

Advisory Governing Documents Proposal F – Authorization of Corporate Name Change

Corporate Name

The SRNG Board believes that changing SRNG’s corporate name from “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.” is desirable to reflect the Business Combination with Ginkgo and to clearly identify New Ginkgo as the publicly traded entity. In connection with the consummation of the Business Combination, we intend to adopt an amendment to the Proposed Charter in order to change the corporate name of “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.”

Vote Required for Approval

Approval of each of the Advisory Governing Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposals.

Resolutions to Be Voted Upon

The full text of the resolutions to be passed is as follows

“RESOLVED, as a special resolution, that each of the following material differences between the Current Charter and the Proposed Charter and the Proposed Bylaws be approved on a non-binding advisory basis:

•

to authorize the change in the authorized capital stock of SRNG from 400,000,000 Class A ordinary shares, par value $0.0001 per share (the “SRNG Class A ordinary shares”), 80,000,000 SRNG Class B ordinary shares, par value $0.0001 per share (the “SRNG Class B ordinary shares” and, together with the SRNG Class A ordinary shares, the “SRNG ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to 16,000,000,000 shares of capital stock of New Ginkgo (the “New Ginkgo capital stock”), consisting of 10,500,000,000 shares of Class A common stock, par value $0.0001 per share, of New Ginkgo (the “New Ginkgo Class A common stock”), 4,500,000,000 shares of Class B common stock, par value $0.0001 per share, of New Ginkgo (the “New Ginkgo Class B common stock”), 800,000,000 shares of Class C common stock, par value $0.0001 per share, of New Ginkgo (the “New Ginkgo Class C common stock”) and 200,000,000 shares of preferred stock, par value $0.0001 per share, of New Ginkgo (the “New Ginkgo preferred stock”);

•

to approve the provisions authorizing holders of shares of (i) New Ginkgo Class A common stock to cast one vote per share of New Ginkgo Class A common stock and holders of shares of New Ginkgo Class B common stock to cast 10 votes per share of New Ginkgo Class B common stock on each matter properly submitted to New Ginkgo’s stockholders entitled to vote and (ii) holders of shares of New Ginkgo Class C common stock not being entitled to vote;

•

to authorize the provisions permitting that the number of New Ginkgo Board be fixed from time to time solely by resolution of the New Ginkgo Board, provided that the holders of shares of New Ginkgo Class B common stock shall be entitled to nominate and elect the Class B Directors, representing one-quarter of the total number of New Ginkgo’s directors, for so long as the outstanding number of shares of Class B common stock continue to represent at least 2% of the outstanding shares of New Ginkgo’s common stock, and the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock voting together as a single class shall be entitled to elect the directors of New Ginkgo other than the Class B Directors;

•	to authorize provisions providing for the increase and decrease of the New Ginkgo capital stock;

•

to provide for certain additional changes, including, among other things, (i) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for certain other stockholder litigation in each case unless New Ginkgo expressly consents in writing to the selection of an alternative forum and (ii) removing certain provisions related to SRNG’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the SRNG Board believes are necessary to adequately address the needs of New Ginkgo after the Business Combination.

“FURTHER RESOLVED, as a special resolution, that the Proposed Charter be further amended in connection with the consummation of the Business Combination in order to change the corporate name of “Soaring Eagle Acquisition Corp.” to “Ginkgo Bioworks Holdings, Inc.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

The SRNG Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to SRNG’s first annual meeting of shareholders) serving a three-year term.

If the condition precedent proposals are approved, SRNG’s Board will nominate each of Jason Kelly, Reshma Shetty, Arie Belldegrun, Marijn Dekkers, Christian Henry, Shyam Sankar and Harry Sloan to serve on the New Ginkgo Board, effective upon Closing. Each director will serve for a term expiring at the 2022 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement, or removal.

Director Nominees

If the condition precedent approvals are approved, SRNG shareholders are being asked to consider and vote upon a proposal to elect seven directors to serve, effective at the Closing, on the New Ginkgo Board until 2022, in each case, in accordance with the Proposed Charter. The following nominees will only be elected if the condition precedent proposals are approved by the shareholders at the Special Meeting: Jason Kelly, Reshma Shetty, Arie Belldegrun, Marijn Dekkers, Christian Henry, Shyam Sankar and Harry Sloan.

For more information on the experience of each of these director nominees, please see the section entitled, “New Ginkgo Management after the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Current Charter, only the holders of the SRNG Class B ordinary shares are entitled to vote on the election of directors to SRNG’s board of directors. Therefore, only holders of the SRNG Class B ordinary shares will vote on the election of directors at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on New Ginkgo’s board of directors following the Closing:

Name of Director

Jason Kelly

Reshma Shetty

Arie Belldegrun

Marijn Dekkers

Christian Henry

Shyam Sankar

Harry Sloan

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

In connection with the Business Combination, we intend to effect the issuance of shares of New Ginkgo Class A common stock to the stockholders of Ginkgo pursuant to the Merger Agreement.

Why SRNG Needs Shareholder Approval

We are seeking stockholder approval in order to comply with The Nasdaq Stock Market Listing Rules 5635(a), (b) and (d). Under The Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New Ginkgo may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination.

Under The Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under The Nasdaq Stock Market Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the consummation of the Business Combination, SRNG expects to issue up to an estimated (i) 77,500,000 shares of New SRNG Class A common stock to the PIPE Investors in connection with the PIPE Investment, (ii) 554,024,323 shares of New Ginkgo Class B common stock to Ginkgo’s employees and directors and (iii) 946,023,405 shares of New Ginkgo Class A common stock to other holders of Ginkgo’s common stock. For further details, see “Ownership Summary.”

Accordingly, the aggregate number of shares of New SRNG common stock that SRNG will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of New SRNG common stock outstanding before such issuance and may result in a change of control of the registrant, and for these reasons, SRNG is seeking the approval of SRNG shareholders for the issuance of shares of New SRNG common stock pursuant in connection with the Business Combination and the PIPE Investment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the SRNG shareholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting.

Failure to submit a proxy at the Special Meeting or a broker non-vote will have no effect on the Stock Issuance Proposal.

The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.

SRNG’s Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “Ancillary Agreements Related to the Business Combination—Sponsor Support Agreement” for more information.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of the Nasdaq Stock Market Listing Rules, the issuance of shares of New Ginkgo common stock pursuant to the Merger Agreement and the PIPE Investment, including to the Sellers and the PIPE Investors, be approved in all respects.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

At the Special Meeting, SRNG shareholders will be asked to approve the New Ginkgo 2021 Incentive Award Plan (the “2021 Plan”). On                , 2021 the SRNG Board approved the 2021 Plan, subject to shareholder approval. The 2021 Plan will become effective, if at all, upon the Closing, subject to consummation of the Business Combination and subject to shareholder approval. If the 2021 Plan is not approved by SRNG shareholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the 2021 Plan will not become effective. The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached as Annex E to this proxy statement/prospectus.

The 2021 Plan

The purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in New Ginkgo and providing a means of recognizing their contributions to our success. The SRNG Board believes that equity awards are necessary for New Ginkgo to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached as Annex E to this proxy statement/prospectus. We urge our shareholders to carefully read the entire 2021 Plan before voting on this proposal.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the 2021 Plan. Immediately following the Closing, New Ginkgo is expected to have approximately              employees,              non-employee directors and              other individual service providers who may be eligible to receive awards under the 2021 Plan.

The 2021 Plan will be administered by the New Ginkgo Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the compensation committee of the New Ginkgo Board to administer the 2021 Plan.

The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements, to impose a mandatory holding period pursuant to which some or all participants may not dispose of or transfer shares issued under the 2021 Plan for a period of time determined by the plan administrator in its discretion, and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

The plan administrator may, without the approval of the shareholders, grant one or more awards under the 2021 Plan to any employee, director or consultant (including any employee, director or consultant who is a substantial security holder (i.e., those controlling 5% or more of the shares or voting power)) that represent, directly or indirectly, 1% or more of the common stock of New Ginkgo or 1% or more of the voting power of New Ginkgo.

Shares Available for Awards

The aggregate number of shares of New Ginkgo common stock that will be available for issuance under the 2021 Plan, which may be issued as New Ginkgo Class A common stock or New Ginkgo Class B common stock, will initially be equal to the sum of (i) 200,000,000 shares of New Ginkgo common stock, (ii) any shares of common stock which remain available for future grants under the 2014 Stock Incentive Plan as of immediately prior to approval of the 2021 Plan by the shareholders, (iii) any shares of common stock which are subject to awards under the Ginkgo Bioworks, Inc. 2008 Stock Incentive Plan and/or 2014 Stock Incentive Plan (together, the “Prior Plan”) which become available for issuance under the 2021 Plan pursuant to its terms, (iv) any Remaining Earn-out Shares (as defined in the Merger Agreement), plus (v) an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 4% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Ginkgo Board. The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan will be 200,000,000 shares. The Founders will not be eligible to receive New Ginkgo Class B common stock under the 2021 Plan. In addition, prior to or in connection with issuing any shares of New Ginkgo common stock under the 2021 Plan, the plan administrator may convert awards previously granted covering shares of Class B common stock to Class A common stock or convert awards previously granted covering shares of Class A common stock to Class B common stock.

If an award under the 2021 Plan or any Prior Plan is forfeited (including repurchases at or below original cost), expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, become, or again be available for, new grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards will not reduce the shares available for grant under the 2021 Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award under the 2021 Plan or any Prior Plan will become, or again be available for, award grants under the 2021 Plan.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which New Ginkgo enters into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed the amount equal to $1,000,000, increased to $1,250,000 in the fiscal year in which the 2021 Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The value of any cash or equity-based compensation granted prior to the effective date of the 2021 Plan shall not count against these limits. The plan administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New Ginkgo common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options and SARs. Stock options provide for the purchase of shares of New Ginkgo common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•

Restricted Stock. Restricted stock is an award of non-transferable shares of New Ginkgo common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

RSUs. RSUs are contractual promises to deliver shares of New Ginkgo common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of New Ginkgo common stock prior to the delivery of the underlying shares (i.e. dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of New Ginkgo common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New Ginkgo common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Ginkgo common stock and may be granted in tandem with RSUs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

In connection with certain corporate transactions and events affecting New Ginkgo common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2021 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash (other than with respect to non-employee directors) or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan and replacing or terminating awards under the 2021 Plan. In the event an award is not assumed or replaced with a comparable award in connection with a change in control, any portion of the award that vests primarily based on providing services for a period of time (as opposed to achieving performance goals) will vest in full in connection with the change in control. In addition, in the event of certain non-reciprocal transactions with shareholders, the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards as it deems appropriate to reflect the transaction.

Repricing

Stockholder approval will not be required for any amendment that reduces the exercise price or base price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price or base price that is greater than the then-current fair market value of New Ginkgo common stock in exchange for cash, other awards or stock options or SARs with an exercise price or base price per share that is less than the exercise price or base price per share of the original stock options or SARs.

Plan Amendment and Termination

The New Ginkgo Board may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until terminated by the New Ginkgo Board; provided that any portion of the 2021 Plan that constitutes a “formula” under the NYSE listing requirements shall only remain in effect until the tenth anniversary of the date the shareholders last approved the 2021 Plan and ISOs may not be granted after the tenth anniversary of the earlier of the date of the adoption of the 2021 Plan or the date of the approval of the 2021 Plan by the shareholders. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy. Except as the plan administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price or repurchase obligations arising in connection with awards, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of New Ginkgo common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•

Non-Qualified Stock Options. If a participant is granted an NSO under the 2021 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in New Ginkgo common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New Ginkgo common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New Ginkgo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New Ginkgo common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and New Ginkgo will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New Ginkgo or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•

Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash-based awards are generally subject to tax at the time of payment. New Ginkgo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section  409A of the Code.

New Plan Benefits

Grants under the 2021 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of New Ginkgo common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance

As of December 31, 2020, SRNG had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Interests of Certain Persons in this Proposal

SRNG’s directors and executive officers may be considered to have an interest in the approval of the 2021 Plan because they may in the future receive awards under the 2021 Plan. Nevertheless, the SRNG Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2021 Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Incentive Award Plan Proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if each of the condition precedent proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Ginkgo 2021 Incentive Award Plan thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT THE SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL

Overview

At the Special Meeting, SRNG shareholders will be asked to approve the New Ginkgo 2021 Employee Stock Purchase Plan (the “ESPP”). On                , 2021 the SRNG Board approved the ESPP, subject to shareholder approval. The ESPP will become effective, if at all, upon the Closing, subject to consummation of the Business Combination and subject to shareholder approval. If the ESPP is not approved by SRNG’s shareholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the ESPP will not become effective. The ESPP is described in more detail below. A copy of the ESPP is attached as Annex F to this proxy statement/prospectus.

The ESPP

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP. Specifically, the ESPP authorizes (1) the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as Annex F to this proxy statement/prospectus. We urge our shareholders to carefully read the entire ESPP before voting on this proposal

Eligibility and Administration

We expect that all of New Ginkgo’s employees will be eligible to participate in the ESPP. However, with respect to the Section 423 Component, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of New Ginkgo’s common stock. Immediately following the Closing, New Ginkgo is expected to have approximately      employees who may be eligible to participate in the ESPP.

The ESPP will be administered by the New Ginkgo Board, which may delegate its duties and responsibilities to one or more committees of its directors (collectively, the “ESPP administrator”). Among other things, the ESPP administrator will have authority to interpret the terms of the ESPP, determine eligibility of participants and impose a mandatory holding period pursuant to which employees may not dispose of or transfer shares purchased under the ESPP for a period of time determined by the ESPP administrator in its discretion. Following the Closing, we expect the compensation committee of the New Ginkgo Board to administer the ESPP.

Shares Available for Awards.

A total of 20,000,000 shares of New Ginkgo common stock (which may be issued as New Ginkgo Class A common stock or New Ginkgo Class B common stock) will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will increase annually for ten years on the first day of each calendar year beginning January 1, 2022 by an amount equal to the lesser of (A) 1% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Ginkgo Board, provided that no more than 100,000,000 shares may be issued under the Section 423 Component. Prior to or in connection with issuing any shares of New Ginkgo common stock under the ESPP, the ESPP administrator may convert awards covering shares of New Ginkgo Class B common stock to New Ginkgo Class A common stock or convert awards covering shares of New Ginkgo Class A common stock to New Ginkgo Class B common stock.

Awards

Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the ESPP administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the ESPP will commence when determined by the ESPP administrator. The ESPP administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the ESPP administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation. The ESPP administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of New Ginkgo’s common stock as of the last trading day prior to the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New Ginkgo’s common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of New Ginkgo’s common stock on the last trading day prior to the first trading day of the offering period or on the last trading day prior to the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.

Certain Transactions

In the event of certain non-reciprocal transactions or events affecting New Ginkgo’s common stock, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the ESPP administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

ESPP Amendment and Termination

The ESPP administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

As described above, the ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a participant will depend on whether the participant participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component

The Section 423 Component, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. This means that participant will not recognize taxable income on the date the participant is granted an option under the ESPP. In addition, the participant will not recognize taxable income upon the purchase of shares.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), or if the participant does while holding the shares, then the participant (or the participant’s estate) generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the common stock at the time of such sale or disposition (or death) over the purchase price of such shares, or

(ii)	an amount equal to the applicable discount from the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. New Ginkgo will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and New Ginkgo will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and New Ginkgo will not be entitled to an income tax deduction for any such capital gain.

Tax Consequences to U.S. Participants in the Non-Section 423 Component

A participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day the participant purchased the common stock less the purchase price.

When a participant sells the common stock the participant purchased under the Non-Section 423 Component, the participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day it was purchased. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

With respect to U.S. participants, New Ginkgo is entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Additionally, benefits under the ESPP will depend on the participants’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Interests of Certain Persons in this Proposal

SRNG’s executive officers may be considered to have an interest in the approval of the ESPP because they may in the future be eligible to participate in the ESPP. Nevertheless, the SRNG Board believes that it is important to provide incentives and rewards for superior performance and the retention of all employees by adopting the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The ESPP Proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if each of the condition precedent proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of SRNG ordinary shares.

The Sponsor and SRNG’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the ESPP Proposal. See “Ancillary Agreements Related to the Business Combination—Sponsor Support Agreement” for more information.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Ginkgo 2021 Employee Stock Purchase Plan, be approved, ratified and confirmed in all respects.

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT THE SRNG SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the SRNG Board to adjourn the SRNG Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the SRNG Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Director Election Proposal, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of SRNG Class A ordinary shares have elected to redeem an amount of SRNG Class A ordinary shares such that SRNG would have less than $5,000,001 of net tangible assets. Pursuant to the Merger Agreement, SRNG has agreed not to adjourn the Special Meeting to a date that is more than 30 days after the originally scheduled date of the Special Meeting (except as otherwise required by applicable law) or later than three business days prior to the date on which the Outside Deadline occurs. In no event will the SRNG Board adjourn the SRNG Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under SRNG’s existing charter and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by SRNG’s shareholders, the SRNG Board may not be able to adjourn the SRNG Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of SRNG Class A ordinary shares have elected to redeem an amount of SRNG Class A ordinary shares such that SRNG would have less than $5,000,001 of net tangible assets. If we do not consummate the Business Combination and fail to complete an initial business combination by February 26, 2023 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.

Vote Required for Approval

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Ancillary Agreements Related to the Business Combination—Sponsor Support Agreement” for more information.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the SRNG Board

THE SRNG BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SRNG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SRNG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Interests of SRNG’s Directors and Officers and Others in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the combination of the financial information of SRNG and the Company adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

SRNG is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 SRNG effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. SRNG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for SRNG’s public offering was declared effective on February 23, 2021. On February 26, 2021, SRNG consummated the public offering. SRNG has public warrants and private placement warrants outstanding. Public warrants may only be exercised for a whole number of shares. The public warrants will become exercisable 30 days after the completion of a Business Combination. The public warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation. The private placement warrants are identical to the public warrants, except that (x) the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the private placement warrants and the Class A ordinary shares issuable upon exercise of the private placement warrants will be entitled to registration rights. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants. Refer to SRNG’s audited and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus for further details on the terms of the public warrants and private placement warrants.

Ginkgo Bioworks, Inc. designs custom programming cells to enable customers to leverage biology to create impactful products across a range of industries.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheets of SRNG and the Company, on a pro forma basis as if the Business Combination, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 combine the historical statements of operations of SRNG and the Company for such periods, on a pro forma basis as if the Business Combination, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented, giving effect to:

•	the reverse recapitalization between SRNG and the Company; and

•	the issuance and sale of 77,500,000 shares of New SRNG Class A common stock at a purchase price of $10.00 per share and an aggregate purchase price of $775.0 million pursuant to the PIPE Investment.

The unaudited pro forma condensed combined financial statements were derived as described below and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited financial statements of the Company as of and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement;

•	the historical unaudited financial statements of the Company as of and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of SRNG as of and for the period from October 22, 2020 (inception) to December 31, 2020 and the related notes included elsewhere in this proxy statement;

•	the historical unaudited financial statements of SRNG as of and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	other information relating to SRNG and the Company contained in this proxy statement, including the Merger Agreement.

The unaudited pro forma condensed combined financial information contained herein assumes that SRNG shareholders approve the proposed Business Combination. The SRNG shareholders may elect to redeem their SRNG Class A ordinary shares for cash even if they approve the proposed Business Combination. SRNG cannot predict how many of its public shareholders will exercise their right to have their SRNG Class A ordinary shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming No Redemption: This presentation assumes that no SRNG public shareholders exercise redemption rights with respect to their SRNG Class A ordinary shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemption: This presentation assumes that SRNG public shareholders holding approximately 125.0 million SRNG Class A ordinary shares will exercise their redemption rights for an aggregate payment of $1,250.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, SRNG will have a minimum of $1,250.0 million in cash comprising (i) the cash held in the trust account after giving effect to the SRNG share redemptions (ii) proceeds from the Private Placement and (iii) Net Ancillary Investment Amount, which is currently zero.

Description of the Business Combination

The aggregate merger consideration to be received by the Company stockholders in connection with the Business Combination is expected to be approximately an aggregate of $15.0 billion, which will include shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock, respectively, valued at $10.00 per share to the Company stockholders. The shares of New Ginkgo Class B common stock will have the same economic terms as the shares of New Ginkgo Class A common stock, except that the shares of New Ginkgo Class A common stock will have 1 vote per share and the shares of New Ginkgo Class B common stock will have 10 votes per share. Generally, the outstanding shares of New Ginkgo Class B common stock will convert to shares of New Ginkgo Class A common stock when the holder thereof ceases to be a director or employee of New Ginkgo or upon transfer to a person who is not a director or employee of New Ginkgo. The Merger Agreement also contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards, and Ginkgo preferred warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive up to approximately 180,000,000 earn-out shares of New Ginkgo common stock, which are divided into four equal tranches subject to vesting terms during the five-year period following the closing date of the Business Combination.

The Company also obtained PIPE Investment commitments from certain investors for a private placement of at least 77,500,000 shares of SRNG Class A common stock pursuant to the terms of the Subscription Agreements for an aggregate purchase price equal to $775.0 million.

If the SRNG shareholders’ redemption of SRNG Class A common stock in connection with the Business Combination is in the amount of no greater than $387.5 million, the Sponsor will initially receive a number of shares of Class A common stock of New Ginkgo equal to 70% of the SRNG Class B common stock it owns prior to the Closing, or 30,082,500 shares (the “Upfront Shares”). Therefore, 30,232,500 outstanding shares, which include 150,000 SRNG director shares under a no redemption scenario, are shown below in the capitalization at the Closing table within the “SRNG sponsor stockholders” line. If the Shareholder Redemption is in an amount greater than $387.5 million, the Upfront Shares initially received by the Sponsor in connection with the Business Combination will be further reduced by a “Restructured Amount,” which is equal to 42,975,000 Class B common stock held by the Sponsor immediately prior to the Closing multiplied by a percentage, the numerator of which is the dollar amount of the Shareholder Redemption, as offset by the amount of any incremental proceeds raised by SRNG outside of the PIPE Investment, and the denominator of which is the sum of SRNG’s trust account balance (before giving effect to the Shareholder Redemption) and the PIPE Investment amount of $775 million. The capitalization table below reflects the base Upfront Shares, adjusted based on the formula noted above, under the no redemption and maximum redemption scenarios.

In connection with the Business Combination, the Sponsor will, subject to certain vesting conditions, be entitled receive a number of earn-out shares (the “Sponsor Earn-out Shares”) up to the difference between 30% of the number of Class B common stock held by the Sponsor prior to the Closing (or 12,892,500 shares), minus the excess (if any) of the Restructured Amount over the Upfront Shares, plus 25% of the Restructured Amount. The Sponsor Earn-out Shares are divided into four equal tranches that will vest in accordance with the same milestones applicable to the Seller Earn-out Shares described above under the section “Merger Agreement.” The capitalization table below reflects the Earn-Out shares, adjusted based on the formula noted above, under the no redemption and maximum redemption scenarios.

The Sponsor also agreed that, at the Closing, it will forfeit 10% of the private placement warrants it holds immediately prior to the Closing and that, contingent upon the Closing, it will waive any anti-dilution right pursuant to the organizational documents of SRNG.

The following summarizes the pro forma shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock outstanding under the two scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
actuals	Shares	%	Shares	%
SRNG public stockholders	172,500,000	9.7%	47,495,544	2.9%
SRNG sponsor stockholders	30,232,500	1.7%	7,774,775	0.6%

Total SRNG	202,732,500	11.4%	55,270,319	3.5%
Ginkgo Class A Common Stock	946,023,405	53.1%	946,023,405	57.9%
Ginkgo Class B Common Stock	554,024,323	31.1%	554,024,323	33.9%

Total Ginkgo	1,500,047,728	84.2%	1,500,047,728	91.8%
PIPE Investors	77,500,000	4.4%	77,500,000	4.7%

Total shares outstanding at close, excluding shares below	1,780,280,228	100.0%	1,632,818,047	100.0%
Ginkgo Earn-out Consideration	180,000,000		180,000,000
Sponsor Earn-out Shares	12,892,500		18,506,931
SRNG Shares Underlying Public and Private Warrants	51,825,000		51,825,000

Total Shares at Closing (including shares above)	2,024,997,728		1,883,149,978

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

			Assuming No Redemptions Scenario				Assuming Maximum Redemptions Scenario
	Ginkgo (Historical)	SRNG (Historical)	Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$308,128	$1,917	$1,725,045	(a	)	$2,673,568	$(1,250,045)	(j	)	$1,423,523
	—	—	775,000	(b	)	—	—			—
	—	—	(60,375)	(c	)	—	—			—
	—	—	(74,625)	(d	)	—	—			—
	—	—	(1,522)	(h	)	—	—			—
Accounts receivable, net	24,389	—	—			24,389	—			24,389
Accounts receivable, net from related parties	7,058	—	—			7,058	—			7,058
Inventory, net	3,417	—	—			3,417	—			3,417
Prepaid expenses and other current assets	19,205	1,069	—			20,274	—			20,274

Total current assets	362,197	2,986	2,363,523			2,728,706	(1,250,045)			1,478,661

Cash held in trust account	—	1,725,045	(1,725,045)	(a	)	—	—			—

Property and equipment, net	141,919	—	—			141,919	—			141,919

Investments	64,122	—	—			64,122	—			64,122

Equity method investments	47,595	—	—			47,595	—			47,595

Intangible assets, net	3,157	—	—			3,157	—			3,157

Goodwill	1,857	—	—			1,857	—			1,857

Loans receivable, net of current portion	11,635	—	—			11,635	—			11,635

Other non-current assets	11,017	—	—			11,017	—			11,017

Total assets	$643,499	$1,728,031	$638,478			$3,010,008	$(1,250,045)			$1,759,963

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,229	$—	$—			$14,229	$—			$14,229
Accounts payable and accrued expenses	—	1,522	(1,522)	(h	)	—	—			—
Accrued expenses and other current liabilities	51,533	—	—			51,533	—			51,533
Deferred revenue	33,249	—	—			33,249	—			33,249

Total current liabilities	99,011	1,522	(1,522)			99,011	—			99,011

Non-current liabilities
Deferred underwriting compensation	—	60,375	(60,375)	(c	)	—	—			—
Deferred rent, net of current portion	13,366	—	—			13,366	—			13,366
Deferred revenue, net of current portion	114,159	—	—			114,159	—			114,159
Lease financing obligation	16,439	—	—			16,439	—			16,439
Warrant Liabilities	—	88,343	—			88,343	—			88,343
Other non-current liabilities	4,955	—	—			4,955	—			4,955

Total liabilities	247,930	150,240	(61,897)			336,273	—			336,273

			Assuming No Redemptions Scenario				Assuming Maximum Redemptions Scenario
	Ginkgo (Historical)	SRNG (Historical)	Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Commitments and contingencies:

Class A common stock subject to possible redemption	—	1,572,791	(1,572,791)	(e	)	—	—			—

Stockholders’ Equity

Class A ordinary shares, $0.0001 par value	—	2	8	(b	)	123	(13)	(j	)	108
	—	—	2	(e	)	—	(2)	(j	)	—
	—	—	4	(f	)	—	—			—
	—	—	107	(i	)	—	—			—
Class B ordinary shares, $0.0001 par value	—	4	(4)	(f	)	55	—			55
	—	—	55	(i	)	—	—			—
Series B convertible preferred stock, $0.01 par value	41	—	(41)	(i	)	—	—			—
Series C convertible preferred stock, $0.01 par value	47	—	(47)	(i	)	—	—			—
Series D convertible preferred stock, $0.01 par value	61	—	(61)	(i	)	—	—			—
Series E convertible preferred stock, $0.01 par value	35	—	(35)	(i	)	—	—			—
Common stock, $0.01 par value	79	—	(79)	(i	)	—	—			—
Additional paid in capital	929,286	—	774,992	(b	)	3,208,141	337	(d	)	1,958,448
	—	—	(74,021)	(d	)	—	2	(j	)	—
	—	—	1,572,789	(e	)	—	(1,250,032)	(j	)	—
	—	—	4,994	(g	)	—	—			—
	—	—	100	(i	)	—	—			—
Accumulated deficit	(541,447)	4,994	(4,994)	(g	)	(542,051)	(337)	(d	)	(542,388)
	—	—	(604)	(d	)	—	—			—

Total Ginkgo Bioworks, Inc. stockholders’ equity	388,102	5,000	2,273,166			2,666,268	(1,250,045)			1,416,223
Non-controlling interest	7,467	—	—			7,467	—			7,467

Total stockholders’ equity	395,569	5,000	2,273,166			2,673,735	(1,250,045)			1,423,690

Total Liabilities and Stockholders’ Equity	$643,499	$1,728,031	$638,478			$3,010,008	$(1,250,045)			$1,759,963

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	Ginkgo (Historical)	SRNG (Historical)	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Foundry revenue	$22,504	$—	$—		$22,504	$—		$22,504
Biosecurity revenue
Product	5,775	—	—		5,775	—		5,775
Service	15,818	—	—		15,818	—		15,818

Total revenue	44,097	—	—		44,097	—		44,097

Costs and operating expenses
Cost of Biosecurity product revenue	9,935	—	—		9,935	—		9,935
Cost of Biosecurity service revenue	13,765	—	—		13,765	—		13,765
Research and development	59,585	—	—		59,585	—		59,585
General and administrative	17,927	295	—		18,222	—		18,222

Total operating expenses	101,212	295	—		101,507	—		101,507

Loss from operations	(57,115)	(295)	—		(57,410)	—		(57,410)

Other income (expense), net:
Interest income	111	—	—		111	—		111
Interest expense	(586)	—	—		(586)	—		(586)
Loss on equity method investments	(19,620)	—	—		(19,620)	—		(19,620)
Gain on investments	3,618	—	—		3,618	—		3,618
Change in fair value of warrant liabilities	—	9,533	—		9,533	—		9,533
Offering costs related to warrant liabilities	—	(3,520)	(604	) (bb)	(4,124)	(337	) (bb)	(4,461)
Net gain from investments held in trust account	—	45	—		45	—		45
Other expense, net	(1,345)	—	—		(1,345)	—		(1,345)

Total other income (expense), net	(17,822)	6,058	(604)		(12,368)	(337)		(12,705)
Loss before income taxes	(74,937)	6,058	(604)		(69,483)	(337)		(69,820)
Income tax (benefit) provision	(159)	—	(1	) (cc)	(160)	(1	) (cc)	(161)

Net loss and comprehensive loss	(74,778)	6,058	(603)		(69,323)	(336)		(69,659)

Net loss and comprehensive loss attributable to non-controlling interest	(1,209)	—	—		(1,209)	—		(1,209)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(73,569)	$6,058	$(603)		$(68,114)	$(336)		$(68,450)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(9.33)	—	—		—	—		—
Weighted average common shares outstanding, basic and diluted	7,885,537	—	—		—	—		—
Pro forma weighted average common stock outstanding—Class A Common Stock	—	—	—		1,226,255,905	—		1,078,793,724
Net loss per Class A Common Stock—basic and diluted	—	—	—		$(0.04)	—		$(0.04)
Pro forma weighted average common stock outstanding—Class B Common Stock	—	—	—		554,024,323	—		554,024,323
Net loss per Class B Common Stock—basic and diluted	—	—	—		$(0.04)	—		$(0.04)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

					Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	Ginkgo (Historical)	SRNG (Historical)	IPO Consummation		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
			(aa)
Foundry revenue	$59,221	$—	$—		$—		$59,221	$—		$59,221
Biosecurity revenue
Product	8,707	—	—		—		8,707	—		8,707
Service	8,729	—	—		—		8,729	—		8,729

Total revenue	76,657	—	—		—		76,657	—		76,657

Costs and operating expenses
Cost of Biosecurity product revenue	6,705	—	—		—		6,705	—		6,705
Cost of Biosecurity service revenue	8,906	—	—		—		8,906	—		8,906
Research and development	159,767	—	—		—		159,767	—		159,767
General and administrative	38,306	5			—		38,311	—		38,311

Total operating expenses	213,684	5	—		—		213,689	—		213,689

Loss from operations	(137,027)	(5)	—		—		(137,032)	—		(137,032)

Other income (expense), net:
Interest income	2,582	—	—		—		2,582	—		2,582
Interest expense	(2,385)	—	—		—		(2,385)	—		(2,385)
Loss on equity method investments	(3,059)	—	—		—		(3,059)	—		(3,059)
Loss on investments	(1,070)	—	—		—		(1,070)	—		(1,070)
Excess fair value over cash proceeds for private placement warrants	—	—	(9,817	) (aa)	—		(9,817)	—		(9,817)
Warrant related issuance and deal costs	—	—	(3,520	) (aa)	(736	) (bb)	(4,256)	(411)		(4,668)
Other income, net	16,125	—	—		—		16,125	—		16,125

Total other income (expense), net	12,193	—	(13,338)		(736)		(1,881)	(411)		(2,292)
Loss before provision for income taxes	(124,834)	(5)	(13,338)		(736)		(138,913)	(411)		(139,324)
Provision for income taxes	1,889	—	—		(11	) (cc)	1,878	(6	) (cc)	1,872

Net loss and comprehensive loss	(126,723)	(5)	(13,338)		(725)		(140,791)	(405)		(141,196)

Net loss and comprehensive loss attributable to non-controlling interest	(114)	—	—		—		(114)	—		(114)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(5)	$(13,338)		$(725)		$(140,677)	$(405)		$(141,082)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.18)	—	—		—		—	—		—
Weighted average common shares outstanding, basic and diluted	7,824,465	—	—		—		—	—		—
Pro forma weighted average common stock outstanding—Class A Common Stock	—	—	—		—		1,226,255,905	—		1,078,798,562
Net loss per Class A Common Stock—basic and diluted	—	—	—		—		$(0.08)	—		$(0.09)
Pro forma weighted average common stock outstanding—Class B Common Stock	—	—	—		—		554,024,323	—		554,024,323
Net loss per Class B Common Stock—basic and diluted	—	—	—		—		$(0.08)	—		$(0.09)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the SRNG and Company historical financial statements (“Transaction Accounting Adjustments”).

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SRNG will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•	the Company’s existing stockholders will have the largest voting interest in the combined company under the no redemption and maximum redemption scenarios;

•	the Company’s former executive management will make up all of the management of New Ginkgo;

•

the Company’s existing directors and individuals designated by, or representing, Company stockholders will constitute a majority of the initial New Ginkgo Board following the consummation of the Business Combination;

•	New Ginkgo will assume the name “Ginkgo Bioworks Holdings, Inc.;” and

•	the Company is the larger entity based on revenue. Additionally, the Company has a larger employee base and substantive operations.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2020. All periods are presented on the basis of the Company as the accounting acquirer.

The pro forma adjustments are based on the information currently available and reflect assumptions and estimates underlying the pro forma adjustments as described in the accompanying notes. Additionally, the unaudited pro forma condensed combined financial information is based on preliminary accounting conclusions, which are subject to change. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and accounting, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Ginkgo would have achieved had SRNG and the Company been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that Ginkgo may achieve. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with Ginkgo.

The modification of Ginkgo’s equity awards is subject to New Ginkgo Board approval; as such, the unaudited pro forma condensed combined financial information does not reflect this adjustment as the board approval has not yet occurred.

There were no intercompany balances or transactions between SRNG and the Company as of March 31, 2021 and for the year ended December 31, 2020 and the three months ended March 31, 2021 of this unaudited pro forma condensed combined financial information. Accordingly, no pro forma adjustments were required to eliminate the activities between SRNG and the Company.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SRNG and the Company filed consolidated income tax returns during the periods presented.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of that review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Ginkgo. Based on its initial analysis, management did not identify any significant differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a)	Reflects the reclassification of $1,725.0 million of cash held in the Trust Account that becomes available to consummate the Business Combination

b)	Reflects the proceeds of $775.0 million from the issuance and sale of 77,500,000 shares of New SRNG Class A common stock at $10.00 per share in the PIPE Investment

c)	Reflects the settlement of $60.4 million of SRNG’s deferred underwriters’ fees

d)

Reflects the payment of the remaining $74.6 million estimated transaction costs (the other $60.4 million of the total $135.0 million is explained in tickmark c above). Of the $74.6 million estimated transaction costs, $0.3 million was accrued as of March 31, 2021, $74.0 million is capitalized against APIC and $0.6 million of estimated costs are not eligible to be capitalized, which have been expensed through accumulated deficit in the unaudited pro forma condensed combined balance sheet. In maximum redemption scenario, an incremental $0.3 million is recorded in accumulated deficit and APIC

e)	Reflects the reclassification of SRNG Class A ordinary shares subject to possible redemption to permanent equity

f)	Reflects the reclassification of Founder Shares from Class B common stock to Class A common stock at the Closing

g)	Reflects the elimination of SRNG historical accumulated deficit

h)	Reflects the repayment of $1.5 million of accounts payable and accrued expenses to be settled by close

i)

Reflects the recapitalization of Ginkgo’s equity and issuance of 1,500.0 million shares under no redemption and maximum redemption of common stock at $0.0001 par value for the reverse recapitalization. Under no redemption and maximum redemption, 946.0 million and 554.0 million is Class A common stock and Class B common stock, respectively. Shares outstanding includes shares for Ginkgo’s outstanding common stock, convertible preferred stock, restricted stock units, warrants, preferred warrants, and options. Shares subject to further vesting and exercise terms are excluded as shown in the capitalization table herein

j)

Represents the redemption of the maximum number of shares of 125.0 million SRNG Class A ordinary shares for $1,250.0 million allocated to Class A ordinary shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the fair value of the cash and investments held in the Trust Account of $1,725.0 million.)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

aa) Reflects the adjustment for the excess fair value over cash proceeds received for the private placement warrants that were issued in conjunction with the consummation of SRNG’s public offering on February 26, 2021 along with the allocation of IPO transaction costs to the warrants

bb) Reflects the portion of estimated transaction costs for the Business Combination not eligible for capitalization under the no redemption scenario and the maximum redemption scenario. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item

cc) Reflects income tax effect of pro forma adjustments using the estimated effective tax rate of (0.2)% and 1.5% for the three months ended March 31, 2021 and year ended December 31, 2020. In its historical periods, Ginkgo concluded that it is more likely than not that it will not recognize the full benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the Business Combination and as such, the effective tax rate for each period is reflected

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. New Ginkgo Class A common stock and New Ginkgo Class B common stock have the same dividend participation rights and economic terms. As a result, the unaudited pro forma condensed combined financial statements follow the two-class method when computing net loss per share.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and the year ended December 31, 2020 (in thousands, except share and per share data):

	Three months ended March 31, 2021		Year ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Max Redemptions	Assuming No Redemptions	Assuming Max Redemptions
Pro forma net loss	$(68,114)	$(68,450)	$(140,677)	$(141,082)
Pro forma net loss attributable to Class A Common Stock	$(46,917)	$(45,225)	$(96,898)	$(93,212)
Pro forma net loss attributable to Class B Common Stock	$(21,197)	$(23,226)	$(43,779)	$(47,870)
Pro forma weighted average common stock outstanding—Class A Common Stock	1,226,255,905	1,078,793,724	1,226,255,905	1,078,798,562
Pro forma weighted average common stock outstanding—Class B Common Stock	554,024,323	554,024,323	554,024,323	554,024,323
Basic and diluted net loss per Class A Common Stock	$(0.04)	$(0.04)	$(0.08)	$(0.09)
Basic and diluted net loss per Class B Common Stock	$(0.04)	$(0.04)	$(0.08)	$(0.09)

Pro forma weighted average shares outstanding—basic and diluted
SRNG public stockholders	172,500,000	47,495,544
SRNG sponsor stockholders	30,232,500	7,774,775

Total SEAC	202,732,500	55,270,319
Ginkgo Class A Common Stock	946,023,405	946,023,405
Ginkgo Class B Common Stock	554,024,323	554,024,323

Total Ginkgo(4)	1,500,047,728	1,500,047,728
PIPE investors	77,500,000	77,500,000

Pro forma weighted average shares outstanding—basic and diluted(1)(2)(3)	1,780,280,228	1,632,818,047

(1)

For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement are exchanged for 51.8 million shares of Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of basic or diluted loss per share.

(2)

Excludes 180.0 million and 12.9 million under the no redemption (18.5 million under the maximum redemption scenario) Earnout Shares for Ginkgo and SRNG, respectively as these are not participating securities (shares cannot be used to vote and dividends are forfeitable if the Earnout terms are not met) and result in anti-dilution.

(3)	Excludes 3.3 million and 58.5 million of Class A and Class B shares, respectively, underlying unvested restricted stock units for Ginkgo, as they result in anti-dilution.

(4)	Includes the shares underlying rollover vested options and preferred warrants, inclusion does not impact the ending loss per share amount.

OTHER INFORMATION RELATED TO SRNG

Introduction

SRNG is a blank check company incorporated on October 22, 2020 as a Cayman Islands exempted company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, SRNG’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

SRNG has neither engaged in any operations nor generated any revenue to date. Based on SRNG’s business activities, SRNG is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 26, 2021, SRNG consummated its initial public offering of 172,500,000 units (the “units”), including the issuance of 22,500,000 units as a result of the underwriters’ exercise of their over-allotment option. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A ordinary share for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $1,725,000,000. Prior to the consummation of the initial public offering, on October 28, 2020, the Sponsor purchased 43,125,000 SRNG Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0006 per share. The number of founder shares issued was determined based on the expectation that the initial public offering would be a maximum of 172,500,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding shares of Class A ordinary shares under the initial public offering.

Simultaneously with the consummation of the initial public offering, SRNG consummated the private sale of an aggregate of 19,250,000 warrants, each exercisable to purchase one SRNG Class A ordinary share at $11.50 per share, to Sponsor at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $28,875,000 (the “private placement warrants”). The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by SRNG, (ii) they (including the shares of Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after SRNG completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.

Upon the closing of the initial public offering and the private placement warrants, $1,725,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund SRNG’s working capital requirements (subject to an aggregate limit of $3,000,000), the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the Class A Ordinary Shares included in the units sold in the IPO (the “public shares”) properly submitted in connection with a shareholder vote to amend the Company’s Amended Charter (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if it does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) the redemption of the Company’s public shares if it is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of July 15, 2021, there was $1,725,028,960.73 in investments and cash held in the Trust Account.

Fair Market Value of Ginkgo’s Business

SRNG’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. SRNG will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The SRNG Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, SRNG must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to redeem their public shares, subject to the limitations described in the prospectus for SRNG’s initial public offering. Accordingly, in connection with the Business Combination, the SRNG shareholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

In connection with SRNG’s initial public offering, SRNG’s Sponsor, directors and executive officers at the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and SRNG also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, SRNG’s Sponsor owns approximately 20% of the total outstanding SRNG Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SRNG or its securities, the Sponsor, and Ginkgo and/or its affiliates, subject to applicable law, may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire SRNG Class A ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Liquidation if No Business Combination

SRNG has until February 26, 2023 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Current Charter), SRNG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SRNG’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if SRNG fails to complete its initial business combination by February 26, 2023.

The Sponsor, officers and directors have entered into a letter agreement with SRNG, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if SRNG fails to complete its initial business combination by February 26, 2023. However, if the Sponsor or management team acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if SRNG fails to complete its initial business combination by February 26, 2023.

The Sponsor, officers and directors have agreed, pursuant to a written agreement with SRNG, that they will not propose any amendment to the Current Charter (A) to modify the substance or timing of SRNG’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if SRNG does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless SRNG provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to SRNG to fund its working capital requirements (subject to an aggregate limit of $3,000,000) and less taxes payable, divided by the number of then outstanding public shares. However, SRNG may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that SRNG cannot satisfy the net tangible asset requirement, SRNG would not proceed with the amendment or the related redemption of its public shares at such time.

SRNG expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $800,000 of proceeds held outside the trust account, although SRNG cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, SRNG may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If SRNG was to expend all of the net proceeds of the initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of SRNG’s creditors which would have higher priority than the claims of its public shareholders. SRNG cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While SRNG intends to pay such amounts, if any, SRNG cannot assure you that SRNG will have funds sufficient to pay or provide for all creditors’ claims.

Although SRNG will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with SRNG waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SRNG management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where SRNG may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, SRNG’s independent registered public accounting firm, and the underwriters of the initial public offering will not execute agreements with SRNG waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SRNG and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, SRNG’s sponsor has agreed that it will be liable to SRNG if and to the extent any claims by a third party for services rendered or products sold to SRNG, or a prospective target business with which SRNG has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of SRNG’s initial public offering against certain liabilities, including liabilities under the Securities Act. However, SRNG has not asked its sponsor to reserve for such indemnification obligations, nor has it independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations and SRNG believes that its sponsor’s only assets are securities of SRNG. Therefore, SRNG cannot assure you that its sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for SRNG’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, SRNG may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of SRNG’s officers or directors will indemnify SRNG for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SRNG’s independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While SRNG currently expect that our independent directors would take legal action on its behalf against SRNG’s sponsor to enforce the Sponsor’s indemnification obligations to SRNG, it is possible that SRNG’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, SRNG cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

SRNG will seek to reduce the possibility the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SRNG does business execute agreements with SRNG waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under its indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. SRNG will have access to up to approximately $2,200,000 from the proceeds of the initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that SRNG liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from its trust account could be liable for claims made by creditors.

If SRNG files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against SRNG that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of SRNG’s shareholders. To the extent any bankruptcy claims deplete the trust account, SRNG cannot assure you it will be able to return $10.00 per share to its public shareholders. Additionally, if SRNG files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against SRNG that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SRNG’s shareholders. Furthermore, the SRNG Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and SRNG to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. SRNG cannot assure you that claims will not be brought against it for these reasons.

SRNG’s public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if SRNG does not complete its initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the Current Charter (A) to modify the substance or timing of SRNG’s obligation to allow redemption in connection with SRNG’s initial business combination or to redeem 100% of SRNG’s public shares if it does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of its initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event SRNG seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to SRNG for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of SRNG’s Current Charter, like all provisions of SRNG’s Current Charter, may be amended with a shareholder vote.

Properties

SRNG currently sub-leases its executive offices at 955 Fifth Avenue, New York, NY, 10075 from Global Eagle Acquisition LLC, an entity affiliated with the Sponsor and the members of SRNG’s management team. SRNG has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and SRNG does not pay a third party directly for such services. SRNG believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. SRNG considers its current office space adequate for its current operations.

Employees

SRNG currently has two executive officers: Harry E. Sloan and Eli Baker. These individuals are not obligated to devote any specific number of hours to SRNG’s matters but they intend to devote as much of their time as they deem necessary to SRNG’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. SRNG does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

SRNG’s directors and executive officers are as follows:

Name	Age	Position
Harry E. Sloan	71	Chief Executive Officer and Chairman
Eli Baker	46	President, Chief Financial Officer and Secretary
Scott M. Delman	62	Director
Joshua Kazam	44	Director
Isaac Lee	50	Director
Timothy Leiweke Dennis A. Miller	64 64	Director Director
Laurence E. Paul	56	Director

Harry E. Sloan has been SRNG’s Chief Executive Officer and Chairman since October 2020. Most recently Mr. Sloan served as Chief Executive Officer and Chairman of Flying Eagle Acquisition Corp. (NYSE: FEAC) (“Flying Eagle”), which raised $690,000,000 in its initial public offering in March 2020 and in December 2020 completed its initial business combination with Skillz Inc., a technology company that enables game developers to monetize their content through fun and fair multi-player competition. Mr. Sloan remains a director of Skillz Inc. Prior to Flying Eagle, Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (“Diamond Eagle”), which raised $400 million in its initial public offering in May 2019 and in April 2020 completed its initial business combination with DraftKings, Inc., a digital sports entertainment and gaming company known for its industry-leading daily fantasy sports and mobile sports betting platforms, and SBTech (Global) Limited, an international turnkey provider of cutting-edge sports betting and gaming technologies. Mr. Sloan now serves as the Vice Chairman of DraftKings, Inc. Prior to Diamond Eagle, Mr. Sloan was a founding investor of Platinum Eagle Acquisition Corp. (“Platinum Eagle”), which raised $325,000,000 in its initial public offering in January 2018, completed its initial business combination in March 2019 with Target Logistics Management, LLC and RL Signor Holdings, LLC and changed its name to Target Hospitality Corp. Target Hospitality is a vertically integrated specialty rental and hospitality services company. Prior to Platinum Eagle, Mr. Sloan was a founding investor of Double Eagle Acquisition Corp. (“Double Eagle”), which raised $500,000,000 in its initial public offering in September 2015. Double Eagle completed its business combination in November 2017, in which its wholly-owned subsidiary acquired 90% of the shares of Williams Scotsman. In the transaction, Double Eagle changed its name to WillScot Corporation. WillScot Corporation is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”). From May 2016 to April 2018, Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc. (“MGM”), a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS Broadcasting, S.A. became the largest shareholder of Lions Gate Entertainment Corp. (NYSE: LFG.A) (“Lions Gate”), an

independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (OTCMKTS: PRISY), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his B.A. degree from UCLA and J.D. degree from Loyola Law School.

Eli Baker has been SRNG’s President and Chief Financial Officer since October 2020. Mr. Baker is a Partner in Eagle Equity Partners (and its related companies). Most recently Mr. Baker served as President and Chief Financial Officer of Flying Eagle through the consummation of its business combination with Skillz, Inc. in December 2020. Mr. Baker also served as president, chief financial officer and secretary of Diamond Eagle from March 2019 until the consummation of its business combination with DraftKings, Inc., in April 2020. Mr. Baker served as the president, chief financial officer and secretary of Platinum Eagle from July 2017 until the consummation of its business combination with Target Hospitality in March 2019, and remains a member of Target Hospitality’s board of directors. Mr. Baker served as Double Eagle’s vice president, general counsel and secretary from June 2015 through its business combination in November 2017. Mr. Baker was also a director of Silver Eagle from July 2014 through Silver’ Eagle’s business combination in March 2015. Since June 2016, Mr. Baker has served as a co-founder and partner of Manifest Investment Partners, LLC, a growth equity/venture fund that focuses in early stage technology-enabled business. Mr. Baker continues to be co-managing director and a partner in Hemisphere Capital Management LLC, a private finance company that specializes in special opportunity equity and credit investments in the media and entertainment industry. Mr. Baker is a former lawyer and earned his B.A. degree from the University of California, Berkeley and his J.D. degree from the University of California at Hastings Law School.

Scott M. Delman has served on the SRNG Board since the completion of its initial public offering. Mr. Delman served on Flying Eagle’s board of directors from March 2020 through the consummation of its business combination with Skillz, Inc. in December 2020. Mr. Delman also served on Diamond Eagle’s board of directors from December 2019 until the consummation of its business combination with DraftKings, Inc., in April 2020. Mr. Delman is the founder of Blue Spruce Productions, a producer of top Broadway and West End theatrical events, and is also the Managing Partner of DGZ Capital, a private equity firm that acquires ownership stakes in alternative investment firms. Prior to forming DGZ Capital, Mr. Delman was co-founder and President of Capital Z Investments, where he initiated and managed a multi-billion-dollar investment program to sponsor the creation of new alternative asset management companies. Capital Z Investments has invested over $2.0 billion in more than 25 investment firms throughout North America, Europe and Asia. Mr. Delman has served on the boards and advisory councils of various academic, corporate, cultural and public policy organizations such as Third Way, the New America Foundation, The Truman Project, Manhattan Theatre Club, Yale Drama School and the Williamstown Theatre Festival. Mr. Delman graduated with honors from Yale College in 1982 and received his M.B.A. degree from Harvard Business School in 1986. Mr. Delman also served as a Visiting Senior Fellow at Harvard University’s JFK School for Government in 2006 and 2007, where he focused on the intersection between international capital markets and national security.

Joshua Kazam has served on the SRNG Board since the completion of its initial public offering. Mr. Kazam served on Flying Eagle’s board of directors from March 2020 through the consummation of its business combination with Skillz, Inc. in December 2020. Mr Kazam also served on Diamond Eagle’s board of directors from May 2019 until the consummation of its business combination with DraftKings, Inc., in April 2020. Mr. Kazam served as a director of Platinum Eagle from its initial public offering through the completion of its initial business combination in March 2019. Mr. Kazam is a co-founder and has been a Partner of Two River Consulting, LLC (“Two River”) since fall of 2004. Mr. Kazam is also a co-founder, officer and director of Allogene Therapeutics, Inc. (Nasdaq: ALLO), of Kronos Bio Inc. (Nasdaq: KRON), and TS Innovation

Acquisitions and a co-founder of Vida Ventures. Mr. Kazam co-founded and served on the Board of Directors of Kite Pharma, Inc. from its inception in 2009 until it was acquired by Gilead Sciences Inc. (Nasdaq: GILD) in October 2017. Mr. Kazam also serves as a director of several privately held companies, including Iconovir Bio, Hubble Contacts, Byheart, Inc. and Breakthrough Properties, LLC. Mr. Kazam is a Member of the Wharton School’s Undergraduate Executive Board and serves on the Board of Directors of the Desert Flower Foundation. Mr. Kazam received his B.S. degree in Economics from the Wharton School of the University of Pennsylvania.

Isaac Lee has served on the SRNG Board since the completion of its initial public offering. Mr. Lee is a journalist, entrepreneur, and a film and television producer. He is the founder of EXILE, a media company acquiring and developing premium original content for audiences across the U.S. and Latin America. Previously, Mr. Lee served as the Chief Content Officer for Univision and Televisa (the #1 media company in Spanish in the world). For almost 8 years, Mr. Lee ran the news department at Univision. Before Univision, Mr. Lee founded AnimalPolitico, the leading political and investigative news site in Mexico. He also founded and led PageOne Media, publisher of PODER magazine in the U.S., Mexico, Colombia, Chile, Peru, and Venezuela, which was sold in 2006. When Mr. Lee was 25 he was appointed editor-in-chief of Cromos, the oldest magazine in Latin America and at 26 he was appointed editor-in-chief of Semana, Colombia’s most influential magazine. In scripted content, Mr. Lee produced the feature film Paraĺso Travel, three seasons of El Chapo for Netflix as well as the mini-series for TVE Operación Jaque, which was nominated for an international Emmy. He made the first deal with Amazon in Mexico and developed five series for Netflix. In non-scripted, Mr. Lee has produced several documentaries, including the award-winning documentary Science Fair (NatGeo), Outpost (HBO), Residente (Netflix) and Jaque (NatGeo). Mr. Lee is a Board Member of the Associated Press, the Committee to Protect Journalists and Columbia Journalism Review. Mr. Lee is also a member of the Board of Advisors of the Institute of Politics of the University of Chicago, trustee of the Hirshhorn Museum and an active member of the Council On Foreign Relations.

Timothy Leiweke has served on the SRNG Board since the completion of its initial public offering. Mr. Leiweke founded Oak View Group (“OVG”) in 2015 and continues to serve as the company’s Chief Executive Officer. With over 30 years of global sports and entertainment experience, Mr. Leiweke is a widely respected industry leader and has been deeply involved in the evolution of NHL, NBA and MLS. Mr. Leiweke partnered with music industry titan Irving Azoff to launch OVG, a developmental and investment company comprised of an Arena & Stadium Alliance, a sponsorship subsidiary, a security advisory group, and a venture fund division which most recently acquired Pollstar publication and conferences. Prior to OVG, Mr. Leiweke served as President and Chief Executive Officer of Maple Leaf Sports & Entertainment. In his first year with Maple Leaf Sports & Entertainment, Mr. Leiweke led a transformation of the Toronto Raptors, which resulted in a record for wins and back-to-back Division Championships. With Toronto FC, Mr. Leiweke orchestrated a dramatic overhaul, which ignited the club’s first ever playoff berth in 2015. It was during this time that Mr. Leiweke ranked fifth on the Sports Business Journal’s 50 Most Influential and eighth on Billboard’s 100 Most Powerful in Music—the only President & CEO to rank on both lists. During his 18 years at the helm of Anschutz Entertainment Group (“AEG”), Mr. Leiweke led the company’s evolution into a global live entertainment organization capable of developing, producing, marketing and managing sports and entertainment programming in its venues worldwide. It was through Mr. Leiweke’s vision that the $2.5 billion L.A. LIVE complex was built in Downtown Los Angeles, adjacent to the STAPLES Center and the Los Angeles Convention Center. In addition, Mr. Leiweke was the architect of AEG’s global expansion, including development of O2 Arenas and the stadiums in London, China and Germany. Mr. Leiweke then built AEG Live into the second largest promoter in the world with artists including Paul McCartney, Taylor Swift, Rolling Stones, Black Eyed Peas, Kenny Chesney, Celine Dion, The Eagles and Katy Perry. AEG Live also became one of the world’s largest festival organizers through partnerships with the Coachella and Stagecoach Festivals. Deeply committed to the community, Mr. Leiweke and his family dedicate their time to a range of charitable initiatives. Through their work, the Leiwekes have been recognized by numerous organizations, including the Anti-Defamation League’s 2007 Humanitarian Award, Father of the Year by the American Diabetes Association and the Muscular Dystrophy Association’s Man of the Year.

Dennis A. Miller has served on the SRNG Board since the completion of its initial public offering. Mr. Miller served on the board of directors of Global Eagle Acquisition Corp. from May 2011 until the consummation of its business combination in January 2013. Mr. Miller currently serves on the board of Nexstar Broadcasting. Mr. Miller also served on the boards of Radio One, Inc. from September 2011 until 2015 and Storage Upreit Partners, LP from February 2012 until February 2014. In 2005, Mr. Miller became a General Partner of Spark Capital LLC, a venture fund focusing on the tech industry, and is currently a venture partner. In 2000, Mr. Miller became a managing director of Constellation Ventures, the venture partner business anchored by Bear Stearns. From 1998 to 2000, Mr. Miller was executive vice president of Lions Gate. Prior to joining Lions Gate, from 1995 to 1998, Mr. Miller was executive vice president of Sony Pictures Entertainment. While at Sony Pictures Entertainment, Mr. Miller was responsible for all television operations and was actively involved with strategic planning and new media. From 1990 to 1996, Mr. Miller was executive vice president of Turner Network Television (“TNT”), a cable television channel, and in 1993 he took on the additional responsibility for the Turner Entertainment Company, a subsidiary of Turner Broadcasting System, Inc. Mr. Miller received his J.D. Degree from Boalt Law School in 1982 and his B.A. degree in political science from the University of California, San Diego in 1978.

Laurence E. Paul, M.D., has served on the SRNG Board since the completion of its initial public offering. Dr. Paul has been the co-founder and managing principal of Laurel Crown Partners since 2001. Dr. Paul also served on Flying Eagle’s board of directors from May 2020 through the consummation of its business combination with Skillz, Inc. in December 2020. Dr. Paul has extensive experience in private equity investing, the identification, negotiation and purchase of new portfolio companies, sale of existing entities and general strategic and financial involvement and oversight of portfolio companies. From 1994 to 2001, Dr. Paul worked at Donaldson, Lufkin & Jenrette and then Credit Suisse (NYSE: CS) in investment banking, including as a managing director in the Investment Banking Division. Dr. Paul is currently a member of the board of directors for several non-profit organizations and portfolio companies including: Harvard Medical School’s Board of Fellows, Harvard Alumni Association, Children’s Hospital of Los Angeles, Pittsburgh Steelers Football Club, Pro Football Hall of Fame, Crew Knitwear, Kova International, and Vereco. From 2006 to 2017, Dr. Paul was a member of the Board of Governors of the American Red Cross, during which time he served in many roles including Vice Chairman of the board and chairman of the audit committee. Dr. Paul holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Stanford University.

Executive Compensation and Director Compensation

None of SRNG’s executive officers or directors have received any cash compensation for services rendered to SRNG. SRNG agrees to reimburse an affiliate of its Sponsor for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and SRNG does not pay a third party directly for such services. The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SRNG’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or SRNG or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the Trust Account or (ii) interest earned on the Trust Account and released to us to fund the working capital requirements (subject to an aggregate maximum release of $3,000,000).

Number and Terms of Office of Officers and Directors

The SRNG Board consists of six members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to SRNG’s first annual general meeting of shareholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, SRNG is not required to hold an annual general meeting until one year after SRNG’s first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Scott M.

Delman, Joshua Kazam and Isaac Lee, will expire at SRNG’s first annual general meeting of shareholders. The term of office of the second class of directors, consisting of Timothy Leiweke, Dennis A. Miller and Laurence E. Paul, will expire at the second annual general meeting of shareholders. The term of office of the third class of directors, consisting of Harry E. Sloan and Eli Baker, will expire at the third annual general meeting of shareholders.

SRNG’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The SRNG Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

Director Independence

The rules of Nasdaq require that a majority of the SRNG Board be independent within one year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The SRNG Board of directors has determined that Messrs. Delman, Kazam, Lee, Leiweke, Miller and Paul are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. SRNG’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against SRNG or any members of its management team in their capacity as such, and SRNG and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

SRNG has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, SRNG’s annual reports contain consolidated financial statements audited and reported on by SRNG’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SRNG

The following discussion and analysis of the financial condition and results of operations of Soaring Eagle Acquisition Corp. (for purposes of this section, “SRNG,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of SRNG included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020 and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of our initial public offering, we consummated the private sale of an aggregate of 19,250,000 warrants, each exercisable to purchase one Class A ordinary share, par value $0.0001 per share at $11.50 per share, to Eagle Equity Partners II, LLC at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $28,875,000. We intend to consummate an initial business combination using cash from the proceeds of our initial public offering that closed on February 26, 2021 and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.

As indicated in the accompanying financial statements, at March 31, 2021, we had $1,917,469 in cash and $0 in deferred offering costs. At December 31, 2020, we had $0 in cash, and deferred offering costs of $1,254,190. Further, we expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Merger Agreement

On May 11, 2021, we entered into the Merger Agreement with Merger Sub and Ginkgo. If the Merger Agreement is adopted by SRNG’s shareholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into Ginkgo with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG. In addition, in connection with and following the consummation of the Business Combination, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” as of the time following such change of name.

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery, and K-12 pooled testing.

Under the Merger Agreement, SRNG has agreed to acquire all of the outstanding equity interests of Ginkgo for (i) the Base Equity Consideration, consisting of approximately $15 billion in aggregate consideration in the form of New Ginkgo common stock valued at $10 per share, plus (ii) the Earn-Out Consideration, consisting of approximately 180 million earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the closing of the Business Combination. Ginkgo stockholders will receive consideration in the form of shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock, as determined in accordance with the Merger Agreement.

The Base Equity Consideration will be allocated among Ginkgo equity holders as follows: (i) each stockholder of Ginkgo holding shares of Ginkgo Class A common stock or Ginkgo Class B common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class A common stock it holds, a number of shares of New Ginkgo Class A common stock equal to the Base Equity Value Exchange Ratio, (ii) each stockholder of Ginkgo holding shares of Ginkgo Class B common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class B common stock it holds, a number of shares of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio, (iii) each Ginkgo option that is outstanding, immediately prior to the effective time of the Business Combination, will be assumed and converted into a New Ginkgo option with the same terms and conditions as applied to the original Ginkgo option, with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof, (iv) each Ginkgo restricted stock award that is outstanding immediately prior to the effective time of the Business Combination will be converted into a New Ginkgo restricted stock award equal to the Base Equity Value Exchange Ratio on the same terms and conditions as applicable to such Ginkgo restricted stock award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock award relates, (v) each Ginkgo restricted stock unit award that is outstanding immediately prior to the effective time of the Business Combination will be converted into a New Ginkgo restricted stock unit on the same terms and conditions as applicable to such Ginkgo restricted stock unit award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock unit relates, and (vi) each Ginkgo warrant that is outstanding and unexercised immediately prior to the effective time of the Business Combination and that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a New Ginkgo assumed warrant on the same terms and conditions as applied to the original Ginkgo warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

In addition, the Merger Agreement contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive the Earnout Consideration, which is divided into four equal tranches subject to vesting during the Earn-out Period based on the conditions below:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Additionally, the vesting of the Earn-out Consideration will be subject to acceleration in the event of certain transactions resulting in a change of control of New Ginkgo or the acquisition by a third party of assets of New Ginkgo representing at least 50% of New Ginkgo’s assets (by value) on a consolidated basis or generating at least 50% of New Ginkgo’s revenues on a consolidated basis, to the extent that the per-share value of the consideration received by New Ginkgo’s stockholders in such transaction or acquisition is greater than or equal to any of the earn-out targets described above.

To the extent that any of the earn-out targets described above are not achieved the Earn-out Period, the portion of the Earn-out Consideration that remains subject to vesting and forfeiture at the end of the Earn-out Period will be forfeited to New Ginkgo for no consideration and cancelled.

New Ginkgo Class B common stock will have the same economic terms as the New Ginkgo Class A common stock, except that the shares of New Ginkgo Class A common stock will have one vote per share and the shares of New Ginkgo Class B common stock will have 10 votes per share. Generally, the outstanding shares of New Ginkgo Class B common stock will convert to New Ginkgo Class A common stock when the holder thereof ceases to be a director or employee of New Ginkgo or upon transfer to a person who is not a director or employee of New Ginkgo.

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of SRNG, Merger Sub, Ginkgo and its subsidiaries prior to the closing of the Business Combination.

The closing of the Business Combination is subject to certain customary conditions, including, among other things: (i) approval by SRNG’s stockholders and Ginkgo’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) SRNG having at least $1.25 billion of cash at the closing of the Business Combination, consisting of (A) cash held in its trust account after giving effect to redemptions of public shares, if any, but before giving effect to the payment of Ginkgo’s and SRNG’s outstanding transaction expenses, (B) the aggregate gross purchase price received by the Company pursuant to the Subscription Agreements (as defined below) and (C) the amount of any equity investments in Ginkgo between the date of the Merger Agreement and the closing of the Business Combination; and (iv) the shares of New Ginkgo Class A common stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq or the New York Stock Exchange, subject only to official notice of issuance thereof.

The Merger Agreement may be terminated by SRNG or Ginkgo under certain circumstances, including, among others, (i) by mutual written consent of SRNG and Ginkgo, (ii) by either SRNG or Ginkgo if the closing of the Business Combination has not occurred on or before November 11, 2021, and (iii) by either SRNG or Ginkgo if SRNG has not obtained the required approval of its shareholders.

The Business Combination also calls for additional agreements, including, among others, the Subscription Agreements, Share Commitments, as described elsewhere in this proxy statement/prospectus.

Results of Operations and Known Trends or Future Events

We have neither engaged in any significant operations nor generated any revenues to date. Our only activities since inception have been organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements other than the proceeds received from the IPO which have been reflected in SRNG’s audited balance as of February 26, 2021.

For the three months ended March 31, 2021, SRNG had net income of $5,761,600 which consisted of a non-cash loss of $9,817,500 related to the excess of fair value over the cash received for private placement warrants, $3,520,347 related to offering costs related to warrant liabilities and $295,117 in general and administrative expenses. These losses and expenses were partially offset by $44,564 unrealized gain earned on the Trust Account and a non-cash income of $19,350,000 for decrease in fair value of warrant liabilities. General and administrative expenses of $295,117 is primarily comprised of filing fees and insurance expense.

Liquidity and Capital Resources

Our liquidity needs have been satisfied prior to the completion of the IPO through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the founder shares to our Sponsor and $300,000 in available loans from our Sponsor.

As of March 31, 2021, SRNG had an unrestricted cash balance of $1,917,469 as well as cash and accrued interest held in trust of $44,564. Our working capital needs will be satisfied through the funds, held outside of the Trust Account, from the IPO. Interest on funds held in the Trust Account may be used to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay taxes. Further, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans.

A total of $1,725,000,000, comprised of $1,699,125,000 of the proceeds from the IPO (which amount includes $60,375,000 of the underwriters’ deferred discount) and $25,875,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The remaining approximately $800,000 was not held in the trust account. In the event that our offering expenses exceed our estimate of $2,200,000, we may fund such excess with funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $2,200,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay our taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In addition, we have entered into forward purchase agreements pursuant to which, if we conduct a private placement transaction in connection with our initial business combination, we will offer the forward purchasers the opportunity to purchase forward purchase shares in connection with our initial business combination. If each of the forward purchasers accepts such offer, it will commit to purchase at least a minimum aggregate amount of forward purchase shares at $10.00 per share equal to no less than (i) the percentage of units purchased by such purchaser in the initial public offering out of the total number of Units sold by the Company in the initial public offering (excluding any Units sold pursuant to the exercise of the underwriters’ over-allotment option) multiplied by (ii) the total number of SRNG Class A ordinary shares sold in such private placement transaction in connection with our initial business combination (including such forward purchase shares and any SRNG Class A ordinary shares sold pursuant to any other forward purchase agreements). Each forward purchase agreement is subject to conditions, including each forward purchaser specifying the amount of shares no less than the minimum aggregate amount it wishes to purchase after we notify such forward purchaser of our offer to it to purchase forward purchase shares. We may specify, in our sole discretion and at any time prior to or after such forward purchaser has indicated its specified amount, an amount below the specified amount that we are willing to sell to such forward purchaser. Such forward purchaser may choose to accept or reject our offer to purchase the forward purchase shares in its sole discretion. The forward purchase shares will be identical to the Class A ordinary shares included in the units being sold in the initial public offering, except the forward purchase shares will be subject to certain registration rights. The proceeds from the sale of these forward purchase shares, together with the amounts available to us from the trust account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by us in connection with the business combination, may be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes.

Each of the forward purchasers has indicated to us an interest to purchase up to 9.9% of the units sold in the (excluding any units sold pursuant to the exercise of the underwriters’ over-allotment option) at the public offering price. However, indications of interest are not binding agreements or commitments to purchase and the forward purchasers may decide not to purchase any units in the initial public offering. In addition, the underwriters could determine to sell fewer units to each forward purchaser than it indicated an interest in purchasing or could determine not to sell any units to each forward purchaser.

Prior to the completion of our initial business combination, we will have available to us the approximately $800,000 of proceeds held outside the trust account. We will use these funds to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

We do not believe we will need to raise additional funds following the initial public offering in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

We expect our primary liquidity requirements during that period to include approximately $216,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; and approximately $224,000 for Nasdaq and other regulatory fees. We will also reimburse an affiliate of the Sponsor for office space and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services.

These amounts are estimates and may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our trust account or because we become obligated to redeem a significant number of our public shares upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses with enterprise values that are greater than we could acquire with the net proceeds of the initial public offering and the sale of the private placement units, and, as a result, if the cash portion of the purchase price exceeds the amount available from the trust account, net of amounts needed to satisfy any redemptions by public shareholders, we may be required to seek additional financing to complete such proposed initial business combination. We may also obtain financing prior to the closing of our initial business combination to fund our working capital needs and transaction costs in connection with our search for and completion of our initial business combination. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop agreements we may enter into following consummation of the initial public offering. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Prior to the closing of the initial public offering, we did not complete an assessment, nor did our independent registered public accounting firm tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the initial public offering and the sale of the private placement warrants held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of March 31, 2021 and December 31, 2020, respectively, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this prospectus as we have not conducted any operations to date.

Contractual Obligations

As of March 31, 2021, we did not have any long-term debt, capital or operating lease obligations. We entered into an administrative services agreement in which we will pay the Sponsor for office space and secretarial and administrative services provided to members of our management team, in an amount not to exceed $15,000 per month.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an

“emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

A LETTER FROM GINKGO’S FOUNDERS

Dear stockholders, team, customers, suppliers, friends and community,

Biology is special. Many of the most important things in our lives come from biology. Our food. Our oxygen. Most of our medicines. Our pets. Our families.

Our children are born with wonder about the living world of animals and plants, but we encourage them to grow out of their dinosaur-loving phase and to focus on our human-built world of technology instead. Perhaps it is time to change that.

We have previously called biology “the most powerful manufacturing technology on the planet,” but it is incorrect to call biology a technology. Technologies are invented by humans. We didn’t invent biology—biology invented us. If you compare biology to our human-engineered technologies, our technologies come up laughably short. Biology grows, building itself with no need for factories. Biology repairs itself, healing wounds and illness. If you look at it under a microscope, its atomic structures put our most precise construction techniques, like semiconductor manufacturing, to shame. To top it off, biological materials are perfectly recyclable. And most importantly, biology self-replicates—it is alive.

To be fair, humans have only spent about ten thousand years developing technologies. Biology has had a 4 billion year head-start on us. Humans, however, have recently invented two very important technologies—reading and writing DNA.

In 1952, Rosalind Franklin took the first X-ray picture of DNA. Her image showed that DNA was a double helix, a twisted ladder of paired “letters” that made a molecular code. The code was made up of A’s, T’s, C’s, and G’s instead of 0’s and 1’s like computer code, but it was digital, and its structure implied that someday we would be able to read and write it.

In 1976, Genentech (which originally held Ginkgo’s new stock ticker, DNA), brought DNA writing to the world by building on the academic work of its founder Herbert Boyer, who “cut-and-pasted” the first gene from one species to another in 1973. Genentech launched the first biotech therapeutic, human insulin for diabetics, and then vertically integrated to become a pharmaceutical company. Today, more than a third of new therapeutic drugs are made from biotechnology.

The tools for DNA writing have greatly expanded since 1976—CRISPR allows targeted DNA edits, DNA printing allows long pieces of DNA to be written from scratch—and every day, the cost and scale of our ability to write DNA improves. The cost of reading DNA has fallen more than a million-fold since the completion of the Human Genome Project twenty years ago. The era of Moore’s Law is coming to a close, but biology’s exponentials are just beginning.

At Ginkgo we are unifying these tools into a horizontal platform for programming cells across organisms. We make this platform available to customers who want to program cells for applications in food, medicine, cosmetics, agriculture, materials, or any other market. We believe that biology can impact all industries that produce physical goods, because biology makes stuff, and it evolves to solve new problems. Today the world faces many problems, and we hope that biology can help us meet those challenges.

But biology is not (yet) easy to engineer. We started Ginkgo in 2008, bootstrapping off of small government grants, and know first-hand how hard and expensive it is to program cells. It took us many years from when we built our first lab with equipment foraged out of MIT dumpsters before our costs per experiment were lower than what skilled PhDs could do by hand in well-resourced labs. These costs limited what cell programmers believed possible. As we scaled our platform, we were able to support more applications; our goal is to continue to open up the design of biology to more people to pursue more possibilities, limited only by imagination.

This is a unique moment in our relationship with biology. The COVID-19 pandemic has shown how a tiny bit of RNA code can upend our entire world and how mRNA vaccines can give us hope that we can bring the pandemic under control. It is also a reminder that while biology is programmable like a computer, it is not predictable like a computer. At Ginkgo, we have not left our dinosaur-loving phase, and we remember the lessons of Jurassic Park well: life finds a way. Life—biology—deserves our respect, and we must think not only about what we can do with cell programming, but also what we should do. Engineers often say that technology is neutral; we believe that we cannot remain neutral when it comes to the use of powerful technologies—we must care how our platform is used.

Cell programming is helping us return to “normal” with the unprecedented speed of new vaccines reaching people’s arms. But “normal” must change—“normal” is what made it possible for a pandemic to spread unchecked around the world. “Normal” is leading to the rapid, catastrophic warming of our planet. We believe we are coming up on an era of significant change for the human species. We have recognized the limitations of human-engineered technologies as they negatively impact the environment—and we are working to fix it. We are looking to the stars and planning how to make our species multi-planetary—a task that will need a lot of new biology as biology provides all of Earth’s life support! Cell programming will be a key technology enabling a new normal and a fundamental change in how we relate to nature, to disease, and to technology.

Ginkgo’s mission is to make biology easier to engineer. We were the kids dreaming about dinosaurs and learning how to program computers. Today we dream that kids in the future will be learning how to program cells.

What we do

All of biology runs on common code in the form of DNA. We have built a platform to program cells like we program computers—by changing the DNA code inside them.

Everything alive today evolved from the same ancestor that first emerged approximately four billion years ago, each generation passing its DNA and the machinery to read it onto the next. Because of this common origin, today all organisms use similar machinery to read DNA and produce everything encoded in the sequence of A’s, T’s, G’s, and C’s. A common code means there can be a common set of tools for programming that code. This was true for operating systems and programming languages in computers; we believe the same will be true for programming cells.

We make our platform available to customers via cell programs.

A cell program is the work we do for our customer. To date, we have launched more than 75 major cell programs for customers on our platform. These include a cell program in partnership with Bayer Crop Science to program cells to produce nitrogen fertilizer for crops, a cell program with Roche to discover new antibiotics, a cell program with Motif Foodworks to develop animal-free ingredients for food products, a cell program with Genomatica to produce renewable chemicals, and many more. Customers work with Ginkgo organism engineers to determine the specification of the organism or cell they would like designed and then in a period that can last several years, a cell program is conducted to deliver the engineered cell and accompanying process to grow the cells.

We have a platform to deliver cell programs that improves with scale. Our Foundry has a physical infrastructure scale economic and our Codebase has a data scale economic.

Cell programming is done in thousands of biotech and academic labs today and is challenging because every design takes weeks to “compile” (by writing and assembling DNA and putting it into cells) and months to “debug” (via analytical experiments and data analysis and learning). Designing, building, and optimizing increasingly complex cell programs requires countless prototypes and many false starts before completing a project.

We are determined to offer our customers both world-leading cell programming capabilities and the lowest average cost per experiment in the lab. On its face, this goal might seem paradoxical. Traditional biology labs face a well-known trade-off between improving their R&D capabilities (by building new labs and hiring more scientists) on the one hand and reducing their R&D spending on the other. How can Ginkgo be trying to do both?

The answer is that we are transforming cell programming infrastructure—including the methods traditionally performed by hand by PhD-trained scientists—into largely a fixed expense in our automated Foundries. We use automation in our Foundries to replace by-hand work and systematic data collection to replace ad hoc data retainment, leading to a reusable Codebase. Thus, our cell programming costs as a percentage of our commercial business will shrink as we grow.

We are paid by customers in two ways: Foundry revenue and downstream value share. The market opportunity for each is very large.

During the course of a cell program, we are paid for usage of our platform. This Foundry revenue comes from the R&D budgets allocated for cell engineering R&D work, which industry sources estimate will be $40 billion this year and expect to grow at a compound annual growth rate (“CAGR”) of approximately 20% each year from 2021 to 2023. Ginkgo’s Foundry revenue in 2020 was $59 million and we added 17 new cell programs to the platform. This remains a very small fraction of the many thousands of independent R&D projects being worked on today.

We also share in the downstream value created by cell programs completed on our platform. This value share typically comes in the form of a royalty or equity stake in our customers’ products or company. This aligns our incentives with our customers and allows us to benefit from the tremendous potential value of products created using our platform. Industry sources estimate that the total market for bioengineered products will be $2 to $4 trillion in the next 10 to 20 years.

Our growth comes from starting new cell programs. We plan to scale to 100s of new programs annually in the next few years. In doing this, we will aim to become the industry standard ecosystem for programming cells.

Building a horizontal platform is no easy feat, and we will run into many operational and technical challenges as we seek to scale our business. However, we also believe that we benefit from a flywheel of improving customer value proposition with scale, which we believe will drive more cell programming projects to be launched on our platform, further improving our platform capability. However it is not enough to offer our customers the best platform for programming cells to develop their applications; we must also offer them a community.

Cell programmers launching new applications face a common set of challenges outside the lab. They need manufacturing, distribution channels, regulatory and intellectual property filings, and more. Ginkgo’s annual conference, Ginkgo Ferment, brings together this community and allows Ginkgo to connect our customers with service providers, investors, regulatory leaders, and more. Great platforms create a durable advantage by enabling their customers to generate significant economic value relative to the cost of using the platform. We subscribe to this philosophy and as we intend to be the industry standard platform for cell programming; our success will be informed by the success of our customers.

While our progress has been exciting, we are still building real technology and hope to constantly be continually push the limits of what is possible.

If we stay true to our mission and remain ambitious, we will face setbacks, both technically and commercially, and we will need to continue to evolve our approach to our business. While we can identify and work towards solving certain technical roadblocks in advance, cells are still challenging to program and we expect that many cell programs will fail. The inherent challenges in the science may also slow down adoption of biological technologies or Ginkgo’s platform.

To our stakeholders

As practitioners of synthetic biology, we have a responsibility to ensure our platform is used for positive purposes. We intend to consider the interests of many different stakeholders when making decisions and advancing our mission to make biology easier to engineer, because their collective success is key for our business to thrive. Below are principles on how we will serve each of our stakeholders.

•

To our stockholders: We are seeking to build a company with enduring long-term value. We will not make decisions based on short-term market or accounting considerations. We will make decisions to ensure Ginkgo is the long-term market leader. Advancing our mission is resource intensive. We expect to continue to re-invest cash back into the business to scale our platform and expand into new markets, with a focus on long-term value for the company and its stockholders. Market leadership will enable us to scale, which is critical for our platform’s growth. Growth increases our future free cash flows and stockholder value.

•

To our customers: We are a platform company. We are here to help you program and commercialize cells for your applications of interest, freeing you to focus on the parts of your business that only you can do. We don’t seek to develop our own applications and we don’t pick winners. In addition to our automation scale efficiencies, we can best enable all customers to be successful by reusing genetic parts and chassis strains across customer programs. This knowledge and technology has long been fragmented and siloed within individual labs and companies, where its full benefits across markets are rarely realized. All of our customers can benefit from the improvements in our Foundry and Codebase.

•

To our team: The Ginkgo team is and will be our greatest strength. The team is deeply passionate and engaged in our mission. We want that to continue. That’s why we have chosen to implement a multi-class stock structure that permits all employees (current and future), not just founders, to hold high-vote (10 votes per share) common stock. Ownership is the first step in caring how our platform is used, and as employees, we have an outsized influence on how our platform is developed and deployed. We trust that employees, alongside a strong independent board, will make the best decisions for the long-term value of Ginkgo and our mission. We believe that a diverse and inclusive team is the best way to ensure that our platform is used for the benefit of all.

•

To our suppliers: For many years, we have been bringing together the most advanced automated technologies in our Foundry for reading DNA, writing DNA, assembling DNA, engineering proteins, growing and evolving cells, and measuring and characterizing their performance. We have a history of making long-term purchase commitments for strategic technologies. We want you to be healthy and flourish. We welcome the opportunity to partner with you and collaborate on advancing these technologies.

•

To the academic community: Thank you. Ginkgo would not be where it is today without the ideas you’ve pioneered and the students you’ve educated. We value transparency, and we look forward to a continued mutually beneficial exchange of people, ideas and resources.

•

To governments around the world: We believe that biology is the key to a more sustainable economy and the long term health of people and the planet. We are facing global-scale challenges in food, water, climate, and disease. Our food, health, environment, and materials depend on biology, and biology offers opportunities for renewable, regenerative technologies. The sector of the economy based on biological tools and manufacturing—the bioeconomy—is growing rapidly and will have an outsized impact in coming years. Likewise, as we’ve learned from the COVID-19 pandemic, biology doesn’t recognize borders: the only robust national biosecurity is global biosecurity.

•

To everyone: Biology is beautiful and life is precious. We deeply respect biology and approach our work with humility. A future where we can grow everything requires care, transparency, and many voices. Let’s grow everything together.

Ginkgo would never have made as much progress on its mission as it has without the many people who supported us on this rollercoaster ride. Thank you to all those who believed in us and those who didn’t but helped us anyway :-)

There will be dragons,

Austin, Barry, Jason, Reshma and Tom

INFORMATION ABOUT GINKGO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Ginkgo Bioworks, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Mission

Our mission is to make biology easier to engineer. That has never changed. Every choice we’ve made with respect to our business model, our platform, our people and our culture is grounded in whether it will advance our mission. Biology inherently offers incredible capabilities that we can only imagine in human-made technologies—self-assembly, self-repair, self-replication—capabilities that can enable more renewable and innovative approaches for nearly every industry. To realize this potential, we are building a platform for cell programming by bringing together unparalleled scale, software, automation, data science and reusable biological knowledge, enabling responsible solutions for the next generation of foods, pharmaceuticals, materials and more.

Overview

Ginkgo is building the industry-standard horizontal platform for cell programming. Our founders are engineers from diverse fields who, more than 20 years ago, were inspired by an astonishing feature of biology: it runs on digital code. It’s just A, T, C, and G rather than 0 and 1. But where computer bits are used to communicate information, genetic code is inherently physical and as it is read, physical structures are made. We program computers to manipulate bits, but we program cells to manipulate atoms. Cells are the building blocks of our food, our environment and even ourselves.

We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on over 75 major programs through the first quarter of 2021 in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

Customers look to Ginkgo to overhaul their manufacturing processes or develop new products through biology. They might, for example, be looking to produce a particular chemical via fermentation, at a lower cost, with enhanced supply chain reliability or sustainability. Or perhaps the customer needs a microbe that will live and grow on the roots of corn and convert nitrogen in the air into usable fertilizer for a plant, resulting in improved plant growth. Or a customer might need an antibody that binds to and neutralizes a certain target, along with a way to produce those antibodies at scale. All of these programs and more run on a common platform at Ginkgo.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

•

Our Foundry wraps proprietary software and automation around core cell engineering workflows—designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass these savings along to our customers, allowing them to take more “shots on goal” with their programs.

•

Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

Figure 1: Our platform is used to design, write, and debug DNA code in engineered organisms to execute programs for our customers. Our Foundry leverages proprietary software, automation, and data analytics to reduce the cost of cell programming. Our Codebase consists of reusable biological assets that helps accelerate the engineering process.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. Sketched below, we believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

•

Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

•

Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future, as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Figure 2: Ginkgo’s virtuous cycle: as we scale, we see greater efficiency and higher odds of technical success, which helps drive further scaling as our value proposition improves.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. The total addressable market (TAM) for our Foundry revenue includes the market for biotech labor and tools, which industry sources estimate will be approximately $40 billion in 2021 and which is expected to grow at a CAGR of approximately 20% from 2021 to 2023. This revenue stream represented $59 million in 2020. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows. Through these value shares, we are tapping into what industry sources expect to be a $2 to $4 trillion market for bioengineered products.

We believe that cell programming has the potential to be as ubiquitous in the physical world as computer programming has become in the digital world. We believe products in the future will be grown rather than made. To enable that vision, we are building a horizontal platform to make biology easier to engineer. Our business model is aligned with this strategy and with the success of our customers, setting us on what we believe is a path towards sustainable innovation for years to come.

An Introduction to Synthetic Biology

To fully tell the story of cell programming, we have to start four billion years ago. All living things evolved from a single cell, a tiny bubble containing the code that enabled it to assemble and reproduce itself. But, importantly, that process of reproduction wasn’t perfect; each copy introduced new mutations in the code. These changes are responsible for one of the most powerful and defining features of biology: evolution. Over eons, that first cell and all its progeny copied themselves, and their DNA evolved to create new functions: to eat new kinds of foods and to produce new kinds of chemicals, structures, and behaviors. As reproduction became more, well, interactive, organisms developed tools to borrow DNA from each other, accelerating the pace of evolution. These functions, and thus the genetic code programming the functions, stuck around when they helped the organisms survive and create more descendants. This went on and on for four billion years, leaving us the wild codebase of DNA that enables the diversity of life forms we see on the planet today.

Synthetic biology’s story begins mere decades ago, as biologists began to decode the molecular secrets of DNA. The billions-year-old tools of cells—enzymes that cut, copy, and paste sequences of DNA code—are now being leveraged by humans to read, write, and edit DNA in the lab. Polymerases that copy DNA are used to enable PCR tests for COVID-19 and the CRISPR/Cas system from bacteria now enables editing of human genomes to potentially cure genetic diseases.

Today we are using these tools to learn from the full breadth of evolution and biodiversity to write new biological code. Simple soil bacteria produce everything from vital antibiotics to the smell of fresh rain. We can reuse elements of these DNA programs to make new products. Biochemistry is extraordinarily versatile; we’ve reused genetic code libraries across applications as diverse as fine fragrances, baking, and consumer electronics. We may be able to develop programs that can digest human-made “forever chemicals” that biology never encountered before.

As cell programmers, we operate with humility and respect for biology. Our tools are simply borrowed, and the history of biotechnology is a mere blink of an eye compared to the history of living things. Today, we write rudimentary code. We believe that someday our children will write poetry in DNA.

Programming life

Like computers, cells run on digital code. DNA strands are sequences composed of four chemical bases, or nucleotides, represented by the letters A, T, C and G. The letters along the strand encode the proteins that make up the cell and perform biochemical functions. The translation of DNA g RNA g Protein is known as the “central dogma” of molecular biology.

The Central Dogma of Molecular Biology

“Traditional” genetic engineering uses special types of proteins from bacteria that can cut and paste DNA to move sequences from one organism to another. In 1982, Genentech Inc. partnered with Eli Lilly and Company to bring these techniques to market, producing human insulin inside the bacteria, E. coli. Genetic engineers were able to cut the code for the human insulin protein and paste it into the genome of E. coli and “boot up” the sequence: the bacteria could now produce the human protein, which could then be extracted, purified, and used by diabetics. This life-saving development replaced a vastly more expensive and supply-constrained method of extracting insulin from animal pancreases.

Relatively simple proteins like insulin can be produced by transferring one gene sequence into a simple microorganism. Many other biochemicals require much more complex cell programming and are produced by a series of special proteins, called enzymes, working together. These enzymes transform a starting material, or “feedstock,” such as sugar, into a final product, such as an antibiotic, vitamin, or other valuable small molecule. In this way, biology also programs chemistry. Cell programmers can design such multi-enzyme “pathways” and transfer them into a cell to boot up. For example, the cell programs we’re writing for Cronos Group, Inc. to produce cannabinoids require many different enzymes to convert feedstock into cannabinoids such as cannabidiol (CBD).

Once the cell is programmed to produce a new molecule, it can produce the molecule and also replicate itself, creating an exponentially growing number of product-producing cells. Many products of genetic engineering are manufactured in facilities that look like breweries, taking advantage of the centuries old process of industrial fermentation to grow cells at high density, and transforming simple sugars into valuable products that can be extracted and commercialized.

Improved tools for cell programming, including automation, miniaturization, and data science, alongside the decreasing cost of DNA synthesis - writing DNA - are opening up new possibilities for cell programming. For each new program, Ginkgo’s organism engineers design, print, and test hundreds or thousands of different sequences for each step of a pathway, exploring the breadth of biological design space and improving the probability of success. We provide more details about our platform in the sections that follow.

Natural organisms
Gene 1
Gene 2
Gene 3
Synthetic DNA sequence engineered using computer aided design
Enzyme 1
Enzyme 2
Enzyme 3
Starting material
Intermediate
Intermediate
Final product
Fermentation & scale up
Engineered microbes boot up pathway of interest
Purify final product
Final product

Natural organisms like plants animals, fungi, and microbes are the source of inspiration for DNA programs. Cell programmers scan databases of natural sequence to identify the genes encoding for each enzyme in a pathway required to produce a small molecule chemical, such as a vitamin, antibiotic, or fragrance.

Design

The first step of cell programming is the design of the DNA sequence encoding the full pathway of enzyme steps, along with sequences that tell the cell when and how to read the program. Often, large libraries of different variations are designed and tested (see section on our Foundry and Codebase below). These designs are informed by our previous experience with similar cell programs.

Build & Test

The newly designed DNA is synthetized ("printed"), inserted into microbes such as yeast, and then tested and analyzed for efficiency.

Learn

At this stage we evaluate the quality of our initial designs based on the functional tests performed and use analytical methods to inform future design cycles.

Fermentation, Scale up & Purification

Once the program is optimized in our Foundry, the process can be scaled in a brewery-like facility and purified to produce the final product.

Figure 3: An overview of a simple cell program.

GINKGO STORIES

Pathway design for a complex metabolic pathway

Situation

A client wished to decrease their reliance on expensive feedstocks and replace it with a low-cost substrate that the strain could not naturally assimilate. Ginkgo engineered a strain to assimilate the low-cost substrate, while maintaining productivity and yield.

Impact

By capitalizing on the capacity of the Foundry, Ginkgo could screen a large number of pathway architectures. The pathway architecture and operon design strategies developed from this program informed future programs, including the operon designs for the Synlogic program.

Promoters
9 ×
Enzyme 1
8 ×
Enzyme 2
4 ×
Enzyme 3
4

2,719
Pathways evaluated

7,717
Enzymes screened

109,000,000
Base pairs of synthetic DNA designed

Assimilation of new feedstock (%)
22.5
15
7.5
0
1
2
3
4
5
6
Results over time

25x

The strains transferred to the customer could assimilate the new feedstock 25 times more than the original strain, achieving the target.

The Impact of Cell Programming

The power of biology has never been more apparent. Synthetic biology was featured on the cover of The Economist in April of 2019. Just two years later, hundreds of millions of people are receiving a novel type of vaccine created by companies such as Pfizer and Moderna and made up of a form of biological code, mRNA. Our own cells read that code to produce viral proteins and stimulate our immune response to fight back against the SARS-CoV-2 virus. We no longer question if biotechnology will transform a given industry, we simply question whether we are creative enough to imagine how, and whether we are ready to utilize biology responsibly.

ESG is in our DNA

Biology affects all of us, and we believe cell programming will change the world. Our customers are developing products with far reaching implications in health and the environment. This potential for extraordinary impact, which reaches to the core of who we are and everything about our natural world, requires extraordinary care in how the tools of cell programming are built and used. Technologies reflect the values of the organizations that build them, so our commitment to Environmental, Social, and Governance (ESG) priorities and care must underscore everything we do.

We also must recognize that biotechnologies have not always reflected the values necessary for sustainable and equitable impact and, as a result, remain controversial. Indeed, companies that produce genetically modified organisms (GMOs) for human consumption are restricted from certain ESG indices, placing genetic engineering as a major ESG risk alongside the production of weapons, tobacco products, and fossil fuels. We hope to chart a new course built on care so that the world can benefit from the power of biological engineering while avoiding potential risks.

Environmental

We face an urgent environmental crisis that is forcing us to reconsider how we make everything, from our homes, to our food, to our clothing. For centuries, we’ve treated nature as an infinite resource and infinite trash can, extracting raw materials, shaping them through industrial processes that spew out greenhouse gases, and then throwing them away. But these resources are not infinite and there is no “away.” The results have been disastrous—climate change, loss of biodiversity, and pollution have impacted every corner of our world and continue to threaten our way of life.

Cell programming and biological manufacturing are working to address some of the issues that are most contributing to climate change today, from fossil fuel dependency to agricultural emissions, and land use to plastic pollution. Ultimately, biology offers a fundamental shift in how things are made and disposed of: a world where things grow and decay, creating circular, regenerative processes.

There is significant concern that genetic engineering itself creates a form of genetic “pollution” in the environment, with genes from one context introduced into another. This is a concern we take seriously and consider deeply throughout the lifecycle of our programs to ensure that genes introduced will not cause damage—for example, by spreading antibiotic resistance or toxins. We care because the environmental release of certain genetically engineered microbes can also offer tremendous environmental benefit. For example:

•

Crop-associated microbes programmed with the nitrogen fixing properties of common soil bacteria may be able to reduce the use of chemical fertilizers, which today contribute 5% of global greenhouse gas emissions and account for 4% of natural gas consumption. This is the work of Joyn Bio, LLC our joint venture with Bayer CropScience LP.

•	Microbes programmed to clean up wastewater or contaminated land is the work of Allonnia, LLC, a company we formed in partnership with Battelle.

•	And we are just getting started… we believe biology is our best tool to reverse the damage to our planet and chart us on a path towards sustainability in the future.

Social

Technology isn’t neutral. Our values and biases are embedded in the technologies we make, in the applications we consider, and in the ways we address problems. Inclusion of those who have historically been left out of the development of new technologies is essential to building equitable and positive outcomes. Just as biological ecosystems thrive with more diversity, the inclusion of many different voices is essential to growing our company and to ensuring that the viewpoints of historically marginalized people are included in the development of our platform. We have many active efforts in recruiting and retaining diverse talent and will continue to invest in this work (see “—Our People & Culture”).

Marginalized people who have been left out of the development of technologies are also the groups most likely to bear the greatest harm, whether from climate change, pollution, or health disparities. The COVID-19 pandemic has made this inequality starkly clear—in the United States, it has been communities of color that have been disproportionately impacted by the pandemic and have had the least access to testing, treatment, and vaccination.

In March of 2020, we committed to $25 million of pro bono work to help accelerate novel diagnostics, therapeutics, and vaccines to help fight COVID-19. Our early work included efforts to improve the manufacturing of vaccines, with a goal to lower costs and increase accessibility of vaccines worldwide. Shortly thereafter, we launched Concentric by Ginkgo, a service to provide public health testing infrastructure for communities that need it most. Our pooled testing service was designed with accessibility and privacy as core design principles, to bring low-cost, easy-to-use testing to K-12 schools in the places that have been most affected by the pandemic. We partnered with school districts such as Baltimore City schools to make sure that our service was designed to serve the community and to build trust with groups who have been excluded, exploited and mistreated by biomedical research in the past.

These values and initiatives are not just a top-down corporate policy, they are an intrinsic part of our culture. Grassroots fundraising challenges to support local and international aid organizations are a regular feature of our internal messaging channels. One of our software engineers even programmed a free tool, @vaccinetime on Twitter, that has helped thousands of Massachusetts residents find vaccine appointments.

Governance

Our culture is built on care, transparency, diversity, employee ownership and engagement, and a deep, humble respect for biology. Transparency is essential to how we operate, to enable sharing of the insights and tools that enable our platform to grow, as well as to build trust and accountability with all of our stakeholders. We have advocated for more transparency in our industry, including supporting GMO labeling, and seek to educate policymakers and the general public about the benefits and risks of synthetic biology through our advocacy efforts.

The individuals who work at Ginkgo and build our platform care deeply about how that platform is used and the impact our company will have in the world. We believe a workforce with strong equity ownership will make the wise decisions needed to build long-term value for our company, and a company whose long-term impacts make them proud. That is why we have implemented a multi-class stock structure that permits all employees (current and future), not just founders, to hold high-vote (10 votes per share) common stock. We believe that our multi-class stock structure will help maintain the long-term mentality we have benefited from as a founder-led company.

For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance— Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of our Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have 10 votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

We have selected independent directors with decades of experience serving as leaders in the life sciences and technology industries. Our board of directors and management team will leverage that experience and consider the interests of stockholders, customers, employees, suppliers, academic researchers, governments, communities, and other stakeholders to pursue long-term value for our company and drive the sustained health of our global community. For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance—Our focus on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders that we may identify from time to time, may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.”

Cell programming is expected to transform all industries

Biology grows. Biology adapts and evolves. Biology heals itself and regenerates. Biology is also, remarkably, programmable, offering us the tools to work with biology to transform how we make stuff. With cell programming, we help our customers across industries grow better products. What does “better” mean? Better products might be more sustainable, have more stable and resilient supply chains, be more accessible, have higher quality and more consistency, and come with lower economic and environmental costs of manufacturing. They can also be truly transformative, fundamentally changing the field of possibilities for what products can do. We have supported many companies that are leveraging our cell programming platform to address some of the world’s most challenging environmental and social issues.

Pharma & Biotech

Biopharma has been a nexus of tremendous innovation in cell programming and synthetic biology. Just in the past year, we have seen the creation and broad adoption of a novel form of biological prophylactic in the form of nucleic acid vaccines. These vaccines contain genetic code that our bodies read to produce viral proteins and stimulate an immune response and antibody production. New nucleic acid vaccines can be programmed quickly, such as the booster vaccines being developed against emerging SARS-CoV-2 variants, offering the potential for rapid response to other future pathogens. They can also be programmed to target a number of other diseases. In the wake of the success of nucleic acid vaccines during the COVID-19 pandemic, new programs for HIV and cancer vaccines, among others, are accelerating.

Biologic medicines like insulin and other protein drugs and antibodies are also produced via cell programming, making a difference in the treatment of countless diseases. Over 30% of the therapies approved by the FDA last year were biologics. New modalities enabled by cell programming, such as cell and gene therapies, microbiome therapies, regenerative medicine, and living medicines are beginning to come online. We believe human health and the ways we treat disease will be transformed by improvements in cell programming technology.

Ginkgo has been active in this field in recent years and we expect to significantly expand our support of therapeutic applications over coming years. From companies developing “living medicines” (Synlogic) to those involved in COVID-19 vaccine production (Moderna and others) to those developing novel antibiotics (Roche), we are using our platform to deliver transformational innovations across a range of disease areas.

Industrials & Environment

Since the industrial revolution, manufacturing techniques have been extractive, wasteful, and unsustainable. Not only must we innovate new manufacturing methods in order to keep up with growing demand, we must also work to remediate issues we have caused historically, by cleaning up our environment and addressing climate change.

Ginkgo is not only working with customers to create cell programs that enable cost-efficient, renewable, and sustainable production of chemicals and materials, such as our work with Genomatica, Inc., but we have also spun out participated in the formation of Allonnia, LLC, a company focused on environmental remediation. Plastic waste and many of the pollutants that plague industrial manufacturing and extraction sites are novel in the course of evolutionary history, so biology has not yet evolved to degrade them efficiently. Cell programming can enable the discovery and development of new enzymes capable of degrading recalcitrant pollutants and recycling waste while entirely reimagining manufacturing for the future.

Food & Agriculture

Food is inherently biological: it comes from life and sustains life. Cell programming can be leveraged to improve the availability of essential food and nutrition to a growing population, decrease the environmental impact and cost of food production, and provide consumers with increased choice.

We are working with some of the largest multinational agriculture companies, including Bayer (through our joint venture, Joyn Bio) and Corteva, to develop cell programs that would make crop production more efficient and sustainable, reducing synthetic nitrogen fertilizer and pesticide usage. In food, we have been active in flavors and sweeteners, and we are the principal cell programming platform for Motif FoodWorks, Inc., a company that is making animal proteins without the need for industrial farming of animals.

Consumer & Technology

Most physical goods have biological origins—from the petrochemicals in our fabrics to fine chemicals extracted from plants—but industry does not necessarily leverage biology, or leverage biology efficiently, to produce these items. Petrochemicals, for example, are used in everything from our fabrics to our cosmetics to our paints. These chemicals and polymers are generally created in complex chemical and physical reactions from crude oil but crude oil is just the result of millions of years of decomposition of previously living matter (they are fossil fuels after all). These biological building blocks can instead be programmed in a living organism to produce these items sustainably, without extracting natural resources. Even in areas where industry does leverage biology, such as extracting raw materials or fine chemicals from plants, the current approaches are woefully inefficient or rife with social consequences.

We have helped some of the world’s largest fragrance companies use fermentation to much more efficiently produce rare molecules typically extracted from plants. In a related field, we are also supporting Cronos in their effort to biosynthesize cannabinoids, with the goal of reducing cost, improving purity and predictability, and enabling production of rare molecules. We have also recently spun out a new company, Kalo, which is focusing on leveraging biology, from proteins to the microbiome, to build a suite of innovative and efficacious personal care products.

Cell programming is addressing our most challenging environmental and social issues Pharma & Biotech Antibody therapeutic development Nucleic acid vaccine production Antibiotic discovery and manufacturing Microbiome therapeutics Gene and cell therapies Industrials & Environment Wastewater remediation Renewable chemicals Pollutant degradation Sustainable building materials Carbon sequestration Food & Agriculture Animal protein replacement Brewing & baking Fertilizer reduction Pest Control Animal feed and aquaculture Consumer & Technology Flavors, fragrances, cannabinoids Skin microbiome Haircare and skincare proteins Textiles and dyes Electronic coatings

Figure 4: Summary of major markets and examples of application areas as well as current and former partners in these fields.

Market Opportunity

For several decades in the computing industry, software ran entirely in local environments: companies built and ran their own servers and customized their applications. The dominance of software-as-a-service (“SaaS”) software and cloud computing over the past decade has demonstrated the value in having common architectures and enabling horizontal platforms. What users may have sacrificed in customizability, they more than gained in innovation, efficiency, and scalability. We believe Ginkgo is ushering in a similar transition in cell programming, a programming discipline with the power to shape living things and grow applications across the physical world.

The value of these applications will measure in the trillions of dollars

Given the breadth of application areas and the potential of biology (see “—The Impact of Cell Programming”), we believe that the end markets for bioengineered products will be enormous. Industry sources estimate that in the next 10 to 20 years, there will be approximately $2 to $4 trillion of annual direct economic impact from these products, with significant secondary effects. But these applications reflect only what we can already imagine. As we develop a greater ability to program biology and direct it towards novel and more challenging applications, the spectrum of possibilities will undoubtedly grow. Computers were used for little more than counting for decades; we firmly believe the most valuable applications of cell programming are not yet apparent.

Annual Direct Economic Impact By Domain 2030-2040 (partial estimate) $1.2T $1.2T $700B $300B $300B $500B $800B $200B $200B $100B High estimate low estimate + significant secondary effects not measured Health Food & Agriculture Consumer Materials & Energy Other

Figure 5: Industry sources estimate a $2 to $4 trillion total addressable market for bioengineered products between 2030 and 2040.

Large existing market for “on prem” cell programming research and development

Cell programming today is done in a highly inefficient, distributed manner reminiscent of the early days of computing. Essentially every organization looking to innovate in biology builds its own biology labs in the same way that companies used to set up their own servers. Scientists spend hours moving liquids around rather than designing novel experiments in the same way that computer programmers once spent most of their time physically writing and debugging code (by punching cards, for example) than designing new applications. Intellectual property lies fallow on the shelves of one institution, with no obvious mechanism to explore whether that IP might be useful to researchers in other domains. Ginkgo’s platform breaks down these silos and democratizes access to the most advanced technologies in the field, enabling customers of all sizes to more efficiently drive innovation.

According to industry sources, approximately $40 billion will be spent in 2021 on cell programming research and development. This work is being done in a distributed manner, sacrificing benefits from scale and learning economies. Approximately 60% of the spend today is on labor—scientists designing and executing experiments—while the remaining 40% of this is spent on “tools”—things like DNA synthesis, reagents, and equipment. Ginkgo brings efficiencies to both elements of this existing market.

1.

Labor: When scientists are able to leverage advanced automation, they are able to both reduce error rates and free time otherwise spent performing manual work (e.g. pipetting liquids from one plate to another). Freed from the burden of manual programming, scientists have more time to practice the art of cell programming: designing the direction of experimentation, mining data for new insights or exploring new techniques or application areas. This in turn increases the demand for programs as scientists retain a greater capacity for innovation and generate more ideas to test.

2.

Tools: Ginkgo’s scale provides a cost advantage in two primary ways. First, we reduce the amount of capital investment required by our customers—an early stage company building on our platform may never need to build a molecular biology lab. Second, our proprietary technologies and scale economics drive down the marginal cost of each experiment. Combined, this has the impact of transforming what is typically a large fixed cost investment for a cell programmer into a much lower variable cost. This is akin to an IT department not having to build and maintain a costly bank of servers and instead paying a marginal usage-based fee to their cloud computing vendor. Additionally, and perhaps even more impactful, our Codebase provides host cells, genetic parts and associated data for our customers that are unavailable elsewhere and which may reduce the total amount of work required.

As the cost of compute declined exponentially in computer programming, the demand for compute increased exponentially as developers dreamed up more and more sophisticated applications. We expect the same to be true in cell programming: as our platform scales in capability and capacity, we hope that the range of applications accessible to cell programming will likewise expand in breadth and sophistication.

Industry Overview

We believe that Ginkgo is changing the structure of the biotechnology industry. In much the same way that cloud computing centralized hosting services and ushered in a wave of SaaS software companies, Ginkgo is scaling the capabilities needed to program cells. By making these tools more accessible, we hope to usher in a wave of innovation in both “hardware” (life science tools) and “software” (cell programs).

At Ginkgo, we have always admired the symbiotic and regenerative nature of biology, which sits in stark contrast to the often extractive nature of existing technologies. We are often asked who we think the “winners” and “losers” in the industry will be as Ginkgo scales, as if it is a given that our growth must come at the expense of others in the ecosystem. We reject that notion. As our platform scales, we seek to drive benefits for all existing players in this ecosystem:

•	Innovators—whether in academic labs, startups, or global conglomerates—benefit from faster and more successful R&D efforts

•	Scientists are freed to unleash their creativity (we understand the pain of spending years pipetting at the bench too!)

•	Life science tools and manufacturing companies benefit from having a clear technical roadmap and known demand to justify investments

•	Society benefits from responsible innovation, driving more sustainable, cost effective, and high-performance products

Program Layer Ginkgo provides program management and technical execution to product companies across all industries Ginkgo is building the leading horizontal platform for cell programming across all industries platform layer Ginkgo is the interface between a series of complex technologies and a customer spec Technology Layer Ginkgo integrates standard hardware and wraps it in proprietary software and automation

Figure 6: Schematic of the synthetic biology industry structure. Ginkgo connects and integrates the hardware and tools provided in the technology layer, creating a platform that can be used by cell programming customers who are building products for end-market use.

Program Layer: Ginkgo enables and accelerates product companies, which historically have had to vertically integrate

Ginkgo is not a product company; we are an enabling platform for product companies in a range of end markets. We do not seek to “pick winners” and focus instead on building our platform rather than investing in product-specific risk. Platforms require scale and a relentless focus on innovation while taking a product to market requires many specialized functions that vary depending on the product:

•	A novel food ingredient requires food scientists to test and enhance taste and functionality

•	A therapeutic requires clinicians to conduct animal and human studies to test safety and efficacy

•	A novel material requires materials scientists to evaluate elasticity, durability, conductivity, or other required features

•	An agricultural product requires field trials

Once the product is developed, major investments are also needed to manufacture, distribute, and market the product. These are the jobs of our customers, the product companies.

Historically, product companies have had to invest in their own R&D capabilities, building their own labs and hiring their own scientists. This investment is inefficient due to lack of scale and drains resources away from application testing and product development. Ginkgo’s platform is not application-specific. The same engineering tools can be used for programs in completely different application areas: cells all run on the same genetic code. As product companies develop their products on Ginkgo’s platform, they gain efficiencies and increase their probability of success. New companies that build on our platform never need to make the fixed capital investments to start a lab from scratch; they are able to leapfrog and compete effectively against established companies.

Technology Layer: Ginkgo collaborates with life science tools companies to drive technology advancements

Because we’re constantly thinking about how to enable the next several years of exponential scaling of our platform, we have good insights into future bottlenecks and welcome the opportunity to collaborate to build technologies that will break through those barriers. We are the largest customer for many of our strategic suppliers and, as such, play an important role in advancing new technologies. As a result, we are often able to secure preferred access, often including custom development and leading economic terms, to next-generation technologies and pass those benefits along to customers.

We expect to continue to invest in and support the development of emerging technologies in this space. In certain areas where Ginkgo has unique needs, we may acquire technologies directly, as we did with Gen9, Inc.’s DNA assembly platform, which was particularly valuable for more complex DNA synthesis needs. In many other areas, we will support new and existing technology companies by placing anchor orders and partnering to develop technology roadmaps that break new ground.

By acting as a horizontal platform, Ginkgo can focus on what we do best (cell programming), our customers can focus on what they do best (bringing products to market in their industry), and our suppliers can focus on what they do best (building great hardware and tools). Biology did not evolve by industry and so cell programming is able to benefit from the scale and efficiency of a horizontal platform. Vertical integration is no longer required, allowing each layer of the ecosystem to flourish as we collectively enable more rapid growth across the industry.

Enabling Customer Success

Ginkgo serves diverse customers across a variety of end-markets. Some of these customers may have in-house biological R&D teams and others may have never thought biotechnology applied to their business. In either case, they come to us with a challenge—whether it is supply chain volatility, a race to develop an innovative new product, or an existential threat facing an industry on the wrong side of history—and we partner to enable a biological solution. We begin our relationship by working collaboratively to design the set of specifications for the end product(s) our customer desires. Our cell programmers then take that set of specifications and design an engineering plan to create a cell program that meets or exceeds that set of specifications. When we finish, our customers receive the final engineered organism (which either produces or is their product of interest) and a full “tech transfer” package for manufacturing and downstream processing (which they can implement themselves or pass to a contract manufacturer with our support). Our customers then take these organisms and/or purified products through the final stages of product development (e.g., formulations, clinical trials, field trials, etc.).

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”).

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have R&D teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Over 75 major programs across diverse industries have run on our platform

While most biotechnology companies focus on building products within a fairly narrow scope, Ginkgo has uniquely pursued a partnered strategy across all end-markets. This was not easy. For many years, our platform was less efficient than the status quo of an expert scientist working by-hand at a lab bench. In the early days, the only end markets willing to take a chance on our platform were those without in-house biotechnology capabilities. But as Ginkgo’s platform improved over time and with scale, we were able to win contracts in increasingly sophisticated end markets with more in-house biotechnology expertise. Today, our platform is diversified across all major end-markets with marquee customers and a range of focus areas within each.

Cumulative Major 3rd Party Programs Gaining traction within increasingly sophisticated end markets Consumer & Technology +Industrial & Environment + Agriculture +Food & Nutrition +Pharma & Biotech Diversified platform 2015 2016 2017 2018 2019 2020 Government & Defense

Figure 7: Cumulative “major” programs run by third-party customers on Ginkgo’s platform (excluding proof of concept projects and other exploratory work). Today, Ginkgo has a diverse set of programs across all major end-markets.

Our customers include large multinational organizations with multibillion dollar R&D budgets as well as startups who are depending on us for essentially all of their bioengineering needs. While these customers and their focus areas may look very different, they are all important and valuable to Ginkgo. All of these programs leverage a common infrastructure, and as we demonstrate the value of this platform, we have the ability to grow significantly with our customers.

Ability to grow with our customers and increasingly complement existing R&D budgets

Ginkgo has grown substantially through inside sales with our existing customers. Some of our customers, such as Motif FoodWorks, never needed to build in-house cell engineering capabilities and so as they grow and expand their product pipeline, their demand for our platform should increase and they will benefit from our improving scale efficiencies over time as well. The relative value of our platform compared to the next best option (building a lab, bioengineering team, and intellectual property from scratch) is immense, which yields extremely high retention rates for customers in this category.

Other customers may already have in-house cell programming capabilities. As Ginkgo demonstrates the value-add of our platform by successfully delivering on programs, we have the opportunity to grow our collaborations with them, complementing their core R&D capabilities. We don’t view this as a “replacement” of customer scientists with Ginkgo’s platform. Rather, we hope to expand our customers’ capacity and need for innovation—giving them more “shots on goal” and enabling them to invest more heavily in R&D as the ROI of each dollar spent increases.

We have demonstrated this with several customers. With one customer, an initial proof of concept program has turned into a broader strategic relationship with over nine programs today. With another, we launched a relationship with two programs, quickly expanding it to five by the end of the following year. The growth we have seen with our oldest customers means we continue to have significant customer concentration as it takes time for new customers to ramp up their use of Ginkgo’s platform. During 2020, two of our customers each contributed greater than 10% of revenue and collectively they accounted for 39% of total revenue. We believe customer concentration will decline over time even as we expect to continue to grow our relationships with existing large customers. However, our ability to grow with our customers requires us to maintain satisfied customers, and program or other operational setbacks could impede our ability to meet customer expectations and grow our business.

Powerful proof points across categories

Our platform has now been validated by sophisticated customers across a range of industries. As we launch programs in new areas, those provide a toehold for future sales in that space. As an example, our pro bono project for Moderna, Inc. at the start of the COVID-19 pandemic to enhance production of a key raw ingredient through process engineering provided a proof point and initiated us into this emerging segment, leading to a commercial relationship with another nucleic acid vaccine company, as well as a program to produce a key processing enzyme for mRNA vaccines.

It is still incredibly challenging to break into new industries and our ability to expand into new sectors may be harder than we expect. However, our recent progress in therapeutics has been a significant milestone given that we are ultimately competing against very strong in-house capabilities. We believe that as more proof points emerge across industries, the barriers to adoption will diminish.

While many of the programs we run on the platform are kept highly confidential, below we share some examples of the diverse set of programs running on our platform.

Ginkgo stories together with Motif, were engineering proteins to produce healthier, more sustainable food options what if our food could be more accessible, healthier, harm-free, and have a lower environmental impact? Ginkgo partnered with Motif Foodworks to develop commercial yeast strains and processes for protein production at the kilogram scale. The target protein would be used to make foods more delicious and sustainable. Leveraging our Codebase and Foundry, Ginkgos engineers studied and screened 300+ distinct candidate proteins in order to identify candidates with the greatest functional benefit. Following the screening process, top performing proteins were engineered with novel expression systems to maximize their expression in optimized strains. Scale Q1 Q2 Q3 Identify potential proteins Screen for best candidate protein Strain engineering & pathway balancing Q4 1 year 2 years Iterative strain construction & testing Prototype strains ready commercial strains The future of food is being powered by Ginkgo Bioworks. We developed 6 strains, and produced samples for benchmarking and early application testing. We designed built, and validated improved variants over the next 9 months. The final chassis strains showed a 300% improvement over the unmodified chassis strain, increasing productivity, reducing cost, and improving scalability over rounds of engineering. Ginkgo developed commercial strains from scratch with a total projected 3 years time-to-market for the final food product. The strains performance exceeded Motifs specifications by greater than 70%. We also identified a set of novel protein expression systems that exceed performance of best-in-class systems by 5-20 fold. Ginkgos foundry can be easily repurposed to create additional food products, thereby shortening the time-to-market for each. We are always learning from the creativity of biology and the full breadth of biodiversity to enable better, more sustainable products.

GINKGO STORIES Together with Roche, we're developing novel medicines to combat antibiotic-resistant bacteria What if synthetic biology paired with a genome mining platform could unlock the next-generation of therapeutics? Antibiotic resistance is a growing worldwide problem, endangering thousands of people across the globe and threatening modern medicine. Annually, over 700,000 people die from antibiotic resistant infections. The United Nations projects that this figure could reach 10 million by 20501. Through our collaboration with Roche, a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people's lives, Ginkgo is focused on discovering new classes of antibacterials. Our method is to mine bacterial genomes for novel pathways, and then engineer these pathways to produce molecules that we can test for antibacterial activity. Our partnership with Roche aims to bring the most successful of these molecules to the clinic. Why partner with Ginkgo? The integration of Warp Drive Bio's genome mining platform with Ginkgo's state of the art sequencing capabilities, extensive biological codebase, bioinformatics and machine learning tools for gene discovery and strain engineering expertise brings forth unprecedented power to accelerate the search for new therapeutics, including next-generation antibiotics. The genomic database includes more than 135,000 bacterial strains. These strains have the potential to encode more than four million biosynthetic gene clusters, which can be used not only for the discovery of novel antibiotics and other therapeutics, but also for applications across food, agriculture and fragrances. 100+Classes of new potential antibiotics The genome mining platform enables access to valuable natural products that have previously gone undiscovered due to historical technology limitations. The company's proprietary genomic search engine combs databases of microbial genomes to reveal those "hidden natural products that cannot be detected under normal laboratory conditions. This deep expertise in genomics-based natural products discovery may be the key to unlocking new products that can help combat the rise of antibiotic-resistant diseases. The discovery of next-generation antibiotics is being powered by Ginkgo Bioworks

GINKGO STORIES Together with Synlogic, we're programming microbes in an effort to treat complex diseases in the gut What if the power of biology could allow medicines to sense and respond to health conditions directly in your gut? For approximately 2 years, Synlogic had been prototyping a strain and pathway to consume leucine. bur initial modeling suggested that more activity was needed for target therapeutic effect. To optimize the complex Pathway to increase consumption, Ginkgo sourced, synthesized and screened 3,600 enzymes to identify the best performing enzymes. Using the best enzymes, we designed and screened a combinatorial library of 350 Pathways. These enzyme libraries revealed highly variable specificity for the various branched chain amino acids amongst the high-activity enzymes. This degree of specificity between similar substrates can be very challenging to design. Going forward, these libraries will accelerate future branched chain amino acid projects. Rapid pathway development Enzyme 1 Enzyme 2 Enzyme 3 Leucine Byproduct PARENT PATHWAY PERFORMANCE Metagenomic enzyme sourcing and synthesis High throughout screening of > 1200 enzymes per class use top enzymes design combinatorial library of 350 pathways High-throughout screening of pathways using targeted metabolomics Leucine Time post bacteria administration (hours) Supporting Pre-Clinical Development With a simpler biological design, Ginkgo improved the Synlogic strain's ability to consume leucine by nearly 7x. Furthermore, the Synlogic and Ginkgo optimized strain SYN594l lowered protein induced leucine consumption in non-human primates.

Our Platform

Ginkgo’s platform combines a strong technical foundation with an ecosystem of supporting resources to maximize our partners’ odds of technical and commercial success. In the nucleus of our platform are our Foundry and Codebase, which our scientists leverage to complete customer programs. The Foundry is, in its simplest form, a very large, highly efficient biology lab, enabled by over a decade of investment in proprietary workflows, custom software, robotic automation, and data science and analytics. It is paired with our Codebase, a collection of biological “parts” and database of biological data, which helps our scientists program cells. But great technology alone is not enough and we are building a community and ecosystem around our technical platform that provides our partners with end-to-end support.

Our Foundry brings a scale economic to cell programming

Cell programming projects involve a conceptually similar engineering cycle regardless of the specific product or market. Based on customer specifications, Ginkgo’s program team develops designs of proteins, pathways and gene networks (see Figure 3) that might meet the specification, leveraging public and proprietary biological knowledge bases (see “—Our Codebase—organizing the world’s biological code”). Those conceptual designs are developed using computer-aided design tools until the exact DNA sequences for those designs have been determined. Those DNA sequences are then “printed,” assembled and inserted into a cell to execute the new DNA code. These prototype cells are then studied and the output or performance of each is measured and compared to the customer’s desired specification. Learnings using data analytics and data science tools inform a new round of prototypes and this cycle is repeated until either the specification has been met or the customer decides to end the program.

The likelihood of technical success increases with each iterative engineering cycle and with the number of prototypes that are explored per cycle. However, with traditional tools for genetic engineering, each of these cycles can be slow, expensive and error prone. Many projects across the industry run out of budget or time. Conventional R&D teams often look to stay within budget by running rapid engineering cycles using largely manual tools and small numbers of prototypes per cycle. However, the inability to broadly explore the potential design space (there are more possible sequences of a 200 amino acid protein encoded in 600 DNA letters than there are stars in the observable universe) and the reliance on manual tools is a difficult handicap to overcome. Since people can only work so hard and since engineering cycles can’t be shortened beyond the duration of the physical steps, this approach has limited potential to improve in the future.

At Ginkgo, we invest in improving the tools and technology for programming cells in order to maximize program success within the constraints of customer timelines and budgets. We do so by scaling the number of prototypes that can be evaluated in each engineering cycle in an effort to reduce the number of cycles required to meet the customer’s specification and ultimately shorten project timelines. A typical screen for one enzyme step in a program might evaluate 1,000 to 2,000 variants to optimize function, of which the top 10 to 100 might be short-listed for further study. A relatively basic program might have 3 to 5 enzymes working in concert, and so in the process of optimizing the entire pathway, thousands or tens of thousands of enzymes and pathway combinations might be designed, built, and tested in the Foundry. The methods we use to increase scale also tend to reduce the average cost per prototype, which means that more prototypes can be evaluated for a given program budget.

Because diverse cell programs share similarities in process and code, many programs can be run simultaneously in a carefully designed centralized facility. This facility, where we use our investments in advanced cell programming technologies to manage diverse programs, is what we call our Foundry.

We make it possible to centralize many cell programming projects in our Foundry by deconstructing programs into a set of common steps and then standardizing those steps. For each step, we have built a specialized functional team that performs that step for all programs. Those teams define a set of standardized services that can be used in concert to execute an end-to-end cell programming process. Each team has access to scientific, software, and robotic engineering resources to replace manual ad hoc operations with standardized, automated, and optimized services. In addition to enabling scale, this approach ensures standard operating procedures, know-how, and human skill become encoded in software that can be more effectively debugged, monitored, controlled, and optimized.

Design Experimental Design Metagenomic Search Protein Engineering Pathway Balancing Computational Modeling Build Megabase-Scale DNA Synthesis Cloning & Assembly Transformation/Transfection Strain & Plasmid Verification Gene Editing Test Assay Dev.& Miniaturization Enzyme Screening Metabolomics & Proteomics Genomics & Transcriptomics Strain Evolution Ferment Fermentation Culturing Bioprocess Scale-Up Bioprocess Scale-Down Process Development Learn Predict build and transformation success for sequence candidate Generate novel strain designs based on historical performance Scale-up and Scale-Down modeling and assay validation

Figure 8: A non-exhaustive summary of the functions performed throughout the lifecycle of a program in the Foundry. At each stage, learnings are generated, driving improved design cycles and functional optimizations.

While the engineering strategies described above have historically been relatively uncommon in the life sciences, they are obviously not our invention. Rather, we are inspired by the lessons from other engineering disciplines and seek to apply those to biology. Automotive manufacturing, semiconductor fabrication, and data centers, among many others, demonstrate how automation, data, economies of scale, and continuous improvement can produce compounding gains in scale, costs, and quality. Critically, routine performance of these strategies across dozens of projects gives us the data and experience needed to drive continuous improvement.

As described above, a key strategy in our Foundry is to increase the scale of our operations so that we can run more programs and more prototypes in parallel (i.e., large batch sizes). This approach benefits from operational efficiencies and economies of scale across many dimensions:

•	Fixed Cost Amortization: Our Foundry is an inherently physical facility and as we scale and improve utilization, we are able to amortize this fixed cost across more work.

•

Continuous Learning and Improvement: The cumulative amount of work done as we scale leads to a better understanding about how to program cells. Much of this is then encoded in our Codebase, described below.

•

Purchasing Economies: By partnering with Ginkgo, our technology partners and suppliers can generate more value from a single account than they could from multiple smaller accounts, and that extra value is shared with Ginkgo.

•

Technology Specialization: Certain technologies that we leverage in the Foundry (such as acoustic liquid handling, automated bioreactors, and advanced mass spectrometry systems) are not easily leveraged or practical for smaller organizations. But for an engineering organization of our size, those investments can drive material improvements in cost efficiency.

These efficiencies and economies of scale can be observed empirically from a relationship we refer to as “Knight’s Law,” named after Tom Knight, one of our co-founders, and loosely inspired by Moore’s Law for semiconductors. As shown below, we have seen an exponential increase in the output of the Foundry over time alongside an exponential decline in the average cost per unit of output. While this trend was interrupted by temporary lab shutdowns during the COVID-19 pandemic and reduced capacity due to social distancing, we are continuing to drive our business internally towards achieving these metrics. We continue to build our internal metrics around Knight’s Law and believe we can continue to drive this kind of capacity growth in the foreseeable future, though it is dependent on the development of new technologies, which inherently carries risk, and, like Moore’s Law, we will likely hit a limit over time. This feature compares to a conventional facility, where scaling is driven predominantly by the addition of employees, an exponential increase in work would be infeasible and the cost per unit of work would decline little, if at all.

LAB Operations: measuring work done on the platform 1,000,000 100,000 10,000 1,000 100 2014 2015 2016 2017 2018 2019 2020 2021 Doly lab Operation 2-3x annual increase pre-COVID STRAIN TESTS: MEASURING THE OUTPUT OF THE PLATFORM DEVELOPMENT AND ADOPTION OF NEW TECHNOLOGIES ENABLES ORDER OF MAGNITUDE IMPROVEMENTS IN CAPACITY 10,000,000 1,000,000 100,000 10,000 1,000 100 10 2015 2016 2017 2018 2019 2020 2021 Doly Strain Tests 3-x annual increase pre-COVID

Figure 9: The output of the platform increased by over 3X per year for 5 years, and while we expect that kind of scaling to continue, there is no guarantee that we will be able to do so.

$10,000 $1,000 $100 $10 $1 2015 2016 2017 2018 2019 2020 2021 2025 Cost per Strain Test (rolling 3mo avg) FOUNDRY IS 5-10X CHEAPER THAN THE STATUS QUO ESTIMATED BY HAND COST BY 2025, WE SHOULD BE TWO ORDERS OF MAGNITUDE MORE EFFICIENT THAN BY HAND COVID impact Note; Cov1include all operational and R6D-related activities (i.e both current programs and investments in future capacity)

Figure 10: As the output of the platform has increased, our total R&D / operational costs per unit of output has decreased by approximately 50% per year.

We are frequently asked, and spend much time thinking about, whether it will be possible for compounding gains in output and productivity to continue for many years in the future. It is important to note that given significantly advanced tools, most steps in cell programming could be miniaturized to a point where single molecules of DNA and single cells are being manipulated and monitored. At that ultimate degree of miniaturization, the costs and timelines of cell programming could be reduced orders of magnitude from where they are today. Newly available microfluidic technologies, such as those developed by our partner, Berkeley Lights, Inc., point to the reality of this future of cell programming at the single-cell level. Additionally, because many of the enabling tools of cell programming are biological in nature (e.g., polymerases and CRISPR), we are able to point the platform at itself, developing new biological tools to reduce the number of steps or the complexity of a certain operation. For example, we could develop better gene editing enzymes or novel ways to screen cells in a multiplexed format using biological sensors. It is easy to theorize about these types of developments, however they are hard to execute, we will undoubtedly run into roadblocks along the way and we will have to invest significantly in developing new technologies in order to enable the types of improvements we seek to achieve.

Recent advances in machine learning, molecular simulation, and other computational techniques also hold great promise to improve our ability to program cells. We believe our Foundry is well-positioned to build the kind of large, well-structured datasets that such computational approaches need to succeed. In time, we believe computational approaches will reduce the need for certain kinds of experiments (for example, we already use machine learning to make protein and enzyme design projects more efficient). If computational approaches can replace certain sets of experiments, we expect to use the recovered Foundry capacity to work on ever more complex cell programming challenges. The reality is that the cells that we program today accomplish relatively simple functions, such as: “produce as much of molecule X as possible.” Programming cells for complex functions, such as live-cell therapeutics, responsive building materials, multicellular organisms, etc., will require sophisticated sub-systems for environmental sensing, intracellular information processing and feedback, and a multidimensional program that responds to such environmental stimuli. Only when we can deliver such sophisticated programmed cells, will we have truly unlocked the potential of biology and we see the Foundry as being an integral part of the platform for doing so.

Our Codebase—organizing the world’s biological code

Codebase is a familiar term to software developers but is a new concept in biology. Modern software firms develop their own (typically proprietary) codebase of source code and code libraries that can be leveraged by their software developers to more easily create new applications than they could starting from scratch. Additionally, vast repositories of debugged code are shared publicly so that programmers across application areas can leverage prior art in order to innovate faster. This allows software developers to focus their time and effort on developing new features rather than recreating existing logic. Ginkgo’s Codebase is our attempt to characterize functional biological code (reusable genetic parts and strains) that can similarly be repurposed in new cell programs. In addition to the raw performance data we generate through our Foundry experiments (more than 10 million strain tests run to date), we have also incorporated many public databases for genetic sequences and have a proprietary data set of over 440 million additional sequences that we leverage in our designs.

Engineering biology is complex—one of the reasons that Foundry scale is important is that it remains highly difficult to predict the performance of a biological “part” in a given context from a DNA sequence alone. The genomics revolution has outpaced biologists’ ability to test the functionality of each DNA sequence as it was discovered, particularly because most of the community is still performing biological experiments by hand without the benefit of automation. Each program performed at Ginkgo involves testing thousands or millions of DNA sequences; with a small fraction of those ending up in our final engineered cells. For that reason, high-performance biological sequences—the handful of designs from thousands of candidate designs that meet our performance goals for an experiment—are hard-won assets and form a key component of Ginkgo’s Codebase. Not to be discounted, the “losing” designs are still valuable, helping inform more effective campaigns in the future that avoid known failure modes.

Natural organism data is added to Codebase once activity is confirmed Design & learning Data from previous experience is used to design new sequences for testing Codebase High performance sequences from previous programs Better genetic Parts Better strains Enzymes Tested Best Candidate Selected Measuring Enzyme Activity Engineered enzyme sequences and associated performance data feeds back into Codebase Engineered Strains Organisms and associated performance data feeds back into Codebase

Figure 11: Our Codebase incorporates both biological assets from nature as well as engineered assets and data from our Foundry experiments. Because the Foundry enables us to test many thousands of prototype enzymes, pathways, and strains in individual engineering cycles, we are able to quickly expand the range of characterized biological assets in our Codebase.

In some ways Codebase is a “parts catalog” that we can draw from when developing a new organism. As Ginkgo performs more projects, we contribute new parts to our Codebase that can be reused in new contexts. For example, we developed novel synthetic promoters (DNA sequences that can turn on the expression of a gene of interest) that allowed us to increase production of proteins in yeast. Initially, we tested thousands of designs to arrive at a select number of promoters with high performance. Now those high-performing promoters can be reused in any program that involves producing a protein in yeast; they are a modular piece of genetic code. Over the past 20 years, our team has supported efforts to build these kinds of parts libraries—the iGEM Parts Registry and AddGene are two notable examples of initiatives to make reusable parts available to researchers in the community. But despite these efforts, we continue to see intellectual property siloed within organizations across the biotechnology industry, leaving many without the additional intellectual property they need to develop their programs. Ginkgo’s Codebase allows our customers to draw from a broader set of biological assets than any single company would develop for a given application. The scale and diversity of our programs have allowed us to develop a large Codebase that grows with the addition of each new program and can be opened to the broad swath of partners and cell programmers using our platform.

Cell programmers must consider not only the genes in the programs that they design, but also the ways that they interact with the cell that “runs” the program. Therefore, Codebase is more than just the individual modular parts we use to design biological programs. The organisms that have been optimized to run the programs, whether because they have been engineered for robust growth or because they are particularly adept at producing certain classes of products, are known as “chassis” strains. These strains can be reused across multiple programs, significantly reducing the amount of work needed to optimize a program and engineer a commercially viable organism. The breadth of Ginkgo’s customer base allows us to use these chassis strains in many more contexts than traditional industrial biotech players.

For example:

•

We have developed highly productive organisms for the production of food proteins (incorporating some of the synthetic promoters described above). These same chassis strains can be repurposed for the production of any protein or enzyme, spanning applications as diverse as enzymes for degrading pollutants to structural proteins for personal care products.

•

Our collaboration with Cronos Group Inc. involves the production of many different cannabinoids; these cannabinoids share common precursor molecules such that a single chassis strain can be modified to produce each product.

•

Ginkgo recently acquired the assets of Novogy, Inc., a company that had been focused on the engineering of oleaginous yeasts to produce fuels and lubricants. At Ginkgo, these assets can be applied not only to fuels and lubricants but also fine flavors and fragrances, food oils, and even materials. A consequence of evolution is that biochemistry has repurposed the same biochemical pathways many times over in different contexts, allowing chassis strains to be redeployed in many similarly diverse contexts at Ginkgo.

Our Foundry and Codebase are inextricably linked. Our Foundry scale allows us to generate unparalleled Codebase assets. These Codebase assets help us improve our designs and provide reusable parts and chassis strains that improve the efficiency and probability of success of our cell programming efforts in the Foundry. As the capabilities of the platform improve, it drives further demand, which increases the rate of learning in our Codebase. The continuous learning and improvements inherent in this relationship is one of the key features of our platform.

Ginkgo stories Leveraging scale to optimize enzyme activity situation Our Client was seeking an enzyme that could enhance an underperforming, in-house program in the industrials space. Ginkgo created a diverse library of 1700+ enzyme variants, informed by our Codebase. Impact Our program reduced enzyme requirement by 80% and improved performance. Without Ginkgos capacity for testing or broad Codebase, the best enzyme wouldnt likely have been discovered or selected for testing enzyme activity New IP 5x efficiency gain Clients Prior Best enzymes tested

An ecosystem to support cell programmers

Ginkgo has long recognized that it is critical to build a true ecosystem around our technical platform. We have been inspired by the leading horizontal platforms in information technology, such as Microsoft Windows and Amazon Web Services, which built real developer communities and provided a range of value-added services on top of their core technology. Like these pathbreakers, who set the stage for a generation of computer developers, we too are trying to ensure that the cell programmers who build applications on our platform have the tools they need to succeed beyond the lab.

Capital capital access Foundry Credits Ferment Consortium Manufacturing Robust tech-transfer Manufacturing support IP & Regulatory IP Filings Open-Source tools Legislative change Community Conference & community Product showcase Partners Facilitating: Investments, acquisitions, partnerships Trust & credibility Biosecurity ESG

Access to capital

As in the early days of computer programming, it is still extremely expensive to program biology. For that reason, it can be easier for larger companies to make investments in innovation around this space. But Ginkgo’s platform gives small companies and innovators access to the same horsepower as larger players and obviates the need to invest in fixed laboratory assets, providing an even greater strategic benefit. To help address this discrepancy, Ginkgo has assisted in launching new companies (such as Motif FoodWorks, Inc. and Allonnia, LLC) by bringing together strategic and financial investors to secure funding for these early stage companies. Going forward, we intend to leverage our own balance sheet and to partner with investors, enabling companies at all stages to benefit from our platform. We believe that, as Ginkgo’s customers demonstrate increasing success, there will be an explosion of capital for cell programming applications and a recognition of Ginkgo’s platform as the industry standard backbone for these development efforts.

Manufacturing support

Our job is to ensure that our cell programs can be executed at scale and we support our customers to ensure successful commercial scale manufacturing. We have built relationships with a number of leading contract manufacturing organizations and have demonstrated that we can transfer our lab-developed protocols to commercial scale (e.g., 50,000+ L fermentation tanks) with predictable performance. We have an in-house deployment team dedicated to supporting our customers’ scale-up and downstream processing needs. We have even helped certain customers, such as Cronos Group, Inc., acquire and build out their own in-house manufacturing capabilities and certain programs, such as our work with Moderna, Inc., focus on manufacturing process optimization.

Intellectual property protection and regulatory support

Ginkgo takes responsibility for the intellectual property generated through customer collaborations. Our scientific team works continuously with our intellectual property team to file patent applications and monitor for freedom to operate. We are also active in helping shape and influence the evolving regulatory landscape for biological engineering. While our customers are responsible for handling their own regulatory procedures on a product-by-product basis, our broader view and sphere of influence can help build understanding of and support for novel product classes.

Building a community of cell programmers

We launched Ferment, our annual conference, in 2018. The conference highlights developments and thought leadership in the field and brings together scientists, entrepreneurs, investors, and suppliers. Our conference in 2019 brought over 350 participants to our headquarters in Boston. Even prior to launching Ginkgo, our founders focused on building community within the emerging field of cell programming. Tom Knight, one of our founders, was among the professors who launched the International Genetically Engineered Machines (iGEM) Competition in 2004 which has now had over 50,000 students and instructors from over 50 countries go through the competition (including dozens of Ginkgo employees and all five founders!).

Facilitating partnerships within our community

Because Ginkgo serves both large market incumbents and smaller startups, our community also serves to facilitate introductions between innovators and those looking to invest in innovation. We believe that investors and large strategic companies have come to recognize Ginkgo’s platform as a key enabler of innovation and are keen to get to know the companies that are building with us. Those relationships can be the source of funding and go-to-market support for the earlier stage companies building on the platform, increasing the odds that they develop successful products.

We invest in building trust and credibility for the entire industry

The most powerful technologies require the most care. Biology is too powerful for us to not care about how our platform is used. We have and will continue to invest heavily to build and maintain trust in bioengineering as a technology platform across all layers of the industry. At the platform layer, we have focused on building robust biosecurity measures. At the application layer, we are proud to enable a diverse set of programs that drive towards environmental sustainability. We are committed to ESG (i.e., environmental, social, and corporate governance) practices and broad stakeholder engagement at a corporate level. We are also engaged in deep conversations around the implications and ethics of biotechnologies through many public forums, helping shape our platform to promote sustainability in our global community.

GINKGO STORIES

Producing cultured ingredients at scale

Figure 1

Ginkgo's result exceeded the client's desired product titer by 50%
Client's goal
Product Titer (g/L)
Apr. '15
Sep. '15
Dec. '15
Mar. '16
Nov. '16
Feb. '17

Figure 2

Product Titer (g/L)
Ginkgo ambr250 EOF
Optimal Process
Ginkgo ambr250 EOF
Deployed Process
Elapsed Fermentation Time

Large-scale fermentation tanks.

Ginkgo's system enables high throughput screening without comprising data quality

GINKGO STORIES Producing cultured ingredients at scale A leading company for production of natural ingredients was looking for cost-saving opportunities. Ginkgo identified a plan to fine-tune existing pathways in yeast to produce multiple flavors more efficiently, then optimized the conditions for scale-up. Ginkgos Foundry utilizes the ambr250 disposable reactor system to inform design of experiments and reduce operating costs via automation, allowing us to run hundreds of bioreactors simultaneously. Using the information generated to rationally improve the strain and fermentation process conditions, Ginkgo exceeded the clients desired product titer by 50%. Ginkgos system enables high throughput screening without comprising data quality The conditions optimized at a volume of 250 mL were effectively translated into pilot and commercial scale, and the cultured ingredients reached commercial production with our manufacturing partners.

Our Business Model

The key input into our unit economics is a cell program. For each of these cell programs, we generate economic value in two primary ways. First, we charge usage-based fees for work done in the Foundry, similar to how one might pay a cloud computing platform based on the amount of compute required to run a SaaS application. Second, we share in the downstream value of the programs that are completed on our platform. This value share can be in the form of royalties on future sales (much like traditional biopharma models), equity, or even lump-sum commercial milestone payments. Because we typically incur no downstream costs (e.g., manufacturing or product development, which our customers manage), these value share payments flow through with approximately 100% contribution margin. This flexible business model allows for more predictable near-term revenue while not sacrificing our ability to create long-term value with asymmetric upside.

Illustrative Program Economics

Foundry Upfront payments to cover R&D costs for customer programs Yr 1 Yr 2 Yr 3 Highly predictable revenue stream independent of program success Downstream Value Value sharing via customer equity, royalties, and/or milestones on completed programs Foundry Royalty Stream OR Equity Equity represents the risk-adjusted NPV of a potential royalty stream Yr 4 Yr 5 Yr 6 Yr 7 Yr 8 Yr 0 Yr 4 Yr 5 Yr 6 Yr 7 Yr 8 Cash flows dependent on customer success; ~100% contribution margin as Ginkgo incurs minimal ongoing support or delivery costs

Figure 12: Ginkgo generates economics from programs in two primary ways. First, customers pay upfront fees to cover initial R&D costs for a program. Second, Ginkgo shares in the downstream value (typically in the form of a royalty stream or equity share) generated by programs.

Foundry Revenue

The first stage of a cell program consists of R&D work being performed on Ginkgo’s platform, leveraging our Foundry and Codebase. R&D is inherently risky and our customers recognize that this is a cost they will incur regardless of success and whether they are working on the program in-house or with a partner. Ginkgo provides a much more efficient platform to conduct this R&D work, encouraging companies to build on or adopt our platform.

We estimate that the unit costs of our Foundry cell engineering services are several times less expensive on average than the status quo (a customer doing equivalent R&D in-house, by-hand) and we expect that cost advantage to grow over time. We typically earn revenue tied to the units of work that we perform on behalf of our customers’ programs. Initially, as we were building and validating the platform, these revenue covered less than 20% of the costs incurred to execute a program as the platform was less efficient than the status quo. As our platform has matured and efficiency improved, we have steadily increased the portion of program R&D costs that are covered upfront by customers and we now expect that new programs are structured to fully cover our direct costs, which will eventually enable us to earn a modest margin. Our Foundry revenue provides a strong foundation of predictable revenue that is independent of any commercialization efforts by our partners.

As we continue to scale the Foundry and build Codebase, we expect to drive further efficiencies and decrease our average unit costs. This presents us with a strategic choice going forward. We could retain these efficiencies and increase our margins or we could pass these efficiencies on to our customers, increasing the number of shots on goal and, therefore, the likelihood of program success given a fixed budget. We believe the right choice for long-term value creation is to pass the savings to our customers, reducing the barriers to adoption and driving increased demand for our platform. Our Foundry revenues are thus impacted by a number of drivers:

•	Number of active programs: We hope to dramatically increase the number of programs working on our platform over time, and if we are successful, we believe this will drive increasing Foundry revenue.

•

Units of work per program per year: If our Foundry becomes more efficient and we generate more scale, we expect to be able to do more work per program in a fixed period of time, improving chances of program success.

•

Average price per unit of work: If we bring on innovative technologies or step change improvements in existing Foundry services, we plan to pass capability and cost improvements on to our customers. If these new technologies or services are adopted across programs, we believe the average price per unit of work will continue to fall over time.

•

Number of years per program: If our platform improves, we expect program duration to decrease over time. Some programs may still be charting new territories and take several years, but programs that are able to leverage substantial pre-existing Codebase (e.g., our Nth program in bulk protein production) should have shorter duration and, in general, greater Foundry capabilities should shorten program durations.

The expected impact of these drivers is represented below:

Growing our Business& # Active Programs Increasing Units of work per program per year increasing Avg. price per units of work Decreasing Annual Revenue Increasing &while improving our customer value proposition years per program Decreasing Customer cost per program per year Likely Flat or Decreasing Customer cost per program Decreasing

Figure 13: Illustrative drivers of Ginkgo’s long-term financial model and customer value proposition.

The multi-year nature of an average cell programming project means that our Foundry revenue are predictable and recurring in nature. Additionally, given the lead times inherent in developing technical plans as part of a sales process, we have good visibility into new Foundry revenue bookings. This provides a strong foundation for the business and allows us to be patient while we wait for downstream economics.

Downstream Value Share

As the key enabling technology for our customers’ products, we are able to earn a share of the value of the products that are created using our platform. We are quite flexible and have structured a variety of value sharing mechanisms, including royalties, equity, and lump-sum commercial milestone payments. Because the economics to us should be roughly equivalent, we are generally agnostic on which form of downstream value capture we receive and the decision is typically based on customer size and preference, with archetypes described below.

Because Ginkgo typically will have completed the program (and received associated Foundry revenue) prior to realizing downstream value, cash flows from the downstream value capture component generally fall straight to the bottom line as we incur minimal to no ongoing support or delivery costs once the strain is commercialized. This dynamic creates opportunities for outsized returns as our clients successfully commercialize products built on our platform. As we add more programs to the platform over time, we expect downstream value share to contribute income, and therefore we believe our overall margins and cash flow profile will grow significantly.

Biosecurity: A complement to our platform and emerging source of value

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used and investments in biosecurity help us ensure that cell programming is conducted and deployed responsibly. The COVID-19 pandemic demonstrated the disruptive power of biology and has created a paradigm shift with respect to biosecurity in both public and private institutions that we believe will drive significant growth in demand for these capabilities. Our Biosecurity offering generated $17 million in revenue in 2020 and is expected to continue growing in the near-term, however, demand for COVID-19 testing remains uncertain for the second half of 2021. Our dedication to biosecurity is deeper than our emergency response to the current global pandemic. The rise of the internet and computing capabilities heralded a need for cybersecurity. Learning from this experience, and given the power of biology, we believe innovation in biosecurity must keep pace with innovations in bioengineering.

Consideration for biosecurity is ingrained into our platform tools. For example, we are members of the International Gene Synthesis Consortium (“IGSC”), which has developed harmonized protocols to screen synthetic DNA for concerning sequences. The IGSC protocols are typically used by DNA synthesis providers to help detect and prevent external customers from misusing DNA synthesis services. At Ginkgo, most of the DNA that we synthesize in-house is also designed and used in-house, not shipped to external customers. We still apply the IGSC screening protocols to these Ginkgo developed sequences as an additional biosecurity safeguard. We also have an extensive history working with the Department of Defense, the Defense Advanced Research Projects Agency (“DARPA”), and the Intelligence Advanced Research Projects Agency (“IARPA”) on programs related to building a robust biosecurity infrastructure. Many of these programs, such as the IARPA FELIX program, aim to develop experimental and computational tools that detect or prevent misuse of bioengineering. During the COVID-19 pandemic, we built a robust “endpoint security network” of nationwide K-12 viral testing to help with school reopening plans—and we are now one of the largest providers of K-12 COVID-19 public health testing in the country. This work with educational institutions—organizations that represent the centers of our community—is a meaningful first step in building the pathogen monitoring capabilities critical to the prevention and mitigation of biological risks.

SARS-CoV-2 will not be the last pathogen we face with pandemic potential, but if we make the right investments, it may be the last that catches us unprepared. Industry sources estimate that at steady state, $20 to $40 billion should be spent on pandemic preparedness annually. The near-term growth of this sector is highly dependent on international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program. Given our experience to date, we believe there is a meaningful commercial opportunity in biosecurity that will persist beyond the current COVID-19 pandemic, driven by increased awareness of the need for prevention and response systems. We are well placed to take a leadership position as the biosecurity platform of choice, and we believe that our technology leadership requires that we play an important role in helping the world manage these challenges.

Our Sustainable Advantage

We have defined a unique business model over the past 12 years. The biotechnology industry has been product-centric for decades, with early horizontal platforms in life sciences frequently vertically integrating upon the development of the first successful product on their platform. As Ginkgo has embarked on this journey, we have studied and learned from innovators and established platform companies in other industries as we built our platform and business. We now benefit from significant historical investments, a virtuous cycle that grows with scale, and a strong business model that is aligned with our customers’ outcomes. These establish a strong sustainable advantage that we believe will help establish Ginkgo as a true industry standard.

Decade-plus head start in creating an industry standard platform

Hardware, software and biological tools need to be tightly integrated to replicate our platform. We have spent over 12 years building the software, automation and data science to best support a high throughput, generalized platform and expect to continue investing in this area. Our software, automation and data infrastructure cannot be easily replicated without bringing together a number of rare, specialized skillsets. In addition, without the scale and demand to stress test a high throughput platform, we expect any newly developed platform would be suboptimal. We estimate that it took us over eight years of investment and iteration to reach cost parity with “by hand” cell programming. We believe competitors will find it difficult to justify the investment in the software, automation and data science needed for high throughput operations before they acquire matching high demand.

Scale economics provide a structural cost advantage

As the only scaled horizontal platform in this space, we have the broadest number of programs that can be run on our platform, providing the highest potential for scale economics. Other companies choose to target specific markets and vertically integrate into products with high expected value. This has a tendency to overfit the capabilities of their R&D team to their targets. As discussed above, our continued scaling and investment in flexible tools that can apply to a broad range of end markets helps us drive efficiencies in the Foundry and Codebase across our diverse programs. Furthermore, as we scale, we are able to leverage advanced technologies that are only practical at scale and also may obtain preferred pricing with a number of suppliers. Competitors may be unable to source equivalent technology or negotiate similar pricing without first achieving scale, a feat that is difficult to do with a narrowly focused R&D platform.

Strong network and learning effects

In addition to a raw scale economic, we also accumulate knowledge and reusable Codebase from each program that runs on the platform. Every program benefits from the programs that came before and generates benefits for other current and future programs. These learnings and reusable assets are cumulative, extremely hard to replicate, and increasingly valuable to our customers. Because our learnings are generated by the work we execute in our Foundry, the unmatched scale of our Foundry also means we are learning at a faster rate than any up-and-coming competitor. Thus, there is a recursive element to our platform: as the platform gets better, it also improves faster—we are excited to make this advantage of our platform available to our ecosystem of cell programmers.

Ginkgo’s value creation is aligned closely with customer success

Our platform drives value for customers along two dimensions: reducing the cost of laboratory work via automation and increasing the probability of technical success due to cumulative data and learnings. Our financial model is aligned with those factors. As we gain efficiency, we drive further demand for cell programming, which drives our Foundry revenue up. As both demand and probability of success increase, our risk-adjusted value share also increases. Our model only requires we share in a small fraction of the downstream value created by our programs, providing our customers the opportunity to generate and retain significant value. Ultimately, this encourages broader adoption of our platform across industries.

Furthermore, we seek to maintain close relationships with our customers, supporting their work, and earning their loyalty and satisfaction. The breadth and highly integrated nature of our platform makes it inefficient for a customer to simultaneously work with Ginkgo and any theoretical competitor. As there is not yet a standard interface for cell programming, it requires an upfront investment to learn how to choose and design programs to make the best use of our platform. Thus, customer retention is high and there are substantial switching costs.

We are uniquely positioned to attract the top cell programmers

Just as the top software programmers want to work with the latest technologies, we believe the top cell programmers will be attracted to our industry leading platform and access to its unique capabilities. Our ability to hire and retain the best cell programmers as internal users and developers of our platform pushes us to continually improve and also builds a base of Ginkgo-trained experts. If these Ginkgo trained cell programmers move on to roles and opportunities in product-specific companies, we expect they will become ambassadors for the Ginkgo approach in their next role, expanding our reach into potential customers.

History of investing in credibility and trust

Let’s face it, GMOs have an image problem. This image problem has led to activities by the first generation of genetic engineering companies that backfired: lobbying against transparency in labeling laws, trying to “rebrand” GMOs with different terminology, and other efforts that have failed to build trust and engagement with stakeholders. We have taken a different approach. Rather than avoid the term, we’ve championed transparent labeling, sought to engage and build trust through open dialog, and enthusiastically embraced the potential for genetically modified organisms to do great things. We don’t seek to make GMOs acceptable through branding; we aim to make GMOs that people love.

I GMO

Doing so requires care and attention to both the technical and social aspects of our platform and its impacts. This means investing in biosecurity and, as noted above, embedding it into our platform and how we operate. This also means engaging with the social complexities of science and technology with a diverse group of people. We strive for a company culture built on a foundation of diversity, equity and inclusion (see also the sections titled “—The Impact of Cell Programming—ESG is in our DNA” and “—Our People & Culture”), and aim to engage different perspectives through our creative residency and through our magazine, Grow. Through both our internal and external efforts, we seek to engage with the realities of what has made genetic engineering an ESG risk historically, and work towards equitable and positive impact.

Our Growth Strategy

We are seeking to usher in a new paradigm for cell programming. It took us over eight years of basic research and investment in software, automation, data science and scale to reach parity with the status quo of individual scientists conducting experiments by hand at a lab bench. It took us several more years to demonstrate business model maturity: delivering a platform with enough value-add to customers that we could cover the cost of cell engineering R&D programs while building Codebase and sharing in the downstream value of our programs. We believe that we are now at an inflection point where we believe we have the opportunity to become the industry standard. We see several drivers of this evolution and growth.

Scale our platform and continue to drive efficiencies and improvements

As discussed above, our platform improves with scale and to date we have observed a positive feedback loop between our Foundry and Codebase. As we scale capacity and demand on the Foundry, we expect our average unit costs to fall, creating a better value proposition for our customers as their program budgets stretch further and drive more demand. Similarly, Foundry output also grows our Codebase, which supports better program execution, creating a better value proposition for our customers as well.

We occupy over 300,000 square feet and maintain state-of-the-art machinery and laboratory equipment. We have built more than 50 custom integrated work cells, consisting of robotic automation systems, mass spectrometry, fermenters, sequencers, and more. We have the capabilities to engineer dozens of species of organisms from bacteria to fungi to mammalian cells. We have worked on enabling products as varied as polymers, bacterial therapeutics, bulk protein production, novel antibiotics, fine chemicals, and more.

We have been able to work on a diversity of programs while consistently driving efficiencies in the Foundry with scale. We expect to accelerate growth in capacity by integrating new technologies across our existing footprint, building new Foundry space, and investing in software, automation and data to increase utilization.

Leveraging our proof points to grow within all industries

We have now established proof points of success in a diverse set of end markets, in several cases far exceeding our customers’ specifications. When engaging with existing customers or potential new customers in similar or adjacent industry verticals, we can point to these case studies of success to demonstrate the value of our platform. This reduces the barriers to adoption, helps us grow our customer base, and increases the number of new programs under contract. Importantly, the reusable Codebase we generate from these new programs enables us to stay ahead of vertically focused competitors.

Grow with existing customers

Once we establish a relationship with a customer, there is significant room to expand the scope of our program engagements. We are able to grow with our customers and/or expand into other existing pockets of R&D spending. We have seen customers expand from one early program to five or ten programs a few years later and each new logo we add has the potential to become a true platform partner.

When we work with companies from their inception (or at least from the inception of their biotech investments), we enable them to avoid significant fixed cost investments and benefit from our economies of scale. Our relationship with these customers is extremely strong as we are the core technology powering their R&D efforts. As a result, when these customers scale, their usage of our platform typically scales commensurately. For companies with existing, established biological capabilities, as we demonstrate the value of our flexible platform, we are able to grow our relationships to complement their core capabilities and increase the probability of success.

Reduce barriers to adoption by integrating with external R&D teams

It can be easy to fall into the trap of assuming that new disruptive technologies must subsume existing ways of working. When hosted servers and software-as-a-service started rising in prominence, corporate IT teams had to wrestle with changing integrations and demands. Some information technology departments were resistant to moving “off-prem” because they felt they were effectively outsourcing their jobs. In response, the leaders in this field, such as Dell, would sometimes hire their customers’ information technology departments and find them jobs within Dell simply to get past this internal resistance. The reality was that these technologies were ushering in a much more substantial era for information technology, which dramatically increased the demand for this type of talent. This centralization of the model (from every company having large information technology departments building customized code to a broader array of specialized software vendors) didn’t come at the expense of information technology and digital technologies, but enabled its flourishing across all industries. We see something similar happening in biotechnology today. Internal R&D teams are typically both very excited to learn about the power of our platform but are also understandably nervous about what “outsourcing” work to Ginkgo might mean for the future of their teams. We have the opportunity to help them see the benefit in a true partnership with Ginkgo.

The vast majority of programs being run on the platform today are being run and managed by Ginkgo program teams—in-house scientists and engineers who are managing the R&D project to meet a customer’s specifications. But we now have a couple early examples of certain customers, those with more in-house biotech expertise, interacting directly with our platform. Over time, we would like to build in enough standardized interfaces that a distributed network of scientists could access the platform directly through a well-defined integration and self-service layer. This transition will allow our program teams to devote more of their efforts to developing Codebase assets, enabling more rapid scaling, and reducing the barriers to adoption by our customers. There are significant technical hurdles for us to overcome in developing this technology, but it is on our near-term roadmap and we are constantly thinking about how to “productize” individual workflows on the platform.

Build an ecosystem

As described above in “—Our Platform,” we believe we are building the industry standard developer platform for cell programming. In much the same way that early computing platforms and operating systems built real communities around their platforms in the 80s and 90s, we intend to build a community of developers building on the Ginkgo platform. As we invest to expand this ecosystem of services for cell programmers building on the Ginkgo platform, our value proposition to cell programmers increases and we become more ubiquitous.

Our People & Culture

A company is made of people. We have sought to bring together a diverse and multidisciplinary group of people who share in our mission to make biology easier to engineer. Today, our extensive cross-functional team is collaborating to build our ecosystem, from organism designers to automation engineers, software developers to people operations, business development to facilities management, finance to molecular biology.

A culture built on care

We’ve strived to grow a culture based on care. As engineers, it is easy to fall into the trap of thinking of ourselves simply as tool builders. Tools can be used in many different ways, both good and bad, and engineers often discuss their tools as value neutral. But tools reflect the social beliefs and biases of the people who make them: today this is becoming increasingly apparent, with more and more evidence of algorithmic bias being built into AI systems, facial recognition, and much more.

As designers of the largest horizontal platform for cell programming, we are keenly aware of the need to care about how our platform is used. More significant than the impacts we have seen from digital platforms on our social world, biology is our health, our bodies, our food, and our environment. As we build the tools for programming biology, we must also care how those tools are used, and ensure that the risks and benefits are transparently and equitably shared.

A diverse, world-class team

As of March 31, 2021 we had 495 full time employees. Building a horizontal platform for cell engineering requires collaboration between diverse skills and functions. It also requires deep technical expertise. Our employees are dedicated to the following functions:

•	Platform functions including organism engineering, design, DNA synthesis and assembly, genome engineering, protein engineering and characterization, transformation and transfection, next generation sequencing, assay development, ultra high throughput screening, analytical chemistry, synthetic chemistry, directed evolution, and fermentation

•	Platform infrastructure functions including automation, software, development operations, product management, data engineering, data analysis, and data science

•	Deployment functions including upstream and downstream process engineering, project engineering; quality assurance and quality control

•	Commercial functions including marketing, business development, alliance management, and corporate development

•

Shared enabling functions including legal, people operations, finance, information technology, information security, facilities, environmental health and safety, procurement, shipping and receiving, inventory management, laboratory operations and media preparation

In addition to our full-time employees, our success would not be possible without the collaboration and support of the broad network of partners, contractors, contingent workers and temporary staff who make up the Ginkgo team.

Technologies reflect the values of the people who build them. Diversity, equity, and inclusion are valuable and necessary in their own right, but we believe that it is essential to build a diverse team where people from different backgrounds are included and empowered to speak up and shape the growth of this technology. We are committed to growing a diverse team and continuing to empower an inclusive culture with strong employee ownership and engagement.

The full breadth of Ginkgo’s diversity and inclusion cannot be captured in demographic statistics, just as demographic categories cannot capture the full spectrum of diversity of human experience, however, we collect and report these numbers for transparency and as a lagging indicator of our efforts. As of March 31, 2021, 42% of our full time employees self-identify as an underrepresented gender (not cis male) and 12% self-identify as coming from an underrepresented racial or ethnic group in science and engineering (Blacks or African Americans, Hispanics or Latinos, American Indians or Alaska Natives, and Native Hawaiians and other Pacific Islanders). We are not yet satisfied with these numbers and all teams have objectives around increasing diversity and building a culture of inclusion to ensure that diverse perspectives thrive.

Laying the groundwork for strong employee engagement in the future

As a private, founder-led company, we have been able to infuse the organization with long-term strategic thinking. The long-term engagement and mentality of our employees can be seen in our turnover: voluntary attrition is well below the industry average. As we make the transition to a public company, we are trying to be thoughtful about how to maintain our culture and level of engagement.

The individuals who work at Ginkgo and build our platform care deeply about how that platform is used and the impact our company will have in the world. At the time of the closing of the transaction our team will own over 30% of Ginkgo shares outstanding and we hope to maintain the long-term mentality we have benefited from as a founder-led company even after Ginkgo becomes a public company. We believe a workforce with strong equity ownership will make the wise decisions needed to build long-term value for our company and build a company whose long-term impacts make them proud. That is why we have implemented a multi-class stock structure that permits all employees (current and future), not just founders, to hold high-vote (10 votes per share) common stock. We believe that our multi-class stock structure will help maintain this long-term mentality and encourage long-term equity ownership by our employees, thereby resulting in increasing employee ownership over time. For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

Competition

To our knowledge, there are currently no other companies that serve all industries covered by our horizontal cell programming platform. The solutions and applications offered by potential competitors vary in size, breadth, and scope, and given our broad set of application areas, we could face competition in many different forms. We also face competition from customers’ internal R&D departments and other research solution providers that largely conduct genetic engineering by-hand. We also compete against companies that seek to utilize synthetic biology technologies to develop specific products or target certain end markets. Additionally, competing platforms may emerge from various sources, including from joint ventures and partnerships between well-capitalized technology and life sciences companies. We identify the following three groups as our principal set of competitors:

The Status Quo: “on prem” cell programming efforts

The main source of competition we encounter is from potential customers choosing to build or maintain in-house cell engineering teams and capabilities. This status quo includes building out laboratory space and then hiring a team of highly trained scientists to conduct research “by-hand” with limited scale efficiencies. Some internal R&D operations maintain a full suite of capabilities and can design, build and test relatively complex pathways while others may have certain internal capabilities and need to outsource other elements to contract research organizations. We believe this is far less efficient for the customer and likely to yield worse outcomes as customers get fewer shots on goal for a given program budget.

That said, it can still be very difficult for companies to choose to trust Ginkgo with their R&D efforts versus building more traditional “on prem” labs. Smaller companies may feel like they’re “betting the farm” on Ginkgo while larger companies may be sensitive to displacing existing R&D teams. As such, a key focus area for us is reducing the barriers to adoption for the platform by de-risking the upfront investment for earlier-stage companies and by helping larger companies integrate their scientists closely into our workflows and empower their scientists to manage requests directly so we feel more like a resource and partner than a fully outsourced provider. Investing in these areas is a key focus area for us going forward.

Examples of traditional “synthetic biology” companies that have been vertically integrated from their founding with a focus on building products using synthetic biology include Amyris, Zymergen, Genomatica, Novozymes, DuPont, and DSM. Additionally, the vast majority of therapeutics companies that are leveraging genetic engineering have in-house capabilities, including Biogen, Novo Nordisk, Vertex, Regeneron, Bayer, and many others. These companies may be viewed as competitors to Ginkgo because they are creating products, using cell programming, that may compete with the products Ginkgo is enabling for our customers. However, as a horizontal platform, we view these companies not as competitors but as potential customers and focus not on “beating” them but rather on demonstrating our incremental value.

Verticalized cell engineering platforms

Within certain end markets, Ginkgo may compete against vertically-focused biotechnology companies providing cell engineering research and development capabilities to customers within a narrow set of end markets. While we believe the siloed nature of these companies limits their long-term potential, in the near-term, we may have a harder time penetrating those end markets given the incumbent vertical specialists in that space. The vast majority of these companies exist within therapeutic end markets given the history of cell engineering in that field. In theory, the expertise and learnings they develop from work in one field could be leveraged into neighboring end markets if these companies decided to adopt (and invest in) a more horizontal strategy. Examples of these vertically-focused platforms include AbCellera (antibody discovery), Codexis (enzymes), Senti Bio (cell therapy for oncology applications) and WuXi biologics (therapeutics).

Other possible entrants

We may also face competition from new entrants in the market, including well-capitalized technology companies with possible strategic interests in synthetic biology and its capabilities. Such companies may emerge as competitors given their access to capital, capacity to create multi-disciplinary teams across biology, chemistry, computer science and engineering, and flexibility to enter strategic ventures with life sciences companies.

Intellectual Property

Overview: Foundry and Codebase

As discussed above, Ginkgo’s two core platform assets include:

•	Ginkgo’s Foundry, which enables high-throughput cell programming; and

•	Ginkgo’s Codebase, which includes reusable biological assets that can be used to accelerate cell programs.

Ginkgo protects each of these core assets—the Foundry and the Codebase—through a combination of patents and trade secret protections.

Patents

As of July 15, 2021, we had approximately 58 patent “families,” including patents held by the Company as well as by its wholly owned subsidiary Gen9, Inc. Some of these are represented by a Patent Cooperation Treaty (PCT) application with related national applications, as well as 17 pending provisional applications. We have over 45 issued U.S. and over 160 issued foreign patents, which includes European nationalizations, and approximately 40 pending U.S. non-provisional and approximately 115 pending foreign patent applications, including patents and patent applications acquired from third parties.

In addition to our proprietary methods and technologies, we also non-exclusively in-license certain intellectual property assets from third parties.

We intend to pursue additional intellectual property protection to the extent that we believe that it would be beneficial and cost-effective. We cannot provide any assurance that any of our current or future patent applications will result in the issuance of patents. We also cannot assure the scope of any of our future issued patents or warrant that any of our patents will prevent others from commercializing infringing products or technology.

Our patent portfolio is detailed in the chart below:

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Methods and Devices for High Fidelity Polynucleotide Synthesis	Microfluidic devices and methods for assembling oligonucleotides by merging droplets containing oligonucleotide fragments with regions of complementarity	PCT/US2009/055267; WO/2010/025310	08/27/2009	Nationalized in: US	01/16/2030

Methods and Apparatuses for Chip-Based DNA Error Reduction	High-fidelity polynucleotide synthesis by generating complementary oligonucleotides to support bound single-stranded oligo (ss-oligo) in a microdroplet using enzymatic processes	PCT/US2010/057405; WO/2011/066186	11/19/2010	Nationalized in: EP, FR, DE, LT, NL, ES, SE, CH, GB, LI, and US	11/19/2030

Methods and Microfluidic Devices for the Manipulation of Droplets in High Fidelity Polynucleotide Assembly	Methods and devices utilizing droplet-based liquid manipulation on a substrate for assembling nucleic acids including steps of sequence error removal	PCT/US2010/055298; WO/2011/056872	11/03/2010	Nationalized in: US	11/03/2030

Assembly of High Fidelity Polynucleotides	Methods and apparatuses for preparing and/or assembling high fidelity nucleic acids on a solid support	PCT/US2011/020335; WO/2011/085075	01/06/2011	Nationalized in: US	01/06/2031

Methods and Devices for Oligonucleotide Synthesis	Devices and methods for the synthesis of polynucleotides and libraries of polynucleotides using manipulation of oligo-containing droplets on a support	US 8,716,467	03/02/2011	Issued 5/6/2014	05/12/2031
		US 9,388,407	03/31/2014	Issued 7/12/2016	03/02/2031
		US 9,938,553	04/08/2016	Issued 4/10/2018	03/13/2031
		US 2018/0195100	02/28/2018	Published

Methods for Nucleotide Sequencing and High Fidelity Polynucleotide Synthesis	Methods of obtaining sequence information of target polynucleotides by performing sequencing by ligation and sequencing by polymerase-based reactions	PCT/US2011/036433; WO/2011/143556	05/13/2011	Nationalized in: US	05/13/2031

Microarray Synthesis and Assembly of Gene-Length Polynucleotides	Processes for in vitro synthesis and on-device assembly of long, gene-length polynucleotides based upon assembly of multiple shorter oligos synthesized in situ on a microarray platform	US 7,563,600; 7,323,320; 8,058,004; 9,023,601; 9,051,666; 10,450,560; 10,640,764; 10,774,325	09/12/2002- 02/18/2020	Issued 07/21/2009 - 09/15/2020	09/12/2022

		US 2021/0062185	09/14/2020	Published

		PCT/US2003/028946; WO/2004/024886	09/12/2003	Nationalized in: AU, CA, CH, EP, FR, DE, DK, GB, JP, LI, NL	09/12/2023

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Compositions, Methods, and Apparatus for Oligonucleotides Synthesis	Compositions and methods for high-fidelity polynucleotide assembly on solid support from oligos by adding variable length padding sequences to the ends of the oligos	PCT/US2014/025610; WO/2014/160004	03/13/2014	Nationalized in: EP, US, DE, GB	03/13/2034

Compositions and Methods for Multiplex Nucleic Acids Synthesis	Methods of producing target nucleic acid using pluralities of oligos with overhangs, in which overhangs of one plurality are designed to be complementary to overhangs of another plurality	PCT/US2014/026261; WO/2014/151696	03/13/2014	Nationalized in: AU, CA, CN, EP, IL, US	03/13/2034

Methods for the Production of Long Length Clonal Sequence Verified Nucleic Acid Constructs	Methods and compositions for the production and isolation of high fidelity nucleic acids using high throughput sequencing of fragmented oligos which are tagged with unique barcodes at the 5’ and/or 3’ ends	PCT/US2014/048867; WO/2015/017527	07/30/2014	Nationalized in: EP, CH, DE, FR, GB, LI, NL	07/30/2034

Protein Arrays and Methods of Making and Using the Same	Methods and devices for preparing a protein array to generate and express a plurality of proteins from a plurality of nucleic acids on an array	PCT/US2011/060217; WO/2012/064975	11/10/2011	Nationalized in: EP, US	11/10/2031

Libraries of Nucleic Acids and Methods for Making the Same (Nucleic Acid Library and its Manufacturing Method)	Methods for designing and producing non-random libraries of nucleic acids using multiplexed polynucleotide synthesis in which complementary overhangs attached to specific sequences are hybridized and ligated to each other	PCT/US2014/067444; WO/2015/081114	11/25/2014	Nationalized in: AU, CA, CN, EP, IL, US	11/25/2034

Iterative Nucleic Acid Assembly Using Activation of Vector-Encoded Traits	Nucleic acid configurations and cloning strategies for progressively assembling a long nucleic acid product using a plurality of assembly cycles that each include assembling a vector and two or more inserts containing one or more regulatory sequences that activate vector-encoded traits when assembled in a predetermined configuration	PCT/US2007/019209; WO/2008/027558	08/31/2007	Nationalized in: US	08/31/2027

Methods and Devices for Nucleic Acid Synthesis	Methods and apparatus for the synthesis of polynucleotides on a support using primer extension to generate overlapping construction oligonucleotides and assembly of the polynucleotides of interest by hybridizing construction oligos onto anchor support- bound oligonucleotides	PCT/US2011/060243; WO/2012/078312	11/10/2011	Nationalized in: AU, CA, EP, BE, DE, GB, IE, LT, NL, CH, CN, DE, ES, FR, GB, IL, JP, LI, SE, US	11/10/2031

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Methods for Preparative in Vitro Cloning	Methods and devices for the isolation of nucleic acids from libraries by tagging a population of nucleic acids with unique oligonucleotide tags	US 9,752,176	06/15/2012	Issued 09/05/2017	06/15/2032
		US 2018/0023120	08/01/2017	Published
		PCT/US2012/042597; WO/2012/174337	06/15/2012	Nationalized in: AU, CA, CN, EP, IL, CH, DE, FR, GB, LI, LT, NL, US	06/15/2032

Compositions and Methods for High Fidelity Assembly of Nucleic Acids	Methods, compositions and algorithms for designing and producing a target nucleic acid from blunt-end double stranded nucleic acids generated by digesting the same to create cohesive-end fragments with unique cohesive ends that anneal and are ligated in a predetermined order	US 2013/0059296	08/23/2012	Published
		PCT/US2012/052036; WO/2013/032850	08/23/2012	Nationalized in: AU, CA, CH, CN, DE, EP, LI, EP, FR, GB, IL, JP, LT, NL, SE, IE, BE, ES, HK, IS	08/23/2032

Device and Method for Nucleic Acid Manipulation	High precision, high selectivity nucleic acid singulation and assembly techniques using mechanical force generated piezoelectrically or acoustically to selectively expel or transfer one or more volumes of nucleic acids from a solid support	PCT/US2018/033823; WO/2018/217702	05/22/2018	Nationalized in: AU, CA, CN, EP, IL, JP, US	05/22/2038

Compositions and Methods for Site-Directed DNA Nicking and Cleaving	Compositions and methods for site-directed DNA nicking and/or cleaving, and use thereof in, for example, in polynucleotide assembly to create sticky-end breaks in DNA so that the resulting fragments can be used for DNA assembly	PCT/US2015/039517; WO/2016/007604	07/08/2015	Nationalized in: EP, DE, GB, US	07/08/2035

Methods for Nucleic Acid Assembly and High Throughput Sequencing	Hierarchical assembly of target polybucleotides from construction oligonucleotides	PCT/US2013/047370; WO/2014/004393	06/24/2013	Nationalized in: AU, CA, CN, EP, CH, DE, FR, GB, LT, NL, SE, IL, JP, US	06/24/2033

Methods for Sorting Nucleic Acids and Preparative in Vitro Cloning	Compositions and methods for sorting and cloning of high fidelity nucleic acids by high throughput sequencing using unique barcode pairs (tag oligos) that may be sequenced to identify a nucleic acid of interest	US 10,081,807	04/24/2013	Issued 09/25/2018	04/09/2035
		US 10,927,369	07/18/2018	Issued 02/23/2021	10/17/2033
		US 2021/0139888	01/19/2021	Published
		PCT/US2013/037921; WO/2013/163263	04/24/2013	Nationalized in: AU, CA, CN, EP, CH, DE, FR, GB, LI, LT, NL, SE, IL	04/24/2033

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Methods for Screening Proteins Using DNA Encoded Chemical Libraries as Templates for Enzyme Catalysis	Methods, compositions and devices for screening a protein library for proteins having a desired activity	US 9,150,853	03/13/2013	Issued 10/06/2015	03/13/2033
		US 10,308,931	08/31/2015	Issued 06/04/2019	07/27/2033
		US 2019/0249169	04/29/2019	Published

Owned by Ginkgo Bioworks, Inc.

Methods and Systems for Chemoautotrophic Production of Organic Compounds	Engineered chemoautotrophs (and methods for engineering such chemoautotrophs) including three metabolic modules: energy conversion pathways allowing use of energy from an inorganic energy source, carbon fixation pathways, and product biosynthetic pathways to convert central metabolites into desired products, such as carbon-based products of interest	US 8,349,587	10/31/2011	Issued 01/08/2013	10/31/2031
		PCT/US2012/62540; WO/2013/066848	10/30/2012	Nationalized in: US	10/31/2031

Methods and Systems for Methylotrophic Production of Organic Compounds	Engineered methylotrophs (and methods for selecting such cells) for efficiently converting C1 compounds into various carbon-based products of interest, including systems, mechanisms and methods to confer pathways for energy conversion, methylotrophy, or carbon fixation	PCT/US2013/073582; WO/2014/089436	12/06/2013	Nationalized in: US	12/06/2033

Methods and Genetic Systems for Cell Engineering	Engineered probiotics comprising a nuclease module designed to specifically target and degrade a nucleic acid, a synthetic mobile genetic element module capable of dispersing the system from one host cell to another, and an antibiotic-free maintenance module	PCT/US2015/022508; WO/2015/148680	03/25/15	Nationalized in: AU, CA, EP, JP, US	03/25/2035

Methods and Molecules for Yield Improvement Involving Metabolic Engineering	Methods and compositions relating to cells that have been engineered to reduce or eliminate proteins having enzymatic activity that interferes with the expression of a metabolic product	PCT/US2010/036902; WO/2010/141468	06/01/2010	Nationalized in: US	07/10/2030

Methods and Systems for Cell State Quantification* *(Co-Owned with R. Rettberg)	Engineered cells, and methods for engineering such cells, for genomic, transcriptomic, or proteomic analysis, using multiple peptide tags	US 9,506,167	07/27/2012	Issued 11/29/2016	01/07/2034
		US 10,119,975	11/29/2016	Issued 11/06/2018	07/27/2032

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]

Protective Enzymes	Enzymes for protecting polymers from damage caused by fatty acids from secreted biological fluids such as sebum or sweat	PCT/US2018/050718; WO2019/055541	09/12/2018	Nationalized in CN, EP, HK, US	09/12/2038

Chimeric Terpene Synthases	Cells, enzymes, and methods for production of terpenes (which can be used as fragrances, pheromones, or antimicrobials, among other things) that are partially derived from sequences reconstructed from rare or extinct plants	PCT/US2019/018122; WO2019/161141	02/14/2019	Nationalized in: EP, HK, JP, KR, US	02/14/2039

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2019/060652; WO 2020/097588	11/09/2019	Nationalized in: CA, CN, EP, JP, US	11/09/2039

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2020/057067; WO 2021/081327	10/23/2020	Published	10/23/2040

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2021/032251	05/13/2021	Pending	05/13/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2020/019760; WO2020/176547	02/25/2020	Published	02/25/2040

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2020/046838; WO2021/034848	08/18/2020	Published	08/18/2040

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/024398	03/26/2021	Pending	03/26/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/37954	06/17/2021	Pending	06/17/2041
		PCT/US2021/37944	06/17/2021	Pending	06/17/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/040941	07/08/2021	Pending	07/08/2041

Rare Earth Element (REE)-Binding Proteins	Cells, binding proteins, and methods for recovering rare earth elements, including lanthanides	PCT/US2020/038808; WO2020/257702	06/19/2020	Published	06/19/2040

Biosynthesis of Enzymes for use in Treatment of Maple Syrup Urine Disease (MSUD)* *(Co-Owned with Synlogic, Inc.)	Methods, enzymes, cells, and compositions for treating maple syrup urine disease (MSUD) and other conditions characterized by excessive branched-chain amino acids	PCT/US2020/038813; WO2020/257707	06/19/2020	Published	06/19/2040

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Optimized Bacteria Engineered to Treat Disorders Involving the Catabolism of Leucine, Isoleucine, and/or Valine* *(Co-Owned with Synlogic, Inc.)	Methods, enzymes, cells, and compositions engineered to improve leucine catabolism and treat disorders involving the catabolism of leucine, isoleucine, or valine	PCT/US2020/038675; WO 2020/257610	06/19/2020	Published	06/19/2040

Production of Oligosaccharides	Compositions and methods for producing fructans using sucrose:sucrose 1-fructosyltransferase (1-SST), fructan:fructan 1-fructosyltransferase (1-FFT), and/or sucrose:fructan-6-fructosyltransferase (6-SFT) enzymes	PCT/US2020/052390; WO 2021/061910	09/24/2020	Published	09/24/2040

Biosynthesis of Histidine/Enhanced Production of Histidine, Purine Pathway Metabolites, and Plasmid DNA	Methods and genetically modified cells for the biosynthetic production of histidine, plasmid DNA, or purine pathway metabolites, including synthetic promoters and genes encoding modified ribose phosphate pyrophosphokinase (RPPK) and/or modified 5,10-methylene-tetrahydrofolate dehydrogenase/ 5,10-methylene-tetrahydrofolate cyclohydrolase (MTHFDC) enzymes	PCT/US2020/065286; WO 2021/126961	12/16/2020	Published	12/16/2040

Variant SARS-Cov-2 Proteins and Uses Thereof	Variant proteins of SARS-CoV-2 nucleocapsid, spike protein, and spike protein receptor binding domain; nucleic acids encoding such variants; and compositions, cells, diagnostic kits containing such variants or its coding nucleic acids; as well as methods of detecting, treating and/or preventing SARS-CoV-2 infection	PCT/US2021/30875	05/05/2021	Pending	05/05/2041

Compositions and Methods for the Production of Compounds	Host cells, vectors, and nucleic acids encoding recombinant LALs (Large ATP-binding regulators of the LuxR family of transcriptional activators) and LAL binding sites for the production of compounds such as polyketides, and methods for producing such compounds	PCT/US2017/027215; WO 2017/180748	04/12/2017	Nationalized in: US, AU, CA, CN, EP, JP, KR	04/12/2037

Compositions and Methods for the Production of Compounds	Compositions and methods to facilitate combinatorial biosynthesis of polyketides, with engineered polyketide synthases that include modified domains with altered enzymatic activity	PCT/US2017/058805; WO 2018/081592	10/27/2017	Nationalized in: US, AU, CA, CN, EP, JP, KR	10/27/2037

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Compositions and Methods for the Production of Compounds	Compositions and methods for use in combinatorial biosynthesis of polyketides by module swapping between polyketide synthase genes, with engineered polyketide synthases that include heterologous modules with altered enzymatic activity	PCT/US2017/058800; WO 2018/081590	10/27/2017	Nationalized in: AU, CA, CN, EP, JP, KR, US	10/27/2037

Enhanced Production of Core Lipids in Oleaginous Yeasts	Engineered cells having genetic modification(s) that increase lipid yield and methods of increasing lipid yield in a cell	PCT/US2015/067805; WO 2016/109494	12/29/2015	Nationalized in: BR, CN, EP, IN, US	12/29/2035

Heterologous Production of 10-Methylstearic Acid	Engineered gene sequences, cells, and methods for producing branched methyl lipids including 10-methylstearate	PCT/US2017/052491; WO 2018/057607	09/20/2017	Nationalized in: BR, CA, CN, EP, US	09/20/2037

Heterologous Production of 10-Methylstearic Acid by Cells Expressing Recombinant Methyltransferase	Engineered methyltransferase gene sequences, cells, and methods for producing branched methyl-lipids or exomethylene-substituted lipids	PCT/US2018/051919; WO 2019/060527	09/20/2018	Nationalized in: BR, CA, EP, US	09/20/2038

Methods and Compositions Involving Promoters Derived From Yarrowia lipolytica	Promoters, recombinant nucleic acids, cells and methods for modulating lipid production in oleaginous microorganisms such as yeasts	16/942,509; US2021-0032604A1	07/29/2020	Pending	07/29/2040

Microorganisms Engineered to Use Unconventional Sources of Nitrogen	Microorganisms engineered to grow on an atypical nitrogen source and their use in fermentation to produce a variety of compounds including commodities, fine chemicals, and pharmaceuticals	PCT/US2014/010332; WO 2014/107660	01/06/2014	Nationalized in: AU, CA, BR, IN, US	01/06/2034

Microorganisms Engineered to Use Unconventional Sources of Phosphorous or Sulfur	Microorganisms engineered to grow on an atypical phosphorus or sulfur source and their use in fermentation to produce a variety of compounds including commodities, fine chemicals, and pharmaceuticals	PCT/US2014/52841; WO 2015/031441	08/27/2014	Nationalized in: CN, AU, CA, BR, IN, EP, FR, DE, GB, US	08/27/2034

Diacylglycerol Acyltransferase (DGA1) Polynucleotides, and Methods of Increasing Yeast Cell Lipid Production by Overexpression of Heterologous DGA1	Cells engineered to express heterologous DGA1 enzyme(s) that confer increased lipid production and/or enhanced efficiency of glucose consumption, as well as methods of lipid production using these cells	PCT/US2015/17227; WO 2015/127421	02/24/2015	Nationalized in: CN, AU, IN, FI, EP, BE, DK, FR, DE, LU, SE, CH, GB, US	02/24/2035

Selective Advantage in Fermentation	Microorganisms engineered to grow on an atypical nitrogen, phosphorus, and/or sulfur source; fermentation compositions composed of such microorganisms and a fermentation medium containing an atypical nitrogen, phosphorus, and/or sulfur source; and fermentation processes thereof	PCT/US2015/024943; WO 2015/157431	04/08/2015	Nationalized in: AU, IN, US	04/08/2035

Patent Family	Description	Application/ Publication/Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Increasing Cellular Lipid Production by Increasing the Activity of Diacylglycerol Acyltransferase and Decreasing the Activity of Triacylglycerol Lipase	Engineered cells having genetic modification(s) that increase lipid yield and methods of increasing lipid yield in a cell	PCT/US15/28760; WO 2015/168531	05/01/2015	Nationalized in: AU, IN, US	05/01/2035

Increasing Lipid Production in Oleaginous Yeast	Engineered cells with genetic modification(s) that increase lipid yields including modifications that increase type 1, type 2, and/or type 3 diacylglycerol acyltransferase activity and modifications that decrease lipase activity, as well as methods of increasing lipid yield	PCT/US2015/033251; WO 2015/184303	05/29/2015	Nationalized in: AU, CN, IN, EP, US	05/29/2035

Increasing Lipid Production and Optimizing Lipid Composition	Recombinant nucleic acids, engineered cells, and methods for increasing lipid production that involve increasing or decreasing the activity of one or more selected genes	PCT/US2015/033211; WO 2015/184277	05/29/2015	Nationalized in: AU, CN, EP, IN, US	05/29/2035

Oleic Acid Production in Yeast	Engineered cells having genetic modification(s) that increase oleic acid yield and methods of increasing oleic acid yield in a cell	PCT/US2015/64710; WO 2016/094520	12/09/2015	Nationalized in: CN, BR, IN, EP, US	12/09/2035

Derivatives of 10-Methylene Lipids, Process for Preparing Such Derivatives and Use Thereof	Tuberculostearic acid (10-methylstearic acid) derivatives, processes for producing such compounds, and their use in processes for preparing polyamides, polyesters, lactams, and lactones	PCT/EP2020/058484; WO 2020/0193681	03/26/2020	Nationalized in: EP	03/26/2040

1	The expiration date of a United States patent may be earlier or later than as listed in this table due to patent term adjustment and/or the existence of a terminal disclaimer.

Trade secrets

Ginkgo’s technology-related intellectual property that is not patent-protected is maintained as trade secrets. We employ a variety of safeguards to protect our trade secrets, including contractual arrangements that impose obligations of confidentiality and security, digital security measures, and physical security precautions.

With respect to contractual arrangements, we protect our proprietary information by requiring our employees, consultants, contractors, and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. Agreements with our employees also bar them from bringing the proprietary rights of third parties to us.

We require confidentiality and material transfer agreements from third parties that receive our confidential data or materials, and we also incorporate confidentiality and material transfer precautions into our collaboration agreements. For example, in the course of a cell program, we might transfer samples of intermediate strains to the customer for testing and scale-up work and then transfer a final commercial strain upon completion of our work. To protect both intermediate and final strains, we use strain transfer agreements that document the contractual restrictions and controls we have put into place, typically including, in the case of intermediate strains, covenants requiring the customer to return or destroy all strain samples after testing.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. Our privacy and information security program is designed and implemented, both within our internal systems and on our platform, in an effort to address the security and confidentiality of sensitive or confidential data related to our trade secrets, partners, customers, and employees. We maintain a documented information and physical security program with a dedicated team of professionals that focuses on technical measures such as application, network, system, and physical security, as well as policy measures related to privacy compliance, internal training and education, and documented incident response protocols.

Trademarks and domain names

Although our business is directed at sophisticated corporate customers rather than end consumers, we have trademark rights and registrations in our name, logo, and other brand indicia in the United States and other jurisdictions around the world. We also have registered domain names for websites that we use in our business, such as www.ginkgobioworks.com.

Intellectual property transaction structure

We earn revenue from collaboration agreements with customers under which we perform cell programming activities. Through our cell programs, we develop cells that produce or are products for our customers, which they market in their verticals.

With respect to intellectual property, we have relatively standard transaction structures that apply to cell programs for a customer. In this situation, our collaboration agreements typically provide that Ginkgo will own all collaboration-related intellectual property (“Foreground IP”) concerning cell programming. To protect our collaboration partners’ investment in the collaboration and to provide them with a competitive advantage from working with Ginkgo, Ginkgo provides a limited exclusive license to patents within the Foreground IP that cover the product, usually within a specified field. However, our terms may vary in certain special circumstances.

We do not provide exclusive licenses to unpatented Foreground IP (i.e., trade secrets and other knowhow) that results from a collaboration. In our typical deal structure, we also do not provide exclusive licenses to our “background” intellectual property — i.e., the intellectual property, whether patented or unpatented, that we developed before entering into a collaboration or develop independently from our work in the collaboration. We believe that our transaction structures allow us to maximize the reuse of Codebase across programs and ensure that technology we develop does not lie fallow.

In-License Agreements

Amyris Partnership Agreement

On October 20, 2017, we entered into a partnership agreement (the “Partnership Agreement”) with Amyris, Inc. (“Amyris”), which, as amended from time to time, terminated all prior agreements between Ginkgo and Amyris. In the Partnership Agreement, Amyris, among other things, granted us a non-exclusive license effective as of June 28, 2016 (the date of an earlier agreement between the parties) under all of Amyris’s rights in and to certain specified microbial strains, and under all patents and applications associated with such microbial strains, to make, have made, use, sell, offer to sell and import any products other than farnesene and/or farnesene derivatives that are chemically produced from farnesene. The license is subject to any previous exclusive licenses provided to third parties and is royalty-free, fully paid-up, sublicensable, non-exclusive and perpetual (i.e., it survives termination or expiration of the Partnership Agreement except in the case of our insolvency).

Strateos Collaboration Agreement

On October 2, 2017, we entered into a collaboration agreement (the “Strateos Collaboration Agreement”) with Strateos, Inc. f/k/a Transcriptic, Inc. (“Strateos”), which was amended and restated on April 20, 2021. Under the Strateos Collaboration Agreement, Strateos granted us a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free license under certain intellectual property rights to use its software platform in a range of activities relating to our business, including, among other things, developing and commercializing cell lines, developing data packages, providing foundry and analytical services and performing diagnostic testing. In connection with the Strateos Collaboration Agreement, we paid Strateos an up-front fee of $3.0 million and agreed to pay an additional $9.0 million in fees during the 5-year term of the agreement in consideration for services provided by Strateos under the agreement, of which more than $7.0 million has already been paid. Either party may terminate the Strateos Collaboration Agreement without cause upon six months’ written notice to the other party. Either party may also terminate the agreement for the other party’s material breach, insolvency or change of control to a direct competitor of the terminating party. After expiration of the agreement, either party’s termination of the agreement for convenience or the other party’s insolvency, or our termination of the agreement for Strateos’ material breach or Strateos’ change of control to one of our direct competitors, we will retain a license to use Strateos’ software. We retain such rights for an 18-month period in the event the agreement is terminated by Strateos for certain material breaches of the agreement, but we do not retain such rights in the event of Strateos’ termination due to our change of control to a Strateos direct competitor, our leak or other unauthorized disclosure of Strateos’ code, or a material breach of our obligations involving payment, intellectual property or confidentiality.

Facilities

Ginkgo’s headquarters are located in the Seaport district of Boston, Massachusetts and comprise a set of non-cancellable operating leases within a single facility totaling 217,000 square feet of office and laboratory space. These lease agreements expire in 2030 and each contain one option to extend the lease for a five-year period at then-market rates. We also lease a total of 96,000 square feet of office and lab space in Cambridge, Massachusetts and Emeryville, California.

In anticipation of expanding facility needs to support future growth, in April 2021, we entered into a lease consisting of approximately 152,000 square feet of new office and laboratory space being developed in Boston, Massachusetts near our headquarters. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. The lease includes one option to extend the lease for ten years at then-market rates as well as certain expansion rights.

We currently lease all of our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that the new lease described above provides significant expansion space. To support future organic growth or merger and acquisition activity, we may enter into new leases, assume lease obligations or acquire property both domestically and internationally and believe that, if needed, suitable or alternative space will be available.

Suppliers

Ginkgo’s suppliers for cell programming operations comprise primarily manufacturers and distributors of life science tools, consumables and equipment as well as certain specific providers of contract research, development and manufacturing services. We will sometimes enter into long-term, strategic partnerships with innovative suppliers. Because of the significant scale of our Foundry’s operations, we believe we are often an early adopter and the largest customer at scale of certain new life science tools and technologies. Our supply agreements with Twist Bioscience Corporation (“Twist”) and Berkeley Lights, Inc. (“Berkeley Lights”), as further described below, are examples of such strategic supplier relationships. We will also occasionally acquire technology or Codebase assets for strategic reasons and because we can integrate the technology effectively into our platform — Gen9, Inc. and Warp Drive Bio, Inc. are two examples.

Our suppliers for our biosecurity offering include manufacturers and distributors of lateral flow assay (LFA) test kits, including our collaboration with Access Bio, Inc. and COVID-19 sample collection kits. We have developed a national network of third party labs for provision of COVID-19 molecular testing services. We also utilize third parties for certain other services, including physician authorizations and on-site test administration, in the provision of our end-to-end COVID-19 testing offering.

Our software, automation, data, information technology, development operations (“DevOps”) and information security functions utilize various third party software and information technology service providers, including AWS, for data storage and processing. We also routinely engage a variety of third parties for professional services, contract employment services and consulting services.

Twist Bioscience Corporation

In March 2018, we entered into a non-cancelable supply agreement (the “2018 Agreement”) with Twist, which requires us to purchase synthetic DNA at specified volumes on a quarterly basis over a four-year term. To the extent we fail to meet our quarterly minimum purchase obligations, we are required to pay a fee per unit of shortfall. The products we may purchase that contribute toward achieving our quarterly minimum purchase obligation can vary based on our discretion, subject to advance notice provided to Twist.

Our quarterly minimum purchase obligation may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to a lack of certain features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. We receive volume discounts on purchases based on specified volume thresholds over the term of the supply agreement.

The 2018 Agreement can only be terminated (i) upon mutual agreement of both parties, (ii) by us upon a specified change of control, (iii) upon a material breach of the contract by either party, or (iv) by Twist in the event that we fail to place orders for more than a certain percentage of our required quarterly minimums under the 2018 Agreement for two consecutive quarters. The purchase minimums in the 2018 Agreement create an enforceable obligation only in conjunction with each purchase order.

Berkeley Lights

In September 2019, we signed a collaboration agreement (the “Berkeley Collaboration”) with Berkeley Lights, a cell biology company focused on enabling and accelerating the rapid development and commercialization of microbial biotherapeutics and other cell-based products for its customers. Under the Berkeley Collaboration, we incorporate Berkeley Lights’ platform into the Foundry to accelerate the engineering of biotherapeutics and cell-based products. Under the Berkeley Collaboration, both parties agree to use diligent efforts to jointly develop certain workflow plans.

We are obligated to pay Berkeley Lights at least $109.0 million, and up to $150.0 million, over the term period of the Berkeley Collaboration from October 2019 through September 2026 for (i) payments for Berkeley Lights’ efforts under the workflow development plans and (ii) payments for purchases of certain equipment, associated consumables, and other goods and services. We have the option to buy down our purchase obligations after the second contract year by making a one-time payment to Berkeley Lights. We are also required to pay to Berkeley Lights certain license fees for the use of Berkeley Lights’ platform and certain milestone payments of up to $11.5 million payable when a therapeutic discovered using certain workflows reaches specified development and regulatory milestones. For more details on the minimum purchase commitments under the Berkeley Collaboration, see Note 10, “Commitments and Contingencies,” of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Under the Berkeley Collaboration, we are granted an exclusivity period for each workflow developed for us by Berkeley Lights, but Berkeley Lights has the option to buy down the exclusivity period, after which the parties will equally share the development costs of the associated workflow.

The Berkeley Collaboration will continue until the seventh anniversary of its effective date, subject to certain automatic extension provisions, including for delays resulting from Berkeley Lights’ failure to supply products or services conforming with the Berkeley Collaboration. The collaboration will automatically terminate if we, at any time after the second contract year, elect to exercise our buy down right. In addition, either party may terminate the Berkeley Collaboration (i) for the material breach by the other party (including, with respect to Ginkgo, a material supply failure), (ii) upon the occurrence of certain insolvency related events of the other party, and (iii) for certain force majeure events.

Government Regulations

Our business, or the business of our customers, may be regulated by the U.S. Food and Drug Administration (“FDA”) and other federal authorities in the United States, including the U.S. Federal Trade Commission (“FTC”), U.S. Department of Agriculture (“USDA”), U.S. Drug Enforcement Administration (“DEA”) and Environmental Protection Agency (“EPA”), as well as comparable authorities in foreign jurisdictions and various state and local authorities in the United States. Failure to comply with applicable regulations may result in enforcement actions, civil or criminal sanctions, and adverse publicity.

FDA regulation

We provide cell engineering and product discovery services to customers engaged in the manufacture of foods, cosmetics and pharmaceutical products. The FDA regulates the research, development, testing, quality control, import, export, safety, effectiveness, storage, recordkeeping, premarket review, approval or licensure, processing, formulation, manufacturing, packaging, labeling, advertising, promotion, marketing, distribution, sale, post-market monitoring and reporting of our customers’ pharmaceuticals, cosmetics and food products, and the FTC also regulates the advertising and promotion of these products.

We also act as the authorized distributor of certain COVID-19 diagnostic test and collection kits manufactured by independent third parties, and we work with laboratory partners that provide clinical laboratory testing services as part of the COVID-19 testing services we offer, and these tests and test kits are subject to regulation by the FDA. In particular, the tests and test kits used in our COVID-19 testing services may be subject to regulation by the FDA as medical devices, and may be required to comply with the requirement that such products have obtained clearance, approval, or other marketing authorizations, such as an Emergency Use Authorization (“EUA”), before they can be commercialized, as well as post-market requirements such as adverse event reporting and restrictions on labeling, marketing, and distribution.

Medical products, including COVID-19 tests, that are granted an EUA or other marketing authorization must comply fully with the terms and conditions provided in the EUA or other marketing authorization. For example, EUAs for COVID-19 tests may include conditions of authorization applicable to the EUA holder, authorized distributors and authorized laboratories. Noncompliance with applicable requirements could result in negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters or untitled letters from the FDA, mandated corrective promotional materials, advertising or communications with doctors, and civil or criminal penalties, among others. The FDA can also withdraw marketing authorization for the applicable product, and in the case of a product subject to an EUA, the authorization to market the product under the EUA lasts only as long as the declared public health emergency.

We do not hold any EUAs or other marketing authorizations for COVID-19 tests or perform any COVID-19 testing ourselves as part of our testing services, and we rely on our test suppliers and contract laboratories to comply with the regulatory requirements applicable to their tests and testing activities, including the potential requirement for premarket review and affirmative marketing authorizations, to the extent required. In some cases, however, the third-party laboratories we partner with to conduct pooled testing may not hold EUAs or other marketing authorizations from the FDA for their tests and instead may validate and perform their tests as laboratory developed tests (“LDTs”). An LDT is an in vitro diagnostic test that is intended for clinical use and is designed, manufactured, and used within a single laboratory. Although the FDA takes the position that LDTs are classified as medical devices, the FDA has historically exercised enforcement discretion and has not enforced its requirements, including premarket review, with respect to LDTs. The FDA’s policy toward the regulation of LDTs has been subject to frequent discussion and, in the case of COVID-19 LDTs, has changed throughout the COVID-19 public health emergency.

DEA regulation

We are engaged in the research, development, and export of certain products that may be regulated as controlled substances, including microbes designed to generate precursors to cannabinoids or other chemical intermediates. The Controlled Substances Act of 1970, as amended from time to time, establishes registration, security, recordkeeping, reporting, storage, distribution and other requirements administered by the DEA. The DEA is concerned with the control of handlers of controlled substances, and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. Schedule I substances are considered to present the highest risk of abuse, and Schedule V substances the lowest relative risk of abuse among controlled substances. Marijuana is classified as a Schedule I controlled substance. However, the term does not include “hemp,” which means the cannabis plant and any part of that plant, including the seeds and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3% on a dry weight basis.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, business activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which controlled substance schedule is authorized for that activity.

The DEA typically inspects a facility to review its security measures prior to issuing a registration. The DEA requires “effective controls and procedures” to guard against theft and diversion of controlled substances. Security requirements vary by controlled substance schedule (with the most stringent requirements applying to Schedule I and Schedule II substances), type of business activity conducted, quantity of substances handled, and a variety of other factors. Required security measures include background checks on employees and physical control of inventory. While the specific means by which effective controls and procedures are achieved may vary, security practices may include use of cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances, and, in certain scenarios, periodic reports made to the DEA. Reports must also be made for thefts or losses of any controlled substance, and disposal of controlled substances must adhere to various methods authorized by the regulations. In addition, special authorization and notification requirements apply to imports and exports.

Laboratory Licensing and Certification Requirements

The clinical laboratories we partner with for our COVID-19 testing program are subject to federal oversight under Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), which requires all clinical laboratories to meet certain quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections. Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” Laboratories performing high complexity testing are required to meet more stringent requirements than moderate complexity laboratories. Certain of our partner laboratories must undergo on-site surveys at least every two years, which may be conducted by the Centers for Medicare and Medicaid Services (“CMS”) under the CLIA program or by a private CMS approved accrediting agency. In addition, we hold CLIA Certificates of Waiver and perform certain CLIA-waived tests on behalf of our clients, which subjects us directly to certain CLIA requirements. The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and criminal penalties.

The operations of our partner laboratories and our laboratories holding CLIA Certificates of Waiver are also subject to state and local laboratory regulation. CLIA provides that a state may adopt laboratory regulations different from or more stringent than those under federal law, and a number of states have implemented their own laboratory regulatory requirements. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. No assurances can be given that we or our partner laboratories will pass all future licensure or certification inspections.

Federal Select Agent Regulations

Our research facilities that synthesize DNA sequences or perform other activities could become subject to the Federal Select Agent Program (“FSAP”), which involves rules administered by the Centers for Disease Control and Prevention (“CDC”) and the USDA Animal and Plant Health Inspection Service (“APHIS”). The FSAP regulates the possession, use, and transfer of biological select agents and toxins that have the potential to pose a severe threat to public health, animal or plant health, or animal or plant products. FSAP regulatory requirements include: (i) registration with the CDC and/or APHIS for research facilities that deal with the select agents and toxins; (ii) submission to periodic biosafety and security inspections; and (iii) reporting of theft, loss or release of select agents. Federal agency enforcement actions for violations of FSAP regulations can include the initiation of corrective actions, complete or partial suspension or revocation of select agent registrations or civil or criminal liability.

Genetically Modified Materials Regulations

Our technologies and the technologies of our customers involve the use of genetically modified cells, organisms and biomaterials, including, without limitation, genetically modified organisms (“GMOs”) and genetically modified microorganisms (“GMMs”), genetically modified plant or animal cells and genetically modified proteins and biomaterials (collectively, “Genetically Modified Materials”), and their respective products. In the United States, the FDA, APHIS and the EPA are the primary agencies that regulate the use of GMOs, GMMs and potential products derived from GMOs or GMMs or Genetically Modified Materials, pursuant to the Coordinated Framework for the Regulation of Biotechnology (“Coordinated Framework”).

The FDA reviews the safety of food consumed by humans and of feed consumed by animals under the Federal Food, Drug and Cosmetic Act (“FDCA”). Under the FDCA, food and feed manufacturers are responsible for ensuring that the products they market, including those developed through genetic engineering, are safe and properly labeled. In addition, the FDA must approve the use of any food additives, including GMOs, before marketing.

APHIS examines whether a plant itself presents a “plant pest” risk under the Plant Protection Act (“PPA”). Specifically, APHIS is responsible for regulating the introduction (i.e., importation, interstate movement or release into the environment) of certain GMOs and plants under the plant pest provisions in the PPA to ensure that they do not pose a plant pest risk APHIS finalized changes to the PPA’s implementing regulations with respect to certain GMOs in May 2020. A person or organization may request a regulatory status review from APHIS to determine whether a GMO is unlikely to pose a plant pest risk and, therefore, is not regulated under the plant pest provisions of the PPA or the regulations codified at 7 C.F.R. Part 340; requesting a regulatory status review tends to assume the GMO at issue does not otherwise fall within a regulatory exemption. If the GMO does not qualify for an exemption or if the APHIS regulatory status review process finds that the plant poses a plausible plant pest risk, then the GMO may require an APHIS permit regulations were issued in May 2020 to clarify the process. A regulated article may be subject to APHIS for the environmental release, importation, or interstate movement of the GMO or its progeny.

EPA regulates, under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), the pesticides (including plant incorporated protectants) that are used with crops, including GMO herbicide-tolerant crops.

FIFRA generally requires all pesticides to be registered before distribution or sale, unless they are exempted. Under FIFRA, a pesticide registrant must demonstrate that the pesticide at issue, when used pursuant to its specifications, “will not generally cause unreasonable adverse effects on the environment” to secure a registration. EPA must approve each distinct pesticide product, each distinct use pattern, and each distinct use site. In addition to EPA’s FIFRA authority, EPA also regulates potential human health impacts from pesticides under the FDCA. EPA does so by establishing “tolerance levels” (i.e., “the amount of pesticide that may remain on food products”) under the FDCA.

Telehealth regulation

Our telehealth provider partner is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of health care, the practice of medicine and other health professions (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for ordering laboratory tests. Some states have enacted regulations specific to providing services to patients via telehealth. Such regulations include, among other things, informed consent requirements that some states require providers to obtain from their patients before providing telehealth services. Health professionals who provide professional services using telehealth modalities must, in most instances, hold a valid license to practice the applicable health profession in the state in which the patient is located. In addition, certain states require a physician providing telehealth to be physically located in the same state as the patient. Any failure to comply with these laws and regulations could result in civil or criminal penalties against telehealth providers.

State corporate practice of medicine and fee splitting laws

Our relationship with our telehealth provider partner, who provides physician oversight and support to individuals seeking COVID-19 diagnostic or screening testing, including evaluating each request for testing, communicating and providing consultation services for certain test results, is subject to various state laws, which are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment, and prohibiting the sharing of professional services income with non-professional or business interests. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulators. A determination of non-compliance could lead to adverse judicial or administrative action against us and/or our telehealth provider partner, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, or a restructuring of our arrangement with our telehealth provider partner.

Healthcare fraud and abuse laws

Although none of our COVID-testing offerings are currently billed to any third-party payor, including any commercial payor or government healthcare program, by us or any of our laboratory or telehealth provider partners, we may nonetheless be subject to a number of federal and state healthcare regulatory laws that restrict business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, and other healthcare fraud and abuse laws.

The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation.

The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or the federal physician self-referral prohibition, commonly known as the Stark Law, constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

In addition to the Anti-Kickback Statute and the Stark Law, the United States recently enacted a law known as the Eliminating Kickbacks in Recovery Act, or EKRA, which created a new federal crime for knowingly and willfully: (1) soliciting or receiving any remuneration in return for referring a patient to a recovery home, clinical treatment facility, or laboratory; or (2) paying or offering any remuneration to induce such a referral or in exchange for an individual using the services of a recovery home, clinical treatment facility, or laboratory. Unlike the Anti-Kickback Statute, EKRA is not limited to services reimbursable under a government health care program, but instead extends to all services reimbursed by “health care benefit programs.”

The federal Health Insurance Portability and Accountability Act of 1996, as amended by Health Information Technology for Economic and Clinical Health Act (“HIPAA”) created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Similar state and local laws and regulations may also restrict business practices in the medical device and clinical laboratory industries, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; and state laws that require companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources.

Violation of any of such laws or any other governmental regulations that apply may result in significant criminal, civil and administrative penalties including damages, fines, imprisonment, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of our operations.

Federal and state data privacy and security regulations

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. HIPAA, and its respective implementing regulations, imposes obligations on “covered entities,” including certain health care providers, health plans, and health care clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties. The U.S. Department of Health and Human Services (“HHS”) is required to conduct periodic compliance audits of covered entities and their business associates. HIPAA also authorizes State Attorneys General to bring civil actions seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations.

In addition, certain state laws, such as the California Confidentiality of Medical Information Act, the California Consumer Privacy Act of 2018 (“CCPA”) and the California Privacy Rights Act (“CPRA”) govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other (thus complicating compliance efforts), and can result in investigations, proceedings, or actions that lead to significant civil or criminal penalties and restrictions on data processing.

Legal Proceedings

We are currently in legal proceedings and may, from time to time, become involved in legal proceedings and regulatory actions arising in the ordinary course of our business. We are not currently subject to any material legal proceedings. For additional information on risks relating to litigation, please see the sections titled “Risk Factors—Risks Related to Ginkgo’s Intellectual Property—Risks that we may need to engage in intellectual property litigation,” “—General risks related to litigation” and “Risk Factors—Risks Related to Government Regulation and Litigation.”

Ginkgo Corporate Information

Ginkgo was incorporated in 2008 as Ginkgo Bioworks, Inc., a Delaware corporation. Ginkgo’s principal executive office is located at 27 Drydock Avenue, Boston, Massachusetts 02210, and Ginkgo’s telephone number is (877) 422-5362. Ginkgo’s corporate website address is www.ginkgobioworks.com. The information contained on, or accessible through, its corporate website is not incorporated into this proxy statement/prospectus and should not be considered part of this proxy statement/prospectus. The inclusion of the corporate website address is an inactive textual reference only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GINKGO

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Our mission is to make biology easier to engineer.

Ginkgo is building the industry-standard horizontal platform for cell programming. We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on over 75 major programs through the first quarter of 2021 in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

Customers look to Ginkgo to overhaul their manufacturing processes or develop new products through biology. They might, for example, be looking to produce a particular chemical via fermentation, at a lower cost, with enhanced supply chain reliability or sustainability. Or perhaps the customer needs a microbe that will live and grow on the roots of corn and convert nitrogen in the air into usable fertilizer for a plant, resulting in improved plant growth. Or a customer might need an antibody that binds to and neutralizes a certain target, along with a way to produce those antibodies at scale. All of these programs and more run on a common platform at Ginkgo.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

•

Our Foundry wraps proprietary software and automation around core cell engineering workflows—designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass these savings along to our customers, allowing them to take more “shots on goal” with their programs.

•

Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. We believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

•

Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

•

Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”). We recognize the cross-functional efforts required to sign any new contract and so our business development teams do not receive a commission or cash bonus based on target sales, but rather a base salary and annual equity grants driven by overall contribution and performance, in line with how we compensate other members of our team.

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have research and development (“R&D”) teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. The total addressable market (TAM) for our Foundry revenue includes the market for biotech labor and tools, which industry sources estimate will be approximately $40 billion in 2021 and which is expected to grow at a CAGR of approximately 20% from 2021 to 2023. Foundry revenue was $59.2 million for the year ended December 31, 2020 and $22.5 million for the three months ended March 31, 2021. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows. Through these value shares, we are tapping into what industry sources expect to be a $2 to $4 trillion market for bioengineered products.

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used and investments in biosecurity help us ensure that cell programming is conducted and deployed responsibly. The COVID-19 pandemic demonstrated the disruptive power of biology and has created a paradigm shift with respect to biosecurity in both public and private institutions that we believe will drive significant growth in demand for these capabilities. Our Biosecurity offering generated $17.4 million in revenue for the year ended December 31, 2020 and $21.6 million for the three months ended March 31, 2021. Biosecurity revenue is expected to continue growing in the near-term, however, demand for COVID-19 testing remains uncertain for the second half of 2021. Our dedication to biosecurity is deeper than our emergency response to the current global pandemic. The rise of the internet and computing capabilities heralded a need for cybersecurity. Learning from this experience and given the power of biology, we believe innovation in biosecurity must keep pace with innovations in bioengineering.

SARS-CoV-2 will not be the last pathogen we face with pandemic potential, but if we make the right investments, it may be the last that catches us unprepared. Industry sources estimate that at steady state, $20 to $40 billion should be spent on pandemic preparedness annually. The near-term growth of this sector is highly dependent on international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program. Given our experience to date, we believe there is a meaningful commercial opportunity in biosecurity that will persist beyond the current COVID-19 pandemic, driven by increased awareness of the need for prevention and response systems. We are well placed to take a leadership position as the biosecurity platform of choice, and we believe that our technology leadership requires that we play an important role in helping the world manage these challenges.

We believe that cell programming has the potential to be as ubiquitous in the physical world as computer programming has become in the digital world. We believe products in the future will be grown rather than made. To enable that vision, we are building a horizontal platform to make biology easier to engineer. Our business model is aligned with this strategy and with the success of our customers, setting us on what we believe is a path towards sustainable innovation for years to come.

Generating Economic Value Through Revenue and Downstream Value Share

Our cell programming platform is a key enabling technology and source of intellectual property for our customers’ products. We earn both Foundry revenue for our research and development (“R&D”) services as well as a share of the value of products created using our platform.

We structure Foundry revenue and downstream value share arrangements to include some combination of the following:

•	Foundry revenue, also referred to as Foundry usage fees, in the form of:

•	upfront payments upon consummation of the agreement that are recognized over our period of performance;

•	reimbursement for costs incurred for R&D services;

•	milestone payments upon the achievement of specified technical criteria;

plus,

•	downstream value share revenue in the form of:

•	milestone payments upon the achievement of specified commercial criteria;

•	royalties on sales of products from or comprising engineered organisms;

•	royalties related to cost of goods sold reductions realized by our customers;

or,

•	downstream value share in the form of equity interests in our customer.

•

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable.

Downstream value share arrangements which involve equity interests fall into two categories: Platform Ventures and Structured Partnerships.

Platform Ventures

Platform Ventures allow leading multinationals to partner with Ginkgo and financial investors to form new ventures in identified market segments with potential to benefit from synthetic biology. In exchange for an equity position in the venture, we contribute license rights to our proprietary cell programming technology and intellectual property, while our partners contribute relevant industry expertise, other resources and venture funding. We also provide R&D services for which we receive cash payments for our costs incurred, plus a margin. Platform Ventures include:

Joyn Bio, LLC

Founded in 2017, Joyn Bio, LLC (“Joyn”) was formed to focus on engineered microbes for use in agricultural applications. Along with certain of our investors, we formed Cooksonia, LLC (“Cooksonia”) which holds a 50% equity interest in Joyn. Bayer CropScience LP contributed cash commitments of $80 million plus intellectual property and holds the remaining 50% equity interest in Joyn. We provided license rights to our intellectual property and platform at inception in return for our equity interest in Joyn, which was recorded at an initial fair value of $97.9 million. The carrying value of our equity method investment in Joyn was $24.9 million as of March 31, 2021. Ginkgo also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which we provide R&D services. Joyn paid us a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA and made an additional $15.0 million prepayment for services during the year ended December 31, 2019.

Motif FoodWorks, Inc.

Founded in 2018, Motif FoodWorks, Inc. (“Motif”) was formed to focus on the application of synthetic biology to reduce the reliance on animal products in the food industry. We entered into an intellectual property contribution agreement that granted Motif rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received shares of common stock in Motif. The initial fair value of our common stock investment in Motif was $65.1 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Motif was capitalized through Series A preferred stock financings that raised approximately $119 million in gross proceeds from an investor group which included certain of our investors, Louis Dreyfus Company and Fonterra Co-operative Group Limited. In June 2021, Motif raised an additional $226 million through a Series B preferred stock financing. Ginkgo also entered into a Technical Development Agreement with Motif under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Allonnia, LLC

Founded in 2019, Allonnia, LLC (“Allonnia”) was formed to focus on the application of synthetic biology in the waste bioremediation and biorecovery industries. We entered into an intellectual property contribution agreement that granted Allonnia rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Allonnia with a right to additional units subject to additional closings of Allonnia’s Series A preferred units. The initial fair value of our common units received in Allonnia was $24.5 million, subsequently increased by $12.7 million in 2021, all of which has been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Allonnia was capitalized through Series A preferred unit financings that raised approximately $52 million in gross proceeds from an investor group which included certain of our investors and Battelle Memorial Institute. Ginkgo also entered into a Technical Development Agreement with Allonnia under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Kalo Ingredients, LLC

Founded in 2021, Kalo Ingredients, LLC (“Kalo”) was formed to focus on the application of synthetic biology in the beauty and personal care products industry. In March 2021, we entered into an intellectual property contribution agreement that granted Kalo rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, Kalo has agreed to issue Ginkgo up to 9,000,000 common units, 1,755,000 of which was issued upon execution of the Kalo common unit issuance agreement and the remainder will be issued based on additional closings of Kalo’s Series A preferred units. The initial fair value of our common units received in Kalo was $11.9 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Kalo was capitalized through a Series A preferred unit financing that raised approximately $58 million in gross proceeds from an investor group which included certain of our investors and industry strategic investors. Ginkgo also entered into a Technical Development Agreement with Kalo under which we will provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

See Notes 8 and 17 of our audited consolidated financial statements and Notes 7 and 15 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for further details of our investments in and the material terms of our agreements with Joyn, Motif, Allonnia and Kalo.

Structured Partnerships

Structured Partnerships allow Ginkgo to partner with existing entities with complementary assets for high potential synthetic biology applications. Structured Partnerships include:

Genomatica, Inc.

Genomatica, Inc. (“Genomatica”) is a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. In 2016 and 2018, we entered into separate preferred stock purchase agreements in which we offered cash and R&D services to Genomatica in exchange for its preferred shares. The initial cost of the investment in Genomatica’s preferred stock was $55.0 million, which is the carrying value of the investment at March 31, 2021 as we account for the investment at historical cost.

Synlogic, Inc.

Synlogic, Inc. (“Synlogic”) is a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. In 2019, we entered into several agreements with Synlogic whereby we purchased Synlogic common shares and warrants to purchase Synlogic common stock and agreed to provide R&D services to Synlogic. At inception, the fair value of the Synlogic equity method investment and warrants was recorded at $35.8 million and $14.4 million, respectively. As of March 31, 2021, the fair value of the Synlogic equity method investment and warrants was $22.7 million and $9.1 million, respectively.

See Notes 8 and 17 of our audited consolidated financial statements and Note 7 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for further details of our investments in and the material terms of our agreements with Genomatica and Synlogic.

Key Business Metrics

A cell program (or “program”) is the work we do for our customers to enable their product(s) of interest. Programs are defined by a technical development plan. We generally exclude proof-of-concept projects and other exploratory work undertaken on a customer’s behalf from the program count. In the near-term, programs deliver predictable multi-year revenue from platform usage fees. Over the long-term, program growth drives a physical infrastructure scale economic through our Foundry, a data and learning scale economic through our Codebase and accumulation of downstream value share. Our key business metrics comprise New Programs, Current Active Programs, and Cumulative Programs.

	Three Months ended March 31,		LTM[1]	Year ended December 31,
	2021	2020	2021	2020	2019
New Programs	4	6	16	18	16
Current Active Programs	44	39	50	49	36
Cumulative Programs	78	62	78	74	56

[1]	Last 12 Months ended March 31, 2021

New Programs

New Programs represent the number of unique programs commenced within the reporting period. As new programs have multi-year durations, we view this metric as an indication of future Foundry revenue growth.

Current Active Programs

Current Active Programs represent the number of unique programs for which we performed R&D services in the reporting period. We view this metric as an indication of current period and future Foundry revenue.

Cumulative Programs

Cumulative Programs represent the cumulative number of unique programs Ginkgo has commenced. We view this metric as an indication of our competitive advantage and as a leading indicator of the mid- to long-term potential economic value derived from downstream value share arrangements. The cumulative number of programs also contributes to Codebase, which accumulates with each additional program we conduct over time and drives better experimental direction and improves the odds of technical success in current and future programs.

We believe the preceding metrics are important to understand our current business. These metrics may change or be substituted for additional or different metrics as our business develops. For example, as our program mix changes, our data gathering abilities expand or our understanding of key business drivers develops, we anticipate updating these metrics or their definitions to reflect such changes.

Proposed Business Combination Transaction

We entered into the Merger Agreement with Soaring Eagle Acquisition Corp. (“SRNG”) on May 11, 2021. Pursuant to the Merger Agreement and assuming a favorable vote of SRNG’s stockholders, Merger Sub, a newly formed subsidiary of SRNG, will be merged with and into Ginkgo. Upon the consummation of the proposed Business Combination, the separate corporate existence of Merger Sub shall cease, and Ginkgo will survive the merger as a wholly owned subsidiary of SRNG, which will be renamed “Ginkgo Bioworks Holdings, Inc.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the guidance in ASC 805, Business Combinations (“ASC 805”), SRNG is expected to be treated as the “acquired” company for accounting and financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and Ginkgo, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results of operations as a consequence of the reverse recapitalization. The most significant changes in Ginkgo’s future reported financial position and results of operations are expected to be an estimated net increase in cash (as compared to our unaudited condensed consolidated balance sheet as of March 31, 2021) of between approximately $1,250 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $2,500 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $775 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the closing of the Business Combination, but excludes additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $135 million, of which $60 million represents deferred underwriter fees related to SRNG’s initial public offering. See “—Unaudited Pro Forma Combined Financial Information” section of this proxy statement/prospectus.

As a result of the Business Combination, we expect to become the successor to an SEC-registered and publicly-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Potential Modification of Equity Awards in Connection with Proposed Business Combination Transaction

Our restricted stock units have been granted with both a service-based vesting condition and a performance-based vesting condition. We have historically not recognized any stock-based compensation expense associated with these awards as the achievement of the performance condition associated with the restricted stock units include a change in control or an initial public offering (both as defined in the underlying award agreement) that was not deemed probable of occurring. As a result, a significant amount of stock-based compensation expense related to the restricted stock units remains unrecognized as of March 31, 2021.

The Business Combination does not meet the performance condition required for the vesting of our outstanding restricted stock units. In contemplation of the Business Combination, we may modify the vesting conditions to allow for those restricted stock units to vest. If modified, we will assess the accounting implications in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), which will likely require us to remeasure the affected awards at the date of modification. We anticipate a substantial increase to stock-based compensation following any such modification.

Components of Results of Operations

Revenue

Foundry Revenue

We generate Foundry revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services for cell programming with the goal of producing an engineered cell that meets a mutually agreed specification. Our customers obtain license rights to the output of our services, which are primarily the optimized strains or cell lines, in order to manufacture and commercialize products derived from that licensed strain or cell line. Generally, the terms of these agreements provide that we receive some combination of (i) upfront payments upon consummation of the agreement that are recognized over our period of performance, (ii) reimbursement for costs incurred for R&D services, (iii) milestone payments upon the achievement of specified technical and/or commercial criteria, (iv) royalties on sales of products from or comprising engineered organisms arising from the license and collaboration agreement and (v) royalties related to cost of goods sold reductions realized by our customers. For the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, royalties did not comprise a material amount of our revenue.

Foundry revenue includes transactions with Platform Ventures (Motif, Joyn, Allonnia and Kalo) as well as other Structured Partnerships (Genomatica and Synlogic) where, as part of these transactions, we received an equity interest in such entities. Specifically related to the Platform Ventures, in these transactions, we received upfront non-cash consideration in the form of common equity interests in these entities, while the Platform Ventures each received cash equity investments from industry-leading strategic partners and financial investors. We view the upfront non-cash consideration as prepayments for licenses which will be granted in the future as we complete mutually agreed upon technical development plans. In these instances, we also receive cash payments for our costs incurred for the R&D services performed by us, plus a margin. We are not compensated through additional milestone or royalty payments under these arrangements. Our transactions with Genomatica and Synlogic included the purchase of equity securities and the provision of R&D services. As we perform R&D services under the mutually agreed upon development plans, we recognize a reduction in the prefunded obligation based on a cost incurred, plus margin. Because of our equity holdings in these entities, each is considered as a related party. These arrangements are further described in Notes 8, 17 and 21 of our audited consolidated financial statements and in Notes 7, 8, 15 and 17 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

In the second quarter of 2020, in response to the COVID-19 pandemic, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which we generate product and service revenue. We generate product revenue through the sale of lateral flow assay (“LFA”) diagnostic test kits which we sell to our customers on a standalone basis. We generate service revenue through the sale of our end-to-end COVID-19 testing services which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory polymerase chain reaction (“PCR”) analysis, and access to results reported through a web-based portal.

Generally, the terms of these agreements provide that we receive compensation: (i) upon delivery of diagnostic test kits when no service is provided and (ii) when services are included, upon the reporting of results to the customer.

Beginning in the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing and reporting services to groups of individuals. We are currently offering pooled testing services for K-12 schools across the United States; however, we believe that pooled testing services may have a strong value proposition in other use cases including large employers, universities, travel hubs and other congregate settings as it provides a convenient and cost-effective testing option to our customers.

For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Costs and Operating Expenses

Cost of Biosecurity Product Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of LFA diagnostic test kits, which includes costs incurred to purchase test kits from third parties, as well as shipping, handling and insurance costs.

Cost of Biosecurity Service Revenue

Cost of Biosecurity service revenue consists of costs associated with the provision of our end-to-end COVID-19 testing services, which includes costs incurred to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, access to results reported through our proprietary web-based portal and reporting of results to public health authorities.

Research and Development Expenses

The nature of our business, and primary focus of our activities, generates a significant amount of R&D expenses. R&D expenses represent costs incurred by us for the following:

•	development, operation, expansion and enhancement of our Foundry and Codebase; and

•	development of new offerings, such as Biosecurity.

The activities above incur the following expenses:

•	laboratory supplies, consumables and related services provided under agreements with third parties and in-licensing arrangements;

•	personnel compensation and benefits; and

•	rent, facilities, depreciation, software, professional fees and other direct and allocated overhead expenses.

We expense R&D costs as incurred. As we grow our active programs and customer base and invest in our Foundry and Codebase, we anticipate that our R&D expenses will continue to increase. The nature, timing, and estimated costs required to support our growth will be dependent on advances in technology, our ability to attract new customers and the rate of market penetration within our existing customer industries.

General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of costs for personnel in executive, business development, finance, human resources, legal and other corporate administrative functions. G&A expenses also include legal fees incurred relating to corporate, intellectual property and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, and facility-related costs not otherwise included in R&D expenses.

We expect our G&A expenses will continue to increase as we pursue organic and inorganic growth initiatives. The increases will likely relate to additional personnel, system costs and increased costs related to finance and legal matters, along with increased expenses related to operating as a publicly traded company, such as fees related to audit, legal and tax services, regulatory compliance programs and investor relations.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest related to our lease financing obligation.

Loss on Equity Method Investments

Loss on equity method investments includes our share of losses from certain of our equity method investments under the Hypothetical Liquidation at Book Value (“HLBV”) method and the change in fair value of our equity method investment under which we have elected to account for under the fair value option.

Loss on Investments

Loss on investments includes the change in fair value of our warrant to purchase Synlogic common stock under which we have elected to account for under the fair value option.

Other Income, net

Other income, net primarily consists of income generated from achieving milestones under our agreement with the National Institutes of Health (“NIH”), gains related to payments made by Amyris, Inc. (“Amyris”) under a settlement agreement, a gain on the termination of our collaboration arrangement with Glycosyn, LLC (“Glycosyn”) and the change in fair value of our convertible notes with Access Bio, Inc. (“Access Bio”) and promissory note with Glycosyn under which we have elected to account for under the fair value option.

Provision for Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our audited consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For all periods presented, we have recorded a valuation allowance against the deferred tax assets that are not expected to be realized.

We account for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors, including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.

As of December 31, 2020, we had federal net operating loss carryforwards of approximately $347.8 million, of which $139.2 million begin to expire in 2029. We have approximately $208.6 million of federal net operating loss carryforwards as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, we had state net operating loss carryforwards of approximately $282.8 million, of which $278.3 million begin to expire in 2029. We have approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely.

Income taxes are determined at the applicable tax rates adjusted for non-deductible expenses, R&D tax credits and other permanent differences. Our income tax provision may be significantly affected by changes to our estimates.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest is the result of minority investments in Cooksonia, which is the holding company for our investment in Joyn, in which we have a controlling financial interest, and consists of the portion of net loss of Cooksonia that is not attributable to us.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table summarizes our unaudited condensed consolidated statements of operations for each period presented:

	Three Months Ended March 31,
(in thousands)	2021	2020	Change
Foundry revenue(1)	$22,504	$21,134	$1,370
Biosecurity revenue:
Product	5,775	—	5,775
Service	15,818	—	15,818

Total revenue	44,097	21,134	22,963

Operating expenses:
Cost of Biosecurity product revenue	9,935	—	9,935
Cost of Biosecurity service revenue	13,765	—	13,765
Research and development	59,585	30,236	29,349
General and administrative	17,927	6,568	11,359

Total operating expenses	101,212	36,804	64,408

Loss from operations	(57,115)	(15,670)	(41,445)
Other expense, net:
Interest income	111	1,819	(1,708)
Interest expense	(586)	(606)	20
Loss on equity method investments	(19,620)	(7,087)	(12,533)
Gain (loss) on investments	3,618	(2,191)	5,809
Other (expense) income, net	(1,345)	136	(1,481)

Total other expense, net	(17,822)	(7,929)	(9,893)

Loss before income taxes	(74,937)	(23,599)	(51,338)
Income tax (benefit) provision	(159)	1,869	(2,028)

Net loss and comprehensive loss	(74,778)	(25,468)	(49,310)
Net loss and comprehensive loss attributable to non-controlling interest	(1,209)	(496)	(713)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(73,569)	$(24,972)	$(48,597)

(1)

See Note 17 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for further details of revenues generated with related parties; also summarized below.

Foundry Revenue

Foundry revenue was $22.5 million for the three months ended March 31, 2021 and $21.1 million for the three months ended March 31, 2020. The increase of $1.4 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers.

Revenue from equity investees (Platform Ventures and Structured Partnerships) decreased from $15.5 million for the three months ended March 31, 2020 to $12.7 million for the three months ended March 31, 2021. See Note 17 of our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 39 in the three months ended March 31, 2020 to 44 in the three months ended March 31, 2021 across 20 customers. In the three months ended March 31, 2021, 4 New Programs commenced. Cumulative Programs were 78 as of March 31, 2021 and 62 as of March 31, 2020.

While downstream value share revenue was immaterial for the three months ended March 31, 2021 and 2020, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $21.6 million for the three months ended March 31, 2021, which consisted of $5.8 million of product revenue from sales of our LFA diagnostic test kits and $15.8 million of service revenue from our end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the three months ended March 31, 2020. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond. For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $23.7 million for the three months ended March 31, 2021. No cost of Biosecurity product and service revenue was incurred during the three months ended March 31, 2020. During the three months ended March 31, 2021, we incurred $9.9 million of product costs associated with purchases of LFA diagnostic test kits and $13.8 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $59.6 million for the three months ended March 31, 2021 and $30.2 million for the three months ended March 31, 2020. The increase of $29.4 million was primarily attributable to increases in laboratory supplies and related third-party services expense of $9.0 million, personnel-related compensation and benefits expense of $8.0 million, and professional fees of $3.2 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $17.9 million for the three months ended March 31, 2021 and $6.6 million for the three months ended March 31, 2020. The increase of $11.3 million was primarily attributable to increases in professional fees of $4.7 million and personnel-related compensation and benefits expense of $4.3 million. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $0.1 million for the three months ended March 31, 2021 and $1.8 million for the three months ended March 31, 2020. The decrease of $1.7 million was primarily attributable to a decrease in interest rates and balance of our cash held in money market accounts.

Interest Expense

Interest expense was $0.6 million for the three months ended March 31, 2021 and $0.6 million for the three months ended March 31, 2020. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $19.6 million for the three months ended March 31, 2021, which was primarily attributable to our equity method investments in Joyn, Allonnia, Synlogic and Kalo, and $7.1 million for the three months ended March 31, 2020, which was primarily attributable to our equity method investments in Joyn and Synlogic. The fair value of the equity we received in Kalo of $11.9 million during the three months ended March 31, 2021, which represented the initial carrying value of our equity method investment in Kalo, was reduced to zero during the period as a result of the application of the HLBV method. The fair value of the additional equity we received in Allonnia of $12.7 million during the three months ended March 31, 2021 was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Kalo or Allonnia, no further losses on these equity method investments were recognized during the three months ended March 31, 2021. The loss of $28.6 million on equity method investments during the three months ended March 31, 2021 was partially offset by a $9.0 million gain on Synlogic common stock, which we have elected to account for under the fair value option and which resulted from an increase in the stock price of Synlogic during the three months ended March 31, 2021.

Gain (Loss) on Investments

Gain on investments was $3.6 million for the three months ended March 31, 2021, compared to a loss of $2.2 million for the three months ended March 31, 2020. The change of $5.8 million was attributable to the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, and which resulted from an increase in the stock price of Synlogic during the three months ended March 31, 2021.

Other (Expense) Income, net

Other expense was $1.3 million for the three months ended March 31, 2021, compared to $0.1 million of income for the three months ended March 31, 2020. The change of $1.4 million was primarily attributable to a $2.0 million loss resulting from the change in fair value of our Access Bio convertible notes, partially offset by a $0.5 million increase in payments received under our settlement agreement with Amyris.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $1.2 million for the three months ended March 31, 2021 and $0.5 million for the three months ended March 31, 2020. The increase of $0.7 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our consolidated statements of operations for each period presented:

	Year Ended December 31,
(in thousands)	2020	2019	Change
Foundry revenue(1)	$59,221	$54,184	$5,037
Biosecurity revenue:
Product	8,707	—	8,707
Service	8,729	—	8,729

Total revenue	76,657	54,184	22,473

Costs and operating expenses:
Cost of Biosecurity product revenue	6,705	—	6,705
Cost of Biosecurity service revenue	8,906	—	8,906
Research and development	159,767	96,299	63,468
General and administrative	38,306	29,483	8,823

Total operating expenses	213,684	125,782	87,902

Loss from operations	(137,027)	(71,598)	(65,429)
Other income (expense), net:
Interest income	2,582	5,756	(3,174)
Interest expense	(2,385)	(2,421)	36
Loss on equity method investments	(3,059)	(46,936)	43,877
Loss on investments	(1,070)	(7,797)	6,727
Other income, net	16,125	3,161	12,964

Total other income (expense), net	12,193	(48,237)	60,430

Loss before provision for income taxes	(124,834)	(119,835)	(4,999)
Provision for income taxes	1,889	22	1,867

Net loss	(126,723)	(119,857)	(6,866)
Net loss attributable to non-controlling interest	(114)	(530)	416

Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(119,327)	$(7,282)

(1)	See Note 21 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for further details of revenues generated with related parties; also summarized below.

Foundry Revenue

Foundry revenue was $59.2 million for the year ended December 31, 2020 and $54.2 million for the year ended December 31, 2019. The increase of $5.0 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers, which was offset by lower utilization of services due to the temporary impact the COVID-19 pandemic had on our Foundry and new business development.

Beginning in 2017, Ginkgo’s commercial growth strategy expanded to include Platform Ventures (Joyn, Motif and Allonnia) and Structured Partnerships (Genomatica and Synlogic). Revenue from equity investees increased from $35.3 million in 2019 to $42.5 million in 2020 and has contributed to greater end market diversification. See Note 21 of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 36 in 2019 to 49 in 2020 across 22 customers In 2020, 18 New Programs were commenced. Cumulative Programs increased from 56 in 2019 to 74 in 2020.

While downstream value share revenue was immaterial for the years ended December 31, 2020 and 2019, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $17.4 million for the year ended December 31, 2020, which consisted of $8.7 million of product revenue and $8.7 million of service revenue that we recognized in connection with sales of our LFA diagnostic test kits and end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the year ended December 31, 2019. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $15.6 million for the year ended December 31, 2020. No cost of Biosecurity product and service revenue was incurred during the year ended December 31, 2019. During the year ended December 31, 2020, we incurred $6.7 million of product costs associated with purchases of LFA diagnostic test kits and $8.9 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $159.8 million for the year ended December 31, 2020 and $96.3 million for the year ended December 31, 2019. The increase of $63.5 million was primarily attributable to increases in laboratory supplies and related third-party services expense of $31.1 million, personnel-related compensation and benefits expense of $13.2 million, and professional fees of $5.3 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase, and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $38.3 million for the year ended December 31, 2020 and $29.5 million for the year ended December 31, 2019. The increase of $8.8 million was primarily attributable to increases in professional fees of $4.8 million and personnel-related compensation and benefits expense of $2.7 million. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $2.6 million for the year ended December 31, 2020 and $5.8 million for the year ended December 31, 2019. The decrease of $3.2 million was primarily attributable to a decrease in interest rates on our cash held in money market accounts.

Interest Expense

Interest expense was $2.4 million for each of the years ended December 31, 2020 and 2019. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $3.1 million for the year ended December 31, 2020, which was primarily attributable to our equity method investments in Synlogic, and $46.9 million for the year ended December 31, 2019, which was primarily related to the loss on our equity method investments in Synlogic and Allonnia recognized during the year ended December 31, 2019. The fair value of the equity we received in Allonnia of $24.5 million during the year ended December 31, 2019, which represented the initial carrying value of our equity method investment in Allonnia, was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Allonnia, no further losses on this equity method investment were recognized during 2020. The decrease in the loss on the Synlogic equity method investment, which we have elected to account for under the fair value option, resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Loss on Investments

Loss on investments was $1.1 million for the year ended December 31, 2020 and $7.8 million for the year ended December 31, 2019. The decrease of $6.7 million was attributable to a decrease in the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, which resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Other Income, net

Other income, net was $16.1 million for the year ended December 31, 2020 and $3.2 million for the year ended December 31, 2019. The increase of $12.9 million was primarily attributable to an increase in the payments received under our settlement agreement with Amyris of $6.7 million and the achievement of milestones under our agreement with the NIH during the year ended December 31, 2020 of $6.6 million, partially offset by a decrease of $1.5 million from the gain on the termination of our collaboration arrangement with Glycosyn during the year ended December 31, 2019.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $0.1 million for the year ended December 31, 2020 and $0.5 million for the year ended December 31, 2019. The decrease of $0.4 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Non-GAAP Information

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define EBITDA as net loss attributable to Ginkgo Bioworks, Inc. stockholders before the impact of interest income, interest expense, provision for income taxes and depreciation and amortization.

We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation expense, gain or loss on equity method investments, gain or loss on investments and other income and expenses.

We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing activities, investing activities, and certain non-cash charges and other items. Adjusted EBITDA includes non-cash adjustments such as stock-based compensation, gain or loss on equity method investments, gain or loss on the fair value measurements of our investments and other items such as adjustment related to the gain on the termination of our collaboration agreement with Glycosyn. Adjusted EBITDA also considers cash components which are not part of our ongoing operating results, such as gains related to settlement payments from Amyris and certain funding received from NIH to invest in our Biosecurity development related to the COVID-19 pandemic. We believe Adjusted EBITDA, although not a replacement for financial performance measures reported under U.S. GAAP, provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may generate future income or incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by future income or future expenses similar to those excluded when calculating these measures. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(73,569)	$(24,972)	$(126,609)	$(119,327)
Interest income	(111)	(1,819)	(2,582)	(5,756)
Interest expense	586	606	2,385	2,421
Income tax (benefit) provision	(159)	1,869	1,889	22
Depreciation and amortization	5,629	3,154	13,864	10,755

EBITDA	(67,624)	(21,162)	(111,053)	(111,885)
Stock-based compensation	118	123	476	771
Loss on equity method investments(1)	18,411	6,591	2,945	46,406
(Gain) loss on investments(2)	(3,618)	2,191	1,070	7,797
Other(3)	1,575	(36)	(14,860)	(3,118)

Adjusted EBITDA	(51,138)	(12,293)	(121,422)	(60,029)

(1)

For the three months ended March 31, 2021 and 2020, includes i) losses on equity method investments under the HLBV method of $28.6 million and $1.6 million, respectively, net of losses attributable to non-controlling interests and ii) gain (loss) on equity method investment under the fair value option of $9.0 million and ($5.5) million, respectively. For the years ended December 31, 2020 and 2019, includes i) losses on equity method investments under the HLBV method of $0.4 million and $27.5 million, respectively, net of losses attributable to non-controlling interests and ii) loss on equity method investment under the fair value option of $2.7 million and $19.4 million, respectively.

(2)	Includes (gain) loss on the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option.

(3)

For the three months ended March 31, 2021 includes $0.5 million received pursuant to our settlement agreement with Amyris offset by a $2.0 million mark-to-market adjustment on Access Bio convertible notes. For the three months ended March 31, 2020, includes payment received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2020, includes $6.6 million in income generated through our agreement with the National Institutes of Health (“NIH”) and $8.3 million received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2019, includes $1.6 million received pursuant to our settlement agreement with Amyris and a $1.5 million gain on the termination of our collaboration arrangement with Glycosyn.

Liquidity and Capital Resources

Since our formation in 2008, we have incurred significant operating losses. Net losses attributable to us were $73.6 million for the three months ended March 31, 2021 and $126.6 million for the year ended December 31, 2020. As of March 31, 2021 our accumulated deficit was $541.4 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•	continue our R&D, activities under existing and new programs and further invest in our Foundry and Codebase;

•	hire additional personnel and secure facilities to support our expanding R&D efforts;

•	develop and expand our offerings, including Biosecurity;

•	upgrade and expand our operational, financial and management systems and support our operations;

•	acquire companies, assets or intellectual property that advance our company objectives;

•	maintain, expand, and protect our intellectual property; and

•	incur additional costs associated with operating as a public company.

Sources of Liquidity

Since our inception, our sources of liquidity have been predominantly from proceeds from equity offerings, convertible notes offerings, payments received for R&D services under license and collaboration arrangements; including those received on an upfront basis and upon accomplishment of milestones, payments received from Biosecurity product sales and services provided, and government grants. As of March 31, 2021, we had cash and cash equivalents of $308.1 million which we believe will be sufficient to enable us to fund our projected operations through at least the next 12 months from the date of the filing of this proxy statement/prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. The net proceeds from the Business Combination and PIPE Investment will provide a further source of liquidity.

Until required for use in our business, we typically invest our cash in money market funds that are highly liquid and readily convertible to cash. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Until we can generate sufficient revenue from customers, we expect to finance future cash needs through public or private equity or debt offerings and potential future license and collaboration arrangements from which we receive upfront fees, milestone payments and other forms of consideration. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may significantly delay, scale back, or discontinue the development of our proprietary platform. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing stockholders or increased fixed payment obligations, and any such securities may have rights senior to those of our common stock. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise funds through strategic collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our proprietary technologies, future revenue streams, research programs, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit or terminate our efforts to develop our proprietary platform, which could have adverse impact on our business and financial prospects.

Cash Flows

The following table provides information regarding our cash flows for each period presented:

	Three Month Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash (used in) provided by:
Operating activities	$(48,131)	$(24,012)	$(135,830)	$(44,663)
Investing activities	(23,046)	(3,279)	(67,121)	(74,602)
Financing activities	(433)	(3,585)	90,318	410,385

Net increase (decrease) in cash, cash equivalents and restricted cash	$(71,610)	$(30,876)	$(112,633)	$291,120

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 consisted of net loss of $74.8 million, offset by a net change in our operating assets and liabilities of $3.1 million and non-cash adjustments of $23.6 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $5.5 million and an increase in accounts receivable and accounts receivable from related parties of $9.5 million, partially offset by a decrease in prepaid expenses and other current assets of $1.6 million and an increase in accrued expenses and other current liabilities of $16.8 million. Non-cash adjustments primarily consisted of depreciation and amortization of $5.6 million, loss on equity method investments of $19.6 million and loss on changes in the fair value of loans receivable of $1.8 million, partially offset by a gain on investments of $3.6 million.

Net cash used in operating activities for the three months ended March 31, 2020 consisted of net loss of $25.5 million and a net change in our operating assets and liabilities of $11.1 million, offset by non-cash adjustments of $12.6 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $10.5 million, an increase in prepaid expenses and other current assets of $2.1 million and a decrease in accrued expenses and other current liabilities of $1.2 million, partially offset by a decrease in other non-current assets of $2.4 million. Non-cash adjustments primarily consisted of depreciation and amortization of $3.2 million, loss on equity method investments of $7.1 million and loss on investments of $2.2 million.

Net cash used in operating activities for the year ended December 31, 2020 consisted of net loss of $126.7 million and a net change in our operating assets and liabilities of $26.5 million, offset by non-cash adjustments of $17.4 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $19.4 million, an increase in accounts receivable and accounts receivable from related parties of $14.2 million and an increase in prepaid expenses and other current assets of $11.4 million, partially offset by an increase in accounts payable of $7.0 million and an increase in accrued expenses and other current liabilities of $8.7 million. Non-cash adjustments primarily consisted of depreciation and amortization of $13.9 million, loss on equity method investments of $3.1 million and loss on investments of $1.1 million, partially offset by changes in the fair value of loans receivable of $1.1 million.

Net cash used in operating activities for the year ended December 31, 2019 consisted of net loss of $119.9 million, offset by a net change in our operating assets and liabilities of $10.6 million and non-cash adjustments of $64.6 million. The net change in our operating assets and liabilities was primarily due to an increase in non-current deferred rent of $9.1 million, an increase in current and non-current deferred revenue of $4.9 million, an increase in accrued expenses and other current liabilities of $4.2 million, partially offset by an increase in prepaid expenses and other current assets of $4.0 million and an increase in other non-current assets of $2.4 million. Non-cash adjustments primarily consisted of loss on equity method investments of $46.9 million, depreciation and amortization of $10.8 million and loss on investments of $7.8 million, partially offset by the gain on the termination of our collaboration arrangement with Glycosyn of $1.5 million.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 primarily consisted of purchases of property and equipment of $21.9 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the three months ended March 31, 2020 primarily consisted of purchases of property and equipment of $3.3 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the year ended December 31, 2020 primarily consisted of purchases of property and equipment of $57.8 million, including costs associated with Foundry capacity and capability investments and purchase of Access Bio’s convertible notes of $10.0 million.

Net cash used in investing activities for the year ended December 31, 2019 primarily consisted of purchases of property and equipment of $22.2 million and $50.1 million of cash paid for our investment in Synlogic.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2021 primarily consisted of principal payments on capital lease obligations and payments of deferred offering costs.

Net cash used in financing activities for the three months ended March 31, 2020 primarily consisted of payments of issuance costs on Series E convertible preferred stock.

Net cash provided by financing activities for the year ended December 31, 2020 primarily consisted of the net proceeds from the issuance of our Series E convertible preferred stock.

Net cash provided by financing activity for the year ended December 31, 2019 primarily consisted of the net proceeds from the issuance of convertible promissory notes and Series E convertible preferred stock.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Drydock leases(1)	$124,812	$10,224	$24,074	$27,458	$63,056
Operating leases, excluding Drydock leases(2)	56,276	6,464	16,220	17,001	16,591
Capital leases(3)	840	500	340	—	—
Purchase obligations(4)	96,500	10,000	29,625	35,000	21,875

Total contractual cash obligations	$278,428	$27,188	$70,259	$79,459	$101,522

(1)

We lease building space at 21, 23, 25 and 27 Drydock Avenue in Boston, Massachusetts where our primary operations are located. The non-cancelable operating leases each expire in January 2030 with options to extend each of the leases for one five-year period at then-market rates. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(2)

We have various non-cancelable operating lease and sublease agreements for office and lab space in Boston and Cambridge, Massachusetts and Emeryville, California; which expire at various times through September 2030, subject to certain extension options. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(3)	We have various capital leases for lab equipment used in our R&D activities which expire at various times through November 2023.
(4)

The amounts represent non-cancelable fixed payment obligations under our collaboration agreement with Berkeley Lights, Inc. For the purposes of the above table, due to the differences in timing of the contract years relative to the calendar year, we have assumed that these costs will be incurred ratably over the respective contract years. Refer to Note 11 of our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus for additional details.

Under our license and collaboration agreements, we are committed to providing certain R&D services related to license rights to our proprietary technology and intellectual property granted to our customers. The expenses we expect to incur as part of our commitments under our license and collaboration agreements, a portion of which are subject to reimbursement from our customers, are not included in the above table as they are contingent upon the occurrence of future events and the timing and likelihood of such potential expenses are not known with certainty.

In March 2018, we entered into a non-cancelable supply agreement with Twist Bioscience Corporation (“Twist”). Pursuant to the supply agreement, we are required to purchase certain products at specified volumes on a quarterly basis over a four-year term. To the extent we fail to meet our quarterly minimum purchase obligations, we are required to pay a fee per unit of shortfall. The products we may purchase that contribute toward achieving the quarterly minimum purchase obligation can vary based on our discretion, subject to advance notice provided to Twist. Our quarterly minimum purchase obligation may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to a lack of certain features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. We receive volume discounts on purchases based on specified volume thresholds over the term of the supply agreement. Additionally, we receive a discount on each order of certain products, dependent upon the volume of certain other products we purchase in a given order. Refer to Note 11 of our consolidated financial statements appearing elsewhere in this proxy statement/prospectus for additional details. As of December 31,

2020, we have incurred approximately $27.1 million under our supply agreement with Twist. We have budgeted approximately $15.0 million as of December 31, 2020 for purchases to be made during the year ended December 31, 2021. We have excluded the cash payments from the table above as the expected timing and amount of our future obligation is uncertain.

In April 2021, we entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million. The table above does not reflect the future cash payments due under the new lease. During the three months ended March 31, 2021, we entered into new capital leases that resulted in total incremental non-cancelable capital lease payments under the new capital leases of $3.3 million through the remainder of the lease terms. The table above does not reflect the future cash payments due under the new capital leases.

In April 2021, we entered into a definitive Share Sale and Purchase Agreement (“Purchase Agreement”) with Have Fungi B.V. (“HF”) and a Technical Development Agreement (“TDA”) with Dutch DNA Biotech B.V. (“DDNA”), each a Dutch company located in the Netherlands. Under the Purchase Agreement, we will pay HF a purchase price in an amount equal to EUR 10 million, 33,291 shares of Ginkgo common stock, plus net debt and working capital adjustments, to acquire 100% ownership in the capital of DDNA. In addition, under the Purchase Agreement, Ginkgo agrees to earn-out payments to HF and certain designees upon achievement of one or more technical and commercialization milestones based on the performance of DDNA, including pursuant to the TDA, in an aggregate amount not to exceed $20.0 million during the earn-out term. During the three months ended March 31, 2021, we made a $1.2 million prepayment towards the cash purchase price of DDNA. We expect to finalize the transaction by the beginning of the third quarter of 2021.

We have agreements with certain vendors for various products and services for which we are not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Such agreements provide for termination fees, penalties or wind-down costs. Under such agreements, we are contractually obligated to make certain payments to vendors to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination and the exact terms of the relevant agreement and cannot be reasonably estimated. We do not include these payments in the table above as they are not fixed and estimable.

In addition, we enter into standard indemnification agreements and/or indemnification sections in other agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners. The term of these indemnification agreements is generally perpetual upon execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements cannot be reasonably estimated and therefore are not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC. Although we have holdings in variable interest entities, we are not obligated to fund the losses of such entities. Additionally, there is no obligation arising out of our holdings in variable interest entities where the entity provides material financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or R&D services with us.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, are reflected in our consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Revenue Recognition

We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when the customer obtains control of the promised goods or services, at an amount that reflects the consideration we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligations.

Foundry Revenue

We generate license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services, which includes the provision of a license to our intellectual property. Additionally, the customer obtains license rights to the output of our services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by our customers.

Our collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) R&D services, and we determine whether each of the promises is a distinct performance obligation based on the nature of each agreement. As we are generally performing R&D services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, we typically combine the R&D services, licenses, and assignments into a single performance obligation. However, for certain agreements, we only grant licenses or effects such transfers and assignments upon the successful completion of the R&D services or delivery of a developed product. For these agreements, we typically consider (i) the R&D services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit.

Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, we determine the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally nonrefundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for our R&D efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the R&D reimbursements and milestone payments, we use the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, we apply the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, we allocate variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, we assess whether the variable consideration relates solely to our efforts to satisfy the performance obligation and whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, we allocate the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated R&D costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, we recognize revenue at the point in time that we effectively grant the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the R&D services represent a combined performance obligation, we recognize revenue over the period of performance based on costs incurred to date as compared to total estimated costs.

We evaluate our measure of progress to recognize revenue at each reporting period and, as necessary, adjust the measure of performance and related revenue recognition. Our measure of performance and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete our performance obligations. We evaluate contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. We utilize the right to invoice practical expedient when we have a right to consideration in an amount that corresponds directly with the value of our performance to date.

Royalties received under the agreements are recognized as revenue when sales have occurred as we apply the sales or usage-based royalties recognition constraint. We have determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As we receive upfront payments for technical services under certain of our arrangements, we evaluate whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of our agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by us in excess of revenue recognized and primarily results from transactions where we receive upfront payments and non-cash equity consideration. In instances where we have received consideration in advance for an undefined number of technical development plans (“TDPs”) under our customer agreements, we record the advance payments as deferred revenue, net of current portion on our consolidated balance sheets. Upon the execution of a specific TDP, we reclassify the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. We also classify unexercised material rights as deferred revenue, net of current portion on our consolidated balance sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when we expect to earn the underlying revenue based upon the projected progress of activities under the TDP.

Biosecurity Revenue

In 2020, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. We sell COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. We record product revenue from sales of LFA diagnostic test kits. We record service revenue from sales of our end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal. We recognize our product and service revenue using the five-step model under ASC 606.

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. Our diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. We have elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from our end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. We have identified one performance obligation in our testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, we have elected the practical expedient to recognize revenue at the amount which we have the right to invoice for services performed. Our testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Variable Interest Entities

We evaluate our variable interests in variable interest entities (“VIEs”) and consolidate VIEs when we are the primary beneficiary. We determine whether we are the primary beneficiary of each VIE based on our assessment of whether we possess both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. We reevaluate the accounting for our VIEs upon the occurrence of events that could change the primary beneficiary conclusion.

With respect to our investments in Motif, Allonnia, Genomatica and Kalo, we have concluded these entities represent variable interest entities. However, although we hold board representation and are involved in the ongoing development activities of the entities via participation on joint steering committees, we have concluded that we are not the primary beneficiary of these entities. We have reached this conclusion due to the fact that: (i) we do not control the board of directors of Motif, Allonnia, Genomatica or Kalo and no voting or consent agreements exist between ourselves and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions and (iii) our representation on the joint steering committee of each respective entity does not give us control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and there are no agreements in place that would require either entity to vote in alignment with ourselves. As our involvement in Motif, Allonnia, Genomatica and Kalo does not give us the power to control the decisions with respect to the development or other activities, which are the most significant activities of Motif, Allonnia, Genomatica or Kalo, we have accordingly concluded that we are not the primary beneficiary. Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, Cooksonia is not the primary beneficiary of Joyn.

With respect to Cooksonia, we have concluded that we hold a variable interest in this entity through our equity interest and we are the primary beneficiary of Cooksonia as we control the most significant activities of Cooksonia. These conclusions were based on the fact that: (i) we control 100% of the board of directors of Cooksonia and (ii) we hold a controlling financial interest in Cooksonia. Due to the fact that we are the primary beneficiary of Cooksonia, we have consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”), into our consolidated financial statements and have recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value.

Determination of Fair Value of Non-cash Consideration in Platform Ventures

The fair value of non-cash consideration received in relation to our Platform Ventures is in return for the license rights conveyed to the counterparty. We value the non-cash consideration, which is generally common stock or common units, at inception of the agreements using an option pricing method (“OPM”). The OPM used a back-solve methodology to infer the total equity value based on the pricing of the preferred financing round associated with the formation of the respective Platform Ventures, which was contemporaneous with the intellectual property agreements that conveyed our license rights to such Platform Ventures.

Determination of Fair Value of Loans Receivable

We have elected the fair value option under ASC 825, Financial Instruments (“ASC 825”), to account for our loans receivable. We use various valuation techniques to fair value our loans receivable, which are dependent on the terms of the underlying agreements, and record the gains or loss arising from the change in fair value as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. As of March 31, 2021 and December 31, 2020, our loans receivable balance primarily consisted of our revolving promissory note with Glycosyn and a series of convertible notes with Access Bio. As of December 31, 2019, the loan receivable balance consisted only of our revolving promissory note with Glycosyn. We used a probability-

weighted discounted cash flow valuation approach to value our revolving promissory note with Glycosyn. Under this approach, the present value of the expected cash flows was calculated under four settlement scenarios and then weighted based on the probability of each scenario. A discount rate was also applied. Both the probability and timing of each scenario and the discount rate represented significant inputs used in valuing the revolving promissory note. We used a Monte-Carlo simulation model to determine the value of our convertible notes with Access Bio, which modeled the future stock price of Access Bio over the term of the convertible notes to assess the value of the various settlement features. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which was assumed at maturity, and expected volatility. The significant assumptions used in determining the value of the convertible notes under a redemption at maturity scenario was the discount rate and expected volatility. Refer to Note 3 of our consolidated financial statements appearing elsewhere in this proxy statement/prospectus for additional details.

Determination of Fair Value of Common Stock

Given the absence of an active market for our common stock, the fair value of shares of common stock underlying our stock-based awards was determined on each grant date by Ginkgo, considering our most recently available third-party valuations of common stock and our assessment of additional objective and subjective factors that we believed were relevant and which may have changed from the date of the most recent valuation through the grant date. Historically, these independent third-party valuations of our equity instruments were performed contemporaneously with identified value inflection points. The third-party valuations were prepared in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation (the “Practice Aid”). The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date.

In addition to considering the results of these third-party valuations, we considered various objective and subjective factors to determine the fair value of our equity instruments as of each grant date, which may be later than the most recently available third-party valuation date, including:

•	the lack of liquidity of our equity as a private company;

•

the prices of our convertible preferred stock sold to outside investors in arm’s length transactions and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preferences of our convertible preferred stock;

•	the progress of our R&D efforts to develop our proprietary platform;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions and trends within the life sciences industry;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of initial public offerings and the market performance of similar companies in the life sciences industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our stock-based awards could be materially different. Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the NYSE.

We estimate the fair value of our common stock using a hybrid method which uses market approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an OPM.

Under the PWERM, the value of common stock is estimated based on an analysis of future values assuming various possible future liquidity events. The value of common stock is based on the probability-weighted present value of expected future investment returns considering the possible outcomes and the rights and privileges of each class of equity. The future investment returns are discounted back to the valuation date at a risk-adjusted discount rate which is then weighted based on the probability of the respective outcome.

Under the OPM, each class of stock is treated as a call option on our equity value, with exercise prices based on the liquidation preferences of our convertible preferred stock. Under this methodology, the common stock has value only if the funds available for distribution to the holders exceeds the value of the liquidation preferences of the convertible preferred stock at the time of the liquidity event. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value.

For awards granted from January 2021 through March 31, 2021, we utilized the hybrid method to estimate the value of our common stock underlying our stock-based awards. We considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. We estimated equity value using the guideline public company method and by considering the values indicated by preliminary letters of intent received from potential investors. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from August 2020 through December 31, 2020, when using the hybrid method, we considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurred through an IPO or SPAC transaction, and (ii) a remain private scenario. In both scenarios, we estimated an equity value in a potential IPO or SPAC transaction based on the guideline public company method under a market approach. We then converted the estimated future value to present value using a risk-adjusted discount rate. In the IPO or SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from January 1, 2019 through July 2020, when using the hybrid method we considered two scenarios: (i) a fully diluted scenario, in which the per-share common stock value was assumed to equal the price of the convertible preferred stock in a recent round of financing, and (ii) a remain private scenario, in which we used the OPM to back-solve to the price of our convertible preferred stock in a recent round of financing. In the fully diluted scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, for certain valuations during the period, we considered the prices paid for our common stock in secondary transactions and we included these prices in our weighted average conclusion of value. These appraisals resulted in valuations of our common stock of $111.85 per share as of December 31, 2019, $183.73 per share as of September 30, 2020, $193.97 per share as of December 31, 2020 and $246.46 per share as of March 2, 2021.

There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by us in selling equity to outside investors; (iv) our stage of development; (v) rights and preferences of our equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

JOBS Act and Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. As an emerging growth company (“EGC”) under the JOBS Act, we may delay the adoption of certain accounting standards until such time as those standards apply to private companies. Other exemptions and reduced reporting requirements under the JOBS Act for EGCs include presentation of only two years of audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation and less extensive disclosure about our executive compensation arrangements. Additionally, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period and, therefore, while we are an EGC we will not be subject to new or revised accounting standards while they become applicable to other public companies that are not EGCs, unless we choose to early adopt a new or revised accounting standard.

We will remain classified as an EGC until the earlier of: (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of completion of the IPO of SRNG, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC.

Recently Issued Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 of our consolidated financial statements appearing elsewhere in this proxy statement/prospectus, such standards will not have a material impact on our financial statements or do not otherwise apply to our current operations.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Fluctuation Risk

We are exposed to market risk related to changes in interest rates. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are invested in short-term U.S. Treasury obligations. However, because of the short-term nature of the instruments in our portfolio, an immediate change in market interest rates of 100 basis points would not have a material impact on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

Foreign Currency Fluctuation Risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation Fluctuation Risk

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the three months ended March 31, 2021 and 2020 or during the years ended December 31, 2020 and 2019.

OWNERSHIP SUMMARY

The following table sets forth the ownership summary of New Ginkgo on a pro forma basis as of June 15, 2021, after giving effect to the Business Combination and assuming (i) that no public shares are redeemed and (ii) that 125,000,000 public shares, the maximum number, are redeemed.

Please refer to the historical financial statements of SRNG and Ginkgo as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Assuming No Redemptions	%	Assuming Maximum Redemptions(1)%
Ginkgo Stockholders(2)	1,500,047,728	84.2%	1,500,047,728	91.8%

SRNG Public Shareholders	172,500,000	9.7%	47,495,544	2.9%

PIPE Investors	77,500,000	4.4%	77,500,000	4.7%

Sponsor(3)	30,232,500	1.7%	7,774,775	0.6%

	1,780,280,228	100.0%	1,632,818,047	100.0%

(1)

Assumes that holders of 125,000,000 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $1.725 billion held in trust as of July 15, 2021 and a redemption price of $10.00 per share).

(2)

Assumes that the aggregate cash consideration is $17,774 million in the no redemption scenario and $16,524 million in the maximum redemption scenario, based on cash on hand at Closing, and includes both the shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock to be issued and outstanding (but not the 1,599,420 shares of New Ginkgo Class A common stock underlying the Ginkgo warrants).

(3)	Excludes the 12.9 million and 18.5 million Sponsor Earn-out Shares under the no redemption scenario and the, maximum redemption scenario, respectively.

The share numbers and ownership percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing of the Business Combination), (b) the Earn-out Consideration to be held in escrow and subject to release to the SRNG Earn-out Group and the Ginkgo Earn-out Group in accordance with the terms of the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the share numbers and ownership percentages set forth above will be different.

DESCRIPTION OF NEW GINKGO SECURITIES

As a result of the Business Combination, SRNG shareholders who receive shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock in the transactions will become New Ginkgo stockholders. Your rights as New Ginkgo stockholders will be governed by Delaware law and by New Ginkgo’s certificate of incorporation and bylaws. The following description of the material terms of New Ginkgo’s securities, including the New Ginkgo common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and Proposed Bylaws (which are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus) carefully and in their entirety because they describe your rights as a holder of shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock.

Authorized and Outstanding Capital Stock

New Ginkgo’s certificate of incorporation will authorize the issuance of 16,000,000,000 shares of all classes of New Ginkgo’s capital stock, consisting of:

•	200,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share;

•	4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share; and

•	800,000,000 shares of New Ginkgo Class C common stock, par value $0.0001 per share.

As of                     , 2021, the record date, SRNG had outstanding              SRNG Class A ordinary shares,              SRNG Class B ordinary shares, and              warrants, consisting of              public warrants and              private placement warrants.

Assuming that none of SRNG’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and the respective numbers of SRNG shares and SRNG warrants outstanding immediately prior to the consummation of the Business Combination are the same as they were on the record date, we expect that, immediately after the consummation of the Business Combination, there will be outstanding approximately 1,226,255,905 shares of New Ginkgo Class A common stock, approximately 554,024,323 shares of New Ginkgo Class B common stock, and approximately 51,825,000 warrants to purchase shares of New Ginkgo Class A common stock. Assuming that 125,000,000 of SRNG’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and the respective numbers of SRNG shares and SRNG warrants outstanding immediately prior to the consummation of the Business Combination are the same as they were on the record date, we expect that, immediately after the consummation of the Business Combination, there will be outstanding approximately 1,078,794,724 shares of New Ginkgo Class A common stock, approximately 554,024,323 shares of New Ginkgo Class B common stock, and approximately 51,825,500 warrants to purchase shares of New Ginkgo Class A common stock.

Common Stock

New Ginkgo will have three classes of authorized common stock: New Ginkgo Class A common stock, New Ginkgo Class B common stock, and New Ginkgo Class C common stock. Generally, New Ginkgo Class B common stock can only be issued to, transferred to, and held by New Ginkgo’s directors and employees, or trusts or legal entities through which the right to vote the shares of New Ginkgo Class B common stock held thereby is exercised exclusively by one or more of New Ginkgo’s directors or employees (any such director, employee, trust or legal entity, an “Eligible Holder”), unless otherwise determined by a majority of the Class B Directors then serving.

Voting Rights

New Ginkgo Class A Common Stock

Holders of New Ginkgo Class A common stock will be entitled to one (1) vote for each share of New Ginkgo Class A common stock held of record by such holder on all matters voted upon by New Ginkgo stockholders.

New Ginkgo Class B Common Stock

Holders of New Ginkgo Class B common stock will be entitled to ten (10) votes for each share of New Ginkgo Class B common stock held of record by such holder on all matters voted upon by New Ginkgo stockholders.

New Ginkgo Class C Common Stock

Except as expressly provided in New Ginkgo’s certificate of incorporation or required by applicable law, holders of New Ginkgo Class C common stock generally will not be entitled to vote on matters voted upon by New Ginkgo stockholders. Solely to the extent that a holder of New Ginkgo Class C common stock is expressly entitled to vote on any matter pursuant to New Ginkgo’s certificate of incorporation or by applicable law, the holder will be entitled to one (1) vote for each share of New Ginkgo Class C common stock held of record by such holder.

Stockholder Votes

Holders of New Ginkgo common stock generally will vote together as a single class on all matters submitted to a vote of New Ginkgo stockholders (including the election and removal of directors), unless otherwise provided in New Ginkgo’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of the New Ginkgo stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that New Ginkgo’s directors will be elected by a plurality of the votes cast. Holders of New Ginkgo Class A common stock will not be entitled to cumulate their votes in the election of New Ginkgo’s directors.

Delaware law could require holders of a class of New Ginkgo’s capital stock to vote separately as a class on any proposed amendment of New Ginkgo’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of New Ginkgo common stock will not be entitled to vote on any amendment to New Ginkgo’s certificate of incorporation that relates solely to the terms of one or more series of New Ginkgo’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of New Ginkgo’s preferred stock, pursuant to New Ginkgo’s certificate of incorporation or by applicable law.

Stockholder Action by Written Consent

The Proposed Charter provides that New Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of New Ginkgo then serving or (b) the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. In all other circumstances, any action required or permitted to be taken by New Ginkgo’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.

Special Meetings of Stockholders

The Proposed Charter provides that, except as otherwise required by applicable law, special meetings of New Ginkgo’s stockholders may be called only by the New Ginkgo Board, the chairman of the New Ginkgo Board, New Ginkgo’s chief executive officer or president, or, at any time that the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo.

Economic Rights

Except as otherwise expressly provided in New Ginkgo’s certificate of incorporation or required by applicable law, shares of each class of New Ginkgo common stock will have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of New Ginkgo preferred stock, the holders of shares of each class of New Ginkgo common stock will be entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of New Ginkgo) paid by New Ginkgo, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of New Ginkgo Class A common stock, the outstanding shares of New Ginkgo Class B common stock, and the outstanding shares of New Ginkgo Class C common stock, each voting separately as a class, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of New Ginkgo common stock, then holders of New Ginkgo Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class A common stock, holders of New Ginkgo Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class B common stock, and holders of shares of Class C common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class C common stock.

Subdivisions, Combinations and Reclassifications

If New Ginkgo subdivides or combines any class of New Ginkgo common stock with any other class of New Ginkgo common stock, then each class of New Ginkgo common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of New Ginkgo Class A common stock, the outstanding shares of New Ginkgo Class B common stock, and the outstanding shares of New Ginkgo Class C common stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

The Proposed Charter provides that, in the event of certain extraordinary transactions affecting New Ginkgo (including certain transactions resulting in a change of control of New Ginkgo, the acquisition by a third party of assets of New Ginkgo generating at least 50% of New Ginkgo’s revenues on a consolidated basis, or any merger or consolidation of New Ginkgo), shares of each class of New Ginkgo common stock will be entitled to receive ratably, on a per share basis, any consideration paid or otherwise distributed to, or rights received by, New Ginkgo stockholders, or into which such shares are converted or for which such shares are exchanged, in connection with such extraordinary transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class, except that, to the extent that such consideration is paid in the form of securities or other equity interests, holders of New Ginkgo Class B common stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of New Ginkgo Class A common stock and holders of New Ginkgo Class C may receive a class, series or other form of such securities or other equity interests having no voting power.

Additionally, the Proposed Charter prohibits New Ginkgo from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, New Ginkgo stockholders in the manner provided in the paragraph immediately above.

Equal Value upon Disposition

The Proposed Charter provides that, in the case of any disposition of New Ginkgo Class B common stock for value, the value paid in respect of such share of New Ginkgo Class B common stock must be equal to the prevailing price per share of Class A common stock at the time of such disposition for value. New Ginkgo may (and expects to) from time to time establish restrictions, policies and procedures relating to transfers and dispositions of shares of New Ginkgo Class B common stock as it deems necessary or advisable.

Transfer Restrictions

Lock-up Applicable to Founders and Employees

The Proposed Charter provides that, subject to customary exceptions and the other exceptions described in the following sentences, the Founders and their affiliated trusts and any New Ginkgo stockholder who is an employee of New Ginkgo or any of its wholly owned subsidiaries at the time of the Closing, and any transferee of any of the foregoing, will be unable to transfer their shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received as consideration in the merger (including upon the settlement of any equity award of New Ginkgo into which any equity award of Ginkgo was converted in the merger), other than the Earn-out Consideration, for a period of one year following the closing of the Business Combination. The transfer restrictions described in the foregoing sentence will not apply to an aggregate of 10% of the total number of shares subject to such transfer restrictions, excluding (from this exception to such transfer restrictions) any shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received upon the settlement of any equity award of New Ginkgo into which any equity award of Ginkgo that was, immediately prior to the effective time of the merger, subject to any unsatisfied service- or time-based vesting condition was converted in the merger. Additionally, solely in the case of any holder of any equity award of New Ginkgo (including any such equity award into which any equity award of Ginkgo was converted in the merger), the transfer restrictions described in the first sentence of this paragraph will be lifted, beginning on the earlier of March 1, 2022 and the date that is 15 calendar days before the date on which any tax relating to such equity award (other than any equity or portion thereof that is exempted from such transfer restrictions by virtue of the immediately preceding sentence) will become due under applicable law (as reasonably determined by New Ginkgo), solely to the extent necessary to yield aggregate net proceeds to such holder in connection with the transfer of such holder’s shares of New Ginkgo Class A common stock or shares of New Ginkgo Class B common stock (assuming, in each case, that such shares would be sold for value at the prevailing trading price of shares of New Ginkgo Class A common stock at the time of such transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity award (as reasonably determined by New Ginkgo).

Lock-up Applicable to Other Stockholders

The Proposed Charter provides that, subject to customary exceptions and the other exceptions described in the following sentence, stockholders of the corporation other than those described in the paragraph immediately above will be unable to transfer their shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received as consideration in the merger (including upon the settlement of any equity award of New Ginkgo into which an equity award of Ginkgo was converted in the merger), other than the Earn-out Consideration, for a period of 180 days following the closing of the Business Combination. Solely in the case of any holder of any equity award of New Ginkgo (including any such equity award into which any equity award of Ginkgo was converted in the merger), the transfer restrictions described in the foregoing sentence will be lifted, beginning on the earlier of March 1, 2022 and the date that is 15 calendar days before the date on which any tax relating to such equity award will become due under applicable law (as reasonably determined by New Ginkgo), solely to the extent necessary to yield aggregate net proceeds to such holder in connection with the transfer of such holder’s shares of New Ginkgo Class A common stock or shares of New Ginkgo Class B common stock (assuming, in each case, that such shares would be sold for value at the prevailing trading price of shares of New Ginkgo Class A common stock at the time of such transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity awards (as reasonably determined by New Ginkgo).

Conversion

Optional Conversion

Holders of New Ginkgo Class B common stock will have the right to convert shares of their New Ginkgo Class B common stock into fully paid and non assessable shares of New Ginkgo Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to New Ginkgo’s transfer agent.

Automatic Conversion

Generally, shares of New Ginkgo Class B common stock will convert automatically into New Ginkgo Class A common stock upon the holder of such shares ceasing to be an Eligible Holder (whether as a result of the holder’s termination, resignation or removal as a director or employee of New Ginkgo, the transfer of such shares to an individual, trust or entity that is not an Eligible Holder, a person other than a director or employee of New Ginkgo gaining any direct or indirect right to vote such shares, or otherwise), unless otherwise determined by the affirmative vote of a majority of the directors of New Ginkgo then serving who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of New Ginkgo are then listed for trading. A determination by the secretary of the New Ginkgo that an event has occurred that triggers the automatic conversion of New Ginkgo Class B common stock into New Ginkgo Class A common stock will be conclusive and binding; however, a holder of New Ginkgo Class B common stock (or New Ginkgo Class A common stock into which New Ginkgo Class B common stock has converted) who believes in good faith that such determination is in error may appeal such determination to the New Ginkgo Board, in which case, the determination of the New Ginkgo Board (including as to whether or not to review such determination) will be conclusive and binding.

Conversion Policies and Procedures

New Ginkgo may (and expects to) establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class stock structure and the conversion of New Ginkgo Class B common shares to New Ginkgo Class A common shares. Adoption or amendment of any such policy or procedure must be approved by the affirmative vote of a majority of New Ginkgo’s directors and, if any Class B Director is then serving, at least one Class B Director (defined below).

Registration Rights

Certain New Ginkgo stockholders will be party to a registration rights agreement with New Ginkgo that will be effective upon the consummation of the Business Combination. The registration rights agreement will grant certain New Ginkgo stockholders the right to require, subject to certain conditions and limitations, that New Ginkgo register for resale securities held by such stockholders and certain “piggback” registration rights with respect to registrations initiated by New Ginkgo. The registration of shares of New Ginkgo Class A common stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable New Ginkgo stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. New Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

The Proposed Charter and the Proposed Bylaws do not provide for any preemptive or subscription rights with respect to the New Ginkgo common stock, and there are no redemption or sinking fund provisions applicable to the New Ginkgo common stock. Upon completion of the Business Combination, all the outstanding shares of New Ginkgo common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Proposed Charter authorizes the New Ginkgo Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of New Ginkgo preferred stock in one or more series from time to time by resolution, without further action by New Ginkgo’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of New Ginkgo common stock) and any qualifications, limitations or restrictions thereof. The issuance of New Ginkgo preferred stock could adversely affect the voting power of holders of New Ginkgo common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are expected to be outstanding immediately following the consummation of the Business Combination, and there is no present plan to issue any shares of preferred stock.

Other Constituencies

In acknowledgment of our goal of serving all of our stakeholders over the long term, the Proposed Charter provides that, in addition to any other considerations which the New Ginkgo Board, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of New Ginkgo, taking into account and considering, as deemed appropriate, the effects of such action on our (a) stockholders and (b) other stakeholders, including our workforce, customers, suppliers, academic researchers, governments and communities, in the case of (b), as may be identified or revised by the New Ginkgo Board from time to time. The Proposed Charter also provides that nothing in the Proposed Charter or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.

Election, Appointment and Removal of Directors

Until the time at which the outstanding shares of New Ginkgo Class B common stock cease to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, the holders of New Ginkgo Class B common stock, voting separately as a class, will be entitled to nominate and elect a number of directors equal to 25% (rounded up to the nearest whole number) of the total number of directors constituting the New Ginkgo Board (each such director, a “Class B Director”). All other directors of New Ginkgo will be elected by the holders of all classes of New Ginkgo common stock, voting together as a single class.

The total number of directors constituting the New Ginkgo Board will be fixed from time to time by New Ginkgo’s board of directors, but will be subject to adjustment to ensure that the total number of directors that the holders of New Ginkgo Class B common stock are entitled to nominate and elect is at least 25% of the total number of directors constituting the New Ginkgo Board.

The Proposed Charter provides that any Class B Director may be removed from office (a) with cause, only by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock and (b) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, voting together as a single class. Any director of New Ginkgo other than a Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, voting together as a single class.

The Proposed Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the New Ginkgo Board, may be filled only by the New Ginkgo Board. Vacancies with respect to any Class B Director may be filled only by the remaining Class B Directors.

Committees of the Board of Directors

The New Ginkgo Board will establish and maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time. For so long as any Founder serving as a director of New Ginkgo holds shares of New Ginkgo Class B common stock, such director will not be permitted to serve as a member of the compensation committee of the New Ginkgo Board. Subject to applicable requirements of the securities exchange on which equity securities of New Ginkgo are then listed for trading, at any time that any Class B Director is serving as a director of New Ginkgo, each committee (other than the compensation committee) of the New Ginkgo Board must include at least one Class B Director unless a majority of the Class B Directors then serving approve the formation and composition of such committee.

Action by the New Ginkgo Board of Directors to Terminate a Founder

New Ginkgo may not terminate the employment of any Founder for cause, or materially and adversely reduce the responsibilities, title or position of such Founder for cause, without the prior written consent of such Founder, or make any determination that an event has occurred with respect to such Founder that constitutes “cause” (as that term or any similar concept may be defined or used in any agreement relating to the employment of such Founder by New Ginkgo or any of its subsidiaries or any policy of New Ginkgo or any of its subsidiaries applicable to the employment of such Founder), unless such termination, reduction or determination has been approved by at least 75% of the directors of New Ginkgo then in office.

New Ginkgo may not terminate the employment of any Founder other than for cause, or materially and adversely reduce the responsibilities, title or position of such Founder other than for cause, without the prior written consent of such Founder, unless such termination or reduction has been approved by at least 75% of the directors of New Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of New Ginkgo, at least one director of New Ginkgo who is a Founder.

Anti-Takeover Effects of the Proposed Charter and the Proposed Bylaws

The Proposed Charter and Proposed Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of New Ginkgo. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the New Ginkgo Board, which we believe may result in improvement of the terms of any such acquisition in favor of New Ginkgo’s stockholders. However, these provisions also give the New Ginkgo Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which New Ginkgo’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our EIP and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of New Ginkgo by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Proposed Charter provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of New Ginkgo. Such provisions include those relating to (i) stockholder action by written consent, (ii) special meetings of stockholders, (iii) the New Ginkgo Board (including the election, appointment and removal of directors), (iv) termination of the employment of any Founder, material and adverse reduction of the responsibilities, title or position of any Founder without the prior written consent of such Founder, or determination that an event has occurred with respect to any Founder that constitutes “cause”, (v) limitation of the personal liability of New Ginkgo’s directors, and (vi) New Ginkgo’s waiver of the corporate opportunity doctrine.

The Proposed Charter provides that New Ginkgo’s bylaws may be adopted, amended, altered or repealed by the New Ginkgo Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of New Ginkgo (or, if the New Ginkgo Board has recommended that stockholders approve such modification to New Ginkgo’s bylaws, the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo).

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of New Ginkgo or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the New Ginkgo Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of New Ginkgo and to reduce New Ginkgo’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Ginkgo’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the Proposed Charter provides for a multi-class stock structure, which will give New Ginkgo’s directors and employees (including the Founders) and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, significant influence over all matters requiring stockholder approval, including the election of New Ginkgo’s directors and significant corporate transactions, such as a merger or other sale of New Ginkgo or all or substantially all of its assets.

No Cumulative Voting for Directors

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Charter does not provide for cumulative voting. As a result, the holders of shares of New Ginkgo common stock representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo will be able to elect all of the directors (other than the Class B Directors) then standing for election.

Vacancies on the New Ginkgo Board

The Proposed Charter authorizes only the New Ginkgo Board to fill vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the New Ginkgo Board. In addition, the total number of directors constituting the New Ginkgo Board is permitted to be changed only by the New Ginkgo Board, subject to the requirement that at least 25% of the total number of New Ginkgo’s directors be Class B Directors (for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all the outstanding shares of New Ginkgo common stock). These provisions could prevent a stockholder from increasing the total number of New Ginkgo’s directors and then gaining control of the New Ginkgo Board.

Requirements to Terminate Employment of Founders

The Proposed Charter requires that any termination by New Ginkgo of the employment of any Founder other than for cause, or material and adverse reduction of the responsibilities, title or position of such of such Founder other than for cause without the prior written consent of such Founder, be approved by at least 75% of the directors of New Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of New Ginkgo, at least one director of New Ginkgo who is a Founder. This provision, together with the right of the holders of New Ginkgo Class B common stock to nominate and elect 25% of the New Ginkgo Board, could make it more difficult for a stockholder that gains control of the New Ginkgo Board to effect changes in New Ginkgo’s management.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The Proposed Charter permits special meetings of New Ginkgo’s stockholders to be called only by the New Ginkgo Board, the chairman of the New Ginkgo Board, New Ginkgo’s chief executive officer or president, or, at any time that the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. These provisions might delay the ability of New Ginkgo’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of New Ginkgo’s directors from office.

Stockholder Action by Written Consent

The Proposed Charter provides that New Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of New Ginkgo then serving or (b) the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. As a result, if the holders of New Ginkgo Class B common stock were to cease to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, New Ginkgo’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders, unless the New Ginkgo Board had unanimously approved the action to be taken or effected.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the New Ginkgo Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide New Ginkgo with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Ginkgo Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Proposed Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude New Ginkgo’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the New Ginkgo Board, or might discourage or impede an attempt by a potential acquirer of New Ginkgo to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of New Ginkgo.

Business Combinations

New Ginkgo has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Ginkgo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because New Ginkgo has opted out of Section 203 of the DGCL in the Proposed Charter, Section 203 of the DGCL will not apply to New Ginkgo.

Warrants

Ginkgo Warrants

At the effective time of the Merger, each warrant to purchase shares of Ginkgo capital stock (each, a “Ginkgo Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Merger (after giving effect to the Company Recapitalization, pursuant to which each Ginkgo Warrant to purchase shares of Ginkgo preferred stock will become a Ginkgo Warrant to purchase shares of Ginkgo Class A common stock), other than such Ginkgo Warrants that are automatically exercised in full in accordance with their terms by virtue of the occurrence of the Merger immediately prior to the effective time of the Merger, will be assumed by New Ginkgo and converted into a warrant to purchase shares of New Ginkgo Class A common stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as are in effect with respect to such Ginkgo Warrant immediately prior to the effective time, with appropriate adjustments to the number of shares of New Ginkgo Class A common stock underlying such warrant and the exercise price applicable thereto to account for the merger.

SRNG Warrants

At the effective time of the Domestication, each warrant to purchase SRNG ordinary shares (each, a “SRNG Warrant”) that is issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms will be converted into a warrant to purchase shares of New Ginkgo common stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such SRNG Warrant immediately prior to the effective time.

There are currently outstanding an aggregate of 53,750,000 warrants to acquire SRNG Class A ordinary shares, which comprise 19,250,000 private placement warrants held by SRNG’s Sponsor and 34,500,000 public warrants.

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 53,750,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Ginkgo Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New Ginkgo Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that New Ginkgo has an effective registration statement under the Securities Act covering the New Ginkgo Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such New Ginkgo Class A common stock is available (or New Ginkgo permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of New Ginkgo Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, New Ginkgo may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the New Ginkgo Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New Ginkgo sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Ginkgo, New Ginkgo may exercise its redemption right even if New Ginkgo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Ginkgo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Ginkgo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Ginkgo Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If New Ginkgo calls the warrants for redemption as described above, New Ginkgo’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Ginkgo’s management will consider, among other factors, New Ginkgo’s cash position, the number of warrants that are outstanding and the dilutive effect on New Ginkgo’s stockholders of issuing the maximum number of shares of New Ginkgo Class A common stock issuable upon the exercise of its warrants. If New Ginkgo management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Ginkgo Class A common stock equal to the quotient obtained by dividing (x) the product of the number of New Ginkgo Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Ginkgo Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New Ginkgo Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the New Ginkgo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Ginkgo Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

New Ginkgo believes this feature is an attractive option to New Ginkgo if New Ginkgo does not need the cash from the exercise of the warrants after the Business Combination. If New Ginkgo calls the New Ginkgo warrants for redemption and New Ginkgo’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify New Ginkgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New Ginkgo Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Ginkgo Class A common stock is increased by a share capitalization payable in shares of New Ginkgo Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Ginkgo Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Ginkgo common stock. A rights offering to holders of common stock entitling holders to purchase New Ginkgo Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New Ginkgo Class A common stock equal to the product of  (i) the number of shares of New Ginkgo Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Ginkgo Class A common stock) and (ii) the quotient of  (x) the price per share of New Ginkgo Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Ginkgo Class A common stock, in determining the price payable for New Ginkgo Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Ginkgo Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the New Ginkgo Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Ginkgo, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New Ginkgo Class A common stock on account of such New Ginkgo Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, or (d) in connection with the redemption of New Ginkgo’s public shares upon New Ginkgo’s failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Ginkgo Class A common stock in respect of such event.

If the number of outstanding shares of New Ginkgo Class A common stock is decreased by a consolidation, combination or reclassification of New Ginkgo Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Ginkgo Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New Ginkgo Class A common stock.

Whenever the number of shares of New Ginkgo Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Ginkgo Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Ginkgo Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Ginkgo Class A common stock (other than those described above or that solely affects the par value of such New Ginkgo Class A common stock), or in the case of any merger or consolidation of New Ginkgo with or into another corporation (other than a consolidation or merger in which New Ginkgo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding New Ginkgo Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Ginkgo as an entirety or substantially as an entirety in connection with which New Ginkgo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New Ginkgo Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Ginkgo Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Ginkgo Class A common stock in such a transaction is payable in the form of New Ginkgo Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Ginkgo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on New Ginkgo Class A common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Ginkgo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New Ginkgo Class A common stock. After the issuance of New Ginkgo Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the New Ginkgo Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by New Ginkgo for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of New Ginkgo Class A common stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by New Ginkgo and exercisable by the holders on the same basis as the warrants included in the units being sold in the Business Combination.

Exclusive Forum

The Proposed Bylaws provide that, unless New Ginkgo otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of New Ginkgo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Ginkgo to New Ginkgo or any of New Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of New Ginkgo’s certificate of incorporation or bylaws, or to interpret, apply, enforce or determine the validity of New Ginkgo’s certificate of incorporation or bylaws, or (d) any action asserting a claim against New Ginkgo or any current or former director, officer, employee, agent or stockholder of New Ginkgo (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Chancery Court. The foregoing will not apply, however, to any action, claim or proceeding as to which the Chancery Court (or, if applicable, another state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of the such court within ten (10) days following such determination).

Notwithstanding the foregoing, unless New Ginkgo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of New Ginkgo’s directors for damages for any breach of fiduciary duty as a director.

The Proposed Bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), New Ginkgo must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of New Ginkgo or, while serving as a director or officer of New Ginkgo, is or was serving at the request of New Ginkgo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. New Ginkgo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Ginkgo’s directors, officers, and certain employees for some liabilities. New Ginkgo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing lawsuits against New Ginkgo’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New Ginkgo’s directors and officers, even though such an action, if successful, might otherwise benefit New Ginkgo and its stockholders. In addition, your investment in New Ginkgo may be adversely affected to the extent that New Ginkgo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Ginkgo’s directors,

officers, or employees for which indemnification is sought.

Corporate Opportunities

The Proposed Charter provides for the renouncement by New Ginkgo of any interest or expectancy of New Ginkgo in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of New Ginkgo who is not an employee of New Ginkgo or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of New Ginkgo.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Ginkgo’s stockholders will have appraisal rights in connection with a merger or consolidation of New Ginkgo. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Ginkgo’s stockholders may bring an action in New Ginkgo’s name to procure a judgment in New Ginkgo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Ginkgo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company will be the transfer agent for New Ginkgo Class A Common Stock and the warrant agent for New Ginkgo warrants.

Listing of New Ginkgo Class A Common Stock and New Ginkgo Warrants

Application will be made for the shares of New Ginkgo Class A common stock and the New Ginkgo warrants to be approved for listing on the NYSE under the symbols “DNA” and “DNA.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New Ginkgo for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Ginkgo at the time of, or at any time during the three months preceding, a sale and (ii) New Ginkgo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Ginkgo Class A common stock or warrants of New Ginkgo for at least six months but who are affiliates of New Ginkgo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New Ginkgo Class A common stock then outstanding; or

•	the average weekly reported trading volume of New Ginkgo’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Ginkgo under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Ginkgo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SRNG has completed its initial business combination.

Following the Closing, New Ginkgo will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS

General

SRNG is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Island Companies Act and the Current Charter (the “Cayman Constitutional Documents”) govern the rights of SRNG shareholders. As a result of the Business Combination, SRNG shareholders who receive shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock will become New Ginkgo stockholders. New Ginkgo will be incorporated under the laws of the State of Delaware and the rights of New Ginkgo stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws (the “New Ginkgo Constitutional Documents”). Thus, following the Business Combination, the rights of SRNG shareholders who become New Ginkgo stockholders in the Business Combination will no longer be governed by the Cayman Islands Companies Act and the Cayman Constitutional Documents and instead will be governed by the DGCL and the New Ginkgo Constitutional Documents.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of SRNG shareholders under the Cayman Constitutional Documents (left column), and the rights of New Ginkgo’s stockholders under forms of the New Ginkgo Constitutional Documents (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter a copy of which is attached to this proxy statement/prospectus as Annex G, the Proposed Charter, a copy of which is attached as Annex B, and the New Ginkgo bylaws, a copy of which is attached as Annex C. You should also review the Cayman Islands Companies Act and the DGCL to understand how these laws apply to SRNG and New Ginkgo, respectively.

SRNG	New Ginkgo
Authorized Share Capital

Under the Cayman Constitutional Documents, SRNG is currently authorized to issue 481,000,000 shares, consisting of (a) 480,000,000 ordinary shares, including 400,000,000 SRNG Class A ordinary shares, par value $0.0001 per share, and 80,000,000 SRNG Class B ordinary shares, par value $0.0001 per share, and (b) 1,000,000 preference shares, par value $0.0001 per share.

Under the Cayman Constitutional Documents, an increase in share capital occurs by ordinary resolution.

New Ginkgo will be authorized to issue 16,000,000,000 shares of capital stock, consisting of (i) 15,800,000,000 shares of common stock including 10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share, 4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share, and 800,000,000 shares of New Ginkgo Class C common stock, par value $0,0001 per share and (ii) 200,000,000 shares of preferred stock, par value $0.0001 per share.

Upon consummation of the Business Combination, we expect there will be approximately 1,226,255,905 shares of New Ginkgo Class A common stock and approximately 554,024,323 shares of New Ginkgo Class B common stock (in each case, assuming no redemptions) outstanding. Following consummation of the Business Combination, New Ginkgo is not expected to have any preferred stock outstanding.

SRNG	New Ginkgo

Rights of Preferred Stock

The directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of SRNG to carry out a Class B Share Conversion set out in the Articles.	The New Ginkgo Board may fix for any class or series of preferred stock such powers (which may include full, limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New Ginkgo Board providing for the issuance of such class or series.

Number and Qualification of Directors

The Cayman Constitutional Documents provide that prior to the closing of a business combination the appointment of the SRNG Board is permitted by ordinary resolution of the holders of SRNG Class B ordinary shares.	Subject to any rights of holders of preferred with respect to the election of directors, between New Ginkgo and certain of its stockholders, the number of directors will be fixed from time to time solely by resolution adopted by the New Ginkgo Board, provided that, if at any time the number of directors that the holders of New Ginkgo Class B common stock are entitled to nominate and elect pursuant to the terms of the Proposed Charter is less than one-quarter of the total number of directors, then the number of directors the holders of New Ginkgo Class B common stock are entitled to nominate and elect will be automatically increased to the extent necessary so that the number of directors that the holders of New Ginkgo Class B common stock are entitled to nominate and elect is no less than one-quarter of the total number of directors of New Ginkgo.

Classification of the Board of Directors

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the SRNG Board. At the first annual general meeting of SRNG, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of SRNG, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of SRNG, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of	Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. However, the Proposed Charter does not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.

SRNG	New Ginkgo
SRNG, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of the Current Charter, each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Election of Directors

Prior to the closing of a Business Combination, SRNG may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares increase and decrease the number of Directors and appoint any person to be a director or may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of SRNG Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such director will be appointed in connection with the closing of a Business Combination. Therefore, only holders of the SRNG Class B ordinary shares will vote on the election of directors at the Special Meeting.

Each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Subject to the rights of holders of preferred stock with respect to the election of directors, the holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock, voting as one class, shall elect directors; provided, that for so long (and only for so long) as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, the holders of New Ginkgo Class B common stock, voting separately as a class, shall be entitled to nominate and elect a number of directors equal to one-quarter of the total number of directors New Ginkgo.

Each director of New Ginkgo shall hold office until the expiration of the term for which he or she is elected and or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

At a duly called or convened stockholder meeting for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient for the election of a director.

Removal of Directors

Prior to the closing of a Business Combination, SRNG may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares increase and decrease the number of SRNG Directors and appoint any person to be a director or may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares remove any director. Prior to the closing of a Business Combination holders of SRNG Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such director will be appointed in connection with the closing of a Business Combination. After the closing of a Business Combination, SRNG may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

Subject to the rights of the holders of any series of preferred stock with respect to the election (or removal) of directors, any director (other than the Class B Directors) may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, together voting as a single class.

Any Class B Director may be removed from office (i) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of New

SRNG	New Ginkgo
Ginkgo Class B common stock and (ii) with cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo entitled to vote thereon, voting together as a single class.

Voting

Under the Cayman Constitutional Documents, the holders of SRNG Class A ordinary shares and SRNG Class B ordinary shares are entitled to one vote for each such share on each matter properly submitted to SRNG’s shareholders entitled to vote.

Holders of New Ginkgo Class A common stock will be entitled to cast one vote per share of New Ginkgo Class A common stock, holders of New Ginkgo Class B common stock will be entitled to cast 10 votes per share of New Ginkgo Class B common stock, and holders of New Ginkgo Class C common stock generally will not be entitled to vote with respect to their shares of New Ginkgo Class C common stock, except as otherwise expressly provided in the Proposed Charter or required by applicable law. Except as otherwise required by applicable law or the Proposed Charter, holders of all classes of New Ginkgo common stock vote together as a single class.

Except as otherwise required by applicable law, holders of New Ginkgo Class A common stock and New Ginkgo Class B common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New Ginkgo preferred stock if the holders of such affected series of New Ginkgo preferred stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or applicable law.

Cumulative Voting

Cayman Islands law does not prohibit cumulative voting, and SRNG’s Current Charter does not provide for cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Vacancies on the Board of Directors

Prior to the closing of a Business Combination, SRNG may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares increase and decrease the number of Directors and appoint any person to be a director or may by Ordinary Resolution of the holders of the SRNG Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of SRNG Class A ordinary shares shall have no right to vote on the appointment or removal of any director, even if such	Subject to the rights of the holders of any series of preferred stock with respect to the election of directors, vacancies occurring with respect to any director (other than the Class B Directors) for any reason and newly created directorships resulting from an increase in the authorized number of any director (other than the Class B Directors) may be filled only by vote of a majority of the remaining members of the New Ginkgo board of directors, although less than a quorum, or by a sole remaining director.

SRNG	New Ginkgo
director will be appointed in connection with the closing of a Business Combination.

Vacancies occurring with respect to any Class B Director for any reason and newly created directorships resulting from an increase in the authorized number of Class B Directors may be filled only by vote of a majority of the remaining Class B Directors, although less than a quorum, or by a sole remaining Class B Director.

Special Meeting of the Board of Directors

No similar provision.	Special meetings of the New Ginkgo Board may be called by the chairperson of the New Ginkgo Board, the chief executive officer of New Ginkgo, the president of New Ginkgo, the secretary of New Ginkgo or a majority of the total number of directors constituting the New Ginkgo Board.

Stockholder Action by Written Consent

An Ordinary Resolution means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

A Special Resolution includes a unanimous written resolution.

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders of New Ginkgo must be effected at a duly called annual or special meeting of the stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (i) such action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of all of the directors of New Ginkgo then in office or (ii) the holders of New Ginkgo Class B common stock that collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the New Ginkgo.

Amendment to Certificate of Incorporation

SRNG may by Special Resolution alter or add to the Memorandum and Articles of Association.

Subject to any vote or assent of any stockholder or the holders of any class or series of capital stock of New Ginkgo required by any provision of the Proposed Charter or applicable law, the affirmative vote of the holders of shares representing at least two-thirds of the voting power of all of the outstanding shares of capital stock of the Corporation are required to adopt, amend, alter or repeal any provision of the Proposed Charter that is inconsistent with the provisions of the Proposed Charter relating to stockholder actions, the New Ginkgo Board, limitation of personal liability of New Ginkgo’s directions, corporate opportunities or amendment of the Proposed Charter.

Under the Proposed Charter, so long as any shares of New Ginkgo Class B common stock remain outstanding, the New Ginkgo shall not, without the

SRNG	New Ginkgo

prior affirmative vote of the holders of two-thirds of the outstanding shares of New Ginkgo Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, amend the Proposed Charter (1) in a manner that adversely alters, changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions applicable to the shares of New Ginkgo Class B common stock or other rights, powers or preferences of the holders of New Ginkgo Class B common stock, (2) to provide for any holder of New Ginkgo Class A common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Ginkgo common stock other than as provided by the Proposed Charter or required by the DGCL, (3) to reclassify any outstanding shares of New Ginkgo Class A common stock into shares having rights as to dividends or liquidation that are senior to the New Ginkgo Class B common stock or the right to have more than one vote per share or any right to a separate class vote of the holders of such shares other than as provided by the Proposed Charter or required by the DGCL, (4) to authorize, or issue any shares of, any class or series of capital stock of New Ginkgo (other than New Ginkgo Class B common stock) having the right to more than one vote per share or any right to a separate class vote of the holders of such shares other than as provided by the Proposed Charter or required by the DGCL or (5) in a manner that otherwise adversely impact the rights, powers, preferences or privileges of the shares of New Ginkgo Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Ginkgo Class A common stock.

Under the Proposed Charter, so long as any shares of New Ginkgo Class A common stock remain outstanding, the prior affirmative vote of the holders of at least two-thirds of the outstanding shares of New Ginkgo Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, is required to amend the Proposed Charter (1) in a manner that adversely alters or changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions applicable to the New Ginkgo Class A common stock or other powers, preferences, or special rights of the shares of New Ginkgo Class A common stock; (2) to provide for any holder of New

SRNG	New Ginkgo
Ginkgo Class B common stock to have more than 10 votes per share or any rights to a separate class vote of the holders of shares of New Ginkgo Class B common stock other than as provided by the Proposed Charter or required by the DGCL, (3) to reclassify any outstanding shares of New Ginkgo Class B common stock into shares having rights as to dividends or liquidation that are senior to the New Ginkgo Class A common stock or the right to have more than 10 votes per share or any right to a separate class vote of the holders of such shares other than as provided by the Proposed Charter or required by the DGCL; or (4) in a manner that otherwise adversely impacts or affects the rights, powers or preferences of the New Ginkgo Class A common stock in a manner that is disparate from the manner in which it affects the rights, powers or preferences of the New Ginkgo Class B common stock.

Amendment of the Bylaws

No similar provision.

The New Ginkgo Board is expressly authorized to adopt, amend, alter or repeal any provision of the bylaws, provided that the changes are not in any manner inconsistent with the laws of the State of Delaware or New Ginkgo’s certificate of incorporation.

New Ginkgo stockholders may amend any provision of the bylaws; provided, that such action requires the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock of New Ginkgo; provided further, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock New Ginkgo.

Quorum

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Board of Directors. A majority of the total number of directors of New Ginkgo shall constitute a quorum; provided, that at any time that a Class B Director is serving as a director of New Ginkgo, at least one Class B Director shall be required to be present at a meeting of the New Ginkgo Board to constitute a quorum.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of issued and outstanding capital stock of New Ginkgo representing a majority of the voting power of all

SRNG	New Ginkgo
issued and outstanding shares of capital stock of New Ginkgo entitled to vote thereat constitutes a quorum; provided, however, that where a separate vote by a class or classes of capital stock is required, the holders of a majority in voting power of the shares of such class and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum.

Interested Directors

A director may hold any other office or place of profit under SRNG (other than the office of auditor) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.	New Ginkgo renounces any interest or expectancy of New Ginkgo in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by any director of New Ginkgo who is not an employee or officer of New Ginkgo or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of such director solely in such director’s capacity as a director of New Ginkgo.

Special Stockholder Meetings

No similar provision.	Special meetings of the New Ginkgo stockholders may be called at any time only by (1) the New Ginkgo Board, (2) the chairman of the New Ginkgo Board, (3) the chief executive officer or president of New Ginkgo or (4) at any time that the holders of New Ginkgo Class B Common Stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo.

Notice of Stockholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner mentioned in the Current Charter or in such other manner if any as may be prescribed by SRNG, provided that a general meeting of SRNG shall, whether or not the notice specified in the Current Charter has been given and whether or not the provisions of the Current Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and (b) in

Except as otherwise provided by law or the Proposed Constitutional Documents, notice of each meeting of the New Ginkgo stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the New Ginkgo stockholders entitled to notice of the meeting.

Without limiting the manner by which notice otherwise may be given to New Ginkgo stockholders, any notice to New Ginkgo stockholders given by New Ginkgo shall be effective if given by electronic mail in accordance with the DGCL. The notices of all

SRNG	New Ginkgo
the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.	meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

To be properly brought before an annual general meeting, business (other than nominations of directors) must be: (a) specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the directors in accordance with the Articles; (b) otherwise properly brought before the annual general meeting by or at the direction of the directors; or (c) otherwise properly brought before the annual general meeting by a Member who: (i) is a Minimum Member at the time of giving of the notice provided for in the Current Charter and at the time of the annual general meeting; (ii) is entitled to vote at such annual general meeting; and (iii) complies with the notice procedures set forth in the Current Charter.

For any such business to be properly brought before any annual general meeting pursuant the Current Charter, the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to SRNG not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by SRNG not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

No business may be conducted at an annual meeting of New Ginkgo stockholders, other than business that is either (i) specified in New Ginkgo notice of meeting delivered by or at the direction of the New Ginkgo Board, (ii) otherwise brought before the annual meeting by or at the direction of the New Ginkgo Board or the chairperson of the New Ginkgo Board or (iii) otherwise properly brought before the annual meeting by any stockholder of New Ginkgo who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New Ginkgo.

A New Ginkgo stockholder seeking to bring business before an annual meeting must (i) give timely notice thereof in proper written form to the Secretary of New Ginkgo and (ii) provide any updates or supplements to such notice at the times and in the forms required by the New Ginkgo bylaws. To be timely, a stockholder’s notice must be received at the principal executive offices of New Ginkgo not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, the notice must be delivered not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of such meeting was first made. The adjournment or postponement of an annual meeting or public announcement thereof will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

SRNG	New Ginkgo

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election as Directors may be made at an annual general meeting only by: (a) the Directors; or (b) is a Minimum Member at the time of giving of the notice provided for in the Current Charter and at the time of the annual general meeting; (ii) is entitled to vote for the appointments at such annual general meeting; and (iii) complies with the notice procedures set forth in the Current Charter (notwithstanding anything to the contrary the Current Charter shall be the exclusive means for a Member to make nominations of persons for election of directors at an annual general meeting). Any Member entitled to vote for the elections may nominate a person or persons for election as directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in the Current Charter, either by personal delivery or express or registered mail (postage prepaid), to SRNG not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by SRNG not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for election to the directors only as provided in the Current Charter and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.	Nominations of persons for election to the New Ginkgo Board may be made by any stockholder of New Ginkgo who provides a timely notice, is a stockholder of record on the date of giving such notices and on the record date for the determination of stockholders entitled to vote at such a meeting, and is entitled to vote at such meeting and on such election. Timely notice requires that the notice must be received in writing by the secretary of New Ginkgo at New Ginkgo’s principal executive officers either (i) in the case of an election of directors at an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (in most cases) or (ii) in the case of an election of directors at a special meeting, not earlier than one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (a) the ninetieth (90th) day prior to such special meeting and (b) the tenth (10th) day following the day on which public disclosure of the date of such special meeting for the election of directors is first made

Limitation of Liability of Directors and Officers

No Indemnified Person shall be liable to SRNG for any loss or damage incurred by SRNG as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful

SRNG	New Ginkgo
Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under the Current Charter unless or until a court of competent jurisdiction shall have made a finding to that effect.

repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

Indemnification of Directors, Officers

Every director and officer (which for the avoidance of doubt, shall not include auditors of SRNG), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of SRNG against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to SRNG for any loss or damage incurred by SRNG as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under the Current Charter unless or until a court of competent jurisdiction shall have made a finding to that effect.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Charter provides that New Ginkgo will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends

Subject to the Cayman Law and the current Charter and except as otherwise provided by the rights attached to any Shares, the directors may resolve to pay dividends and other distributions on Shares in issue and authorize payment of the dividends or other distributions out of the funds of SRNG lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of SRNG, out of the share premium account or as otherwise permitted by law.

Unless further restricted in a corporation’s certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Proposed Charter provides that, subject to the rights of any holders of preferred stock then outstanding, New Ginkgo common stock shall be

SRNG	New Ginkgo
treated equally, identically, and ratably, on a per share basis, with respect to any dividends that may be declared and paid from time to time by the New Ginkgo Board out of any assets of New Ginkgo legally available for dividends, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of New Ginkgo Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of New Ginkgo Class B common stock and by the affirmative vote of the holders of a majority of the outstanding shares of New Ginkgo Class C common stock, each voting separately as a class; provided, however, that, in the event that a dividend is paid in the form of New Ginkgo common stock (or rights to acquire such stock), holders of New Ginkgo Class A common stock shall receive New Ginkgo Class A common stock (or rights to acquire such stock, as the case may be), holders of New Ginkgo Class B common stock shall receive New Ginkgo Class B common stock (or rights to acquire such stock, as the case may be) and holders of New Ginkgo Class C common stock shall receive New Ginkgo Class C common stock (or rights to acquire such stock, as the case may be).

Liquidation

If SRNG shall be wound up, the liquidator shall apply the assets of SRNG in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up: (a) if the assets available for distribution amongst the Members shall be insufficient to repay the whole of SRNG’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or (b) if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of SRNG’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to SRNG for unpaid calls or otherwise.

If SRNG shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of SRNG and any other approval required by the Statute, divide amongst the

Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that in the event of the liquidation or winding up of New Ginkgo, whether voluntary or involuntary, holders of New Ginkgo common stock will be entitled to receive ratably all assets of New Ginkgo available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any liquidation, dissolution, distribution of assets, or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of New Ginkgo common stock, each voting separately as a class.

SRNG	New Ginkgo
Members in kind the whole or any part of the assets of SRNG (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

Supermajority Voting Provisions

Subject to other provisions of the Current Charter, if at any time the share capital of SRNG is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not SRNG is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article of the Current Charter, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll

In addition to any other vote required by applicable law, the affirmative vote of two-thirds of the voting power of the outstanding shares of New Ginkgo common stock will be required in order for the stockholders to amend the New Ginkgo bylaws; provided further, however, that if the New Ginkgo Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock New Ginkgo.

In addition to any other vote required by applicable law, the affirmative vote of two-thirds of the voting power of the outstanding shares of New Ginkgo Class A common stock will be required in order for the stockholders of New Ginkgo to (1) amend the Proposed Charter in certain circumstances, or (2) to reclassify any outstanding shares of New Ginkgo Class B common stock to have more than 10 votes per share or any right to a separate class vote other than as provided by the Proposed Charter or the DGCL.

So long as any share of Class B common stock remains outstanding, in addition to any other vote required by applicable law, the affirmative vote of two-thirds of the voting power of the outstanding shares of New Ginkgo Class B common stock will be required in order for the stockholders of New Ginkgo to (1) amend the Proposed Charter in certain circumstances, or (2) to reclassify any outstanding shares of New Ginkgo Class A common stock to have more than one vote per share or any right to a separate class vote other than as provided by the Proposed Charter or the DGCL.

SRNG	New Ginkgo

Anti-Takeover Provisions and Other Stockholder Protections

The Current Charter does not provide restrictions on takeovers of SCH by a related shareholder following a business combination.	The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a prohibition on stockholder action by written consent (unless such action has been recommended by the New Ginkgo Board or the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation) and blank check preferred stock.

Preemptive Rights

There are no preemptive rights relating to the SRNG ordinary shares.	There are no preemptive rights relating to the shares of New Ginkgo common stock.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to SRNG as a whole.

In addition to fiduciary duties, directors of SRNG owe a duty of care, diligence and skill. Such duties are owed to SRNG but may be owed direct to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New Ginkgo Board may exercise all such authority and powers of New Ginkgo and do all such lawful acts and things as are not by statute or the New Ginkgo Constitutional Documents directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records

The directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of SRNG or any of them shall be open to the inspection of Members not being directors and no Member (not being a director) shall have any right of inspecting any account or book or document of SRNG except as conferred by	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and

SRNG	New Ginkgo
Statute or authorized by the directors or by SRNG in general meeting.	records for a proper purpose during the usual hours for business.

Choice of Forum

No similar provision.

The Proposed Bylaws generally designate the Court of Chancery of the State of Delaware as the sole and exclusive forum, to the fullest extent permitted by law, for resolution of (i) any derivative action or proceeding brought on behalf of New Ginkgo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Ginkgo, or any claim for aiding and abetting such an alleged breach, (iii) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of the Proposed Constitutional Documents, or to interpret, apply, enforce or determine the validity of either of the Proposed Constitutional Documents, and (iv) any action asserting a claim against New Ginkgo or any current or former director, officer, employee, agent or stockholder of New Ginkgo arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provisions set forth in the Proposed Bylaws do not apply to suits brought to enforce any liability or duty created by the Exchange Act.

To the fullest extent permitted by law, any stockholder of New Ginkgo that brings an action within the scope of the exclusive forum provisions described above in a court other than the applicable courts described above will be deemed to have consented to the personal jurisdiction of the applicable courts described above in connection with any action brought to enforce such exclusive forum provisions and to having service of process made upon such stockholder’s counsel.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to SRNG regarding (i) the beneficial ownership of SRNG ordinary shares as of May 7, 2021 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of New Ginkgo common stock (assuming a “no redemption” scenario and a “maximum redemption” scenario as described below) by:

•	each of SRNG’s current executive officers and directors, and all executive officers and directors of SRNG as a group, in each case pre-Business Combination;

•	each person who will become a named executive officer or director of New Ginkgo, and all executive officers and directors of New Ginkgo as a group, in each case post-Business Combination;

•	each person who is known to be the beneficial owner of more than 5% of a class of SRNG ordinary shares pre-Business Combination; and

•	each person who is expected to be the beneficial owner of more than 5% of a class of New Ginkgo common stock post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SRNG believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of SRNG ordinary shares pre-Business Combination is based on 215,625,000 SRNG ordinary shares (including 172,500,000 public shares and 43,125,000 founder shares) issued and outstanding as of May 7, 2021.

The expected beneficial ownership of New Ginkgo common stock post-Business Combination assumes two scenarios: (i) no public shares are redeemed and, (ii) the maximum number of 147,462,181 public shares are redeemed. Based on the foregoing assumptions, and including the 77,500,000 New Ginkgo shares of Class A common stock issued in connection with the Private Placement, we have estimated that there would be 1,226,255,905 shares of New Ginkgo Class A common stock and 554,024,323 shares of New Ginkgo Class B common stock issued and outstanding in the “no redemption” scenario and 1,078,793,724 shares of New Ginkgo Class A common stock and 554,024,323 shares of New Ginkgo Class A common stock issued and outstanding in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Before the Business Combination					After the Business Combination
						Assuming No Redemption					Assuming Maximum Redemption
	SRNG Class A ordinary shares		SRNG Class B ordinary shares		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**
Name and Address of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%		Shares	%	Shares	%
Directors and Executive Officers of SRNG
Eagle Equity Partners II, LLC(1)(2)	—	—	43,125,000	100	20.0	30,232,500	2.5	—	—	*	30,232,500	2.8	—	—	*

	Before the Business Combination					After the Business Combination
						Assuming No Redemption					Assuming Maximum Redemption
	SRNG Class A ordinary shares		SRNG Class B ordinary shares		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**
Name and Address of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%		Shares	%	Shares	%
Harry E. Sloan(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Eli Baker(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Scott M. Delman(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Joshua Kazam(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Alan Mnuchin(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Laurence E. Paul(1)	—	—	—	—	—	—	—	—	—	—	—		—	—	—
All Directors and Executive Officers of SRNG as a Group (7 Individuals)	—	—	43,125,000	100	20.0	30,232,500	2.5	—	—	*	30,232,500	2.8	—	—	*
Directors and Executive Officers of New Ginkgo After Consummation of the Business Combination
Jason Kelly(3)	—	—	—	—	—	—	—	71,873,672	13.0	10.6	—	—	71,873,672	13.0	10.9
Reshma Shetty(4)	—	—	—	—	—	—	—	71,873,672	13.0	10.6	—	—	71,873,672	13.0	10.9
Mark Dymtruk	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Arie Belldegrun(1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Marijn Dekkers(5)	—	—	—	—	—	5,158,798	*	—	—	*	5,158,798	*	—	—	*
Christian Henry	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shyam Sankar	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Harry E. Sloan	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Ginkgo as a Group (8 Individuals)	—	—	—	—	—	5,158,798	*	143,747,343	25.9	21.3	5,158,798	*	143,747,343	25.9	21.8
5% Beneficial Owners of New Ginkgo
Entities affiliated with Anchorage Capital Group(6)	—	—	—	—	—	66,872,108	5.5	—	—	1.0	66,872,108	6.2	—	—	1.0
Bartholomew Canton(7)	—	—	—	—	—	—	—	71,873,672	13.0	10.6	—	—	71,873,672	13.0	10.9
Austin Che(8)	—	—	—	—	—	—	—	71,873,672	13.0	10.6	—	—	71,873,672	13.0	10.9
Entities affiliated with Baillie Gifford & Co.(9)	—	—	—	—	—	80,981,146	.6.6	—	—	1.2	80,981,146	7.5	—	—	1.2
Cascade Investment, L.L.C. (10)	—	—	—	—	—	135,857,867	11.1	—	—	2.0	135,857,867	12.6	—	—	2.1

	Before the Business Combination					After the Business Combination
						Assuming No Redemption					Assuming Maximum Redemption
	SRNG Class A ordinary shares		SRNG Class B ordinary shares		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**
Name and Address of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%		Shares	%	Shares	%
Eagle Equity Partners II, LLC(2)	—	—	—	—	—	30,232,500	2.5	—	—	*	30,232,500	2.8	—	—	*
General Atlantic (GK), L.P.(11)	—	—	—	—	—	102,559,867	8.4	—	—	1.5	102,559,867	9.5	—	—	1.5
Thomas Knight(12)	—	—	—	—	—	—	—	72,545,682	13.1	10.7	—	—	72,545,682	13.1	11.0
Senator Global Opportunity Master Fund LP(13)	750,000	*	—	—	—	71,690,253	5.8	—	—	1.1	71,690,253	6.6	—	—	1.1
Viking Global Opportunities Illiquid Investments Sub-Master LP(14)	—	—	—	—	—	302,811,356	24.7	—	—	4.5	302,811,356	28.1	—	—	4.6

*	Less than one percent.
**

Percentage of total voting power before the Business Combination represents voting power with respect to all shares of SRNG Class A ordinary shares and SRNG Class B ordinary shares, as a single class. Before the Business Combination, each share of SRNG Class A ordinary shares and SRNG Class B ordinary shares will be entitled to one vote per share. Percentage of total voting power after the Business Combination represents voting power with respect to all shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock, as a single class. After the Business Combination, each share of New Ginkgo Class B common stock will be entitled to 10 votes per share and each share of New Ginkgo Class A common stock will be entitled to one vote per share. For more information about the voting rights of New Ginkgo common stock after the Business Combination, see “Description of New Ginkgo Securities”

(1)	The business address of each of these shareholders is 955 Fifth Avenue, New York, NY, 10075.
(2)

Eagle Equity Partners III, LLC is the record holder of the shares reported herein. There are three managing members of Eagle Equity Partners III, LLC. Each managing member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual managing member of Eagle Equity Partners III, LLC exercises voting or dispositive control over any of the securities held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Pre-Business Combination amounts consist entirely of founder shares, which will automatically convert into shares of New Ginkgo Class A common stock in connection with the Closing. Post-Business Combination amounts consist of founder shares, except Earnout Shares.

(3)

Consists of (a) 61,406,741 shares of New Ginkgo Class B common stock held by Dr. Kelly and (b) 10,466,931 shares of New Ginkgo Class B common stock held by The Kelly 2016 Grantor Retained Annuity Trust, for which Dr. Kelly serves as trustee.

(4)	Consists of shares of New Ginkgo Class B common stock held by The Reshma Padmini Shetty Revocable Living Trust – 2014, over which Dr. Shetty has sole voting and dispositive power.
(5)

Consists of shares of New Ginkgo Class A common stock held by Novalis LifeSciences Investments I, L.P. (“Novalis Lifesciences”). Mr. Dekkers, the Manager of the general partner of Novalis LifeSciences, has sole voting and dispositive power over the shares held by Novalis LifeSciences and, as a result, may be deemed to share beneficial ownership of the shares held by Novalis LifeSciences. The address for this stockholder is 1 Liberty Lane, Suite 100, Hampton, NH 03842.

(6)

Consists of (a) 33,436,054 shares of New Ginkgo Class A common stock held by Anchorage Illiquid Opportunities Master VI (A), L.P. and (b) 33,436,054 shares of New Ginkgo Class A common stock held by Anchorage Illiquid Opportunities Offshore Master V, L.P. Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C. (“Anchorage”), which in turn is the investment manager of AIOM VI and AIOM V. Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Advisors Management, L.L.C. As such, each of the foregoing persons may be deemed to have voting and dispositive power over the shares held by AIOM VI and AIOM V. Each of the foregoing persons disclaims beneficial ownership of the shares held by AIOM VI and AIOM V, except of any pecuniary interests therein. The address for these stockholders is 610 Broadway, 6th Floor, New York, NY 10012.

(7)	Consists of shares of New Ginkgo Class B common stock held by The Bartholomew Canton Revocable Living Trust – 2014, over which Dr. Canton has sole voting and dispositive power.
(8)	Consists of shares of New Ginkgo Class B common stock held by Austin Che Revocable Trust, over which Dr. Che has sole voting and dispositive power.
(9)

Consists of (a) 2,336,193 shares of New Ginkgo Class A common stock held by Baillie Gifford US Growth Trust PLC (“USGrowth”) and (b) 78,644,95 shares of New Ginkgo Class A common stock held by Scottish Mortgage Investment Trust PLC. (“SMIT”) As agent for each of USGrowth and SMIT, Baillie Gifford & Co. may be deemed to share the power to direct the disposition and vote of, and therefore to own the shares held by USGrowth and SMIT. Baillie Gifford & Co. disclaims beneficial ownership of all shares held by USGrowth and SMIT. Each of USGrowth and SMIT are publicly traded companies. The address for these stockholders is c/o Baillie Gifford & Co, 1 Greenside Row, Edinburgh EH 1 3 AN, United Kingdom.

(10)

Consists of shares of New Ginkgo Class A common stock. All shares of New Ginkgo Class A common stock to be held by Cascade Investment, L.L.C. following the Closing may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade, L.L.C. The address for this stockholder is 2365 Carillon Point, Kirkland, WA 98033.

(11)

Consists of shares of New Ginkgo Class A common stock. The limited partners that share beneficial ownership of the shares held by General Atlantic (GK), L.P. (“GA GK”) are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of General Atlantic (GK), L.P. is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP Bermuda EU is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited is the general partner of GenPar Bermuda. The general partner of GAP 100 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the management committee of GA LLC and GAP (Bermuda) Limited (the “GA Management Committee”). GA GK, GA LLC, GAP (Bermuda) Limited, GA GenPar, GenPar Bermuda, GA SPV, GAP 100, GAPCO III, GACO IV, GAPCO V and GAPCO CDA (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein. The address for this stockholder is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(12)

Consists of (a) 8,768,999 shares of New Ginkgo Class B common stock held by Mr. Knight; (b) 4,905,899 shares of New Ginkgo Class B common stock held by The Frances Y. Knight Family Trust dated December 16, 2020, of which Peter P. Brown and Francis Y. Knight are trustees and have shared voting and dispositive power; (c) 6,243,050 shares of New Ginkgo Class B common stock held The Knight Family Trust dated August 20, 2019, of which Peter P. Brown and Francis Y. Knight are trustees and have shared voting and dispositive power; (d) 8,025,560 shares of New Ginkgo Class B common stock held The Thomas F. Knight Jr. Grantor Retained Annuity Trust (2) dated December 16, 2020, of which Peter P. Brown and Mr. Knight are trustees and have shared voting and dispositive power; and (e) 44,602,174 shares of New Ginkgo Class B common stock held The Thomas F. Knight Jr. Grantor Retained Annuity Trust, of which Peter P. Brown and Mr. Knight are trustees and have shared voting and dispositive power.

(13)

Consists of shares of New Ginkgo Class A common stock. The address for this stockholder is 510 Madison Avenue, 28th Floor, New York, NY 10022. Senator Investment Group LP (“Senator”), is investment manager of the stockholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this stockholder. Mr. Silverman disclaims beneficial ownership of the shares held by the stockholder.

(14)

Consists of shares of New Ginkgo Class A common stock. Viking Global Opportunities Illiquid Investments Sub-Master LP (the “Opportunities Fund”) has the authority to dispose of and vote the New Ginkgo Class A common stock that will be directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities GP LLC, the sole member of Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by VGI, Opportunities GP and the Opportunities Fund. The address for each of the entities is c/o Viking Global Investors LP, is 55 Railroad Avenue, Greenwich, CT 06830.

NEW GINKGO MANAGEMENT AFTER THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be New Ginkgo’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Jason Kelly	40	Chief Executive Officer, Founder and Director Nominee
Reshma Shetty	40	President, Chief Operating Officer, Founder and Director Nominee
Mark Dmytruk	50	Chief Financial Officer
Arie Belldegrun	71	Director Nominee
Marijn Dekkers	63	Director Nominee
Christian Henry	53	Director Nominee
Shyam Sankar	39	Director Nominee
Harry E. Sloan	71	Director Nominee

Jason Kelly, one of our founders, has served as a member of our board of directors and as the Chief Executive Officer since Ginkgo’s founding in 2008. Dr. Kelly has served as a director of CM Life Sciences II Inc. (Nasdaq: CMII), a special purpose acquisition company with a focus on the life sciences sector, since its initial public offering in February 2021. Dr. Kelly has a Ph.D. in Biological Engineering and a B.S. in Chemical Engineering and Biology from the Massachusetts Institute of Technology. We believe that Dr. Kelly is qualified to serve on our board of directors as a Founder and due to his knowledge of our company and our business.

Reshma Shetty, one of our founders, has served as a member of our board of directors and as President and Chief Operating Officer since Ginkgo’s founding in 2008. Dr. Shetty currently serves on the Bio Advisory Group at the non-profit Nuclear Threat Initiative. Dr. Shetty has a Ph.D. in Biological Engineering from the Massachusetts Institute of Technology and a B.S. in Computer Science from the University of Utah. We believe that Dr. Shetty is qualified to serve on our board of directors as a Founder and due to her knowledge of our company and our business.

Mark Dmytruk has been the Chief Financial Officer of Ginkgo since November 2020. From 2017 to 2020, Mr. Dmytruk served as Executive Vice President, Corporate Strategy and Development, for Syneos Health, a global Contract Research Organization and Contract Commercial Organization serving the biopharmaceutical industry. Syneos Health was formed through the merger of inVentiv Health and INC Research in 2017, and prior to the merger Mr. Dmytruk served at inVentiv Health as Chief of Staff from 2014 to 2017 and President, Patient Outcomes Division, from 2011 to 2014. Prior to inVentiv Health, Mr. Dmytruk served in a variety of roles at Thermo Fisher Scientific (and its predecessor, Fisher Scientific) from 2001 to 2011. As Vice President of Corporate Development, Mr. Dmytruk led the company’s M&A function, contributing to its industry-changing strategy and transformational growth. He also served as Vice President of Finance for the Athena Diagnostics business unit of Thermo Fisher Scientific prior to its sale to Quest Diagnostics. Mr. Dmytruk began his career at Ernst & Young in Canada. Mr. Dmytruk has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology and a Bachelor of Commerce from the University of Alberta.

Arie Belldegrun is expected to become a member of Ginkgo’s board of directors following the Business Combination. Dr. Belldegrun is a leader in the field of cell and gene therapy. Dr. Belldegrun is the Executive Chairman and Co-Founder of Allogene Therapeutics, a clinical stage biotechnology company focused on pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T™) therapies for cancer. He also founded Kite Pharma, a biopharmaceutical company engaged in the development of innovative cancer immunotherapies, where he served as Chairman, President and Chief Executive Officer until the acquisition of

Kite by Gilead Sciences in October 2017. Dr. Belldegrun is the Chairman of Bellco Capital. He also serves as Chairman of Two River Group, UroGen Pharma and Kronos Bio and as Co-Chairman of Breakthrough Properties. He serves as Co-Founder and Director of IconOVir Bio, Inc and is also co-Founder and Senior Managing Director of Vida Ventures, a life science venture group with offices in Boston and Los Angeles. Dr. Belldegrun is the director of the UCLA Institute of Urologic Oncology at the David Geffen School of Medicine at UCLA, where he also is a Research Professor, holding the Roy and Carol Doumani Chair in Urologic Oncology. Prior to joining UCLA, Dr. Belldegrun was at the National Cancer Institute/National Institute of Health as a research fellow in surgical oncology and immunology. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Israel, after which he completed his post-graduate studies in Immunology at the Weizmann Institute of Science and his residency in urologic surgery at Harvard Medical School. Dr. Belldegrun is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun has authored several books on oncology and more than 500 scientific and medical papers related to urological cancer, immunotherapy, gene therapy and cancer vaccines. We believe that Dr. Belldegrun is qualified to serve on our board of directors due to his extensive knowledge as a leader in the field of cell and gene therapy.

Marijn Dekkers has served as Chairman of Ginkgo’s board of directors since April 2019. Dr. Dekkers is the Founder and Chairman of Novalis LifeSciences LLC, an investment and advisory firm for the Life Science industry that he founded in 2017. From 2010 to 2016, Dr. Dekkers served as Chief Executive Officer of Bayer AG. Prior to his time at Bayer, from 2002 to 2009, he served as Chief Executive Officer of Thermo Fisher Scientific. Dr. Dekkers serves as a director on several companies in the life sciences industry, which include serving as Chairman at AGBiome and a member of the board of directors at Vizgen, Quanterix, Cerevel Therapeutics, Enko, BioQ Pharma, Georgetown University and the Foundation for the National Institutes of Health. Dr. Dekkers began his career in 1985 as a research scientist at General Electric’s Corporate R&D Center. Dr. Dekkers received his PhD and M.S. in chemical engineering from the University of Eindhoven and his B.S in chemistry from the Radboud University. We believe that Dr. Dekkers is qualified to serve on our board of directors due to his extensive knowledge of the life sciences industry, his familiarity with our company and his prior director service.

Christian Henry has served as a member of our board of directors since November 2016. Mr. Henry has served as President and Chief Executive Officer of Pacific Biosciences of California, Inc., a leading sequencing company, since September 2020. From 2005 to January 2017, Mr. Henry was a member of the executive team of Illumina, Inc., a global leader in sequencing. During this tenure at Illumina, he served in a number of roles, including Executive Vice President & Chief Commercial Officer, Senior Vice President of Genomic Solutions, Senior Vice President and General Manager of Life Sciences and Senior Vice President and Chief Financial Officer. Prior to joining Illumina in 2005, Mr. Henry served as the Chief Financial Officer of Tickets.com, Inc. from 2003 to 2005. From 1999 to 2003, Mr. Henry served as Vice President, Finance and Corporate Controller of Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016). In 1997, Mr. Henry joined Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.) as Corporate Controller, and later as its Chief Accounting Officer from 1997 to 1999. In 1996, Mr. Henry served as General Accounting Manager of Sugen, Inc. Mr. Henry began his career in 1992 at Ernst & Young LLP, where he was a Senior Accountant through 1996. Mr. Henry currently serves as a director and Chairman of the board of WAVE Life Sciences Ltd., and as a director of CM Life Sciences Holdings III LLC. Mr. Henry previously served as Chairman of the board of Pacific Biosciences from August 2018 to September 2020. Mr. Henry holds a B.A. in biochemistry and cell biology from the University of California, San Diego and an M.B.A., with a concentration in finance, from the University of California, Irvine. We believe that Mr. Henry is qualified to serve on our board of directors due to his over 20 years of experience in growing companies in the life sciences industry.

Shyam Sankar has served as a member of our board of directors since December 2015. Mr. Sankar is the Chief Operating Officer and Executive Vice President at Palantir Technologies Inc., where he has worked in various positions since 2006. Prior to his time at Palantir, Mr. Sankar served as the Vice President of Network Management and Director of Business Development for Xoom Corporation. Mr. Sankar has a deep operational background overseeing the development of complex technology from near inception to massive scale. Mr. Sankar received his M.S. in management science and engineering from Stanford University and his B.S. in electrical and computer engineering from Cornell University. We believe that Mr. Sankar is qualified to serve on our board of directors due to his business acumen, leadership experience, and operational background, having overseen the development and expansion of a software company from its near inception through its public listing.

Harry E. Sloan is expected to become a member of Ginkgo’s board of directors following the Business Combination. Mr. Sloan is the Chairman and Chief Executive Officer of Eagle Equity Partners II, LLC and has served as Chief Executive Officer and Chairman of Soaring Eagle Acquisition Company, a special purpose acquisition company that is one of the sponsors of this Business Combination, since October 2020. Most recently Mr. Sloan served as Chief Executive Officer and Chairman of Flying Eagle Acquisition Corp. (NYSE: FEAC) (“Flying Eagle”), which raised $690 million in its initial public offering in March 2020 and in December 2020 completed its initial business combination with Skillz Inc., a technology company that enables game developers to monetize their content through fun and fair multi-player competition. Mr. Sloan remains a director of Skillz Inc. Prior to Flying Eagle, Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (“Diamond Eagle”), which raised $400 million in its initial public offering in May 2019 and in April 2020 completed its initial business combination with DraftKings, Inc., a digital sports entertainment and gaming company known for its industry-leading daily fantasy sports and mobile sports betting platforms, and SBTech (Global) Limited, an international turnkey provider of cutting-edge sports betting and gaming technologies. Mr. Sloan now serves as the Vice Chairman of DraftKings, Inc. Prior to Diamond Eagle, Mr. Sloan was a founding investor of Platinum Eagle Acquisition Corp. (“Platinum Eagle”), which raised $325 million in its initial public offering in January 2018, completed its initial business combination in March 2019 with Target Logistics Management, LLC and RL Signor Holdings, LLC and changed its name to Target Hospitality Corp. Target Hospitality is a vertically integrated specialty rental and hospitality services company. Prior to Platinum Eagle, Mr. Sloan was a founding investor of Double Eagle Acquisition Corp. (“Double Eagle”), which raised $500 million in its initial public offering in September 2015. Double Eagle completed its business combination in November 2017, in which its wholly-owned subsidiary acquired 90% of the shares of Williams Scotsman. In the transaction, Double Eagle changed its name to WillScot Corporation. WillScot Corporation is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”). From May 2016 to April 2018, Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc. (“MGM”), a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS Broadcasting, S.A. became the largest shareholder of Lions Gate Entertainment Corp. (NYSE: LFG.A) (“Lions Gate”), an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (OTCMKTS: PRISY), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan is an Associate Professor at the University of California at Los Angeles’s (UCLA) Anderson School of Management and serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and

Television. Mr. Sloan is also a Trustee of The McCain Institute. Mr. Sloan received his B.A. degree from UCLA and J.D. degree from Loyola Law School. We believe that Mr. Sloan is qualified to serve on our board of director due to his public company experience, including with other similarly structured blank check companies, business leadership, operational experience and contacts.

Corporate Governance

New Ginkgo will structure its corporate governance in a manner that Ginkgo and SRNG believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•

New Ginkgo will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•	at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•

it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The New Ginkgo Board will have extensive involvement in the oversight of risk management related to New Ginkgo and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the New Ginkgo Board by periodically reviewing New Ginkgo’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Ginkgo’s business and summarize for the New Ginkgo Board all areas of risk and the appropriate mitigating factors. In addition, the New Ginkgo Board will receive periodic detailed operating performance reviews from management.

Composition of the New Ginkgo Board After the Merger

New Ginkgo’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Charter in connection with the Business Combination, the New Ginkgo Board will be declassified and all of New Ginkgo’s directors will be elected each year for one-year terms.

Board Committees

After the completion of the Business Combination, the standing committees of the New Ginkgo Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Ginkgo Board may from time to time establish other committees.

New Ginkgo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have an audit committee, consisting of                 , who will be serving as the chairperson,                  and                  . Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New Ginkgo Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Ginkgo’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Ginkgo’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Ginkgo’s internal audit function and (5) the performance of New Ginkgo’s independent registered public accounting firm.

The New Ginkgo Board will adopt a written charter for the audit committee which will be available on New Ginkgo’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have a compensation committee, consisting of                 , who will be serving as the chairperson,                  and                  .

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Ginkgo’s compensation program and compensation of its executive officers and directors, (2) monitoring New Ginkgo’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Ginkgo’s proxy statement under the rules and regulations of the SEC.

The New Ginkgo Board will adopt a written charter for the compensation committee which will be available on New Ginkgo’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have a nominating and corporate governance committee, consisting of                  , who will be serving as the chairperson,                  and                  . The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Ginkgo, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The New Ginkgo Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Ginkgo’s website upon completion of the Business Combination.

Code of Business Conduct

New Ginkgo will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Ginkgo’s website upon the completion of the Business Combination. New Ginkgo’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that New Ginkgo’s Internet website address is provided as an inactive textual reference only. New Ginkgo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Independence of the Board of Directors

NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that                 , representing                  of New Ginkgo’s                  proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

GINKGO’S EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Ginkgo’s executive officers who are named in the “2020 Summary Compensation Table” below. As an emerging growth company, Ginkgo complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Ginkgo’s principal executive officer and Ginkgo’s two most highly compensated executive officers other than its principal executive officer. These three officers are referred to as Ginkgo’s named executive officers.

In 2020, Ginkgo’s “named executive officers” and their positions were as follows:

•	Jason Kelly, Chief Executive Officer;

•	Reshma Shetty, President and Chief Operating Officer; and

•	Mark Dmytruk, Chief Financial Officer.

On November 9, 2020, Mr. Dmytruk commenced employment with Ginkgo as its Chief Financial Officer.

This discussion may contain forward-looking statements that are based on Ginkgo’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Ginkgo adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Ginkgo’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jason Kelly	2020	250,000	414,841	9,854,097	14,250	10,533,188
Chief Executive Officer
Reshma Shetty	2020	250,000	415,386	9,854,097	14,250	10,533,733
President and Chief Operating Officer
Mark Dmytruk	2020	63,750	—	—	2,861	66,611
Chief Financial Officer (4)

(1)	Amounts reflect discretionary bonuses granted to each of Dr. Kelly and Dr. Shetty during 2020.
(2)

Amounts reflect the full grant-date fair value of restricted stock units granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock units made to named executive officers in Note 15 to the consolidated financial statements included in this proxy statement/prospectus.

(3)	For Dr. Kelly, Dr. Shetty and Mr. Dmytruk, amounts represent matching contributions under Ginkgo’s 401(k) plan.
(4)	Mr. Dmytruk joined Ginkgo on November 9, 2020 as its Chief Financial Officer, and his salary was pro-rated for his partial year of service during 2020.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2020 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for Ginkgo’s named executives officers were:

Name	2020 Annual Base Salary ($)
Jason Kelly	250,000
Reshma Shetty	250,000
Mark Dmytruk	425,000

In March 2020, Dr. Kelly’s base salary and Dr. Shetty’s base salary were each increased, effective January 1, 2020, from $120,000 to $250,000. Mr. Dmytruk’s base salary was negotiated in connection with his commencement of employment with Ginkgo in November 2020.

2020 Bonuses

Dr. Kelly and Dr. Shetty were each granted one-time bonuses in April 2020, equal to $414,841 and $415,386, respectively. The bonuses were intended to make the executives whole for taxes paid in 2019 on the excess of the price paid by Ginkgo to repurchase certain shares held by the executives over the fair market value of those shares on the date of such repurchase. Mr. Dmytruk did not receive a bonus in 2020.

Equity Compensation

Dr. Kelly and Dr. Shetty each received restricted stock units under Ginkgo’s 2014 Incentive Plan (the “2014 Plan”) during 2020. The restricted stock units vest upon the satisfaction of both an “event condition” and a “service condition” on or before the seventh anniversary of the grant date. The event condition will be satisfied on the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition was satisfied on January 1, 2021. Vesting of the restricted stock units is subject to continued service with Ginkgo through each applicable vesting date; provided that, if Dr. Kelly or Dr. Shetty ceases to provide services to Ginkgo prior to the occurrence of the event condition, then all restricted stock units for which the service condition has been satisfied shall vest upon the subsequent occurrence of the event condition if the event condition occurs prior to the seventh anniversary of the grant date. Mr. Dmytruk did not receive a grant of restricted stock units in 2020.

The following table sets forth the restricted stock units granted to Ginkgo’s named executive officers during 2020 under the 2014 Plan.

Named Executive Officer	2020 Restricted Stock Units Granted
Jason Kelly	88,101
Reshma Shetty	88,101
Mark Dmytruk	0

Dr. Kelly and Dr. Shetty each entered into a Founder Equity Grant Agreement with Ginkgo on January 1, 2020, which provides for the opportunity to receive future grants of restricted stock units in connection with a financing, a liquidity event, and continued employment following a public offering. A “financing” is defined in the Founder Equity Grant Agreements as Ginkgo’s issuance and sale of its preferred equity interests for bona fide financing purposes. A “liquidity event” is defined in the Founder Equity Grant Agreements as the first to occur of a “change in control” or a “public offering” (each as defined in the restricted stock unit award agreements).

Under their Founder Equity Grant Agreements, Dr. Kelly and Dr. Shetty are eligible to receive grants of restricted stock units in the event that there is a financing or a liquidity event, in each case, prior to the end of the applicable performance period and subject to such executive’s continued service with Ginkgo through such event. The performance period began on January 1, 2020, and will end on the first to occur of a liquidity event and January 1, 2023, unless extended under certain circumstances. The number of restricted stock units granted in connection with a financing or a liquidity event prior to the end of the performance period will be determined according to one or more formulas set forth in the Founder Equity Grant Agreement. Dr. Kelly and Dr. Shetty may waive the grant of certain restricted stock units, in which case, such restricted stock units will be available for restricted stock unit grants to other Ginkgo employees on such terms as determined by the board.

Restricted stock units granted in connection with a financing will vest upon the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering, irrespective of whether the holder is continuously providing services through the vesting date. Restricted stock units granted in connection with a liquidity event will be fully vested on the date of grant.

The maximum number of restricted stock units that may be granted to each of Dr. Kelly and Dr. Shetty under his or her applicable Founder Equity Grant Agreement is 1,469,880, which includes the 88,101 restricted stock units granted to each of Dr. Kelly and Dr. Shetty on January 1, 2020 and any restricted stock units Dr. Kelly or Dr. Shetty elects to waive. However, any restricted stock units granted following a public offering (described below) will not count towards the individual award limit.

Following a public offering, Dr. Kelly and Dr. Shetty will be eligible under their Founder Equity Grant Agreements to receive grants of 48,996 restricted stock units on each anniversary following such public offering until the tenth anniversary of the public offering, subject to such executive’s continued service with Ginkgo through each applicable grant date and approval by the board or a committee thereof. The restricted stock units granted after a public offering will vest in twelve equal quarterly installments following the applicable grant date, subject to the executive’s continued service with Ginkgo through each applicable vesting date.

As of December 31, 2020, other than the restricted stock units granted on January 1, 2020 described above, no restricted stock units have been granted under the Founder Equity Grant Agreements. We may grant all or a portion of the restricted stock units to Dr. Kelly and Dr. Shetty under the Founder Equity Grant Agreements prior to the Business Combination. The amount of the grants have not yet been determined.

Other Elements of Compensation

Retirement Plan

Ginkgo maintains a 401(k) retirement savings plan for its employees, including Ginkgo’s named executive officers, who satisfy certain eligibility requirements. Ginkgo’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under this plan, Ginkgo provides a non-elective safe harbor contribution to all eligible participants equal to up to 5% of eligible compensation, which fully vests once such eligible participant has completed two years of continuous service. Ginkgo believes that providing a vehicle for tax-deferred retirement savings though Ginkgo’s 401(k) plan adds to the overall desirability of Ginkgo’s executive compensation package and further incentivizes Ginkgo’s employees, including Ginkgo’s named executive officers, in accordance with Ginkgo’s compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, Ginkgo’s named executive officers are eligible to participate in Ginkgo’s employee benefit plans and programs, including medical, dental, vision, life, and disability benefits, to the same extent as Ginkgo’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Ginkgo common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Mr. Dmytruk did not hold any outstanding equity awards in Ginkgo as of December 31, 2020.

		Stock Awards(1)
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jason Kelly	1/1/2020	88,101	(2)	17,088,951
Reshma Shetty	1/1/2020	88,101	(2)	17,088,951

(1) The amounts in this table represent grants of restricted stock units to each of the named executive officers. For a description of the restricted stock units, please see the section titled “Narrative to Summary Compensation Table – Equity Compensation” above.

(2) Represents restricted stock units which conditionally vest based on continued service, although the restricted stock units will not become fully vested and payable until the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition is satisfied in substantially equal monthly installments until the first anniversary of the grant date. Vesting of the restricted stock units is subject to continued service with Ginkgo through each applicable vesting date; provided that, if a named executive officer ceases to provide services to Ginkgo prior to the occurrence of the event condition, then all restricted stock units for which the service condition has been satisfied shall vest upon the subsequent occurrence of the event condition if the event condition occurs prior to the seventh anniversary of the grant date.

(3) Amount shown is based on a price per share of $193.97, which is based on a third-party valuation of Ginkgo common stock as of December 31, 2020.

Executive Compensation Arrangements

Jason Kelly and Reshma Shetty. Neither Dr. Kelly nor Dr. Shetty have entered into employment agreements, offer letters or severance agreements with Ginkgo.

Mark Dmytruk. On November 9, 2020, Mr. Dmytruk commenced employment with Ginkgo under an offer letter dated October 7, 2020. Mr. Dmytruk’s offer letter provides for base salary, eligibility to receive a grant of 45,000 restricted stock units, which were granted in March 2021, and participation in our standard benefit plans. Mr. Dmytruk’s offer letter does not contain a fixed employment term.

Pursuant to the terms of Mr. Dmytruk’s offer letter, if Mr. Dmytruk’s employment is terminated by Ginkgo without “cause” (as defined in the offer letter), Mr. Dmytruk will be entitled to receive (i) 12 months’ severance pay based on his base salary rate on the date of such termination, to be paid in installments over the 12-month period following the termination date and (ii) up to 12 months’ company-paid health benefits continuation pursuant to COBRA, in each case subject to Mr. Dmytruk’s execution of a general release of claims in favor of Ginkgo.

Mr. Dmytruk also entered into a separate agreement pursuant to which he is subject to employee and customer non-solicitation covenants during the term of his employment or other service with Ginkgo and for one year thereafter. The agreement also includes standard invention assignment and confidential information covenants.

Director Compensation

The following table sets forth information concerning the compensation of Ginkgo’s non-employee directors for their service on the board of directors for the year ended December 31, 2020. Ginkgo’s non-employee directors were not entitled to annual fees or other cash compensation during 2020.

Name	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Marijn Dekkers	—	—	—
Shyam Sankar	671,100	—	671,100
Christian Henry	671,100	—	671,100
Evan Lodes	—	—	—

(1)

Amounts reflect the full grant-date fair value of restricted stock units granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock units made to our directors in Note 15 to the consolidated financial statements included in this proxy statement/prospectus.

The restricted stock units granted to Mr. Sankar and Mr. Henry in 2020 vest upon the satisfaction of both an “event condition” and a “service condition” on or before the seventh anniversary of the grant date. The event condition will be satisfied on the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition is satisfied in substantially equal monthly installments over three years ending in June 2023. Vesting of the restricted stock units is subject to continued service with Ginkgo through each applicable vesting date; provided that, if Mr. Sankar or Mr. Henry ceases to provide services to Ginkgo prior to the occurrence of the event condition, then all restricted stock units for which the service condition has been satisfied shall vest upon the subsequent occurrence of the event condition if the event condition occurs prior to the seventh anniversary of the grant date.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

Name	Unvested Restricted Stock Units Outstanding at Fiscal Year End
Marjin Dekkers	27,947
Shyam Sankar	4,000
Christian Henry	5,834
Evan Lodes	—

Post-Combination Company Executive Officer and Director Compensation

Executive Compensation

Following the closing of the Business Combination, we intend to develop an executive compensation program that is consistent with Ginkgo’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the compensation committee of the board of directors, which will be established at the closing of the Business Combination. The material terms of the post-combination company executive compensation program are not yet known.

Director Compensation

In connection with the Business Combination, the New Ginkgo Board will implement an annual compensation program for its non-employee directors pursuant to which the non-employee directors will be entitled to cash and equity compensation in such amounts necessary to attract and retain non-employee directors that have the talent and skills to foster long-term value creation and enhance the sustainable development of the company. The compensation payable under the program is intended to be competitive in relation to both the market in which the company operates and the nature, complexity and size of New Ginkgo’s business.

Following the closing of the Business Combination, New Ginkgo’s non-employee directors will receive the following amounts for their services on the New Ginkgo Board under the non-employee director compensation program:

Cash Compensation

•	An annual director fee of $50,000;

•	If the director serves as lead independent director or chair or on a committee of the New Ginkgo Board, an additional annual fee as follows:

○	Chair of the New Ginkgo Board, $36,000

○	Lead independent director, $25,000;

○	Chair of the audit committee, $20,000;

○	Audit committee member other than the chair, $10,000;

○	Chair of the compensation committee, $15,000;

○	Compensation committee member other than the chair, $7,500;

○	Chair of the nominating and corporate governance committee, $10,000;

○	Nominating and Corporate Governance committee member other than the chair, $5,000.

Director fees will be payable in arrears in four equal quarterly installments, provided that the amount of each payment will be prorated for any portion of a calendar quarter that a non-employee director is not serving on the New Ginkgo Board and no fee will be payable in respect of any period prior to the closing of the Business Combination. The New Ginkgo Board may permit non-employee directors to elect to receive equity compensation in lieu of cash compensation.

Equity Compensation

•

Each non-employee director who is initially elected or appointed to the New Ginkgo Board on or after the closing of the Business Combination (other than those non-employee directors who were appointed by SRNG to serve on the New Ginkgo Board or those non-employee directors who served on the board of SRNG or Ginkgo Bioworks, Inc. prior to the closing of the Business Combination) will receive (i) an initial option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $400,000 (as determined under the program) (the “Initial Option”), (ii) an additional initial option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $200,000 (as determined under the program) (the “Additional Initial Option”), and (iii) a number of restricted stock units determined by dividing $200,000 by the fair market value of a share of New Ginkgo Class A common stock (the “Additional Initial RSU”). In the event that a non-employee director’s date of initial election or appointment does not occur on the same date as an annual meeting of New Ginkgo’s stockholders, the value of the Additional Initial Option and the Additional Initial RSU will be pro-rated in accordance with the terms of the program.

•

If the non-employee director has served on the New Ginkgo Board as of the date of an annual meeting of New Ginkgo’s stockholders that occurs after the closing of the Business Combination and will continue to serve as a non-employee director immediately following such meeting, such non-employee director will receive (i) an option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $200,000 (as determined under the program) (the “Subsequent Option”) and (ii) a number of restricted stock units determined by dividing $200,000 by the fair market value of a share of New Ginkgo Class A common stock (the “Subsequent RSU”).

Stock options granted under the program will have an exercise price equal to the fair market value of New Ginkgo’s Class A common stock on the date of grant and will expire not later than ten years after the date of grant. Each Initial Option granted to a non-employee director will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant. Each Additional Initial Option and the Additional Initial RSUs granted to a non-employee director will vest and become exercisable, as applicable, in a single installment on the day before the next annual meeting of New Ginkgo’s stockholders occurring after the date of the director’s initial election or appointment to the New Ginkgo Board. Each Subsequent Option and the Subsequent RSUs will vest and become exercisable, as applicable, in a single installment on the earlier of the first anniversary of the date of grant or the day before the next annual meeting of New Ginkgo’s stockholders occurring after the date of grant. Vesting of the options and restricted stock units granted under the program is subject to the non-employee director’s continued service through each applicable vesting date. In the event of a change in control of New Ginkgo, the options and restricted stock units granted under the program will vest in full.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SRNG

On October 28, 2020, SRNG’s Sponsor purchased an aggregate of 43,125,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.0006 per share.

SRNG’s Sponsor purchased an aggregate of 19,250,000 private placement warrants in connection with SRNG’s initial public offering, at a price of $1.50 per warrant, or $28,875,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

SRNG currently sub-leases its executive offices at 955 Fifth Avenue, New York, NY, 10075 from Global Eagle Acquisition LLC, an affiliate of our Sponsor. Commencing upon consummation of its initial public offering, SRNG reimburses Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month. Upon completion of SRNG’s initial business combination or liquidation, it will cease paying these monthly fees.

SRNG’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on SRNG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SRNG’s audit committee reviews on a quarterly basis all payments that were made to SRNG’s Sponsor, SRNG’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, SRNG’s Sponsor or an affiliate of its Sponsor or certain of its officers and directors may, but are not obligated to, loan SRNG funds as may be required on a non-interest basis. If SRNG completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, SRNG may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

On May 10, 2021, an affiliate of SRNG’s Sponsor entered into a Subscription Agreement with the Company, pursuant to which it agreed to purchase an aggregate of 7,500,000 shares of New SRNG Class A common stock at $10.00 per share, for an aggregate purchase price of $75,000,000, from the Company in a private placement to close immediately prior to Closing. The affiliate of SRNG’s Sponsor expects to assign its obligations to purchase the shares to one or more of its beneficial members and/or their affiliates prior to the Closing.

Ginkgo

Series E Preferred Stock Financing

From September 2019 through July 2021, Ginkgo sold an aggregate of 1,942,610 shares of its Series E preferred stock to the related persons listed below at a purchase price of $150.19 per share, except as described below with respect to the conversion of convertible promissory notes. The following table summarizes purchases of Series E preferred stock from Ginkgo by such related persons:

Name	Shares of Series E Preferred Stock	Total Purchase Price
Entities affiliated with Anchorage Capital Group(1)	105,500	$15,053,013.70
Entities affiliated with Baillie Gifford & Co.(2)	200,479	$29,104,580.72
Cascade Investment, L.L.C.(3)	268,376	$38,719,465.07
General Atlantic (GK), L.P.(4)	513,449	$76,109,273.68
Novalis Life Sciences Investments I, LP(5)	52,755	$7,527,123.29
Senator Global Opportunity Master Fund LP(6)	70,489	$10,057,534.25
Viking Global Opportunities Illiquid Investments Sub-Master LP(7)	731,562	$106,379,678.54

(1)	Entities affiliated with Anchorage Capital Group hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(3)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(5)	Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.
(6)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(7)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

Convertible Note Financing

In certain cases, the payment of the Total Purchase Price above consisted or, or included, the conversion of convertible promissory notes held by the related persons. From June 2019 through July 2019, Ginkgo sold an aggregate of $160,500,000 in principal amount of convertible promissory notes to the related persons listed below. Interest on the principal amount of the convertible promissory notes accrued at the rate of 3.0% per year. The outstanding principal and accrued interest of such convertible promissory notes converted into shares of Series E preferred stock at a discounted purchase price of $142.68 per share and are reflected in the above table. The following table summarizes the convertible promissory notes issued by Ginkgo to such related persons:

Name	Principal Amount
Entities affiliated with Anchorage Capital Group(1)	$15,000,000
Entities affiliated with Baillie Gifford & Co.(2)	$19,000,000
Cascade Investment, L.L.C.(3)	$30,000,000
General Atlantic (GK), L.P.(4)	$19,000,000
Novalis Life Sciences Investments I, LP(5)	$7,500,000
Senator Global Opportunity Master Fund LP(6)	$10,000,000
Viking Global Opportunities Illiquid Investments Sub-Master LP(7)	$60,000,000

(1)	Entities affiliated with Anchorage Capital Group hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(3)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(5)	Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.
(6)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(7)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

Series D Preferred Stock Financing

In June 2018, Ginkgo sold 52,400 shares of its Series D preferred stock at a purchase price of $47.71 per share for an aggregate purchase price of $2,500,004.00 to Novalis Life Sciences Investments I, LP. Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.

Founder Equity Grant Agreements

In January 2020, Ginkgo entered into Founder Equity Grant Agreements with each of Jason Kelly, Reshma Shetty, Austin Che and Bartholomew Canton. Dr. Kelly and Dr. Shetty are each a director, officer and holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton and Dr. Che are each a holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton is also a family member of Dr. Shetty. Also in January 2020, each of Dr. Kelly, Dr. Shetty, Dr. Canton and Dr. Che received a restricted stock unit award under the Prior Plan. The terms of the Founder Equity Grants Agreements and the foregoing restricted stock unit awards are described in the section titled “Ginkgo’s Executive and Director Compensation” in this proxy statement/prospectus.

Founder Equity Repurchases

In July 2018, Ginkgo repurchased 90,017 shares of common from each of Jason Kelly, Reshma Shetty, Austin Che and Bartholomew Canton at a price of $47.71 per share, which was the then most-recent price per share at which Ginkgo has sold convertible preferred stock to investors, for a total purchase price for each of $4,294,711.07. Dr. Kelly and Dr. Shetty are each a director, officer and holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton and Dr. Che are each a holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton is also a family member of Dr. Shetty.

Agreement in Connection with Platform Ventures

In September 2019, Ginkgo entered into an agreement with Cascade Investment L.L.C., an affiliated entity of General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which hold more than 5% of Ginkgo’s outstanding capital stock, pursuant to which such related persons were provided with the first right to invest up to an aggregate of $350.0 million for the financial investment portion of new companies launched by Ginkgo as part of its Platform Ventures (such as Allonnia, LLC). The agreement was terminated in May 2021. Initial investments in new companies launched by Ginkgo in connection with the agreement were approximately $12.9 million from Cascade Investment L.L.C., $19.5 million from entities affiliated with General Atlantic (GK), L.P., and $57.8 million from entities affiliated with Viking Global Opportunities Illiquid Investments Sub-Master LP.

Investors’ Rights Agreement

Ginkgo is party to the Third Amended and Restated Investors’ Rights Agreement, dated as of September 9, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

Ginkgo is party to the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 9, 2019, which grants the right to purchase shares of Ginkgo capital stock which certain other stockholders propose to sell to other parties to, among others (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Voting Agreement

Ginkgo is party to the Third Amended and Restated Voting Agreement, dated as of September 9, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Director and Officer Indemnification

Ginkgo’s certificate of incorporation authorizes indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL.

PIPE Investment

In May 2021, certain Ginkgo related persons entered into Subscription Agreements with SRNG in connection with the Private Placement. The following table summarizes purchases in the Private Placement by such related persons:

Name	SRNG Class A ordinary shares	Total Purchase Price
Entities affiliated with Baillie Gifford & Co.(1)	10,300,000	$103,000,000.00
Cascade Investment, L.L.C.(2)	3,000,000	$30,000,000
General Atlantic (GK), L.P.(3)	250,000	$2,500,000
Senator Global Opportunity Master Fund LP(4)	700,000	$7,000,000
Viking Global Opportunities Illiquid Investments Sub-Master LP(5)	2,000,000	$20,000,000

(1)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(3)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(5)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the New Ginkgo Class A common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Soaring Eagle Acquisition Corp. as of December 31, 2020 and for the period from October 22, 2020 (date of inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ginkgo Bioworks, Inc. at December 31, 2020 and 2019, and for each of the years then ended, included in the proxy statement/prospectus of Soaring Eagle Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SRNG and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, SRNG will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that SRNG deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify SRNG of their requests by calling or writing SRNG at its principal executive offices 955 Fifth Avenue, New York, NY 10075.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of SRNG Class A ordinary shares and SRNG warrants (each, a “SRNG Security”) of the Domestication and (ii) for Holders of SRNG Class A ordinary shares that elect to have the New Ginkgo Class A common stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their SRNG Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a SRNG unit are generally separable at the option of the Holder, the Holder of a SRNG unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying SRNG Class A ordinary share and SRNG warrant components of the SRNG unit. Accordingly, the separation of a SRNG unit into a SRNG Class A ordinary share and the one-fifth of one SRNG warrant underlying the SRNG unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of SRNG Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New Ginkgo Class A common stock) with respect to any SRNG Class A ordinary shares and SRNG warrants held through SRNG units (including alternative characterizations of SRNG units).

This discussion does not address the U.S. federal income tax consequences to the Sponsor or its affiliates, officers or directors. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or under any applicable income tax treaty. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the SRNG Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of SRNG Class A ordinary shares (except as specifically provided below);

•	persons that acquired their SRNG Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their SRNG Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SRNG Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SRNG Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their SRNG Class A ordinary shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change or differing interpretations, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE SRNG CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS AND ANY APPLICABLE INCOME TAX TREATY.

I.	U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a SRNG Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A. Tax Effects of the Domestication to U.S. Holders

1. Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, SRNG will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Ginkgo Bioworks Holdings, Inc.”

SRNG intends for the Domestication to qualify as an F Reorganization. SRNG has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of SRNG Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of SRNG Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—3. Effects of Section 367 to U.S. Holders of SRNG Class A Ordinary Shares” and “—5. PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if SRNG (i) transferred all of its assets and liabilities to New Ginkgo in exchange for all of the outstanding common stock and warrants of New Ginkgo; and (ii) then distributed the common stock and warrants of New Ginkgo to the holders of securities of SRNG in liquidation of SRNG. The taxable year of SRNG will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of SRNG Securities generally would recognize gain or loss with respect to its SRNG Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New Ginkgo received in the Domestication and the U.S. Holder’s adjusted tax basis in its corresponding SRNG Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to SRNG Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to SRNG Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New Ginkgo Class A common stock to the extent the distribution is paid out of New Ginkgo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New Ginkgo, rather than a non-U.S. corporation following the Domestication.

2. Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—5. PFIC Considerations”: (i) the tax basis of a share of New Ginkgo Class A common stock or a New Ginkgo warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the SRNG Class A ordinary share or SRNG warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Ginkgo Class A common stock or a New Ginkgo warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the SRNG Class A ordinary share or SRNG warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’ basis in the Class A common stock and warrants of New Ginkgo would be equal to the fair market value of such Class A common stock and warrants of New Ginkgo on the date of the Domestication, and such U.S. Holder’ holding period for such Class A common stock and warrants of New Ginkgo would begin on the day following the date of the Domestication. Shareholders who hold different blocks of SRNG Securities (generally, SRNG Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of SRNG Securities.

3. Effects of Section 367 to U.S. Holders of SRNG Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their SRNG Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—5. PFIC Considerations,” as a result of the Domestication.

a.	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of SRNG Stock

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SRNG stock entitled to vote or 10% or more of the total value of all classes of SRNG stock (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by SRNG the “all earnings and profits amount” attributable to the SRNG Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of SRNG warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its SRNG Class A ordinary shares is the net positive earnings and profits of SRNG (as determined under Treasury Regulations under Section 367) attributable to such SRNG Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such SRNG Class A ordinary shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

SRNG does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SRNG’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its SRNG Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of SRNG’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by SRNG under Treasury Regulations under Section 367 as a result of the Domestication.

b.	U.S. Holders Whose SRNG Class A Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own Less Than 10% (By Vote or Value) of SRNG Stock

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a U.S. Holder whose SRNG Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its SRNG Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s SRNG Class A ordinary shares as described below.

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Ginkgo Class A common stock received in the Domestication in an amount equal to the excess of the fair market value of such New Ginkgo Class A common stock over the U.S. Holder’s adjusted tax basis in the SRNG Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of SRNG Class A ordinary shares (generally, SRNG Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by SRNG the “all earnings and profits amount” attributable to its SRNG Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SRNG establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s SRNG Class A ordinary shares and (B) a representation that the U.S. Holder has notified SRNG (or New Ginkgo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SRNG or New Ginkgo no later than the date such tax return is filed. In connection with this election, SRNG may in its discretion provide each U.S. Holder eligible to make such an election with information regarding SRNG’s earnings and profits upon written request.

SRNG does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SRNG had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its SRNG Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by SRNG under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS SRNG CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

c.	U.S. Holders Whose SRNG Class A Ordinary Shares Have a Fair Market Value Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of SRNG Stock.

A U.S. Holder who is not a 10% U.S. Shareholder and whose SRNG Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—5. PFIC Considerations.”

4. Tax Consequences for U.S. Holders of SRNG Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “—3. Effects of Section 367 to U.S. Holders of SRNG Class A Ordinary Shares—a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of SRNG Stock” above relating to a U.S. Holder’s ownership of SRNG warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of SRNG warrants should not be subject to U.S. federal income tax with respect to the exchange of their SRNG warrants for New Ginkgo warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5. PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “—3. Effects of Section 367 to U.S. Holders of SRNG Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if SRNG is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of SRNG

Based upon the composition of its income and assets, and upon a review of its financial statements, it is not entirely clear that SRNG will be eligible for the startup exception. Thus, it is possible that SRNG has been a PFIC since its first taxable year and could be considered a PFIC for the taxable year which ends as a result of the Domestication, and accordingly, the remainder of this discussion assumes that SRNG is considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include a SRNG warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of SRNG Class A ordinary shares and SRNG warrants as a result of the Domestication if:

(i)	SRNG were classified as a PFIC at any time during such U.S. Holder’s holding period in such SRNG Class A ordinary shares or SRNG warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SRNG Class A ordinary shares or in which SRNG was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such SRNG Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SRNG. Under these rules (the “excess distributions regime”):

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SRNG Class A ordinary shares or SRNG warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SRNG was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by SRNG, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of SRNG Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of SRNG Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SRNG Class A ordinary shares and SRNG warrants in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its SRNG Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of SRNG warrants is unclear. As discussed above, a proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a SRNG warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SRNG warrants for New Ginkgo warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of SRNG Class A ordinary shares or a U.S. Holder of SRNG warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if SRNG is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of SRNG Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat SRNG as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SRNG Class A ordinary shares during which SRNG qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s SRNG Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its SRNG Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its SRNG Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to SRNG is contingent upon, among other things, the provision by SRNG of a “PFIC Annual Information Statement” to such U.S. Holder. SRNG will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of SRNG Class A ordinary shares with respect to each taxable year for which SRNG determines it is a PFIC. There is no assurance, however, that SRNG will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to SRNG warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their SRNG Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication (except to the extent described under “—3. Effects of Section 367 to U.S. Holders of SRNG

Class A Ordinary Shares” and subject to the discussion above under “—A. Tax Effects of the Domestication to U.S. Holders”), but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SRNG, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of SRNG Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (an “MTM Election”). No assurance can be given that the SRNG Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the excess distributions regime discussed above with respect their SRNG Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its SRNG Class A ordinary shares at the end of its taxable year over its adjusted basis in its SRNG Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its SRNG Class A ordinary shares over the fair market value of its SRNG Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its SRNG Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its SRNG Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the excess distributions regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to SRNG Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the SRNG warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B. Tax Effects to U.S. Holders of Exercising Redemption Rights

1. Generally

The U.S. federal income tax consequences to a U.S. Holder of SRNG Class A ordinary shares (which will be exchanged for New Ginkgo Class A common stock in the Domestication) that exercises its redemption rights with respect to its SRNG Class A ordinary shares to receive cash in exchange for all or a portion of its New Ginkgo Class A common stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New Ginkgo Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New Ginkgo Class A common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of New Ginkgo Class A Common Stock.” If the redemption does not qualify as a sale of shares of New Ginkgo Class A common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of New Ginkgo Class A common stock qualifies for sale treatment will depend largely on the total number of shares of New Ginkgo stock treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning New Ginkgo warrants and any New Ginkgo Class A common stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the New Ginkgo stock outstanding both before and after the redemption, including New Ginkgo Class B common stock. The redemption of New Ginkgo Class A common stock generally will be treated as a sale of New Ginkgo Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Ginkgo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New Ginkgo stock actually owned by the U.S. Holder, but also shares of New Ginkgo stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New Ginkgo Class A common stock which could be acquired pursuant to the exercise of New Ginkgo warrants. Moreover, any New Ginkgo Class A common stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New Ginkgo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Ginkgo Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of New Ginkgo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New Ginkgo Class A common stock and the New Ginkgo Class A common stock (and, potentially, New Ginkgo Class B common stock) to be issued pursuant to the Business Combination or the PIPE Investment, as applicable). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Ginkgo stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Ginkgo Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New Ginkgo stock (including any stock constructively owned by the U.S. Holder as a result of owning New Ginkgo warrants). The redemption of New Ginkgo Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Ginkgo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Ginkgo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of New Ginkgo Class A common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Ginkgo Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Ginkgo Class A common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Ginkgo warrants or possibly in other New Ginkgo Class A common stock constructively owned by it.

2. Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of New Ginkgo Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “—1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New Ginkgo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Ginkgo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Ginkgo Class A common stock. Any remaining excess will be treated as gain realized on the sale of New Ginkgo Class A common stock and will be treated as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of New Ginkgo Class A Common Stock.”

3. Taxation of Redemption Treated as a Sale of New Ginkgo Class A Common Stock

If the redemption of a U.S. Holder’s shares of New Ginkgo Class A common stock is treated as a sale, as discussed above under the section entitled “ —1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Ginkgo Class A common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Ginkgo Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of New Ginkgo Class A common stock (including as a result of holding different blocks of SRNG Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW GINKGO CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

4. Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of New Ginkgo Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

II.	Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner of a SRNG Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of SRNG Securities or New Ginkgo Class A common stock or warrants, as applicable. Such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the Domestication and redemption of New Ginkgo Class A common stock received in connection with the Domestication.

A.	Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of SRNG Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Ginkgo Class A common stock and New Ginkgo warrants by a Non-U.S. Holder after the Domestication.

B.	Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New Ginkgo common stock or rights to acquire New Ginkgo common stock) made to a Non-U.S. Holder of shares of New Ginkgo Class A common stock, to the extent paid out of New Ginkgo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New Ginkgo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Ginkgo Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Ginkgo Class A common stock, which will be treated as described under “—C. Sale, Taxable Exchange or Other Taxable Disposition of New Ginkgo Class A Common Stock and Warrants” below. In addition, if New Ginkgo determines that it is likely to be classified as a “United States real property holding corporation” (see “Sale, Taxable Exchange or Other Taxable Disposition of New Ginkgo Class A Common Stock and Warrants” below), New Ginkgo may withhold 15% of any distribution that exceeds its current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes and receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

C.	Sale, Taxable Exchange or Other Taxable Disposition of New Ginkgo Class A Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Ginkgo Class A common stock or New Ginkgo warrants (including an expiration or redemption of the New Ginkgo warrants, or a redemption of New Ginkgo Class A common stock that is treated as a sale or exchange as described under “—D. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or

(ii)

New Ginkgo is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes, as discussed below, at any time during the shorter of the five-year period ending on the date of disposition or redemption or the Non-U.S. Holder’s holding period for the applicable security, except, in the case where shares of the New Ginkgo Class A common stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), the Non-U.S. Holder (i) has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of such New Ginkgo Class A common stock or such Non-U.S. Holder’s holding period for such New Ginkgo Class A common stock, 5% or less of the New Ginkgo Class A common stock or (ii) has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of the warrants or such Non-U.S. Holder’s holding period for such warrants, 5% or less of the total fair market value of New Ginkgo warrants, provided New Ginkgo warrants are considered to be regularly traded. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to the New Ginkgo Class A common stock and warrants, including how a Non-U.S. Holder’s ownership of New Ginkgo warrants impacts the 5% threshold determination with respect to its shares of New Ginkgo Class A common stock. In addition, special rules may apply in the case of a disposition of New Ginkgo warrants if New Ginkgo Class A common stock is considered to be regularly traded, but the warrants are not considered to be regularly traded. There can be no assurance that New Ginkgo Class A common stock is or has been treated as regularly traded on an established securities market for this purpose or as to whether New Ginkgo Class A common stock or New Ginkgo warrants will be considered to be regularly traded in the future. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New Ginkgo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. It is not expected that New Ginkgo would be a USRPHC after the Domestication or immediately after the Business Combination is completed. However, because New Ginkgo’s status as a USPRHC depends on the composition its business assets, which may change, no assurance can be provided as to whether New Ginkgo would be treated as a USRPHC in any future year.

D.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of SRNG Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Ginkgo Class A common stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New Ginkgo common stock redeemed, as described above under “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally.” If such a redemption qualifies as a sale of New Ginkgo common stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—C. Sale, Taxable Exchange or Other Taxable Disposition of New Ginkgo Class A Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Ginkgo Class A common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—B. Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Ginkgo Class A common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

E.	Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Ginkgo Class A common stock and New Ginkgo warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on New Ginkgo Class A common stock and New Ginkgo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, but the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Ginkgo Class A common stock and warrants.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In addition to any other requirements under applicable law and the New Ginkgo bylaws, for business to be properly brought before an annual meeting by a stockholder (the “Proposing Person”), the New Ginkgo bylaws provide that the stockholder must give timely notice in written form to New Ginkgo’s secretary. Notice, to be timely, must be delivered to, or mailed and received, at New Ginkgo’s principal executive officers not less than 90 days, but no more than 120 days, prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Ginkgo; provided, further, that if, and only if, the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends within 60 days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Any notice must include the following information: (i) as to each Proposing Person, (1) the name and address of such Proposing Person; (2) the class or series and number of shares of New Ginkgo that are, directly or indirectly, owned of record or beneficially owned by such Proposing Person (including any shares of any class or series of New Ginkgo as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future); and (3) a representation that the stockholder is a holder of record of stock of New Ginkgo entitled to vote at the meeting and intends to be present in person at the meeting to propose such business; (ii) as to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” that constitutes a “call equivalent position” (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of New Ginkgo; (2) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving New Ginkgo or any of its officers or directors, or any affiliate of New Ginkgo; (3) any other material relationship between such Proposing Person, on the one hand, and New Ginkgo or any affiliate of New Ginkgo, on the other hand; (4) any direct or indirect material interest in any contract or agreement of such Proposing Person with New Ginkgo or any affiliate of New Ginkgo (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (5) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of New Ginkgo’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal; and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, provided, however, that these disclosures shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by New Ginkgo’s Bylaws on behalf of a beneficial owner; (iii) As to each item of business that the Proposing Person proposes to bring before an annual meeting, (1) brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of New Ginkgo or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the

Exchange Act; provided, however, that these disclosures shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by New Ginkgo’s Bylaws on behalf of a beneficial owner. Any notice relating to the nomination of directors must also contain information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the New Ginkgo Bylaws.

A stockholder shall update and supplement its notice to New Ginkgo’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 days prior to the annual meeting or any adjournment or postponement thereof and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of New Ginkgo not later than five business days after the record date or stockholders entitled to vote at the meeting and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SRNG Board, any committee chairperson or the non-management directors as a group by writing to the SRNG Board or committee chairperson in care of Soaring Eagle Acquisition Corp., 955 Fifth Avenue, New York, New York 10075.

Following the Business Combination, such communications should be sent to New Ginkgo, 27 Drydock Avenue, 8th Floor, Boston, Massachusetts 02210. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

SRNG has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to SRNG and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of SRNG’s or Ginkgo’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Ginkgo will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. SRNG files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SRNG’s or New Ginkgo’s SEC filings, including New Ginkgo’s registration statement and SRNG’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact SRNG by telephone or in writing:

Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

You may also obtain these documents by requesting them in writing or by telephone from SRNG’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: SRNG.info@investor.morrowsodali.com

If you are a shareholder of SRNG and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from SRNG, SRNG will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of New Ginkgo and a proxy statement of SRNG for the Special Meeting of shareholders. Neither Ginkgo nor SRNG has authorized anyone to give any information or make any representation about the Business Combination, New Ginkgo or SRNG that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that SRNG has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SOARING EAGLE ACQUISITION CORP.

GINKGO BIOWORKS, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements as of and for the Years Ended December 31, 2020 and 2019

Index to Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2021 and for the Three Months Ended March 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of

Soaring Eagle Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Soaring Eagle Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 22, 2020 (date of inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 11, 2021

SOARING EAGLE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS:

Current asset:
Cash	$—
Deferred offering costs	1,254,190

Total assets	$1,254,190

LIABILITIES AND SHAREHOLDER’S EQUITY:

Current liabilities:
Accrued expenses	$777,857
Promissory Note—Related Party	300,000
Advance from Sponsor	156,333

Total current liabilities	1,234,190

Commitments and contingencies

Shareholder’s equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 43,125,000 shares issued and outstanding (1)	4,312
Additional paid-in capital	20,688
Accumulated deficit	(5,000)

Total Shareholder’s equity	20,000

Total liabilities and Shareholder’s equity	$1,254,190

(1)	This number includes an aggregate of up to 5,625,000 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised by the underwriters.

See accompanying notes to financial statements

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

Revenue	—
General and administrative expenses	$5,000

Net loss	$(5,000)

Weighted average shares outstanding(1)	37,500,000

Basic and fully diluted net loss per ordinary share	$—

(1)	This number excludes an aggregate of up to 5,625,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Issuance of Class B ordinary shares to initial shareholder at approximately $0.0006 per share(1)	43,125,000	$4,312	$20,688	$—	$25,000
Net loss	—	—	—	(5,000)	(5,000)

Balances at December 31, 2020	43,125,000	$4,312	$20,688	$(5,000)	$20,000

(1)	This number includes an aggregate of up to 5,625,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from operating activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Formation expenses paid by Sponsor in exchange for Class B ordinary shares	5,000

Net cash provided by operating activities	—

Net change in cash	—
Cash at beginning of period	—

Cash at end of period	$—

Supplemental Schedule of Non-Cash Financing Activities:
Offering costs paid by Sponsor in exchange for Class B ordinary shares	$20,000

Deferred offering costs paid through Advance from Sponsor	$156,333

Deferred offering costs paid through Promissory Note—Related Party	$300,000

Deferred offering costs included in accrued expenses	$777,857

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Spinning Eagle Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 the Company effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 22, 2020 (date of inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Offering of 150,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 172,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 17,000,000 warrants (or 19,250,000 warrants if the underwriters’ over-allotment option is exercised on full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Eagle Equity Partners III, LLC (the “Sponsor”), that will close simultaneously with the Proposed Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more Business Combinations with having an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that $10.00 per Unit sold in the Proposed Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the Company’s ordinary shares which are represented in person or by proxy and are voted at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Proposed Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will have within 24 months from the closing of the Proposed Offering, or 30 months from the closing of the Proposed Offering if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the closing of the Proposed Offering (the “Completion Window”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor acquires Public Shares in or after the Proposed Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In connection with the Company’s assessment

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum one year from the date of issuance of these financial statements.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per ordinary share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 5,625,000 ordinary shares that are subject to forfeiture if the over- allotment option is not exercised by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3—Proposed Offering

Pursuant to the Proposed Offering, the Company will offer for sale up to 150,000,000 Units (or 172,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement

The Sponsor has committed to purchase an aggregate of 17,000,000 Private Placement Warrants (or 19,250,000 Private Placement Warrants if the underwriters’ over-allotment is exercised in full) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $25,500,000 (or $28,875,000 if the over-allotment option is exercised in full), from the Company in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5—Related Party Transactions

Founder Shares

On October 28, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 43,125,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 5,625,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, provided such release shall not occur earlier than 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On October 27, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Proposed Offering. As of December 31, 2020, the amount outstanding under the Promissory Note was $300,000.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Advance from Sponsor

As of December 31, 2020, the Sponsor paid on behalf of the Company an aggregate of $156,333 for costs related to the Proposed Offering.

Administrative Services Agreement

Commencing on the effective date of the Proposed Offering, the Company will enter into an agreement pursuant to which it will pay an affiliate of the Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, such loans may be converted upon completion of a Business Combination into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no borrowings under this arrangement to date.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Offering requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 22,500,000 additional Units to cover over-allotments at the Proposed Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.15 per Unit, or $22,500,000 in the aggregate (or $25,875,000 if the underwriters’ over-allotment is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $52,500,000 in the aggregate (or $60,375,000 if the underwriters’ over-allotment is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Shareholder’s Equity

Preference Shares—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding.

Class B Ordinary Shares—The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 43,125,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 5,625,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Offering.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 11, 2021, the date that the financial statements were issued. Based upon this review, all subsequent events have been adequately disclosed in the financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS:
Current assets:
Cash	$1,917,469	$—
Prepaid expenses	1,068,638	—

Total current assets	2,986,107	—
Deferred offering costs	—	1,254,190
Cash and investments held in Trust Account	1,725,044,564	—

Total Assets	$1,728,030,671	$1,254,190

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$1,421,817	$777,857
Promissory Note - Related Party	—	300,000
Due to Sponsors	—	156,333

Total current liabilities	1,421,817	1,234,190
Warrant liabilities	88,342,500	—
Deferred underwriting compensation	60,375,000	—

Total Liabilities	150,139,317	1,234,190

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 157,279,135 shares at approximately $10.00 per share	1,572,791,350	—
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 15,220,865 shares issued and outstanding, (excluding 157,279,135 shares subject to possible redemption)	1,522	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 43,125,000 shares issued and outstanding	4,312	4,312
Additional paid-in capital	—	20,688
Retained Earnings (accumulated deficit)	4,994,170	(5,000)

Total Shareholders’ Equity	5,000,004	20,000

Total Liabilities and Shareholders’ Equity	$1,728,030,671	$1,254,190

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

General and administrative expenses	$295,117

Loss from operations	(295,117)
Other income (expense):
Change in fair value of warrant liabilities	9,532,500
Offering costs related to warrant liabilities	(3,520,347)
Net gain from investments held in trust account	44,564

Income before provision for income taxes	5,761,600
Provision for income taxes	—

Net income	$5,761,600

Two Class Method:
Weighted average number of Class A ordinary shares outstanding	172,500,000

Net income per Class A ordinary share - basic and diluted	$0.00

Weighted average shares outstanding of Class B ordinary shares	39,562,500

Net income per Class B ordinary share - basic and diluted	$0.14

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

					Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Ordinary Shares
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	43,125,000	$4,312	$20,688	(5,000)	$20,000
Sale of Class A ordinary shares in initial public offering, less fair value of public warrants	172,500,000	17,250	—	—	1,655,982,750	—	1,656,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(83,990,246)	—	(83,990,246)
Class A ordinary shares subject to possible redemption	157,279,135	(15,728)	—	—	(1,572,013,192)	(762,430)	(1,572,791,350)
Net income	—	—	—	—	—	5,761,600	5,761,600

Balance - March 31, 2021	15,220,865	$1,522	43,125,000	$4,312	$—	$4,994,170	$5,000,004

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Cash flows from operating activities:
Net income	$5,761,600
Adjustments to reconcile net income to net cash used in operating activities:
Net gain from investments held in trust account	(44,564)
Offering costs related to warrant liabilities	3,520,347
Change in fair value of warrant liabilities	(9,532,500)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,068,638)
Increase in accounts payable and accrued expenses	893,317

Net cash used in operating activities	(470,438)

Cash flows from investing activities:
Principal deposited in Trust Account	(1,725,000,000)

Net cash used in investing activities	(1,725,000,000)

Cash flows from financing activities:
Proceeds from private placement of warrants	28,875,000
Proceeds from sale of units in initial public offering	1,725,000,000
Payment of underwriters’ discount	(25,875,000)
Payment of offering costs	(155,760)
Repayment of advances received from Sponsor	(300,000)
Repayment of advances received from Promissory note	(156,333)

Net cash provided by financing activities	1,727,387,907

Increase in cash during period	1,917,469
Cash at beginning of period	—

Cash at end of period	$1,917,469

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$60,375,000

Initial fair value of warrant liabilities	$97,875,000

Initial value of Class A ordinary shares subject to possible redemption	$1,553,691,900

Changes in value of Class A ordinary shares subjection to redemption	$19,199,450

Deferred offering costs included in accounts payable and accrued expenses	$628,500

Loss on initial sale of private placement warrants	$9,817,500

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Soaring Eagle Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 the Company effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from October 22, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Public Offering was declared effective on February 23, 2021. On February 26, 2021, the Company consummated the Public Offering of 172,500,000 units (the “Units”), which includes the exercise by the underwriter of its over-allotment option in full in the amount of 22,500,000 Units, at $10.00 per Unit, generating gross proceeds of $1,725,000,000 which is described in Note 4.

Transaction costs amounted to $87,510,593, consisting of $25,875,000 of underwriting fees, $60,375,000 of deferred underwriting fees and $1,260,593 of other offering costs. In addition, at March 31, 2021, cash of $1,917,469 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Public Offering on February 26, 2021, an amount of $1,725,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Public Offering and the sale of the private placement warrants (the “Private Placement Warrants”) was placed in a trust account (the “Trust Account”), and which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more Business Combinations having an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. Certain of the Class A ordinary shares were recorded at redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the Company’s ordinary shares which are represented in person or by proxy and are voted at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, Eagle Equity Partners III, LLC (the “Sponsor”) has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased in or after the Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until February 26, 2023, or August 26, 2023 if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the closing of the Public Offering (the “Completion Window”), to complete a Business Combination. If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor acquires Public Shares in or after the Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Revision of Previously Issued Financial Statement

On April 12, 2021, the Staff of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination, which terms are similar to those contained in the warrant agreement, dated as of February 23, 2021, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 34,500,000 Public Warrants and (ii) the 19,250,000 Private Placement Warrants (See Note 4 and Note 5). The Company previously accounted for all Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at issuance (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the unaudited condensed statement of operations in the period of change.

After consultation with the Company’s management, the audit committee of the Company’s Board of Directors concluded that it is appropriate to revise the Company’s previously issued audited balance sheet as of February 26, 2021 as previously reported in its Form 8-K. The revised classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

The following table summarizes the effect of the revision on each balance sheet line item as of the date:

	As Previously Reported	Adjustment	As Revised
Balance Sheet at February 26, 2021
Warrant Liabilities	$—	$107,692,500	$107,692,500
Class A ordinary shares subject to possible redemption	161,384,400	(107,692,500)	1,553,691,900
Class A ordinary shares	636	1,077	1,713
Additional paid-in capital	5,000,059	13,336,770	18,336,829
Accumulated deficit	$(5,000)	$(13,337,847)	$(13,342,847)

Note 3—Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

Investment Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Public Offering that are directly related to the Public Offering. Offering costs amounting to $83,990,246 net of $3,520,347 in warrant issuance cost which was expensed, were charged to shareholders’ equity upon the completion of the Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 34,500,000 Public Warrants (as defined below) and 19,250,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have subsequently been measured based on the listed market price of such warrants.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities money market funds and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Warrant Liability

The Company accounts for warrants for shares of the Company’s Class A ordinary share that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Class A ordinary share warrants. At that time, the portion of the warrant liability related to the Class A ordinary share warrants will be reclassified to additional paid-in capital.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding for the period. Net income per share, basic and diluted for Class B ordinary share for the three months ended March 31, 2021 is calculated by dividing the general and administration expenses of $295,117, change in fair value of warrant liabilities of $9,532,500 and $3,520,347 offering costs related to warrant liabilities, resulting in a net income of $5,717,036 by the weighted average number of Class B ordinary share outstanding for the period presented.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4—Public Offering

Pursuant to the Public Offering, the Company sold 172,500,000 Units, which includes an exercise by the underwriter of its over-allotment option in full in the amount of 22,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 5—Private Placement

Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 19,250,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $28,875,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 6—Related Party Transactions

Founder Shares

On October 28, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 43,125,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 5,625,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Public Offering. The underwriter exercised its over-allotment option in full on February 26, 2021; thus, these 5,625,000 Founder Shares were no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, provided such release shall not occur earlier than 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On October 27, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Public Offering. As of March 31, 2021, borrowings under the Promissory Note totaling $300,000 were repaid in full and accordingly, as of March 31, 2021, there was no amount outstanding under the Note.

Advance from Sponsor

Prior to the Initial Public Offering, the Sponsor paid on behalf of the Company an aggregate of $156,333 for offering costs. As of March 31, 2021, the advance was repaid in full.

Administrative Services Agreement

Commencing on February 23, 2021, the Company entered into an agreement pursuant to which it will pay an affiliate of the Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. During the three months ended March 31, 2021, the Company incurred $15,000 in expenses for services provided by the Sponsor in connection with the aforementioned agreement.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, such loans may be converted upon completion of a Business Combination into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no borrowings under this arrangement to date.

Note 7—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Underwriting Agreement

The underwriter was entitled to a cash underwriting discount of $0.15 per Unit, or $25,875,000, paid upon the closing of the Public Offering. In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $60,375,000. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 8—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At March 31, 2021, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 172,500,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares—The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 43,125,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9—Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10—Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $9,532,500 million presented as change in fair value of warrant liabilities in the accompanying statement of operations.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of March 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities (1)	$1,725,043,935	$—	$—

Liabilities:
Public warrant liabilities	$—	$—	$56,580,000

Private warrant liabilities	$—	$—	$31,762,500

(1) Excludes $629 of cash balance held within the Trust Account.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	At issuance	As of March 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.45	$9.79
Volatility	21.3%	22.5%
Term	6.00	5.50
Risk-free rate	0.95%	1.06%
Dividend yield	—%	—%

The change in the fair value of the warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Level 3 warrant liabilities as of December 31, 2020	$—
Issuance of Public and Private Warrants on February 26, 2021	97,875,000
Change in fair value of warrant liabilities	(9,532,000)

Level 3 warrant liabilities as of March 31, 2021	$88,342,500

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants will be transferred from a Level 3 measurement to a Level 1 fair value measurement in April 2021, when the Public Warrants were separately listed and traded.

Note 11—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 24, 2021, the date that these financial statements were issued. Based upon this review, all subsequent events have been adequately disclosed in these unaudited condensed financial statements.

Business Combination

On May 11, 2021, Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (“SRNG” or the “Company”), entered into an agreement and plan of merger by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Ginkgo”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). The merger was approved by SRNG’s board of directors on May 7, 2021. If the Merger Agreement is approved by SRNG’s and Ginkgo’s stockholders, and the closing conditions contemplated by the Merger Agreement are satisfied, then, among other things, (i) prior to the closing of the Business Combination, SRNG shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (“DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (ii) upon the terms and subject to the conditions of the Merger Agreement, in accordance with the DGCL, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” as of the time following such change of name.

Under the Merger Agreement, SRNG has agreed to acquire all of the outstanding equity interests in Ginkgo for approximately $15 billion in aggregate base equity consideration in the form of New Ginkgo common stock (at $10 per share) to be paid at the effective time of the Business Combination, plus approximately 180,000,000 earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the closing.

The base equity consideration will be allocated among Ginkgo’s equityholders as follows: (i) each stockholder of Ginkgo holding shares of Class A common stock or Class B common stock of Ginkgo immediately prior to the effective time of the Business Combination (including as a result of the automatic exercise of Ginkgo Preferred Warrants (defined below) by virtue of the occurrence of the Business Combination pursuant to the terms of such warrants) will receive, with respect to each share of Class A common stock or Class B common stock of Ginkgo such person holds, a number of shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo calculated, in each case, based on the equity value exchange ratio as set forth in the Merger Agreement, (ii) each option exercisable for Class A common stock or Class B common stock of Ginkgo that is outstanding immediately prior to the effective time of the Business Combination will be assumed and converted into a newly issued option exercisable for shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo (subject to the same terms and conditions as the original Ginkgo option and with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof), (iii) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive restricted common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Award, (iv) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Unit Award”) that is outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Unit Award and with appropriate adjustments to the number of shares to which each such restricted stock unit relates, and (v) each preferred warrant to purchase shares of Ginkgo capital stock (a “Ginkgo Preferred Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Business Combination that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for Class A common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Preferred Warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such preferred warrant is exercisable and the exercise price thereof.

As described above, the Merger Agreement also contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo Restricted Stock Awards, Ginkgo Restricted Stock Unit Awards, and Ginkgo preferred warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled.

Additional information regarding Ginkgo, the Business Combination and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on May 14, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Ginkgo Bioworks, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ginkgo Bioworks, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Boston, Massachusetts

May 14, 2021

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$380,801	$495,287
Accounts receivable, net	16,694	3,461
Accounts receivable, net from related parties (Note 21)	5,212	4,217
Inventory, net	2,736	—
Prepaid expenses and other current assets	21,099	8,960

Total current assets	426,542	511,925
Property and equipment, net	121,435	63,132
Investments	60,504	61,574
Equity method investments	42,620	45,679
Intangible assets, net	3,294	3,843
Goodwill	1,857	1,857
Loans receivable, net of current portion	13,298	3,724
Other non-current assets	5,603	5,584

Total assets	$675,153	$697,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,893	$2,439
Accrued expenses and other current liabilities	30,505	15,816
Deferred revenue	28,823	21,819

Total current liabilities	73,221	40,074
Non-current liabilities:
Deferred rent, net of current portion	12,678	11,633
Deferred revenue, net of current portion	99,652	126,079
Lease financing obligation	16,518	16,767
Other non-current liabilities	3,032	912

Total liabilities	205,101	195,465

Commitments and contingencies (Note 11)
Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 4,143,251 shares authorized as of December 31, 2020 and 2019; 4,138,185 shares issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $53,093	41	41
Series C convertible preferred stock, $0.01 par value; 4,658,503 shares authorized, issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $98,900	47	47
Series D convertible preferred stock, $0.01 par value; 6,162,631 shares authorized as of December 31, 2020 and 2019; 6,146,911 shares issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $293,269	61	61

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Series E convertible preferred stock, $0.01 par value; 4,172,102 and 2,907,037 shares authorized as of December 31, 2020 and 2019, respectively; 3,460,005 and 2,831,342 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation value as of December 31, 2020 and 2019 of $519,658 and $425,239, respectively	$35	$28
Common stock, $0.01 par value; 35,000,000 shares authorized as of December 31, 2020 and 2019, respectively; 7,859,702 and 7,820,543 shares issued as of December 31, 2020 and 2019, respectively; 7,851,164 and 7,806,772 shares outstanding as of December 31, 2020 and 2019, respectively	79	79
Additional paid in capital	928,991	834,076
Accumulated deficit	(467,878)	(341,269)

Total Ginkgo Bioworks, Inc. stockholders’ equity	461,376	493,063
Non-controlling interest	8,676	8,790

Total stockholders’ equity	470,052	501,853

Total liabilities and stockholders’ equity	$675,153	$697,318

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Foundry revenue (1)	$59,221	$54,184
Biosecurity revenue:
Product	8,707	—
Service	8,729	—

Total revenue	76,657	54,184

Costs and operating expenses:
Cost of Biosecurity product revenue	6,705	—
Cost of Biosecurity service revenue	8,906	—
Research and development	159,767	96,299
General and administrative	38,306	29,483

Total operating expenses	213,684	125,782

Loss from operations	(137,027)	(71,598)
Other income (expense), net:
Interest income	2,582	5,756
Interest expense	(2,385)	(2,421)
Loss on equity method investments	(3,059)	(46,936)
Loss on investments	(1,070)	(7,797)
Other income, net	16,125	3,161

Total other income (expense), net	12,193	(48,237)

Loss before provision for income taxes	(124,834)	(119,835)
Provision for income taxes	1,889	22

Net loss and comprehensive loss	(126,723)	(119,857)
Net loss and comprehensive loss attributable to non-controlling interest	(114)	(530)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(119,327)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.18)	$(15.29)

Weighted average common shares outstanding, basic and diluted	7,824,465	7,802,141

(1) See Note 21 for revenue from related parties

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Series B Convertible		Series C Convertible		Series D Convertible		Series E Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	4,138,185	$41	4,658,503	$47	6,146,911	$61	—	$—
Exercise of stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	—	—	—	—	1,422,408	14
Recognition of beneficial conversion feature related to issuance of convertible promissory notes	—	—	—	—	—	—	—	—
Reacquisition of beneficial conversion feature related to convertible promissory notes	—	—	—	—	—	—	—	—
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	—	—	—	—	1,408,934	14
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	—	—
Retirement of treasury stock	—	—	—	—	—	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of December 31, 2019	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28
Exercise of stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	—	—	628,663	7
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of December 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

					Additional Paid-In Capital			Total Stockholders’ Equity
	Common Stock		Treasury Stock			Accumulated Deficit	Non-Controlling Interest
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	8,555,710	$86	(756,633)	$(24,449)	$450,268	$(221,942)	$9,320	$213,432
Exercise of stock options	10,200	—	—	—	7	—	—	7
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	—	—	208,787	—	—	208,801
Recognition of beneficial conversion feature related to issuance of convertible promissory notes	—	—	—	—	198,957	—	—	198,957
Reacquisition of beneficial conversion feature related to convertible promissory notes	—	—	—	—	(211,608)	—	—	(211,608)
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	—	—	211,594	—	—	211,608
Vesting of restricted stock awards	7,495	—	—	—	—	—	—	—
Repurchase of common stock	—	—	(10,000)	(408)	—	—	—	(408)
Retirement of treasury stock	(766,633)	(7)	766,633	24,857	(24,850)	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	150	—	—	150
Stock-based compensation expense	—	—	—	—	771	—	—	771

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

					Additional Paid-In Capital			Total Stockholders’ Equity
	Common Stock		Treasury Stock			Accumulated Deficit	Non-Controlling Interest
	Shares	Amount	Shares	Amount
Net loss and comprehensive loss	—	—	—	—	—	(119,327)	(530)	(119,857)

Balance as of December 31, 2019	7,806,772	$79	—	$—	$834,076	$(341,269)	$8,790	$501,853
Exercise of stock options	39,159	—	—	—	26	—	—	26
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	94,413	—	—	94,420
Vesting of restricted stock awards	5,233	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	476	—	—	476
Net loss and comprehensive loss	—	—	—	—	—	(126,609)	(114)	(126,723)

Balance as of December 31, 2020	7,851,164	$79	—	$—	$928,991	$(467,878)	$8,676	$470,052

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flow from operating activities:
Net loss	$(126,723)	$(119,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,864	10,755
Stock-based compensation	476	771
Loss attributable to equity method investments	3,059	46,936
Non-cash interest expense related to payments on lease financing obligations	—	51
Non-cash interest expense related to amortization of debt discount on convertible promissory notes	—	71
Gain on extinguishment of convertible promissory notes	—	(71)
Loss attributable to investments	1,070	7,797
Accrued interest income on loan receivable	—	(163)
Gain on termination of Glycosyn, LLC agreement	—	(1,530)
Change in fair value of loans receivable	(1,061)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(13,233)	378
Accounts receivable, net from related parties (Note 21)	(995)	(2,221)
Prepaid expenses and other current assets	(11,352)	(4,031)
Inventory, net	(2,736)	—
Other non-current assets	1,834	(2,361)
Accounts payable	7,019	664
Accrued expenses and other current liabilities	8,665	4,170
Deferred revenue, current and non-current	(19,423)	4,883
Deferred rent, non-current	1,045	9,095
Other non-current liabilities	2,661	—

Net cash used in operating activities	(135,830)	(44,663)
Cash flow from investing activities:
Purchases of property and equipment	(57,821)	(22,219)
Purchase of loan receivable from Access Bio, Inc.	(10,000)	—
Issuance of loans receivable	(100)	(2,250)
Cash paid for investment in Synlogic, Inc.	—	(50,133)
Proceeds from loans receivable	800	—

Net cash used in investing activities	(67,121)	(74,602)
Cash flow from financing activities:
Proceeds from exercise of stock options	26	7
Repurchase of common stock	—	(408)
Principal payment on capital lease obligations	(598)	(736)
Proceeds from lease financing obligations	—	476
Principal payment on lease financing obligations	(150)	(92)
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	198,957
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	91,040	212,181

Net cash provided by financing activities	90,318	410,385
Net increase (decrease) in cash, cash equivalents and restricted cash	(112,633)	291,120

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash, cash equivalents and restricted cash, beginning of period	$498,510	$207,390

Cash, cash equivalents and restricted cash, end of period	$385,877	$498,510

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,572	$2,348
Cash paid for income taxes	$—	$31
Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$—	$406
Purchases of property and equipment included in accounts payable and accrued expenses	$14,458	$605
Conversion of convertible promissory notes into Series E convertible preferred stock	$—	$211,608
Series E convertible preferred stock issuance costs included in accrued expenses	$—	$3,380
Issuance of loan receivable upon amendment of Glycosyn, LLC agreement	$—	$2,744
Allonnia, LLC equity interest received for intellectual property	$—	$24,480
Loan receivable received as consideration under customer arrangement	$375	$—

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of December 31,
	2020	2019
Cash and cash equivalents	$380,801	$495,287
Restricted cash	5,076	3,223

Total cash, cash equivalents and restricted cash	$385,877	$498,510

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

Business

The mission of Ginkgo Bioworks, Inc. (“Ginkgo Bioworks”, “Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $380.8 million in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from proceeds from equity offerings, convertible note offerings, fees received for research and development services under license and collaboration arrangements, including those received on an upfront basis and upon accomplishment of milestones, fees received from Biosecurity product sales and services provided and government grants. These sources of liquidity have enabled the Company to expand the physical footprint and capacity of the Foundry and grow its personnel to expand capabilities and enter new markets.

The Company has incurred significant operating losses from inception through December 31, 2020, resulting in negative cash flows from operating activities and an accumulated deficit of $467.9 million as of December 31, 2020. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to profitable operations is dependent upon achieving technical and commercial milestones under existing customer agreements, continuing to increase Foundry output while reducing the unit cost of that output, and expanding the number of engineered organisms under development with customers. The Company plans to continue to fund its losses from operations through future debt and equity financings, liquidation of equity holdings, and new customer and collaborative arrangements. The Company believes that its current cash and cash equivalents will provide adequate liquidity through one year from the date that these consolidated financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the achievement of technical and commercial milestones under existing customer arrangements, the receipt of cash and equity from new customers and in connection with collaborative arrangements, the investments required to further scale the Foundry and Codebase, and the expenses needed to attract and retain personnel.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, data and cybersecurity breaches, and dependence on key vendors and personnel.

Impact of the COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (“COVID-19”) originated in Wuhan, China, and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world.

Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to approximately June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its workforce in general and administration functions to perform their duties remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention’s guidance with facial covering requirements, rearranging facilities to follow social distancing protocols, performing active daily health checks, and undertaking regular and thorough disinfection of surfaces and tools.

The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact to its financial position or results of operations.

The Company continues to monitor and assess the effects of the COVID-19 pandemic on its business, financial condition, results of operations and cash flows.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). All adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Principles of Consolidation

The Company’s wholly owned subsidiaries include Ginkgo Bioworks Security Corporation (“GBSC”), Gen9, Inc. (“Gen9”) and Stegodon Corporation, which, along with Ginkgo Bioworks, Inc., were incorporated under the laws of the State of Delaware. The Company also has a controlling financial interest in Cooksonia, LLC (“Cooksonia”) which is the holding entity for the Company’s investment in Joyn Bio, LLC (“Joyn”). The

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

accompanying consolidated financial statements reflect the Company’s operations and those of subsidiaries in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated.

Variable Interest Entities

The Company evaluates its variable interests in variable interest entities (“VIE”) and consolidates VIEs when the Company is the primary beneficiary. The Company determines whether it is the primary beneficiary of each VIE based on its assessment of whether the Company possesses both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. The Company reevaluates the accounting for its VIEs upon the occurrence of events that could change the primary beneficiary conclusion. As of December 31, 2020 and 2019, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Segment Information

The Company and the Chief Operating Decision Maker (“CODM”), which is comprised of the Chief Executive Officer and the Chief Operating Officer, view the Company’s operations and manage the business as a single operating segment. Strategic decisions are managed centrally, and consistent with this decision-making process, the CODM uses consolidated financial information for purposes of evaluating performance, allocating resources, as well as forecasting future period financial results. The majority of the Company’s long-lived assets are held in the United States.

For the year ended December 31, 2020, two customers, both of which were related parties, accounted for 27.1% and 12.3%, respectively, of the Company’s total revenue. No other customers exceeded more than 10% of the Company’s total revenue during the year ended December 31, 2020.

For the year ended December 31, 2019, three customers that were related parties and one customer that was not a related party accounted for 35.0%, 17.3%, 11.5% and 13.5%, respectively, of the Company’s total revenue. No other customers exceeded more than 10% of the Company’s total revenue during the year ended December 31, 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company’s cash is maintained in bank deposit accounts and money market funds, which, at times, may exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions in the United States that management believes to be of high credit quality. The Company’s loans receivable are comprised of both collateralized convertible notes, which limits the Company’s credit risk, as well as uncollateralized convertible notes. The Company’s accounts receivable primarily consists of amounts owed under its license and collaboration agreements. The Company has not experienced any material write-offs related to its accounts receivable since inception.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market accounts. The carrying value of the Company’s cash and cash equivalents approximate fair value due to their short-term maturities.

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with leases for the Company’s facilities and is included in other non-current assets on the Consolidated Balance Sheets.

Accounts Receivable, net

Accounts receivable consists of credit extended to customers in the normal course of business and is reported at the estimated net realizable value. Accounts receivable includes unbilled amounts that have been recognized in revenue but have not yet been invoiced based on timing differences and the terms of the underlying arrangements.

The Company maintains an allowance for doubtful accounts to provide for the estimated amounts of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable. The Company re-evaluates such allowance on a regular basis and adjusts the allowance as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance.

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers. The Company values inventory at the lower of cost or net realizable value using the first-in first-out method. Inventory has been reduced by an allowance for lost and defective inventory based on an analysis of quantities on hand.

Loans Receivable

The Company has elected the fair value option under ASC 825, Financial Instruments (“ASC 825”) to account for its loans receivable. The Company classifies the current portion of the loans receivable balance as a component of prepaid expenses and other current assets on the Consolidated Balance Sheets, with the current portion determined based on the principal balance of the loan that matures within one year from the balance sheet date. The Company records the loans receivable at fair value and recognizes changes in fair value as a component of other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining lease term with respect to leasehold improvement assets. Estimated lives of property and equipment are as follows:

Estimated Useful Life
Computer equipment and software	2 to 5 years
Furniture and fixtures	7 years
Lab equipment	1 to 5 years
Facilities	15 to 30 years
Leasehold improvements	Shorter of useful life or remaining lease term

Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is reflected in other income, net in the Consolidated Statements of Operations and Comprehensive Loss.

Construction in progress relates to assets which have not been placed in service as of period end. Facilities relate to assets acquired under the Company’s build-to-suit arrangement. Refer to Note 11 for discussion of the build-to-suit lease.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, of the Company’s strategic partnerships when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss relative to its equity method investments for the years ended December 31, 2020 and 2019.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value. The Company records all subsequent changes in the values of its equity method investments in the Consolidated Statements of Operations and Comprehensive Loss as a component of loss on equity method investments.

Investments

Investments include warrants and non-marketable equity securities where the Company does not possess the ability to exercise significant influence over the investee.

The Company has elected to account for the warrants using the fair value option. Subsequent changes in fair values are presented as a component of loss on investments in the Consolidated Statements of Operations and Comprehensive Loss.

Investments in non-marketable equity securities for which the fair value option is not elected and that do not have readily determinable fair values are carried at cost, less any impairments, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Each period the Company assesses relevant transactions to identify observable price changes, and the Company regularly monitors these investments to evaluate whether there is an indication an investment is impaired. The Company evaluates whether an investment’s fair value is less than its carrying value using an estimate of fair value, if such an estimate is available. For periods in which there is no estimate of fair value for an investment, the Company evaluates whether an event or change in circumstances has occurred that may have a significant adverse effect on the value of the investment. The Company has not recognized an impairment loss, nor any upward or downward adjustments resulting from observable price changes in identical or similar investments, for the years ended December 31, 2020 and 2019.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and requires disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis.

ASC 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes among the following:

•	Level 1- Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2- Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3- Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

To the extent that the valuation is based on models or inputs that are either less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company valued its money market fund holdings, loans receivable, and certain equity method investments and investments accounted for pursuant to the fair value option on a recurring basis.

The carrying amounts of the Company’s other financial instruments, which include accounts receivable, certain prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate their fair values, primarily due to their short-term nature.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value. The Company has not recognized any impairment losses during the years ended December 31, 2020 and 2019.

Intangible Assets, net

Intangible assets, net consist of certain definite-lived assets including patents, processes and know-how related to technology acquired through a business combination. The Company amortizes such intangible assets on a straight-line basis over their estimated useful life.

The Company reviews intangible assets for impairment whenever events or changes in circumstances have occurred which could indicate that the carrying value of the assets are not recoverable. Recoverability is measured by comparing the carrying value of the intangible assets to the future undiscounted cash flows expected to be generated by the asset. In determining the expected future cash flows, the Company uses assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in impairment testing. The Company recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value. The Company has not recognized an impairment loss for the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of acquisition cost over the fair market value of the net assets acquired. The Company assesses the carrying value of goodwill for impairment on at least an annual basis, the assessment of which requires significant judgment. The Company first considers qualitative factors that indicate impairment may have occurred. Such indicators may include deterioration in economic conditions, adverse market conditions, technological obsolescence, other factors that are indicative of negative or declining cash flows, or an increase in costs over multiple periods in excess of those already factored into the fair value assessment. If the qualitative assessment indicates a reduction in the carrying value is more likely than not to have occurred, the Company performs a quantitative assessment, comparing the fair value of the reporting unit to its carrying value, including goodwill. In the Company’s case, the entire organization represents a single reporting unit. If the carrying value of the reporting unit exceeds the fair value, an impairment has occurred, and an impairment loss is recognized. The fair value of the reporting unit is primarily determined based on the income approach. The income approach is a valuation technique in which fair value is based on the forecasted future cash flows, discounted at the appropriate rate of return commensurate with the risk as well as current rates of return for equity and debt capital as of the valuation date. The Company has not recognized an impairment loss for the years ended December 31, 2020 and 2019.

Deferred Rent

Deferred rent consists of the difference between cash paid and rent expense recognized on a straight-line basis for the facilities that the Company occupies under operating leases. The Company classifies the current portion of the deferred rent balance as a component of accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Treasury Stock

The Company recorded repurchases of common stock at cost in treasury stock, which is presented as a reduction to stockholders’ equity in the Consolidated Statements of Stockholders’ Equity. When the repurchase price of treasury stock exceeded the fair value of the common stock, the Company recognized the incremental amount as compensation expense in the Consolidated Statements of Operations and Comprehensive Loss. During the year ended December 31, 2019, all shares of treasury stock were returned to authorized and unissued shares of common stock and no shares of common stock remained in treasury as of December 31, 2020 and 2019.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when the customer obtains control of the promised goods or services at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Foundry Revenue

The Company generates license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to the Company’s proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms, and derived

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

products. Under these agreements, the Company typically provides research and development services, which includes the provision of a license to the Company’s intellectual property. Additionally, the customer obtains license rights to the output of the Company’s services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that the Company receives some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for research and development services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by customers.

The Company’s collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) research and development services, and the Company determines whether each of the promises is a distinct performance obligation based on the nature of each agreement. As the Company is generally performing research and development services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, the Company typically combines the research and development services, licenses, and assignments into a single performance obligation. However, for certain agreements, the Company only grants licenses or effects such transfers and assignments upon the successful completion of the research and development services or delivery of a developed product. For these agreements, the Company typically considers (i) the research and development services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit.

Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, the Company determines the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally non-refundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for the Company’s research and development efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the research and development reimbursements and milestone payments, the Company uses the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, the Company applies the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, the Company allocates variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, the Company assesses whether the variable consideration relates solely to its efforts to satisfy the performance obligation and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, the Company allocates the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated research and development costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, the Company recognizes revenue at the point in time that the Company effectively grants the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the research and development services represent a combined performance obligation, the Company recognizes revenue over the period of performance based on costs incurred to date as compared to total estimated costs.

The Company evaluates its measure of progress to recognize revenue at each reporting period and, as necessary, adjusts the measure of performance and related revenue recognition. The Company’s measure of performance and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete its performance obligations. The Company evaluates contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. The Company utilizes the right to invoice practical expedient when it has a right to consideration in an amount that corresponds directly with the value of the Company’s performance to date.

Royalties received under the agreements are recognized as revenue when sales have occurred as the Company applies the sales or usage-based royalties recognition constraint. The Company has determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As the Company receives upfront payments for technical services under certain of its arrangements, the Company evaluates whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of the Company’s agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by the Company in excess of revenue recognized and primarily results from transactions where the Company receives upfront payments and non-cash equity consideration. In instances where the Company has received consideration in advance for an undefined number of technical development plans (“TDPs”) under its customer agreements, the Company records the advance payments as deferred revenue, net of current portion on the Consolidated Balance Sheets. Upon the execution of a specific TDP, the Company reclassifies the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. The Company also classifies unexercised material rights as deferred revenue, net of current portion on the Consolidated Balance Sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when the Company expects to earn the underlying revenue based upon the projected progress of activities under the TDP.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Collaboration Arrangements

For arrangements that do not represent contracts with a customer, the Company analyzes its collaboration transactions to assess whether they are within the scope of ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. To the extent the arrangement is within the scope of ASC 808, the Company assesses whether aspects of the arrangement between the Company and its collaboration partner are within the scope of other accounting literature. If the Company concludes that some or all aspects of the arrangement represent a transaction with a customer, the Company accounts for those aspects of the arrangement within the scope of ASC 606.

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of lateral flow assay (“LFA”) diagnostic test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory polymerase chain reaction (“PCR”) analysis, and access to results reported through a web-based portal. The Company recognizes its product and service revenue using the five-step model under ASC 606.

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. The Company’s diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length, contain fixed unit pricing and are billed in advance.

Cost of Biosecurity Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of LFA diagnostic test kits, which includes costs paid to purchase test kits from third parties, as well as shipping, handling, and insurance costs. Cost of Biosecurity service revenue consists of costs associated with the provision of the Company’s end-to-end COVID-19 testing services, which includes costs paid to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects, acquired intellectual property deemed to be in-process research and development, as well as fees paid to other entities that conduct certain research and development activities on the Company’s behalf.

Patent Costs

The Company expenses all costs as incurred in connection with the filing, prosecution, maintenance, defense, and enforcement of patent applications, including direct application fees and related legal and consulting expenses. Patent costs are included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

Stock-Based Compensation

The Company accounts for equity awards, including grants of restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and stock options in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), which requires all equity-based payments to be recognized as stock-based compensation based on their grant date fair values. The determination of grant date fair value of the RSAs and RSUs is calculated as the fair value of the underlying common stock, less any applicable purchase price.

The Company estimates the fair value of its common stock using a hybrid method which uses market approaches to estimate the Company’s enterprise value. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an option pricing method (“OPM”).

Under the PWERM, the value of the common stock is estimated based on an analysis of future values assuming various possible future liquidity events. The value of the common stock is based on the probability-weighted present value of expected future investment returns considering the possible outcomes and the rights and privileges of each class of equity. The future investment returns are discounted back to the valuation date at a risk-adjusted discount rate which is then weighted based on the probability of the respective outcome.

Under the OPM, each class of stock is treated as a call option on the Company’s equity value, with exercise prices based on the liquidation preferences of the convertible preferred stock. Under this methodology, the common stock has value only if the funds available for distribution to the holders exceeds the value of the liquidation preferences of the convertible preferred stock at the time of the liquidity event. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value.

For awards granted from August 2020 through December 31, 2020, when using the hybrid method, the Company considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurred through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”) transaction, and (ii) a remain private scenario. In both scenarios, the Company estimated an equity value in a potential IPO or SPAC transaction based on the guideline public company method under a market approach. The Company then converted the estimated future value to present value using a risk-adjusted discount rate. In the IPO or SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, the Company considered the prices paid for its common stock and Series B convertible preferred stock in secondary transactions and the Company included these prices in its weighted average conclusion of value.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For awards granted from January 1, 2019 through July 2020, when using the hybrid method the Company considered two scenarios: (i) a fully diluted scenario, in which the per-share common stock value was assumed to equal the price of the convertible preferred stock in a recent round of financing, and (ii) a remain private scenario, in which the Company used the OPM to back-solve to the price of the Company’s convertible preferred stock in a recent round of financing. In the fully diluted scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, for certain valuations during the period, the Company considered the prices paid for its common stock in secondary transactions and included these prices in its weighted average conclusion of value.

There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by the Company in selling equity to outside investors; (iv) the Company’s stage of development; (v) rights and preferences of the Company’s equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

The Company grants equity awards with both service-based and performance-based vesting conditions. For awards with service-based vesting conditions, the Company recognizes stock-based compensation expense over the requisite service period, which is generally the vesting period, on a straight-line basis. For awards with performance-based vesting conditions, the Company recognizes stock-based compensation only when achievement of the performance condition is deemed probable. The Company classifies stock-based compensation expense in the Consolidated Statements of Operations and Comprehensive Loss in the same manner in which the grantee’s payroll costs are classified or in which the grantee’s service payments are classified. The Company recognizes forfeitures as they occur.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by considering several factors, including estimating the future taxable profits expected, estimating future reversals of existing taxable temporary differences, considering taxable profits in carryback periods, and considering prudent and feasible tax planning strategies.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity, and changes in facts or circumstances related to a tax position. As of December 31, 2020 and 2019, the Company did not have any uncertain tax positions.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss is equal to net loss in all periods presented.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Net Loss per Share

The Company follows the two-class method when computing net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all earnings for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Basic net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is computed by dividing the net loss attributable to Ginkgo Bioworks, Inc. common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is computed by dividing the net loss attributable to Ginkgo Bioworks, Inc. common stockholders by the weighted average number of common shares outstanding for the period, including the effect of potentially dilutive common shares. For purposes of this calculation, outstanding options to purchase shares of common stock, unvested RSAs, unvested RSUs, shares of convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potentially dilutive common shares. Treasury stock is excluded from the weighted average number of common shares outstanding used in the calculation of basic and diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders. The Company has generated a net loss in all periods presented, therefore, basic and diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is the same as the inclusion of the potentially dilutive securities would be anti-dilutive. Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders was equal to net loss attributable to Ginkgo Bioworks, Inc. common stockholders in the periods presented.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU No. 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606)—Codification Improvements—Share-Based Consideration Payable to a Customer (“ASU 2019-08”), which requires that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in ASC 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with ASC 718. The Company adopted ASU 2019-08 on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Scope Exception (“ASU 2017-11”). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt, or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The Company adopted ASU 2017-11 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). The provisions of ASU 2018-18 clarify when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporate unit-of-account guidance consistent with ASC 606 to aid in this determination. The Company early adopted ASU 2018-18 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. This new standard will be effective for the Company on January 1, 2024, with early adoption permitted no earlier than January 1, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force) (“ASU 2020-01”). ASU 2020-01 addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company on January 1, 2022. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The provisions of ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation and deferred tax liabilities for outside basis differences and clarify when a step-up in the tax basis of goodwill should be considered part of a business combination or a separate transaction. It also clarifies and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

simplifies other aspects of the accounting for income taxes. The guidance is effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures. In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. The guidance is effective for the Company on January 1, 2021, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued multiple amendments to the standard (collectively, “ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification, which supersedes the existing guidance for lease accounting. The FASB has issued several updates to the standard which: (i) clarify how to apply certain aspects of the new standard, (ii) provide an additional transition method for adoption of the new standard, (iii) provide a practical expedient for certain lessor accounting, and (iv) amend certain narrow aspects of the guidance (collectively, “ASC 842”). ASC 842 requires the identification of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a twelve-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASC 842, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASC 842 is calculated using the applicable incremental borrowing rate at the date of adoption. The guidance is effective for the Company on January 1, 2022, with early adoption permitted. The Company anticipates the implementation of this standard will have a material impact on its consolidated financial statements and related disclosures.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in equity method investments	13,696	13,696	—	—
Synlogic, Inc. warrant, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total	$407,303	$386,233	$5,504	$15,566

	As of December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$480,178	$480,178	$—	$—
Synlogic, Inc. common stock, included in equity method investments	16,359	16,359	—	—
Synlogic, Inc. warrant, included in investments	6,574	—	6,574	—
Loan receivable, included in prepaid expenses and other current assets	1,106	—	—	1,106
Loan receivable, net of current portion	3,724	—	—	3,724

Total	$507,941	$496,537	$6,574	$4,830

As of December 31, 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual property such as patents and copyrights held by Glycosyn, (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). As of December 31, 2019, the loan receivable balance consisted of the Glycosyn Promissory Note. The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 4 for additional details on loans receivable.

The Company used a probability-weighted discounted cash flow valuation approach to determine the fair value of the Glycosyn Promissory Note. Using this approach, the present value of the expected future cash flows were calculated under four settlement scenarios and then were weighted based on the estimated probability of each scenario. The four settlement scenarios considered in the valuation were (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note during the years ended December 31, 2020 and 2019 included the expected timing

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

and probability of each scenario and the discount rate. For the year ended December 31, 2020, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and spanned 1 to 2.5 years, respectively. For the year ended December 31, 2019, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 20% to 40% and spanned 1 to 3.5 years, respectively. The weighted average timing of the scenarios weighted based on the probability of each scenario for the years ended December 31, 2020 and 2019 was 1.2 years and 2.3 years, respectively.

The Company used a Monte-Carlo simulation model to determine the fair value of the Access Bio Convertible Notes. The future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included (i) conversion into stock at a discount determined under a reset provision tied to the performance of Access Bio’s stock price and (ii) redemption at maturity. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which is assumed at maturity, and expected volatility. The significant assumptions used in determining the fair value of the Access Bio Convertible Notes under a redemption at maturity scenario was the discount rate and expected volatility. For the year ended December 31, 2020 the discount rate that was used to determine fair value of the Access Bio Convertible Notes under the maturity scenario was 32.8%. For the year ended December 31, 2020, the volatility rate used to determine the fair value of the Access Bio Convertible Notes was 83.1% and 88.5% which represented the volatility rate at the inception and as of December 31, 2020, respectively.

The following table provides a reconciliation of all assets measured at fair value using Level 3 significant unobservable inputs (in thousands):

Loans Receivable
Balance as of December 31, 2018	$750
Issuance of loan receivable	4,994
Change in fair value	(914)

Balance as of December 31, 2019	$4,830

Purchase of loan receivable	10,000
Issuance of loans receivable	475
Proceeds from loans receivable	(800)
Change in fair value	1,061

Balance as of December 31, 2020	$15,566

4. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn in connection with the Company’s entering into a Foundry Terms of Service Agreement with Glycosyn (Note 17). Under the Glycosyn Promissory Note, the Company provided a revolving promissory note which could have been drawn up to $4.0 million for any purpose through December 31, 2019. The Glycosyn Promissory Note initially matured on the earlier of December 31, 2020, or the termination of the Foundry Terms of Service Agreement. Interest accrued on all outstanding amounts at a rate equal to the prime rate and all payments made on the Glycosyn Promissory Note were applied to accrued interest first. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition, Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. In December 2019, the existing terms of the Glycosyn Promissory Note were amended to add an additional $2.7 million to the principal sum of the note upon Glycosyn exercising its option to terminate the Foundry Terms of Service Agreement (Note 17). In addition, under the amended terms of the Glycosyn Promissory Note, Glycosyn is required to make quarterly payments under the loan commencing in March 2020 with the first two payments as interest-only. The amended Glycosyn Promissory Note accrues interest at a rate of 7.5% per annum and matures in June 2023, unless earlier converted by the Company into equity securities of Glycosyn. The loan conversion and change in control provisions remained unchanged under the amended Glycosyn Promissory Note. As of December 31, 2019, there was $5.7 million outstanding under the Glycosyn Promissory Note, of which the entire portion represented the unpaid principal balance. The fair value of the Glycosyn Promissory Note was $4.8 million as of December 31, 2019, of which $1.1 million was included in prepaid expenses and other current assets with the remaining amount included in loans receivable, net of current portion on the Consolidated Balance Sheet. The fair value adjustment of $0.9 million, which was recognized as part of the gain on the termination of the Glycosyn Foundry Terms of Service Agreement, was recorded as component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

During the year ended December 31, 2020, Glycosyn made principal and interest payments totaling $0.8 million against the Glycosyn Promissory Note. As of December 31, 2020, there was $5.4 million outstanding under the Glycosyn Promissory Note, of which $5.3 million represented the unpaid principal balance. The fair value of the Glycosyn Promissory Note was $4.5 million as of December 31, 2020, of which $2.0 million was included in prepaid expenses and other current assets with the remaining amount included in loans receivable, net of current portion on the Consolidated Balance Sheet. The gain on the change in fair value of $0.5 million for the year ended December 31, 2020 was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss.

In January 2021, the Company entered into an amendment to the Glycosyn Promissory Note (Note 22).

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price as a result of the reset adjustments and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes, but prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (or up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually. As of December 31, 2020, the fair value of the Access Bio Convertible Notes was $10.7 million, the entire balance of which was recorded in loans receivable, net of current portion on the Consolidated Balance Sheet. The gain on the change in fair value of $0.7 million was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2020	2019
Prepaid expenses	$10,854	$2,553
Prepaid inventory	6,536	—
Loans receivable	2,268	1,106
Other current assets	1,441	5,301

Prepaid expenses and other current assets	$21,099	$8,960

6. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Finished goods	$2,756	$—
Less: Inventory reserve	(20)	—

Inventory, net	$2,736	$—

7. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Facilities	$12,762	$12,762
Furniture and fixtures	2,165	1,031
Lab equipment	51,072	38,093
Computer equipment and software	6,204	2,442
Leasehold improvements	40,435	29,369
Construction in progress	42,575	894

Total property and equipment	155,213	84,591
Less: Accumulated depreciation	(33,778)	(21,459)

Property and equipment, net	$121,435	$63,132

As of December 31, 2020 and 2019, capital leases totaling $3.3 million were included in lab equipment, with related accumulated depreciation of $2.4 million and $1.7 million, respectively. The increase in construction in progress during the year ended December 31, 2020 was primarily due to the build-out of a new high-throughput testing facility.

Depreciation expense related to property and equipment for the years ended December 31, 2020 and 2019 totaled $12.6 million and $9.6 million, respectively, inclusive of $0.7 million and $0.6 million, respectively, related to capital leases.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Investments and Equity Method Investments

Investments and equity method investments consisted of the following (in thousands):

	As of December 31,
	2020	2019
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. warrant	5,504	6,574

Total	$60,504	$61,574

Equity method investments:
Joyn Bio, LLC	$28,924	$29,320
Synlogic, Inc.	13,696	16,359

Total	$42,620	$45,679

The carrying value of the Company’s equity method investments in Motif Foodworks, Inc. (“Motif”) and Allonnia, LLC (“Allonnia”) as of December 31, 2020 and 2019 was zero and as such, were excluded from the table above.

Loss on investments and equity method investments consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Loss on investments:
Synlogic, Inc. warrant	$(1,070)	$(7,797)

Total	$(1,070)	$(7,797)

Loss on equity method investments:
Joyn Bio, LLC	$(396)	$(1,730)
Glycosyn, LLC	—	(1,323)
Synlogic, Inc.	(2,663)	(19,403)
Allonnia, LLC	—	(24,480)

Total	$(3,059)	$(46,936)

The combined summarized financial information for the Company’s equity method investments, which includes Joyn, Synlogic, Inc. (“Synlogic”), Motif, Allonnia and Glycosyn consisted of the following (in thousands):

	As of December 31,
	2020	2019
Assets	$319,311	$397,280
Liabilities	$42,441	$39,832

	Year Ended December 31,
	2020	2019
Revenue	$545	$3,579
Total operating expenses	$(125,742)	$(134,444)
Loss from operations	$(125,197)	$(130,865)
Net loss	$(123,480)	$(125,290)

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The summarized financial information for Glycosyn as of and for the year ended December 31, 2020 and as of December 31, 2019 has been excluded from the tables above as the Company no longer held an equity interest in Glycosyn as of December 31, 2019. Refer to Note 17 for additional discussion of the Company’s equity interest in Glycosyn and its other equity method investments.

9. Goodwill and Intangible Assets, net

During the years ended December 31, 2020 and 2019, there was no change in the carrying value of goodwill.

Intangible assets, net consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net
Balances as of December 31, 2020
Acquired technology	$5,490	$(2,196)	$3,294
Balances as of December 31, 2019
Acquired technology	$5,490	$(1,647)	$3,843

Acquired technology had a weighted average remaining amortization period of 6 and 7 years as of December 31, 2020 and 2019, respectively. Amortization expense was $0.5 million for each of the years ended December 31, 2020 and 2019. Future amortization expense for each of the remaining years in the useful life of the intangible assets will be $0.5 million per year.

10.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued compensation and benefits	$3,037	$4,864
Accrued professional fees	6,381	4,398
Accrued financing costs	—	3,380
Capital lease obligation	485	598
Accrued property and equipment	10,017	597
Accrued lab supplies	4,276	535
Accrued external research and development expenses	3,907	423
Other current liabilities	2,402	1,021

Accrued expenses and other current liabilities	$30,505	$15,816

11. Commitments and Contingencies

Lease Obligations

The Company has entered into various noncancelable operating leases for office and lab space in Boston and Cambridge, Massachusetts and Emeryville, California to support its research and development activities and operations which expire at various dates through September 2030. The Company’s Emeryville, California lease commenced in January 2021. The leases contain periods of free rent, escalating rent, tenant improvement incentives, renewal periods, and expansion options for additional suites. The Company recognizes rent expense on a straight-line basis over the term of each respective lease, inclusive of the free rent periods and reduced by the amortization of the tenant incentives.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s headquarters and primary operations are located in Boston, Massachusetts and are comprised of a number of leases across 21, 23, 25 and 27 Drydock Avenue, which represent the Company’s most significant lease arrangements. The following summarizes the key terms of such leases:

21-23-25 Drydock Avenue

In March 2016, the Company entered into a noncancelable operating lease for approximately 87,000 square feet of office and lab space. The lease is comprised of five separate suites, the first of which was delivered to the Company in April 2016. The Company currently occupies three suites totaling approximately 52,000 square feet and the Company anticipates occupying the remaining suites in 2021 and 2022. The lease contains periods of free rent for each suite and tenant improvement incentives totaling $5.3 million. Base rent is subject to annual increases through the term of the lease. The lease expires in January 2030 and contains one option to extend the lease for a five-year period at then-market rates. The lease is secured by a letter of credit which totaled $1.4 million and $1.7 million as of December 31, 2020 and 2019, respectively. The cash collateralizing the letter of credit is classified in other non-current assets on the Consolidated Balance Sheets. The letter of credit will be increased to $1.5 million upon delivery of the fourth suite.

At the time the Company took possession of the first three suites, the premises were in shell condition and required substantial work prior to occupancy. The Company was deemed the accounting owner during the construction period as the improvements constituted structural elements of the project. Accordingly, the Company capitalized the fair value of the leased space upon delivery from the landlord and recorded a corresponding lease financing obligation. The Company also capitalized the construction costs, leasehold improvements, and interest incurred during the construction period. Construction was complete, and the assets were placed in service, for the first three suites in September 2016, December 2017, and January 2019, respectively. Upon completion of the construction, the Company evaluated the lease and determined it did not meet the criteria for sale-leaseback treatment. Accordingly, the Company depreciates the capitalized assets and recognizes interest expense related to the lease financing obligation using the effective interest rate method over the lease term. For the years ended December 31, 2020 and 2019, the Company recognized $0.4 million of depreciation expense and $2.3 million of interest expense related to the lease.

During the year ended December 31, 2019, the Company recorded leased assets of $3.1 million and tenant improvements of $6.0 million related to assets placed in service during the period. No leased assets were placed in service during the year ended December 31, 2020. As of December 31, 2020 and 2019, the aggregate lease financing obligation for the capitalized suites totaled $16.8 million.

27 Drydock Avenue

Beginning in December 2011, the Company entered into a series of noncancelable operating leases with the same landlord for an aggregate of approximately 130,000 square feet of office and lab space. The Company anticipates occupying approximately 9,000 additional square feet in 2022. The leases contain periods of free rent and provides for aggregate tenant improvement allowances of $13.4 million. As of December 31, 2020 and 2019, the aggregate unamortized balance of tenant improvement allowances under the leases was $8.1 million and $8.9 million, respectively. Base rent for each lease is subject to annual increases through the respective term of the leases. The leases expire in January 2030 and each contain one option to extend the leases for a five-year period at then-market rates. The leases are secured by a letter of credit which totaled $1.6 million and $1.5 million as of December 31, 2020 and 2019, respectively. The cash collateralizing the letter of credit is classified in other non-current assets on the Consolidated Balance Sheets.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company subleases a portion of its office and laboratory space to Joyn and Motif. The Company is not relieved of its obligations under the head lease and, therefore, accounts for the arrangements as subleases. The sublease with Joyn runs coterminous with the Foundry Services Agreement (Note 17) and the sublease with Motif has a five-year term that commenced in November 2020. The sublessees are obligated to pay to the Company base rent plus operating expenses. The Company collects approximately $0.2 million and $0.7 million per year under the subleases with Joyn and Motif, respectively, and presents sublease income as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss.

The Company recognized rent expense of $7.0 million and $6.1 million for the years ended December 31, 2020 and 2019, respectively, of which $0.3 million was incurred during the year ended December 31, 2020 under leases in which the Company was a sublessee. The Company incurred no rent expense as a sublessee during the year ended December 31, 2019. Future minimum lease payments under noncancelable operating lease agreements, inclusive of payments for the lease financing obligations, as of December 31, 2020 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2021	$16,688
2022	19,089
2023	21,205
2024	21,962
2025	22,497
Thereafter	79,647

Total	$181,088

The Company enters into certain capital leases for lab equipment used in research and development activities. Lease terms range from three to five years, may include bargain purchase options, and have fixed monthly rental payments. Future minimum lease payments under capital leases as of December 31, 2020 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2021	$500
2022	238
2023	102
2024	—
2025	—
Thereafter	—

Total noncancelable payments	$840
Less: Imputed interest expense	(43)

Present value of future minimum lease payments	$797

Collaboration Agreement with Berkeley Lights, Inc.

In September 2019, the Company signed a collaboration agreement with Berkeley Lights, Inc. (“Berkeley Lights”), a leading digital cell biology company focused on enabling and accelerating the rapid development and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

commercialization of microbial biotherapeutics and other cell-based products for its customers. Under the collaboration agreement, the Company has agreed to incorporate Berkeley Lights’ Platform into the Foundry to accelerate the engineering of biotherapeutics and cell-based products. Under the collaboration agreement, both parties will use diligent efforts to perform their respective responsibilities to develop workflow development plans, including with respect to the Company’s collaborative development of workflows for Berkeley Lights’ Platform. The initial development of workflows will be focused on yeast and mammalian cells. Additionally, the Company is obligated to pay Berkeley Lights at least $109.0 million, and up to $150.0 million, over the term of the collaboration agreement for (i) payments for Berkeley Lights’ efforts under the workflow development plans and (ii) payments for purchases of certain equipment, associated consumables, and other goods and services.

Minimum purchase commitments for contract years one and two, which represents an 18-month period, are binding commitments that must be met each year. For contract years three through seven, the minimum purchase commitments are binding commitments, however the minimum purchase commitment is measured on a cumulative basis. Therefore, any amounts paid by the Company in excess of the given contract year’s purchase commitment may be credited towards subsequent years’ minimum purchase commitment until such excess amount has been fully credited against the minimum cumulative purchase commitment. Minimum purchase commitments under the collaboration agreement are as follows (in thousands):

Contract Years	Minimum Purchase Commitment
October 1, 2019 - September 30, 2020	$10,000
October 1, 2020 - March 31, 2022	15,000
April 1, 2022 - March 31, 2023	14,000
April 1, 2023 - March 31, 2024	17,500
April 1, 2024 - March 31, 2025	17,500
Thereafter	35,000

Total	$109,000

The collaboration agreement contains provisions requiring the Company to pay to Berkeley Lights certain license fees for the use of Berkeley Lights’ Platform and certain milestone payments of up to $11.5 million payable when a therapeutic discovered using certain workflows reaches specified development and regulatory milestones. License fees owed to Berkeley Lights are variable based on volume usage of Berkeley Lights’ Platform. All such license fees and milestone payments are applied against the satisfaction of the minimum purchase commitment. Further, if Berkeley Lights achieves certain performance targets, the minimum purchase commitment will increase to $150.0 million.

The Company has the option to buy down its purchasing obligations after the second contract year by making a one-time payment to Berkeley Lights. The amount of the buy down payment is dependent upon the cumulative payments made to Berkeley Lights at such time and the number of completed workflows. Additionally, the Company is granted an exclusivity period for each workflow developed for the Company by Berkeley Lights under the collaboration agreement. Berkeley Lights has the option to buy down the exclusivity period by making a one-time payment to the Company equal to a percentage of the development costs incurred by the Company related to the specific workflow. Thereafter, the parties will equally share the development costs of the associated workflow. The Company concluded the payments received from Berkeley Lights related to the buy down of an exclusivity period represent reimbursements for research and development costs and therefore account for the payments as a reduction of research and development expenses.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The collaboration agreement will continue until the seventh anniversary of the effective date, subject to certain automatic extension provisions, including for delays resulting from a Berkeley Lights failure to supply products or services conforming with the collaboration agreement. The collaboration will automatically terminate if the Company, at any time after the second contract year, elects to exercise its buy down right. In addition, either party may terminate the collaboration agreement (i) for the material breach by the other party (including, with respect to the Company, a material supply failure), (ii) upon the occurrence of certain insolvency related events of the other party, and (iii) for certain force majeure events.

The Company made an upfront payment of $10.0 million, which was fully creditable against certain other payments owed to Berkeley Lights during the term of the collaboration agreement. As of December 31, 2019, $5.2 million of the upfront payment remained in prepaid expenses and other current assets on the Consolidated Balance Sheet and during the year ended December 31, 2020, the Company utilized the remaining portion of the upfront payment. During the years ended December 31, 2020 and 2019, the Company purchased lab equipment from Berkeley Lights totaling $2.0 million and $4.0 million, respectively. Such lab equipment is included in property and equipment, net on the Consolidated Balance Sheets. During the years ended December 31, 2020 and 2019 the Company recorded expense related to services received from Berkeley Lights totaling $7.7 million and $0.8 million, respectively, net of buy downs. Expenses incurred under the collaboration agreement are recorded as research and development expenses, net of Berkeley Lights’ buy down payments, in the Consolidated Statements of Operations and Comprehensive Loss. During the year ended December 31, 2020, Berkeley Lights exercised their option to buy down two workflows for total consideration of $1.7 million. Through December 31, 2020, the Company purchased a total of $14.5 million of equipment, services, and consumables under the collaboration agreement with Berkeley Lights.

Supply Agreement with Twist Bioscience Corporation

In March 2018, the Company signed a supply agreement with Twist Bioscience Corporation (“Twist”) to provide synthetic DNA and certain other services. Under the supply agreement, the Company is obligated to purchase specified volumes of synthetic DNA subject to quarterly minimums over the term of the agreement. The products purchased that contribute to achieving the quarterly minimum purchase commitment can vary based on the Company’s discretion, subject to advanced notice provided to Twist. The term of the supply agreement is four years. The Company’s quarterly minimum purchase commitment may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to lack of certain service features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. The Company receives volume discounts on purchases based on specified volume thresholds over the term of the supply agreement. Additionally, the Company receives a discount on each order of certain products, dependent upon the volume of certain other products it purchases in a given order. If, at each six-month period over the term of the supply agreement, the Company fails to meet its aggregate quarterly minimum purchase commitment for the prior six months, the Company is obligated to pay Twist a fee per unit of the shortfall.

During the years ended December 31, 2020 and 2019, the Company incurred $10.4 million and $8.3 million, respectively, of research and development expenses under its supply agreement with Twist.

Purchase Orders

The Company has agreements with third parties for certain services for which the Company is not contractually able to terminate for convenience to avoid future obligations to the respective vendors. Such agreements may provide for termination fees, penalties, or costs to wind-down the arrangement. Under such agreements, the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company is contractually obligated to make payments, primarily to reimburse the vendor for their expenditures that are not recoverable and incurred prior to any cancellation of the respective agreement. The actual amounts the Company could pay in the future to these vendors under the various agreements may differ from the amounts under the purchase orders due to these cancellation provisions.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification arrangements and the Company does not believe that the outcome of any claims under such arrangements will have a material effect on its financial position, results of operations or cash flows, and have not accrued any liabilities related to such obligations as of December 31, 2020 or 2019.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

12.	Convertible Promissory Notes

In June 2019, the Company entered into a Note Purchase Agreement (“NPA”) with certain existing investors. In connection with the NPA, the Company issued convertible promissory notes (“Convertible Promissory Notes”) resulting in aggregate proceeds of $199.0 million, net of issuance costs of $1.0 million. The Convertible Promissory Notes carried interest at the rate of 3% per annum and had a maturity date of June 21, 2021. Pursuant to the NPA, all of the outstanding principal and interest under the Convertible Promissory Notes were to be automatically converted into (i) preferred stock issued in connection with the Company’s next financing that resulted in at least $50.0 million of gross proceeds (“NPA Qualified Financing”) at a 5% discount, (ii) common stock issued in connection with the filing of an effective registration statement pursuant to an initial public offering, or (iii) cash equal to the greater of (x) one and a half times the outstanding principal and interest accrued immediately prior to a sale or change in control event (as defined in the NPA) in which the Company or one of its subsidiaries was a party, or (y) the amount each investor would have received if the outstanding principal and accrued interest had been converted into Series D convertible preferred stock immediately prior to such sale or change in control event. On the maturity date, the Convertible Promissory Notes were to be automatically converted into shares of Series D convertible preferred stock, at a predetermined conversion rate, which was less than the fair value of Series D convertible preferred stock at the date of issuance of the Convertible Promissory Notes. The Company determined that at the Convertible Promissory Notes’ commitment date, this conversion feature was beneficial to the investors and, as such, calculated and recorded a beneficial conversion feature (“BCF”). The intrinsic value of the BCF, which was calculated utilizing the fair value of the underlying Series D convertible preferred stock and effective conversion price on the commitment date, was $199.0 million and was recorded as a debt discount with an offset to additional paid in capital.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The debt discount was amortized to interest expense using the effective interest method through the maturity date of the Convertible Promissory Notes. For the year ended December 31, 2019, the Company recorded interest expense of $0.1 million in the Consolidated Statements of Operations and Comprehensive Loss related to the amortization of the debt discount.

The Company’s Series E convertible preferred stock issuance in September 2019 (Note 13) met the criteria of an NPA Qualified Financing. Accordingly, the Convertible Promissory Notes were converted into Series E convertible preferred stock. In connection with the NPA Qualified Financing and the associated conversion, the Company was required to account for the repurchase of the BCF. The total repurchase price associated with the reacquisition of the BCF in connection with the settlement of the Convertible Promissory Notes was the issuance of 1,408,934 shares of Series E convertible preferred stock valued at $211.6 million. The intrinsic value of the BCF upon the NPA Qualified Financing was measured based on the intrinsic value of the conversion option at the settlement date which was in excess of the repurchase price. Therefore, the entire $211.6 million was allocated to the reacquisition of the BCF which was recorded as a reduction to additional paid in capital. As a result of the extinguishment of the Convertible Promissory Notes, the Company recorded a gain of $0.1 million that is reflected in other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

13.	Convertible Preferred Stock

As of December 31, 2020, the Fourth Amended and Restated Certificate of Incorporation, as amended, (“Amended Certificate of Incorporation”) authorized the Company to issue 19,136,487 shares of $0.01 par value convertible preferred stock, of which 4,143,251 shares have been designated as Series B convertible preferred stock (“Series B Preferred Stock”), 4,658,503 shares have been designated as Series C convertible preferred stock (“Series C Preferred Stock”), 6,162,631 shares have been designated as Series D convertible preferred stock (“Series D Preferred Stock”), and 4,172,102 shares have been designated as Series E convertible preferred stock (“Series E Preferred Stock”, and collectively with the Series B, Series C, and Series D Preferred Stock, “Convertible Preferred Stock”). In May of 2020, the Company increased the number of shares of Convertible Preferred Stock authorized for issuance from 17,871,422 shares to 19,136,487 shares and increased the number of shares of Series E Preferred Stock authorized for issuance from 2,907,037 shares to 4,172,102 shares.

Series B Preferred Stock

In 2015, the Company entered into a Series B convertible preferred stock purchase agreement (“Series B Stock Purchase Agreement”) under which the Company issued 4,156,516 shares of Series B Preferred Stock to various investors at $12.83 per share for aggregate proceeds of $51.5 million, net of issuance costs of $0.1 million. The proceeds consisted of $44.0 million in cash and the conversion of $7.5 million of convertible promissory notes. During 2016, the Company repurchased 18,331 shares of Series B Preferred Stock from an investor for an amount of $0.4 million which were subsequently retired.

Series C Preferred Stock

In 2016, the Company entered into a Series C convertible preferred stock purchase agreement (“Series C Stock Purchase Agreement”) under which the Company issued 4,658,503 shares of Series C Preferred Stock to various investors at $21.23 per share for aggregate proceeds of $98.8 million, net of issuance costs of $0.1 million.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Series D Preferred Stock

In 2017, the Company entered into a Series D convertible preferred stock purchase agreement (“Series D Stock Purchase Agreement”) under which the Company issued 6,095,020 shares of Series D Preferred Stock to various investors at $47.71 per share for aggregate proceeds of $290.7 million, net of issuance costs of $0.1 million. The proceeds consisted of $225.9 million in cash and the conversion of $64.8 million of convertible promissory notes. In 2018, the Company issued an additional 52,400 shares of Series D Preferred Stock to an investor at $47.71 per share for aggregate proceeds of $2.5 million. In addition, during 2018, the Company repurchased 509 shares of Series D Preferred Stock which were subsequently retired.

Series E Preferred Stock

In 2019, the Company entered into a Series E convertible preferred stock purchase agreement (“Series E Stock Purchase Agreement”) under which the Company issued 2,831,342 shares of Series E Preferred Stock to various investors at $150.19 per share. The issuance consisted of 1,422,408 shares of Series E Preferred Stock for aggregate proceeds of $208.8 million, net of $4.8 million in issuance costs and the conversion of $201.0 million of principal and accrued interest associated with the Convertible Promissory Notes which converted at a 5% discount into 1,408,934 shares of Series E Preferred Stock. In May and July of 2020, the Company issued an additional 628,663 shares of Series E Preferred Stock to various investors at $150.19 per share for aggregate proceeds of $94.4 million. No issuance costs were incurred related to these sales.

The Company assessed the Convertible Preferred Stock for any beneficial conversion features or embedded derivatives that would require bifurcation from the Convertible Preferred Stock and receive separate accounting treatment. Based on the Company’s determination that the Convertible Preferred Stock is an “equity host”, it determined that all features of the Convertible Preferred Stock were either clearly and closely related to the equity host or did not meet the definition of a derivative, and therefore do not require bifurcation as a derivative liability. On the date of issuance, the estimated fair value of common stock into which the Convertible Preferred Stock was convertible was less than the effective conversion price of the Convertible Preferred Stock, and as such, there was no beneficial conversion feature at the commitment dates.

As the Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is solely within the Company’s control, the Company classifies the Convertible Preferred Stock in stockholders’ equity. The Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The Convertible Preferred Stock consisted of the following (in thousands, except share data):

	As of December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	2,907,037	2,831,342	28	425,239	2,831,342

Total	17,871,422	17,774,941	$177	$870,501	17,774,941

The rights, preferences, and privileges of the holders of Convertible Preferred Stock are listed below:

Conversion

Shares of Series B, C, D and E Preferred Stock are convertible at any time at the option of the holder, without the payment of additional consideration, into such number of common stock as is determined by dividing the original issuance price by the conversion price in effect at the time. The conversion price is $12.83 for Series B Preferred Stock, $21.23 for Series C Preferred Stock, $47.71 for Series D Preferred Stock, and $150.19 for Series E Preferred Stock, each subject to adjustment for any stock dividends, stock split, combination or similar recapitalization or reorganization.

Conversion is automatic upon the consummation of an underwritten public offering resulting in a price per share of at least $187.74, as adjusted for any stock dividends, stock split, combination or similar recapitalization or reorganization, that results in gross proceeds of at least $50.0 million, or upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Convertible Preferred Stock, voting as a single class on an as-converted basis, 72% of the then outstanding shares of Series D Preferred Stock, voting as a separate class, and a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class. At such time, all outstanding shares of Convertible Preferred Stock automatically convert into shares of common stock at the then effective conversion rate.

Dividends

The Series B, C, D, and E Preferred Stock have no stated dividend rate and, as such, do not accrue dividends over time. However, the holders of Series B, C, D, and E Preferred Stock have the right to certain dividends in the event that the Company declares, pays, or sets aside any dividends on shares of any class or series of capital stock. No dividends have been declared or paid by the Company since its inception.

Redemption

The Series B, C, D, and E Preferred Stock is only redeemable upon the occurrence of a deemed liquidation event, which includes a merger, consolidation, or sale of substantially all of the Company’s assets, the occurrence of which is solely within the Company’s control.

Liquidation Value

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, the holders of Series B, C, D, and E Preferred Stock then outstanding are entitled to be paid on

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

a pari passu basis out of the assets of Ginkgo available for distribution to the Company’s stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, the assets of Ginkgo available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them. Once the preferential distribution has been completed, the preferred holders do not participate in any additional distributions with the common holders.

Voting Rights

Each holder of outstanding shares of Convertible Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Amended Certificate of Incorporation, holders of Convertible Preferred Stock shall vote together with the holders of common stock as a single class.

14.	Common Stock

As of December 31, 2020, the Amended Certificate of Incorporation authorized the Company to issue 35,000,000 shares of $0.01 par value common stock.

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Convertible Preferred Stock. The rights, preferences, and privileges of the holders of common stock are listed below:

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of shares of common stock are entitled to receive dividends, if and when declared by the Company. Cash dividends may not be declared or paid to holders of shares of common stock until all dividends on Series B, C, D and E Preferred Stock have been paid in accordance with their terms. No dividends have been declared or paid by the Company since its inception.

Liquidation Value

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, after the payment of all preferential amounts required to be paid to the holders of Series B, C, D and E Preferred Stock, the remaining assets available for distribution to stockholders would be distributed among the holders of shares of common stock, pro rata, based on the number of shares held by each such holder.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Treasury Stock

During the year ended December 31, 2019, the Company repurchased 10,000 shares of common stock from its employees. The Company reclassified the shares as treasury stock, which is shown as a reduction of stockholders’ equity, for the fair value of the common stock repurchased and recorded payroll expense of $0.1 million equal to the difference between the repurchase price and the fair value of the common stock on the repurchase date. Upon the repurchase, the Company returned all shares of treasury stock to authorized and unissued shares of common stock in which the carrying value of the treasury stock was recorded as a reduction to common stock and additional paid-in capital in the Consolidated Balances Sheet. As of December 31, 2020 and 2019, no shares of common stock remained in treasury.

Common Stock Reserved for Future Issuances

	As of December 31,
	2020	2019
Shares reserved for Series B Preferred Stock outstanding	4,138,185	4,138,185
Shares reserved for future issuances of Series B Preferred Stock attached to warrants to purchase Series B Preferred Stock	5,066	5,066
Shares reserved for Series C Preferred Stock outstanding	4,658,503	4,658,503
Shares reserved for Series D Preferred Stock outstanding	6,146,911	6,146,911
Shares reserved for future issuances of Series D Preferred Stock attached to warrants to purchase Series D Preferred Stock	15,720	15,720
Shares reserved for Series E Preferred Stock outstanding	3,460,005	2,831,342
Shares reserved for exercises of outstanding stock options under the 2008 Stock Incentive Plan	679,596	718,755
Shares reserved for vesting of restricted stock units under the 2014 Stock Incentive Plan	2,545,458	1,428,674
Shares reserved for issuances under the 2014 Stock Incentive Plan	97,462	369,246

Total common stock reserved for future issuances	21,746,906	20,312,402

15.	Stock-Based Compensation

In 2008, the Company adopted the 2008 Stock Incentive Plan (the “2008 Plan”) and in 2014 the Company adopted the 2014 Stock Incentive Plan (the “2014 Plan”, collectively with the 2008 Plan, the “Plans”). Pursuant to the 2014 Plan, the Company may grant incentive and nonqualified stock options, RSUs, RSAs and other stock-based awards to employees, officers, directors, consultants, and advisors. No additional awards may be granted under the 2008 Plan. The Plans are administered by the board of directors, who have the power and authority to determine the terms of the grants. The shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the Plans will be added back to the shares available for issuance under the 2014 Plan. In April 2020, the board of directors approved an increase to the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

aggregate number of shares reserved for issuance under the 2014 Plan of 845,000 shares. As of December 31, 2020, the maximum number of shares of common stock that are reserved for issuance under the 2008 and 2014 Plans is 978,673 and 2,664,186, respectively, of which no shares and 97,462 shares of common stock are available for future issuance under the 2008 Plan and 2014 Plan, respectively.

Stock Options

As of December 31, 2020, the Company has only issued stock option awards under the 2008 Plan, of which all were granted prior to January 1, 2019 and had a ten-year contractual term. Upon stock option exercise, the Company issues new shares and delivers them to the participant.

A summary of stock option activity under the 2008 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Outstanding as of December 31, 2019	718,755	$0.67	4.20	$79,915
Exercised	(39,159)	0.67

Outstanding as of December 31, 2020	679,596	$0.66	3.20	$131,370

Exercisable as of December 31, 2020	679,596	$0.66	3.20	$131,370

(1) The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the common stock for those stock options that had exercise prices lower than the estimated fair value of the common stock as of December 31, 2020 and 2019.

The aggregate intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $5.3 million and $1.1 million, respectively. No stock options were granted during the years ended December 31, 2020 and 2019.

Restricted Stock Units

The Company has granted RSUs to employees and non-employees under the 2014 Plan which are subject to two vesting conditions: (i) a service-based vesting condition under which the awards vest based on continued service over a period of time, and (ii) a performance-based vesting condition whereby the awards vest based on a liquidity event in the form of either a change of control or an initial public offering, each as defined in the 2014 Plan. RSUs awarded to new hires generally vest based on service over four years from the date of hire with 25% vesting on the first anniversary of the date of hire, and the remaining on a pro rata basis each month over the next three years. Additional RSU grants generally vest based on service in equal monthly installments over a four-year term. Both new hire and additional RSU grants are also subject to the performance-based vesting condition. Employees are able to retain RSUs vested with respect to the service condition upon departure, and such RSUs remain subject to the performance-based vesting condition. RSUs issued under the 2014 Plan expire seven years from the date of grant.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the RSU activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2019	1,428,674	$48.35
Granted	1,165,119	131.64
Forfeited	(48,335)	92.94

Nonvested as of December 31, 2020	2,545,458	$85.63

The weighted average remaining contractual term for the nonvested RSUs as of December 31, 2020 was 5.13 years. The weighted average grant date fair value of the RSUs granted during the year ended December 31, 2019 was $87.13 per share.

Restricted Stock Awards

The Company has granted RSAs to employees and consultants under the 2014 Plan with a service-based condition that generally vest in equal monthly installments over a four-year term.

A summary of the RSA activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2019	13,771	$97.63
Vested	(5,233)	97.63

Nonvested as of December 31, 2020	8,538	$97.63

The aggregate fair value of the RSAs that vested during the years ended December 31, 2020 and 2019 was $0.5 million and $0.7 million, respectively.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Years Ended December 31,
	2020	2019
Research and development	$79	$64
General and administrative	397	707

Total	$476	$771

During the years ended December 31, 2020 and 2019, the Company recognized $0.5 million and $0.8 million, respectively, in stock-based compensation expense related to the RSAs. The Company has not recognized any stock-based compensation expense related to the RSUs as of December 31, 2020 as satisfaction of the performance-based vesting condition was not deemed probable. All outstanding stock options were fully vested prior to January 1, 2019 and, accordingly, no stock-based compensation expense was recognized for these awards during the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2020, total unrecognized stock-based compensation expense related to the RSUs and RSAs was $218.0 million and $0.8 million, respectively. The total unrecognized stock-based compensation expense related to the RSAs will be recognized over a weighted average period of 1.88 years.

16. Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of Foundry revenues by industry based on total Foundry revenue:

	Year Ended December 31,
	2020	2019
Food and nutrition	35%	39%
Industrial and environmental	29%	13%
Agriculture	13%	18%
Consumer and technology	12%	19%
Other	11%	11%

Total	100%	100%

The following table sets forth the percentage of revenue by geographic location based on total revenue:

	Year Ended December 31,
	2020	2019
North America	95%	95%
Rest of world	5%	5%

Total	100%	100%

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company did not have any contract assets as of and for the years ended December 31, 2020 and 2019.

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $25.5 million was recognized as revenue during 2020. Of the Company’s $127.2 million in deferred revenue at December 31, 2018, $16.8 million was recognized as revenue during 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of December 31, 2020 and 2019 was $20.7 million and $35.3 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue on a cost-plus basis in the amount to which it has the right to invoice. As of December 31, 2020, of the performance obligations not yet satisfied or partially satisfied, 94% is expected to be recognized as revenue during the years ended December 31, 2021 to 2023. The remainder cannot be reasonably estimated due to uncertainty about the timing of development milestones.

17.    Significant Collaboration Transactions

Allonnia, LLC

Summary of Arrangement

Allonnia was formed in 2019 and focuses on the application of synthetic biology in the bioremediation space, leveraging Ginkgo’s proprietary platform to develop solutions for waste bioremediation and the biorecovery of rare earth elements or other substances from waste streams or waste deposits. In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A Preferred Units to certain of the Company’s investors, as well as a third-party investor, for aggregate proceeds of approximately $33.0 million. Allonnia also agreed to issue an additional 630,000 Series A Preferred Units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provides for the sale and issuance of up to an additional 5,400,000 Series A Preferred Units subsequent to the initial closing. Subsequently, during the year ended December 31, 2020, Allonnia issued an additional 1,844,911 Series A Preferred Units, 1,664,911 of which were sold for aggregate proceeds of $18.5 million and 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. In 2021, Allonnia issued an additional 22,500 Series A Preferred Units for aggregate proceeds of $0.2 million and closed their Series A Preferred Unit financing. As a result, the Company received an additional 1,867,411 common units in full satisfaction of the additional common unit right described in the following paragraph (Note 22).

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the agreement. In addition, the Company is entitled to receive up to an additional 5,400,000 common units upon the issuance of additional Series A Preferred Units by Allonnia.

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided. As of December 31, 2020, the Company has entered into three TDPs with Allonnia.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accounting Analysis

The Company concluded that Allonnia is a variable interest entity in which it holds a variable interest through its common unit interest. Allonnia was designed to function as a stand-alone entity with its own board of directors, employees, and operational infrastructure. While the Company was involved with the creation of Allonnia, has board representation, and is involved in the ongoing development activities of Allonnia through its participation on a joint steering committee (as provided for under the Allonnia TDA), the Company concluded this involvement does not give it the power to control the decisions with respect to the development activities of Allonnia, which are the most significant activities of Allonnia. The Company does not control Allonnia’s board of directors and there are no voting or consent agreements between the Company and the other members of Allonnia’s board of directors or the holders of the Series A Preferred Units. Further, the Company’s representation on the joint steering committee does not give it control over Allonnia’s development activities as all votes of the joint steering committee must pass by consensus and there is no agreement in place that would require Allonnia to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Allonnia as it does not control the decisions that most significantly impact Allonnia’s economic performance.

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over the financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia is the fair value of the common units of $24.5 million received in exchange for the Allonnia IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Allonnia’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A Preferred Unit financing, which was contemporaneous with the Allonnia IP Agreement. Further, the Company determined the rights to up to an additional 5,400,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved. This contingency was resolved in 2021 when the Company and Allonnia agreed upon the additional 1,867,411 common units to be issued under the agreements (Note 22).

The Series A Preferred Units issued by Allonnia receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $24.5 million from inception through December 31, 2019. The loss allocated to the Company primarily relates to Allonnia’s accounting for the non-cash consideration related to the Allonnia IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the period ended December 31, 2019. As of December 31, 2019, the carrying value of the equity method investment in Allonnia has been reduced to zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero. As a result, no loss was recognized during the year ended December 31, 2020 on the equity method investment.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities and the common units represent non-cash consideration. While the Allonnia TDA has been executed by the parties and provides the payments terms for future services, the Allonnia TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Allonnia TDA met the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

definition of a contract under ASC 606 and each TDP executed under the Allonnia TDA will be accounted for in accordance with ASC 606. There were no TDPs entered into during the year ended December 31, 2019, therefore, the non-cash consideration of $24.5 million is recorded as deferred revenue, net of current portion on the Consolidated Balance Sheet as of December 31, 2019.

The Company’s performance obligations under the contract consist of a combined service and license performance obligation related to the initial TDP executed in February 2020 and nine material rights, related to the estimated additional TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company has allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Allonnia. Further, Allonnia has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $2.5 million allocation of the fixed non-cash consideration. As the services performed by the Company create or enhance an asset that Allonnia controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment. In 2021, the constraint was removed from the additional non-cash consideration. The additional consideration of $12.7 million was allocated to all of the performance obligations under its arrangement with Allonnia consistent with the initial relative selling price allocation and a cumulative catch up was recognized for the TDPs in process (Note 22).

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $26.1 million and $24.5 million, respectively, with Allonnia. During the year ended December 31, 2020, the Company recognized $5.0 million from services provided to Allonnia. No revenue was recognized by the Company during the year ended December 31, 2019.

Glycosyn, LLC

Summary of Arrangement

In October 2018, the Company entered into a series of arrangements with Glycosyn, a biotech company developing components of human milk, to optimize and scale the production of human milk oligosaccharides (“HMOs”) for a suite of products that foster a healthy gut microbial ecology. Glycosyn has developed a portfolio of HMOs that can be produced at lab scale and the focus of the collaboration is to utilize the Company’s platform to more effectively optimize and enhance these existing HMOs-producing strains to scale up production, as well as develop new HMOs products.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Glycosyn arrangements include (i) a Class C Unit Purchase Agreement (“Glycosyn Purchase Agreement”), (ii) a Foundry Terms of Service Agreement (“Glycosyn FSA”), and (iii) the Glycosyn Promissory Note.

Under the Glycosyn Purchase Agreement, the Company purchased 80,142 Class C Units at a purchase price of $124.78 per unit for an aggregate purchase price of $10.0 million. Payment for the Class C Units was made with $1.0 million in cash paid at closing and the right for Glycosyn to utilize up to $9.0 million in Foundry services (“Glycosyn Prepaid Services”). The Class C Units have a liquidation preference over all other outstanding units equal to $10.0 million, plus any accrued or declared and unpaid distributions.

The Glycosyn FSA outlines the general terms and conditions under which the Company will perform services for Glycosyn. These services will, in turn, be performed under an executed TDP agreed to by both parties. Under an executed TDP, the Company will use commercially reasonable efforts to develop strains for the production of Glycosyn products. Further, the Company will grant Glycosyn certain licenses to any resulting product from each TDP to commercialize in the field of biosynthesis of oligosaccharides in microorganisms while the Company retains license rights outside of the field. The Company will charge for services based on its costs plus a fixed margin and apply amounts earned against the Glycosyn Prepaid Services. The first $1.0 million of services will be applied to the Glycosyn Prepaid Services. Thereafter, 25% of every invoice is applied to the Glycosyn Prepaid Services and 75% is payable in cash. Prior to its termination discussed below, the parties had executed one TDP.

The Glycosyn FSA can be terminated by mutual agreement, change in control or insolvency at any time during the term of the agreement. Glycosyn may terminate for convenience following the one-year anniversary, provided notice is received by the Company no later than thirty days following the one-year anniversary. Upon termination by mutual agreement, change in control, or insolvency, the Company is required to repay 50% of any unused Glycosyn Prepaid Services in cash or with Class C Units of Glycosyn at an amount equal to their then-current fair value. Upon termination for convenience by Glycosyn, the Company would be entitled to keep an amount equal to the cumulative amount invoiced against the Glycosyn Prepaid Services and the remainder would be payable to Glycosyn in cash or with Class C Units of Glycosyn at an amount based on their then current fair value.

In 2019, Glycosyn exercised their option to terminate the agreement in accordance with its contractual rights at the one-year anniversary. In connection with the termination notice, the parties negotiated a Unit Repurchase Agreement and Amendment to the FSA which was executed on December 31, 2019 and resulted in (i) the Company returning all of its Class C Units holdings to Glycosyn, (ii) termination of all the Company’s obligations under the Glycosyn FSA, (iii) agreement to perform certain services in the future on a cost-plus fixed margin basis, (iv) an increase to the amount owed on the Glycosyn Promissory Note from $3.1 million to $5.7 million, which was the outstanding balance as of December 31, 2019, and (v) a modification to the terms of the Glycosyn Promissory Note to increase the interest rate, modify the payment terms and extend the maturity. As of December 31, 2020, the outstanding balance on the promissory note was $5.4 million. Refer to Note 4 for discussion of the Glycosyn Promissory Note.

Accounting Analysis

Prior to the termination, the Company accounted for its investment in Glycosyn’s Class C Units as an equity method investment as it held an approximate 18% equity interest in Glycosyn. The Company recorded the initial carrying value of its equity method investment at fair value, which the Company determined was $10.0 million. The fair value was determined by the Company with the assistance of a third-party valuation specialist and utilizes a discounted cash flow analysis of Glycosyn’s projected cash flows and the preferences of the LLC units in a distribution scenario. As the Class C Units receive a preferential distribution, the Company concluded that the shares contain a substantive profit-sharing arrangement. Accordingly, the Company recognized its share of

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

earnings or losses from its equity method investment in Glycosyn using the HLBV method. During the year ended December 31, 2019, prior to the termination, the Company recorded a loss on equity method investment in Glycosyn of $1.3 million. Immediately prior to termination of the Glycosyn FSA, the carrying value of the equity method investment was $8.5 million.

While the Glycosyn FSA has been executed by the parties and provides the payment terms for future services, the Glycosyn FSA does not provide for any transfer of goods or services between the parties. However, there is an obligation that the Company will provide licenses and services upon execution of a TDP. Accordingly, at inception, the Company recorded deferred revenue of $9.0 million equal to the fair value of the equity received less the cash paid. Upon execution of a TDP, the Company will reduce the deferred revenue by the portion of the transaction price funded by the Glycosyn Prepaid Services. During the year ended December 31, 2019, the Company recognized $0.7 million of revenue related to the Glycosyn FSA. At the time of the termination of the Glycosyn FSA, the outstanding balance related to the Glycosyn Prepaid Services was $8.4 million, which was eliminated in conjunction with the termination of the Glycosyn FSA. Upon termination, the Company recognized a gain on termination of $1.5 million primarily attributable to the increase in loan receivable which is carried at fair value. The gain was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

Motif FoodWorks, Inc.

Summary of Arrangement

Motif was incorporated in 2018 to focus on the application of synthetic biology in the food industry, leveraging the Ginkgo’s proprietary platform to develop alternative protein ingredients that reduce reliance on animal products. In September 2018, the Company entered into (i) an Intellectual Property Contribution Agreement (“Motif IP Agreement”) with Motif that granted Motif a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement (“Motif TDA”) that establishes the terms under which the Company is providing technical development services.

Under the Motif IP Agreement, the Company licensed intellectual property to Motif for use in strain development to produce ingredients that the parties will subsequently agree to develop under TDPs. The license rights provide Motif with the ability to commercialize the specified ingredients from the corresponding strain, which can only be developed by the Company under the Motif TDA. In return for the license to the intellectual property, Motif granted the Company 9,000,900 shares of common stock. Concurrent with the Motif IP Agreement, Motif also sold 8,100,720 shares of Series A preferred stock to certain of the Company’s investors, as well as third-party investors, for aggregate proceeds of approximately $90.0 million.

The Motif TDA governs the procurement of the Company’s expertise and technical development services to collaborate in the research, development, and commercialization of specified ingredients. Under the Motif TDA, the parties jointly agree on TDPs for specific ingredients, in which the Company will perform agreed upon development services in return for consideration on a cost-plus fixed margin basis for all services provided. At inception, the Company estimated that it would execute ten TDPs with Motif.

Accounting Analysis

The Company concluded that Motif is a variable interest entity in which it holds a variable interest through its common stock interest. Motif was designed to function as a stand-alone entity with its own board of directors, employees, and operational infrastructure. While the Company was involved with the creation of Motif, has

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

board representation, and is involved in the ongoing development activities of Motif through its participation on a joint steering committee (as provided for under the Motif TDA), the Company concluded this involvement does not give it the power to control the decisions with respect to the development activities of Motif, which are the most significant activities of Motif. The Company does not control Motif’s board of directors and there are no voting or consent agreements between the Company and the other members of Motif’s board of directors or other investors. Further, the Company’s representation on the joint steering committee does not give it control over Motif’s development activities as all votes of the joint steering committee must pass by consensus and there is no agreement in place that would require Motif to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Motif as it does not control the decisions that most significantly impact Motif’s economic performance.

The investment in Motif common stock is considered an equity method investment as a result of the Company’s ability to exercise significant influence over the financial and operating policies through its common stock ownership. The initial carrying value of the equity method investment in Motif is the fair value of the common stock received in exchange for the Motif IP Agreement of $65.1 million which, as discussed below, is being accounted for as non-cash consideration under ASC 606. As Motif’s Series A preferred stockholders receive a liquidation preference prior to common stock, the Company concluded that this represents a substantive profit-sharing arrangement. Accordingly, the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $65.1 million from inception through December 31, 2018 which reduced the carrying value to zero. The loss allocated to the Company primarily relates to Motif’s accounting for the non-cash consideration related to the Motif IP Agreement as in-process research and development, which resulted in the full value of Company’s intellectual property contribution being expensed in the period ended December 31, 2018, at which time the carrying value of the equity method investment in Motif had been reduced to zero. There is no commitment for the Company to provide further financial support to Motif and therefore the carrying value of the equity method investment will not be reduced below zero. As a result, no loss was recognized during the years ended December 31, 2020 and 2019 on the equity method investment.

The overall arrangement with Motif is a vendor-customer relationship and is within the scope of ASC 606 as the provision of development services and corresponding license rights are considered a part of the Company’s ordinary activities. The licenses contemplated under the Motif IP Agreement are contingent upon a TDP being agreed to by the parties under the Motif TDA and only relate to strains that are developed under a TDP. While the TDPs require approval by the parties, the parties initially estimated that ten TDPs would be negotiated under the arrangement.

The Company’s performance obligations under the Motif IP Agreement consist of ten material rights, related to the initial set of ingredients that the parties desired to develop in the first two years. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated TDPs. The common stock received under the Motif IP Agreement is considered non-cash consideration and has been recognized at fair value. The Company determined the fair value of the common stock was $65.1 million at inception of the agreement with the assistance of a third-party valuation specialist, which was initially recorded as non-current deferred revenue. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Series A financing, which was contemporaneous with the Motif IP Agreement. The Company has allocated $6.5 million to each of the ten material rights. The Company allocated the transaction price based on the estimated standalone selling price of the material rights which is, in turn, based on the intrinsic value of the right and the probability of exercise.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise and platform, there would not be a licensable strain or other commercializable product to transfer to Motif. Further, Motif has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $6.5 million which was allocated to the associated material right under the Motif IP Agreement. As the services performed by the Company create or enhance an asset (i.e., the specified ingredient) that Motif controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $54.0 million and $62.5 million, respectively, with Motif. The Company recognized revenue of $20.8 million and $19.0 million from services provided to Motif during the years ended December 31, 2020 and 2019, respectively.

Genomatica, Inc.

2016 Genomatica Agreement

In 2016, the Company purchased Series A preferred stock of Genomatica, Inc. (“Genomatica”), a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. The Company also entered into a Collaboration Agreement with Genomatica (“Genomatica Collaboration”) in connection with the financing. The Genomatica Collaboration was entered into to share expertise on biotechnology solutions. Specifically, Genomatica provided the Company with scale-up and process optimization functions, and the Company has provided Genomatica with certain technology development functions generally centered on high throughput strain engineering capabilities. The Genomatica Collaboration’s focus was on obtaining new customers for either party that could benefit from the combined expertise of both parties, and the agreement provides for profit-sharing allocations between Genomatica and the Company depending on the category of the potential product. Each party is responsible for their own costs incurred under an agreed upon TDP.

2018 Genomatica Agreement

In September 2018, the Company entered into a stock purchase agreement with Genomatica under which it received $40.0 million of Series B preferred stock from Genomatica. In lieu of cash consideration, the Company entered into a Foundry Terms of Service Agreement (“Genomatica FSA”) with Genomatica in which the Company would provide up to $40.0 million in services at no charge to Genomatica (“Initial Prepayment”). The Genomatica FSA terminated the Genomatica Collaboration and changed the pricing terms for work performed under TDPs to a cost-plus fixed margin agreement. Genomatica can apply a portion of the $40.0 million in prepaid services to outstanding invoices under the Genomatica FSA, subject to certain limitations that require cash payment for services over certain monthly thresholds. Further, while the Genomatica FSA replaced the Genomatica Collaboration, any fees that would have been paid to or by the Company under contracts previously governed by the Genomatica Collaboration continue to be shared between the parties. These amounts are either

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(i) added to, if payable to the Company, or (ii) reduced from, if payable to Genomatica, the balance of the prepaid services over the term of the arrangement, with certain restrictions. At the time of the execution of the Genomatica FSA, there was $19.1 million of potential consideration payable to the Company under the Genomatica Collaboration, which upon payment will contribute to the prepaid services balance, and $4.6 million of potential payments to Genomatica, which upon payment will reduce the prepaid services balance. As of December 31, 2020, and 2019, the Company has received $6.9 million under the Genomatica FSA.

Accounting Analysis

The Company concluded that Genomatica is a variable interest entity in which it holds a variable interest through its preferred stock interest. While the Company holds a seat on Genomatica’s board of directors and participates in board decisions via such participation, it does not have the ability to control the board as there is no voting or consent agreement between the Company and other members of the board or preferred stockholders. Further, while the Company participates on the joint steering committee that governs the Genomatica FSA, all votes must be unanimous and there is no agreement in place that would require Genomatica to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Genomatica as it does not control the decisions that most significantly impact Genomatica’s economic performance.

The Company concluded the preferred stock investment was not in-substance common stock and therefore did not qualify for accounting as an equity method investment. Rather, the Company concluded the preferred stock investment should be accounted for as an equity security as it represents an ownership interest in Genomatica that is not mandatorily redeemable nor does the Company have the unilateral right to redeem the preferred stock. Genomatica’s preferred stock is not exchange-traded and does not have a readily determinable fair value. Therefore, the Company accounts for the Genomatica preferred stock under the measurement alternative for equity investments that do not have a readily determinable fair value, which in this case is at historical cost. As of December 31, 2020, and 2019, the cost of the investment in Genomatica’s preferred stock was $55.0 million and is included in investments on the Consolidated Balance Sheets. As of December 31, 2020 and 2019, no adjustments have been recognized related to the preferred stock investment as a result of the application of the measurement alternative.

Under the Genomatica Collaboration, the Company was entitled to receive a portion of fees earned from third party customers of Genomatica that were within the scope of the agreement. The Company accounted for the collaboration under ASC 808, however the Company applied ASC 606 by analogy for measurement and recognition purposes. Under the Genomatica Collaboration, the Company’s promises consisted of (i) licenses to the Company’s intellectual property, related to the specified development work, and (ii) research and development services. The Company determined that there was a single, combined performance obligation consisting of research services and licenses to certain intellectual property. The Company recognized the revenue for the combined performance obligation using an over-time input method, as the Company’s performance under the contract created or enhanced the target product or strain as such product or strain was developed. The Company measured progress based on the cost incurred relative to total forecasted cost.

The Genomatica FSA represents a modification to the Genomatica Collaboration that resulted in a change in transaction price from milestones to a cost-plus fixed margin structure. The Genomatica FSA did not result in the addition of any distinct promised goods or services, and the Company’s remaining obligation post-modification was to finish the partially satisfied development work that had commenced under the Genomatica Collaboration. This performance obligation was satisfied during the year ended December 31, 2019.

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $30.1 million and $38.1 million, respectively, with Genomatica. During the years ended December 31, 2020 and 2019, the Company recognized revenue from services provided to Genomatica of $9.4 million and $6.2 million, respectively.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Joyn Bio, LLC

Summary of Arrangement

In September 2017, the Company and certain other investors formed Cooksonia for the purposes of holding the Company’s investment in Joyn. Concurrently, Cooksonia entered into a commitment agreement with Bayer CropScience LP (“Bayer”) to form Joyn. Joyn is focused on research, development, discovery, and commercialization of engineered microbes for use in agriculture. The initial program uses advanced techniques in biology to study and engineer naturally occurring soil microbes and their nitrogen-fixing genes to enable crops to produce their own fixed nitrogen and reduce the nitrogen fertilizer required.

The Company contributed $5.0 million in cash and certain intellectual property to Cooksonia in exchange for a 70% equity interest in Cooksonia (“Class A Units”). Cooksonia received $20.0 million in cash from another investor, who is a related party of the Company, for a 20% equity interest in Cooksonia (“Class B Units”). Cooksonia also received certain intellectual property from Genomatica and issued Genomatica a 10% equity interest in Cooksonia (“Cooksonia Class C Units”) and paid Genomatica $5.0 million in cash. Subsequently, Cooksonia contributed $20.0 million and all intellectual property received from the Company and Genomatica in exchange for a 50% equity interest in Joyn. Bayer contributed $20.0 million in cash funding plus specified intellectual property. In addition, Bayer committed to contribute up to an additional $60.0 million to be paid subject to certain funding procedures. In return, Bayer obtained a 50% equity interest in Joyn. The agreements may be terminated by mutual agreement, following a change in control, and for breach.

Joyn is governed by a Board of Managers (“Joyn Board”) comprised of equal representation of the Company and Bayer. The Joyn Board has all the rights, powers, obligations, and authority to manage the business and affairs of Joyn.

The Company also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which the Company will provide Joyn with technical services and preferred access to the Company’s facilities. Joyn paid the Company a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA (“Joyn Prepaid Services”). The Joyn Prepaid Services can be utilized for technical services performed by the Company, its subcontractors, and third parties involved in the performance of the overall technical services. Amounts due to the Company are applied to the balance of Joyn Prepaid Services as earned. During the year ended December 31, 2019, Joyn made an additional $15.0 million prepayment for services (“Joyn Additional Prepaid Services”). Under certain Joyn termination scenarios, any amount of unused Joyn Additional Prepaid Services shall be repaid by the Company to Joyn. There were no additional prepayments during the year ended December 31, 2020.

Accounting Analysis

From inception, the Company’s investment in Cooksonia has represented a controlling financial interest, resulting in consolidation of Cooksonia within Company’s consolidated financial statements. The Company concluded that Cooksonia is a variable interest entity and that it holds a variable interest in Cooksonia through its Class A Units. The Company is the primary beneficiary of Cooksonia as it controls the decisions that most significantly impact economic performance as the Company controls 100% of the board of directors and holds 70% of the equity in Cooksonia. The initial cash and in-kind contributions the Company made to Cooksonia have been recorded at carrying value as the transaction was with entities under common control. All assets of Cooksonia after the initial investments, net of the amounts paid to Genomatica, were contributed to Joyn for a 50% equity interest in Joyn. The Company presents the non-controlling interest attributable to the other investors’ equity interest in Cooksonia as a component of stockholder’s equity. The initial carrying value of the Company’s equity interest in Cooksonia was $13.1 million, comprised of the initial $5.0 million cash investment

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

and an $8.1 million adjustment for Cooksonia’s claim on net assets in accordance with ASC 810, Consolidation (“ASC 810”) recognized to reflect a certain investor’s liquidation preference in a termination event that represents a substantive profit-sharing agreement. The initial carrying value of the non-controlling interest was comprised of cash and intellectual property contributions from the other investors of $29.7 million, less the $8.1 million adjustment for the non-controlling interest holders’ claim on the net assets of Cooksonia.

With respect to Cooksonia’s investment in Joyn, as Cooksonia does not control the Joyn Board, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, the Company concluded that Cooksonia is not the primary beneficiary of Joyn as it does not control the decisions that most significantly impact Joyn’s economic performance.

Cooksonia accounts for its 50% equity interest in Joyn as an equity method investment based on the size of its equity interest and its influence on the board of directors. The equity method investment in Joyn was recorded at an initial carrying value of $97.9 million, which is the fair value of Cooksonia’s interest in Joyn. The fair value was determined by management with the assistance of a third-party valuation specialist. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Class B Units which were exchanged for cash. The license of intellectual property to Joyn has been accounted for under ASC 606 as described below. Upon liquidation, the net assets of Joyn are not distributed in accordance with each party’s respective ownership interest. Depending on the circumstances or type of liquidation event, Bayer or Cooksonia may receive certain preference payments or priority in the assets that are distributed. These preferences represent a substantive profit-sharing arrangement and, accordingly, Cooksonia recognizes earnings and losses on its equity method investment using the HLBV method. For the years ended December 31, 2020 and 2019, Cooksonia recognized a loss of $0.4 million and $1.7 million on its equity method investment, comprised of Cooksonia’s changes in claim on the net assets of Joyn as of December 31, 2020 and 2019, respectively.

For the years ended December 31, 2020 and 2019, Cooksonia’s net loss was $0.4 million and $1.7 million (comprised solely of the loss from its equity method investment in Joyn), of which $0.1 million and $0.5 million was attributable to the non-controlling interests, respectively. As of December 31, 2020 and 2019, Cooksonia recognized its equity method investment in Joyn at $28.9 million and $29.3 million, respectively, which was the sole asset held by Cooksonia as of each period end and is included in the Consolidated Balance Sheets for the respective periods. No liabilities were held by Cooksonia as of December 31, 2020 and 2019.

The Company accounts separately under ASC 606 for Cooksonia’s contribution of its intellectual property and the services performed by the Company under technical project plans governed by the Joyn FSA. The Company accounts for the intellectual property sale and the technical services separately as the two agreements were not negotiated with a single commercial objective, the consideration under each agreement is not interdependent, and the intellectual property contribution from Cooksonia is separate and distinct from the research and development services performed under the Joyn FSA.

The Company considers the granting of licenses to the Company’s intellectual property as part of its ordinary business activities and, therefore, Cooksonia’s contribution of intellectual property to Joyn represents a contract with a customer. The intellectual property contains multiple licenses for which control transfers at inception and all revenue associated with the licenses was recognized during the year ended December 31, 2017.

The Joyn FSA functions as a master services agreement that provides the framework for the ongoing research and development services relationship between the Company and Joyn. The Joyn FSA does not create a contract under ASC 606 as it does not identify goods or services to be performed nor does it define consideration under the contract. Upon the execution of a technical project plan under the Joyn FSA, the arrangement qualifies as a contract under ASC 606.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company accounts for each technical project separately. Each technical project plan provides for distinct services in the context of the contract, has been separately negotiated with Joyn, focuses on different specified strains with separate scopes of work, and has its own budget. The sole performance obligation under each individual technical project plan consists of the research and development services as the requisite licenses were transferred prior to the execution of the technical project plans. The transaction price for each technical project plan is determined at plan inception based on the consideration that the Company negotiated in exchange for the services to be provided. The Company’s performance under each technical project plan creates or enhances assets under Joyn’s control. Joyn receives the benefits of the output of the research and development services which allow Joyn to make strategic business decisions on the direction of each product candidate. Therefore, the Company satisfies the respective performance obligations and recognizes revenue over time.

For the years ended December 31, 2020 and 2019, the Company recognized revenue from services provided to Joyn of $7.3 million and $9.3 million, respectively, for which the balance was applied against deferred revenue. As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $9.9 million and $17.1 million, respectively, with Joyn, which represented the remaining balance of prepaid services as of each respective date. As of December 31, 2020, $9.9 million of the deferred revenue balance remains refundable under certain termination scenarios.

Amyris, Inc.

During 2017, the Company terminated its collaborative relationship with Amyris, Inc. (“Amyris”) as provided in the Amyris Collaboration Agreement and executed a settlement arrangement (“Partnership Agreement”) under which the Company is entitled to receive (i) value share payments owed to the Company under the Amyris Collaboration Agreement, (ii) payments of $0.8 million each quarter commencing on December 31, 2018 through the quarter ended September 30, 2022, and (iii) payments due under an interest bearing $12.0 million promissory note.

The parties amended the agreements during the year ended December 31, 2020 to defer certain payments and provide Amyris waivers for noncompliance with certain covenants. As of December 31, 2020, the Company was owed (i) the $12.0 million principal balance on the promissory note which matures on October 19, 2022 and (ii) payments under the Partnership Agreement, as amended, which includes quarterly payments of $0.2 million to $0.3 million through September 2022 and an end of term payment of $9.8 million on October 19, 2022.

The Company concluded that all amounts due are a settlement for accounting purposes as the payments are being made without any obligation from the Company to Amyris. The balance due on the promissory note and right to payments due under the Partnership Agreement are not recognized in the Company’s financial statements until the gain is realized. The Company recognizes any payments made under the Partnership Agreement and promissory note, including interest, when cash is received as other income (expense), net. During the years ended December 31, 2020 and 2019 the Company received payments of $8.3 million and $1.6 million, respectively, which are recorded as a component of other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Synlogic, Inc.

Summary of Arrangement

In June 2019, the Company entered into several agreements with Synlogic, a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. The Company entered into a Subscription Agreement with Synlogic whereby it purchased 6,340,771 shares of common stock at $9.00 per share for a total purchase price of $57.1 million, which represented a 19.9% equity interest in Synlogic. The Company also entered into a Warrant Agreement whereby it received the right to purchase 2,548,117 shares of common stock of Synlogic at an exercise price of $9.00 per share. The Company

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

made a non-refundable prepayment related to the exercise price of the warrant equal to $8.99 per share for a total payment of $22.9 million. The warrant is only exercisable to the extent the Company’s interest in Synlogic does not exceed 19.99%. The Company also entered into a Foundry Services Agreement (“Synlogic FSA”) whereby Synlogic provided $30.0 million in cash as a non-refundable prepayment for Foundry services. The prepaid Foundry services can be utilized for development of collaboration strains. Services performed under the services agreement will be applied to the prepaid amount based on the contractual rates included in the contract, based on costs incurred plus a fixed margin. Work will be performed under the Synlogic FSA pursuant to TDPs. Each TDP will pursue the development of a specific collaboration strain and/or production protocol. The Synlogic FSA will terminate upon the earlier of the exhaustion of the prepayment amount in full or the fifth anniversary of the effective date of the agreement and may be extended in certain circumstances.

Accounting Analysis

The overall arrangement with Synlogic includes the Subscription Agreement whereby the Company purchased shares of Synlogic common stock, the Warrant Agreement whereby the Company prepaid a significant portion of the exercise price of the warrant to purchase Synlogic common stock, which is non-refundable, and the Synlogic FSA whereby the Company will perform services for Synlogic. The Company concluded that these agreements should be considered one arrangement for accounting purposes as they were entered into at the same time and negotiated as a package with a single commercial objective.

The common stock investment in Synlogic is considered an equity method investment as the Company does not have a controlling financial interest in Synlogic but does have the ability to influence the financial and operating policies through its ownership of common stock. The Company has elected to apply the fair value option to account for the equity method investment. At inception, the fair value of the equity method investment in Synlogic was recorded at $35.8 million as a component of equity method investments on the Consolidated Balance Sheet. As of December 31, 2020 and 2019, the fair value of the equity method investment in Synlogic was $13.7 million and $16.4 million, respectively. For the years ended December 31, 2020 and 2019, the Company recorded a loss on its equity method investment of $2.7 million and $19.4 million, respectively, representing the decrease in fair value of Synlogic common stock, which is reflected in loss on equity method investments in the Consolidated Statements of Operations and Comprehensive Loss.

The Company has also elected to apply the fair value option to account for the warrant to purchase Synlogic common stock. At inception, the warrant was recorded at $14.4 million as a component of investments on the Consolidated Balance Sheet. As of December 31, 2020 and 2019, the fair value of the warrant was $5.5 million and $6.6 million, respectively, calculated as the value of the underlying common stock, less the related unpaid exercise price. For the years ended December 31, 2020 and 2019, the Company recorded a loss of $1.1 million and $7.8 million, respectively, representing the decrease in fair value of the warrant, which are reflected in loss on investments in the Consolidated Statements of Operations and Comprehensive Loss.

The Company elected to apply the fair value option to these instruments as the fair value of Synlogic’s common stock is objectively determinable based on quoted market prices in an active market for the identical securities. The Company’s equity method investment in Synlogic is the only equity method investment where the underlying equity instruments are traded in an active market.

For the Synlogic FSA and related TDPs, the Company concluded that the TDPs represent contracts with a customer and will be accounted for under ASC 606. At inception, Synlogic prepaid $30.0 million for services under the Synlogic FSA. The prepaid services were reduced by $29.8 million, which represents the excess of the aggregate $80.0 million the Company paid to purchase Synlogic’s common stock and warrant over the respective

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

fair values of those instruments. This resulted in deferred revenue at inception of $0.2 million which is being recognized over the period which the Company will provide services to Synlogic. The Company recognized revenue for services provided to Synlogic of $0.1 million for the year ended December 31, 2020 and less than $0.1 million for the year ended 2019. The Company had a deferred revenue balance with Synlogic that totaled $0.1 million each as of December 31, 2020 and 2019.

National Institutes of Health

In July 2020, the Company was awarded a letter contract with the National Institutes of Health (“NIH”) under NIH’s Rapid Acceleration of Diagnostics (“RADx”) initiative. The goal of RADx was to support a range of new lab-based and point-of-care tests that could significantly increase the number, type and availability of COVID-19 tests performed each day in the United States. This contract, which had a total award value of up to $40.5 million, was intended to increase the testing capacity for COVID-19. As of December 31, 2020, the Company had achieved milestone-based payments of $6.6 million under the NIH letter contract, which were recorded in other income, net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020. In October 2020, the parties agreed not to execute a definitive agreement for the additional milestones and no further amounts are expected to be recognized under this contract.

Octant, Inc.

In November 2020, the Company entered into a development and collaboration agreement with Octant, Inc. (“Octant”) to develop and disseminate a diagnostic test for COVID-19. Under the agreement, the Company made an upfront, non-refundable payment of $5.0 million in exchange for a license to Octant’s proprietary SwabSeq sequencing platform, which can be used to detect the presence of COVID-19. The SwabSeq technology can also be further developed for broader testing efforts for other respiratory illnesses, including the common cold and flu. As part of the arrangement, the Company will pay to Octant profit-sharing fees based on a percentage of the adjusted gross revenues earned at certain of its testing facilities utilizing SwabSeq technology. The $5.0 million upfront payment was determined to be in-process research and development expense and was fully expensed when incurred. There were no profit-sharing payments related to this arrangement for the year ended December 31, 2020.

18. Employee Benefit Plan

The Company has a 401(k) retirement plan covering substantially all employees. Under the retirement plan, employees make voluntary contributions and the Company makes a 5% non-elective contribution for all employees based on compensation, subject to IRS contribution limits. For the years ended December 31, 2020 and 2019, the Company contributed $2.2 million and $1.6 million, respectively, to the retirement plan.

19. Income Taxes

For the years ended December 31, 2020 and 2019, the loss before provision for incomes taxes consisted of the following (in thousands):

	Years Ended December 31,
	2020	2019
Domestic	$(124,834)	$(119,835)
Foreign	—	—

Total	$(124,834)	$(119,835)

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019, the Company incurred the following income tax expense (in thousands):

	Years Ended December 31,
	2020	2019
Income tax expense:
Current federal income tax	$—	$—
Current state income tax	26	22

Deferred federal income tax	581	—
Deferred state income tax	1,282	—

Income tax expense	$1,889	$22

A reconciliation of income tax expense computed at the statutory corporate income tax rate to the effective income tax rate for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
Tax expense computed at the federal statutory rate	21.0%	21.0%
State taxes	4.5%	4.2%
Change in valuation allowance	(31.3%)	(25.2%)
Equity investments	(0.6%)	(5.7%)
Tax credits	4.8%	4.4%
Non-deductible expenses	(0.2%)	(0.1%)
Other expenses	0.3%	1.4%

Total income tax expense	(1.5%)	0.0%

The Company’s deferred tax assets and liabilities consist of the following (in thousands):

	Years Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$91,467	$61,300
Tax credit carryforwards	20,338	14,443
Accrued expenses	1,265	390
Deferred revenue	28,590	29,575
Amortizable intangibles	4,198	3,218
Tenant allowance	2,206	2,174

Deferred tax assets before valuation allowance	148,064	111,100
Valuation allowance	(143,827)	(104,745)

Deferred tax assets	4,237	6,355
Deferred tax liabilities:
Equity-based compensation	—	(88)
Property and equipment	(830)	(862)
Basis differences	(5,270)	(5,405)

Deferred tax liabilities	(6,100)	(6,355)

Net deferred taxes	$(1,863)	$—

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Activity in the deferred tax assets valuation allowance is summarized as follows (in thousands):

	Beginning of Period	Additions	Reductions/ Charges	End of Period
Deferred tax assets valuation allowance:
Year Ended December 31, 2020	$104,745	$39,082	$—	$143,827
Year Ended December 31, 2019	$74,511	$30,234	$—	$104,745

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. The Company considered its history of cumulative net losses incurred since inception and has concluded that it is more likely than not that it will not realize the benefits of the deferred tax assets. Accordingly, a valuation allowance has been established against the deferred tax assets as of December 31, 2020 and 2019 that are not expected to be realized. The Company reevaluates the positive and negative evidence at each reporting period. The valuation allowance increased on a net basis by approximately $39.1 million during the year ended December 31, 2020 due primarily to an increase in net operating losses and tax credits.

As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $347.8 million, of which $139.2 million begin to expire in 2029. The Company has approximately $208.6 million of federal net operating losses as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, the Company had state net operating loss carryforwards of approximately $282.8 million, of which $278.3 million begin to expire in 2029. The Company has approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely.

As of December 31, 2020, the Company had federal research and development tax credit carryforwards of approximately $13.8 million which begin to expire in 2029. As of December 31, 2020, the Company also had state research and development tax credit carryforwards of approximately $8.2 million which begin to expire in 2028.

Under Sections 382 and 383 of the U.S. Internal Revenue Code, if a corporation undergoes an ownership change, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an ownership change generally occurs if there is a cumulative change in its ownership by 5% stockholders that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under U.S. state tax laws. The Company may have experienced an ownership change in the past and may experience ownership changes in the future as a result of future transactions in its share capital, some of which may be outside of the Company’s control. As a result, if the Company earns net taxable income, the Company ability to use its pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to significant limitations.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which the Company operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. As of December 31, 2020, the Company’s tax years are still open under statute from 2017 to the present.

The Company accounts for uncertain tax positions using a more likely than not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates uncertain tax positions on an annual basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

provision for income taxes. As of December 31, 2020 and 2019, the Company had no recorded liabilities for uncertain tax positions and had no accrued interest or penalties related to uncertain tax positions. The Company does not expect a material change in unrecognized tax benefits in the next twelve months.

20. Net Loss per Share

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders for the periods indicated because including them would have been anti-dilutive:

	Year Ended December 31,
	2020	2019
Series B Preferred Stock	4,138,185	4,138,185
Series C Preferred Stock	4,658,503	4,658,503
Series D Preferred Stock	6,146,911	6,146,911
Series E Preferred Stock	3,460,005	2,831,342
Warrants to purchase Series B Preferred Stock	5,066	5,066
Warrants to purchase Series D Preferred Stock	15,720	15,720
Outstanding stock options	679,596	718,755
Unvested RSUs	2,545,458	1,428,674
Unvested RSAs	8,538	13,771

21.	Related Parties

Related party transactions included in the Consolidated Balance Sheets, excluding the Company’s investments and equity method investments, are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Total
Balances as of December 31, 2020
Accounts receivable, net	$—	$2,403	$1,500	$1,309	$—	$5,212
Prepaid expenses and other current assets	$24	$232	$—	$13	$—	$269
Deferred revenue, current and non-current	$9,862	$53,952	$30,128	$26,064	$72	$120,078

Balances as of December 31, 2019
Accounts receivable, net	$163	$4,054	$—	$—	$—	$4,217
Deferred revenue, current and non-current	$17,135	$62,513	$38,059	$24,480	$144	$142,331

Related party transactions included in the Consolidated Statements Operations and Comprehensive Loss, excluding the losses on the Company’s investments and equity method investments, are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Glycosyn	Total
For the Year Ended December 31, 2020
Foundry revenue	$7,273	$20,798	$9,431	$4,960	$73	$—	$42,535
Other income, net	$407	$314	$—	$—	$—	$—	$721

For the Year Ended December 31, 2019
Foundry revenue	$9,349	$18,986	$6,248	$—	$17	$668	$35,268
Interest income	$—	$—	$—	$—	$—	$163	$163
Other income, net	$222	$42	$—	$—	$—	$1,530	$1,794

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Related party transactions included in the changes in operating assets and liabilities in the Consolidated Statements of Cash Flows are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Glycosyn	Total
For the Year Ended December 31, 2020
Accounts receivable, net	$163	$1,651	$(1,500)	$(1,309)	$—	$—	$(995)
Prepaid expenses and other current assets	$(24)	$(232)	$—	$(13)	$—	$—	$(269)
Deferred revenue, current and non-current	$(7,273)	$(8,561)	$(7,931)	$1,584	$(72)	$—	$(22,253)

For the Year Ended December 31, 2019
Accounts receivable, net	$(54)	$(2,035)	$8	$—	$—	$(140)	$(2,221)
Deferred revenue, current and non-current	$5,719	$9	$(2,232)	$—	$144	$(528)	$3,112

As the Company no longer held an equity interest in Glycosyn as of December 31, 2019, it was no longer considered a related party of the Company as of that date. Therefore, the related party transactions for Glycosyn as of and for the year ended December 31, 2020 and as of December 31, 2019 are presented as zero in the tables above. Refer to Note 8 for additional details on the Company’s investments and equity method investments held in its related parties. Refer to Note 17 for additional discussion of the Company’s arrangement with Glycosyn.

22. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 14, 2021, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

(a) Amendment to Glycosyn Promissory Note

In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance and to extend the number of interest-only payments to include the quarterly payments due on or before December 31, 2020 and March 31, 2021. The amendment also added a provision to increase the interest rate from 7.5% to 12.5% (or the maximum allowable by law, whichever is less) in the event of default by Glycosyn.

(b) Allonnia Series A Preferred Unit Financing

In January 2021, Allonnia issued an additional 22,500 Series A Preferred Units for aggregate proceeds of $0.2 million and closed their Series A Preferred Unit financing. As a result, the Company received 1,867,411 common units in Allonnia for total consideration of $12.7 million.

(c) Kalo Ingredients, LLC

In March 2021, Kalo Ingredients, LLC (“Kalo”) was formed to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an IP Property Contribution

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Agreement (“Kalo IP Agreement”) that granted Kalo a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Kalo TDA”) that establishes the terms under which the Company will provide technical development services, and (iii) a Common Unit Issuance Agreement (“Kalo CUIA”) which compensates the Company for its intellectual property contribution and increases Kalo’s access to the Company’s intellectual property in exchange for more common units.

Under the Kalo IP Agreement, the Company licensed intellectual property to Kalo for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Kalo with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Kalo TDA. In return for the license to the intellectual property, Kalo has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. Upon execution, the Company was issued 1,755,000 common units under the Kalo CUIA and any additional units will be determined based on the additional closings of the Series A Preferred Units which will be completed within 90 days of execution of the Kalo CUIA. Under the Kalo TDA, the parties jointly agree on TDPs for specific strains and enzymes in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

(d) 2014 Plan Increase

In March 2021, the board of directors approved an increase to the aggregate number of shares reserved for issuance under the 2014 Plan of 814,182 shares, raising the total aggregate number of shares reserved for issuance under the 2014 Plan from 2,664,186 to 3,478,368.

(e) Parcel O Lease Agreement

In April 2021, the Company entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million.

(f) Acquisition of Dutch DNA Biotech B.V.

In April 2021, the Company entered into a definitive Share Sale and Purchase Agreement (“Purchase Agreement”) with Have Fungi B.V. (“HF”) and a Technical Development Agreement (“TDA”) with Dutch DNA Biotech B.V. (“DDNA”), each a Dutch company located in the Netherlands. Under the Purchase Agreement, the Company will pay HF a purchase price in an amount equal to EUR 10 million, 33,291 shares of Ginkgo common stock, plus net debt and working capital adjustments, to acquire 100% ownership in the capital of DDNA. In addition, under the Purchase Agreement, the Company agrees to earn-out payments to HF and certain designees upon achievement of one or more technical and commercialization milestones based on the performance of DDNA, including pursuant to the TDA, in an aggregate amount not to exceed $20.0 million during the earn-out term. The Company expects to finalize the transaction by the beginning of the third quarter of 2021.

(g) Agreement and Plan of Merger

On May 11, 2021, the Company and Soaring Eagle Acquisition Corp. (“SRNG”) entered into an agreement and plan of merger (the “Merger Agreement”) under which Merger Sub, a newly formed subsidiary of SRNG, will be merged with and into Ginkgo with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

“Business Combination”). As a result of the proposed merger, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” (“New Ginkgo”).

Concurrently with the execution of the Merger Agreement, SRNG entered into subscription agreements with certain accredited investors, pursuant to which, among other things, they agreed to purchase immediately prior to the closing of the Business Combination, an aggregate of 77,500,000 shares of SRNG’s Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $775 million (the “PIPE Financing”).

Subject to the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination (the “Effective Time”), (i) Ginkgo will effect a recapitalization such that Ginkgo’s authorized capital stock shall consist solely of Ginkgo Class A common stock and Ginkgo Class B common stock and (ii) as of the Effective Time (a) each share of Ginkgo’s Class A common stock or Class B common stock issued and outstanding immediately prior to the Effective Time (including as a result of the automatic exercise of Ginkgo Warrants (defined below) by virtue of the occurrence of the Business Combination pursuant to the terms of such warrants) shall be converted into a share of Class A common stock or Class B common stock, as applicable, of New Ginkgo common stock, calculated, in each case, based on the equity value exchange ratio as set forth in the Merger Agreement, (b) each option exercisable for Class A common stock or Class B common stock of Ginkgo that is outstanding immediately prior to the Effective Time will be assumed and converted into a newly issued option exercisable for shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo (subject to the same terms and conditions as the original Ginkgo option and with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof), (c) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Award, (d) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Unit Award and with appropriate adjustments to the number of shares to which each such restricted stock unit relates, and (e) each warrant to purchase shares of Ginkgo capital stock (a “Ginkgo Warrant”) that is outstanding immediately prior to the Effective Time and is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for Class A common stock of New Ginkgo (each, a “New Ginkgo assumed warrant”) on the same terms and conditions as applicable to such Ginkgo Warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

Completion of the PIPE Financing and Business Combination is subject to approval of SRNG stockholders, Company stockholders and the satisfaction or waiver of certain other customary closing conditions. The approvals from SRNG stockholders and Company stockholders are expected in the third quarter of 2021.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of March 31,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$308,128	$380,801
Accounts receivable, net	24,389	16,694
Accounts receivable, net from related parties (Note 17)	7,058	5,212
Inventory, net	3,417	2,736
Prepaid expenses and other current assets	19,205	21,099

Total current assets	362,197	426,542
Property and equipment, net	141,919	121,435
Investments	64,122	60,504
Equity method investments	47,595	42,620
Intangible assets, net	3,157	3,294
Goodwill	1,857	1,857
Loans receivable, net of current portion	11,635	13,298
Other non-current assets	11,017	5,603

Total assets	$643,499	$675,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,229	$13,893
Accrued expenses and other current liabilities	51,533	30,505
Deferred revenue	33,249	28,823

Total current liabilities	99,011	73,221
Non-current liabilities:
Deferred rent, net of current portion	13,366	12,678
Deferred revenue, net of current portion	114,159	99,652
Lease financing obligation	16,439	16,518
Other non-current liabilities	4,955	3,032

Total liabilities	247,930	205,101

Commitments and contingencies (Note 10)
Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 4,143,251 shares authorized as of March 31, 2021 and December 31, 2020; 4,138,185 shares issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation value as of March 31, 2021 and December 31, 2020 of $53,093	41	41
Series C convertible preferred stock, $0.01 par value; 4,658,503 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation value as of March 31, 2021 and December 31, 2020 of $98,900	47	47
Series D convertible preferred stock, $0.01 par value; 6,162,631 shares authorized as of March 31, 2021 and December 31, 2020; 6,146,911 shares issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation value as of March 31, 2021 and December 31, 2020 of $293,269	61	61

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of March 31,	As of December 31,
	2021	2020
Series E convertible preferred stock, $0.01 par value; 4,172,102 shares authorized as of March 31, 2021 and December 31, 2020; 3,460,005 shares issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation value as of March 31, 2021 and December 31, 2020 of $519,658	35	35
Common stock, $0.01 par value; 35,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 7,915,902 and 7,859,702 shares issued as of March 31, 2021 and December 31, 2020, respectively; 7,908,566 and 7,851,164 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	79	79
Additional paid in capital	929,286	928,991
Accumulated deficit	(541,447)	(467,878)

Total Ginkgo Bioworks, Inc. stockholders’ equity	388,102	461,376
Non-controlling interest	7,467	8,676

Total stockholders’ equity	395,569	470,052

Total liabilities and stockholders’ equity	$643,499	$675,153

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Foundry revenue (1)	$22,504	$21,134
Biosecurity revenue:
Product	5,775	—
Service	15,818	—

Total revenue	44,097	21,134

Costs and operating expenses:
Cost of Biosecurity product revenue	9,935	—
Cost of Biosecurity service revenue	13,765	—
Research and development	59,585	30,236
General and administrative	17,927	6,568

Total operating expenses	101,212	36,804

Loss from operations	(57,115)	(15,670)
Other expense, net:
Interest income	111	1,819
Interest expense	(586)	(606)
Loss on equity method investments	(19,620)	(7,087)
Gain (loss) on investments	3,618	(2,191)
Other (expense) income, net	(1,345)	136

Total other expense, net	(17,822)	(7,929)

Loss before income taxes	(74,937)	(23,599)
Income tax (benefit) provision	(159)	1,869

Net loss and comprehensive loss	(74,778)	(25,468)
Net loss and comprehensive loss attributable to non-controlling interest	(1,209)	(496)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(73,569)	$(24,972)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(9.33)	$(3.20)

Weighted average common shares outstanding, basic and diluted	7,885,537	7,807,486

(1)	See Note 17 for revenue from related parties

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(unaudited)

(in thousands, except share data)

	Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of March 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28

Balance as of December 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35
Exercise of stock options	—	—	—	—	—	—	—	—
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of March 31, 2021	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2019	7,806,772	$79	$834,076	$(341,269)	$8,790	$501,853
Vesting of restricted stock awards	1,618	—	—	—	—	—
Stock-based compensation expense	—	—	123	—	—	123
Net loss and comprehensive loss	—	—	—	(24,972)	(496)	(25,468)

Balance as of March 31, 2020	7,808,390	$79	$834,199	$(366,241)	$8,294	$476,508

Balance as of December 31, 2020	7,851,164	$79	$928,991	$(467,878)	$8,676	$470,052
Exercise of stock options	56,200	—	27	—	—	27
Vesting of restricted stock awards	1,202	—	—	—	—	—
Stock-based compensation expense	—	—	118	—	—	118
Issuance of warrants to purchase convertible preferred stock	—	—	150	—	—	150
Net loss and comprehensive loss	—	—	—	(73,569)	(1,209)	(74,778)

Balance as of March 31, 2021	7,908,566	$79	$929,286	$(541,447)	$7,467	$395,569

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flow from operating activities:
Net loss	$(74,778)	$(25,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,629	3,154
Stock-based compensation	118	123
Loss attributable to equity method investments	19,620	7,087
(Gain) loss attributable to investments	(3,618)	2,191
Loss on change in fair value of loans receivable	1,825	—
Changes in operating assets and liabilities:
Accounts receivable, net	(7,695)	704
Accounts receivable, net from related parties (Note 17)	(1,846)	(1,212)
Prepaid expenses and other current assets	1,633	(2,087)
Inventory, net	(681)	—
Other non-current assets	(678)	2,361
Accounts payable	516	(981)
Accrued expenses and other current liabilities	16,807	(1,202)
Deferred revenue, current and non-current	(5,512)	(10,539)
Deferred rent, non-current	688	(6)
Other non-current liabilities	(159)	1,863

Net cash used in operating activities	(48,131)	(24,012)

Cash flow from investing activities:
Purchases of property and equipment	(21,935)	(3,279)
Proceeds from loan receivable	99	—
Prepayment for acquisition of Dutch DNA Biotech B.V.	(1,210)	—

Net cash used in investing activities	(23,046)	(3,279)

Cash flow from financing activities:
Proceeds from exercise of stock options	27	—
Principal payment on capital lease obligations	(231)	(180)
Principal payment on lease financing obligations	(54)	(25)
Payment of issuance costs on Series E convertible preferred stock	—	(3,380)
Payment of deferred offering costs	(175)	—

Net cash used in financing activities	(433)	(3,585)

Net decrease in cash, cash equivalents and restricted cash	(71,610)	(30,876)
Cash, cash equivalents and restricted cash, beginning of period	385,877	498,510

Cash, cash equivalents and restricted cash, end of period	$314,267	$467,634

Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$3,175	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$15,324	$3,499
Deferred offering costs in accounts payable and accrued expenses	$2,288	$—
Allonnia, LLC equity interest received for intellectual property	$12,698	$—
Kalo Ingredients, LLC equity interest received for intellectual property	$11,897	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of March 31,
	2021	2020
Cash and cash equivalents	$308,128	$464,257
Restricted cash	6,139	3,377

Total cash, cash equivalents and restricted cash	$314,267	$467,634

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization

Business

The mission of Ginkgo Bioworks, Inc. (“Ginkgo Bioworks”, “Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

Liquidity and Capital Resources

As of March 31, 2021, the Company had $308.1 million in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from proceeds from equity offerings, convertible note offerings, fees received for research and development services under license and collaboration arrangements, including those received on an upfront basis and upon accomplishment of milestones, fees received from Biosecurity product sales and services provided and government grants. These sources of liquidity have enabled the Company to expand the physical footprint and capacity of the Foundry and grow its personnel to expand capabilities and enter new markets.

The Company has incurred significant operating losses from inception through March 31, 2021, resulting in negative cash flows from operating activities and an accumulated deficit of $541.4 million as of March 31, 2021. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to profitable operations is dependent upon achieving technical and commercial milestones under existing customer agreements, continuing to increase Foundry output while reducing the unit cost of that output, and expanding the number of engineered organisms under development with customers. The Company plans to continue to fund its losses from operations through future debt and equity financings, liquidation of equity holdings, and new customer and collaborative arrangements. The Company believes that its current cash and cash equivalents will provide adequate liquidity through one year from the date that these condensed consolidated financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the achievement of technical and commercial milestones under existing customer arrangements, the receipt of cash and equity from new customers and in connection with collaborative arrangements, the investments required to further scale the Foundry and Codebase, and the expenses needed to attract and retain personnel.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, data and cybersecurity breaches, and dependence on key vendors and personnel.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Impact of the COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (“COVID-19”) originated in Wuhan, China, and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world.

Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to approximately June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its workforce in general and administration functions to perform their duties remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention’s guidance with facial covering requirements, rearranging facilities to follow social distancing protocols, performing active daily health checks, and undertaking regular and thorough disinfection of surfaces and tools.

The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact to its financial position or results of operations.

The Company continues to monitor and assess the effects of the COVID-19 pandemic on its business, financial condition, results of operations and cash flows.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Condensed Consolidated Financial Information

The accompanying Condensed Consolidated Balance Sheet as of March 31, 2021, the Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021 and 2020, Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 and the Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2021 and 2020 are unaudited. The financial data and other information contained in the notes thereto as of and for the three months ended March 31, 2021 and 2020 are also unaudited. The Condensed Consolidated Balance Sheet as of December 31, 2020 was derived from the Company’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2021, the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

results of its operations for the three months ended March 31, 2021 and 2020 and its cash flows for the three months ended March 31, 2021 and 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the notes thereto, included elsewhere in this proxy statement/prospectus.

The results for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for the year ended December 31, 2021, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus and are updated below as necessary.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these condensed consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company’s cash and cash equivalents are maintained in bank deposit accounts and money market funds, which, at times, may exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions in the United States that management believes to be of high credit quality. The Company’s loans receivable are comprised of both collateralized convertible notes, which limits the Company’s credit risk, as well as uncollateralized convertible notes. The Company’s accounts receivable primarily consist of amounts owed under its license and collaboration agreements and its Biosecurity product and service offering. The Company has not experienced any material write-offs related to its accounts receivable since inception.

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with leases for the Company’s facilities and is included in other non-current assets on the Condensed Consolidated Balance Sheets.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers, testing program supplies and the costs of assembling sample collection kits. Finished goods inventory for lateral flow assay (“LFA”) and polymerase chain reaction (“PCR”) tests are valued at the lower of cost or net realizable value using the first-in first-out method. Raw materials and finished goods inventory for pooled testing services are valued at the lower of cost or net realizable value using the average cost method. Inventory has been reduced by an allowance for lost and defective inventory based on an analysis of quantities on hand.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, of the Company’s strategic partnerships when it possesses the ability to exercise significant influence over, but not control, the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Condensed Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the three months ended March 31, 2021 and 2020.

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss relative to its equity method investments for the three months ended March 31, 2021 and 2020.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value. The Company records all subsequent changes in the values of its equity method investments in the Condensed Consolidated Statements of Operations and Comprehensive Loss as a component of loss on equity method investments.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Deferred Offering Costs

The Company capitalized certain legal, accounting and other third-party fees that are directly associated with the in-process merger with Soaring Eagle Acquisition Corp. (“SRNG”) as deferred offering costs until such merger is consummated. After consummation of the merger, such costs will be reclassified as a reduction to additional paid-in capital generated as a result of the merger. In the event the merger is abandoned, all capitalized deferred offering costs will be immediately expensed. Deferred offering costs as of March 31, 2021 were $2.5 million and are classified in other non-current assets in the Condensed Consolidated Balance Sheet. No deferred offering costs were capitalized as of December 31, 2020.

Revenue Recognition

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, the Company launched its pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of LFA diagnostic test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through the Company’s proprietary web-based portal. The Company recognizes its product and service revenue using the five-step model under ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. The Company’s diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount to which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Other than as noted herein, there were no other changes to the Company’s revenue recognition policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Stock-Based Compensation

For awards granted from January 2021 through March 31, 2021, the Company utilized the hybrid method to estimate the value of its common stock underlying its stock-based awards. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

an option pricing method (“OPM”). The Company considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. The Company estimated equity value using the guideline public company method and by considering the values indicated by preliminary letters of intent received from potential investors. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, the Company considered the prices paid for its common stock and Series B convertible preferred stock in secondary transactions and the Company included these prices in its weighted average conclusion of value.

Other than as noted herein, there were no other changes to the Company’s stock-based compensation policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a variable interest entity. The Company adopted ASU 2018-17 on January 1, 2021 and the adoption did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. Refer to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus for a summary of additional recently issued accounting pronouncements that have not yet been adopted.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 requires issuers to account for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. This new standard will be effective for the Company on January 1, 2022, with early

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its condensed consolidated financial statements and related disclosures.

3. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	As of March 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$303,272	$303,272	$—	$—
Synlogic, Inc. common stock, included in equity method investments	22,700	22,700	—	—
Synlogic, Inc. warrant, included in investments	9,122	—	9,122	—
Loans receivable, included in prepaid expenses and other current assets	2,007	—	—	2,007
Loans receivable, net of current portion	11,635	—	—	11,635

Total	$348,736	$325,972	$9,122	$13,642

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in equity method investments	13,696	13,696	—	—
Synlogic, Inc. warrant, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total	$407,303	$386,233	$5,504	$15,566

The fair value of the warrant to purchase Synlogic common stock (Note 7) is calculated as the value of the underlying common stock, less the related unpaid exercise price and represents a Level 2 measurement within the fair value hierarchy.

As of March 31, 2021 and December 31, 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual property such as patents and copyrights held by Glycosyn, (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 4 for additional details on the Company’s loans receivable.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company used a probability-weighted discounted cash flow valuation approach to determine the fair value of the Glycosyn Promissory Note. Using this approach, the present value of the expected future cash flows were calculated under four settlement scenarios and then were weighted based on the estimated probability of each scenario. The four settlement scenarios considered in the valuation were (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note as of March 31, 2021 and December 31, 2020 included the expected timing and probability of each scenario and the discount rate. As of March 31, 2021, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and spanned from less than 1.0 year to 2.25 years, respectively. As of December 31, 2020, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and spanned 1.0 to 2.5 years, respectively. The weighted average timing of the scenarios weighted based on the probability of each scenario as of March 31, 2021 and December 31, 2020 was less than 1.0 year and 1.2 years, respectively.

The Company used a Monte-Carlo simulation model to determine the fair value of the Access Bio Convertible Notes. The future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included (i) conversion into stock at a discount determined under a reset provision tied to the performance of Access Bio’s stock price and (ii) redemption at maturity. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which is assumed at maturity, and expected volatility. The significant assumptions used in determining the fair value of the Access Bio Convertible Notes under a redemption at maturity scenario was the discount rate and expected volatility. As of March 31, 2021 and December 31, 2020, the discount rate that was used to determine fair value of the Access Bio Convertible Notes under the maturity scenario was 31.8% and 32.8%, respectively. As of March 31, 2021 and December 31, 2020, the volatility rate used to determine the fair value of the Access Bio Convertible Notes was 93.9% and 88.5%, respectively.

The following table provides a reconciliation of all assets measured at fair value using Level 3 significant unobservable inputs (in thousands):

Loans Receivable
Balance as of December 31, 2019	$4,830
Change in fair value	—

Balance as of March 31, 2020	$4,830

Balance as of December 31, 2020	$15,566
Proceeds from loan receivable	(99)
Change in fair value	(1,825)

Balance as of March 31, 2021	$13,642

4. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn which has been amended several times since inception. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition,

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. The Glycosyn Promissory Note accrues interest at a rate of 7.5% per annum and matures in June 2023, unless earlier converted by the Company into equity securities of Glycosyn. In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance and to extend the number of interest-only payments to include the quarterly payments due on or before December 31, 2020 and March 31, 2021. The amendment also added a provision to increase the interest rate from 7.5% to 12.5% (or the maximum allowable by law, whichever is less) in the event of default by Glycosyn.

As of March 31, 2021 and December 31, 2020, there was $5.5 million and $5.4 million outstanding under the Glycosyn Promissory Note, respectively, of which $5.4 million and $5.3 million represented the unpaid principal balance, respectively. The fair value of the Glycosyn Promissory Note was $4.7 million and $4.5 million as of March 31, 2021 and December 31, 2020, respectively, of which $1.7 million and $2.0 million was included in prepaid expenses and other current assets, respectively, with the remaining amounts included in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets for the respective periods. The gain on the change in fair value of $0.2 million for the three months ended March 31, 2021 was recorded as a component of other expense, net on the Condensed Consolidated Statements of Operations and Comprehensive Loss. There was no gain or loss on the change in fair value of the Glycosyn Promissory Note for the three months ended March 31, 2020 as the fair value remained unchanged from December 31, 2019.

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price as a result of the reset adjustments and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes, but prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (or up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually.

As of March 31, 2021 and December 31, 2020, the fair value of the Access Bio Convertible Notes was $8.7 million and $10.7 million, respectively, which was recorded in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets. The loss on the change in fair value of the Access Bio Convertible Notes during the three months ended March 31, 2021 of $2.0 million was recorded as a component of other expense, net on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

5. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of March 31,	As of December 31,
	2021	2020
Finished goods	$2,654	$2,756
Raw materials	783	—
Less: Inventory reserve	(20)	(20)

Inventory, net	$3,417	$2,736

6. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of March 31,	As of December 31,
	2021	2020
Facilities	$12,762	$12,762
Furniture and fixtures	2,727	2,165
Lab equipment	89,652	51,072
Computer equipment and software	7,093	6,204
Leasehold improvements	42,353	40,435
Construction in progress	26,379	42,575

Total property and equipment	180,966	155,213
Less: Accumulated depreciation	(39,047)	(33,778)

Property and equipment, net	$141,919	$121,435

7. Investments and Equity Method Investments

The Company holds equity method investments in Motif Foodworks, Inc. (“Motif”), Allonnia, LLC (“Allonnia”) and Kalo Ingredients, LLC (“Kalo”). Additionally, the Company holds an equity method investment in Joyn Bio, LLC (“Joyn”) through its controlling financial interest in Cooksonia, LLC (“Cooksonia”), which is the consolidated holding entity for its investment in Joyn.

The Company also holds an equity method investment in Synlogic, Inc. (“Synlogic”), as well as a warrant to purchase common stock of Synlogic, which are accounted for under the fair value option. The Company elected to apply the fair value option to its equity method investment and the warrant to purchase shares of Synlogic common stock as the fair value of Synlogic common stock is objectively determinable and is based on quoted market prices in an active market for identical securities. The Company’s equity method investment in Synlogic is the only equity method investment where the underlying equity instruments are traded in an active market. As of March 31, 2021 and December 31, 2020, the Company held 6,340,771 shares of Synlogic common stock which comprises its equity method investment in that entity. As of the same respective periods, the warrant under which the Company may purchase 2,548,117 shares of Synlogic common stock remained unexercised.

The Company’s preferred stock investment in Genomatica, Inc. (“Genomatica”) is accounted for under the measurement alternative. As of March 31, 2021 and December 31, 2020, no adjustments have been recognized

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

related to the preferred stock investment as a result of the application of the measurement alternative as the Company did not identify observable price changes in orderly transactions for the identical or similar investment of the same issuer and the equity instrument was not otherwise deemed to be impaired. Investments and equity method investments consisted of the following (in thousands):

	As of March 31,	As of December 31,
	2021	2020
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. warrant	9,122	5,504

Total	$64,122	$60,504

Equity method investments:
Joyn Bio, LLC	$24,895	$28,924
Synlogic, Inc.	22,700	13,696

Total	$47,595	$42,620

The carrying value of the Company’s equity method investments in Motif, Allonnia and Kalo as of March 31, 2021 and the Company’s equity method investments in Motif and Allonnia as of December 31, 2020 were zero and as such, were excluded from the table above.

Gains (losses) on investments and equity method investments consisted of the following (in thousands):

	Three Months Ended March 31,
	2021	2020
Gain (loss) on investments:
Synlogic, Inc. warrant	$3,618	$(2,191)

Total	$3,618	$(2,191)

(Loss) gain on equity method investments:
Joyn Bio, LLC	$(4,029)	$(1,634)
Synlogic, Inc.	9,004	(5,453)
Allonnia, LLC	(12,698)	—
Kalo Ingredients, LLC	(11,897)	—

Total	$(19,620)	$(7,087)

The summarized financial information for the Company’s equity method investment in Synlogic, which was considered a significant equity method investee during the three months ended March 31, 2020, consisted of the following (in thousands):

	Three Months March 31,
	2021	2020
Revenue	$—	$100
Total operating expenses	$(15,031)	$(16,498)
Loss from operations	$(15,031)	$(16,398)
Net loss	$(14,971)	$(15,828)

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

The summarized financial information for the Company’s remaining equity method investments for the three months ended March 31, 2021 and 2020 were excluded from the table above as the Company’s investments in these entities were not considered individually significant as compared to its results of operations during the respective periods.

Refer to Notes 8 and 15 for additional details on the Company’s investments and equity method investments.

8. Variable Interest Entities

Consolidated Variable Interest Entities

With respect to the Company’s investment in Cooksonia, which was formed by the Company and certain other investors for the purposes of holding the Company’s investment in Joyn, the Company concluded that it holds a variable interest in this entity through its 70% equity interest. Additionally, the Company concluded it is the primary beneficiary of Cooksonia as it controls the most significant activities of Cooksonia. These conclusions were reached considering that: (i) the Company controls 100% of the board of directors of Cooksonia and (ii) the Company holds a controlling financial interest in Cooksonia. Due to the fact that the Company is the primary beneficiary of Cooksonia, the Company has consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”) into its condensed consolidated financial statements and has recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia, which together hold the remaining 30% equity interest in Cooksonia. The Company presents the non-controlling interest attributable to the other investors’ equity interest in Cooksonia as a component of stockholder’s equity.

The sole asset held by Cooksonia as of March 31, 2021 and December 31, 2020, which was included in the Company’s Condensed Consolidated Balance Sheets as of each period end, was its equity method investment in Joyn. The balance of Cooksonia’s equity method investment in Joyn as of March 31, 2021 and December 31, 2020 was $24.9 million and $28.9 million, respectively. No liabilities were held by Cooksonia as of March 31, 2021 and December 31, 2020. The net loss incurred by Cooksonia during the three months ended March 31, 2021 and 2020 of $4.0 million and $1.6 million, respectively, was comprised solely of the loss from its equity method investment in Joyn and was included in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss for the respective periods. The net loss incurred by Cooksonia attributable to the non-controlling interest during the three months ended March 31, 2021 and 2020 was $1.2 million and $0.5 million, respectively.

Unconsolidated Variable Interest Entities

With respect to the Company’s investments in Motif, Allonnia, Genomatica and Kalo, the Company has concluded these entities represent variable interest entities (“VIE”). However, although the Company holds board representation and is involved in the ongoing development activities of the entities via its participation on joint steering committees, the Company has concluded that it is not the primary beneficiary of these entities. The Company reached this conclusion considering that: (i) it does not control the board of directors of either Motif, Allonnia, Genomatica or Kalo, and no voting or consent agreements exist between the Company and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions, and (iii) the Company’s representation on the joint steering committee of each respective entity does not give it control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

there are no agreements in place that would require any of the entities to vote in alignment with the Company. As the Company’s involvement in Motif, Allonnia, Genomatica and Kalo does not give it the power to control the decisions with respect to their development or other activities, which are their most significant activities, the Company has concluded that it is not the primary beneficiary of Motif, Allonnia, Genomatica or Kalo.

Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are its most significant activities. Accordingly, the Company has concluded that Cooksonia is not the primary beneficiary of Joyn.

As of March 31, 2021 and December 31, 2020, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Refer to Notes 7 and 15 for additional details on the Company’s investments and equity method investments.

9. Goodwill and Intangible Assets, net

There was no change in the carrying value of goodwill for the periods presented.

Intangible assets, net consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net
Balances as of March 31, 2021
Acquired technology	$5,490	$(2,333)	$3,157
Balances as of December 31, 2020
Acquired technology	$5,490	$(2,196)	$3,294

Intangible assets had a weighted average remaining amortization period of 5.75 and 6.0 years as of March 31, 2021 and December 31, 2020, respectively. Amortization expense was $0.1 million for each of the three months ended March 31, 2021 and 2020. Future amortization expense will be $0.4 million for the nine months ended December 31, 2021 and $0.5 million per year thereafter over the useful remaining life of the intangible assets.

10. Commitments and Contingencies

The Company is party to a number of agreements with certain collaborators and suppliers that require the Company to meet minimum purchase obligations over the term of such agreements. During the three months ended March 31, 2021, there were no material changes to the Company’s obligations under these agreements. For a description of the arrangements and the related accounting conclusions, refer to Note 11 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Acquisition of Dutch DNA Biotech B.V.

In April 2021, the Company entered into a definitive Share Sale and Purchase Agreement (“Purchase Agreement”) with Have Fungi B.V. (“HF”) and a Technical Development Agreement (“TDA”) with Dutch DNA Biotech B.V. (“DDNA”), each a Dutch company located in the Netherlands. Under the Purchase Agreement, the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Company will pay HF a purchase price in an amount equal to EUR 10.0 million, 33,291 shares of Ginkgo common stock, plus net debt and working capital adjustments, to acquire 100% ownership in the capital of DDNA. In addition, under the Purchase Agreement, the Company agrees to earn-out payments to HF and certain designees upon achievement of one or more technical and commercialization milestones based on the performance of DDNA, including pursuant to the TDA, in an aggregate amount not to exceed $20.0 million during the earn-out term. During the three months ended March 31, 2021, the Company made a $1.2 million prepayment towards the cash purchase price, which is included in other non-current assets on the Condensed Consolidated Balance Sheet. The Company expects to finalize the transaction by the beginning of the third quarter of 2021.

Purchase Orders

The Company has agreements with third parties for certain services for which the Company is not contractually able to terminate for convenience to avoid future obligations to the respective vendors. Such agreements may provide for termination fees, penalties, or costs to wind-down the arrangement. Under such agreements, the Company is contractually obligated to make payments, primarily to reimburse the vendor for their expenditures that are not recoverable and incurred prior to any cancellation of the respective agreement. The actual amounts the Company could pay in the future to these vendors under the various agreements may differ from the amounts under the purchase orders due to these cancellation provisions.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification arrangements and the Company does not believe that the outcome of any claims under such arrangements will have a material effect on its financial position, results of operations or cash flows, and have not accrued any liabilities related to such obligations as of March 31, 2021 or December 31, 2020.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

11. Convertible Preferred Stock

As of March 31, 2021 and December 31, 2020, the Fourth Amended and Restated Certificate of Incorporation, as amended, (“Amended Certificate of Incorporation”) authorized the Company to issue 19,136,487 shares of $0.01 par value convertible preferred stock, of which 4,143,251 shares have been designated as Series B convertible preferred stock (“Series B Preferred Stock”), 4,658,503 shares have been designated as Series C convertible preferred stock (“Series C Preferred Stock”), 6,162,631 shares have been designated as Series D convertible

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

preferred stock (“Series D Preferred Stock”), and 4,172,102 shares have been designated as Series E convertible preferred stock (“Series E Preferred Stock”, and collectively with the Series B, Series C, and Series D Preferred Stock, “Convertible Preferred Stock”). No dividends have been declared or paid by the Company since its inception.

As the Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is solely within the Company’s control, the Company classifies the Convertible Preferred Stock in stockholders’ equity. The Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The Convertible Preferred Stock consisted of the following (in thousands, except share data):

	As of March 31, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

	As of December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

12.	Common Stock

As of March 31, 2021 and December 31, 2020, the Amended Certificate of Incorporation authorized the Company to issue 35,000,000 shares of $0.01 par value common stock.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Common Stock Reserved for Future Issuances

The Company had the following shares of common stock reserved for future issuances:

	As of March 31,	As of December 31,
	2021	2020
Shares reserved for Series B Preferred Stock outstanding	4,138,185	4,138,185
Shares reserved for future issuances of Series B Preferred Stock attached to warrants to purchase Series B Preferred Stock	5,066	5,066
Shares reserved for Series C Preferred Stock outstanding	4,658,503	4,658,503
Shares reserved for Series D Preferred Stock outstanding	6,146,911	6,146,911
Shares reserved for future issuances of Series D Preferred Stock attached to warrants to purchase Series D Preferred Stock	15,720	15,720
Shares reserved for Series E Preferred Stock outstanding	3,460,005	3,460,005
Shares reserved for exercises of outstanding stock options under the 2008 Stock Incentive Plan	623,396	679,596
Shares reserved for vesting of restricted stock units under the 2014 Stock Incentive Plan	2,625,080	2,545,458
Shares reserved for issuances under the 2014 Stock Incentive Plan	832,022	97,462

Total common stock reserved for future issuances	22,504,888	21,746,906

13.	Stock-Based Compensation

2008 Stock Incentive Plan

As of March 31, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2008 Stock Incentive Plan (the “2008 Plan”) was 978,673 shares, of which no shares were available for future issuance. No additional awards may be granted under the 2008 Plan and shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2008 Plan will be added back to the shares available for issuance under the 2014 Stock Incentive Plan (the “2014 Plan”).

2014 Stock Incentive Plan

In March 2021, the board of directors approved an increase to the aggregate number of shares of common stock reserved for issuance under the 2014 Plan of 814,182 shares. As of March 31, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2014 Plan was 3,478,368 shares and 2,664,186 shares, respectively, of which 832,022 shares and 97,462 shares, respectively, were available for future issuance under the 2014 Plan. Under the 2014 Plan, the Company may grant incentive and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

nonqualified stock options, restricted stock units (“RSUs”), restricted stock awards (“RSAs”) and other stock-based awards to employees, officers, directors, consultants, and advisors. The shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2014 Plan will be added back to the shares available for issuance under the 2014 Plan.

Stock Options

A summary of stock option activity under the 2008 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Outstanding as of December 31, 2020	679,596	$0.66	3.20	$131,370
Exercised	(56,200)	0.48

Outstanding as of March 31, 2021	623,396	$0.68	3.01	$153,218

Exercisable as of March 31, 2021	623,396	$0.68	3.01	$153,218

(1) The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the common stock for those stock options that had exercise prices lower than the estimated fair value of the common stock as of March 31, 2021 and December 31, 2020.

The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2021 was $11.4 million. No stock options were exercised during the three months ended March 31, 2020. No stock options were granted during the three months ended March 31, 2021 and 2020.

Restricted Stock Units

A summary of the RSU activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	2,545,458	$85.63
Granted	97,727	246.46
Forfeited	(18,105)	128.85

Nonvested as of March 31, 2021	2,625,080	$91.32

RSUs issued under the 2014 Plan expire seven years from the date of grant. The weighted average remaining contractual term for the nonvested RSUs as of March 31, 2021 was 4.95 years. The weighted average grant date fair value of the RSUs granted during the three months ended March 31, 2020 was $111.85 per share.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Restricted Stock Awards

A summary of the RSA activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	8,538	$97.63
Vested	(1,202)	97.63

Nonvested as of March 31, 2021	7,336	$97.63

The aggregate fair value of the RSAs that vested during the three months ended March 31, 2021 and 2020 was $0.1 million and $0.2 million, respectively.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Research and development	$18	$24
General and administrative	100	99

Total	$118	$123

During the three months ended March 31, 2021 and 2020, the Company recognized $0.1 million each of stock-based compensation expense related to the RSAs. The Company has not recognized any stock-based compensation expense related to the RSUs as of March 31, 2021 as satisfaction of the performance-based vesting condition was not deemed probable. All outstanding stock options were fully vested prior to January 1, 2020 and, accordingly, no stock-based compensation expense was recognized for these awards during the three months ended March 31, 2021 and 2020.

As of March 31, 2021, total unrecognized stock-based compensation expense related to the RSUs and RSAs was $239.7 million and $0.7 million, respectively. The total unrecognized stock-based compensation expense related to the RSAs will be recognized over a weighted average period of 1.65 years.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

14.	Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of Foundry revenues by industry based on total Foundry revenue:

	Three Months Ended March 31,
	2021	2020
Food and nutrition	27%	47%
Industrial and environmental	25%	22%
Agriculture	11%	12%
Consumer and technology	15%	14%
Other	22%	5%

Total	100%	100%

The following table sets forth the percentage of revenue by geographic location based on total revenue:

	Three Months Ended March 31,
	2021	2020
North America	96%	92%
Rest of world	4%	8%

Total	100%	100%

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company had no contract asset balances as of and for the three months ended March 31, 2021 and 2020.

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $128.5 million in deferred revenue at December 31, 2020, $11.0 million was recognized as revenue during the three months ended March 31, 2021. Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $9.8 million was recognized as revenue during the three months ended March 31, 2020.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of March 31, 2021 and December 31, 2020 was $23.5 million and $20.7 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue in the amount to which it has the right to invoice. As of March 31, 2021, of the performance obligations not yet satisfied or partially satisfied, nearly all is expected to be recognized as revenue during the years 2021 to 2025.

15.	Significant Collaboration Transactions

Kalo Ingredients, LLC

Summary of Arrangement

Kalo was formed in March 2021 to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an Intellectual Property Contribution Agreement (“Kalo IP Agreement”) that granted Kalo a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Kalo TDA”) that establishes the terms under which the Company will provide technical research and development services, and (iii) a Common Unit Issuance Agreement (“Kalo CUIA”) which compensates the Company for its intellectual property contribution. Contemporaneous with these transactions, Kalo entered into a Series A Preferred Unit Purchase Agreement under which it sold 1,755,000 Series A preferred units to certain of the Company’s investors, for aggregate proceeds of approximately $19.5 million. The Series A Preferred Unit Purchase Agreement provides for the sale and issuance of up to an additional 7,245,000 Series A preferred units. In June 2021, Kalo issued an additional 3,528,000 Series A preferred units for aggregate proceeds of approximately $39.2 million (Note 18). As a result, the Company is entitled to receive additional common units in accordance with the additional common unit right described in the following paragraph, the amount of which is subject to negotiation between the parties.

Under the Kalo IP Agreement, the Company licensed certain intellectual property to Kalo for use in the development or the production of Kalo’s products that the parties will subsequently agree to research and develop under technical development plans (“TDPs”). The license rights provide Kalo with the ability to commercialize the specified products from the corresponding TDP under the Kalo TDA. In return for the license to the intellectual property, Kalo has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. Upon execution of the Kalo CUIA, the Company was issued 1,755,000 common units. The Company is entitled to receive up to an additional 7,245,000 common units upon closing of the Series A preferred unit financing by Kalo.

Under the Kalo TDA, the parties jointly agree on TDPs, through equal representation on a joint steering committee, under which the Company will perform agreed-upon research and development services in return for consideration on a cost-plus basis for all services provided. As of March 31, 2021, no TDPs had been executed by the parties.

Accounting Analysis

The common unit investment in Kalo is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Kalo’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Kalo is the fair value of the common

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

units of $11.9 million received in exchange for the Kalo IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Kalo’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A preferred unit financing, which was contemporaneous with the Kalo IP Agreement. Further, the Company determined the rights to up to an additional 7,245,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved.

The Series A preferred units issued by Kalo receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a $11.9 million loss on its equity method investment in Kalo during the three months ended March 31, 2021. The loss allocated to the Company primarily relates to Kalo’s accounting for the non-cash consideration related to the Kalo IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the three months ended March 31, 2021. As of March 31, 2021, the carrying value of the equity method investment in Kalo has been reduced to zero. There is no commitment for the Company to provide further financial support to Kalo, and therefore the carrying value of the equity method investment will not be reduced below zero.

The relationship with Kalo is a vendor-customer relationship and is within the scope of ASC 606, as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities. The common units issued to the Company represent non-cash consideration. While the Kalo TDA has been executed by the parties and provides the payments terms for future services, the Kalo TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Kalo TDA, in combination with the Kalo CUIA, met the definition of a contract under ASC 606. Each TDP executed under the Kalo TDA will be accounted for in accordance with ASC 606. As of March 31, 2021, the Company had not executed any TDPs with Kalo. Therefore, the non-cash consideration of $11.9 million is recorded as deferred revenue, net of current portion on the Condensed Consolidated Balance Sheet.

The Company’s performance obligations under the contract consist of ten material rights to future technical research and development services and commercial licenses under individual TDPs that the Company expects to execute under the Kalo TDA. The material rights represent an advance payment for the license rights, which will be granted upon the execution of future TDPs. As there is no additional payment for these license rights when future TDPs are executed, the Company has determined that there is a material right associated with each of the contemplated additional TDPs under the Kalo TDA. The Company has allocated approximately $1.2 million of the upfront non-cash consideration to each of the ten material rights based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP conveying a commercial license.

Upon the execution of a TDP underlying a material right, the Company is obligated to provide technical research and development services under the TDP and a license to applicable patents and other intellectual property designed and developed under the TDP. The technical research and development services and license provided under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Kalo. Further, Kalo has rights to development intellectual property created as part of each TDP, irrespective of

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

the result of the development. Therefore, each executed TDP underlying a material right consists of one combined performance obligation for the technical research and development services and license to be provided by the Company.

For each TDP underlying a material right, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and non-cash consideration allocated to the material rights. As the services performed by the Company under a TDP create or enhance an asset that Kalo controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of March 31, 2021, the Company had a deferred revenue balance of $11.9 million with Kalo, consisting of the non-cash consideration received. No revenue was recognized by the Company during the three months ended March 31, 2021.

Allonnia, LLC

Summary of Arrangement

Allonnia was formed in 2019 and focuses on the application of synthetic biology in the bioremediation space, leveraging Ginkgo’s proprietary platform to develop solutions to treat waste streams through degrading or metabolizing contaminants of concern and recover and upcycle valuable materials from waste. In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“Allonnia CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A preferred units to certain of the Company’s investors, as well as a third-party investor. Allonnia also agreed to issue an additional 630,000 Series A preferred units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provided for the sale and issuance of up to an additional 5,400,000 Series A preferred units subsequent to the initial closing. Through December 31, 2020, Allonnia issued an additional 1,844,911 Series A preferred units, 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. During the three months ended March 31, 2021, Allonnia closed their Series A preferred unit financing and issued 22,500 Series A preferred units to an additional third-party investor.

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the agreement and an additional 1,867,411 common units during the three months ended March 31, 2021 in connection with the closing of the Series A preferred unit financing.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Allonnia’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia, which was equal to the fair value of the common units received in exchange for the Allonnia IP Agreement of $24.5 million, was subsequently reduced to zero as a result of the application of the HLBV method and was recorded as a loss on equity method investments. During the three months ended March 31, 2021, Allonnia issued an additional 22,500 Series A preferred units and closed their Series A preferred unit financing. As a result, the Company received an additional 1,867,411 common units for total consideration of $12.7 million. The additional consideration received resulted in an increase in the Company’s equity method investment in Allonnia of $12.7 million, which the Company subsequently reduced to zero as a result of the application of the HLBV method. Accordingly, the Company recorded a loss on its equity method investment in Allonnia of $12.7 million during the three months ended March 31, 2021. As of March 31, 2021, the carrying value of the equity method investment in Allonnia remained at zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero. Therefore, no additional loss was recognized during the three months ended March 31, 2021.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 whereby the Company will provide licenses and services upon execution of the TDPs as outlined under the terms of the Allonnia TDA. The Company’s performance obligations under the contract consist of a combined service and license performance obligation related to the initial TDP executed in February 2020 and nine material rights, related to the estimated additional TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company initially allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the products developed under the plan. Each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

The transaction price for each TDP consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the non-cash consideration allocated to the material rights. The Company recognizes revenue over time as it satisfies the respective performance obligations using an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. During the three months ended March 31, 2021, the additional non-cash consideration received of $12.7 million, which is representative of previously constrained variable consideration, was allocated to each of the ten performance obligations under the arrangement with Allonnia of $1.3 million each consistent with the initial relative selling price allocation. Additionally, a cumulative catch up in revenue was recognized for the TDPs in process.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

As of March 31, 2021 and December 31, 2020, the Company had a deferred revenue balance of $38.0 million and $26.1 million, respectively, with Allonnia. During the three months ended March 31, 2021 and 2020, the Company recognized $2.3 million and $0.4 million from services provided to Allonnia, respectively.

Other Significant Collaboration Transactions

In addition to the activity discussed above related to Kalo and Allonnia, the Company provided research and development services under existing collaboration arrangements with Joyn, Motif, Synlogic and Genomatica. During the three months ended March 31, 2021 and 2020, the total revenue recognized from services provided to these entities was $10.4 million and $15.2 million, respectively. As of March 31, 2021 and December 31, 2020, the Company had an aggregate deferred revenue balance of $88.3 million and $94.0 million, respectively, with Joyn, Motif, Synlogic and Genomatica.

During the three months ended March 31, 2021, there were no material changes to the Company’s arrangements with its collaborators except as noted above. For a description of these arrangements and the related accounting conclusions, refer to Note 17 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus. Refer to Notes 7 and 8 for additional details on the Company’s equity method investments and investments, as well as Note 17 for a summary of transactions with related parties.

16.	Net Loss per Share

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders for the periods indicated because including them would have been anti-dilutive:

	Three Months Ended March 31,
	2021	2020
Series B Preferred Stock	4,138,185	4,138,185
Series C Preferred Stock	4,658,503	4,658,503
Series D Preferred Stock	6,146,911	6,146,911
Series E Preferred Stock	3,460,005	2,831,342
Warrants to purchase Series B Preferred Stock	5,066	5,066
Warrants to purchase Series D Preferred Stock	15,720	15,720
Outstanding stock options	623,396	718,755
Unvested RSUs	2,625,080	1,769,881
Unvested RSAs	7,336	12,153

17.	Related Parties

The Company’s significant transactions with its related parties are primarily comprised of revenue generating activities under license and collaboration agreements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Significant related party transactions included in the Condensed Consolidated Balance Sheets are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
Balances as of March 31, 2021
Accounts receivable, net	$—	$3,391	$1,500	$2,167	$—	$—	$7,058
Deferred revenue, current and non-current	$8,281	$53,299	$26,680	$37,959	$66	$11,897	$138,182

Balances as of December 31, 2020
Accounts receivable, net	$—	$2,403	$1,500	$1,309	$—	$—	$5,212
Deferred revenue, current and non-current	$9,862	$53,952	$30,128	$26,064	$72	$—	$120,078

Significant related party transactions included in the Condensed Consolidated Statements Operations and Comprehensive Loss are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Three Months Ended March 31, 2021
Foundry revenue	$1,598	$5,492	$3,298	$2,266	$6	$—	$12,660

For the Three Months Ended March 31, 2020
Foundry revenue	$2,416	$9,689	$3,032	$369	$19	$—	$15,525

Significant related party transactions included in the changes in operating assets and liabilities in the Condensed Consolidated Statements of Cash Flows are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Three Months Ended March 31, 2021
Accounts receivable, net	$—	$(988)	$—	$(858)	$—	$—	$(1,846)
Deferred revenue, current and non-current	$(1,581)	$(653)	$(3,448)	$(803)	$(6)	$—	$(6,491)

For the Three Months Ended March 31, 2020
Accounts receivable, net	$104	$(956)	$—	$(360)	$—	$—	$(1,212)
Deferred revenue, current and non-current	$(2,416)	$(4,682)	$(3,032)	$(55)	$(19)	$—	$(10,204)

Refer to Notes 7 and 8 for additional details on the Company’s investments and equity method investments held in its related parties.

18.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to June 28, 2021, the date that the financial statements were available to be issued. Based on this review, other than

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Kalo Series A Preferred Unit Financing

In June 2021, Kalo issued an additional 3,528,000 Series A preferred units for aggregate proceeds of approximately $39.2 million. As a result, the Company is entitled to receive additional common units in Kalo, the amount of which is subject to negotiation between the parties.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SOARING EAGLE ACQUISITION CORP.,

SEAC MERGER SUB INC.,

and

GINKGO BIOWORKS, INC.

dated as of May 11, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Section 12.16.	Non-Recourse	A-81
Section 12.17.	Non-Survival of Representations, Warranties and Covenants	A-81
Section 12.18.	Conflicts and Privilege	A-81

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Company Stockholder Support Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Certificate of Incorporation of Surviving Company
Exhibit H	Form of Bylaws of Surviving Company

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 11, 2021 (this “Agreement”), is made and entered into by and among Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “Acquiror”), SEAC Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Certain terms used in this Agreement have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, subject to the conditions set forth in this Agreement, prior to the Closing, Acquiror will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (the “Companies Act”);

WHEREAS, in connection with the Domestication, Acquiror will amend and restate its Governing Documents by (a) adopting and filing with the Delaware Secretary of State a certificate of incorporation substantially in the form attached to this Agreement as Exhibit A (the “Acquiror Delaware Charter”), which will, among other things, implement a dual-class stock structure wherein Acquiror’s common stock will consist of Acquiror Delaware Class A Shares, which will entitle the holders thereof to one vote per share on all voting matters, and Acquiror Delaware Class B Shares, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Acquiror Delaware Class A Shares but will entitle the holders thereof to ten votes per share on all voting matters (the “Dual-Class Stock Structure”), and (b) adopting bylaws substantially in the form attached to this Agreement as Exhibit B (the “Acquiror Delaware Bylaws”);

WHEREAS, at the Domestication Effective Time, by virtue of the Domestication, (a) each Acquiror Cayman Class B Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Cayman Class A Share, (b) immediately following the conversion described in the preceding clause (a), each Acquiror Cayman Class A Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into an Acquiror Delaware Class A Share, (c) each Acquiror Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Delaware Warrant and (d) each Acquiror Cayman Unit that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically into one Acquiror Delaware Class A Share and one-fifth of one Acquiror Delaware Warrant;

WHEREAS, prior to the Closing, in order to facilitate the consummation of the transactions contemplated hereby (including the Merger and the implementation of the Dual-Class Stock Structure), the Company will be recapitalized such that, immediately prior to the Merger Effective Time, the Company’s authorized capital stock shall consist solely of Company Class A Shares and Company Class B Shares (the “Company Recapitalization”);

WHEREAS, after the Domestication Effective Time and prior to the Merger Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements, the PIPE Investors will purchase from Acquiror in a private placement certain Acquiror Delaware Class A Shares for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”);

WHEREAS, at the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Acquiror;

WHEREAS, at the Merger Effective Time, by virtue of the Merger, (a) each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration and (b) each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Employee Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations and the Merger and the PIPE Investment, taken together, shall constitute a transaction that qualifies under Section 351 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party, (b) approved the Company’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Company Recapitalization and the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Company Recapitalization and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Company Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Company Board Actions”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, for Acquiror to enter into this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, (b) approved the transactions contemplated hereby as a Business Combination and approved Acquiror’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Domestication, the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Acquiror Shareholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Acquiror Board Actions”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, (b) approved Merger Sub’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (to the extent applicable) adoption of this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by Merger Sub’s sole stockholder;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit C (each, a “Company Stockholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its Company Shares, promptly after the Registration Statement is declared effective under the Securities Act, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company Stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each applicable Ancillary Agreement and has approved the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, which is the record holder of the issued and outstanding Acquiror Cayman Class B Shares, and certain principals thereof have entered into the support agreement attached to this Agreement as Exhibit D (the “Sponsor Support Agreement”) with Acquiror and the Company, pursuant to which, among other things, the Sponsor and such principals have agreed, on the terms and subject to the conditions set forth therein, (a) to vote all of their Acquiror Shares in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Domestication and the Merger) and each other matter required to be approved or adopted by the Acquiror Shareholders in order to effect the Merger and the other transactions contemplated hereby, (b) to irrevocably waive any anti-dilution right or other protection with respect to the Acquiror Cayman Class B Shares that would result in the Acquiror Cayman Class B Shares converting into other Acquiror Shares in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one, (c) to forfeit a specified portion of the aggregate number of Acquiror Shares into which the Acquiror Cayman Class B Shares otherwise would automatically convert in connection with the consummation of the transactions contemplated by this Agreement in the event that the Acquiror Share Redemption Amount exceeds a specified threshold and (d) to subject a portion of their Equity Securities of Acquiror to certain vesting and forfeiture conditions;

WHEREAS, in connection with obtaining the Acquiror Shareholder Approval, each eligible Acquiror Shareholder will be entitled to request that Acquiror redeem all or a portion of such eligible Acquiror Shareholder’s Acquiror Cayman Class A Shares for a pro rata portion of the amount on deposit in the Trust Account; and

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror (after giving effect to the Domestication and the Merger) will enter into a registration rights agreement substantially in the form attached to this Agreement as Exhibit E (the “Registration Rights Agreement”), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2019 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“2020 Audited Financial Statements” has the meaning specified in Section 7.3.

“2020 Unaudited Financial Statements” has the meaning specified in Section 5.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Actions” has the meaning specified in the Recitals hereto.

“Acquiror Cayman Class A Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Class B Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Ordinary Share” means any Acquiror Cayman Class A Share or the Acquiror Cayman Class B Share.

“Acquiror Cayman Share” means any Acquiror Cayman Class A Share, Acquiror Cayman Class B Share or share of any other class or series of capital stock of Acquiror prior to the Domestication Effective Time.

“Acquiror Cayman Unit” means a unit of Acquiror prior to the Domestication Effective Time, consisting of one Acquiror Cayman Class A Share and one-fifth of one Acquiror Cayman Warrant.

“Acquiror Cayman Warrant” means a warrant to purchase one Acquiror Cayman Class A Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount (but prior to payment of any Acquiror Transaction Expenses or Company Transaction Expenses), plus (b) the PIPE Investment Amount, to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing and held by Acquiror as of the Closing plus (c) the portion of the Net Ancillary Investment Amount, if any, resulting from Ancillary Investments arranged solely by Acquiror or any of its Representatives acting on its behalf (and not arranged by the Company or any of its Representatives acting on its behalf).

“Acquiror Delaware Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Delaware Charter” has the meaning specified in the Recitals hereto.

“Acquiror Delaware Class A Share” means a share of Class A common stock, par value $0.0001 per share, of Acquiror at or after the Domestication Effective Time, which, as of immediately after the Domestication Effective Time and as of immediately after the Merger Effective Time, will entitle the holder thereof to one vote per share on all voting matters.

“Acquiror Delaware Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Acquiror at or after the Domestication Effective Time, which, as of immediately after the Domestication Effective Time and as of immediately after the Merger Effective Time, will entitle the holder thereof to ten votes per share on all voting matters.

“Acquiror Delaware Common Share” means any Acquiror Delaware Class A Share, Acquiror Delaware Class B Share or share of any other class or series of common stock of Acquiror at or after the Domestication Effective Time.

“Acquiror Delaware Share” means any Acquiror Delaware Common Share or share of any other class or series of capital stock of Acquiror at or after the Domestication Effective Time.

“Acquiror Delaware Warrant” means a warrant to purchase one Acquiror Delaware Class A Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.7(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 8.7(a).

“Acquiror Inception Date” means October 22, 2020.

“Acquiror Insider” means (a) the Sponsor, (b) any Related Person of the Sponsor or (c) prior to the Merger Effective Time, (i) any Affiliate of Acquiror or (ii) any director or officer of Acquiror or any of its Affiliates.

“Acquiror IPO Date” means February 26, 2021.

“Acquiror Option” has the meaning specified in Section 4.5(a).

“Acquiror Private Placement Warrant” means an Acquiror Cayman Warrant issued to the Sponsor substantially concurrently with Acquiror’s initial public offering or any Acquiror Delaware Warrant into which such Acquiror Cayman Warrant has been converted or for which such Acquiror Cayman Warrant has been exchanged.

“Acquiror Public Warrant” means any Acquiror Warrant other than an Acquiror Private Placement Warrant.

“Acquiror Restricted Stock Award” has the meaning specified in Section 4.5(b).

“Acquiror Restricted Stock Unit Award” has the meaning specified in Section 4.5(b).

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Delaware Class A Shares or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of Acquiror and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of Acquiror with any Person if immediately after the consummation of such merger or consolidation, the Acquiror Delaware Class A Shares outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities (other than the successor security to Acquiror Delaware Class B Shares) of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“Acquiror Sale Price” means the price per Acquiror Delaware Class A Share paid or payable to the holders of outstanding Acquiror Common Shares (determined without giving effect to the vesting contemplated by Section 4.6(g)) in an Acquiror Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by Acquiror and the holders of a majority of the Acquiror Delaware Class B Shares, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Share” means any Acquiror Cayman Share or any Acquiror Delaware Share.

“Acquiror Share Redemption” means the election, in connection with the Acquiror Shareholder Approval, of an eligible (as determined in accordance with Article 51.5 of Acquiror’s Governing Documents as in effect on the date hereof) Acquiror Shareholder to have all or a portion of the Acquiror Cayman Class A Shares or Acquiror Delaware Class A Shares, as the case may be, held by such Acquiror Shareholder redeemed by Acquiror, on the terms and subject to the limitations and conditions set forth in Acquiror’s Governing Documents, at a per-share price, payable in cash, equal to the quotient of (a) the aggregate amount on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to Acquiror to pay taxes) calculated as of two Business Days prior to the Closing Date divided by (b) the aggregate number of Acquiror Cayman Class A Shares or Acquiror Delaware Class A Shares, as the case may be, then issued.

“Acquiror Share Redemption Amount” means the aggregate amount paid or payable in connection with all Acquiror Share Redemptions.

“Acquiror Shareholder” means any shareholder of Acquiror prior to the Merger Effective Time.

“Acquiror Shareholder Approval” means the approval of (a) the Transaction Proposal identified in clause (A) of Section 9.2(c) by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror

Cayman Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, (b) those Transaction Proposals identified in clauses (B) and (C) of Section 9.2(c), in each case, by an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (c) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), and (K) of Section 9.2(c), in each case, by an affirmative vote of the holders of a majority of the outstanding Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Trading Price” means, at any given time, the trading price per share of Acquiror Delaware Class A Common Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with its initial public offering or the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of all the filing fees incurred in connection with making any filings under Section 9.1, (c) all fees and expenses incurred in connection with effecting the Domestication, preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2, obtaining approval of Nasdaq or NYSE, as applicable, under Section 8.3(b) and obtaining the Acquiror Shareholder Approval, (d) obligations under any Working Capital Loans and (e) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering.

“Acquiror Warrant” means an Acquiror Cayman Warrant or an Acquiror Delaware Warrant (including any Acquiror Private Placement Warrant or Acquiror Public Warrant).

“Acquiror Warrantholder Approval” means the approval of the Acquiror Warrant Proposal by an affirmative vote of the holders of (a) at least 50% of the outstanding Acquiror Public Warrants and (b) at least 50% of the outstanding Acquiror Private Placement Warrants.

“Acquiror Warrant Proposal” has the meaning specified in Section 9.2(b).

“Acquisition Proposal” means (a) any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated by this Agreement (including the Company Recapitalization and the Merger), and other than with respect to any acquisition or disposition of property or assets in the ordinary course of business, relating to (i) any acquisition, issuance or purchase, direct or indirect, of (A) 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (B) 15% or more of any class or series of Equity Securities of (x) the Company or (y) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 15% or more of any class of Equity Securities or voting securities of (A) the Company or (B) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (A) the Company or (B) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, and of which the Company or its applicable Subsidiary is not the surviving entity or (b) any initial public offering or direct listing of the Company on any stock exchange.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 5.13(a)(vii).

“Aggregate Assumed Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Assumed Warrants if all such Assumed Warrants were exercised in full on a cash basis immediately prior to the Merger Effective Time (without giving effect to any net exercise or similar concept).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all in-the-money Company Options that are Included Company Equity Awards if all such Company Options were exercised in full on a cash basis immediately prior to the Merger Effective Time (without giving effect to any net exercise or similar concept).

“Aggregate Equity Value” means an amount equal to the sum of (a) the Base Equity Value plus (b) the Aggregate Company Option Exercise Price plus (c) the Aggregate Assumed Warrant Exercise Price plus (d) the Excess Acquiror Transaction Expenses Amount.

“Aggregate Equity Value Consideration” means a number of Acquiror Delaware Common Shares equal to the quotient of (a) the Aggregate Equity Value divided by (b) $10.00.

“Aggregate Earn-out Consideration” means 180,000,000 restricted Acquiror Delaware Common Shares.

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Stockholder Support Agreements, the Acquiror Delaware Charter, the Acquiror Delaware Bylaws, and the Registration Rights Agreement.

“Ancillary Investment” has the meaning ascribed to such term in the Sponsor Support Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby.

“Applicable Earn-out Consideration” means (a) the Standard Per Share Earn-out Consideration, (b) the Employee Per Share Earn-out Consideration, (c) the Option Earn-out Shares and/or (d) the RSU Earn-out Shares, as applicable.

“Applicable Earn-out Recipient” means any Person entitled to any Applicable Earn-out Consideration.

“Base Equity Value” means $15,000,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline Date” means August 26, 2023, the deadline for consummating Acquiror’s initial Business Combination pursuant to Acquiror’s Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated hereby, relating to a Business Combination.

“Business Day” means any day other than a Saturday, a Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cayman Registrar” means the Register of Companies in the Cayman Islands.

“Certificate of Domestication” has the meaning specified in Section 2.1(a).

“Certificate of Merger” has the meaning specified in Section 2.4.

“Closing” has the meaning specified in Section 3.1.

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Companies Act” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Actions” has the meaning specified in the Recitals hereto.

“Company Class A Share” means a share of Class A common stock, par value $0.0001 per share, of the Company, which, as of immediately after the Company Recapitalization, will entitle the holder thereof to one vote per share on all voting matters.

“Company Class B Share” means a share of Class B common stock, par value $0.0001 per share, of the Company, which, as of immediately after the Company Recapitalization, will entitle the holder thereof to ten votes per share on all voting matters.

“Company Common Share” means any share of any class or series of common stock of the Company, including, after the Company Recapitalization, any Company Class A Share or Company Class B Share.

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Equity Award” means a Company Option, a Company Restricted Stock Award or a Company Restricted Stock Unit Award.

“Company Stockholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Incentive Plans” means the Company 2014 Stock Incentive Plan and the Company 2008 Stock Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company IT Systems” means any and all IT Systems that are owned by, licensed or leased to or otherwise under the control of the Company.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (any of the foregoing, an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by this Agreement or any Ancillary Agreement or with the written consent of Acquiror, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any Governmental Authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack) not perpetrated by any employee of the Company or any of its Subsidiaries, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions,

(g) any failure of the Company to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a Company Material Adverse Effect), (h) any Event generally affecting the industries or markets in which the Company or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of the Company or any of its Subsidiaries, (j) any Liability or Action to the extent expressly described in the Company Disclosure Letter, (k) action taken by, or at the request of, Acquiror, Sponsor or any of their respective Affiliates; provided, further, that any Event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Common Shares granted under any Company Incentive Plan.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered Intellectual Property.

“Company Preferred Share” means any Series B Preferred Share, Series C Preferred Share, Series D Preferred Share, Series E Preferred Share or share of any other class or series of preferred stock of the Company.

“Company Preferred Warrant” means any Series B Preferred Warrant, Series D Preferred Warrant or any other warrant of any class or series issued by the Company and outstanding from time to time.

“Company Recapitalization” has the meaning specified in the Recitals hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.22(a).

“Company Restricted Stock Award” means an award of restricted Company Common Shares granted under any Company Incentive Plan, which includes any Company Common Shares issued pursuant to early-exercised Company Options.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on Company Common Shares (whether to be settled in cash or shares) granted under any Company Incentive Plan.

“Company Share” means any Company Preferred Share, Company Common Share or other share of any class or series of capital stock of the Company.

“Company Stockholder” means a holder of any Company Share.

“Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Company Recapitalization and the Merger, by the affirmative vote or written consent of (a) the holders of a majority of the voting power of the outstanding Company Shares voting as a single class and on an as-converted basis, (b) the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class on an as-converted basis, (c) the holders of at least 72% of the outstanding Series D Preferred Shares, voting as a separate class, and (e) the holders of a majority of the outstanding Series E Preferred Shares, voting as a separate class.

“Company Stockholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) Transfer Taxes, (d) 50% of all the filing fees incurred in connection with making any filings under Section 9.1 and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 3, 2021, between the Company and Acquiror.

“Consent Solicitation” has the meaning specified in Section 9.2(b).

“Contract” means any contract, agreement, instrument, lease, license, purchase order or other obligation, in each case, that is legally binding.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means the novel coronavirus, SARS-CoV-2, COVID-19 or any related strain or sequence, including any intensification, resurgence or any evolutions or mutations thereof, and any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 4.2(b).

“dollar” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in Section 2.1(a).

“Domestication Effective Time” has the meaning specified in Section 2.1(a).

“Dual-Class Stock Structure” has the meaning specified in the Recitals hereto.

“Eagle Group” has the meaning specified in Section 12.18(a).

“Earn-out Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Earn-out Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“Earn-out Share” means a First Target Earn-out Share, a Second Target Earn-out Share, a Third Target Earn-out Share or a Fourth Target Earn-out Share.

“Earn-out Shares Discount Factor” means a percentage (not exceeding 100%) determined by the Company in good faith prior to the Closing.

“EIP” has the meaning specified in Section 8.1(a).

“Employee Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(c)(ii).

“Employee Per Share Equity Value Consideration” has the meaning specified in Section 4.1(c)(i).

“Environmental Laws” means all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Adjustment” has the meaning specified in Section 2.2.

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting. With respect to the Company, for clarity, “Equity Security” shall include any equity award issued under any Company Incentive Plan.

“Equity Value Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Equity Value Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 8.1(a).

“Excess Acquiror Transaction Expenses Amount” means the greater of (a) zero ($0) and (b) the difference of (i) the aggregate amount of Acquiror Transaction Expenses minus (ii) $108,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.3(a).

“Excluded Company Equity Award” means such portion of any Company Equity Award that is issued and outstanding and that is subject to any unsatisfied service- or time-based vesting condition immediately prior to the Merger Effective Time.

“Excluded Share” has the meaning specified in Section 4.2(a)(i).

“Export Approvals” has the meaning specified in Section 5.26(a).

“Fractional Earn-out Share Cash-Out Amount” means, with respect to any specified fractional Earn-out Share, an amount in cash (rounded up to the nearest cent) equal to the product of (a) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of such specified fractional Earn-out Share multiplied by (b) $10.00.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Ginkgo Group” has the meaning specified in Section 12.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Included Company Equity Award” means any Company Equity Award that is issued and outstanding immediately prior to the Merger Effective Time, other than Excluded Company Equity Awards, but including Company Equity Awards to the extent granted under the Founder Equity Grant Agreements (as defined in the Company Disclosure Letter).

“Indebtedness” means with respect to any specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money of such specified Person, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments of such specified Person (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such specified Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements of such specified Person (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations of such specified Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in the foregoing clauses (a) through (g) guaranteed directly or indirectly, jointly or severally, by such specified Person.

“Insider Letter” means that certain letter agreement, dated February 23, 2021, between Acquiror, the Sponsor and each of the directors and officers of Acquiror as of the date hereof.

“Intellectual Property” means any rights, title, and interest in or to the following, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship, (d) Software and (e) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, libraries of enzymes, models and methodologies, formulae, technology, technical, research, clinical and regulatory data, customer lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection, any other export or import controls administered by an agency of the U.S. government, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the U.S. Laws described above.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“IRS” means the U.S. Internal Revenue Service.

“Latham” has the meaning specified in Section 12.18(b).

“Law” means (a) any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority or (b) any Governmental Order.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 4.3(b).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” means any approval, authorization, consent, license, registration, permit or certificate granted or issued by a Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of first offer, right of first refusal, option, adverse claim or other lien of any kind, whether consensual, statutory or otherwise.

“Listing Exchange” means the Nasdaq Market; provided that, at the election of the Company, exercisable upon delivery of written notice to Acquiror no later than three Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 9.2, “Listing Exchange” shall instead mean the New York Stock Exchange.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.4.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Minimum Acquiror Closing Cash Amount” means $1,250,000,000.

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“Multiemployer Plan” has the meaning specified in Section 5.14(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Net Ancillary Investment Amount” has the meaning ascribed to such term in the Sponsor Support Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option Earn-out Exchange Ratio” means a number equal to the product of (a) the Earn-out Exchange Ratio multiplied by (b) the Earn-out Shares Discount Factor.

“Option Earn-out Shares” has the meaning specified in Section 4.5(a).

“Option Exercise Price Exchange Ratio” means a number equal to the sum of (a) the Equity Value Exchange Ratio plus (b) the Option Earn-out Exchange Ratio.

“Outside Deadline” has the meaning specified in Section 11.1(b)(ii).

“Participating Company Common Shares” means the Company Common Shares (without duplication) (a) that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Recapitalization (including Company Restricted Stock Awards that are Included Company Equity Awards and Company Common Shares deemed issued and outstanding pursuant to Section 4.4(a)), other than Excluded Shares, or (b) that would be issued upon the cash settlement (as opposed to “net settlement”) of all Assumed Warrants and Company Options that are Included Company Equity Awards and all Company Restricted Stock Unit Awards that are Included Company Equity Awards, in each case, that are issued and outstanding immediately prior to the Merger Effective Time, if the Assumed Warrants and such Company Options and Company Restricted Stock Unit Awards were exercised or settled in full upon payment of the full cash exercise price immediately prior to the Merger Effective Time after giving effect to the Company Recapitalization. For the avoidance of doubt, Company Common Shares that are subject to, or would be issued upon the settlement of, Excluded Company Equity Awards shall not be considered to be Participating Company Common Shares.

“Per Share Merger Consideration” means, as applicable, (a) the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration or (b) the Employee Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) with respect to any Leased Real Property, (i) non-monetary Liens, encumbrances or restrictions (including easements, encroachments, covenants, rights of way and other conditions) and (ii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that, in the case of each of the preceding clauses (i) and (ii), (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (d) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease and (iii) Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) non-exclusive license agreements of Intellectual Property entered into with customers in the ordinary course of business, (f) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or purchase money Liens and Liens securing rental payments under operating or capital lease arrangements, in each case, entered into in the ordinary course of business, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not, individually or in the aggregate, materially and adversely affect the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any Acquiror Delaware Class A Share purchased in the PIPE Investment.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Real Property Leases” has the meaning specified in Section 5.21(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Related Person” means, with respect to any specified Person, any former, current or future (a) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (b) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (a).

“Remaining Earn-out Shares” means a number equal to the sum of (a) the difference of (i) the product of (A) the number of Company Common Shares subject to Company Options immediately prior to the Merger Effective Time multiplied by (B) the Earn-out Exchange Ratio, minus (ii) the number of Acquiror Delaware Class B Shares that are Earn-out Shares and that are subject to Acquiror Options immediately following the Merger Effective Time, plus (b) the sum of the respective fractional amounts (rounded to the nearest thousandth when expressed in decimal form) of all fractional Earn-out Shares resulting from any rounding of Earn-out Shares (including pursuant to Section 4.3(e)(iii)(B), Section 4.3(e)(iv)(B), Section 4.3(e)(v)(B) or Section 4.6(b)(1)) in connection with the conversion of Company Equity Awards into Acquiror Options, Acquiror Restricted Stock Awards or Acquiror Restricted Stock Unit Awards, as applicable plus (c) any Earn-out Shares that any Person waives its right to receive.

“Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

“Requisite Company Stockholders” means the Company Stockholders holding the required voting power to obtain the Company Stockholder Approval.

“RSU Earn-out Shares” has the meaning specified in Section 4.5(c).

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series B Preferred Shares” has the meaning specified in Section 5.6(a).

“Series B Preferred Warrant” means a warrant to acquire any Series B Preferred Share.

“Series C Preferred Shares” has the meaning specified in Section 5.6(a).

“Series D Preferred Shares” has the meaning specified in Section 5.6(a).

“Series D Preferred Warrant” means a warrant to acquire any Series D Preferred Share.

“Series E Preferred Shares” has the meaning specified in Section 5.6(a).

“Software” means any and all (a) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilation (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means Eagle Equity Partners III, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Standard Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(b)(ii).

“Standard Per Share Equity Value Consideration” has the meaning specified in Section 4.1(b)(i).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any specified Person, any other corporation or other business entity more than 50% of the voting power of the Equity Securities of which is owned, directly or indirectly, by such specified Person.

“Supporting Company Stockholder” means those Persons set forth on Section 1.1(b) of the Company Disclosure Letter.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“U.S.” means United States.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“third party” means, with respect to any specified Person, any Person other than (a) such specified Person or (b) any Related Person of such specified Person.

“Third-Party Purchaser” means any Person (other than Acquiror or any wholly owned Subsidiary of Acquiror or Person of which Acquiror is a wholly owned Subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Title IV Plan” has the meaning specified in Section 5.14(c).

“Top Customers” has the meaning specified in Section 5.28(a).

“Top Vendors” has the meaning specified in Section 5.29(a).

“Trading Day” means any day on which Acquiror Class A Common Shares are actually traded on the principal securities exchange or securities market on which Acquiror Class A Common Shares are then traded.

“Transaction Litigation” has the meaning specified in Section 9.7.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.10.

“Trustee” has the meaning specified in Section 6.10.

“Warrant Agreement” means the Warrant Agreement, dated as of February 23, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loan” means any loan made to Acquiror by any Acquiror Insider for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 9.2(d)(i).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the word “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b) Unless the context of this Agreement otherwise requires, (i) references to any Law shall be deemed to refer to such Law as consolidated, replaced, revised, amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, (ii) references herein to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time, and (iii) references herein to any Person shall be deemed to include such Person’s successors and assigns.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(e) Any accounting terms used and not otherwise expressly defined herein shall have the respective meanings given to them under GAAP.

(f) Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

(g) Exhibits attached to, or referenced in this Agreement are incorporated herein as if set forth in full herein.

(h) “Writing,” “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including e-mail or any.pdf attached thereto).

(i) Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

(j) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business or Acquiror’s business, as applicable.

Section 1.3. Knowledge(a) . As used herein, (a) the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(a) of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Company, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports, and (b) the phrase “to the knowledge of Acquiror” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(b) of the Acquiror Disclosure Letter, solely in their respective capacities as directors, officers or employees of Acquiror, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports.

Section 1.4. Equitable Adjustments. If, during the Interim Period, the outstanding Acquiror Shares shall have been changed into a different number of shares or a different class or series, by reason of any Equity Adjustment, or any similar event shall have occurred, or if there shall have been any breach by Acquiror of any of its representations, warranties or covenants contained herein relating to the Acquiror Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Acquiror Shares will be appropriately adjusted to provide to the holders of Equity Securities of the Company the same economic effect as contemplated by this Agreement without giving effect to such event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit Acquiror to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the Acquiror Shares or otherwise.

ARTICLE II

THE TRANSACTIONS

Section 2.1. Domestication.

(a) After all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing), but no later than one day prior to the Closing Date, Acquiror shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL (the “Domestication”). Acquiror will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of

Domestication”), and the Acquiror Delaware Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the Acquiror Delaware Charter are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in each of the Certificate of Domestication and the Acquiror Delaware Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”.

(b) At the Domestication Effective Time, the Governing Documents of Acquiror shall be amended and restated such that (i) the Acquiror Delaware Charter shall be the certificate of incorporation of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the Acquiror Delaware Bylaws shall be the bylaws of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the Acquiror Delaware Charter and the DGCL. At the Merger Effective Time, the Acquiror Delaware Charter shall be amended to change Acquiror’s name to “Ginkgo Bioworks Holdings, Inc.”

(c) At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any holder of Acquiror Cayman Shares, Acquiror Cayman Warrants or Acquiror Cayman Units, (i) each Acquiror Cayman Class B Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Cayman Class A Share, (ii) immediately following the conversion described in clause (i), each Acquiror Cayman Class A Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into an Acquiror Delaware Class A Share, (iii) each Acquiror Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into an Acquiror Delaware Warrant, pursuant to and in accordance with the Warrant Agreement, and (iv) each Acquiror Cayman Unit that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically into one Acquiror Delaware Class A Share and one-fifth of one Acquiror Delaware Warrant.

Section 2.2. Pre-Closing Recapitalization. Prior to the Closing, the Company shall (notwithstanding anything to the contrary herein, but subject to the receipt of the Company Stockholder Approval) take such actions as it reasonably deems necessary or appropriate to effect the Company Recapitalization (in each case, after reasonable advance written notice to Acquiror of the actions to be taken), including (a) authorizing new classes or series of Equity Securities or additional Equity Securities of any existing class or series, (b) issuing new Equity Securities, (c) effecting any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security (each action described in this clause (c), an “Equity Adjustment”) of the Company or class or series thereof, (d) entering into, terminating, amending, restating, supplementing or otherwise modifying any Contracts relating to Equity Securities of the Company and (e) amending, restating, supplementing or otherwise modifying the Governing Documents of the Company; provided that (i) the Company shall not take any action pursuant to this Section 2.2 that would have the effect of increasing the aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger pursuant to Article IV, (ii) without the prior written consent of Acquiror, the Company shall not declare, pay or make (or agree to pay or make) any dividend, distribution or other payment in a form other than Equity Securities of the Company or any of its Subsidiaries that will be included as Participating Company Common Shares, (iii) each Company Preferred Share outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with a number of Company Class A Shares equal to the number of Company Common Shares into which such Company Preferred Share would have been convertible immediately prior to the Company Recapitalization, (iv) the aggregate number of Company Common Shares outstanding immediately prior to the Company Recapitalization shall be equal to the aggregate number of Company Class A Shares and Company Class B Shares, collectively, issued in respect of such Company Common Shares (or that such Company Common Shares were converted into, exchanged for or otherwise replaced with) in connection with the Company Recapitalization, (v) no other Equity Securities of the Company outstanding immediately prior to the

Company Recapitalization shall be converted into, exchanged for or otherwise replaced with Company Class A Shares or Company Class B Shares, (vi) the holders of Company Shares immediately prior to the Company Recapitalization shall be the only holders of Company Shares immediately following the Company Recapitalization and (vii) the Company Recapitalization shall not alter, or have the effect of altering, the terms or conditions of the Per Share Merger Consideration.

Section 2.3. The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.4. Merger Effective Time. At the Closing and after the Domestication Effective Time, the Company and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit F (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time”.

Section 2.5. Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

Section 2.6. Governing Documents. At the Merger Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

Section 2.7. Directors and Officers.

(a) At the Merger Effective Time, the directors and officers identified in Section 2.7 of the Company Disclosure Letter shall become the directors and officers of the Surviving Corporation and shall hold such offices in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of the Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 8.6(b) of the Company Disclosure Letter), respectively, of the Acquiror, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.8. Reorganization Tax Matters. Acquiror, Merger Sub, the Company and the Surviving Corporation intend that, for U.S. federal income tax purposes, (a) as a result of the Domestication, Acquiror shall be treated as a “domestic” corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the Merger Effective Time, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations promulgated thereunder) to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the

Code (and the Treasury Regulations promulgated thereunder) and (c) the Merger and the PIPE Investment, taken together, shall constitute a transaction that qualifies under Section 351 of the Code (the foregoing clauses (a), (b) and (c) collectively, the “Intended Tax Treatment”). This Agreement is intended to constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Acquiror, Merger Sub, the Company and the Surviving Corporation shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, unless otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code or a change in applicable Law. Acquiror, Merger Sub, the Company and the Surviving Corporation shall (and shall cause their respective Affiliates to) cooperate fully with each other and their respective counsel, as and to the extent reasonably requested by each other, in connection with filing any applicable Tax Return, with respect to any Tax proceeding or as otherwise necessary or desirable to document and support the Intended Tax Treatment, including providing factual support letters.

ARTICLE III

CLOSING OF THE TRANSACTIONS

Section 3.1. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) remotely by the mutual exchange of electronic signatures by the means provided in Section 12.2, at 10:00 a.m., Eastern Time, on the date that is two Business Days after the first day on which all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place or time as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, the Domestication Effective Time shall occur prior to the Closing and prior to the Merger Effective Time.

Section 3.2. Pre-Closing Deliverables.

(a) Not less than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror (i) a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor and (ii) an allocation schedule setting forth the Company’s good faith determination of (A) the numbers of each type of Equity Securities of the Company held by each holder of Equity Securities of the Company immediately prior to the Company Recapitalization and immediately after the Company Recapitalization (but immediately before the Closing), (B) the aggregate number of Participating Company Common Shares, the Equity Value Exchange Ratio, the Earn-out Exchange Ratio and (C) the consideration due to each holder of Equity Securities of the Company pursuant to this Agreement, including any cash amounts payable in lieu of fractional shares, together with any other information that the Exchange Agent may reasonably request.

(b) Not less than three Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor.

Section 3.3. FIRPTA Certificate(a) . At the Closing, the Company shall deliver to Acquiror a certificate prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 3.3 shall be to make any Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver the documentation described in this Section 3.3 constitute a failure of a condition to the Closing pursuant to Article X or otherwise.

Section 3.4. Closing Payments.

(a) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration for further distribution to the applicable holders of Equity Securities of the Company pursuant to Section 4.3.

(b) At the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth in the Company Closing Statement; provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 3.5. Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 4.1. Merger Consideration.

(a) The aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger shall be the Aggregate Equity Value Consideration plus, subject to the vesting and forfeiture conditions specified in Section 4.6, the Aggregate Earn-out Consideration.

(b) The consideration to be paid in, or in connection with, the Merger in respect of each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Recapitalization) shall be (i) a number of Acquiror Delaware Class A Shares equal to the Equity Value Exchange Ratio (the “Standard Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, a number of Acquiror Delaware Class A Shares equal to the Earn-out Exchange Ratio (the “Standard Per Share Earn-out Consideration”).

(c) The consideration to be paid in, or in connection with, the Merger in respect of each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Recapitalization) shall be (i) a number of Acquiror Delaware Class B Shares equal to the Equity Value Exchange Ratio (the “Employee Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, a number of Acquiror Delaware Class B Shares equal to the Earn-out Exchange Ratio (the “Employee Per Share Earn-out Consideration”).

Section 4.2. Conversion of Company Common Shares in the Merger.

(a) At the Merger Effective Time, after the Company Recapitalization, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of Equity Securities of any of the foregoing:

(i) each Company Share that is owned by Acquiror, Merger Sub or the Company (as treasury stock or otherwise) immediately prior to the Merger Effective Time (each, an “Excluded Share”) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each Company Class A Share that is issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares and Dissenting Shares) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration;

(iii) each Company Class B Share that is issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares and Dissenting Shares) shall be canceled and converted into the right to receive the Employee Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Employee Per Share Earn-out Consideration; and

(iv) each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each Company Common Share that is issued and outstanding immediately prior to the Merger Effective Time and in respect of which a demand for appraisal has been properly exercised in accordance with Section 262 of the DGCL and, as of the Merger Effective Time, has not been effectively withdrawn or lost or forfeited (a “Dissenting Share”) shall not be converted into the right to receive the applicable Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. Each holder of a Dissenting Share that becomes entitled to payment under the DGCL in respect of such Dissenting Share shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Merger Effective Time, any Company Common Share shall lose its status as a Dissenting Share, then such Company Common Share shall immediately be converted into the right to receive the applicable Per Share Merger Consideration as if such Company Share never had been a Dissenting Share, and Acquiror (or following the Merger Effective Time, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof the applicable Per Share Merger Consideration as if such Company Share had never been a Dissenting Share.

Section 4.3. Exchange Procedures.

(a) No later than 15 Business Days prior to the Closing Date, Acquiror shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration to the applicable holders of Equity Securities of the Company. At or before the Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration.

(b) Reasonably promptly after the Merger Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the Merger Effective Time whose Company Common Shares were converted pursuant to Section 4.2(a) into the right to receive a portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each Company Common Share to the Exchange Agent, and which otherwise shall be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Common Shares that have been converted into the right to receive a portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, pursuant to Section 4.2(a) shall be entitled to receive such portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any Company Common Share.

(d) Promptly following the date that is one year after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Equity Value Consideration or the Aggregate Earn-out Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Shares as of immediately prior to the Merger Effective Time that has not exchanged such Company Common Shares for the applicable portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration in accordance with this Section 4.3 prior to the date that is one year after the Merger Effective Time may transfer such Company Common Shares to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Equity Value Consideration or the Aggregate Earn-out Consideration delivered to a Governmental Authority pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Company Common Shares shall not have been transferred immediately prior to the date on which any consideration payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional Acquiror Delaware Common Shares shall be issued in exchange for Company Common Shares, and any fractional Acquiror Delaware Common Share that otherwise would be issued pursuant to the applicable provisions of this Article IV shall be rounded as follows:

(i) if either (A) the aggregate number of Acquiror Delaware Class A Shares that would be paid to the holder of any Company Class A Share in respect of all Company Class A Shares held by such holder pursuant to Section 4.1(b)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class A Shares that would be paid to the holder of any Company Class A Share in respect of all Company Class A Shares held by such holder pursuant to Section 4.1(b)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class A Share that otherwise would be so paid is less than five-tenths (0.5) of an Acquiror Delaware Class A Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class A Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class A Share;

(ii) if either (A) the aggregate number of Acquiror Delaware Class B Shares that would be paid to the holder of any Company Class B Share in respect of all Company Class B Shares held by such holder pursuant to Section 4.1(c)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class B Shares that would be paid to the holder of any Company Class B Share in respect of all Company Class B Shares held by such holder pursuant to Section 4.1(c)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so paid is less than five-tenths (0.5) of an Acquiror Delaware Class B Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class B Share;

(iii) if either (A) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Option pursuant to Section 4.5(a)(i)(A) in the absence of this Section 4.3(e) is not a whole number or (B) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Option pursuant to Section 4.5(a)(i)(B) in the absence of this Section 4.3(e) is not a whole number, then such number shall be rounded down to the nearest whole number;

(iv) if either (A) the aggregate number of Acquiror Delaware Class B Shares that the holder of any Company Restricted Stock Award would be entitled to receive in respect of all Company Restricted Stock Awards held by such holder pursuant to Section 4.1(c)(i) (by reference thereto in Section 4.5(b)) in the absence of this Section 4.3(e) is not a whole number or (B) the aggregate number of Acquiror Delaware Class B Shares that the holder of any Company Restricted Stock Award would be entitled to receive in respect of all Company Restricted Stock Awards held by such holder pursuant to Section 4.1(c)(ii) (by reference thereto in Section 4.5(b)) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so received is less than five-tenths (0.5) of an Acquiror Delaware Class B Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Class B Share that otherwise would be so received is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Class B Share; and

(v) if either (A) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Restricted Stock Unit Award pursuant to Section 4.5(c)(i) in the absence of this Section 4.3(e) is not a whole number or (B) the number of Acquiror Delaware Common Shares that would be subject to any Acquiror Restricted Stock Unit Award pursuant to Section 4.5(c)(ii) in the absence of this Section 4.3(e) is not a whole number, then such number shall be (x) rounded down to the nearest whole number in the event that the fractional Acquiror Delaware Common Share that otherwise would be subject to such Acquiror Restricted Stock Unit Award is less than five-tenths (0.5) of an Acquiror Delaware Common Share and (y) rounded up to the nearest whole number in the event that the fractional Acquiror Delaware Common Share that otherwise would be subject to such Acquiror Restricted Stock Unit Award is greater than or equal to five-tenths (0.5) of an Acquiror Delaware Common Share.

Section 4.4. Treatment of Company Preferred Warrants.

(a) Each Company Preferred Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization, pursuant to which each Company Preferred Warrant shall have become a warrant to purchase a number of Company Class A Shares determined in accordance with the terms of such Company Preferred Warrant) and that would automatically be exercised in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised in full accordance with its terms immediately prior to the Merger Effective Time, without any action on the part of the Company or the holder thereof, and each Company Class A Share issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(a)(ii) (and without duplication) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.6, the Standard Per Share Earn-out Consideration.

(b) Each Company Preferred Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization, pursuant to which each Company Preferred Warrant shall have become a warrant to purchase a number of Company Class A Shares determined in accordance with the terms of such Company Preferred Warrant) and that is not automatically exercised in full pursuant to Section 4.4(a)) shall be converted into a warrant to purchase Acquiror Delaware Class A Shares on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) (each, an “Assumed Warrant”), except that (i) such Assumed Warrant shall entitle the holder thereof to purchase such number of Acquiror Delaware Class A Shares as is equal to the sum of (A) the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Equity Value Exchange Ratio plus (B) subject to the vesting and forfeiture provisions specified in Section 4.6, the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Earn-out Exchange Ratio and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) divided by (B) the sum of (x) the Equity Value Exchange Ratio plus the Earn-out Exchange Ratio.

Section 4.5. Treatment of Company Equity Awards.

(a) As of the Merger Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to Acquiror Delaware Common Shares on the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions, except as set forth in the proviso hereto) (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to such number of Acquiror Delaware Common Shares (rounded down to the nearest whole Acquiror Delaware Common Share) as is equal to the sum of (A) the product of (x) the number of Company Common Shares subject to such Company Option multiplied by (y) the Equity Value Exchange Ratio, plus (B) subject to the vesting and forfeiture conditions specified in Section 4.6, the product of (x) the number of Company Common Shares subject to such Company Option multiplied by (y) the Option Earn-out Exchange Ratio (the Acquiror Delaware Common Shares in this clause (B), the “Option Earn-out Shares”), and (ii) the exercise price per share of such Acquiror Option shall be equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time divided by (B) the Option Exercise Price Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided that (1) all Acquiror Delaware Common Shares resulting from this Section 4.5(a) shall be (x) in the form of Acquiror Delaware Class B Shares to the extent resulting from Company Class B Shares prior to the Merger Effective Time and (y) in the form of Acquiror Delaware Class A Shares to the extent resulting from Company Class A Shares prior to the Merger Effective Time and (2) all Option Earn-out Shares shall be subject to the provisions of Section 4.5(d).

(b) As of the Merger Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted Acquiror Delaware Common Shares (each, an “Acquiror Restricted Stock Award”) having the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Award shall relate to such number of Acquiror Delaware Common Shares as is determined in accordance with Section 4.1.

(c) As of the Merger Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted stock units based on Acquiror Delaware Common Shares (each, an “Acquiror Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Unit Award shall relate to such number of Acquiror Delaware Common Shares as is equal to the sum of (i) the product of (A) the number of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time multiplied by (B) the Equity Value Exchange Ratio, plus (ii) subject to the vesting and forfeiture conditions specified in Section 4.6, the product of (A) the number of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Merger Effective Time multiplied by (B) the Earn-out Exchange Ratio (the Acquiror Delaware Common Shares described in this clause (ii), the “RSU Earn-out Shares”); provided that (1) all Acquiror Delaware Common Shares resulting from this Section 4.5(c) shall be (x) in the form of Acquiror

Delaware Class B Shares to the extent resulting from Company Class B Shares prior to the Merger Effective Time and (y) in the form of Acquiror Delaware Class A Shares to the extent resulting from Company Class A Shares prior to the Merger Effective Time and (2) all RSU Earn-out Shares resulting from the foregoing clause (ii) shall be subject to the provisions of Section 4.6 and shall be issued in the form of restricted stock instead of restricted stock units, subject to the terms of conditions of the Company Restricted Stock Unit Award that would apply to restricted stock instead of restricted stock units (as reasonably determined by the Company).

(d) The Company shall take all necessary actions to effect the treatment of the Company Equity Awards pursuant to Section 4.5(a), Section 4.5(b) and Section 4.5(c) in accordance with the Company Incentive Plans and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Equity Awards will be granted under the Company Incentive Plans.

Section 4.6. Earn-out.

(a) The Standard Per Share Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Option Earn-out Shares and the RSU Earn-out Shares will each be composed as follows: (i) 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(i) (the “First Target Earn-out Shares”), (ii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(ii) (the “Second Target Earn-out Shares”), (iii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iii) (the “Third Target Earn-out Shares”) and (iv) the remaining 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iv) (the “Fourth Target Earn-out Shares”).

(b) If, after giving effect to Section 4.3(e), (i) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be paid to a Company Stockholder pursuant to Section 4.1(b)(ii) or Section 4.1(c)(ii) (including by reference thereto in Section 4.5(b)) in the absence of this Section 4.6(b) is not a whole number, (ii) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be subject to Acquiror Options held by any holder thereof pursuant to Section 4.5(a)(i)(B) in the absence of this Section 4.6(b) is not a whole number or (iii) the result of the product of (A) 25% multiplied by (B) the aggregate number of Earn-out Shares that would be subject to Acquiror Restricted Stock Unit Awards held by any holder thereof pursuant to Section 4.5(c)(ii) in the absence of this Section 4.6(b) is not a whole number, then (1) the number of Earn-out Shares resulting from the product of (x) four (4) multiplied by (y) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of the fractional Earn-out Share resulting from the foregoing clause (i), (ii) or (iii), as applicable, shall be rounded down to the nearest whole number, and each such whole Earn-out Share shall be a First Target Earn-out Share, and (2) Acquiror shall pay the Fractional Earn-out Share Cash-Out Amount to each such Company Stockholder or holder of Acquiror Options or Acquiror Restricted Stock Unit Awards to which any fractional Earn-out Share resulting from the product described in the foregoing clause (1) otherwise would have been paid.

(c) The Standard Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Option Earn-out Shares and the RSU Earn-out Shares shall be subject to the following vesting conditions:

(i) If, at any time during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Earn-out Period”), the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $12.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the First Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(ii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Second Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(iii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $17.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Third Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(iv) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Fourth Target Earn-out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(d) For the avoidance of doubt, if the vesting conditions applicable to more than one of Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv) have been satisfied at any time, then all of the Earn-out Shares subject to such satisfied vesting conditions shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.6.

(e) If, upon the expiration of the Earn-out Period, the vesting of any of the Earn-out Shares has not occurred, then the applicable Earn-out Shares that failed to vest pursuant to Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, and any dividends or distributions previously paid or made in respect thereof shall be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than the Acquiror) shall have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event will the Applicable Earn-out Recipients collectively receive Earn-out Shares in an aggregate amount higher than the Aggregate Earn-out Consideration (or the portion thereof) that has vested in accordance with Section 4.6(c) or Section 4.6(g).

(f) If, during the Earn-out Period, the Acquiror Delaware Class A Shares outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, by reason of any Equity Adjustment, or any similar event shall have occurred, then the applicable Acquiror Trading Price specified in each of Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) and Section 4.6(c)(iv) shall be equitably adjusted to reflect such change.

(g) In the event that there is an Acquiror Sale during the Earn-out Period, then, to the extent that the holders of Acquiror Delaware Class A Shares receive an Acquiror Sale Price that is greater than or equal to the applicable Acquiror Trading Price specified in Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv) (subject to Section 4.6(f)), any Earn-out Shares that have not previously vested in accordance with Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, shall be deemed to have vested (to the extent that such Earn-out Shares would have vested pursuant to Section 4.6(c)(i), Section 4.6(c)(ii), Section 4.6(c)(iii) or Section 4.6(c)(iv), as applicable, if the Acquiror Trading Price had been the Acquiror Sale Price for any 20 Trading Days within any period of 30 consecutive Trading Days during the Earn-out Period) immediately prior to the closing of such Acquiror Sale, and the holders of any Earn-out Shares deemed vested pursuant to this Section 4.6(g) shall be eligible to participate in such Acquiror Sale with respect to such Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Delaware Class A Shares or Acquiror Delaware Class B Shares, as applicable, generally.

(h) For so long as any Earn-out Share remains subject to the vesting and forfeiture conditions specified in Section 4.6(c), (i) the holder thereof shall be entitled to exercise the voting rights carried by such Earn-out Share and (ii) the holder thereof shall not be entitled to receive any dividends or other distributions in respect of such Earn-out Share, and any dividends or distributions paid or made in respect of such Earn-out Share shall be retained by Acquiror and invested as and to the extent determined by Acquiror and shall be paid or made to the holder of such Earn-out Share only when and to the extent that such Earn-out Share vests in accordance with Section 4.6(c), and, to the extent that such Earn-out Share fails to vest in accordance with Section 4.6(c) prior to the expiration of the Earn-out Period, any dividends or distributions paid or made in respect thereof shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

Section 4.7. Withholding. Notwithstanding any other provision of this Agreement, none of Acquiror, the Company, the Surviving Corporation or the Exchange Agent shall be entitled to deduct or withhold from any consideration payable pursuant to this Agreement any Taxes, except for any Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Acquiror shall use commercially reasonable efforts to provide the Company with written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any compensatory payments to be made pursuant to this Agreement) at least five days prior to making any such withholding (which notice shall set forth a description of the factual and legal basis for such withholding) and cooperate with the Company to reduce or eliminate any applicable withholding; provided that Acquiror shall not have any such obligations with respect to any withholding contemplated under Section 3.3. To the extent that any amount so deducted and withheld in accordance with this Section 4.7 are timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, in the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1. Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. The legal entity name and jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company as of the date of this Agreement is set forth in Section 5.2 of the Company Disclosure Letter. Each Subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other business entity power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.3. Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party have been duly and validly authorized and approved by the Company Board. This Agreement has been, and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Ancillary Agreement to which the Company is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of the Company (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Company Stockholder Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) Prior to the Company’s execution and delivery of this Agreement, the Company Board has taken the Company Board Actions, and, as of the date hereof, none of the Company Board Actions has been rescinded, withdrawn or modified. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which the Company is, or is contemplated to be, a party or to approve the Merger, the Company Recapitalization or other transactions contemplated hereby, except for the Company Stockholder Approval.

Section 5.4. No Conflict. Subject to the receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act,

(ii) the filing of the Merger Certificate in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the amended and restated certificate of incorporation of the Company in connection with the Company Recapitalization in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (v) any Governmental Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (b) as set forth in Section 5.5 of the Company Disclosure Letter.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 35,000,000 Company Common Shares and (ii) 19,136,487 Company Preferred Shares, (A) 4,143,251 of which are designated Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”), (B) 4,658,503 of which are designated Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”), (C) 6,162,631 of which are designated Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Shares”), and (D) 4,172,102 of which are designated Series E Preferred Stock, par value $0.01 per share (the “Series E Preferred Shares”), and there are no other authorized classes or series of capital stock of the Company.

(b) As of the date of this Agreement, there are issued and outstanding (i) 7,940,789 Company Common Shares and (ii) 18,403,604 Company Preferred Shares, consisting of (A) 4,138,185 Series B Preferred Shares, (B) 4,658,503 Series C Preferred Shares, (C) 6,146,911 Series D Preferred Shares and (D) 3,460,005 Series E Preferred Shares. All of the issued and outstanding Company Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company as then in effect and (y) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company is a party or otherwise bound and (4) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(b) of the Company Disclosure Letter, are free and clear of any Liens.

(c) As of the date of this Agreement, there are issued and outstanding Company Preferred Warrants to purchase an aggregate of 20,786 Company Preferred Shares, (i) 5,066 of which are Series B Preferred Shares subject to Series B Preferred Warrants and (ii) 15,720 of which are Series D Preferred Shares subject to Series D Preferred Warrants. All of the issued and outstanding Company Preferred Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (D) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(c) of the Company Disclosure Letter, are free and clear of any Liens.

(d) As of the date of this Agreement, there are issued and outstanding (i) Company Options to purchase an aggregate of 598,509 Company Common Shares, (ii) Company Restricted Stock Awards with respect to 21,266 Company Common Shares and (iii) Company Restricted Stock Unit Awards with respect to 3,113,840

Company Common Shares. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Equity Award, the holder and type of such Company Equity Award, the number of Company Common Shares subject thereto and, if applicable, the vesting schedule and the exercise price per Company Common Share thereof. Each Company Equity Award was validly issued and properly approved by the Company Board (or an appropriate committee thereof). All Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Company Restricted Stock Award or Company Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Share on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e) Except as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date hereof, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, (iii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the applicable Subsidiary and any other applicable Contracts governing the issuance of such securities to which the applicable Subsidiary is a party or otherwise bound, (iv) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Subsidiary or any Contract to which the applicable Subsidiary is a party or otherwise bound and (v) subject to the Governing Documents of the applicable Subsidiary and the Contracts set forth in Section 5.7(a) of the Company Disclosure Letter, are free and clear of any Liens.

(b) The Company or another direct or indirect wholly owned Subsidiary of the Company owns of record and beneficially all the issued and outstanding Equity Securities each of the Company’s Subsidiaries free and clear of any Liens (other than Permitted Liens).

(c) Except as set forth in Section 5.7(c) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any of the Company’s Subsidiaries or any other Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to issue or sell any Equity Securities of such Subsidiary, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries, (iii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of such Subsidiary or (iv) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote

(or convertible into, or exchangeable for, Equity Securities of such Subsidiary having the right to vote) on any matter on which the holders of Equity Securities of such Subsidiary may vote.

Section 5.8. Financial Statements.

(a) The Company has previously provided to Acquiror true and complete copies of (i) the audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s report thereon (the “2019 Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020 (the “2020 Unaudited Financial Statements”). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, the 2019 Audited Financial Statements and the 2020 Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries.

(b) The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.3, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited Closing Company Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of any unaudited Closing Company Financial Statements, the absence of footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries and (iv) in the case of any Audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

(c) Except as set forth in Section 5.8(b) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 5.9. Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 5.9 of the Company Disclosure Letter, there is no other Liability of the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) the failure to so be set forth or reserved for would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.10. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 5.11. Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Governmental Order imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.12. Legal Compliance. Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made in Section 5.24) and compliance with Tax Laws (which are the subject of Section 6.15) and (b) as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past two years have been, in compliance with all applicable Laws in all material respects. During the two years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of applicable Law by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Action alleging any material violation of any Law by the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries as of the date hereof.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than Company Benefit Plans. True, correct and complete copies of the Contracts listed in Section 5.13(a) of the Company Disclosure Letter have previously been made available to Acquiror or its agents or representatives.

(i) each Contract with any of the Top Customers involving aggregate payments to the Company or any of its Subsidiaries in excess of $500,000 per year;

(ii) each Contract with any of the Top Vendors involving aggregate payments by the Company or any of its Subsidiaries in excess of $500,000 per year;

(iii) each Contract (A) evidencing outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money, or any guarantee by the Company or any of its Subsidiaries of such indebtedness of a third party, in an amount exceeding $500,000 or (B) that is a commitment to provide loans, credit or financing to the Company or any of its Subsidiaries in an amount exceeding $500,000;

(iv) each Contract entered into during the past three years providing for (A) the acquisition by the Company or any of its Subsidiaries of (1) any Equity Security of a Person other than the Company or any of its present Subsidiaries or (2) material assets of a Person other than the Company or any of its Subsidiaries involving payments in excess of $500,000 or (B) the disposition to any Person other than the Company or any of its Subsidiaries of (1) any Equity Security of the Company or any of its Subsidiaries (other than any Company Equity Award) or (2) material assets of the Company or any of its Subsidiaries involving payments in excess of $500,000, other than, in the case of each of clauses (A) and (B), Contracts (x) under which the applicable acquisition or disposition has been consummated and there are no material unperformed obligations, (y) entered into in the ordinary course of business or (z) between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries;

(v) each Contract establishing or governing any material joint venture or partnership between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand;

(vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(vii) each Contract (other than Contracts relating to employment (including employment agreements, confidentiality and invention assignment agreements or grants of Company Equity Awards) and Governing Documents or other Contracts relating to Equity Securities in the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), any director, manager or officer of the Company or any of its Subsidiaries, any members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) each Contract with any current (A) employee of the Company with annual base compensation in excess of $250,000 that provides for severance in excess of 90 days or a notice of termination of more than 90 days or (B) employee of the Company or any of its Subsidiaries with a title of executive officer or any more senior title;

(ix) each Contract with any employee or consultant of the Company or any of its Subsidiaries that provides for cash-based change in control or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(x) each Contract (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct their business with any Person in any geographic area in any material respect;

(xi) any collective bargaining (or similar) agreement or Contract between the Company or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, employee agreements, contractor services agreements, consulting services agreements, customer agreements entered into in the ordinary course of business, and incidental trademark licenses or ancillary licenses to Intellectual Property that are necessary to be granted to receive the benefit of services from third-party service providers) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third party the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third party the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Open Source Licenses or Contracts granting nonexclusive rights to use commercially available off-the-shelf software or software as a service on standard terms and conditions);

(xiii) each Contract requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;

(xiv) each Contract granting any Person (other than the Company or any of its Subsidiaries) any (A) “most favored nation” rights, (B) price guarantee for a period of more than one year after the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year, or (C) right of first refusal or first offer or similar preferential right to purchase or lease any asset of the Company or its Subsidiaries;

(xv) each Contract granting any Person (other than the Company or any of its Subsidiaries) a right of first refusal or first offer or similar preferential right to purchase or acquire Equity Securities of the Company or any of its Subsidiaries; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date under each Contract listed pursuant to Section 5.13(a) in the Company Disclosure Letter, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is in breach of or default of its obligations under any such Contract, (B) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or any other party to any such Contract (in each case, with or without notice or lapse of time or both).

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed (or required to be contributed) to by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or contributed to, been required to contribute to, has or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the past six years. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, except as would not result in, or would not reasonably be expected to result in, material liability to the Company and its Subsidiaries, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, life insurance, hospitalization, death or other health and welfare benefits (whether or not insured, but excluding cash severance) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Letter or as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Merger Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to any current or former service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 5.15. Labor Relations; Employees.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of its Subsidiaries and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or any of its Subsidiaries. There is no, and to the knowledge of the Company, there has not been, labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries are, and have been during the past three years, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole.

(c) During the past two years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, and to the knowledge of the Company, none is threatened, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, and to the knowledge of the Company, none is threatened, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, and to the knowledge of the Company, none is threatened, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and to the knowledge of the Company, none is threatened.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, or has knowledge of any such allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f) All payments due from the Company on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Company.

(g) During the past three years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) as set forth in Section 5.16(d) of the Company Disclosure Letter or disclosed in the notes to the Company’s financial statements.

(e) There are no Tax audits, examinations or other Actions with respect to any material Taxes of the Company or any of its Subsidiaries presently in progress or pending, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written and unresolved claim has been made by any Governmental Authority within the past two years in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which the Company or such Subsidiary, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which the Company or such Subsidiary, as applicable, is organized.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iv) ”closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (v) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(n) The Company has not taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company and its Subsidiaries, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of any Acquiror Party or any of their respective Affiliates not contemplated by this Agreement and/or any Ancillary Agreement, that could reasonably be expected to prevent the merger from qualifying for the Intended Tax Treatment.

(o) Neither the Company nor any of its Subsidiaries own any “controlled foreign corporation” within the meaning of Section 957 of the Code or any “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 5.17. Brokers’ Fees. Except as set forth in Section 5.17 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.18. Insurance. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due therefor have been paid, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies.

Section 5.19. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their material assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or as otherwise disclosed in Section 5.4 of the Company Disclosure Letter, provided that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 5.20. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns and has good title to, or has a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property used in the business of the Company as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.21. Real Property.

(a) Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company has delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) All of the Real Property Leases (A) are in full force and effect and (B) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a failure to perform or a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease, (x) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date thereunder, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Real Property Lease is in breach or default of its obligations under any such Real Property Lease, (y) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or material breach of or material default under any such Real Property Lease, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Company or any of its Subsidiaries or any other party to any such Real Property Lease (in each case, with or without notice or lapse of time or both).

(iv) As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

Section 5.22. Intellectual Property.

(a) Section 5.22(a) of the Company Disclosure Letter sets forth an accurate and complete list of, as of the date hereof, each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). To the knowledge of the Company, the Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned, or otherwise terminated except in the ordinary course of business.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the conduct of the business of the

Company and its Subsidiaries as presently conducted and contemplated as of the date of this Agreement to be conducted following Closing; provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability. All permitted use of Intellectual Property by the Company or its Subsidiaries, other than Company Owned Intellectual Property, is pursuant to valid and binding Contracts and no such Contracts will be violated or give rise to a right of termination, modification, acceleration or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to the right to own or use any Company Owned Intellectual Property, Software and Company IT Systems, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) As of the date of this Agreement, there is no action pending to which the Company or any of its Subsidiaries is a named party or, to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and, to the knowledge of the Company, there is no reasonable basis for any such claims.

(e) Except as set forth in Section 5.22(e) of the Company Disclosure Letter, to the knowledge of the Company, as of the date of this Agreement and since January 1, 2018, (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and (ii) the Company and its Subsidiaries have not sent to any Person any written, or to the knowledge of the Company, verbal notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property owned by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality of Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than intended. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as would not be material to the Company and its Subsidiaries taken as a whole.

(g) All current and former employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary except as would not be material to the Company and its Subsidiaries taken as a whole.

(h) The Company or one of its Subsidiaries, owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted and, to the knowledge of the Company, contemplated to be conducted following the Closing. The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. The Company has in its possession or has all necessary rights to the information technology and all technical and other information required to enable a reasonably skilled information technology professional to maintain and support any material part of the Company IT Systems that are owned by and in the Company’s or one of its Subsidiaries’ direct control.

(i) With respect to the Software or IT Systems used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software or IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(j) The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has used any Copyleft Licenses in a manner that requires any Company Software or Company Owned Intellectual Property to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works.

Section 5.23. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance in all material respects with, and during the past three years have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of the preceding clauses (i) through (iii), other than any non-compliance that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. There is no Action by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Laws or Contracts with respect to privacy, personal information rights or information security related incidents.

(b) During the past three years, to the knowledge of the Company (i) there have been no material breaches of the security of the information or operational technology systems, software or applications of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information or operational technology systems, software or applications that materially and adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented and maintained commercially reasonable safeguards designed to protect the confidentiality, integrity and availability of the information and operational technology systems, software and applications of the Company and its Subsidiaries, including measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) experienced any material data breaches or security incidents in which personally identifiable information was stolen or improperly accessed, disclosed or used including in connection with a breach of security, or (B) received or provided any written notice, or received any written complaint from any Governmental Authority with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 5.24. Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries and their respective operations and properties are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, including by maintaining in full force and effect all permits, licenses, registrations, identification numbers, and other authorizations required under Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

Section 5.25. Anti-Corruption and Anti-Money Laundering Compliance.

(a) For the past five years, none of the Company, any of its Subsidiaries or their respective directors or officers while acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. For the past five years, the Company and any of its Subsidiaries or, to the knowledge of the Company, any director, officer, or agent acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 5.26. Sanctions and International Trade Compliance.

(a) To the knowledge of the Company, the Company and its Subsidiaries (i) are, and have been for the past five years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b) None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five years, been a Sanctioned Person or (ii) has transacted business, related to the Company or any of its Subsidiaries, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 5.27. Information Supplied. None of the information supplied or to be supplied by in writing the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.28. Customers.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”).

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.29. Vendors.

(a) Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth in Section 5.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.30. Sufficiency of Assets. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 5.31. Related Party Transactions. Except as set forth in Section 5.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Shares on a fully diluted basis, calculated as of the date of this Agreement, or, to the knowledge of the Company, any member of the “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act) of any officer or director of the Company (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business and arrangements related or incidental thereto, (c) Contracts relating to a Company Related Party’s status as a holder of Equity Securities of the Company and (d) Contracts that are permitted by or entered into in accordance with Section 7.1.

Section 5.32. Investment Company Act. The Company is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

Section 5.33. No Additional Representation or Warranties.

(a) Except as provided in this Article V, neither the Company nor any Related Person of the Company has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing and neither the Company nor any Related Person of the Company shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing.

(b) The Company and its Representatives have made their own investigation of Acquiror and Merger Sub and, except as provided in Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their respective Related Persons or otherwise.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the case of Acquiror, in any Acquiror SEC Filing filed or furnished prior to the date hereof (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature and (ii) any exhibits or other documents appended to Acquiror SEC Filings) (it being acknowledged that nothing disclosed in any such Acquiror SEC Filing will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.5, Section 6.10, Section 6.12, Section 6.16 or Section 6.18), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or exempted company power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The respective Governing Documents of Acquiror and Merger Sub, as amended to the date of this Agreement and as previously made available by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to Acquiror or Merger Sub. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are held directly by Acquiror.

Section 6.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Acquiror Shareholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.7) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party have been duly and validly authorized and approved by the Acquiror Board and the board of directors of Merger Sub and this Agreement will, within 24 hours of its execution and delivery by all of the Parties, be approved by Acquiror as the sole shareholder of Merger Sub. This Agreement has been, and each of the Ancillary Agreements to which Acquiror or Merger Sub is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by Acquiror or Merger Sub, as applicable, and this Agreement constitutes and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Prior to Acquiror’s execution and delivery of this Agreement, at a meeting duly called and held, the Acquiror Board has taken the Acquiror Board Actions, and, as of the date hereof, none of the Acquiror Board Actions has been rescinded, withdrawn or modified. No other corporate action with respect to the Acquiror is required on the part of Acquiror or any of its shareholders to enter into this Agreement or the Ancillary Agreements to which Acquiror is, or is contemplated to be, a party or to approve the Merger, the Domestication, the PIPE Investment or the other transactions contemplated hereby, except for the Acquiror Shareholder Approval.

(c) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (A) of Section 9.2(c) shall require approval by an affirmative vote of the holders of a majority of at least two-thirds of the Acquiror Cayman Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clause (B) or (C) of Section 9.2(c) shall require approval by an affirmative vote of the holders of a majority of at least two-thirds of the Acquiror Cayman Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(iii) each of those Transaction Proposals identified in clause (D), (E), (F), (G), (H), (I), (J), or (K) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of a majority of the Acquiror Cayman Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The votes described in Section 6.2(c) are the only votes of the holders of Equity Securities of Acquiror necessary in connection with the consummation of the Merger, the Domestication, the PIPE Investment and the other transactions contemplated by this Agreement.

(e) The Acquiror Warrant Proposal shall require approval by an affirmative vote of the holders of (i) at least 50% of the outstanding Acquiror Public Warrants and (ii) at least 50% of the outstanding Acquiror Private Placement Warrants. The votes described in this Section 6.2(e) are the only votes of the holders of Equity

Securities of Acquiror necessary to qualify the Acquiror Warrants for classification as equity instruments (rather than liabilities) of Acquiror from and after the effectiveness of such amendments under GAAP and other applicable accounting standards.

Section 6.3. No Conflict. Subject to receipt of the Acquiror Shareholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.5, the execution and delivery of this Agreement by Acquiror and Merger Sub and each of the Ancillary Agreements to which Acquiror and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or (d) result in the creation of any Lien on any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, (i) be material to Acquiror or (ii) have, or reasonably be expected to have, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under and consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.4. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Merger Certificate in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the Certificate of Domestication and the Acquiror Delaware Charter in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State and any filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (b) as set forth in Section 6.4 of the Acquiror Disclosure Letter.

Section 6.5. Litigation and Proceedings. Except as would not be material to Acquiror or Merger Sub, (a) there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such), (b) there is no investigation or other inquiry pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such) and (c) there is no outstanding Governmental Order imposed upon, or to the knowledge of the Company, threatened against, Acquiror or Merger Sub, nor are any of the properties or assets of Acquiror or Merger Sub bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each of Acquiror and Merger Sub is, and since the Acquiror Inception date, in the case of Acquiror, and since the date of Merger Sub’s incorporation, in the case of Merger Sub, has been, in compliance with all applicable Laws in all material respects. During the past two years, neither Acquiror nor Merger Sub has received any written notice of any material violation of applicable Law by Acquiror or Merger Sub, and, to the knowledge of Acquiror, no Action alleging any material violation of any Law by Acquiror or Merger Sub is currently pending or threatened against Acquiror or Merger Sub. To the knowledge of Acquiror, no investigation or review by any Governmental Authority of which Acquiror or Merger Sub is the target is pending or threatened as or the date hereof or has been conducted during the past two years, other than those the outcome of which did not or would not result in material liability to Acquiror or Merger Sub.

Section 6.6. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the Acquiror Inception Date pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Registration Statement, Prospectus and the Proxy Statement (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other securities Laws applicable to the Acquiror SEC Filings. None of the Acquiror SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.7. Internal Controls; Listing; Financial Statements.

(a) Acquiror has established and, since the Acquiror IPO Date, has maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and, since the Acquiror IPO Date, has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since the Acquiror IPO Date, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Cayman Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Cayman Class A Shares or prohibit or terminate the listing of Acquiror Cayman Class A Shares on the Nasdaq Market.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, shareholders’ equity and cash flows of Acquiror for the period from the Acquiror Inception Date (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror are, and since the Acquiror Inception Date have been, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror nor, to the knowledge of Acquiror, any independent auditor or Acquiror has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.8. Undisclosed Liabilities. As of the date of this Agreement, except for any Acquiror Transaction Expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby as described herein, there is no other Liability of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.9. Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party and (b) except as set forth in Section 6.9 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.10. Trust Account. As of the date of this Agreement, Acquiror has at least $1,725,000,000.00 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 23, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than eligible Acquiror Shareholders who have elected to effect an Acquiror Share Redemption and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than the withdrawal of interest to fund working capital requirements (subject to an aggregate limit of $3,000,000), to pay Taxes and make payments with respect to Acquiror Share Redemptions or redemption of Acquiror Cayman Class A Shares in connection with any amendment to Acquiror’s amended and restated memorandum and articles of association. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default under, in breach of, or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and, as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder has validly effected an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.11. Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 480,000,000 Acquiror Cayman Common Shares, divided into (A) 400,000,000 Acquiror Cayman Class A Shares, 172,500,000 of which are issued and outstanding as of the date of this Agreement, and (B) 80,000,000 Acquiror Cayman Class B Shares, 43,125,000 of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 preference shares of par value $0.0001 each, none of which are issued or outstanding as of the date of this Agreement. Subject to the Domestication, the PIPE Investment and the Acquiror Share Redemptions, the foregoing represent all of the issued or outstanding Acquiror Shares. All issued and outstanding Acquiror Cayman Ordinary Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) Acquiror’s Governing Documents and (y) any other applicable Contracts governing the issuance of such securities and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Delaware Warrant will be exercisable after giving effect to the Merger and Domestication for one Acquiror Delaware Class A Share at an exercise price of $11.50. As of the date of this Agreement, 53,750,000 Acquiror Cayman Warrants are issued and outstanding, 19,250,000 of which are Acquiror Private Placement Warrants. The Acquiror Delaware Warrants will not be exercisable until the date that is thirty days after the Closing. All outstanding Acquiror Cayman Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts to which Acquiror is a party or otherwise bound to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as otherwise set forth in this Section 6.12 or in Section 6.12(c) of the Acquiror Disclosure Letter, and other than in connection with the PIPE Investment or the rights of Acquiror’s shareholders to effect Acquiror Share Redemptions as provided in Acquiror’s Governing Documents, Acquiror has no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any Equity Securities of Acquiror, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror or (iii) bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, Equity Securities of Acquiror having the right to vote) on any matter on which Acquiror’s shareholders may vote and there are no Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(d) The Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration, when issued in accordance with the terms hereof, (i) will be duly authorized and validly issued, fully paid and non-assessable, (ii) will have been issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) other than as expressly contemplated by any Ancillary Agreement, will not be subject to, and will not have been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than this Agreement and the applicable Ancillary Agreements, Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. PIPE Investment. Prior to the execution of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror Delaware Class A Shares for a PIPE Investment Amount of $775,000,000. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Acquiror nor the performance of Acquiror’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any Laws. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof, no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to Acquiror’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investor to pay to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement as and when due pursuant to the terms thereof, and, as of the date hereof, Acquiror does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to Acquiror on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14. Brokers’ Fees. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates, except for any such fee or commission payable solely by an Affiliate of Acquiror (other than Merger Sub).

Section 6.15. Indebtedness; SPAC Expenses. Merger Sub does not have any Indebtedness or unpaid Liabilities. To the knowledge of Acquiror, the Indebtedness and other unpaid Liabilities of Acquiror as of the date of this Agreement (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Acquiror’s initial public offering) do not exceed, in the aggregate, the amount set forth in Section 6.15 of the Acquiror Disclosure Letter.

Section 6.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by Acquiror or Merger Sub (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) as set forth in Section 6.16(d) of the Acquiror Disclosure Letter or disclosed in the notes to Acquiror’s financial statements.

(e) There are no Tax audits, examinations or other Actions with respect to any material Taxes of Acquiror or Merger Sub presently in progress or pending, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on Acquiror or Merger Sub.

(g) No written and unresolved claim has been made by any Governmental Authority in any jurisdiction in which Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither Acquiror nor Merger Sub has a “permanent establishment” (within the meaning of an applicable income Tax treaty or convention) in any country other than the United States or the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized), or is subject to income Tax in a jurisdiction outside the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized.

(i) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(j) Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code.

(k) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group consisting solely of Acquiror and Merger Sub.

(l) Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m) Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing or (v) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(n) Acquiror and Merger Sub have not taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Acquiror and Merger Sub, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Subsidiaries not contemplated by this Agreement and/or any Ancillary Agreement, that could reasonably be expected to prevent the merger from qualifying for the Intended Tax Treatment.

(o) Acquiror has never owned any Equity Securities of another Person (other than Merger Sub).

Section 6.17. Business Activities.

(a) Since its incorporation or organization, as applicable, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no Contract or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Merger Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, has no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof, and except for this Agreement and the Ancillary Agreements (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $150,000 monthly or $250,000 in the aggregate with respect to any individual Contract, other than with respect to the Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 6.18. Nasdaq Stock Market Quotation. The Acquiror Cayman Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SRNG”. The Acquiror Cayman Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SRNGW”. As of the Closing, after the Domestication, the Acquiror Delaware Class A Shares and the Acquiror Delaware Warrants will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq Market. Acquiror is in compliance with Nasdaq rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC seeking to deregister the Acquiror Cayman Class A Shares or the Acquiror Cayman Warrants or terminate the listing of the Acquiror Cayman Class A Shares or the Acquiror Cayman Warrants on the Nasdaq Market. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Cayman Class A Shares or Acquiror Cayman Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.19. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.20. No Additional Representation or Warranties.

(a) Except as provided in this Article VI, neither Acquiror nor Merger Sub nor any Related Person of Acquiror or Merger Sub has made, or is making, any representation or warranty whatsoever to the Company or any of its Related Persons and none of Acquiror, Merger Sub or any of their respective Related Persons shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Related Persons.

(b) Acquiror, Merger Sub, the Acquiror Insiders and their respective Representatives have made their own investigation of the Company and its Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Subsidiaries or any of their respective Related Persons or otherwise. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror, any Acquiror Insider or any of their respective Representatives) or reviewed by Acquiror, any Acquiror Insider or any of their respective Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or may hereafter be provided to Acquiror, any Acquiror Insider or any of their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that the assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly required or permitted by this Agreement or any Ancillary Agreement to which the Company is a party (including as necessary to effect the Company Recapitalization in accordance with Section 2.2), as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course and use reasonable best efforts to preserve the present business and operations and goodwill of the Company. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause its Subsidiaries not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement (including as necessary to effect the Company Recapitalization in accordance with Section 2.2), (x) as required by Law, (y) as consented to by Acquiror in writing (which consent with respect to paragraphs (b), (c) (other than clause (i), (ii) and (iii) thereof), (d), (e), (g), (h), (i), (k), (m), (n), (o), (p) or (s) (to the extent relating to the foregoing paragraphs) of this Section 7.1 shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter:

(a) amend, restate, supplement or otherwise modify any provision of the Governing Documents of the Company;

(b) incorporate, form or organize any new direct or indirect Subsidiary of the Company or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date hereof;

(c) (i) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of the Company, (ii) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of the Company or any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such Equity Security for no consideration, (B) the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of any Company Option, (C) the withholding of Company Common Shares to satisfy tax obligations with respect to any Company Equity Awards or (D) transactions between the Company and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of the Company, (iv) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any Equity Securities in the Company (other than any grant of any equity awards under any Company Incentive Plan in the ordinary course of business consistent with past practice) or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities or enter into other agreements or commitments of any character obligating it to issue any Equity Securities;

(d) enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than in the ordinary course of business;

(e) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) incur or assume any Indebtedness for borrowed money or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries and (iii) transactions in the ordinary course of business;

(g) make or commit to make any capital expenditures other than in an amount not exceeding $100,000,000 in the aggregate;

(h) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $10,000,000 (net of any amounts covered by insurance) in the aggregate;

(j) authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) except in the ordinary course of business consistent with past practice or as otherwise required by any existing Company Benefit Plan or any Contract listed in Section 5.13 of the Company Disclosure Letter,

(i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider;

(n) enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or Liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(p) enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions (x) relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth in Section 5.31 of the Company Disclosure Letter as existing on the date of this Agreement or (y) in the ordinary course of business consistent with past practice;

(q) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(r) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in Company Owned Intellectual Property (other than non-exclusive licenses to Company Owned Intellectual Property granted in the ordinary course of business, exclusive licenses to customers with respect to Intellectual Property developed for or utilized by such customers pursuant to agreements entered in the ordinary course of business or Company Owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in the Company’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract to maintain confidentiality; or (iii) subject any source code for any Company Software to any Copyleft License; or

(s) enter into any agreement to take any action prohibited under this Section 7.1.

Section 7.2. Inspection. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties (other than for purposes of performing any testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries), books, Contracts, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that the Company reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate any contractual, fiduciary or legal duty or obligation to which the Company or any of its Subsidiaries is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company or any of its Subsidiaries, on the one hand, and Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the other hand, are adverse parties. Additionally, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the

Company Board (or any member thereof) prior to the Closing, the Company shall promptly notify Acquiror of such pending or threatened litigation and shall keep Acquiror reasonably informed with respect to the status thereof. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable, the Company shall deliver to Acquiror (a) the audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (provided that such financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “2020 Audited Financial Statements”) and (b) any other audited or unaudited financial statements of the Company and its consolidated subsidiaries that are required by applicable Law to be included in the Registration Statement (the financial statements described in the foregoing clauses (a) and (b), collectively, the “Closing Company Financial Statements”).

Section 7.4. Affiliate Agreements. The Company shall terminate or settle all Affiliate Agreements identified in Section 7.4 of the Company Disclosure Letter at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, except as set forth in Section 7.4 of the Company Disclosure Letter.

Section 7.5. Acquisition Proposals. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 7.5) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (e) resolve or agree to do any of the foregoing. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Acquiror in writing of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes an Acquisition Proposal and keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan (the “EIP”), and an employee stock purchase plan (the “ESPP”) in the form provided by the Company to Acquiror prior to the Closing Date with terms consistent with this Section 8.1(a) and as otherwise determined by the Company. The EIP and the ESPP shall each provide for the ability to grant and recycle Acquiror Delaware

Class A Shares and Acquiror Delaware Class B Shares (including any shares subject to forfeited Acquiror Options, Acquiror Restricted Stock Awards or Acquiror Restricted Stock Unit Awards), except that the Persons identified in Section 8.1(a) of the Company Disclosure Letter shall not be eligible to receive Acquiror Delaware Class B Shares under the EIP. The EIP shall initially reserve a number of Acquiror Delaware Class B Shares constituting no less than 10% of total number of Acquiror Delaware Common Shares outstanding on a fully diluted basis, as determined at the Closing, plus the Remaining Earn-out Shares. A committee composed of a subset of the Persons identified in Section 8.1(a) of the Company Disclosure Letter shall have the authority to grant equity awards under the EIP covering the Remaining Earn-out Shares and any Earn-out Shares that return the EIP as a result of the forfeiture or net settlement (including for taxes) of Acquiror Options, Acquiror Restricted Stock Awards and Acquiror Restricted Stock Unit Awards, except that such committee may not make any such grants to any of the Persons identified in Section 8.1(a) of the Company Disclosure Letter. The ESPP shall initially reserve a number of Acquiror Delaware Class B Shares constituting no less than 1% of the total number of Acquiror Delaware Common Shares outstanding on a fully diluted basis, as determined at the Closing. Each of the EIP and the ESPP shall include an “evergreen” provision pursuant to which the number of Acquiror Delaware Class B Shares reserved for issuance under such equity plan shall be increased automatically each year by 4% (in the case of the EIP) or 1% (in the case of the ESPP) of the aggregate number of Acquiror Delaware Common Shares then outstanding. Within five Business Days following the expiration of the 60-day period following the date on which Acquiror files current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Delaware Common Shares issuable under the EIP and the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2. Trust Account Proceeds and Related Available Equity. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article X (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Closing), Acquiror shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee and (a) pursuant to and in accordance with the Trust Agreement, (a) Acquiror (i) shall cause any notices, certificates, opinions or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3. Listing Matters.

(a) During the Interim Period, Acquiror shall maintain its listing on the Nasdaq Market and, in the event that Acquiror receives any notice that Acquiror has failed to satisfy any Nasdaq listing requirement, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on the Listing Exchange (subject to notice of issuance) prior to the Closing under a ticker symbol to be selected by the Company, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq or NYSE, as applicable, with respect to such Acquiror Delaware Class A Shares. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq or NYSE, as applicable, as promptly as practicable after such filing. Acquiror shall not submit the Nasdaq Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq or NYSE, as applicable, with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq or NYSE, as applicable, or any request from Nasdaq or NYSE, as applicable, for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq or NYSE, as applicable, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq or NYSE, as applicable, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq or NYSE, as applicable. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Listing Exchange (subject to official notice of issuance) of the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby.

Section 8.4. No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of Acquiror’s obligations pursuant to this Section 8.4) or (iii) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, Acquiror shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party (including as contemplated by the PIPE Investment and as necessary to effect the Domestication), as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Acquiror shall not, and shall cause Merger Sub not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement (including as contemplated by the PIPE Investment and as necessary to effect the Domestication), (x) as required by Law, (y) as consented to by the Company in writing (which consent with respect to clauses (iii), (v), (vi), (vii) and (viii) (to the extent relating to the foregoing items) of this Section 8.5(a) shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter:

(i) amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the Acquiror Shareholders to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals or the Acquiror Warrant Proposal;

(ii) (A) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of Acquiror or Merger Sub, (B) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of Acquiror or Merger Sub or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of Acquiror or Merger Sub, other than to provide eligible Acquiror Shareholders with the opportunity to effect Acquiror Share Redemptions as required by Acquiror’s Governing Documents;

(iii) make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (D) settle any claim or assessment in respect of Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract (including the Insider Letter) with any Affiliate of Acquiror or Merger Sub, any Acquiror Insider or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(vi) other than Acquiror Transaction Expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

(vii) (A) issue any Equity Securities of Acquiror, other than the issuance of the Aggregate Equity Value Consideration and the issuance of the Aggregate Earn-out Value Consideration, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities of Acquiror not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to take any action prohibited under this Section 8.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a) the Acquiror Board shall consist of eight directors, which initially shall be those individuals identified in Section 8.6(a) of the Company Disclosure Letter; and

(b) the initial officers of Acquiror shall be as set forth in Section 8.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Merger Effective Time.

Section 8.7. Indemnification and Insurance.

(a) From and after the Merger Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six years following the Closing Date provisions in its Governing Documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b) For a period of six years following the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of Acquiror and the Company) on terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then Acquiror shall purchase and maintain the maximum coverage available for three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, further, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d) Prior to or at the Closing, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with each Person who shall be a director or an officer of Acquiror immediately after the merger Effective Time, which indemnification agreements shall continue to be effective following the Closing.

(e) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 8.7 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.7.

Section 8.8. Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.9. PIPE Subscriptions. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. For purposes of satisfying the condition set forth in Section 10.3(d), Acquiror may enter into additional Subscription Agreements with the Company’s prior written consent as long as the purchase price is at least $10.00 per PIPE share so subscribed for. The proceeds raised pursuant to such additional Subscription Agreement(s) shall be included in the determination of the Acquiror Closing Cash Amount.

ARTICLE IX

JOINT COVENANTS

Section 9.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests pursuant to the HSR Act.

(b) Each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each Party shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each such Party shall permit counsel to the other such Party an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or any of its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (x) the Acquiror Delaware Common Shares and Acquiror Delaware Warrants to be issued in exchange for the issued and outstanding Acquiror Cayman Common Shares, Acquiror Cayman Warrants and Acquiror Cayman Units in the Domestication, (y) the Acquiror Delaware Common Shares that constitute the Aggregate Equity Value Consideration and the Aggregate Earn-out Consideration and (z) the Acquiror Delaware Warrants to be issued in exchange for the issued and outstanding Company Preferred Warrants (the Equity Securities of Acquiror described in the foregoing clauses (x), (y) and (z), collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor its tax advisors are obligated to provide any opinion that the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code or that the transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy Statement/Registration Statement as may be

required to satisfy applicable rules and regulations promulgated by the SEC). Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Governmental Authorizations required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Authority or to Nasdaq or NYSE, as applicable, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Delaware Common Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Merger Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Warrantholder Approval. As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare a consent solicitation in accordance with the Acquiror Warrants, the Warrant Agreement, Acquiror’s Governing Documents, applicable Law (including the Companies Act) and Nasdaq rules, in a form approved by the Company, to be delivered to the holders of Acquiror Warrants (the “Consent Solicitation”) for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Warrant Agreement in order to qualify the Acquiror Warrants for classification as equity instruments (rather than liabilities) of Acquiror from and after the effectiveness of such amendments under GAAP and other applicable accounting standards (the “Acquiror Warrant Proposal”). Acquiror shall use commercially reasonable efforts to (i) cause the Consent Solicitation to be disseminated to the holders of Acquiror Warrants in compliance with the Acquiror Warrants, the Warrant Agreement, Acquiror’s Governing Documents, applicable Law (including the Companies Act) and Nasdaq rules as promptly as practicable following the execution and delivery of this Agreement and (ii) obtain the Acquiror Warrantholder Approval as promptly as practicable following the execution and delivery of this Agreement (and, in any event, prior to the Closing); provided that in no event shall Acquiror or Merger Sub be obligated to bear any expense or pay any amount (except for any filing or registration fee with the SEC and customary fees to a consent solicitation agent) or grant any concession in connection with obtaining the Acquiror Warrantholder Approval.

(c) Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of the Acquiror Shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Acquiror Cayman Ordinary Shares to vote in favor of each of the Transaction Proposals and solicit proxies from the holders of Acquiror Warrants to vote in favor of the Acquiror Warrant Proposal, and (ii) provide the Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to the Acquiror Shareholders: (A) the approval of the change of Acquiror’s jurisdiction of incorporation to the State of Delaware, (B) approval of the change of Acquiror’s name to “Ginkgo Bioworks Holdings, Inc.”, (C) the amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit A and Exhibit B, respectively (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules, (E) the approval of the issuance of Acquiror Delaware Common Shares in connection with the Domestication and the Merger, (F) the approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to Nasdaq rules as contemplated by the Subscription Agreements with the applicable PIPE Investors, to the extent applicable, (G) the approval of the adoption by Acquiror of the EIP and the ESPP, (H) the election of directors effective as of the Closing as contemplated by Section 8.6, (I) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (K) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals described in the foregoing clauses (A) through (K), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of any of the Acquiror Board Actions, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the

Transaction Proposals. Acquiror shall adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval if the Acquiror Shareholder Approval shall not have been obtained at the Acquiror Shareholders’ Meeting, (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) or (y) later than three Business Days prior to the date on which the Outside Deadline occurs. Acquiror agrees that it shall provide the holders of Acquiror Cayman Class A Shares the opportunity to elect redemption of such Acquiror Cayman Class A Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(d) Company Stockholder Approval.

(i) As promptly as reasonably practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective, the Company shall: (A) recommend approval and adoption of this Agreement and the Transactions consistent with the Company Board Actions and (B) solicit approval of this Agreement and the transactions contemplated hereby in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreements) and any other Company Stockholders as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company Stockholders for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby.

(ii) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 9.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

Section 9.5. Section 16 Matters. Prior to the Domestication Effective Time, Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any Equity Security of Acquiror that occurs or is deemed to occur by reason of the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.6. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (a) by providing such information and assistance as the other Party may reasonably request, (b) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Acquiror Common Shares during such period, including by consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 6.14 of the Acquiror Disclosure Letter or otherwise mutually agreed by the Company and Acquiror in writing.

Section 9.7. Transaction Litigation. During the Interim Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including demands for appraisal of any Dissenting Shares (collectively, “Transaction Litigation”), is, in the case of Acquiror, brought or, to the knowledge of Acquiror, threatened in writing, against any of Acquiror, Merger Sub or the Acquiror Board (or any member thereof) or, in the case of the Company, brought or, to the Company’s knowledge, threatened in writing, against any of the Company, any of its Subsidiaries or the Company Board (or any member thereof), Acquiror and the Company shall, as applicable, promptly notify the other of such pending or threatened litigation and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other’s advice with respect to any such litigation and shall not settle or agree to settle any such litigation or consent to the same without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror, Merger Sub and the Company), as of the Closing, of the following conditions:

(a) the Acquiror Shareholder Approval shall have been duly obtained in accordance with the Companies Act, Acquiror’s Governing Documents and Nasdaq rules;

(b) the Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents;

(c) the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending;

(d) the applicable waiting period(s) (and any extension(s) thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) there shall not be in effect any Governmental Order or other Law from any Governmental Authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV;

(f) Acquiror shall have, and shall not have redeemed Acquiror Cayman Class A Shares in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any payments required to be made in connection with Acquiror Share Redemptions and the PIPE Investment Amount; and

(g) the Acquiror Delaware Class A Shares to be issued in connection with the transactions contemplated hereby shall have been approved for listing on the Listing Exchange (subject only to official notice of issuance thereof).

Section 10.2. Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror and Merger Sub), as of the Closing, of the following additional conditions:

(a) each of the representations and warranties of the Company contained in (i) Section 5.6(a), Section 5.6(e) and the first sentences of clauses (b), (c) and (d) of Section 5.6 (Capitalization of the Company) shall be true and correct in all but de minimis respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all but de minimis respects as of such earlier time, (ii) each of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of the Company) (other than the representations and warranties contained in Section 5.6 that are identified in the preceding clause (i)), Section 5.7 (Capitalization of Subsidiaries) and Section 5.17 (Broker’s Fees) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of such earlier time, (iii) Section 5.10 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made and (iv) Article V (other than the representations and warranties addressed by the preceding clause (i), (ii) or (iii)) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of the Closing as though then made, except, (A) where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect or (B) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of such earlier time, except where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in Article V (other than the representations and warranties addressed by the preceding clause (i), (ii) or (iii)) to be true and correct at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement (including in connection with the Pre-Closing Recapitalization) in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 10.2(a)(iv) has been satisfied;

(b) the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing;

(c) there shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing; and

(d) the Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied.

Section 10.3. Conditions to Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), as of the Closing, of the following additional conditions:

(a) each of the representations and warranties of Acquiror and Merger Sub contained in (i) Section 6.12 shall be true and correct in all but de minimis respects as of the Closing, (ii) Article VI (other than Section 6.12) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of such earlier time;

(b) Acquiror and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by them at or prior to the Closing;

(c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror and an officer of Merger Sub, dated as of the Closing Date, certifying that, to the knowledge and belief of such officers, the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(d) the Acquiror Closing Cash Amount shall not be less than the Minimum Acquiror Closing Cash Amount;

(e) the Domestication shall have been completed as provided in Section 2.1(a), and a time-stamped copy of the Certificate of Domestication issued by the Delaware Secretary of State shall have been delivered to the Company (the condition set forth in this Section 10.3(e), the “Domestication Condition”);

(f) Acquiror shall have delivered to the Company evidence reasonably acceptable to the Company that the Acquiror Board will be constituted, immediately after the Closing, as provided in Section 8.6(a); and

(g) each of Acquiror and Sponsor shall have duly executed and delivered a counterpart of the Registration Rights Agreement to the other parties thereto.

Section 10.4. Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act or to take such actions (in each case, if such act or action is required by this Agreement) as may be necessary to cause the conditions of the other Party to be satisfied.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by either the Company or Acquiror:

(i) if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Merger or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

(ii) if the Closing has not occurred before 5:00 p.m., Eastern Time, on November 11, 2021 (such time on such date, the “Outside Deadline”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Deadline” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

(iii) if the Acquiror Shareholder Approval has not been obtained at the Acquiror Shareholders’ Meeting duly convened therefor (subject to any adjournment or postponement thereof in accordance with Section 9.2(c)).

(c) by the Company:

(i) if any of the representations or warranties of Acquiror or Merger Sub set forth in Article VI has failed to be true and correct, or if Acquiror or Merger Sub has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.3(a) or Section 10.3(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Acquiror’s exercise of its reasonable best efforts or (B) such failure has not been cured by the earlier of (x) the date that is 30 days after the date on which the Company has first notified Acquiror in writing of such failure (or such earlier time after Acquiror’s receipt of such notice as Acquiror has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(c)(i) shall not be available to the Company at any time at which Acquiror would have the right to terminate this Agreement pursuant to Section 11.1(d)(i); or

(ii) if there has been a Modification in Recommendation.

(d) by Acquiror:

(i) if any of the representations or warranties of the Company set forth in Article V has failed to be true and correct, or if the Company has failed to perform any covenant or agreement set forth in this

Agreement, in each case, such that the condition specified in Section 10.2(a) or Section 10.2(b), as applicable, would not be satisfied at the Closing and such failure (A) has not been cured by the earlier of (x) the date that is 30 days after the date on which Acquiror has first notified the Company in writing of such failure and (y) the Outside Deadline or (B) by its nature cannot be cured prior to the Outside Deadline through the Company’s exercise of its reasonable best efforts; provided that the right to terminate this Agreement pursuant to this Section 11.1(d)(i) shall not be available to Acquiror at any time at which the Company would have the right to terminate this Agreement pursuant to Section 11.1(c)(i); or

(ii) if the Company Stockholder Approval has not been obtained within ten Business Days after the Registration Statement has been declared effective by the SEC.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Person, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of Section 1.2, this Section 11.2, Article XII and (to the extent related to the foregoing) Section 1.1 shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 25, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the Trust Agreement. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2. Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (i) when delivered in person, (ii) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (iii) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Merger Effective Time, to:

Soaring Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention:   Eli Baker

Email:         ebaker@eagleequityptnrs.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:   Joel Rubenstein

                   James Hu

Email:         joel.rubinstein@whitecase.com

                    james.hu@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Merger Effective Time, to:

Ginkgo Bioworks, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

Attention:   Chief Executive Officer

                   General Counsel

Email:         legal@ginkgobioworks.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention:   Paul F. Sheridan, Jr.

                   Kristen S. Grannis

Email:         paul.sheridan@lw.com

                    kristen.grannis@lw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3. Assignment. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this

Section 12.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.4. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedy under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and the Related Persons of each Party are intended third-party beneficiaries of, and may enforce, Section 12.6.

Section 12.5. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and shall pay all fees and expenses incurred by such Party in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including all fees and disbursements of its legal counsel, financial advisers and accountants.

Section 12.6. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware (except that the Companies Act shall also apply to the Domestication).

Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter is a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonable apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warranty, covenant, agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9. Entire Agreement. This Agreement (together with the Disclosure Letters), the Ancillary Agreements (as and when executed by the applicable parties thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.10. Amendments. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties hereto; provided that, after the Closing, any such amendment or modification shall also require the written consent of the holders of a majority of the Acquiror Delaware Class B Shares. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

Section 12.11. Waivers. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver.

Section 12.12. Confidentiality; Publicity.

(a) Acquiror acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Proprietary Information (as defined in the Confidentiality Agreement).

(b) Prior to the earlier of the Closing Date and the termination of this Agreement, none of Acquiror, any Acquiror Insider, the Company and any of their respective Affiliates or any Representative of any of the foregoing shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, unless the Company (in the case of such a public announcement or public communication desired to be made by Acquiror, any Acquiror Insider or any of their respective Affiliates or any Representative of any of the foregoing) or Acquiror (in the case of such a public announcement or public communication desired to be made by the Company or any of its Affiliates or any Representative of any of the foregoing), as applicable (which consent shall not be unreasonably withheld, conditioned or delayed) has first been provided with an opportunity to review and comment on the contents of such proposed public announcement or public communication, except if such public announcement or public communication is required by any Governmental Order or other applicable Law or the rules of any national securities exchange, in which case Acquiror or the Company, as applicable, shall use commercially reasonable efforts to provide the other such Party with such an opportunity to review and comment; provided, however, that nothing in this Section 12.2 shall (i) modify the obligations of Acquiror set forth in Section 9.2, (ii) restrict the ability of any Party (or any of its Affiliates) from making announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential or (iii) restrict any Party (or any of its Affiliates) from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 12.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Subject in all respects to the following sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only to the extent of the specific obligations set forth herein with respect to any Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no Related Person or former, current or future Representative of any Party shall have any Liability for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise). Notwithstanding the foregoing, nothing in this Section 12.6 shall limit, amend or waive any rights or obligations of any party to any Ancillary Agreement.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a) Each of the Parties, on its own behalf and on behalf of its Related Persons (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Eagle Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Ginkgo Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Eagle Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Eagle Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Eagle Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Ginkgo Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Eagle Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Ginkgo Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Ginkgo Group, on the one hand, and Latham, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Ginkgo Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SOARING EAGLE ACQUISITION CORP.

By:	/S/ HARRY E. SLOAN
Name: Harry E. Sloan
Title: Chief Executive Officer

SEAC MERGER SUB INC.

By:	/S/ ELI BAKER
Name: Eli Baker
Title: President

GINKGO BIOWORKS, INC.

By:	/S/ JASON KELLY
Name: Jason Kelly
Title: Chief Executive Officer

[Signature Page of Agreement and Plan of Merger]

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF ACQUIROR UPON DOMESTICATION

[Attached.]

EXHIBIT A

EXHIBIT B

FORM OF BYLAWS OF ACQUIROR UPON DOMESTICATION

[Attached.]

EXHIBIT B

EXHIBIT C

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

[Attached.]

EXHIBIT C

EXHIBIT D

SPONSOR SUPPORT AGREEMENT

[Attached.]

EXHIBIT D

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT E

EXHIBIT F

FORM OF CERTIFICATE OF MERGER

[Attached.]

EXHIBIT F

EXHIBIT G

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING COMPANY

[Attached.]

EXHIBIT G

EXHIBIT H

FORM OF BYLAWS OF SURVIVING COMPANY

[Attached.]

EXHIBIT H

Annex B

Final Form

FORM OF

CERTIFICATE OF INCORPORATION

OF

SOARING EAGLE ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation is Soaring Eagle Acquisition Corp. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended, restated, supplemented or otherwise modified.

The Corporation is being incorporated in connection with the domestication of Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (the “Cayman Company”), to a Delaware corporation, which domestication is being effected in connection with the transactions contemplated by that certain Agreement and Plan of Merger entered into by the Cayman Company, SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), on May 11, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and this Certificate of Incorporation is being filed simultaneously with a certificate of corporate domestication effecting such domestication (the “Certificate of Domestication”).

ARTICLE IV

DEFINITIONS

The following terms, where capitalized in this Certificate of Incorporation (as amended from time to time, and including the terms of any certificate of designation of any series of Preferred Stock, this “Certificate of Incorporation”), shall have the meanings ascribed to them in this Article IV:

“Cause” means, with respect to any Founder, “cause” or any similar concept as it may be defined or used in any agreement relating to the employment of such Founder by the Corporation or any of its subsidiaries or any policy of the Corporation or any of its subsidiaries applicable to the employment of such Founder thereby.

“Distribution” means (a) any dividend or distribution of cash, property or shares of the Corporation’s capital stock or (b) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary).

“Eligible Holder” means (a) any director or employee of the Corporation or any Subsidiary (or, in the case of any such director or employee who is subject to the community property laws of any jurisdiction, the spouse of such director or employee, solely to the extent of the interest of such spouse (if any) during the course of a marriage or civil union in any Class B Common Stock owned by such director or employee arising solely by reason of the application of such community property laws and not otherwise constituting a Transfer of all or any portion of such Class B Common Stock) or (b) any Person (other than an individual) through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any director or employee (or group composed solely of directors or employees) of the Corporation or any Subsidiary has the exclusive right to exercise any voting right (directly or indirectly through one or more intermediaries) with respect to the shares of Class B Common Stock owned by such Person (it being understood that no Excluded Action shall itself be deemed to cause the loss of the exclusive right to exercise any voting right with respect to the shares of Class B Common Stock owned by such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” means any transaction or series of related transactions that results in or is in connection with (a) the acquisition, directly or indirectly, by any Third Party of beneficial ownership of (i) a majority of the outstanding shares of Common Stock of the Corporation (or any successor thereto) or (ii) shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation (or any successor thereto), (b) a merger or consolidation of the Corporation with or into any other entity or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation or (c) the sale, lease, exclusive license, assignment, exchange, conveyance or other transfer or disposition (other than the creation of any lien or other encumbrance in the ordinary course of business, including to secure indebtedness for borrowed money, so long as no foreclosure occurs in respect of such lien or encumbrance) of all or substantially all of the property and assets, or property or assets generating more than 50% of the revenues, of the Corporation and its subsidiaries, on a consolidated basis, to any Third Party (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Founder” means any of Jason Kelly (who, as of the date of this Certificate of Incorporation, is the chief executive officer of the Company), Reshma Shetty (who, as of the date of this Certificate of Incorporation, is the chief operating officer of the Company), Austin Che (who, as of the date of this Certificate of Incorporation, is the chief strategy officer of the Company), Bartholomew Canton (who, as of the date of this Certificate of Incorporation, is the chief technology officer of the Company) and Thomas Knight (who, as of the date of this Certificate of Incorporation, is a Ginkgo fellow of the Company).

“Founder Holder” means (a) any Founder or (b) any Person (other than an individual) through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any Founder exercises exclusive voting control with respect to the shares of capital stock of the Corporation owned by such Person.

“Founder Cause Termination Action” means, with respect to any Founder, (a) any termination of the employment of such Founder by the Corporation or any of its subsidiaries for Cause, (b) any material and adverse reduction of the responsibilities, title or position of such Founder as an employee of the Corporation or any of its subsidiaries for Cause without the prior written consent of such Founder or (c) any determination that an event has occurred with respect to such Founder that constitutes Cause.

“Founder Non-Cause Termination Action” means, with respect to any Founder, (a) any termination of the employment of such Founder by the Corporation or any of its subsidiaries other than for Cause or (b) any material and adverse reduction of the responsibilities, title or position of such Founder as an employee of the Corporation or any of its subsidiaries other than for Cause without the prior written consent of such Founder.

“Included Merger Consideration Share” means any share (a) described in clause (a) of the definition of Merger Consideration Share, (b) described in clause (b)(i) of the definition of Merger Consideration Share or (c) solely to the extent that such share is an Included Company Equity Award (as such term is defined in the Merger Agreement), described in clause (b)(ii) of the definition of Merger Consideration Share.

“Merger Consideration Share” means any share of Class A Common Stock or Class B Common Stock (other than any Earn-out Share) originally issued (a) to any of the holders of common stock of the Company as consideration in the Merger (as such term is defined in the Merger Agreement) upon the exchange of Company Common Shares converted pursuant to Section 4.2(a)(ii) or Section 4.2(a)(iii), as applicable, of the Merger Agreement or (b) upon the settlement of (i) any Assumed Warrant (as such term is defined in the Merger Agreement) or (ii) any Acquiror Option, Acquiror Restricted Stock Award or Acquiror Restricted Stock Unit Award (in each case, as such term is defined in the Merger Agreement) into which a Company Option, Company Restricted Stock Award or Company Restricted Stock Unit Award (in each case, as such term is defined in the Merger Agreement), as applicable, has converted pursuant to Section 4.5 of the Merger Agreement.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust or other entity.

“Right” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Subsidiary” means any wholly owned subsidiary of the Corporation or, to the extent determined by the Board, any non-wholly owned subsidiary of the Corporation.

“Third Party” means any Person (other than the Corporation or any wholly owned subsidiary of the Corporation or Person of which the Corporation is a wholly owned subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Transfer” means, with respect to any share of capital stock of the Corporation, (a) any sale, assignment, exchange, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether direct or indirect, whether or not for value, and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, any transfer of such share to a broker or other nominee (with or without a corresponding change in beneficial ownership) and any transfer of voting control of such share, or (b) entering into any agreement or binding arrangement (including any warrant, option, other derivative transaction or proxy) providing for any transaction contemplated by the preceding clause (a); provided, however, that none of the following shall be considered a “Transfer” (each an “Excluded Action”): (i) any grant of a proxy with respect to the voting of such share to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (ii) entering into a support, voting, tender or similar agreement, arrangement or understanding with respect to such share (with or without granting a proxy and/or other customary terms) in support of an Extraordinary Transaction that is approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, or consummating the actions or transactions contemplated by such Extraordinary Transaction (including, without limitation, voting, tendering, selling, exchanging, or otherwise transferring or disposing of such share or any legal or beneficial interest therein in connection with such Extraordinary Transaction); (iii) any pledge of such share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction for so long as the holder of such share immediately prior to such pledge continues to exercise exclusive voting control with respect to such share (provided, however, that the pledgee’s foreclosure on such share or other similar action shall not be excluded from the definition of “Transfer”); (iv) entering into a trading plan with respect to such share pursuant to Rule 10b5-1 under the Exchange Act that has been approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading (provided, however, that the sale or other disposition of such share pursuant to such plan shall not be excluded from the definition of “Transfer”); (v) any redemption, purchase or other acquisition by, or surrender, transfer or forfeiture to, the Corporation of such share; (vi) the fact that the spouse of any holder of such share possesses or obtains an interest in such share arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such share (provided that any transfer of such share by any holder of such share to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a Transfer of such share unless otherwise exempt from the definition of “Transfer”); or (vii) entering into any voting trust or other agreement or arrangement with respect to the voting of such share (with or without granting a proxy) solely with holders of Class B Common Stock in their capacities as such that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of such share at any time and (C) does not involve any payment of cash, securities or other property or other consideration to the holders of the shares subject thereto, other than the mutual promise to vote shares in a designated manner.

ARTICLE V

CAPITAL STOCK

1. Authorized Shares.

(a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000,000 shares, consisting of (i) 10,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 4,500,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 800,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”, and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). At the Domestication Effective Time (as such term is defined in the Merger Agreement), each Class A ordinary share, par value $0.0001 per share, of the Cayman Company and each Class B ordinary share, par value $0.0001 per share, of the Cayman Company issued and outstanding immediately prior to the Domestication Effective Time will, for all purposes thereafter and without any action on the part of the Cayman Company, the Corporation or any of their respective stockholders, be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock. Any stock certificate that immediately prior to the Domestication Effective Time represented any Class A ordinary share of the Cayman Company or Class B ordinary share of the Cayman Company will, from and after the Domestication Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Class A Common Stock.

(b) Subject to the rights of the holders of Preferred Stock, (i) the number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), (ii) the number of authorized shares of Class A Common Stock, Class C Common Stock or Preferred Stock may be decreased (but not below the number of shares thereof then outstanding or, in the case of the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 2(g) of this Article V) by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and (iii) the number of authorized shares of Class B Common Stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all of the outstanding shares of Class B Common Stock.

2. Common Stock. The powers, designations, preferences and relative, participating, optional or other special rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

(a) Equal Status. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters. The rights, powers and preferences of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

(b) Voting.

(i) Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, at all meetings of stockholders and on all matters submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation, (A) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, (B) each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder and (C) each holder of Class C Common Stock shall have the right to zero (0) votes per share of Class C Common stock held of record by such holder (except that, solely to the extent that any holder of Class C Common Stock is expressly entitled to vote on any matter pursuant to this Certificate of Incorporation or by applicable law, such holder of Class C Common Stock shall have the right to one (1) vote per share of Class C Common Stock held of record by such holder). Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as a single class at all meetings of stockholders and on all matters (including the election and removal of directors) submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation.

(ii) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall (A) have the exclusive right to vote on all matters (including the election and removal of directors) submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation, (B) be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as amended or restated from time to time, the “Bylaws”) and (C) be entitled to vote upon such matters and in such manner as may be provided by applicable law.

(iii) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, except as otherwise required by applicable law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon, either separately or together as a class with the holders of one or more other such series, pursuant to this Certificate of Incorporation or applicable law.

(c) Dividends and Distributions. Subject to the rights of the holders of any Preferred Stock that may then be outstanding, the holders of Common Stock shall be entitled to receive, if, as and when declared by the Board, out of any assets of the Corporation legally available for distribution to stockholders of the Corporation, such Distributions as may be declared from time to time by the Board. Shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or made by the Corporation (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, in the event that a Distribution is paid in the form of Common Stock (or Rights to acquire such stock), holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class C Common Stock shall receive Class C Common Stock (or Rights to acquire such stock, as the case may be).

(d) Subdivisions, Combinations or Reclassifications. If the Corporation in any manner subdivides or combines (by any stock split, stock dividend, recapitalization, reorganization, reclassification, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock or the outstanding shares of Class C Common Stock, the outstanding shares of each such class shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and by the holders of a majority of the outstanding Class C Shares, each voting separately as a class.

(e) Extraordinary Transactions.

(i) In the event that any Extraordinary Transaction is effected, shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration paid or otherwise distributed to, or rights received by, stockholders of the Corporation, or into which such shares are converted or for which such shares are exchanged, in connection with such Extraordinary Transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, to the extent that such consideration is paid in the form of securities or other equity interests, (A) holders of Class B Common Stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A Common Stock and (B) holders of Class C Common Stock may receive a class, series or other form of such securities or other equity interests having no voting power.

(ii) The Corporation may not enter into any agreement pursuant to which a Third Party may, by tender or exchange offer, acquire shares of Class A Common Stock, shares of Class B Common Stock or shares of Class C Common Stock, unless, pursuant to such agreement, (A) shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock would be treated equally, identically and ratably, on a per share basis, with respect to any consideration paid or otherwise distributed to, or rights received by, stockholders of the Corporation, or into which such shares are converted, or for which such shares are exchanged in connection with the transactions contemplated by such agreement (including with respect to the form, amount and timing thereof) or (B) different treatment of shares of Class A Common Stock and shares of Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, to the extent that such consideration would be paid in the form of securities or other equity interests, (A) holders of Class B Common Stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A Common Stock and (B) holders of Class C Common Stock may receive a class, series or other form of such securities or other equity interests having no voting power.

(f) Issuance and Conversion of Class B Common Stock.

(i) Issuance of Class B Common Stock. Except as may otherwise be approved, ratified or otherwise determined by a majority of the Class B Directors then in office, no share of Class B Common Stock shall be issued to any Person that is not an Eligible Holder as of the time of such issuance.

(ii) Voluntary Conversion of Class B Common Stock. Each outstanding share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the election of the holder thereof at any time upon delivery of written notice of such election to the transfer agent of the Corporation.

(iii) Automatic Conversion of Class B Common Stock. Subject to the Stock Policies (as hereinafter defined), each outstanding share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock, without the need for any further action by the holder thereof or the Corporation, upon the holder of such share of Class B Common Stock ceasing to be an Eligible Holder for any reason (a “Mandatory Conversion Event”) (whether voluntarily or involuntarily or by operation of law, and including, without limitation, by virtue of (A) (x) the termination or removal of such holder (or any individual exercising any voting right (directly or indirectly through one or more intermediaries) with respect to such share through such holder (any such individual, a “Voting Individual”)) as a director or an employee of the Corporation or any Subsidiary (whether or not for cause), (y) the resignation by such holder (or any Voting Individual) as a director or an employee of the Corporation or any Subsidiary (whether or not for good reason) or (z) the death, incapacity or disability (as such term (or any similar term) may be defined or used in any agreement relating to the employment or engagement of such holder (or any Voting Individual) by the Corporation or any Subsidiary or in any policy of the Corporation or any Subsidiary applicable to the employment or engagement of such holder (or any Voting Individual) thereby) of such holder (or any Voting Individual), (B) any individual other than a director or an employee of the Corporation acquiring any right to exercise any voting right (directly or indirectly through one or more intermediaries) with respect to such share and (C) the Transfer of such share to a Person other than an Eligible Holder), unless the Board has resolved, by the affirmative vote of a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, that such action, transaction or event shall not result in the conversion of such share of Class B Common Stock.

(iv) Certificated Shares. The Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon any conversion of shares of Class B Common Stock unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, have been delivered to the Corporation or its transfer agent or the holder of such shares of Class B Common Stock has notified the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and has executed an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (or the absence thereof).

(v) Procedures. The Corporation may, from time to time, establish such restrictions, policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of the Corporation’s multi-class stock structure (the “Stock Policies”), including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable. None of the Stock Policies shall be adopted, amended, altered or repealed unless such action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of (A) a majority of the directors of the Corporation then in office and (B) if any Class B Director is then in office, then at least one Class B Director. The Corporation may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the secretary of the Corporation that a Mandatory Conversion Event has occurred shall be conclusive and binding; provided that, if the holder of any share with respect to which the secretary of the Corporation has determined that a Mandatory Conversion Event has occurred believes in good faith that such determination is in error, such holder may appeal such determination to the Board, and the Board shall determine in its sole discretion (x) whether to review the secretary’s determination and (y) if the Board elects to review the secretary’s determination, whether a Mandatory Conversion Event has occurred with respect to such share, in which case the Board’s determination shall be conclusive and binding.

(vi) Effectiveness of Conversion. In the event of a voluntary conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 2(f)(ii) of this Article V, such conversion shall be deemed to have occurred at the time that the Corporation’s transfer agent receives the required written notice of the holder’s election to effect such conversion. In the event of an automatic conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 2(f)(iii) of this Article V, such conversion shall be deemed to have occurred at the time specified in the Stock Policies with respect to the applicable relevant Mandatory Conversion Event. Upon any conversion of a share of Class B Common Stock to a share of Class A Common Stock pursuant to this Section 2(f) of this Article V, all rights of the holder of such share of Class B Common Stock shall cease and the Person(s) in whose name(s) the certificate(s) or book-entry position(s) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) of such shares of Class A Common Stock.

(vii) Unless otherwise determined by the Corporation, each share of Class B Common Stock that is converted pursuant to this Section 2(f) of this Article V shall return to the status of authorized but unissued shares of Class B Common Stock, but shall be reserved and may only be reissued pursuant to the Corporation’s equity plans, subject to the terms thereof.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or out of shares of Class A Common Stock held in its treasury, solely for the purpose of effecting conversions of shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h) Restrictions on Transfer of Certain Shares.

(i) From the Merger Effective Time (as such term is defined in the Merger Agreement) until the date that is 180 calendar days following the Closing Date (as such term is defined in the Merger Agreement), no stockholder of the Corporation (other than a stockholder described in Section 2(h)(ii) of this Article V) or transferee thereof may Transfer any Merger Consideration Share legally or beneficially owned by it, other than in accordance with Section 2(h)(iii) of this Article V.

(ii) From the Merger Effective Time until the date that is one year following the Closing Date, no stockholder of the Corporation who is a Founder Holder or, as of the Closing, is an employee of the Corporation or any Subsidiary, or transferee thereof, may Transfer any Merger Consideration Share legally or beneficially owned by such stockholder, other than in accordance with Section 2(h)(iii) of this Article V, except that the foregoing restriction shall not apply to an aggregate of 10% (rounded down to the nearest whole share) of the total number of Included Merger Consideration Shares that are (or are subject to equity awards of Acquiror that are) legally or beneficially owned or held, directly or indirectly, by such stockholder (other than any such stockholder that is a Founder Holder) immediately following the Merger Effective Time (such portion of such Included Merger Consideration Shares, such stockholder’s “Transferrable Included Merger Consideration Shares”).

(iii) Notwithstanding anything to the contrary in Section 2(h)(i) or Section 2(h)(ii) of this Article V, each stockholder of the Corporation shall be permitted to Transfer any Merger Consideration Share:

(A) if such stockholder holds any equity award issued pursuant to any equity plan of the Company or any of its subsidiaries that is assumed by the Corporation in connection with the Merger (as defined in the Merger Agreement) or issued pursuant to any equity plan of the Corporation, then, beginning on the earlier of (x) March 1, 2022 or (y) the date that is fifteen (15) calendar days before the date on which any tax relating to such equity award (other than any equity award or portion thereof that is a Transferrable Included Merger Consideration Share) will become due under applicable law (as reasonably determined by the Corporation), solely to the extent necessary to yield aggregate net proceeds to such stockholder in connection with such Transfer (assuming that all Merger Consideration Shares so Transferred would be sold for value at the prevailing trading price of shares of Class A Common Stock at the time of such Transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity award (as reasonably determined by the Corporation);

(B) if such stockholder is an individual, then (x) by will or other testamentary document or device or (y) by operation of applicable law, including applicable laws of intestacy or descent or pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or related court order;

(C) as a bona fide gift or gifts, including to any charitable organization;

(D) for bona fide estate planning purposes;

(E) to any Person of which all of the outstanding equity interests are legally and beneficially owned by such stockholder or, if such stockholder is an individual, then to one or more members of the immediate family or former spouse of such stockholder;

(F) if such stockholder is a Person other than an individual, then to another Person (other than an individual) that is an Affiliate of such stockholder, or to any investment fund or other Person managing or managed by such stockholder or one or more of its Affiliates (including, for the avoidance of doubt, where such stockholder is a partnership, to its general partner);

(G) if such stockholder is a Person other than an individual, then (i) to any shareholder, partner or member of such stockholder in redemption of such shareholder’s partner’s or member’s interest in such stockholder or (ii) upon such stockholder’s bona fide liquidation or dissolution, to the shareholders, partners or members of such stockholder in accordance with its governing documents; or

(H) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (A) through (G);

provided that, (1) in the case of any Transfer pursuant to any of the foregoing clauses (B), (C), (D)and (H), such Transfer does not involve a disposition for value and (2) in the case of any Transfer pursuant to any of the foregoing clauses (C), (D), (E), (F), (G) and (H), (x) the Person effecting such Transfer provides written notice of such Transfer to the Corporation at least two Business Days prior to effecting such Transfer, (y) the shares so Transferred shall remain subject to the transfer restrictions set forth in this Section 2(h) of this Article V, (z) any public report or filing required to be made pursuant to applicable securities laws (including filings under Section 16(a) of the Exchange Act) will disclose the nature of such Transfer on a timely basis.

(iv) Each certificate or book entry representing Merger Consideration Shares or shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK ENTRY] ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION (AS IT MAY BE AMENDED AND/OR RESTATED), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.

(i) Notwithstanding anything to the contrary in this Certificate of Incorporation, there shall be no Transfer of any share of Class B Common Stock involving a disposition for value unless the value paid in respect of such share of Class B Common Stock is equal to the prevailing price per share of Class A Common Stock at the time of such disposition for value. The Corporation may establish in the Stock Policies such other restrictions and such policies and procedures relating to Transfers of Class B Common Stock as the Corporation may deem necessary or advisable.

3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, to the fullest extent permitted by applicable law, to provide, by resolution from time to time, for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate of designation with respect thereto pursuant to the applicable provisions of the DGCL setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series and fixing the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and any qualifications, limitations and restrictions thereof may differ from those of any and all other series of Preferred Stock at any time outstanding. Without limiting the generality of the foregoing, any resolution or certificate of designation providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock, to the extent permitted by applicable law. Subject to the terms of any such series of Preferred Stock, and except as otherwise required by applicable law, any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation shall return to the status of authorized but unissued shares of Preferred Stock and may be reissued by the Corporation in one or more series as provided in this Section 3 of this Article V.

ARTICLE VI

STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (a) such action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of all of the directors of the Corporation then in office or (b) the holders of Class B Common Stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

2. Special Meetings.

(a) Except as otherwise required by applicable law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by (i) the Board, (ii) the chairman of the Board, (iii) the chief executive officer or president of the Corporation or (iv) at any time that the holders of Class B Common Stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

(b) Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders of the Corporation before any meeting of stockholders shall be given in the manner provided in the Bylaws. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

ARTICLE VII

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in this Certificate of Incorporation or required by applicable law.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, between the Corporation and certain of its stockholders, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the Board; provided that, if at any time the number of directors that the holders of Class B Common Stock are entitled to nominate and elect pursuant to Section 3 of this Article VII is less than one-quarter (1/4) of the total number of directors of the Corporation, then the total number of directors of the Corporation and the number of directors that the holders of Class B Common Stock are entitled to nominate and elect shall be automatically increased to the extent necessary so that the number of directors that the holders of Class B Common Stock are entitled to nominate and elect is one-quarter (1/4) of the total number of directors of the Corporation.

3. Election of Directors.

(a) The election of directors need not be by written ballot unless the Bylaws shall so provide.

(b) For so long (and only for so long) as the outstanding shares of Class B Common Stock continue to represent at least 2% of all of the outstanding shares of Common Stock, the holders of Class B Common Stock, voting separately as a class, shall be entitled to nominate and elect a number of directors equal to one-quarter (1/4) of the total number of directors of the Corporation (the “Class B Directors”). In the event that the total number of directors of the Corporation is not evenly divisible by four (4), the number of directors entitled to be nominated and elected by the holders of Class B Common Stock shall be the smallest whole number of directors that constitutes at least one-quarter (1/4) of the total number of directors of the Corporation. At any time that a Class B Director is serving as a director of the Corporation, at least one (1) Class B Director shall be required to be present at a meeting of the Board to constitute a quorum.

(c) Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, shall be entitled to elect the directors of the Corporation other than the Class B Directors (the “Common Directors”).

(d) Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold such office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

4. Removal; Vacancies.

(a) Subject to the rights of the holders of any series of Preferred Stock with respect to the election (or removal) of directors, any Common Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Any Class B Director may be removed from office (i) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of Class B Common Stock and (ii) with cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

(b) Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring with respect to any Common Director for any reason and newly created directorships resulting from an increase in the authorized number of Common Directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring with respect to any Class B Director for any reason and newly created directorships resulting from an increase in the authorized number of Class B Directors may be filled only by vote of a majority of the remaining Class B Directors, although less than a quorum, or by a sole remaining Class B Director. A person elected to fill a vacancy or newly created directorship in accordance with the preceding sentences of this Section 4(b) of this Article VII shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified, or until his or her earlier resignation, death or removal.

(c) In the event of a vacancy on the Board, the remaining directors of the Corporation, except as otherwise provided by law, and so long as a quorum is present, shall exercise the powers of the full Board until the vacancy is filled.

5. Committees of the Board. The Board shall establish and maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it shall determine from time to time. For so long as any Founder serving as a director of the Corporation holds shares of Class B Common Stock, such Founder shall not be permitted to serve as a member of the compensation committee of the Board. Subject to applicable requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, at any time that any Class B Director is serving as a director of the Corporation, each committee of the Board (other than the compensation committee of the Board) shall include at least one (1) Class B Director unless a majority of the Class B Directors then in office approve the formation and composition of such committee.

6. Founder Termination Actions.

(a) No Founder Cause Termination Action shall be taken or approved or agreed to by or on behalf of the Corporation, and the Corporation shall not take any Founder Cause Termination Action in its capacity as stockholder of any of its subsidiaries (and shall use its best efforts to prevent any subsidiary board of directors or equivalent governing body or any committee thereof from taking any Founder Cause Termination Action), unless such Founder Cause Termination Action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of at least three-quarters (3/4) of the directors of the Corporation then in office.

(b) No Founder Non-Cause Termination Action shall be taken or approved or agreed to by or on behalf of the Corporation, and the Corporation shall not take any Founder Non-Cause Termination Action in its capacity as stockholder of any of its subsidiaries (and shall use its best efforts to prevent any subsidiary board of directors or equivalent governing body or any committee thereof from taking any Founder Non-Cause Termination Action), unless such Founder Non-Cause Termination Action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of (i) at least three-quarters (3/4) of the directors of the Corporation then in office and (ii) if any Founder is then serving as a director of the Corporation, at least one director of the Corporation who is a Founder; provided that, if only one Founder is then serving as a director of the Corporation and such Founder is the subject of the Founder Non-Cause Termination Action, the affirmative vote described in the foregoing clause (ii) shall not be required.

(c) Any Founder Cause Termination Action or Founder Non-Cause Termination Action considered by or voted upon by the Board shall concern one Founder only, and, in the event that more than one Founder is the subject of a Founder Cause Termination Action or a Founder Non-Cause Termination Action, a separate Founder Cause Termination Action or Founder Non-Cause Termination Action, as applicable, shall be considered and voted upon by the Board with respect to each such Founder.

7. Stakeholders. In addition to any other considerations which the Board, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of the Corporation, the Board, any committee thereof or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of the Corporation, taking into account and considering, as deemed appropriate, the effects of such action on the Corporation’s (a) stockholders and (b) other stakeholders, including the Corporation’s workforce, customers, suppliers, academic researchers, governments and communities, in the case of this clause (b), as may be identified or revised by the Board from time to time. Nothing in this Section 7 of this Article VII, elsewhere in this Certificate of Incorporation or in any other governing document, policy or guideline adopted by the Corporation from time to time shall (a) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (b) other than as vested in the Corporation’s stockholders to the extent provided under applicable law, be construed as creating any rights against any director of the Corporation or the Corporation. This Section 7 of this Article VII shall be deemed to grant discretionary authority only to the extent consistent with and permitted by law, and shall not be deemed to confer third-party beneficiary status on any person or entity.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment, repeal or modification of this Article VIII by the stockholders of the Corporation or by virtue of an amendment to the DGCL nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall adversely affect any limitation of personal liability or other right or protection of a director of the Corporation existing by virtue of this Article VIII at the time of such amendment, repeal, modification or adoption with respect to any act or omission occurring before such amendment, repeal, modification or adoption.

ARTICLE IX

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such director first in such director’s capacity as a director of the Corporation.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

1. The Corporation reserves the right to adopt, amend, alter or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 2 of this Article X, and all rights, powers and preferences conferred upon any stockholder, director or other Person herein are granted subject to this reservation.

2. Notwithstanding any other provision of this Certificate of Incorporation or provision of applicable law that might otherwise permit a lesser or no vote, but in addition to any vote or assent of any stockholder or the holders of any class or series of capital stock of the Corporation required by any provision of this Certificate of Incorporation or applicable law, the affirmative vote of the holders of shares representing at least two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation shall be required to adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation that is inconsistent with Article VI, Article VII, Article VIII, Article IX, this Article X or Article XI. So long as any share of Class B Common Stock remains outstanding, in addition to any other vote required by applicable law or this Certificate of Incorporation, the Corporation shall not, without the prior affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class, adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation (a) in a manner that adversely alters or changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions hereof applicable to the Class B Common Stock or other rights, powers or preferences of the Class B Common Stock; (b) to provide for any holder of Class A Common Stock to have more than one (1) vote per share or any right to a separate class vote of the holders of Class A Common Stock other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (c) to reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (d) to authorize, or issue any shares of, any class or series of capital stock of the Corporation (other than Class B Common Stock) having the right to more than one (1) vote per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; or (e) in a manner that otherwise adversely impacts or affects the rights, powers or preferences of the Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers or preferences of the Class A Common Stock. So long as any share of Class A Common Stock remains outstanding, in addition to any other vote required by applicable law or this Certificate of Incorporation, the Corporation shall not, without the prior affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class A Common Stock, voting as a separate class, adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise), any provision of this Certificate of Incorporation (i) in a manner that adversely alters or changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions hereof applicable to the Class A Common Stock or other rights, powers or preferences of the Class A Common Stock; (ii) to provide for any holder of Class B Common Stock to have more than ten (10) votes per share or any right to a separate class vote of the holders of Class B Common Stock other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (iii) to reclassify any outstanding shares of Class B Common Stock into shares having rights as to dividends or liquidation that are senior to the Class A Common Stock or the right to have more than ten (10) votes per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; or (iv) in a manner that otherwise adversely impacts or affects the rights, powers or preferences of the Class A Common Stock in a manner that is disparate from the manner in which it affects the rights, powers or preferences of the Class B Common Stock.

ARTICLE XI

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, and in furtherance (and not in limitation) of the powers conferred upon it by the DGCL, the Board shall have the power to adopt, amend, alter or repeal any provision of the Bylaws without the vote or assent of the stockholders.

2. Amendment by Stockholders. Except as otherwise provided therein, any provision of the Bylaws may be adopted, amended, altered or repealed at any annual meeting of stockholders, or any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

ARTICLE XII

MISCELLANEOUS

1. Opt Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.

2. Notice of Provisions. To the fullest extent permitted by applicable law, any Person acquiring, owning or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation (including those contained in Article IX).

3. Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

4. Incorporator; Initial Directors. The incorporator of the Corporation is [●], whose mailing address is [●]. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing address[es] of the individuals who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal, are as follows:

Name	Mailing Address
[●]	[●]
[●]
[●]
[●]
[●]
[●]
[●]
[●]

[End of text.]

THIS CERTIFICATE OF INCORPORATION is executed as of this [●] day of [●], 2021.

SOARING EAGLE ACQUISITION CORP.

By:
Name: [●]
Title: [●]

Annex C

Final Form

Bylaws of

Ginkgo Bioworks Holdings, Inc.

(a Delaware corporation)

C-i

(continued)

C-ii

Bylaws of

Ginkgo Bioworks Holdings, Inc.

Article I—Corporate Offices

1.1 Registered Office.

The address of the registered office of Ginkgo Bioworks Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to Be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the Corporation’s proxy statement for the annual meeting. Unless otherwise required by law, if the stockholder is not present in person to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; and (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to be present in person at the meeting to propose such business (the disclosures to be made pursuant to the foregoing clauses (1)-(3) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the

Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary and except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. The foregoing notice requirements of this Section 2.4 shall be deemed satisfied by a stockholder as to any proposal (other than a nomination) if the stockholder has notified the Corporation of his, her or its intention to present such proposal at an annual meeting in compliance with Rule 14a-8 under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(a) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. Unless otherwise required by law, if the stockholder is not present in person to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(i) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation or these bylaws, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(ii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend the time period) for the giving of a stockholder’s notice as described above.

(iii) In no event may a Nominating Person provide notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting; provided, however that if the Nominating Person is giving the notice on behalf of a beneficial owner, the foregoing clause shall mean that the number of director candidates a Nominating Person may nominate for election at the applicable meeting on behalf of any beneficial owner shall not be greater than the number of director candidates that are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice for an annual meeting or timely notice for a special meeting), (ii) the date set forth in Section 2.5(b)(i), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) if requested by the Corporation, a written representation and agreement (in a form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director, and (D) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(b) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice or information previously provided, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person (including present by remote communication) or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by class or series is required on a matter, the holders of a majority in voting power of such class or series issued and outstanding and entitled to vote, present in person (including present by remote communication) or represented by proxy, shall constitute a quorum for such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person (including by remote communication) or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

Meetings of stockholders shall be presided over by the chairperson of the Board, if any, or in his or her absence by the vice chairperson of the Board, if any, or in the absence of the foregoing persons by the Chief Executive Officer, or in the absence of the foregoing persons by the President, or in the absence of the foregoing persons by a vice president, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

(a) Except as otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

(b) Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Unless a different or minimum vote is provided for such matter by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the required vote for such matter, each matter (other than the election of directors) presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever Sections 2.4, 2.5, and 2.6 require one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by Sections 2.4, 2.5, and 2.6.

2.17 Action without Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Article III—Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation; Removal; Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Any director may only be removed from office as provided by the Certificate of Incorporation.

Vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled as provided by the Certificate of Incorporation. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the director and until such director’s successor shall have been elected and qualified.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without further notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation in accordance with the requirements of the Certificate of Incorporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election and removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

in each case, with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or the President to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, and to the provisions of the Certificate of Incorporation, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Except as otherwise required by the Certificate of Incorporation or these bylaws (including, without limitation, as otherwise required by Section 2.16), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile, by docusign or any other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile, docusign or any other form of electronic signature to the fullest extent permitted by applicable law.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, or the Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law, in these bylaws and in the Certificate of Incorporation. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or

(3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by electronic mail in accordance with the first paragraph of this Section or by any other form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Forum

9.1 Choice of Forum.

(a) Unless the Corporation expressly consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks subject matter jurisdiction, another state or federal court located within the State of Delaware (collectively, the “Selected Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of these bylaws or the Certificate of Incorporation, or to interpret, apply, enforce or determine the validity of these bylaws or the Certificate of Incorporation, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery; provided, however, that the foregoing shall not apply to any action, claim or proceeding (A) as to which a Selected Court determines that there is an indispensable party not subject to the jurisdiction of the Selected Courts (and the indispensable party does not consent to the personal jurisdiction of the Selected Courts within ten (10) days following such determination) or (B) the subject matter of which is within the scope contemplated by Section 9.1(b).

(b) Unless the Corporation expressly consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

(c) Notwithstanding the foregoing, the provisions of this Section 9.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

9.2 Consent to Jurisdiction.

If any action, claim or proceeding the subject matter of which is within the scope contemplated by Section 9.1 is filed in the name of any stockholder of the Corporation in a court other than the applicable courts specified in Section 9.1, then such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the applicable courts specified in Section 9.1 in connection with any action brought in any such court to enforce this Article IX and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder.

9.3 Remedies.

Failure to enforce the provisions of this Article IX would cause the Corporation irreparable harm and, accordingly, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions.

Article X—Indemnification

10.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person a “covered person”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the initiation of such Proceeding (or part thereof) by such person was authorized in advance in the specific case by the Board.

10.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

10.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.

10.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

10.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

10.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability, loss or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability, loss or expense under the provisions of the DGCL.

10.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

10.8 Continuation of Indemnification.

The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

10.9 Amendment or Repeal; Interpretation.

The provisions of this Article X shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article X the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article X are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other entity. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not in and of itself result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X .

10.10 Other Indemnification and Advancement of Expenses.

This Article X shall not limit the right of the Corporation, to the fullest extent and in the manner permitted by law, to indemnify and to advance expenses to other persons serving the Corporation when and as authorized by appropriate corporate action.

Article XI—Amendments

The Board is expressly empowered to adopt, amend or repeal these bylaws. The stockholders also shall have power to adopt, amend or repeal these bylaws at any annual meeting of stockholders, or any special meeting of stockholders called for such purpose; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation; provided further, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

Article XII—Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases

(including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

[Remainder of page intentionally left blank.]

Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on May 11, 2021, by and between Soaring Eagle Acquisition Corp., a Cayman Islands exempted company (the “Company”), and the undersigned subscriber (“Subscriber”).

RECITALS

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into an Agreement and Plan of Merger with Ginkgo Bioworks, Inc., a Delaware corporation (the “Target”) and SEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will be domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and, promptly thereafter, Merger Sub will merge with and into the Target, with the Target surviving the merger as a wholly owned subsidiary of the Company (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, following the Domestication and prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment, by or on behalf of Subscriber to the Company, of the aggregate Per Share Price for all Subscribed Shares (the “Purchase Price”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Subscribers”) acquiring Class A Common Shares at the same Per Share Price; and

WHEREAS, pursuant to this Subscription Agreement and the Other Subscription Agreements, Subscriber and the Other Subscribers collectively have agreed to purchase on the closing date of the Transaction (the “Closing Date”) an aggregate of up to 77,500,000 Class A Common Shares, each at the Per Share Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1. Subscription. On the terms and subject to the conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price by or on behalf of Subscriber to the Company, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber and the Company acknowledge that, as a result of the Domestication, the Subscribed Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company.

2. Closing.

(a) The consummation of the Subscription (the “Closing”) shall occur on the Closing Date, following the Domestication and prior to or substantially concurrent with (and subject to) the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver to the Company (A) the Purchase Price in cash via wire transfer to the account of the Company specified in the Closing Notice and (B) such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber at the Closing. The Company shall deliver to Subscriber (1) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (2) promptly after the Closing, written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and, to the extent that any Subscribed Shares have been delivered to Subscriber, such Subscribed Shares shall be deemed repurchased and any related book entries shall be cancelled. For the avoidance of doubt, unless this Subscription Agreement has been validly terminated pursuant to Section 7, the return of any funds delivered by Subscriber to the Company shall not terminate this Subscription Agreement or relieve Subscriber of any of its obligations hereunder (including its obligation to purchase the Subscribed Shares at the Closing following the Company’s delivery to Subscriber of a new Closing Notice). For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(c) The Closing shall be subject to the satisfaction or written waiver by each of the Company and Subscriber of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Class A Common Shares for offering or sale or trading by the applicable stock exchange on which the Class A Common Shares are to be listed (the “Exchange”) or the United States Securities and Exchange Commission (the “Commission”) shall be in effect;

(ii)

all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval by the Company’s shareholders, shall have been satisfied (as determined by the parties to the Merger Agreement) (other than those of such conditions precedent that, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby) or waived, and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing; and

(iii)

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and, to the knowledge of the Company, no such governmental authority shall have instituted a proceeding seeking to impose any such restraint or prohibition which remains pending.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or written waiver by the Company of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing; and

(ii)

Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or written waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined below) or any similar limitation contained herein) at and as of the Closing (except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(ii)

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)

except to the extent consented to in writing by Subscriber, the Merger Agreement shall not have been amended in writing by the Company in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(iv)	the Subscribed Shares shall be approved for listing on the Exchange.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power (corporate or otherwise) and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).

(b) The Subscribed Shares will have been duly authorized prior to the Closing and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions

(other than those arising under this Subscription Agreement or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(e) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Subscribed Shares), other than (i) those required by applicable securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by the Exchange, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, including those required in connection with the Domestication, (vi) those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(f) As of their respective dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports filed by the Company with the Commission. Notwithstanding anything in this Subscription Agreement to the contrary, no representation or warranty is made as to the accounting treatment of the Company’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such warrants as equity rather than liabilities in the Company’s currently issued financial statements. Furthermore, Subscriber acknowledges and agrees that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports or any statements or information included therein in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC related thereto shall be deemed not to be material for purposes of this Subscription Agreement.

(g) As of the date hereof, the authorized share capital of the Company consists of (i) 1,000,000 preference shares, with a par value of $0.0001 per share (“Preference Shares”), and (ii) 480,000,000 ordinary shares, with a par value of $0.0001 per share, consisting of 400,000,000 Class A ordinary shares (“Class A Ordinary Shares”) and 80,000,000 Class B ordinary shares (“Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”). As of the date hereof: (A) 172,500,000 Class A Ordinary Shares, 43,125,000 Class B Ordinary Shares and no Preference Shares are issued and outstanding; (B) 53,750,000 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (“Ordinary Warrants”), are issued and outstanding, including 19,250,000 private placement warrants; and (C) no Class A Ordinary Shares are subject to issuance upon exercise of outstanding options.

Following the Domestication, and immediately prior to the Closing (assuming that no elections to redeem any Class A Ordinary Shares in connection with the consummation of the Transaction have been validly made), the authorized share capital of the Company will consist of (i) 200,000,000 shares of preferred stock, with a par value of $0.0001 per share (“Preferred Shares”), and (ii) 15,800,000,000 shares of common stock, with a par value of $0.0001 per share, consisting of 10,500,000,000 Class A Common Shares, 4,500,000,000 shares of Class B common stock (“Class B Common Shares”), 800,000,000 shares of Class C common stock (“Class C Common Shares” and, together with the Class A Common Shares and Class B Common Shares, the “Common Shares”). Following the Domestication, and immediately prior to the Closing (assuming that no elections to redeem any Class A Ordinary Shares in connection with the consummation of the Transaction have been validly made): (A) 215,625,000 Class A Common Shares, no Class B Common Shares, no Class C Common Shares and no Preferred Shares will be issued and outstanding; (B) 53,750,000 warrants, each exercisable to purchase one Class A Common Share at $11.50 per share (“Common Warrants”), will be issued and outstanding, including 19,250,000 private placement warrants; and (C) no Class A Common Shares will be subject to issuance upon exercise of outstanding options.

No Ordinary Warrants or Common Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights, and, following the Domestication, all issued and outstanding Common Shares will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be subject to preemptive rights. All outstanding Ordinary Warrants have been duly authorized and validly issued, and, following the Domestication, all outstanding Common Warrants will have been duly authorized and validly issued. As of the date hereof, except as set forth above in this Section 3(g) and pursuant to (i) this Subscription Agreement and the Other Subscription Agreements, (ii) the forward purchase agreements entered into on February 23, 2021 by the Company and funds managed by Franklin Advisors, Inc. and by the Company and accounts managed by Wellington Management Company LLP, respectively, (collectively, the “Forward Purchase Agreements”) or (iii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares, Common Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub), whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on February 23, 2021 pursuant to which Eagle Equity Partners III, LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Merger Agreement. Other than Class B Ordinary Shares, which have the anti- dilution rights described in the Company’s amended and restated memorandum and articles of association that will be waived in connection with the Transaction, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) any other share capital of the Company to be issued pursuant to the Transaction.

(h) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(i) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Exchange under the symbol “SRNG.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Exchange or the Commission seeking to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares or, when registered and issued in connection with the Domestication, the Class A Common Shares on the Exchange. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Class A Common Shares.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(k) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(l) The Company is not, and immediately after receipt of payment for the Subscribed Shares will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

(n) The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Placement Agents (as defined herein).

(o) Other than the Other Subscription Agreements, the Forward Purchase Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s contemplated investment in the Company; provided that one or more Other Subscription Agreements may include (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of such Other Subscriber, or (ii) any rights or benefits which are personal to an

Other Subscriber based solely on its place of organization or headquarters, its organizational form, or other particular restrictions applicable to such Other Subscriber. Subject to the foregoing proviso, the Other Subscription Agreements (x) as of the date hereof, reflect the same Per Share Price and other material terms with respect to the purchase of Class A Common Shares that are no more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement and (y) shall not be amended after the date hereof to provide for terms with respect to the purchase of the Class A Common Shares that are more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, unless such amended terms are also offered to the Subscriber.

(p) Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or controlled affiliates is a (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) any person operating, organized or resident in a country or territory which is itself the subject or target of any Sanctions (at the time of this Subscription Agreement, Crimea, Cuba, Iran, North Korea, and Syria) or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Company has not heretofore engaged in any transaction to lend, contribute or otherwise make available its funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Crimea, Cuba, Iran, North Korea, Syria or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares. Subscriber acknowledges that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(e) Subscriber and its investment adviser, if applicable, understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States.

(f) Subscriber and its investment adviser, if applicable, understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction, any Placement Agent (as defined herein), or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) In making its decision to purchase the Subscribed Shares, Subscriber, and its investment adviser, if applicable, has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including the Target and its subsidiaries (collectively, the “Acquired Companies”)). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that none of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Allen & Company LLC, acting as placement agents to the Company (each, a “Placement Agent” and, collectively, the “Placement Agents”), or any affiliate of any Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares and that no such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. The Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies, which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company. In connection with the issuance of the Subscribed Shares to Subscriber, Subscriber acknowledges that none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.

(h) Subscriber, and its investment adviser, if applicable, became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from a Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from a Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber, and its investment adviser, if applicable, acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is an institutional account as defined in FINRA Rule 4512(c). Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) Subscriber, and its investment adviser, if applicable, has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof, Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or end of day short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 4(m) shall not apply to ordinary course, non-speculative hedging transactions.

(n) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and neither the Company nor any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

(o) Subscriber will have sufficient funds to pay the Purchase Price pursuant to and in accordance with Section 2(b).

(p) Subscriber acknowledges that it has not relied upon any statement, representation or warranty made by any person, firm or corporation (including the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives, or the Placement Agents), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, or any Other Subscriber in making its investment or decision to invest in the Company. Subscriber agrees that none of (i) any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Class A Common Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) or (ii) the Placement Agents or any of their respective affiliates or any of its or their respective affiliates’ control persons, officers, directors or employees shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Class A Common Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

(q) Subscriber acknowledges that Morgan Stanley & Co. LLC and Allen & Company LLC are each acting as financial advisor to the Target in connection with the Transaction. Subscriber further acknowledges that Goldman Sachs & Co. LLC is acting as financial advisor to the Company in connection with the Transaction.

(r) Subscriber agrees that, notwithstanding anything herein to the contrary, the Placement Agents and the Target may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Shares.

(a) The Company agrees that, on or prior to the Closing Date (the “Filing Deadline”), the Company shall use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective upon the Closing or as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Filing Deadline (or one hundred and twenty (120) calendar days after the Filing Deadline if the Registration Statement is reviewed by, and comments thereto are provided by, the Commission) and (2) the tenth (10th) Business Day after the date the Company is notified by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Company will provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, the Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and, during the Effectiveness Period (as defined below), as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company will use commercially reasonable efforts to cause the Registration Statement to remain effective with respect to Subscriber until the earliest of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold and (iii) the first date on which Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The period commencing on the date on which the Registration Statement is actually filed and ending on the earliest of the dates referenced in the immediately preceding sentence is referred to herein as the “Effectiveness Period”. During the Effectiveness Period, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Class A Common Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restrictions on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of the Registration Statement, (i) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, (ii) if the Company’s CEO, CFO or General Counsel believes, upon the advice of legal counsel, that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company or (iii) at any time that the Company is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective (each such circumstance, a “Suspension Event”); provided that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than three (3) times, in each case, during any three hundred sixty (360)-day period and (y) during the Effectiveness Period, the Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by Subscriber of the Subscribed Shares as soon as practicable thereafter.

(b) At its expense, during the Effectiveness Period, the Company shall advise Subscriber within two (2) Business Days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the Company’s receipt of notice of the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the

Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent required to provide notice to Subscriber of the occurrence of such events.

(c) At its expense, during the Effectiveness Period, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated by clause (A) or (B) above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Upon receipt of written notice from the Company of the happening of any Suspension Event during the Effectiveness Period or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or another exemption from registration) until the Company prepares a supplemental or amended prospectus (which the Company agrees to prepare promptly) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

(f) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), its officers, directors, employees, members, managers, partners and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, employees, members, managers, partners and agents of such controlling persons to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except (i) to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or (ii) Subscriber otherwise violated any federal or state securities law or any rule or regulation thereunder.

(g) Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which Subscriber is aware.

(h) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(f) shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

6. Other Covenants.

(a) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell Subscribed Shares to the public without registration, the Company agrees, until Subscriber no longer holds Subscribed Shares, to use commercially reasonable efforts to:

i.	make and keep public information available, as those terms are understood and defined in Rule 144;

ii.

file with the Commission in a timely manner all reports and other documents required to be filed by the Company under Section 13 or Section 15(d) of the Exchange Act, for so long as the Company remains subject to such requirements and the filing of such reports and other documents is required to enable Subscriber to sell Subscribed Shares under Rule 144; and

iii.

furnish to Subscriber, upon request in connection with an anticipated sale of Subscribed Shares by Subscriber under Rule 144, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144(c), the Securities Act and the Exchange Act during the 12-month period preceding the date of such anticipated sale and (y) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

(b) In connection with any sale or other disposition of the Subscribed Shares by the Subscriber pursuant to Rule 144 and upon compliance by the Subscriber with the requirements of this Section 6(b), if requested by the Subscriber, the Company shall cause the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within five (5) trading days of any such request therefor from the Subscriber; provided that the Company and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Subscribed Shares and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Subscribed Shares (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within five (5) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement and (c) the date that is 60 days after the Outside Deadline (as defined in the Merger Agreement as in effect on the date hereof, without giving effect to any amendment, modification or waiver of any provision thereof that would have the effect of extending the Outside Deadline to a later time); provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof, and any monies paid by the Subscriber to the Company in connection herewith shall be promptly returned to the Subscriber within one (1) Business Day of such termination.

8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, that arises as a result of, in connection with or relating in any way to this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (iii) will not seek recourse against the Trust Account for any Released Claims; provided however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated memorandum and articles of association in respect of any redemptions by Subscriber of its public Ordinary Shares of the Company acquired by any means other than pursuant to this Subscription Agreement.

9. Miscellaneous.

(a) The provisions of this Subscription Agreement shall be interpreted in accordance with the following definitions, which shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “or” and “any” shall not be construed to be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder; (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Subscription Agreement in its entirety and not to any particular provision hereof; and (iii) references to “Sections” shall be construed to refer to sections of this Subscription Agreement. “Writing”, “written” and comparable terms shall be deemed to refer to printing, typing or any other means (including e-mail and other electronic or digital media) of reproducing words in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. Each party hereto acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other party hereto in, the negotiation and execution of this Subscription Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the party that drafted such contract or other document or provision thereof.

(b) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clause (i), (iii) or (iv) of this Section 9(b), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(b).

(c) Subscriber acknowledges that the Company, the Target and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware of any failure of any of its representations or warranties set forth herein to be true and correct, or any failure to perform or comply with any of its covenants set forth herein, in each case, such that the condition specified in Section 2(e)(i) or Section 2(e)(ii) would not be satisfied on the Closing Date.

(d) Each of the Company, the Target, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby.

(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction, including in connection with the consummation of the Domestication). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages Subscriber (or an affiliate that controls, is controlled by or is under common control with such investment manager or investment advisor) or, with the Company’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(h) The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent reasonably available; provided that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations, (B) as requested by the staff of the Commission and (C) to the extent such disclosure is required by other laws, rules or regulations, any order of a governmental authority or under the rules or regulations of the Exchange. Subscriber acknowledges that the Company will file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(i) This Subscription Agreement may not be amended, modified, waived or terminated (other than as provided by and in accordance with Section 7) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought. Notwithstanding the foregoing, (i) no amendment, modification, or waiver of any provision of this Subscription Agreement, and (ii) no consent to termination of this Subscription Agreement (including pursuant to Section 7(b)), shall be effective unless and until consented to in writing by the Target.

(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof.

(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that (i) the Target is a third party beneficiary of this Subscription Agreement with respect to the rights of the Company hereunder and shall have the right to enforce, among other things, Subscriber’s obligation to fund the Purchase Price, (ii) the Placement Agents shall be intended third party beneficiaries of the representations and warranties of the Company in Section 3 hereof and of Subscriber in Section 4 hereof and of the provisions of Section 9 hereof applicable to it.

(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

(q) EACH PARTY HERETO AND ANY PERSON IDENTIFIED AS A THIRD PARTY BENEFICIARY HEREUNDER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(b) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

(s) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agents. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber (i) in any press release or marketing materials without the prior written consent (including by e-mail) of Subscriber or (ii) in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the applicable securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the rules or regulations of the Exchange, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

(t) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber, any Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscriber or other investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscriber or other investor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed, or caused to be executed by its duly authorized representative, this Subscription Agreement as of the date first set forth above.

Soaring Eagle Acquisition Corp.

By:
Name:
Title: Address for Notices:

[SUBSCRIBER]

By:
Name:
Title: Address for Notices:

Name in which Subscribed Shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to PIPE Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

** AND **

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, Massachusetts or similar business trust, limited liability company, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

[Specify which tests:                ]

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Annex E

GINKGO BIOWORKS HOLDINGS, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements, to impose a mandatory holding period pursuant to which some or all Participants may not dispose of or transfer Shares issued under the Plan for a period of time determined by the Administrator in its discretion, and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Plan’s effective date, the Company will cease granting awards under any Prior Plan; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan. Shares issued under the Plan (i) may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares and (ii) may be issued as Class A Common Stock or Class B Common Stock, as determined by the Administrator in its sole discretion.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 200,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options (any or all of which may be granted with respect to Class A Common Stock and/or Class B Common Stock).

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $1,000,000, increased to $1,250,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director (in either case, the “NED Limit”). For the avoidance of doubt, the value of any cash or equity-based compensation granted prior to the Plan’s effective date shall not count against the NED Limit. The Administrator may make exceptions to a NED Limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right (i) violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries or (ii) commits a material violation or breach of a Company policy that relates to discrimination, harassment, retaliation or that is otherwise customarily punishable by termination of employment, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation or breach, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to Service Providers, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(g) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(h) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(i) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(j) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(k) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long- term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(m) To provide for the cancellation of any such Award in exchange for either an amount of cash (except with respect to Non-Employee Directors) or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(n) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(o) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(p) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(q) To replace such Award with other rights or property selected by the Administrator; and/or

(r) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Change in Control. Notwithstanding Section 8.2 above, if a Change in Control occurs and Awards are not continued, converted, assumed, or replaced with a comparable award (as determined by the Administrator) by (i) the Company or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then immediately prior to the Change in Control such Awards (other than any Award that is regularly scheduled to vest based on the attainment of performance-based vesting conditions) will become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards will lapse, in which case, such Awards will be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. An Award will be considered replaced with a comparable award if the Award is exchanged for an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of such Award in such Change in Control (as determined by the Administrator), even if such cash or other property payable with respect to the unvested portion of such Award remains subject to similar vesting provisions following such Change in Control. Notwithstanding the foregoing, the Administrator will have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly. Notwithstanding anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, grant one or more Awards to any Employee, Director or Consultant (including any Employee, Director or Consultant who is a substantial security holder (i.e., those controlling 5% or more of the Company’s shares or voting power)) that represent, directly or indirectly, one percent or more of the Common Stock or one percent or more of the voting power of the Company.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their fair market value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price or base price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base price in excess of Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or base price per share that is less than the exercise price or base price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration . The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Additional Terms of Incentive Stock Options . The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. The Plan will become effective upon the consummation of the Initial Business Combination. However, the effectiveness of the Plan shall be subject to approval of the Plan by the Company’s stockholders. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan. The Plan shall remain in effect until terminated by the Administrator under Section 10.4; provided, that, any provision of the Plan that constitutes a “formula” under the New York Stock Exchange Listed Company Manual (or such successor manual of the New York Stock Exchange) shall only remain in effect until the tenth anniversary of the date the Company’s stockholders last approved the Plan, and Incentive Stock Options may not be granted under the Plan after the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(s) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(t) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(u) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or the Company, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such shorter or longer period as determined by the underwriter or the Company (including as set forth in the Charter), and subject to such exceptions as may be determined by the underwriter or the Company (including as set forth in the Charter).

10.9 Conversion of Stock. The Awards granted and Shares issuable and issued pursuant to this Plan are subject to the provisions of the Charter regarding the conversion of shares of Class B Common Stock to Class A Common Stock. In addition, prior to or in connection with issuing any Shares subject to Awards under the Plan, the Administrator may convert Awards previously granted covering shares of Class B Common Stock to Class A Common Stock or convert Awards previously granted covering shares of Class A Common Stock to Class B Common Stock.

10.10 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.10 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.10. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.11 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.12 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.13 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.14 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

10.15 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.16 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.18 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7 “Charter” means the Certificate of Incorporation of Soaring Eagle Acquisition Corp, as amended from time to time.

11.8 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share, which entitle the holder thereof to one vote per share on all Company voting matters.

11.9 “Class B Common Stock” means the Class B common stock of the Company, par value of $0.0001 per share, which entitle the holder thereof to ten votes per share on all Company voting matters.

11.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12 “Common Stock” means either the Class A Common Stock or Class B Common Stock of the Company.

11.13 “Company” means Ginkgo Bioworks Holdings, Inc., a Delaware corporation, or any successor.

11.14 “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.15 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16 “Director” means a Board member.

11.17 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.18 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.19 “Earn-out Share” has the meaning set forth in the Merger Agreement.

11.20 “Employee” means any employee of the Company or its Subsidiaries.

11.21 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.23 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for the last market trading day prior to such date, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case, the Administrator may determine the Fair Market Value in its discretion.

11.24 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.25 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.26 “Initial Business Combination” means the transactions contemplated by the Merger Agreement.

11.27 “Merger Agreement” means the Agreement and Plan of Merger, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc., and Ginkgo Bioworks, Inc.

11.28 “Non-Employee Director” means a Director who is not an Employee.

11.29 “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.30 “Option” means an option to purchase Shares.

11.31 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.32 “Overall Share Limit” means the sum of (i) 200,000,000 Shares; (ii) any shares of Common Stock which remain available for future grants under any Prior Plan as of immediately prior to approval of the Plan by the Company’s stockholders; (iii) any shares of Common Stock which are subject to Prior Plan Awards which become available for issuance under the Plan pursuant to Article IV; (iv) any Remaining Earn-out Shares; and (v) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 4% of the aggregate number of shares of common stock of the Company outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.33 “Participant” means a Service Provider who has been granted an Award.

11.34 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.35 “Plan” means this 2021 Incentive Award Plan.

11.36 “Prior Plan” means the Ginkgo Bioworks, Inc. 2008 Stock Incentive Plan and/or the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan.

11.37 “Prior Plan Award” means an award outstanding under any Prior Plan as of immediately prior to approval of the Plan by the Company’s stockholders.

11.38 “Remaining Earn-out Shares” has the meaning set forth in the Merger Agreement, which Remaining Earn-out Shares shall be subject to the vesting and forfeiture conditions set forth in the Merger Agreement.

11.39 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.40 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.41 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.42 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.43 “Securities Act” means the Securities Act of 1933, as amended.

11.44 “Service Provider” means an Employee, Consultant or Director.

11.45 “Shares” means shares of Common Stock.

11.46 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.47 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.48 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.49 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex F

GINKGO BIOWORKS HOLDINGS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering. Notwithstanding the foregoing, to the extent a limitation or requirement set forth in the Plan is specifically mandated under Section 423 of the Code, such limitation or requirement need not apply to the Non-Section 423 Component and the Administrator may eliminate application of such limitation or requirement to the Non-Section 423 Component in its discretion, subject to stockholder approval only to the extent required by Applicable Law.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1 “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any

F-1

stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share, which entitle the holder thereof to one vote per share on all Company voting matters.

2.6 “Class B Common Stock” means the Class B common stock of the Company, par value of $0.0001 per share, which entitle the holder thereof to ten votes per share on all Company voting matters.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.8 “Common Stock” means either the Class A Common Stock or Class B Common Stock of the Company.

2.9 “Company” means Ginkgo Bioworks Holdings, Inc., a Delaware corporation, or any successor.

2.10 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation or wages received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits and other special payments.

2.11 “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either or both the Section 423 Component or Non-Section 423 Component, unless otherwise prohibited by Applicable Law; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.12 “Eligible Employee” means:

(a) With respect to the Section 423 Component, an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(b) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (iii) such Employee’s customary employment is for twenty hours per week or less; (iv) such Employee’s customary employment is for less than five months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the

F-2

laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees in the Section 423 Component, in accordance with Treasury Regulation Section 1.423-2(e).

(c) With respect to the Non-Section 423 Component, an Employee; provided that the Administrator may limit eligibility within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees.

2.13 “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and, with respect to the Section 423 Component, meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). With respect to participation in the Section 423 Component, where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

2.14 “Enrollment Date” means the first Trading Day of each Offering Period.

2.15 “Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for the last market Trading Day prior to such date, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case, the Administrator may determine the Fair Market Value in its discretion.

2.16 “Initial Business Combination” means the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc., and Ginkgo Bioworks, Inc.

2.17 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.18 “Offering” means an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.19 “Offering Document” has the meaning given to such term in Section 4.1.

F-3

2.20 “Offering Period” has the meaning given to such term in Section 4.1.

2.21 “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.22 “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.23 “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.24 “Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.25 “Purchase Date” means the last Trading Day of each Offering Period, or such other date as determined by the Administrator and set forth in the Offering Document.

2.26 “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.27 “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.28 “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.29 “Share” means a share of Common Stock.

2.30 “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship and that constitutes a “subsidiary” of the Company for purposes of Form S-8.

2.31 “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

2.32 “Treas. Reg.” means U.S. Department of the Treasury regulations.

F-4

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 20,000,000 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of common stock of the Company outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of 100,000,000 Shares, subject to Article VIII.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan (i) may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market and (ii) may be issued as Class A Common Stock or Class B Common Stock, as determined by the Administrator in its sole discretion.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven months;

(b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 25,000 Shares; and

(c) such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

F-5

5.2 Enrollment in Plan.

(a) Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 25% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period that is at least five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under

F-6

“employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8 Leave of Absence. During leaves of absence approved by the Company and, with respect to the Section 423 Component, meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to the Participant’s authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last day of the Offering Period, and (y) the date on which the Participant withdraws in accordance with the Plan.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the

F-7

purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period

F-8

(or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, and general transfers between participation in the Section 423 Component and the Non-Section 423 Company, consistent with the requirements of Section 423 of the Code, to the extent applicable.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations

F-9

established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be

F-10

required to amend the Plan to the extent required by Applicable Law, including to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.

TERM OF PLAN

The Plan shall become effective upon the consummation of the Initial Business Combination. The effectiveness of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. The Plan shall remain in effect until terminated under Section 9.1. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the

F-11

Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or

F-12

privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

F-13

12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.12 Conversion of Shares. Shares purchased under the Plan are subject to the Company’s certificate of incorporation regarding the conversion of shares of Class B Common Stock to Class A Common Stock. In addition, prior to or in connection with issuing any Shares under the Plan, the Administrator may convert shares of Class B Common Stock to Class A Common Stock or convert shares of Class A Common Stock to Class B Common Stock.

12.13 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

*  *  *  *  *

F-14

Annex G

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SOARING EAGLE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SOARING EAGLE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

1	The name of the Company is Soaring Eagle Acquisition Corp.

1

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

2	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

3	The liability of each Member is limited to the amount unpaid on such Member’s shares.

4

The share capital of the Company is US$48,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 80,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

5

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SOARING EAGLE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Cause”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange or The Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Private Placement Warrants”	means the warrants issued by the Company in a private placement simultaneously with the closing date of the IPO.

“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Eagle Equity Partners III, LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the sale of the Private Placement Warrants, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (except as otherwise expressly provided in the Articles) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 25 per cent of the sum of: (a) the total number of all Class A Shares in issue immediately prior to such conversion; plus (b) all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor or to the Company’s officers and directors upon the conversion of working capital loans made to the Company; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1 The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	subject to Article 18.4, consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 31.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18.4

Prior to the closing of a Business Combination this Article 18.4 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Advance Notice for Business

22.1

At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

22.2

To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

22.3

For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the

120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

22.4 Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)

a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)

a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a “Covered Arrangement”); and

(iv)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)

a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)

notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)

any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

22.5

Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

22.6	Notwithstanding anything in the Articles to the contrary:

(a)

no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)

unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

22.7

Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, “public announcement” shall mean:

(a)	prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)	on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

22.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

22.9

Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

23	Proceedings at General Meetings

23.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

23.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11	A resolution put to the vote of the meeting shall be decided on a poll.

23.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

24	Votes of Members

24.1

Subject to any rights or restrictions attached to any Shares, including as set out at Articles 18.4, 31.1 and 49, every Member present in any such manner shall have one vote for every Share of which he is the holder.

24.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25	Proxies

25.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

26.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors

28.1

There shall be a board of Directors consisting of not less than one person provided however that, subject to Article 31.1, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28.2

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

29	Nomination of Directors

29.1 Subject to Article 31.1, nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)

complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

29.2

Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

29.3	Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)

any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)

a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)

all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)

whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)

an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

29.4

No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 29.3(e); or

(b)

timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

29.5

Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).

29.6

Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

29.7

To be eligible to be a nominee for election or re-election as a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)

any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s duties under Applicable Law;

(b)

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)

in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)

if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

29.8

At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

29.9

Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

30	Powers of Directors

30.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares increase and decrease the number of Directors and appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director, even if such Director will be appointed in connection with the closing of a Business Combination.

31.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

31.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.4

Prior to the closing of a Business Combination, Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

32	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors’ Interests

35.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

37.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

49.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49.2	Prior to the closing of a Business Combination:

(a)	only the Class B Shares shall carry the right to vote on any resolution of the shareholders to approve any transfer by way of continuation pursuant to this Article; and

(b)

this Article 49.2 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

50 Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51 Business Combination

51.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

51.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

51.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

51.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

51.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “Redemption Limitation”).

51.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

51.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or 30 months from the consummation of the IPO if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

51.8	In the event that any amendment is made to this Article:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 24 months from the consummation of the IPO, or 30 months from the consummation of the IPO if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b) with respect to any other material provisions relating to Member’s rights or pre-initial Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

51.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

51.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Public Shares on a Business Combination.

51.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

51.12	The Company shall not enter into an initial Business Combination solely with another blank cheque company or a similar company with nominal operations.

51.13

The Company may enter into a Business Combination with a target business that is an Affiliate of the Sponsor, an Officer or a Director. In the event the Company seeks to complete a Business Combination with a target business that is an Affiliate of the Sponsor, an Officer or a Director, the Company, or a committee of Independent Directors, shall obtain an opinion from an independent investment banking firm which is a member of the United States Financial Industry Regulatory Authority or another independent entity that commonly renders valuation opinions stating that the consideration to be paid by the Company in such a Business Combination is fair to the Company from a financial point of view.

52	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

53	Business Opportunities

53.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

53.3

Notwithstanding anything to the contrary in this Article, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company and it is an opportunity the Company is able to complete on a reasonable basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. SRNG’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. SRNG has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures SRNG against its obligations to indemnify its officers and directors.

SRNG’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to SRNG and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by SRNG if (i) SRNG have sufficient funds outside of the trust account or (ii) SRNG consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SRNG pursuant to the foregoing provisions, SRNG have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1†	Merger Agreement, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex A).

2.1**	Plan of Domestication.

3.1	Memorandum and Articles of Association of Soaring Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.1 of SRNG’s Form S-1/A (File No. 333-251661), filed with the SEC on February 22, 2021).

3.2	Amended and Restated Memorandum and Articles of Association of Soaring Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.2 of SRNG’s Form S-1/A (File No. 333-251661), filed with the SEC on February 22, 2021).

3.3	Second Amended and Restated Memorandum and Articles of Association of Soaring Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.1 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on February 26, 2021).

3.4	Form of New Ginkgo Charter (attached to the proxy statement/prospectus which forms part of this registration statement as Annex B).

3.5	Form of New Ginkgo Bylaws (attached to the proxy statement/prospectus which forms part of this registration statement as Annex C).

Exhibit	Description

3.6**	Form of Certificate of Domestication of the Registrant, to be filed with the Secretary of State of Delaware.

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of SRNG’s Form S-1/A (File No. 333-251661), filed with the SEC on February 22, 2021).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of SRNG’s Form S-1/A (File No. 333-251661), filed with the SEC on February 22, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of SRNG’s Form S-1/A (File No. 333-251661), filed with the SEC on February 22, 2021).

4.4	Warrant Agreement, dated as of February 23, 2021, by and among Soaring Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on February 26, 2021).

4.5**	Specimen Class A Common Stock Certificate.

5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.

8.1*	Opinion of White & Case LLP regarding certain federal income tax matters.

10.1+	Form of Ginkgo Bioworks Holdings, Inc. 2021 Incentive Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex E).

10.2+	Form of Ginkgo Bioworks Holdings, Inc. 2021 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex F).

10.3	Form of Subscription Agreement (attached to the proxy statement/prospectus which forms part of this registration statement as Annex D).

10.4	Registration Rights Agreement, dated as of February 23, 2021, by and among Soaring Eagle Acquisition Corp., Eagle Equity Partners III, LLC and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on February 26, 2021).

10.5	Company Stockholder Support Agreement, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and certain Supporting Stockholders of Ginkgo Bioworks, Inc. (incorporated by reference to Exhibit 10.3 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on May 11, 2021).

10.6	Sponsor Support Agreement, dated as of May 11, 2021, by and among Eagle Equity Partners III, LLC, Ginkgo Bioworks, Inc., Soaring Eagle Acquisition Corp. and certain of its shareholders (incorporated by reference to Exhibit 10.4 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on May 11, 2021).

10.7	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on May 11, 2021).

10.8*	Ginkgo Bioworks, Inc. 2008 Stock Incentive Plan, as amended as of June 18, 2014.

10.9*	Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan.

10.10*	Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, effective May 1, 2019.

10.11*	Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, effective September 9, 2019.

10.12*	Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, effective November 14, 2019.

Exhibit	Description

10.13*	Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, effective April 8, 2020.

10.14*	Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, effective March 15, 2021.

10.15*	Form of Incentive Stock Option Agreement, granted under the Ginkgo Bioworks, Inc. 2008 Stock Incentive Plan.

10.16*	Form of Restricted Stock Unit Agreement, granted under the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan.

10.17*	Form of Restricted Stock Agreement, granted under the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan.

10.18†‡*	Lease Agreement, dated December 22, 2011, between Zoom Group LLC and Ginkgo Bioworks, Inc.

10.19†*	First Amendment to Lease Agreement, dated April 1, 2012.

10.20†*	Second Amendment to Lease, dated August 1, 2014.

10.21*	Third Amendment to Lease, dated August 15, 2014.

10.22†*	Fourth Amendment to Lease, dated May 1, 2016.

10.23†*	Fifth Amendment to Lease, dated May 31, 2016.

10.24*	Sixth Amendment to Lease, dated August 5, 2016.

10.25†*	Seventh Amendment to Lease, dated July 31, 2017.

10.26†*	Eighth Amendment to Lease, dated March 23, 2018.

10.27†*	Ninth Amendment to Lease, dated September 6, 2018.

10.28†*	Tenth Amendment to Lease, dated July 29, 2020.

10.29†*	Eleventh Amendment to Lease, dated August 14, 2020.

10.30†*	Twelfth Amendment to Lease, dated January 13, 2021.

10.31†‡*	Lease Agreement, dated March 18, 2016, by and between Jamestown 21-23-25 Drydock, L.P. and Ginkgo Bioworks, Inc.

10.32†*	First Amendment to Lease Agreement, dated August 13, 2018.

10.33†‡*	Sublease, dated December 10, 2019, by and between Stanley Convergent Security Solutions, Inc., and Ginkgo Bioworks, Inc.

10.34†*	Storage Space License Agreement, dated July 1, 2020, by and between Jamestown 21-23-25 Drydock, L.P. and Ginkgo Bioworks, Inc.

10.35†*	License Agreement, dated September 11, 2020, by and between Jamestown 21-23-25 Drydock, L.P. and Ginkgo Bioworks, Inc.

10.36‡*	Supply Agreement by and between Ginkgo Bioworks, Inc. and Twist Bioscience Corporation, dated March 2, 2018.

10.37‡*	Collaboration Agreement, dated as of September 13, 2019, by and between Ginkgo Bioworks, Inc. and Berkeley Lights, Inc.

10.38*	Offer Letter, dated October 7, 2020, between Ginkgo Bioworks, Inc. and Mark Dmytruk.

10.39	Ginkgo Bioworks Holdings, Inc. Non-Employee Director Compensation Program.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3*	Consent of White & Case LLP (included in Exhibits 5.1 and 8.1 hereto).

Exhibit	Description

24.1*	Power of Attorney (included on the signature page to the proxy statement/prospectus which forms part of this registration statement).

99.1**	Form of Preliminary Proxy Card.

99.2*	Consent of Jason Kelly to be named as a director nominee.

99.3*	Consent of Reshma Shetty to be named as a director nominee.

99.4*	Consent of Marijn Dekkers to be named as a director nominee.

99.5*	Consent of Christian Henry to be named as a director nominee.

99.6*	Consent of Shyam Sankar to be named as a director nominee.

99.7*	Consent of Harry E. Sloan to be named as a director nominee.

99.8*	Consent of Arie Belldegrun to be named as a director nominee.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.
+	Indicates a management contract of compensatory plan.
*	Previously filed.
**	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities

Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of July, 2021.

SOARING EAGLE ACQUISITION CORP.

By:	/s/ Harry E. Sloan
Name:	Harry E. Sloan
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Harry E. Sloan Harry E. Sloan	Chief Executive Officer and Chairman (Principal Executive Officer)	July 16, 2021

/s/ Eli Baker Eli Baker	President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 16, 2021

* Scott M. Delman	Director	July 16, 2021

* Joshua Kazam	Director	July 16, 2021

* Isaac Lee	Director	July 16, 2021

* Timothy Leiweke	Director	July 16, 2021

* Dennis A. Miller	Director	July 16, 2021

* Laurence E. Paul	Director	July 16, 2021

* By:	/s/ Harry E. Sloan
Harry E. Sloan, Attorney-in-Fact